Exhibit 10.1

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER, ACCEPTANCE, OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS RESTRUCTURING SUPPORT AGREEMENT IS THE PRODUCT OF SETTLEMENT DISCUSSIONS AMONG THE PARTIES HERETO. ACCORDINGLY, THIS RESTRUCTURING SUPPORT AGREEMENT IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS.

THIS RESTRUCTURING SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE RESTRUCTURING TRANSACTIONS DESCRIBED HEREIN, WHICH RESTRUCTURING TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTS, IN EACH CASE, SUBJECT TO THE TERMS HEREOF.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 16.02, this “Agreement”) is made and entered into as of October 20, 2023 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses (i) through (viii) of this preamble, a “Party” and collectively, the “Parties”):1

i.

Akumin Inc., a Delaware corporation (“Parent”), and each of its affiliates listed on Exhibit A to this Agreement that has executed and delivered counterpart signature pages to this Agreement to counsel to the Consenting Stakeholders (the Entities in this clause (i), collectively, the “Company Parties”);

ii.

the undersigned holders (or beneficial holders) of, or nominees, investment advisors, sub-advisors, or managers of discretionary accounts that hold, Prepetition 2025 Notes Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (ii), collectively, the “Consenting 2025 Noteholders”);

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1 of this Agreement.

iii.

the undersigned holders (or beneficial holders) of, or nominees, investment advisors, sub-advisors, or managers of discretionary accounts that hold, Prepetition 2028 Notes Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (iii), collectively, the “Consenting 2028 Noteholders” and together with the Consenting 2025 Noteholders, the “Consenting Noteholders”);

iv.

the undersigned lenders, administrative agent, and collateral agent holding Prepetition RCF Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (iv), collectively, the “Consenting RCF Lenders”);

v.

the undersigned holders (or beneficial holders) of, or nominees, investment advisors, sub-advisors of, or managers of discretionary accounts that are the holders of, Existing Common Stock Interests that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties (the Entities in this clause (v), collectively, the “Consenting Equityholders”);

vi.

Akumin Imaging Texas, LLC; Alliance Healthcare Services, Inc.; Alliance Oncology, LLC; Alliance Oncology of Alabama, LLC; New England Health Enterprises, Inc.; U.S. Radiosurgery, LLC; U.S. Radiosurgery of Columbus, LLC; U.S. Radiosurgery of Reno, LLC; U.S. Radiosurgery of Austin, LLC; U.S. Radiosurgery of Illinois, LLC; U.S. Radiosurgery of Philadelphia, LLC; U.S. Radiosurgery of Chicago, LLC; U.S. Radiosurgery of Rush-Chicago, LLC; and U.S. Radiosurgery of Tulsa, LLC (collectively, the “Consenting Non-Debtor Hospital Partner Entities”);

vii.

Delaware Open MRI Radiology Associates, LLC; Elite Imaging, LLC; Elite Radiology of Georgia, LLC; Jeanes Radiology Associates, LLC; Lebanon Diagnostic Imaging, LLC; Rittenhouse Imaging Center, LLC; Rose Radiology Centers, LLC; and Wilkes-Barre Imaging, L.L.C. (collectively, the “Consenting Physician-Owned Entities”); and

viii.

Stonepeak Magnet Holdings LP (the “Consenting Investor” and together with the Consenting Noteholders, the Consenting RCF Lenders, the Consenting Equityholders, the Consenting Non-Debtor Hospital Partner Entities, and the Consenting Physician-Owned Entities, the “Consenting Stakeholders”).

RECITALS

WHEREAS, the Company Parties and the Consenting Stakeholders have in good faith and at arm’s length negotiated or been apprised of certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure on the terms set forth in this Agreement and as specified in the prepackaged chapter 11 plan of reorganization attached as Exhibit B hereto (the “Prepackaged Plan” and, such transactions as described in this Agreement and the Prepackaged Plan, the “Restructuring Transactions”);

WHEREAS, the Company Parties intend to implement the Restructuring Transactions, including through the commencement by the Debtors of voluntary prepackaged cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the cases commenced, the “Chapter 11 Cases”);

WHEREAS, the Parties have agreed to support the Restructuring Transactions subject to and in accordance with the terms of this Agreement (including the Prepackaged Plan) and desire to work together to complete the negotiation of the terms of the documents and the completion of each of the actions necessary or desirable to effect the Restructuring Transactions; and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement and the Prepackaged Plan;

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1. Definitions and Interpretation.

1.01. Definitions. The following terms shall have the following definitions:

“Ad Hoc Noteholder Group” means that certain ad hoc group comprised of beneficial holders (or investment managers or advisors to beneficial holders) of Prepetition Senior Secured Notes represented by the Ad Hoc Noteholder Group Advisors.

“Ad Hoc Noteholder Group Fees and Expenses” means the reasonable and documented fees and expenses of (a) Akin Gump Strauss Hauer & Feld LLP and local counsels to the Ad Hoc Noteholder Group, if any, and (b) any other attorneys, accountants, other professionals, advisors, and consultants for the Ad Hoc Noteholder Group, if any, as may be mutually agreed to by the Ad Hoc Noteholder Group, the Consenting Investor, and the Company Parties (the “Ad Hoc Group Advisors”), in each case, in accordance with the respective engagement letters for such professionals, incurred in connection with the Restructuring Transactions (including fees and expenses incurred before, on, or after the Petition Date and the Prepackaged Plan Effective Date, to the extent applicable).

“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if such Entity was a debtor in a case under the Bankruptcy Code.

“Affiliated Fund” means (a) any investment fund the primary investment advisor or sub-advisor to which is the Consenting Investor or an Affiliate thereof or (b) one or more special purpose vehicles that are wholly owned by the Consenting Investor and its Affiliated Funds, created for the purpose of holding the Company Claims/Interests, and in each case with respect to which the Consenting Investor remains obligated to fund the Consenting Investor Direct Investment Amount.

“Agent” means any administrative agent, collateral agent, or similar Entity under the Prepetition Senior Secured Notes, the Prepetition RCF Facility, and the DIP Facility, including any successors thereto.

“Agents/Trustees” means, collectively, each of the Agents and Trustees.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 16.02 (including the Prepackaged Plan).

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period commencing on the Agreement Effective Date (or, in the case of any Consenting Stakeholder that becomes a party hereto after the Agreement Effective Date, the date as of which such Consenting Stakeholder becomes a Party hereto) and ending on the Termination Date applicable to that Party.

“Alternative Restructuring Proposal” means any inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, plan of reorganization or liquidation, asset sale, share issuance, consent solicitation, exchange offer, tender offer, recapitalization, share exchange, business combination, joint venture, debt incurrence (including, without limitation, any debtor-in-possession financing or exit financing) or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties that is an alternative to one or more of the Restructuring Transactions, including the Reorganization Transaction and the Sale Transaction.

“Announcement” has the meaning provided in Section 16.23 hereof.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

“Bidding Procedures” means the procedures governing the auction and the Sale Transaction, as approved by the Bankruptcy Court and as may be amended from time to time in accordance with their terms, a substantially final form of which is attached as Exhibit G hereto.

“Bidding Procedures Motion” means the motion filed by the Debtors seeking approval of the Bidding Procedures.

“Bidding Procedures Order” means the order of the Bankruptcy Court approving the Bidding Procedures and establishing deadlines for the submission of bids and the auction in accordance with such procedures, which order shall be consistent in all material respects with this Agreement and the Prepackaged Plan.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Cash Collateral” has the meaning ascribed to such term in section 363(a) of the Bankruptcy Code.

“Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity; (b) any claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, violation of state or federal Law or breach of any duty imposed by Law or in equity, including securities laws, negligence, and gross negligence; (c) the right to object to or otherwise contest Company Claims/Interests; (d) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (e) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (f) any avoidance actions arising under chapter 5 of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code, against any of the Debtors.

“Commencement Date” means the date on which the Company Parties commence the Solicitation.

“Company Claims/Interests” means any Claim against, or Interest in, a Company Party, including the Prepetition 2025 Notes Claims, the Prepetition 2028 Notes Claims, the Prepetition Series A Notes Claims, the Prepetition RCF Claims, any Claim against a Company Party asserted by a Consenting Non-Debtor Hospital Partner Entity, any Claim against a Company Party asserted by a Consenting Physician-Owned Entity, the Existing Common Stock Interests, and the Other Equity Interests.

“Company Parties” has the meaning set forth in the recitals to this Agreement.

“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Restructuring Transactions.

“Confirmation Order” means the confirmation order with respect to the Prepackaged Plan pursuant to inter alia, section 1129 of the Bankruptcy Code and the order approving the Disclosure Statement pursuant to section 1125 of the Bankruptcy Code, which order shall be consistent in all material respects with this Agreement and the Prepackaged Plan.

“Consenting 2025 Noteholders” has the meaning set forth in the preamble to this Agreement.

“Consenting 2028 Noteholders” has the meaning set forth in the preamble to this Agreement.

“Consenting Equityholders” has the meaning set forth in the preamble to this Agreement.

“Consenting Investor” has the meaning set forth in the preamble to this Agreement.

“Consenting Investor Direct Investment Amount” means $130,000,000.00 ($130 million), provided that any new money funded by the Consenting Investor under the DIP Facility (or any other new money contributions made by the Consenting Investor to the Debtors prior to the Prepackaged Plan Effective Date) and any paid-in-kind interest accrued with respect thereto shall reduce the Consenting Investor Direct Investment Amount on a dollar-for-dollar basis.

“Consenting Investor Fees and Expenses” means the reasonable and documented fees and expenses of (a) Moelis & Company LLC, pursuant to the engagement letter dated August 21, 2023, entered into by and between Moelis & Company LLC and Sidley Austin LLP (as counsel to and on behalf of Stonepeak Partners LLC), and Akumin Corp.; and (b) Sidley Austin LLP, as advisors to the Consenting Investor incurred in connection with the Restructuring Transactions (including fees and expenses incurred before, on, or after the Petition Date and the Prepackaged Plan Effective Date, to the extent applicable).

“Consenting Non-Debtor Hospital Partner Entities” has the meaning set forth in the preamble to this Agreement.

“Consenting Noteholders” has the meaning set forth in the preamble to this Agreement.

“Consenting Physician-Owned Entities” has the meaning set forth in the preamble to this Agreement.

“Consenting RCF Lenders” has the meaning set forth in the preamble to this Agreement.

“Consenting RCF Lender Fees and Expenses” means the reasonable and documented fees and expenses of (a) King & Spalding LLP and one local counsel to the Required Consenting RCF Lenders, if any, and (b) other attorneys, accountants, other professionals, advisors, and consultants for the Required Consenting RCF Lenders, solely to the extent mutually agreed to by the Required Consenting RCF Lenders, the Consenting Investor, and the Company Parties (the “Consenting RCF Lender Advisors”), in each case, in accordance with the respective engagement letters for such professionals, incurred in connection with the Restructuring Transactions (including fees and expenses incurred before, on, or after the Petition Date and the Prepackaged Plan Effective Date, to the extent applicable).

“Consenting Stakeholders” has the meaning set forth in the preamble to this Agreement.

“CVRs” means those certain uncertificated, non-transferrable (unless expressly permitted therein) contingent value rights to be issued pursuant to the Prepackaged Plan, and the CVR Agreement.

“CVR Agreement” means that certain agreement setting forth the full terms and conditions of the CVRs in accordance with the terms set forth in the Prepackaged Plan, a substantially final form of which is attached to this Agreement as Exhibit J.

“Debtors” means the Company Parties that commence Chapter 11 Cases.

“Definitive Documents” means the documents listed in Section 3.01.

“DIP Claims” means any and all Claims arising under, derived from, or based upon the DIP Facility and the DIP Loans, which DIP Claims shall have the priorities set forth in the DIP Facility Term Sheet and/or DIP Credit Agreement, as applicable, and the DIP Orders.

“DIP Credit Agreement” means the debtor in possession credit agreement to govern the DIP Facility among, Parent as borrower, the Debtor guarantors as party thereto, and the lender parties thereto, as may be amended, amended and restated, supplemented, or modified from time to time, in a form and substance consistent with the DIP Facility Term Sheet.

“DIP Facility” means the junior secured debtor in possession financing facility for the DIP Loans, in the aggregate principal amount of $75 million, entered into on the terms and conditions set forth in the DIP Facility Documents.

“DIP Facility Documents” means any documents governing the DIP Facility that are entered into in accordance with the DIP Facility Term Sheet (or DIP Credit Agreement, as applicable), and the DIP Orders, and any amendments, modifications, and supplements thereto, and together with any related notes, certificates, agreements, security agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection therewith.

“DIP Facility Term Sheet” means the term sheet attached hereto as Exhibit F.

“DIP Lender” has the meaning set forth in the DIP Facility Term Sheet (or DIP Credit Agreement, as applicable).

“DIP Loans” means the loans provided under the DIP Facility, which shall be converted into New Common Stock on the Prepackaged Plan Effective Date in accordance with Article II.B. of the Prepackaged Plan.

“DIP Motion” means the motion seeking approval of the DIP Orders.

“DIP Orders” means, together, the Interim DIP Order and the Final DIP Order.

“Disclosure Statement” means the related disclosure statement with respect to the Prepackaged Plan, a copy of which is attached hereto as Exhibit E.

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Existing Common Stock Interests” means shares of the class of common stock of Parent, which is traded and quoted on the NASDAQ under the symbol “AKU” and Toronto Stock Exchange under the symbol “AKU.TO”, that existed immediately prior to the Prepackaged Plan Effective Date, including (i) any restricted stock units of Parent that vest upon a “change of control” transaction and (ii) the exercise of any stock options in Parent in accordance with their terms prior to the Prepackaged Plan Effective Date.

“Final DIP Order” means any order approving the DIP Facility and related relief on a final basis.

“First Day Pleadings” means the first-day motions and related pleadings that the Company Parties determine are necessary or desirable to file upon the commencement of the Chapter 11 Cases.

“Intercompany Interest” means an Interest in a Debtor held by another Debtor.

“Interests” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Company Party (in each case whether or not arising under or in connection with any employment agreement), including the Existing Common Stock Interests and the Other Equity Interests.

“Interim DIP Order” means an order by the Bankruptcy Court approving the DIP Facility and related relief on an interim basis, a substantially final form of which is attached as Exhibit L hereto.

“Joinder” means a joinder to this Agreement substantially in the form attached to this Agreement as Exhibit C.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“Milestones” means the milestones set forth in Section 4 of this Agreement.

“New 2027 Notes” means new senior secured notes due 2027 in an initial aggregate principal amount of $475 million to be issued by Reorganized Parent on the Prepackaged Plan Effective Date and governed by the New 2027 Notes Indenture; provided, that the aggregate principal amount of the New 2027 Notes to be issued pursuant to the Prepackaged Plan shall be reduced dollar-for-dollar by the aggregate principal amount of the Reverse Dutch Election Participating Notes that are Prepetition 2025 Notes for which the holder thereof shall receive the applicable Reverse Dutch Election Bid Price. For the avoidance of doubt, the aggregate principal amount of the New 2027 Notes shall not be reduced on account of any Reverse Dutch Election Participating Notes for which the applicable holder does not receive any Reverse Dutch Election Available Proceeds on account of such Reverse Dutch Election Participating Notes.

“New 2027 Notes Indenture” means the indenture that will govern the New 2027 Notes, a substantially final form of which is attached as Exhibit H hereto.

“New 2028 Notes” means new senior secured notes due 2028 in an initial aggregate principal amount of $375 million to be issued by Reorganized Parent on the Prepackaged Plan Effective Date and governed by the New 2028 Notes Indenture; provided, that the aggregate principal amount of the New 2028 Notes to be issued pursuant to the Prepackaged Plan shall be reduced dollar-for-dollar by the aggregate principal amount of the Reverse Dutch Election Participating Notes that are Prepetition 2028 Notes for which the holder thereof shall receive the applicable Reverse Dutch Election Bid Price. For the avoidance of doubt, the aggregate principal amount of the New 2028 Notes shall not be reduced on account of any Reverse Dutch Election Participating Notes for which the applicable holder does not receive any Reverse Dutch Election Available Proceeds on account of such Reverse Dutch Election Participating Notes.

“New 2028 Notes Indenture” means the indenture that will govern the New 2028 Notes, a substantially final form of which is attached as Exhibit I hereto.

“New Common Stock” means, depending on the transaction structure, shares of common stock of Reorganized Parent to be issued on the Prepackaged Plan Effective Date or as otherwise permitted pursuant to the New Corporate Governance Documents.

“New Corporate Governance Documents” means the documents providing for corporate governance of the Reorganized Debtors, including charters, bylaws, operating agreements, or other organizational documents or shareholders’ agreements, as applicable, which shall be consistent with this Agreement, the Prepackaged Plan, and section 1123(a)(6) of the Bankruptcy Code (as applicable).

“New Debt Documents” means, collectively, the New Notes Documents, the New RCF Exit Facility Documents, and all other agreements, documents, and instruments evidencing or securing the New Debt Facilities, to be delivered or entered into in connection therewith (including any guarantee agreements (including the New Debt Facilities Guarantees), pledge and collateral agreements, intercreditor agreements, subordination agreements, commitment letters, term sheets, fee letters, and other security documents).

“New Debt Facilities” means, collectively, the New RCF Exit Facility and the New Notes.

“New Debt Facilities Guarantees” means, collectively, the New Debt Facilities Non-Debtor Hospital Partner Entity Guarantees and the New Debt Facilities Physician-Owned Entity Guarantees.

“New Debt Facilities Non-Debtor Hospital Partner Entity Guarantees” means those certain secured guarantees on the New Debt Facilities, to be provided by the Consenting Non-Debtor Hospital Partner Entities as guarantors in favor of one or more of the Company Parties as obligor of the obligations under the New Debt Documents from and after the Prepackaged Plan Effective Date, which guarantees and related liens and security interests (together with any amendments thereto) shall be in form and substance reasonably acceptable to the Consenting Non-Debtor Hospital Partner Entities (which consent shall not be unreasonably withheld).

“New Debt Facilities Physician-Owned Entity Guarantees” means those certain secured guarantees on the New Debt Facilities, to be provided by the Consenting Physician-Owned Entities as guarantors in favor of one or more of the Company Parties as obligor for the obligations under the New Debt Documents from and after the Prepackaged Plan Effective Date, which guarantees, liens and security interests (together with any amendments thereto) shall be in form and substance reasonably acceptable to the Consenting Physician-Owned Entities (which consent shall not be unreasonably withheld).

“New Indentures” means, collectively, the New 2027 Notes Indenture and the New 2028 Notes Indenture.

“New Notes” means, collectively, the New 2027 Notes and the New 2028 Notes.

“New Notes Documents” means, collectively, the New Notes, the New Indentures, and all other agreements, documents, and instruments evidencing or securing the New Notes, to be delivered or entered into in connection therewith (including any guarantee agreements (including the applicable New Debt Facilities Guarantees), pledge and collateral agreements, intercreditor agreements, subordination agreements, commitment letters, term sheets, fee letters, and other security documents), each of which shall be consistent in all material respects with this Agreement and the Prepackaged Plan.

“New RCF Exit Facility” means that certain new revolving credit facility to be entered into by certain of the Company Parties on the Prepackaged Plan Effective Date pursuant to the New RCF Exit Facility Term Sheet.

“New RCF Exit Facility Agreement” means the revolving credit agreement governing the New RCF Exit Facility, a copy of which will be filed in the Plan Supplement, which shall be in accordance with the New RCF Exit Facility Term Sheet.

“New RCF Exit Facility Documents” means, collectively, the New RCF Exit Facility Term Sheet, the New RCF Exit Facility Agreement, and all other agreements, documents, and instruments evidencing or securing the New RCF Exit Facility, to be delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, subordination agreements, commitment letters, term sheets, fee letters, and other security documents), each of which shall be consistent in all material respects with this Agreement.

“New RCF Exit Facility Term Sheet” means the term sheet attached hereto as Exhibit K.

“Other Equity Interests” means any and all Interests in the Company Parties other than Existing Common Stock Interests or the Intercompany Interests, including any and all outstanding and unexercised or unvested Prepetition Consenting Investor Warrants, other warrants, options, or rights to acquire Existing Common Stock Interests or other Interests in the Company Parties existing immediately prior to the Prepackaged Plan Effective Date and any Claims arising under section 510(b) of the Bankruptcy Code.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Transferee” means each transferee of any Company Claims/Interests who meets the requirements of Section 9.01.

“Petition Date” means the first date on which any of the Company Parties commences a Chapter 11 Case.

“Plan Supplement” means the compilation of documents and forms of documents, term sheets, agreements, schedules, and exhibits to the Prepackaged Plan that, subject to the terms and conditions of this Agreement, an initial draft of which will be filed by the Debtors with the Bankruptcy Court prior to the Confirmation Hearing, and any additional documents filed prior to the Prepackaged Plan Effective Date as amendments to the Plan Supplement.

“Post-Effective Date Debtors” means, in the event of a Sale Transaction, the Debtors after the Prepackaged Plan Effective Date.

“Prepackaged Plan” has the meaning set forth in the recitals to this Agreement.

“Prepackaged Plan Effective Date” means the occurrence of the effective date of the Prepackaged Plan according to its terms.

“Prepetition 2025 Notes” means the 7.00% Senior Secured Notes, due 2025, outstanding under the Prepetition 2025 Notes Indenture.

“Prepetition 2025 Notes Claim” means any Claim for obligations arising under the Prepetition 2025 Notes Indenture, including any Claims in respect of all principal amounts outstanding, interest, fees, redemption premiums, expenses, costs and other charges arising thereunder or related thereto, including postpetition interest, as applicable.

“Prepetition 2025 Notes Indenture” means that certain Indenture, dated as of November 2, 2020 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and among Parent, as issuer; certain of the Company Parties, as guarantors; and the Prepetition 2025 Notes Trustee.

“Prepetition 2025 Notes Trustee” means UMB Bank, National Association, in its capacity as trustee and collateral agent under the Prepetition 2025 Notes Indenture.

“Prepetition 2028 Notes” means the 7.50% Senior Secured Notes, due 2028, outstanding under the Prepetition 2028 Indenture.

“Prepetition 2028 Notes Claim” means any Claim for obligations arising under the Prepetition 2028 Notes Indenture, including Claims in respect of all principal amounts outstanding, interest, fees, redemption premiums, expenses, costs and other charges arising thereunder or related thereto, including postpetition interest, as applicable.

“Prepetition 2028 Notes Indenture” means that certain Indenture, dated as of August 9, 2021 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and among Parent, as issuer and successor to Akumin Escrow Inc., certain of the Company Parties, as guarantors, and the Prepetition 2028 Notes Trustee.

“Prepetition 2028 Notes Trustee” means UMB Bank, National Association, in its capacity as trustee and collateral agent under the Prepetition 2028 Notes Indenture.

“Prepetition Consenting Investor Warrants” means warrants to purchase Existing Common Stock Interests held by the Consenting Investor.

“Prepetition RCF Claims” means any Claim for obligations arising under the Prepetition RCF Credit Agreement or relating to the Prepetition RCF Facility, including the Prepetition Swap Claims and Claims for all principal amounts outstanding, interest, fees, expenses, costs and other charges arising thereunder or related thereto.

“Prepetition RCF Credit Agreement” means that certain Revolving Credit Agreement, dated as of November 2, 2020, by and among certain of the Company Parties as borrowers and guarantors thereto, the lenders party thereto from time to time, and PNC Bank, National Association, as successor to BBVA USA, in its capacity as Administrative Agent and Collateral Agent, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

“Prepetition RCF Facility” means the revolving credit facility arising under the Prepetition RCF Credit Agreement.

“Prepetition Senior Secured Notes” means, collectively, the Prepetition 2025 Notes and the Prepetition 2028 Notes.

“Prepetition Senior Secured Notes Claim” means any Claim on account of the Prepetition Senior Secured Notes.

“Prepetition Senior Secured Notes Trustees” means the Prepetition 2025 Notes Trustee and the Prepetition 2028 Notes Trustee.

“Prepetition Senior Secured Notes” means, collectively, the Prepetition 2025 Notes and the Prepetition 2028 Notes.

“Prepetition Series A Notes” means those certain 11% Cash / 13% PIK Unsecured Notes due 2032 / 2033, issued by Parent to the Consenting Investor on September 1, 2021.

“Prepetition Series A Notes Claim” means any Claim on account of the Prepetition Series A Notes.

“Prepetition Swap Agreement” means, collectively, as may be amended, amended and restated, supplemented, or modified from time to time, the Amended and Restated ISDA Master Agreement dated as of September 28, 2012, between PNC Bank, National Association and Alliance-HNI Leasing Co., L.L.C. and subsequently supplemented on March 29, 2019 and March 19, 2020.

“Prepetition Swap Claims” means any and all Claims against the Company Parties arising under, derived from, or based upon the Prepetition Swap Agreement.

“Purchase Agreement” means the definitive purchase agreement(s) effectuating the Sale Transaction, including all exhibits and schedules thereto, and as may be amended, modified, or supplemented in accordance with the terms thereof.

“Qualified Marketmaker” means an Entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Related Investor” means, with respect to the Consenting Investor, any reasonably creditworthy Affiliate or Affiliated Fund of the Consenting Investor or its Affiliates.

“Reorganization Transaction” means the Restructuring Transaction contemplated by the Prepackaged Plan where the Debtors, the Consenting Investor and the Required Consenting Noteholders agree not to pursue a Sale Transaction.

“Reorganized Debtor” means collectively, Reorganized Parent and each other Debtor, any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Prepackaged Plan Effective Date.

“Reorganized Parent” means Parent, as reorganized on the Prepackaged Plan Effective Date in accordance with the Prepackaged Plan.

“Required Consenting 2025 Noteholders” means Consenting 2025 Noteholders that hold, in the aggregate, at least 50.01% in principal amount outstanding of all Prepetition 2025 Notes Claims held by the Consenting 2025 Noteholders as of the date of determination.

“Required Consenting 2028 Noteholders” means Consenting 2028 Noteholders that hold, in the aggregate, at least 50.01% in principal amount outstanding of all Prepetition 2028 Notes Claims held by the Consenting 2028 Noteholders as of the date of determination.

“Required Consenting Equityholders” means, as of the relevant date, Consenting Equityholders holding at least 50.01% of the aggregate outstanding amount of Existing Common Stock Interests that are held by the Consenting Equityholders.

“Required Consenting Noteholders” means the Required Consenting 2025 Noteholders and the Required Consenting 2028 Noteholders.

“Required Consenting RCF Lenders” means, as of the relevant date, Consenting RCF Lenders holding 100% of the aggregate outstanding amount of Prepetition RCF Claims that are held by the Consenting RCF Lenders.

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.

“Reverse Dutch Election Forms” means the forms and instructions to be prepared by the Company Parties and distributed to holders of Prepetition 2025 Notes Claims and Prepetition 2028 Notes Claims in accordance with the Prepackaged Plan.

“Rules” means Rule 501(a)(l), (2), (3), (7), (8), (9), (12) and (13) under the Securities Act.

“Sale Order” means one or more Bankruptcy Court orders, which may be the Confirmation Order, approving the Debtors’ entry into one or more Purchase Agreement(s) in connection with the Sale Transaction, which order shall be consistent in all material respects with this Agreement and the Prepackaged Plan.

“Sale Transaction” means one or more sales of all, substantially all, or a material portion of the Debtors’ Estate assets pursuant to section 363 of the Bankruptcy Code or the Prepackaged Plan in accordance with the Bidding Procedures and the Prepackaged Plan.

“Sale Transaction Documents” means the documents governing the Sale Transaction, including, without limitation, the Bidding Procedures, the Bidding Procedures Motion, the Bidding Procedures Order, the Purchase Agreement(s) and any Sale Order.

“Securities Act” means the Securities Act of 1933, as amended.

“Solicitation” means the solicitation of votes to accept or reject the Prepackaged Plan.

“Solicitation Materials” means all solicitation materials in respect of the Prepackaged Plan together with the Disclosure Statement, which Solicitation Materials shall be consistent in all material respects with this Agreement, the Prepackaged Plan, and the Definitive Documents.

“Solicitation Procedures” means the procedures governing the Solicitation to be described and set forth in the Solicitation Procedures Motion.

“Solicitation Procedures Motion” means the motion seeking, among other things, (i) provisional approval of the Disclosure Statement and the Solicitation Materials as containing “adequate information” as required by section 1125 of the Bankruptcy Code and (ii) approval of the Reverse Dutch Election Forms and the procedures for participation in the Reverse Dutch Election Opportunity (as defined in and in accordance with the Prepackaged Plan).

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Section 13 hereof.

“Threshold Consenting RCF Lenders” means, as of the relevant date, Consenting RCF Lenders holding 50.1% of the aggregate outstanding amount of Prepetition RCF Claims held by the Consenting RCF Lenders.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions).

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit D.

1.02. Interpretation. For purposes of this Agreement:

(a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e) unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f) the words “herein,” “hereof,” “hereinafter,” “hereunder,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(i) all exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein;

(j) the use of “include” or “including” is without limitation, whether stated or not;

(k) unless otherwise specified, when calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day; and

(l) the phrase “counsel to the Consenting Stakeholders” refers in this Agreement to each counsel specified in Section 16.10 other than counsel to the Company Parties.

Section 2. Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties at 12:01 a.m., prevailing Eastern Standard Time, on the “Agreement Effective Date,” which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a) each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;

(b) each of the Consenting Non-Debtor Hospital Partner Entities shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;

(c) each of the Consenting Physician-Owned Entities shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;

(d) the following shall have executed and delivered counterpart signature pages of this Agreement:

(i) holders of at least sixty-six and two-thirds percent (66.67%) of the aggregate outstanding principal amount of the Prepetition 2025 Notes; provided, that such signature pages shall be (a) treated in accordance with Section 16.23 and (b) delivered to other Consenting Stakeholders in a redacted form that removes the details of such holder’s holdings of Prepetition 2025 Notes Claims;

(ii) holders of at least sixty-six and two-thirds percent (66.67%) of the aggregate outstanding principal amount of the Prepetition 2028 Notes; provided, that such signature pages shall be (a) treated in accordance with Section 16.23 and (b) delivered to other Consenting Stakeholders in a redacted form that removes the details of such holder’s holdings of Prepetition 2028 Notes Claims; and;

(iii) holders of one hundred percent (100%) of the aggregate outstanding principal amount of Prepetition RCF Claims; and

(iv) the Consenting Investor;

(e) counsel to the Company Parties shall have given written notice to counsel to the Consenting Stakeholders in the manner set forth in Section 16.10 hereof (email being sufficient) that the other conditions to the Agreement Effective Date set forth in this Section 2 have occurred or are otherwise waived; and

(f) the Company Parties shall have paid in full the then accrued Ad Hoc Noteholder Group Fees and Expenses and the then accrued Consenting RCF Lender Fees and Expenses on or before one (1) Business Day prior to the Agreement Effective Date.

Section 3. Definitive Documents.

3.01. The Definitive Documents governing the Restructuring Transactions and any modifications, amendments, or supplements thereto shall each be in form and substance reasonably acceptable and, with respect to clauses (a), (o), (s), and (t), acceptable to the Company Parties; acceptable to the Consenting Investor; reasonably acceptable and, with respect to clauses (a)-(d), (f), (j), (p), and (q), acceptable to the Required Consenting Noteholders; and, with respect to clauses (a)-(d), (f), (j), (p) and (q) reasonably acceptable and solely with respect to clause (g), acceptable, to the Required Consenting RCF Lenders; provided that to the extent that any Revolving Loans under the Prepetition RCF Facility are not paid in full within three (3) Business Days after entry of the Interim DIP Order, the Definitive Documents governing the Restructuring Transactions and any modifications, amendments, or supplements thereto shall be reasonably acceptable and, with respect to clauses (a)-(d), (f), (g), (j), (p), and (q), acceptable to the Required Consenting RCF Lenders. The Definitive Documents shall include the following: (a) the Prepackaged Plan; (b) the Confirmation Order; (c) the Disclosure Statement; (d) the Solicitation Procedures Motion and order of the Bankruptcy Court approving the Solicitation Procedures Motion and the Solicitation Materials; (e) the First Day Pleadings and all orders sought pursuant thereto; (f) the New Notes Documents; (g) the New RCF Exit Facility Documents; (h) the DIP Credit Agreement; (i) the DIP Motion; (j) the DIP Orders; (k) the DIP Facility Documents; (l) the Bidding Procedures; (m) the Bidding Procedures Motion; (n) the Bidding Procedures Order; (o) in the event of a Sale Transaction, the Sale Transaction Documents; (p) the Solicitation Procedures; (q) the Reverse Dutch Election Forms; (r) the Plan Supplement (for the avoidance of doubt, only in regard to Definitive Documents not referenced expressly in this Section 3.01 and without modification of the consent rights regarding such Definitive Documents); (s) the CVRs; (t) the CVR Agreement; and (u) the New Corporate Governance Documents.

3.02. The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation, agreement, and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter or instrument related to the Restructuring Transactions shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Section 14. Further, the Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date shall otherwise be approved by the applicable Parties in accordance with Section 3.01.

3.03. The Company Parties acknowledge and agree that they will provide advance initial draft copies of the Definitive Documents and any other substantive pleadings to counsel for the Consenting Investor, the Consenting Noteholders, and the Consenting RCF Lenders as soon as reasonably practicable and will use commercially reasonable efforts to provide such documents no later than three (3) Business Days prior to the date when any Company Party intends to file the applicable Definitive Document with the Bankruptcy Court or otherwise finalize such document; provided that (a) in no event shall the Company file any Definitive Document or other substantive pleading with the Bankruptcy Court unless an advance initial draft of such Definitive Document or other substantive pleading was provided to counsel for the Consenting Investor, the Consenting Noteholders, and the Consenting RCF Lenders one (1) calendar day in advance of such filings and (b) the Company Parties shall ensure that no Definitive Document is filed with the Bankruptcy Court or finalized unless the consent rights set forth in this Section 3 have been satisfied.

Section 4. Milestones. The following Milestones shall apply to this Agreement unless extended or waived in writing by the Company Parties, the Consenting Investor, and the Required Consenting Noteholders:

(a) no later than October 20, 2023, the Company Parties shall commence the Solicitation, and shall not, without the prior written consent of the Consenting Investor and the Required Consenting Noteholders, withdraw or modify the Solicitation;

(b) no later than one (1) Business Day following the commencement of the Solicitation, the Petition Date shall have occurred;

(c) no later than one (1) calendar day after the Petition Date, the Debtors shall have filed with the Bankruptcy Court (i) the Plan; (ii) the Disclosure Statement; (iii) the Solicitation Procedures Motion, (iv) the DIP Motion, and (v) the Bidding Procedures Motion;

(d) no later than two (2) Business Days following the Petition Date, subject to Bankruptcy Court availability, the Bankruptcy Court shall have entered (i) the Interim DIP Order and (ii) the order approving the Solicitation Procedures Motion;

(e) no later than fourteen (14) calendar days following the Petition Date, the Bankruptcy Court shall have entered the Bidding Procedures Order;

(f) no later than twenty-one (21) calendar days following the Petition Date, the Company Parties shall commence the Reverse Dutch Election Opportunity;

(g) no later than forty-five (45) calendar days following the Petition Date, the Bankruptcy Court shall have entered the Final DIP Order and the Confirmation Order; and

(h) no later than sixty (60) calendar days following the Petition Date, (the “Outside Date”), the Prepackaged Plan Effective Date shall have occurred; provided, however, that the Outside Date will be automatically extended (without need for further action by the Company Parties or the Consenting Stakeholders) by up to an additional sixty (60) calendar days if regulatory approvals necessary to consummate the Prepackaged Plan have not yet been obtained by the Debtors solely to the extent that all other conditions to the occurrence of the Prepackaged Plan Effective Date have been satisfied or waived except those conditions that by their nature are to be satisfied on the Prepackaged Plan Effective Date; provided, further, that the Outside Date may be further extended by the consent of the Consenting Investor, the Required Consenting Noteholders, and the Threshold Consenting RCF Lenders, not to be unreasonably withheld, if such regulatory approvals are not obtained during the initial extension period.

Section 5. Commitments of the Consenting Stakeholders.

5.01. General Commitments, Forbearances, and Waivers.

(a) During the Agreement Effective Period, each Consenting Stakeholder agrees, severally, and not jointly and severally, in respect of itself and all of its Company Claims/Interests, to:

(i) support the Restructuring Transactions, on the terms and subject to the conditions of this Agreement, and, subject to Section 5.02 of this Agreement, vote and use commercially reasonable efforts to exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent reasonably requested and necessary to implement the Restructuring Transactions;

(ii) use commercially reasonable efforts to cooperate with and assist the Company Parties in obtaining additional support for the Restructuring Transactions from the Company Parties’ other stakeholders;

(iii) give any notices, orders, instructions, or directions to the applicable Agents/Trustees necessary to give effect to the Restructuring Transactions on the terms and subject to the conditions of this Agreement; provided that no Consenting Noteholder or Consenting RCF Lender shall be required hereunder to provide such Prepetition Senior Secured Notes Trustees, or any other person, with any indemnities or similar undertakings in connection with taking any such action or incur any fees or expenses in connection therewith;

(iv) forbear from the exercise of its rights (including any right of set-off) or remedies it may have under the agreements governing its Company Claims/Interests, as applicable, and under applicable U.S. or foreign law or otherwise, in each case, with respect to any breaches, defaults, events of default, or potential defaults by the Company Parties or its co-obligors (including, for avoidance of doubt, the Consenting Physician-Owned Entities and the Consenting Non-Debtor Hospital Partner Entities). As applicable, each Consenting Stakeholder further agrees that if any applicable administrative agent or collateral agent takes any action inconsistent with any such Consenting Stakeholder’s obligations under this Agreement, such Consenting Stakeholder shall use commercially reasonable efforts to cause such administrative agent or collateral agent to cease and refrain from taking such actions; and

(v) negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents that are consistent with this Agreement, including, with respect to the Consenting Physician-Owned Entities and the Consenting Non-Debtor Hospital Partner Entities, the New Debt Facilities Guarantees.

(b) During the Agreement Effective Period, each Consenting Stakeholder agrees, severally and not jointly and severally, in respect of itself and all of its Company Claims/Interests, that it shall not, other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement, directly or indirectly:

(i) object to, delay, impede, or take any other action in a manner inconsistent with this Agreement that is reasonably likely to interfere with acceptance, implementation, or consummation of the Prepackaged Plan or the Restructuring Transactions;

(ii) solicit, propose, file, support, or vote for any Alternative Restructuring Proposal;

(iii) seek to modify the Definitive Documents, in whole or in part, in a manner inconsistent with this Agreement and the Prepackaged Plan;

(iv) propose, support, or file, or direct any Agent/Trustee to propose, support, or file any motion, pleading, or other document with the Bankruptcy Court or any other court seeking entry of an order authorizing, indirectly or directly, any use of Cash Collateral or debtor-in-possession financing other than as proposed in this Agreement or the DIP Orders;

(v) file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement and the Prepackaged Plan;

(vi) initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, the Prepackaged Plan, or the Restructuring Transactions contemplated herein against the Company Parties or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;

(vii) exercise, or direct any other person to exercise, any right or remedy for the enforcement, collection, or recovery of any Claims against or Interests in the Company Parties;

(viii) terminate the Prepetition Swap Agreement; or

(ix) object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or seek to modify or lift the automatic stay arising under section 362 of the Bankruptcy Code.

5.02. Commitments with Respect to Chapter 11 Cases.

(a) During the Agreement Effective Period, each Consenting Stakeholder that is entitled to vote to accept or reject the Prepackaged Plan pursuant to its terms, severally, and not jointly and severally, agrees that it shall, subject to receipt by such Consenting Stakeholder, whether before or after the commencement of the Chapter 11 Cases, of the Solicitation Materials (including a ballot):

(i) agree to provide, and to not opt out of or object to, the releases set forth in the Prepackaged Plan;

(ii) support all of the Debtor and third-party releases, injunctions, discharge, indemnity, and exculpation provisions provided in the Prepackaged Plan;

(iii) provided that its vote has been solicited in accordance with applicable Law and the Prepackaged Plan comports with the consent rights of such Consenting Stakeholder, vote each of its Company Claims/Interests to accept the Prepackaged Plan by delivering its duly executed and completed ballot accepting the Prepackaged Plan on a timely basis following the commencement of Solicitation and its actual receipt of the Solicitation Materials and the ballot; and

(iv) refrain from changing, withdrawing, amending, or revoking (or causing to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (i) and (ii) above; provided that such vote may be revoked (and, upon such revocation, deemed void ab initio) by a Consenting Stakeholder at any time following the expiration of the Agreement Effective Period, or upon termination of this Agreement as to such Consenting Stakeholder pursuant to the terms hereof (other than a termination resulting from a breach of this Agreement by such Consenting Stakeholder).

(b) During the Agreement Effective Period, each Consenting Stakeholder, severally, and not jointly and severally, in respect of itself and each of its Company Claims/Interests, will support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is consistent with this Agreement unless such Consenting Stakeholder in good faith provides prior written notice to the Consenting Investor, the Required Consenting Noteholders, and the Required Consenting RCF Lenders, that such Consenting Stakeholder disputes that such motion, other pleading, or document is consistent with this Agreement.

5.03. Commitments of Consenting Non-Debtor Hospital Partner Entities and Consenting Physician-Owned Entities. On or prior to the Prepackaged Plan Effective Date, the Consenting Non-Debtor Hospital Partner Entities and the Consenting Physician-Owned Entities shall have executed and delivered the New Debt Facilities Non-Debtor Hospital Partner Entity Guarantees and the New Debt Facilities Physician-Owned Entity Guarantees, respectively.

5.04. Consenting Investor Direct Investment. On and subject to the terms and conditions hereof and the terms and conditions set forth in the Prepackaged Plan, including entry of the Confirmation Order, in the event of a Reorganization Transaction, on the Prepackaged Plan Effective Date, the Consenting Investor shall deliver to Parent (or cause any of its Related Investors to deliver), and Parent shall accept, as a contribution to Parent’s capital, the Consenting Investor Direct Investment Amount, which funds shall be delivered by wire transfer of immediately available funds to such account as Parent shall designate in writing. The Consenting Investor shall have the right to Transfer, by written notice to Parent no later than two (2) Business Days prior to the Closing Date, all or any portion of its investment commitments hereunder to any of its Related Investors; provided that no such Transfer shall relieve the Consenting Investor from any of its obligations under this Agreement.

Section 6. Additional Provisions Regarding the Consenting Stakeholders’ Commitments. Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (a) prevent any Consenting Stakeholder from appearing as a party in interest in any matter arising in the Chapter 11 Cases (to the extent not inconsistent with this Agreement); (b) affect the ability of any Consenting Stakeholder to consult with any other Consenting Stakeholder, the Company Parties, or any other party in interest in the Chapter 11 Cases (including any official committee appointed in the Chapter 11 Cases and the United States Trustee); (c) impair or waive the rights of any Consenting Stakeholder to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; (d) prevent any Consenting Stakeholder from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or any Definitive Documents; (e) prevent any Consenting Stakeholder from taking any action that is required by applicable Law or require any Consenting Stakeholder to take any action that is prohibited by applicable Law or to waive or forego the benefit of any applicable legal professional privilege; (f) require any Consenting Stakeholder to provide any information that it determines, in its reasonable discretion, to be sensitive or confidential; (g) other than as provided for in this Agreement, limit the ability of a Consenting Noteholder to purchase, sell or enter into transactions regarding the Company Claims/Interests; (h) prevent any Consenting Stakeholder by reason of this Agreement or the Restructuring Transactions from making, seeking or receiving any regulatory filings, notifications, consents, determinations, authorizations, permits, approvals, licenses or the like; (i) obligate the Consenting Stakeholders to deliver a vote to support the Prepackaged Plan or prohibit the Consenting Stakeholders from withdrawing such vote, in each case from and after the Termination Date (other than a Termination Date as a result of the occurrence of the Prepackaged Plan Effective Date); and for the avoidance of doubt, that upon the Termination Date, such Consenting Stakeholder’s vote shall automatically be deemed void ab initio and such Consenting Stakeholder shall have a reasonable opportunity to cast a vote; (j) require a Consenting Stakeholder to consent to, acquiesce in, vote for, support, or not object to any Alternative Restructuring Proposal; and (k) except as otherwise provided in this Agreement, require a Consenting Stakeholder to incur any non-reimbursable expenses, liabilities, or other obligations, or to agree to any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities, or other obligations to such Consenting Stakeholder or its affiliates. For the avoidance of doubt, each Consenting RCF Lender and each Consenting Noteholder, as applicable, shall only be bound under this Agreement to the extent of such Consenting RCF Lender’s or such Consenting Noteholder’s Company Claims/Interests set forth on such Consenting RCF Lender’s or such Consenting Noteholder’s signature page to this Agreement.

Section 7. Commitments of the Company Parties.

7.01. Affirmative Commitments. Except as set forth in Section 8, during the Agreement Effective Period, the Company Parties agree to:

(a) commence Solicitation on or before the date set forth in Section 4(a) herein;

(b) commence the Chapter 11 Cases on or before the date set forth in Section 4(b) herein;

(c) support, act in good faith, and take all steps necessary and desirable to consummate the Restructuring Transactions in accordance with this Agreement, including (i) commencing Solicitation pursuant to the Disclosure Statement and the related Solicitation Materials; and (ii) obtaining entry of the Confirmation Order, approval of the applicable Definitive Documents, and consummation of the Restructuring Transactions pursuant to the Prepackaged Plan, in each case, in accordance with the applicable Milestones unless waived or modified in accordance with the terms hereof;

(d) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, take all steps necessary and desirable to address any such impediment, including to negotiate in good faith appropriate additional or alternative provisions to address any such impediment, in each case, in a manner acceptable to the Consenting Investor, reasonably acceptable to the Required Consenting Noteholders, and, to the extent such necessary and desirable steps materially and adversely impact the Consenting RCF Lenders, reasonably acceptable to the Required Consenting RCF Lenders;

(e) use commercially reasonable efforts to oppose any party or person from taking any actions contemplated in Section 7.02(b);

(f) (i) stipulate to the allowance and amounts of Prepetition 2025 Notes Claims, Prepetition 2028 Notes Claims, and Prepetition RCF Claims in accordance with the Prepackaged Plan and to the validity of the liens securing any such Claims and (ii) timely file a formal objection to any motion filed with the Bankruptcy Court by a third party challenging the validity, enforceability, perfection or priority of, or seeking avoidance, disallowance or subordination of, any portion of the Prepetition 2025 Notes Claims, Prepetition 2028 Notes Claims, and/or Prepetition RCF Claims or the liens securing such Claims (as applicable);

(g) use reasonable best efforts to obtain any and all required governmental, regulatory, licensing, Bankruptcy Court, and/or third-party approvals (including any necessary third-party consents) necessary to implement and/or consummate the Restructuring Transactions;

(h) negotiate in good faith and use reasonable best efforts to execute and implement the Definitive Documents (which shall be consistent with the requirements contained herein and in the Prepackaged Plan) and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(i) use best efforts to seek additional support for the Restructuring Transactions from their other material stakeholders to the extent reasonably necessary and coordinate their activities with the Consenting Stakeholders (subject to the terms hereof) in respect of all matters concerning the implementation and consummation of the Restructuring Transactions, and take any and all appropriate actions in furtherance of this Agreement;

(j) provide the Consenting Stakeholders with any documentation or information they may reasonably request to facilitate the Restructuring Transactions, including regarding the Company Parties’ business operations and the status of the Restructuring Transactions, subject to any confidentiality restrictions the Company Parties may be subject to;

(k) provide the advisors to the Consenting Noteholders and the Consenting RCF Lenders with reasonably timely responses to all reasonable diligence requests provided by any such advisors;

(l) prosecute and defend any objections, oppositions, or appeals relating to the Restructuring Transactions, including the First Day Pleadings, the Bidding Procedures Order, the Solicitation Procedures Motion, the DIP Facility Documents, the Disclosure Statement, and/or the Confirmation Order;

(m) oppose the formation of an official committee of unsecured creditors in the Chapter 11 Cases;

(n) oppose the formation of an official committee of equity security holders in the Chapter 11 Cases;

(o) promptly pay the Ad Hoc Noteholder Group Fees and Expenses, the Consenting RCF Lender Fees and Expenses, and the reasonable and documented fees and expenses of the Prepetition Senior Secured Notes Trustees as and when due; provided that, for the avoidance of doubt, to the extent that this Agreement is terminated in accordance with Section 13 hereof, the Company Parties’ reimbursement obligations under this Section 7.01(o) shall survive with respect to any and all such fees and expenses earned or incurred on or before the Termination Date, and such termination shall not automatically terminate any applicable fee or engagement letters, if any, between the Company Parties and the applicable party or professional;

(p) promptly pay the Consenting Investor Fees and Expenses on the Prepackaged Plan Effective Date;

(q) pay the Consenting RCF Lenders the consent fee set forth in the New RCF Exit Facility Term Sheet on the Prepackaged Plan Effective Date;

(r) timely file a formal objection (in consultation with counsel to the Consenting Noteholders, the Consenting RCF Lenders, and the Consenting Investor) to any motion filed with the Bankruptcy Court by any Person seeking the entry of an order (i) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code; (ii) dismissing the Chapter 11 Cases; (iii) modifying or terminating the Debtors’ exclusive right to file and solicit acceptances of a plan of reorganization; (iv) seeking the appointment of an official committee of unsecured creditors; (v) seeking the appointment of an official committee of equity security holders; (vi) seeking the appointment of a chapter 11 trustee; or (vii) for relief that (A) is inconsistent with this Agreement in any respect or (B) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of any Restructuring Transaction;

(s) comply with all Milestones;

(t) from the date hereof until the Prepackaged Plan Effective Date, (i) operate their business in the ordinary course in a manner that is consistent with past practice and this Agreement, and use reasonable efforts to preserve intact the Company Parties’ business organization and relationships with third parties and employees (which shall not prohibit the Company Parties from taking actions outside of the ordinary course of business with the consent of the Consenting Investor), taking into account the Restructuring Transactions; (ii) operate the business in the ordinary course, in a manner consistent with applicable Law and actions taken by similarly situated companies in the industry in which the Company Parties operate, and maintain good standing (or equivalent status under the Laws of its incorporation or organization) under the Laws of the jurisdiction in which the Company Parties are incorporated or organized, taking into account the Restructuring Transactions; (iii) consult in good faith with counsel for the Consenting Investor prior to the Company Parties’ entry into, termination of, or modification of any material operational contracts, leases, or other arrangements; (iv) refrain from increasing the compensation payable (whether through the payment of, or agreement to pay, bonus amounts or otherwise) to any executive employee, except as required by the terms of and in accordance with any written employment or engagement agreement currently in effect between the Company Parties and an executive employee or with the prior written consent of the Consenting Investor; and (v) subject to Section 8.01, refrain from entry into any transaction involving the direct or indirect sale, purchase, transfer, or other disposition of a material portion of the Company Parties’ assets without the prior written consent of the Consenting Investor;

(u) notify counsel to the Consenting Investor, counsel to the Consenting Noteholders, and counsel to the Consenting RCF Lenders within two (2) calendar days after obtaining knowledge of the happening or existence of any event that could prevent, hinder, delay, or make any part of the Restructuring Transactions (including the Prepackaged Plan) incapable of being consummated on or prior to the Outside Date;

(v) notify counsel to the Consenting Investor, counsel to the Consenting Noteholders, and counsel to the Consenting RCF Lenders within two (2) calendar days after obtaining knowledge of any (i) occurrence, or failure to occur, of any event which occurrence or failure would cause any covenant of the Company Parties not to be satisfied in any respect; (ii) receipt of any written notice by the Company Parties from any governmental body in connection with this Agreement or the Restructuring Transactions; (iii) receipt of any written notice by the Company Parties of any proceeding commenced or threatened against any Company Party relating to, involving, or otherwise affecting the Restructuring Transactions; or (iv) receipt of any notice from any party alleging that the consent of such party is or may be required in connection with the Restructuring Transactions; and

(w) (i) take all actions reasonably necessary or desirable to delist Existing Common Stock Interests from the Nasdaq Stock Market (“Nasdaq”) and to deregister under the Exchange Act as promptly as practicable in compliance with Securities and Exchange Commission (“SEC”) rules, (ii) file a Form 25 with the SEC to delist the Existing Common Stock Interests from Nasdaq and to deregister the Existing Common Stock Interests from Section 12(b) of the Exchange Act (unless Nasdaq has already filed a Form 25 with the SEC providing for such delisting and deregistration), (iii) file post-effective amendments (the “Post-Effective Amendments”) to terminate all of Parent’s currently effective registration statements under the Securities Act, (iv) file a Form 15 notifying the SEC of the suspension of Parent’s duty to file reports under Section 15(d) of the Exchange Act, (v) take all actions reasonably necessary or desirable to delist Existing Common Stock Interests from the Toronto Stock Exchange and to cease to be a reporting issuer under Canadian securities laws, and (vi) take all actions reasonably necessary or desirable to ensure (A) that the New Common Stock and the CVRs shall not be listed on a public securities exchange and that the Reorganized Debtors shall not be required to list the New Common Stock or CVRs on a recognized securities exchange, except, in each case, as otherwise may be required pursuant to the New Corporate Governance Documents or the CVR Agreement, as applicable, and (B) that the Reorganized Debtors and/or Post-Effective Date Debtors shall not be voluntarily subjected to any reporting requirements promulgated by the SEC.

7.02. Negative Commitments. Except as set forth in Section 8, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:

(a) object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b) enter into any other Restructuring Support Agreement related to a partial or total restructuring of the Company Parties’ obligations unless such support agreement is not inconsistent with this Agreement and is in form and substance reasonably acceptable to the Consenting Investor;

(c) take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation and consummation of the Restructuring Transactions described in, this Agreement, the Definitive Documents, or the Prepackaged Plan;

(d) (i) execute, deliver and/or file with the Bankruptcy Court any agreement, instrument, motion, pleading, order, form, or other document that is to be utilized to implement or effectuate, or that otherwise relates to, this Agreement, the Prepackaged Plan and/or the Restructuring Transactions that, in whole or in part, is materially inconsistent with this Agreement or is otherwise not in form and substance acceptable in accordance with the terms set forth in Section 3 hereof, or if applicable, file any motion, application or other pleading with the

Bankruptcy Court seeking authorization to accomplish or effect any of the foregoing; or (ii) waive, amend, or modify any of the Definitive Documents, or, if applicable, file with the Bankruptcy Court a motion, application or other pleading seeking to waive, amend, or modify any term or condition of any of the Definitive Documents, which waiver, amendment, modification, or filing contains any provision that is materially inconsistent with this Agreement or is otherwise not in form and substance acceptable in accordance with the terms set forth in Section 3 hereof;

(e) seek to modify the Definitive Documents, in whole or in part, in a manner inconsistent with this Agreement and the Prepackaged Plan;

(f) amend or change, or propose to amend or change, any of the Company Parties’ respective organizational documents, except to the extent required to comply with the terms of this Restructuring Support Agreement;

(g) grant, agree to grant, or make any payment on account of (including pursuant to a key employee retention plan, key employee incentive plan, or other similar arrangement) any additional or increase in the wages, salary, bonus, commissions, retirement benefits, pension, severance or other compensation or benefits of any employee or director qualifying as an insider under the Bankruptcy Code, without the prior written consent of the Consenting Investor and the Required Consenting Noteholders;

(h) authorize, create, issue, sell or grant any additional Interests, or reclassify, recapitalize, redeem, purchase, acquire, declare any distribution on, or make any distribution on any equity interests;

(i) file any motion, application, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Prepackaged Plan or is otherwise not in form and substance acceptable in accordance with the terms set forth in Section 3 hereof;

(j) (i) seek discovery in connection with, prepare, or commence any proceeding or other action that challenges (A) the amount, validity, allowance, character, enforceability, or priority of any Company Claims/Interests of any of the Consenting Stakeholders, or (B) the validity, enforceability, or perfection of any lien or other encumbrance securing any Company Claims/Interests of any of the Consenting Stakeholders or (ii) support any person in connection with any of the acts described in clause (i) of this Section 7.02(j);

(k) consummate the Restructuring Transactions unless each of the conditions to the consummation of such Restructuring Transactions set forth in this Agreement has been satisfied (or waived by the applicable persons in accordance with Section 14 hereof);

(l) amend, alter, supplement, restate, or otherwise modify any Definitive Documents in a manner inconsistent with this Agreement;

(m) solicit, participate in, negotiate, propose, support, or vote for any Alternative Restructuring Proposal; provided that the Company Parties may pursue a Sale Transaction (as defined in and in accordance with the Prepackaged Plan);

(n) enter into, terminate, modify, or transfer any material operational contracts, leases, or other arrangements that would, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the Company Parties, taken as a whole, without the prior consent of the Consenting Investor; provided that the Company Parties may pursue a Sale Transaction (as defined in and in accordance with the Prepackaged Plan);

(o) request a Credit Extension (as defined in the Prepetition RCF Credit Agreement) during the pendency of the Chapter 11 Cases; or

(p) encourage or facilitate any person or Entity to do any of the foregoing.

Section 8. Additional Provisions Regarding Company Parties’ Commitments.

8.01. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party or any duly constituted committee of any of the foregoing, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent such person or persons determines, in good faith, upon the advice of outside legal counsel, that taking or failing to take such action would be reasonably likely to be inconsistent with applicable Law or its fiduciary obligations under applicable Law and any such action or inaction pursuant to this Section 8.01 shall not be deemed to constitute a breach of this Agreement; provided that the Company Parties shall promptly provide written notice to the Consenting Stakeholders’ respective counsel (and, in any case, within one (1) calendar day) of any such determination in accordance with this Section 8.01 to take or refrain from taking any action. This Section 8.01 shall not impede the Consenting Stakeholders’ right to terminate this Agreement pursuant to Sections 13.01 and 13.02 of this Agreement, as applicable.

8.02. Notwithstanding anything to the contrary in this Agreement (but subject to Section 7.01 and Section 8.01 and the Bidding Procedures), until the entry of the Confirmation Order, each Company Party and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the right to: (a) solicit, consider, respond to, and seek to consummate Alternative Restructuring Proposals; provided that the Company Parties must use their reasonable best efforts to (i) provide copies of any such Alternative Restructuring Proposal received to the financial and legal advisors to the Consenting Investor, the Consenting Noteholders, and the Consenting RCF Lenders no later than one (1) calendar day following receipt thereof; (ii) provide the financial and legal advisors to the Consenting Investor, the Consenting Noteholders, and the Consenting RCF Lenders with regular updates as to the status and progress of such Alternative Restructuring Proposal; and (iii) respond promptly to information requests and questions from the financial and legal advisors to the Consenting Investor, the Consenting Noteholders, and the Consenting RCF Lenders relating to such Alternative Restructuring Proposal; (b) provide access to non-public information concerning any Company Party to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity for the purpose of facilitating such Entity’s participation in the Restructuring Transactions; and (c) enter into or continue discussions or negotiations with holders of Company Claims/Interests (including any Consenting Stakeholder), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Entity regarding the Restructuring Transactions.

8.03. Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 9. Transfer of Interests and Securities.

9.01. During the Agreement Effective Period, no Consenting Stakeholder shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Exchange Act) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless:

(a) in the case of any Company Claims, the authorized transferee is either (1) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (2) a non-U.S. person in an offshore transaction as defined under Regulation S under the Securities Act, (3) an institutional accredited investor (as defined in the Rules), or (4) a Consenting Stakeholder or an Affiliate thereof; and

(b) either (i) the transferee executes and delivers to counsel to the Company Parties, at or before the time of the proposed Transfer, a Transfer Agreement or Joinder, or (ii) the transferee is a Consenting Stakeholder or an Affiliate thereof and the transferee provides notice of such Transfer (including the amount and type of Company Claim/Interest Transferred) to counsel to the Company Parties at or before the time of the proposed Transfer.

9.02. Upon compliance with the requirements of Section 9.01, the transferee shall be deemed a Consenting Stakeholder and the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests. Any Transfer in violation of Section 9.01 shall be void ab initio.

9.03. This Agreement shall in no way be construed to preclude the Consenting Stakeholders from acquiring additional Company Claims/Interests; provided, however, that (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Stakeholder be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Stakeholders) and (b) such Consenting Stakeholder must provide notice of such acquisition (including the amount and type of Company Claim/Interest acquired) to counsel to the Company Parties and the other Consenting Stakeholders (as applicable) within five (5) Business Days of such acquisition.

9.04. This Section 9 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Stakeholder to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

9.05. Notwithstanding Section 9.01, a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims/Interests if (i) such Qualified Marketmaker subsequently transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within ten (10) Business Days of its acquisition to a transferee that is an Entity that is not an Affiliate, affiliated fund, or affiliated Entity with a common investment advisor; (ii) the transferee otherwise is a Permitted Transferee under Section 9.01; and (iii) the Transfer otherwise is a Permitted Transfer under Section 9.01. To the extent that a Consenting Stakeholder is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting Stakeholder without the requirement that the transferee be a Permitted Transferee.

9.06. Notwithstanding anything to the contrary in this Section 9, the restrictions on Transfer set forth in this Section 9 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

Section 10. Representations and Warranties of Consenting Stakeholders. Each Consenting Stakeholder severally, and not jointly and severally, represents and warrants that, as of the date such Consenting Stakeholder executes and delivers this Agreement and as of the Prepackaged Plan Effective Date:

(a) it is the beneficial or record owner of the face amount of the Company Claims/Interests or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Interests reflected in such Consenting Stakeholder’s signature page to this Agreement or Joinder to this Agreement or a Transfer Agreement, as applicable (as may be updated pursuant to Section 9);

(b) it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims/Interests;

(c) such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would materially and adversely affect in any way such Consenting Stakeholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed; and

(d) solely with respect to holders of Company Claims/Interests, (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an institutional accredited investor (as defined in the Rules), and (ii) any securities acquired by the Consenting Stakeholder in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

Section 11. Representations and Warranties of Company Parties. Each Company Party represents and warrants to each other Party that as of the date such Company Party executes and delivers this Agreement and on the Prepackaged Plan Effective Date:

(a) entry into this Agreement and the performance of its obligations hereunder is consistent with the exercise of such Company Party’s fiduciary duties; and

(b) to the best of its knowledge having made all reasonable inquiries, no order has been made, petition presented or resolution passed for the winding up of or appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of it or any other Company Party, and no analogous procedure has been commenced in any jurisdiction.

Section 12. Mutual Representations, Warranties, and Covenants. Each of the Parties, severally, and not jointly and severally, represents, warrants, and covenants to each other Party, as of the date such Party executed and delivers this Agreement, a Joinder, or a Transfer Agreement, as applicable, and on the Prepackaged Plan Effective Date:

(a) it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b) except as expressly provided in this Agreement, the Prepackaged Plan, and the Bankruptcy Code, no consent or approval is required by any other person or Entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c) the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;

(d) except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(e) it is not a party to, or in discussions regarding, any contract, agreement, commitment, understanding, or other binding agreement or obligation (written or oral) with any other person with respect to an Alternative Restructuring Proposal.

Section 13. Termination Events.

13.01. Consenting Investor Termination Events. This Agreement may be terminated with respect to the Consenting Investor by the delivery to the Company Parties of a written notice in accordance with Section 16.10 hereof upon the occurrence of the following events:

(a) the material breach by a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement and made to, owed to, or for the benefit of the Consenting Investor, that remains uncured for two (2) Business Days after the Consenting Investor transmits a written notice in accordance with Section 16.10 hereof detailing any such breach;

(b) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for five (5) Business Days after the Consenting Investor transmits a written notice in accordance with Section 16.10 hereof detailing any such issuance; provided, that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(c) the Interim DIP Order or the Final DIP Order is reversed, stayed, dismissed, vacated, reconsidered, modified, or amended in a manner that is not acceptable to the Consenting Investor;

(d) the DIP Lender delivers a Termination Notice in accordance with the DIP Orders, which declares an acceleration of outstanding borrowings under the DIP Facility following the occurrence of an Event of Default or terminates the commitments under the DIP Facility;

(e) the entry of an order by the Bankruptcy Court or the filing of a motion, application, or other pleading by any Company Party seeking entry into or approval of any debtor in possession financing facility other than the DIP Facility that is not acceptable to the Consenting Investor;

(f) any of the Company Parties enters into a material executory contract, lease, or other arrangement outside of the ordinary course of business without obtaining the prior written consent of the Consenting Investor, and such entry is not withdrawn and/or such executory contract, lease, or other arrangement remains in effect for two (2) Business Days after the Company Parties receive written notice from the Consenting Investor delivered in accordance with Section 16.10;

(g) except with respect to a Sale Transaction, the Company Parties file with the Bankruptcy Court any motion, application, or other pleading seeking authority to sell any material assets without the prior written consent of the Consenting Investor and such motion is not withdrawn within two (2) Business Days after the Company Parties receive written notice from the Consenting Investor delivered in accordance with Section 16.10;

(h) the failure to meet a Milestone that has not been waived or extended in a manner consistent with this Agreement, unless such failure is the result of any act, omission, or delay on the part of the Consenting Investor in violation of its obligations under this Agreement;

(i) (i) any Definitive Document is inconsistent in any material respect with the terms and conditions set forth in this Agreement, including Section 3 hereof, and the Prepackaged Plan or (ii) any Definitive Document is waived, amended, modified, or supplemented in a manner that is inconsistent in a material manner with the terms and conditions set forth in this Agreement, including Section 3 hereof, and the Prepackaged Plan, in each case, which has not been reversed or cured within one (1) calendar day after the Company Parties receive written notice from the Consenting Investor delivered in accordance with Section 16.10;

(j) any court of competent jurisdiction or other competent governmental or regulatory authority issues a final, non-appealable order, or ten (10) Business Days after there is a change in law, making illegal or otherwise preventing or prohibiting the consummation of the Restructuring Transactions in a way that cannot be reasonably remedied by the Company Parties subject to the reasonable satisfaction of the Consenting Investor, the Required Consenting Noteholders, and the Required Consenting RCF Lenders;

(k) the breach in any material respect by any of the Consenting Noteholders of any of the representations, warranties, or covenants of such Consenting Noteholders set forth in this Agreement (to the extent not otherwise cured or waived within five (5) Business Days after notice of such breach is provided in accordance with the terms hereof) such that the non-breaching Consenting Noteholders hold (i) less than 66.67% of the principal amount of outstanding 2025 Notes and (ii) less than 66.67% of the principal amount of outstanding 2028 Notes;

(l) the Company Parties (A) withdraw the Prepackaged Plan, (B) execute a definitive written agreement with respect to an Alternative Restructuring Proposal, (C) file, propound or otherwise support any plan of reorganization other than the Prepackaged Plan, or (D) announce their intention to do either of (A), (B) or (C);

(m) the Bankruptcy Court shall enter an order terminating, annulling, modifying or conditioning the automatic stay with respect to any material assets of the Company Parties with a value in excess of $10,000,000 in the aggregate without the prior written consent of the Consenting Investor;

(n) the entry of an order by the Bankruptcy Court, the filing of a motion or application or other pleading by any Company Party, or the failure of the Company Parties to timely object to any motion, application, or other pleading seeking an order terminating exclusivity under Bankruptcy Code section 1121;

(o) any Company Party files, joins, or supports through a pleading filed with the Bankruptcy Court any motion, application, adversary proceeding or Cause of Action seeking to impose liability upon or enjoin the Consenting Investor, in its capacity as such, without the prior written consent of the Consenting Investor, and in each case to the extent inconsistent with this Agreement;

(p) the Confirmation Order is reversed or vacated, and the Bankruptcy Court does not enter a revised Confirmation Order acceptable to the Consenting Investor within five (5) Business Days;

(q) the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Consenting Investor, not to be unreasonably withheld), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (iii) rejecting this Agreement;

(r) the Consenting Investor Fees and Expenses are not paid by the Company Parties on the Prepackaged Plan Effective Date; or

(s) the termination of this Agreement by the Required Consenting Noteholders pursuant to Section 13.02 hereof or the Consenting RCF Lenders pursuant to Section 13.03.

13.02. Consenting Noteholder Termination Events. This Agreement may be terminated with respect to the Consenting Noteholders, by the Required Consenting Noteholders, in each case, by the delivery to the Company Parties of a written notice in accordance with Section 16.10 hereof upon the occurrence of the following events:

(a) the material breach by a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement and made to, owed to, or for the benefit of the Consenting Noteholders, that remains uncured for two (2) Business Days after such terminating Consenting Noteholders transmit a written notice in accordance with Section 16.10 hereof detailing any such breach;

(b) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for five (5) Business Days after such terminating Consenting Noteholders transmit a written notice in accordance with Section 16.10 hereof detailing any such issuance; provided, that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(c) the Interim DIP Order or the Final DIP Order is reversed, stayed, dismissed, vacated, reconsidered, modified, or amended in a manner that is not reasonably acceptable to the Required Consenting Noteholders;

(d) the DIP Lender delivers a Termination Notice in accordance with the DIP Orders, which declares an acceleration of outstanding borrowings under the DIP Facility following the occurrence of an Event of Default or terminates the commitments under the DIP Facility;

(e) the Company Parties’ right to use Cash Collateral has been terminated pursuant to the DIP Orders;

(f) the entry of an order by the Bankruptcy Court or the filing of a motion, application, or other pleading by any Company Party seeking entry into or approval of any debtor in possession financing facility other than the DIP Facility that is not acceptable to the Required Consenting Noteholders;

(g) any of the Company Parties enters into a material executory contract, lease, or other arrangement outside of the ordinary course of business without obtaining the prior written consent of the Required Consenting Noteholders, and such entry is not withdrawn and/or such executory contract, lease, or other arrangement remains in effect for two (2) Business Days after the Company Parties receive written notice from the Required Consenting Noteholders delivered in accordance with Section 16.10;

(h) the failure to meet a Milestone that has not been waived or extended in a manner consistent with this Agreement, unless such failure is the result of any act, omission, or delay on the part of any terminating Consenting Noteholder in violation of its obligations under this Agreement;

(i) except with respect to a Sale Transaction, the Company Parties file with the Bankruptcy Court any motion, application, or other pleading seeking authority to sell any material assets without the prior written consent of the Required Consenting Noteholders (not to be unreasonably withheld) and such motion is not withdrawn within two (2) Business Days after the Company Parties receive written notice from the Required Consenting Noteholders delivered in accordance with Section 16.10;

(j) (i) any Definitive Document is inconsistent in any material respect with the terms and conditions set forth in this Agreement, including Section 3 hereof, and the Prepackaged Plan or (ii) any Definitive Document is waived, amended, modified, or supplemented in a manner that is inconsistent in a material manner with the terms and conditions set forth in this Agreement, including Section 3 hereof, and the Prepackaged Plan, in each case, which has not been reversed or cured within one (1) calendar day after the Company Parties receive written notice from the Required Consenting Noteholders delivered in accordance with Section 16.10;

(k) any court of competent jurisdiction or other competent governmental or regulatory authority issues a final, non-appealable order, or ten (10) Business Days after there is a change in law, making illegal or otherwise preventing or prohibiting the consummation of the Restructuring Transactions in a way that cannot be reasonably remedied by the Company Parties subject to the reasonable satisfaction of the Required Consenting Noteholders;

(l) the Company Parties (A) withdraw the Prepackaged Plan, (B) execute a definitive written agreement with respect to an Alternative Restructuring Proposal, (C) file, propound or otherwise support any plan of reorganization other than the Prepackaged Plan, or (D) announce their intention to do either of (A), (B) or (C);

(m) the Bankruptcy Court shall enter an order terminating, annulling, modifying or conditioning the automatic stay with respect to any material assets of the Company Parties with a value in excess of $10,000,000 in the aggregate without the prior written consent of the Required Consenting Noteholders;

(n) the entry of an order by the Bankruptcy Court, the filing of a motion or application or other pleading by any Company Party, or the failure of the Company Parties to timely object to any motion, application, or other pleading seeking an order terminating exclusivity under Bankruptcy Code section 1121;

(o) the Confirmation Order is reversed or vacated, and the Bankruptcy Court does not enter a revised Confirmation Order acceptable to the Required Consenting Noteholders within five (5) Business Days;

(p) the entry of an order by the Bankruptcy Court, or the filing of a motion, application, or other pleading by any Company Party seeking an order (without the prior written consent of the Required Consenting Noteholders, not to be unreasonably withheld), (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (iii) rejecting this Agreement;

(q) the (i) filing of any motion, application or other pleading or (ii) taking of discovery in connection with, preparation, or commencement of any proceeding or other action by any Company Party that challenges (A) the amount, validity, allowance, character, enforceability, or priority of any portion of the Prepetition 2025 Notes Claims and/or Prepetition 2028 Notes Claims, as applicable, or (B) the validity, enforceability, or perfection of any lien, security interest or other encumbrance securing any portion of the Prepetition 2025 Notes Claims and/or Prepetition 2028 Notes Claims, as applicable;

(r) the Ad Hoc Noteholder Group Fees and Expenses are not paid by the Company Parties as and when due; provided that the Company Parties shall have until the earlier of (i) two (2) Business Days after receiving notice (email being sufficient) of any deficiency from counsel to the Ad Hoc Noteholder Group (with a copy to the Consenting Investor) and (ii) immediately prior to the Prepackaged Plan Effective Date, to cure any unpaid amounts before a termination right arises under this provision; or

(s) the termination of this Agreement by the Consenting Investor pursuant to Section 13.01 hereof.

13.03. Consenting RCF Lenders Termination Events. This Agreement (i) may be terminated with respect to the Consenting RCF Lenders by the Threshold Consenting RCF Lenders, and, (ii) solely with respect to paragraph (c) herein, shall be terminated automatically with respect to the Consenting RCF Lenders unless such automatic termination is waived by the Required Consenting RCF Lenders, in each case, by the delivery to the Company Parties of a written notice in accordance with Section 16.10 hereof upon the occurrence of the following events:

(a) the material breach by a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement and made to, owed to, or for the benefit of the Consenting RCF Lenders, that remains uncured for two (2) Business Days after such terminating Consenting RCF Lenders transmit a written notice in accordance with Section 16.10 hereof detailing any such breach;

(b) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for five (5) Business Days after such terminating Consenting RCF Lenders transmit a written notice in accordance with Section 16.10 hereof detailing any such issuance; provided, that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(c) the Borrowings under the Prepetition RCF Facility (including all interest related thereto) are not paid down to $0.00 within seven (7) Business Days of the entry of the Interim DIP Order as reflected in the Interim DIP Order and as required by the New RCF Exit Facility Term Sheet;

(d) the Interim DIP Order or the Final DIP Order is reversed, stayed, dismissed, vacated, reconsidered, modified, or amended in a manner that is not reasonably acceptable to the Required Consenting RCF Lenders (such consent not to be unreasonably withheld);

(e) the DIP Lender declares an acceleration of outstanding borrowings under the DIP Facility following the occurrence of an Event of Default and upon the delivery of a Termination Notice to the Remedies Notice Parties as specified in the DIP Facility Documents;

(f) the Company Parties’ right to use Cash Collateral has been terminated pursuant to the DIP Orders.

(g) (i) except with respect to a Sale Transaction, the Company Parties file with the Bankruptcy Court any motion, application, or other pleading seeking authority to sell any material assets without the prior written consent of the Required Consenting RCF Lenders (such consent not to be unreasonably withheld) and such motion is not withdrawn within two (2) Business Days after the Company Parties receive written notice from the Required Consenting RCF Lenders delivered in accordance with 16.10;

(h) the Prepackaged Plan Effective Date has not occurred by the Outside Date and the Outside Date has not been extended in accordance with the terms of this Agreement;

(i) the Prepackaged Plan or any Definitive Document is amended, modified, or supplemented in a manner that materially and adversely affects the Consenting RCF Lenders; provided that this Section 13.03(i) shall only apply to the Consenting RCF Lenders whose rights or treatment are materially and adversely affected by such amendment, modification, or supplement, and if the Consenting RCF Lenders terminate this Agreement in accordance with this Section 13.03(i), such Agreement shall otherwise remain in full force and effect with respect to all other Parties;

(j) any court of competent jurisdiction or other competent governmental or regulatory authority issues a final, non-appealable order, or ten (10) Business Days after there is a change in law, making illegal or otherwise preventing or prohibiting the consummation of the Restructuring Transactions in a way that cannot be reasonably remedied by the Company Parties subject to the reasonable satisfaction of the Required Consenting RCF Lenders;

(k) the Company Parties (A) withdraw the Prepackaged Plan, (B) execute a definitive written agreement with respect to an Alternative Restructuring Proposal, (C) file, propound or otherwise support any plan of reorganization other than the Prepackaged Plan, or (D) announce their intention to do either of (A), (B) or (C);

(l) the Bankruptcy Court shall enter an order terminating, annulling, modifying or conditioning the automatic stay with respect to any material assets of the Company Parties with a value in excess of $10,000,000 in the aggregate without the prior written consent of the Required Consenting RCF Lenders;

(m) the entry of an order by the Bankruptcy Court, the filing of a motion or application or other pleading by any Company Party, or the failure of the Company Parties to timely object to any motion, application, or other pleading seeking an order terminating exclusivity under Bankruptcy Code section 1121;

(n) the Confirmation Order is reversed or vacated, and the Bankruptcy Court does not enter a revised Confirmation Order reasonably acceptable to the Required Consenting RCF Lenders within five (5) Business Days;

(o) the entry of an order by the Bankruptcy Court, the filing of a motion or application or other pleading by any Company Party or the failure of the Company Parties to timely object to any motion, application, or other pleading seeking an order (i) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, or (iii) rejecting this Agreement;

(p) (i) the filing of any motion, application or other pleading or taking of discovery in connection with, preparation, or commencement of any proceeding or other action by any Company Party that challenges (A) the amount, validity, allowance, character, enforceability, or priority of any portion of the Prepetition RCF Claims, or (B) the validity, enforceability, or perfection of any lien, security interest or other encumbrance securing any portion of the Prepetition RCF Claims, or (ii) an order is entered by the Bankruptcy Court (or any court with jurisdiction over the Chapter 11 Cases) providing relief against the interests of the Consenting RCF Lenders with respect to any of the foregoing causes of action or proceedings, including, but not limited to, invalidating, avoiding, disallowing, recharacterizing, subordinating, or limiting, as applicable, the enforceability, priority or validity of the liens securing the obligations owed under the Prepetition RCF Credit Agreement or the claims in respect thereof;

(q) the Consenting RCF Lender Fees and Expenses are not paid by the Company Parties as and when due; provided that the Company Parties shall have until the earlier of (i) two (2) Business Days after receiving notice (email being sufficient) of any deficiency from counsel to the Consenting RCF Lenders (with a copy to the Consenting Investor) and (ii) immediately prior to the Prepackaged Plan Effective Date, to cure any unpaid amounts before a termination right arises under this provision; provided further that any amounts that are disputed in good faith by the Company Parties shall not give rise to a termination right hereunder until such dispute is resolved; or

(r) the termination of this Agreement by the Consenting Investor pursuant to Section 13.01 hereof or the Required Consenting Noteholders pursuant to Section 13.02 hereof.

13.04. Consenting Equityholder Termination Events. This Agreement may be terminated with respect to the Consenting Equityholders, by the Required Consenting Equityholders, in each case, by the delivery to the Company Parties of a written notice in accordance with Section 16.10 hereof upon the occurrence of the following events:

(a) the Prepackaged Plan or any Definitive Document is amended, modified, or supplemented in a manner that materially and adversely affects the releases provided to the Consenting Equityholders; provided that this Section 13.04(a) shall only apply to the Consenting Equityholders whose rights or treatment are materially and adversely affected by such amendment, modification, or supplement, and if the Consenting Equityholders terminate this Agreement in accordance with this Section 13.04(a), such Agreement shall otherwise remain in full force and effect with respect to all other Parties.

13.05. Consenting Physician-Owned Entities Termination Events. This Agreement may be terminated with respect to the Consenting Physician-Owned Entities, by the Consenting Physician-Owned Entities, in each case, by the delivery to the Company Parties of a written notice in accordance with Section 16.10 hereof upon the occurrence of the following events:

(a) the Prepackaged Plan or any Definitive Document is amended, modified, or supplemented in a manner that materially and adversely affects the releases provided to the Consenting Physician-Owned Entities; provided that this Section 13.05(a) shall only apply to the Consenting Physician-Owned Entities whose releases are materially and adversely affected by such amendment, modification, or supplement, and if the Consenting Physician-Owned Entities terminate this Agreement in accordance with this Section 13.05(a), such Agreement shall otherwise remain in full force and effect with respect to all other Parties.

13.06. Consenting Non-Debtor Hospital Partner Entities Termination Events. This Agreement may be terminated with respect to the Consenting Non-Debtor Hospital Partner Entities, by the Consenting Non-Debtor Hospital Partner Entities, in each case, by the delivery to the Company Parties of a written notice in accordance with Section 16.10 hereof upon the occurrence of the following events:

(a) the Prepackaged Plan or any Definitive Document is amended, modified, or supplemented in a manner that materially and adversely affects the releases provided to the Consenting Non-Debtor Hospital Partner Entities; provided that this Section 13.06(a) shall only apply to the Consenting Non-Debtor Hospital Partner Entities whose releases are materially and adversely affected by such amendment, modification, or supplement, and if the Consenting Non-Debtor Hospital Partner Entities terminate this Agreement in accordance with this Section 13.06(a), such Agreement shall otherwise remain in full force and effect with respect to all other Parties.

13.07. Company Party Termination Events. Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 16.10 hereof upon the occurrence of any of the following events:

(a) the breach in any material respect by any of the Consenting Noteholders of any of the representations, warranties, or covenants of such Consenting Noteholders set forth in this Agreement (to the extent not otherwise cured or waived within five (5) Business Days after notice of such breach is provided in accordance with the terms hereof) such that the non-breaching Consenting Noteholders hold (i) less than 66.67% of the principal amount of outstanding Prepetition 2025 Notes and (ii) less than 66.67% of the principal amount of outstanding Prepetition 2028 Notes;

(b) following delivery of notice by the Company Parties pursuant to Section 8.01, the board of directors, board of managers, or such similar governing body of any Company Party determines in good faith, upon the advice of outside legal counsel in accordance with Section 8 hereof, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal; provided that the Consenting Stakeholders reserve all rights they may have to challenge the exercise by the Company Parties of their ability to terminate this Agreement pursuant to this Section 13.07(b).

(c) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for thirty (30) Business Days after such terminating Company Party transmits a written notice in accordance with Section 16.10 hereof detailing any such issuance; provided, that this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement; or

(d) the Confirmation Order is reversed or vacated.

13.08. Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Consenting Investor; (b) the Required Consenting Noteholders; and (c) each Company Party.

13.09. Automatic Termination. This Agreement shall terminate automatically without any further required action or notice immediately after the Prepackaged Plan Effective Date.

13.10. Effect of Termination. Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the. Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or Causes of Action; provided, however, that in no event shall any such termination relieve any Party from (a) liability for its breach or non-performance of its obligations under this Agreement prior to the Termination Date or (b) obligations under this Agreement which by their terms expressly survive a termination of this Agreement. Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise; provided, however, that any Consenting Stakeholder withdrawing or changing its vote pursuant to this Section 13.10 shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement and, if such withdrawal or change occurs on or after the Petition Date, file notice of such withdrawal or change with the Bankruptcy Court. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Stakeholders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Stakeholder, and (b) any right of any Consenting Stakeholder, or the ability of any Consenting Stakeholder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Stakeholder. No purported termination of this Agreement shall be effective under this Section 13.10 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 13.09. Nothing in this Section 13.10 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 13.07(b).

13.11. Automatic Stay. The Company Parties acknowledge that the giving of notice of default or termination by any other Party pursuant to Section 13 of this Agreement shall not be a violation of the automatic stay under section 362 of the Bankruptcy Code, and the Company Parties hereby waive, to the fullest extent permitted by law, the applicability of the automatic stay as it relates to any such notice being provided; provided that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of default or termination was not proper under the terms of this Agreement.

Section 14. Amendments and Waivers.

(a) This Agreement (including as to the required content of and consent rights with respect to any Definitive Document) may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 14.

(b) Subject to the consent rights set forth in Section 3 herein, this Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by: (a) each Company Party (b) the Consenting Investor, and (c) the Required Consenting Noteholders; provided, however, that if the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on any of the Company Claims/Interests held by a Consenting Stakeholder, then the consent of each such affected Consenting Stakeholder shall also be required to effectuate such modification, amendment, waiver or supplement; provided further that, for the avoidance of doubt, (A) if the proposed modification, amendment, waiver, or supplement materially and adversely affects any of the Prepetition 2025 Notes Claims or the Prepetition 2028 Notes Claims held by a Consenting Noteholder in a manner that is different or disproportionate in any material respect from the effect such modification, amendment, or supplement has on the Prepetition 2025 Notes Claims or Prepetition 2028 Notes Claims held by other Consenting Noteholders, other than in proportion to the amount of such Prepetition 2025 Notes Claims or Prepetition 2028 Notes Claims, then the consent of each such affected Consenting Noteholder shall also be required to effectuate such modification, amendment, waiver or supplement; (B) if the proposed modification, amendment, waiver, or supplement materially and adversely affects any of the Prepetition RCF Claims held by a Consenting RCF Lender in a manner that is different or disproportionate in any material respect from the effect such modification, amendment, or supplement has on the Prepetition RCF Claims held by other Consenting RCF Lender, other than in proportion to the amount of such Prepetition RCF Claims, then the consent of each such affected Consenting RCF Lender shall also be required to effectuate such modification, amendment, waiver or supplement; and (C) any modification or amendment to the definitions of “Required Consenting Noteholders”, “Required Consenting Equityholders”, “Required Consenting RCF Lenders”, “Threshold Consenting RCF Lenders”, and any other defined term whose definition affects the population covered thereby shall require the consent of all Consenting Noteholders, Consenting Equityholders, or Consenting RCF Lenders, as applicable.

(c) Any proposed modification, amendment, waiver or supplement that does not comply with this Section 14 shall be ineffective and void ab initio.

(d) The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 15. Intentionally Omitted.

Section 16. Miscellaneous.

16.01. Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

16.02. Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

16.03. Further Assurances. Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable; provided, however, that this Section 16.03 shall not limit the right of any Party hereto to exercise any right or remedy provided for in this Agreement (including approval rights set forth in Section 3).

16.04. Complete Agreement. Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

16.05. GOVERNING LAW; SUBMISSION TO JURISDICTION: SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

16.06. TRIAL BY JURY WAIVER. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RESTRUCTURING TRANSACTIONS CONTEMPLATED HEREBY.

16.07. Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

16.08. Rules of Construction. This Agreement is the product of negotiations among the Company Parties and the Consenting Stakeholders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Consenting Stakeholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

16.09. Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third-party beneficiaries under this Agreement, and, except as set forth in Section 9, the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or Entity.

16.10. Notices. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a) if to a Company Party, to:

Akumin Inc.

8300 W Sunrise Blvd.

Plantation, FL 33322

Attention: Riadh Zine

Email: riadh.zine@akumin.com

with copies to:

Stikeman Elliott

5300 Commerce Court West

199 Bay Street

Toronto Ontario M5L 1B9

Canada

Attention: Dee Rajpal

Email: drajpal@stikeman.com

-and-

Dorsey & Whitney LLP

51 West 52nd Street

New York, NY 10019-6119

Attention: Eric Lopez Schnabel and Rachel P. Stoian

Email: schnabel.eric@dorsey.com; stoian.rachel@dorsey.com

(b) if to a Consenting Noteholder, to the address or e-mail addresses set forth on such Consenting Noteholder’s signature page to this Agreement (or in the signature page to a Joinder or Transfer Agreement in the case of any Consenting Noteholder that becomes a Party hereto after the Agreement Effective Date), and, with respect to the Required Consenting Noteholders, with a copy to::

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

Bank of America Tower

New York, NY 10036-6745

Attention: Michael S. Stamer, Jason Rubin, and Stephen Kuhn

Email: mstamer@akingump.com; jrubin@akingump.com; skuhn@akingump.com

(c) if to the Consenting RCF Lenders, to:

PNC Bank, National Association

One Federal Place

1819 Fifth Avenue North, Suite 900

Mailstop G5-KBFA-09-4

Birmingham, AL 35203

Attention: Christopher Gribble, Senior Vice President

Email: Christopher.gribble@pnc.com

with copies to:

King & Spalding LLP

1180 Peachtree Street, NE, Suite 1600

Atlanta, Georgia 30309

Attention: Thaddeus D. Wilson and Britney Baker

Email: thadwilson@kslaw.com; bbaker@kslaw.com

(d) if to any of (i) the Consenting Non-Debtor Hospital Partner Entities, (ii) the Consenting Physician-Owned Entities, or (iii) the Consenting Equityholders, in the care of:

Akumin Inc.

8300 W Sunrise Blvd.

Plantation, FL 33322

Attention: Riadh Zine

Email: riadh.zine@akumin.com

(e) if to the Consenting Investor, to:

Stonepeak

55 Hudson Yards

550 West 34th Street, 48th Floor

New York, NY 10001

Attention: Legal & Compliance

Email: legalandcompliance@stonepeakpartners.com

with copies to:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attention: Tom Califano, Anthony Grossi, and Jason Hufendick

Email: tom.califano@sidley.com;agrossi@sidley.com; jhufendick@sidley.com

Any notice given by delivery, mail, or courier shall be effective when received.

16.11. Independent Due Diligence and Decision Making. Each Consenting Stakeholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.

16.12. Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required; provided that nothing herein shall prejudice any Party’s rights to argue that the exercise of termination rights was not proper under the terms of this Agreement.

16.13. Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

16.14. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

16.15. Several, Not Joint and Several, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint and several.

16.16. Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

16.17. Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

16.18. Capacities of Consenting Stakeholders. Each Consenting Stakeholder has entered into this agreement on account of all Company Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests.

16.19. Survival. Notwithstanding (i) any Transfer of any Company Claims/Interests in accordance with this Agreement or (ii) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Section 9, Section 13.10, and Section 16, and any defined terms needed for the interpretation of any such Sections and the Confidentiality Agreements shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof and thereof.

16.20. Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3, Section 14, or otherwise, including a written approval by the Company Parties, the Consenting Investor, or the Required Consenting Noteholders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

16.21. Relationship Among Parties.

(a) Notwithstanding anything to the contrary herein, the duties and obligations of the Consenting Stakeholders under this Agreement shall be several, and neither joint nor joint and several. None of the Consenting Stakeholders shall have by virtue of this Agreement any fiduciary duty or any other duty of trust or confidence in any form to each other, any Consenting Stakeholder, any Company Party or affiliate thereof, or any of the Company Parties’ or their respective affiliates’ creditors or other stakeholders. None of the Consenting Stakeholders shall have by virtue of this Agreement any duties or responsibilities to each other, any Consenting Stakeholder, any Company Party or affiliate thereof, or any of the Company Parties’ or their respective affiliates’ creditors or other stakeholders, and there are no commitments among or between the Consenting Stakeholders, except as expressly set forth in this Agreement. It is understood and agreed that any Consenting Stakeholder may trade in any debt or equity Securities of any Company Parties without the consent of the Company Parties or any other Consenting Stakeholder, subject to applicable securities Laws, the terms of this Agreement, and the terms of the Definitive Documents. No prior history, pattern or practice of sharing confidences among or between any of the Consenting Stakeholders, and/or the Company Parties shall in any way affect or negate this understanding and agreement. The Parties acknowledge that this Agreement does not constitute an agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any Securities of any of the Company Parties and shall not be deemed, as a result of its entering into and performing its obligations under this Agreement, to constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act or Rule 13d-5 promulgated thereunder. For the avoidance of doubt: (1) each Consenting Stakeholder is entering into this Agreement directly with the Company Parties and not with any other Consenting Stakeholder, (2) no other Consenting Stakeholder shall have any right to bring any action against any other Consenting Stakeholder with respect this Agreement (or any breach thereof), other than in accordance with this Agreement, and (3) no Consenting Stakeholder shall, nor shall any action taken by a Consenting Stakeholder pursuant to this Agreement, be deemed to be acting in concert or as any group with any other Consenting Stakeholder with respect to the obligations under this Agreement, nor shall this Agreement create a presumption that the Consenting Stakeholders are in any way acting as a group. All rights under this Agreement are separately granted to each Consenting Stakeholder by the Company Parties and vice versa, and the use of a single document is for the convenience of the Parties. Each Party’s decision to commit to enter into the transactions contemplated by this Agreement has been made independently and is based upon its own business judgment with the understanding that no Company Party has made any representations or warranties as to the success of the Restructuring Transactions or, ultimately, the Confirmation of the Prepackaged Plan.

(b) The Company Parties understand that the Consenting Stakeholders are engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Company Parties acknowledge and agree that the obligations set forth in this Agreement shall only apply to the trading desk(s) and/or business group(s) of the Consenting Stakeholders that principally manage and/or supervise the Consenting Stakeholder’s investment in the Company Parties, and shall not apply to any other trading desk or business group of the Consenting Stakeholder so long as they are not acting at the direction or for the benefit of such Consenting Stakeholder and so long as confidentiality is maintained consistent with any applicable Confidentiality Agreement.

16.22. No Recourse. This Agreement may only be enforced against the named Parties hereto (and then only to the extent of the specific obligations undertaken by such parties in this Agreement). All claims or Causes of Action (whether in contract, tort, equity, or any other theory) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement, may be made only against the persons that are expressly identified as Parties hereto (and then only to the extent of the specific obligations undertaken by such Parties herein). No past, present or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney, or other representative of any Party hereto (including any person negotiating or executing this Agreement on behalf of a Party hereto), nor any past, present, or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney, or other representative of any of the foregoing (other than any of the foregoing that is a Party hereto) (any such Person, a “No Recourse Party”), shall have any liability with respect to this Agreement or with respect to any proceeding (whether in contract, tort, equity, or any other theory that seeks to “pierce the corporate veil” or impose liability of an Entity against its owners or affiliates or otherwise) that may arise out of or relate to this Agreement, or the negotiation, execution, or performance of this Agreement.

16.23. Publicity and Confidentiality. Except as required by Law, no Party or its advisors shall (a) use the name of any Consenting Noteholder in any public manner (including in any press release) with respect to this Agreement, the Restructuring Transactions or any of the Definitive Documents or (b) disclose to any person (including, for the avoidance of doubt, any other Consenting Noteholder), other than advisors to the Company Parties and the Consenting Investor (who are under obligations of confidentiality to the Company Parties and the Consenting Investor, as applicable, with respect to such disclosure, and whose compliance with such obligations the Company Parties and the Consenting Investor, as applicable, shall be responsible for), the principal amount or percentage of any Claims held by any Consenting Noteholder (including, for the avoidance of doubt, any Claims acquired pursuant to any Transfer) without such Consenting Noteholder’s prior written consent (it being understood and agreed that each Consenting Noteholder’s signature page to this Agreement shall be redacted to remove the name of such Consenting Noteholder and the amount and/or percentage of Claims held by such Consenting Noteholder); provided, however, that (i) if such disclosure is required by Law, advance notice of the intent to disclose, if permitted by applicable Law, shall be given by the disclosing Party to each Consenting Noteholder (who shall have the right to seek a protective order prior to disclosure) and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Claims held by the Consenting Noteholder of the same class, collectively. The Company Parties further agree that such information shall be redacted from “closing sets” or other representations of the fully executed Agreement, any Joinder or Transfer Agreement submitted to any person other than advisors to the Company Parties, the Consenting Investor, and the Ad Hoc Noteholder Group. Notwithstanding the foregoing, the Company Parties will coordinate with Sidley Austin LLP and Moelis & Company LLC, and submit to Sidley Austin LLP and Moelis & Company LLC, and the advisors to the Consenting Noteholders, all press releases, public filings, public announcements, or other communications with any news media, in each case, to be made by any of the Company Parties relating to this Agreement or the transactions contemplated hereby and any amendments thereof (each, an “Announcement”) and will submit any such Announcement at least two (2) Business Days before the public disclosure of such Announcement unless not feasible pursuant to applicable Law and with respect to which such parties shall have consent rights.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

[Signature Pages Follow]

EXHIBIT A

Company Parties

1. Akumin Inc.

2. Advanced Diagnostic Group, LLC

3. Advanced Diagnostic Resources, LLC

4. Affiliated PET Systems, L.L.C.

5. AFO Imaging, Inc.

6. Akumin FL, LLC

7. Akumin Florida Holdings, LLC

8. Akumin Health Illinois, LLC

9. Akumin Holdings Corp.

10. Akumin Operating Corp.

11. Alliance Imaging NC, LLC

12. Alliance Oncology of Arizona, LLC

13. Alliance Radiosurgery, LLC

14. Decatur Health Imaging, L.L.C.

15. Diagnostic Health Center of Anchorage, LLC

16. Greater Boston MRI Limited Partnership

17. Greater Boston MRI Services, LLC

18. Imaging Center of West Palm Beach LLC

19. InMed Diagnostic Services of MA, LLC

20. LCM Imaging, Inc.

21. Medical Diagnostics, LLC

22. Medical Outsourcing Services, LLC

23. Mid-American Imaging Inc.

24. Monroe PET, LLC

25. MUSC Health Cancer Care Organization, LLC

26. NEHE/WSIC II, LLC

27. NEHE-MRI, LLC

28. Neospine Blocker Corp.

29. New England Health Imaging - Houlton, LLC

30. New England Molecular Imaging LLC

31. PET Scans of America Corp.

32. PMI Partners, LLC

33. PREFERRED IMAGING AT CASA LINDA PLAZA, LLC

34. PREFERRED IMAGING AT THE MEDICAL CENTER, LLC

35. PREFERRED IMAGING HEB, LLC

36. Preferred Imaging of Austin, LLC

37. Preferred Imaging of Corinth, LLC

38. Preferred Imaging of Denton, LLC

39. Preferred Imaging of Fort Worth, LLC

40. Preferred Imaging of Frisco, LLC

41. PREFERRED IMAGING OF GARLAND, LLC

42. PREFERRED IMAGING OF GRAPEVINE/COLLEYVILLE, LLC

43. Preferred Imaging of Irving, LLC

44. Preferred Imaging of McKinney, LLC

45. Preferred Imaging of Mesquite, LLC

46. PREFERRED IMAGING OF PLANO, LLC

47. Preferred Imaging on Plano Parkway, LLC

48. PREFERRED OPEN MRI, LLC

49. ROUND ROCK IMAGING, LLC

50. Shared P.E.T. Imaging, LLC

51. SMT Health Services, LLC

52. SyncMed, LLC

53. Three Rivers Holding, LLC

54. TIC Acquisition Holdings, LLC

55. USR Holdings, LLC

56. Vista PEM Providers, LLC

57. Western Massachusetts Magnetic Resonance Services, LLC

58. Woodland Diagnostic Imaging, LLC

59. New England Health Enterprises Business Trust

Final

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

In re: AKUMIN INC., et al.,[1] Debtors.	Chapter 11 Case No. 23-_____ (___) (Joint Administration Requested)

JOINT PREPACKAGED CHAPTER 11 PLAN

OF REORGANIZATION OF AKUMIN INC. AND ITS DEBTOR AFFILIATES

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND WITHIN THE MEANING OF SECTION 1126 OF THE BANKRUPTCY CODE. THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION AND THE DEBTORS’ FILING FOR CHAPTER 11 BANKRUPTCY.

JACKSON WALKER L.L.P.

Matthew D. Cavenaugh (TX Bar No. 24062656)

Jennifer F. Wertz (TX Bar No. 24072822)

J. Machir Stull (TX Bar No. 24070697)

Victoria N. Argeroplos (TX Bar No. 24105799)

1401 McKinney Street, Suite 1900

Houston, Texas 77010

Telephone:   (713) 752-4200

Facsimile:    (713) 752-4221

Email:     mcavenaugh@jw.com

        jwertz@jw.com

        mstull@jw.com

        vargeroplos@jw.com

DORSEY & WHITNEY LLP

Eric Lopez Schnabel (pro hac vice pending)

Rachel P. Stoian (pro hac vice pending)

Michael Galen (pro hac vice pending)

51 West 52nd Street

New York, New York 10019

Telephone:  (212) 415-9200

Facsimile:   (212) 953-7201

Email:    schnabel.eric@dorsey.com

       stoian.rachel@dorsey.com

       galen.michael@dorsey.com

Proposed Co-Counsel to the Debtors and Debtors in Possession	Proposed Co-Counsel to the Debtors and Debtors in Possession

Dated: October 20, 2023

[1]

A complete list of each of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ proposed claims and noticing agent at https://dm.epiq11.com/Akumin The Debtors’ service address is 8300 W. Sunrise Boulevard, Plantation, Florida 33322.

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW		1
A.	Defined Terms	1
B.	Rules of Interpretation	17
C.	Computation of Time	18
D.	Governing Law	18
E.	Reference to Monetary Figures	18
F.	Reference to the Debtors or the Reorganized Debtors	18
G.	Nonconsolidated Prepackaged Plan	18
H.	Controlling Document	18
I.	Consultation, Information, Notice, and Consent Rights	18

ARTICLE II. ADMINISTRATIVE CLAIMS, DIP CLAIMS, PRIORITY CLAIMS, AND RESTRUCTURING EXPENSES		19
A.	Administrative Claims	19
B.	DIP Claims	19
C.	Professional Fee Claims	19
D.	Priority Tax Claims	20
E.	Payment of Restructuring Expenses	20

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		21
A.	Classification of Claims and Interests	21
B.	Treatment of Claims and Interests	21
C.	Special Provision Governing Unimpaired Claims	26
D.	Elimination of Vacant Classes	27
E.	Voting Classes, Presumed Acceptance by Non-Voting Classes	27
F.	Intercompany Interests	27
G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	27
H.	Controversy Concerning Impairment	27
I.	Subordinated Claims	27

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN		28
A.	General Settlement of Claims and Interests	28
B.	Sale Transaction Election Deadline; Successful Bid	28
C.	Restructuring Transactions	28
D.	Continued Corporate Existence	30
E.	Vesting of Assets in the Reorganized Debtors or Post-Effective Date Debtors	30
F.	Cancellation of Existing Securities and Agreements	30
G.	Cancellation of Certain Existing Security Interests	30
H.	Sources of Consideration for Plan Distributions	31
I.	New Common Stock	31
J.	Consenting Investor Direct Investment and Cash Contribution	32
K.	CVR Agreement and CVR Distribution Framework	32
L.	New Notes and New RCF Exit Facility Agreement	34
M.	Corporate Action	35
N.	New Corporate Governance Documents	35
O.	Preservation of Causes of Action	36
P.	Certain Securities Law Matters	37
Q.	1146 Exemption	37
R.	Additional Sale Transaction Provisions	38
S.	Director and Officer Liability Insurance	39
T.	Indemnification Obligations	39

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ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		39
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	39
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	40
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	40
D.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases	41
E.	Insurance Policies	42
F.	Reservation of Rights	42
G.	Nonoccurrence of Effective Date	42
H.	Contracts and Leases Entered Into After the Petition Date	42

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		42
A.	Distributions on Account of Claims Allowed as of the Effective Date	42
B.	Disbursing Agent	43
C.	Rights and Powers of Disbursing Agent	43
D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	43
E.	Manner of Payment	45
F.	Compliance with Tax Requirements	45
G.	Allocations	45
H.	No Postpetition Interest on Claims	46
I.	Foreign Currency Exchange Rate	46
J.	Setoffs and Recoupment	46
K.	Claims Paid or Payable by Third Parties	46

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		47
A.	Disputed Claims Process	47
B.	Allowance of Claims	48
C.	Claims Administration Responsibilities	48
D.	Estimation of Claims and Interests	48
E.	Adjustment to Claims or Interests without Objection	48
F.	Disallowance of Claims or Interests	49
G.	No Distributions Pending Allowance	49
H.	Distributions After Allowance	49
I.	No Interest	49
J.	Accrual of Dividends and Other Rights	49

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		49
A.	Discharge of Claims and Termination of Interests	49
B.	Release of Liens	50
C.	Releases by the Debtors	50
D.	Releases by the Releasing Parties	51
E.	Exculpation	52
F.	Injunction	53
G.	Protections Against Discriminatory Treatment	54
H.	Document Retention	54
I.	Reimbursement or Contribution	54

ARTICLE IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN		54
A.	Conditions Precedent to the Effective Date	54
B.	Waiver of Conditions	56
C.	Effect of Failure of Conditions	56
D.	Substantial Consummation	56

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		56
A.	Modification and Amendments	56
B.	Effect of Confirmation on Modifications	57

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C.	Revocation or Withdrawal of Prepackaged Plan.	57

ARTICLE XI. RETENTION OF JURISDICTION		57

ARTICLE XII. MISCELLANEOUS PROVISIONS		59
A.	Immediate Binding Effect	59
B.	Additional Documents	60
C.	Payment of Statutory Fees	60
D.	Statutory Committee and Cessation of Fee and Expense Payment	60
E.	Reservation of Rights	60
F.	Successors and Assigns	60
G.	Notices	60
H.	Term of Injunctions or Stays	61
I.	Entire Agreement	61
J.	Plan Supplement	62
K.	Severability of Prepackaged Plan Provisions	62
L.	Votes Solicited in Good Faith	62
M.	Closing of Chapter 11 Cases	62
N.	Waiver or Estoppel	62
O.	Creditor Default	63

iii

INTRODUCTION

Akumin Inc. and the above-captioned debtors and debtors in possession (collectively, the “Debtors”), propose this joint prepackaged chapter 11 plan of reorganization (as modified, amended, or supplemented from time to time, the “Prepackaged Plan”) for the resolution of the outstanding claims against, and equity interests in, the Debtors. Although proposed jointly for administrative purposes, the Prepackaged Plan constitutes a separate Prepackaged Plan for each Debtor. Holders of Claims against, or Interests in, the Debtors may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, projections of future operations, risk factors, a summary and analysis of this Prepackaged Plan, the Restructuring Transactions, and certain related matters. The Debtors are the proponents of the Prepackaged Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PREPACKAGED PLAN ARE ENCOURAGED TO READ THE PREPACKAGED PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PREPACKAGED PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, AND GOVERNING LAW

A. Defined Terms.

As used in this Prepackaged Plan, capitalized terms have the meanings set forth below.

1. “1125(e) Exculpation Parties” means, collectively, and in each case in its capacity as such: (a) each of the Exculpated Parties; (b) the directors and officers of any of the Debtors; (c) each Consenting Stakeholder; (d) each Prepetition Debt Facility Agent; and (e) with respect to each of the foregoing parties, the Related Parties thereof.

2. “Accredited Investor” has the meaning provided in Article IV.K of the Prepackaged Plan.

3. “Ad Hoc Noteholder Group” means that certain ad hoc group comprised of beneficial holders (or investment managers or advisors to beneficial holders) of Prepetition Senior Secured Notes represented by the Ad Hoc Noteholder Group Advisors.

4. “Ad Hoc Noteholder Group Advisors” means Akin Gump Strauss Hauer & Feld LLP and any other attorneys, accountants, other professionals, advisors, and consultants for the Ad Hoc Noteholder Group, if any, as may be mutually agreed to by the Required Consenting Noteholders, the Consenting Investor, and the Debtors.

5. “Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 327, 328, 330, 365, 503(b), 507(a), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses of preserving the Estates and operating the businesses of the Debtors incurred on or after the Petition Date and through the Effective Date; (b) Allowed Professional Fee Claims; (c) all fees and charges assessed against the Estates under chapter 123 of the Judicial Code; and (d) Restructuring Expenses.

6. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if the reference Entity was a debtor in a case under the Bankruptcy Code.

7. “Allowed” means, with respect to any Claim, except as otherwise provided herein: (a) a Claim allowed pursuant to the Prepackaged Plan or a Final Order; (b) a Claim that is scheduled by the Debtors as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim, as applicable, has been timely Filed; or (c) a Claim that is evidenced by a Proof of Claim or a request for payment of an Administrative Claim, as applicable (or for which Claim a Proof of Claim is not required under the Prepackaged Plan, the Bankruptcy Code, or a Final Order); provided that with respect to a Claim described in clauses (b) and (c) above, such Claim shall be Allowed only

1

if and to the extent that with respect to such Claim no objection to the allowance thereof is interposed within the applicable period of time fixed by the Prepackaged Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or such an objection is so interposed and the Claim has been Allowed by a Final Order; provided, further, that the Reorganized Debtors or Post-Effective Date Debtors shall retain all claims and defenses with respect to Allowed Claims that are reinstated or otherwise Unimpaired pursuant to the Prepackaged Plan. To the extent applicable, any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no contrary or superseding Proof of Claim is or has been timely Filed, or that is not or has not been Allowed by a Final Order, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court. Unless expressly waived by the Prepackaged Plan, the Allowed amount of Claims or Interests shall be subject to and shall not exceed the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 or 503 of the Bankruptcy Code, to the extent applicable. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes the applicable Debtor or Reorganized Debtor, as applicable.

8. “Assumed Executory Contracts and Unexpired Leases Schedule” means a schedule of Executory Contracts and Unexpired Leases to be assumed by the Debtors pursuant to the Prepackaged Plan, which may be included in the Plan Supplement (if applicable in connection with a Sale transaction), as the same may be amended, modified, or supplemented from time to time.

9. “Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other Claims, Causes of Action, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy Law, including Claims, Causes of Action, or remedies under sections 502, 510, 542, 544, 545, 547 through 553, and 724(a) of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer Laws.

10. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended from time to time.

11. “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

12. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court, each, as amended from time to time.

13. “Bidding Procedures” means the procedures governing the auction and the Sale Transaction, as approved by the Bankruptcy Court and as may be amended from time to time in accordance with their terms, a substantially final form of which is attached as Exhibit G to the Restructuring Support Agreement.

14. “Bidding Procedures Motion” means the motion Filed by the Debtors seeking entry of an order approving the Bidding Procedures.

15. “Bidding Procedures Order” means the order entered by the Bankruptcy Court approving the Bidding Procedures and establishing deadlines for the submission of bids and the auction in accordance with such procedures, which order shall be consistent in all material respects with the Restructuring Support Agreement and this Prepackaged Plan.

16. “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York.

17. “Cash” or “$” means cash in legal tender of the United States of America and cash equivalents, including bank deposits, checks, and other similar items.

18. “Cash Collateral” has the meaning ascribed to such term in section 363(a) of the Bankruptcy Code.

2

19. “Cause of Action” or “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, judgments, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, and guaranties, of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by Law or in equity; (b) any claim based on or relating to, or in any manner arising from, in whole or in part, tort, breach of contract, breach of fiduciary duty, violation of state, provincial, or federal Law or breach of any duty imposed by Law or in equity, including securities Laws, negligence, and gross negligence; (c) the right to object to or otherwise contest Claims or Interests; (d) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (e) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (f) any other Avoidance Action.

20. “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

21. “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

22. “Claims and Balloting Agent” means Epiq Bankruptcy Solutions, LLC, the notice, claims, and solicitation agent retained by the Debtors in the Chapter 11 Cases.

23. “Claims Register” means the official register of Claims and Interests maintained by the Claims and Balloting Agent.

24. “Class” means a class of Claims or Interests as set forth in Article III of the Prepackaged Plan pursuant to section 1122(a) of the Bankruptcy Code.

25. “Clearing Price” has the meaning set forth in Article I.A.179 of the Prepackaged Plan.

26. “CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

27. “Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases.

28. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

29. “Confirmation Hearing” means the hearing to be held by the Bankruptcy Court on confirmation of the Prepackaged Plan and the adequacy of the Disclosure Statement, as such hearing may be continued from time to time.

30. “Confirmation Order” means the order of the Bankruptcy Court confirming the Prepackaged Plan pursuant to, inter alia, section 1129 of the Bankruptcy Code and approving the Disclosure Statement as containing, among other things, “adequate information” as required by section 1125 of the Bankruptcy Code, which order shall be consistent with the terms of the Restructuring Support Agreement, including the consent rights contained therein.

31. “Consenting 2025 Noteholders” has the meaning set forth in the Restructuring Support Agreement.

32. “Consenting 2028 Noteholders” has the meaning set forth in the Restructuring Support Agreement.

33. “Consenting Equityholders” has the meaning set forth in the Restructuring Support Agreement.

3

34. “Consenting Investor” has the meaning set forth in the Restructuring Support Agreement.

35. “Consenting Investor Advisors” means Moelis & Company LLC and Sidley Austin LLP in their capacity as advisors to the Consenting Investor.

36. “Consenting Investor Cash Contribution” has the meaning set forth in Article III.B.9(b)(i) of the Prepackaged Plan.

37. “Consenting Investor Direct Investment” means an investment on the Effective Date in the amount of the Consenting Investor Direct Investment Amount in accordance with the Restructuring Support Agreement and Article V.J of the Prepackaged Plan.

38. “Consenting Investor Direct Investment Amount” means $130,000,000.00; provided that any new money funded by the Consenting Investor under the DIP Facility (or any other new money contributions made by the Consenting Investor to the Debtors prior to the Effective Date), and any paid-in-kind interest accrued with respect thereto, shall reduce the Consenting Investor Direct Investment Amount on a dollar-for-dollar basis.

39. “Consenting Non-Debtor Hospital Partner Entities” has the meaning set forth in the Restructuring Support Agreement.

40. “Consenting Noteholders” has the meaning set forth in the Restructuring Support Agreement.

41. “Consenting Physician-Owned Entities” has the meaning set forth in the Restructuring Support Agreement.

42. “Consenting RCF Lenders has the meaning set forth in the Restructuring Support Agreement.

43. “Consenting RCF Lender Advisors” means (a) King & Spalding LLP, (b) one local counsel to the Consenting RCF Lenders, (c) such other attorneys, accountants, other professionals, advisors, and consultants for the Consenting RCF Lenders, if any, as may be mutually agreed to by the Required Consenting RCF Lenders, the Consenting Investor, and the Debtors.

44. “Consenting Stakeholders” has the meaning set forth in the Restructuring Support Agreement.

45. “Consummation” means the occurrence of the Effective Date.

46. “Cure” means all amounts, including an amount of $0.00, required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) that is to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

47. “CVR Agent” means the agent to be specified in and to be party to the CVR Agreement.

48. “CVR Agreement” means that certain agreement setting forth the full terms and conditions of the CVRs, a substantially final form of which shall be filed with the Plan Supplement and shall be consistent in form and substance with this Prepackaged Plan and the form attached to the Restructuring Support Agreement as Exhibit J.

49. “CVR Distribution Framework” means the procedures set forth in Article IV.K of the Prepackaged Plan (and as may be supplemented in the Plan Supplement) to be utilized by the Reorganized Debtors to distribute the CVRs pursuant to the Prepackaged Plan in a manner to ensure compliance with the Securities Exchange Act, solely to the extent that the Securities Exchange Act is applicable.

50. “CVR Distribution Conditions” means the conditions set forth in the CVR Distribution Framework that are required to be satisfied by an individual recipient prior to such recipient becoming eligible to receive CVRs.

4

51. “CVR Notice” has the meaning provided in Article IV.K of the Prepackaged Plan.

52. “CVR Recipient Certification” has the meaning provided in Article IV.K of the Prepackaged Plan.

53. “CVR Recipient Conditions” has the meaning provided in Article IV.K of the Prepackaged Plan.

54. “CVRs” means those certain uncertificated, non-transferrable (unless expressly permitted therein) contractual contingent value rights to be governed by the CVR Agreement entered into by the Parent, Consenting Investor and the CVR Agent.

55. “CVR Submission Deadline” has the meaning provided in Article IV.K of the Prepackaged Plan.

56. “D&O Liability Insurance Policies” means all insurance policies of any of the Debtors for directors’, managers’, and officers’ liability existing as of the Petition Date (including any “tail policy”) and all agreements, documents, or instruments relating thereto.

57. “Debtors” means Akumin Inc.; Advanced Diagnostic Group, LLC; Advanced Diagnostic Resources, LLC; Affiliated PET Systems, L.L.C.; AFO Imaging, Inc.; Akumin FL, LLC; Akumin Florida Holdings, LLC; Akumin Health Illinois, LLC; Akumin Holdings Corp.; Akumin Operating Corp.; Alliance Imaging NC, LLC; Alliance Oncology of Arizona, LLC; Alliance Radiosurgery, LLC; Decatur Health Imaging, L.L.C.; Diagnostic Health Center of Anchorage, LLC; Greater Boston MRI Limited Partnership; Greater Boston MRI Services, LLC; Imaging Center of West Palm Beach LLC; InMed Diagnostic Services of MA, LLC; LCM Imaging, Inc.; Medical Diagnostics, LLC; Medical Outsourcing Services, LLC; Mid-American Imaging Inc.; Monroe PET, LLC; MUSC Health Cancer Care Organization, LLC; NEHE/WSIC II, LLC; NEHE-MRI, LLC; Neospine Blocker Corp.; New England Health Imaging—Houlton, LLC; New England Molecular Imaging LLC; PET Scans of America Corp.; PMI Partners, LLC; PREFERRED IMAGING AT CASA LINDA PLAZA, LLC; PREFERRED IMAGING AT THE MEDICAL CENTER, LLC; PREFERRED IMAGING HEB, LLC; Preferred Imaging of Austin, LLC; Preferred Imaging of Corinth, LLC; Preferred Imaging of Denton, LLC; Preferred Imaging of Fort Worth, LLC; Preferred Imaging of Frisco, LLC; PREFERRED IMAGING OF GARLAND, LLC; PREFERRED IMAGING OF GRAPEVINE/COLLEYVILLE, LLC; Preferred Imaging of Irving, LLC; Preferred Imaging of McKinney, LLC; Preferred Imaging of Mesquite, LLC; PREFERRED IMAGING OF PLANO, LLC; Preferred Imaging on Plano Parkway, LLC; PREFERRED OPEN MRI, LLC; ROUND ROCK IMAGING, LLC; Shared P.E.T. Imaging, LLC; SMT Health Services, LLC; SyncMed, LLC; Three Rivers Holding, LLC; TIC Acquisition Holdings, LLC; USR Holdings, LLC; Vista PEM Providers, LLC; Western Massachusetts Magnetic Resonance Services, LLC; Woodland Diagnostic Imaging, LLC; and New England Health Enterprises Business Trust.

58. “Debtor Release” means the release set forth in Article VIII.C of the Prepackaged Plan.

59. “Definitive Documents” means the documents listed in Section 3 of the Restructuring Support Agreement, as modified, amended, or supplemented from time to time, in accordance with the Restructuring Support Agreement and Article I.I herein.

60. “DIP Agent” means the administrative agent, collateral agent, or similar Entity under the DIP Facility.

61. “DIP Claims” means any and all Claims arising under, derived from, or based upon the DIP Facility Documents, which DIP Claims shall have the priorities set forth in the DIP Facility Term Sheet or DIP Credit Agreement, as applicable and the DIP Orders.

62. “DIP Credit Agreement” means a junior secured debtor in possession credit agreement that governs the DIP Facility among Parent as borrower, the Debtor guarantors as party thereto, and the lender parties thereto, as may be amended, amended and restated, supplemented, or modified from time to time, in a form to be agreed upon by the Debtors and the DIP Lenders, which shall be in form and substance consistent with the terms of the Restructuring Support Agreement and the consent rights contained therein

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63. “DIP Facility” means the junior secured debtor in possession financing facility for the DIP Loans, in the aggregate principal amount of $75 million, entered into on the terms and conditions set forth in the DIP Facility Documents.

64. “DIP Facility Documents” means any documents governing the DIP Facility that are entered into in accordance with the DIP Facility Term Sheet (or DIP Credit Agreement, as applicable), and the DIP Orders, and any amendments, modifications, and supplements thereto, and together with any related notes, certificates, agreements, securities agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection therewith.

65. “DIP Facility Term Sheet” means the DIP Loan Term Sheet attached as Exhibit F to the Restructuring Support Agreement and the DIP Orders; provided, that following entry of the DIP Orders, the version attached to the DIP Order shall control.

66. “DIP Lenders” means the lenders providing the DIP Facility under the DIP Facility Documents.

67. “DIP Loans” means the loans provided under the DIP Facility, which shall be converted into New Common Stock on the Effective Date in accordance with Article II.B. of the Prepackaged Plan.

68. “DIP Orders” means, together, the Interim DIP Order and the Final DIP Order.

69. “Disbursing Agent” means, as applicable, the Debtors, the Reorganized Debtors, the Post-Effective Date Debtors, the Post-Effective Date Plan Administrator, or such other Entity or Entities selected by the Debtors, the Reorganized Debtors, the Post-Effective Date Debtors, or the Post-Effective Date Plan Administrator, in each case, in consultation with the Consenting Stakeholders, as applicable, to make or facilitate distributions pursuant to the Prepackaged Plan.

70. “Disclosure Statement” means the disclosure statement for the Prepackaged Plan, including all exhibits and schedules thereto, to be approved by the Confirmation Order, a copy of which is attached to the Restructuring Support Agreement as Exhibit E.

71. “Disputed” means, as to a Claim or an Interest, any Claim or Interest: (a) that is not Allowed; (b) that is not disallowed by the Prepackaged Plan, the Bankruptcy Code, or a Final Order, as applicable; (c) as to which a dispute is being adjudicated by a court of competent jurisdiction in accordance with non-bankruptcy Law; (d) that is Filed in the Bankruptcy Court and not withdrawn, as to which a timely objection or request for estimation has been Filed; and (e) with respect to which a party in interest has Filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court.

72. “Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Debtors or the Reorganized Debtors, on or after the Effective Date, with the first such date occurring on or as soon as is reasonably practicable after the Effective Date, upon which the Disbursing Agent shall make distributions to Holders of Allowed Claims and Interests entitled to receive distributions under the Prepackaged Plan.

73. “Distribution Record Date” means the record date for purposes of making distributions under the Prepackaged Plan on account of Allowed Claims and Interests except with respect to public securities, which date shall be on or as soon as is reasonably practicable after the Effective Date, subject to the consent of the Consenting Investor, reasonable consent of the Required Consenting Noteholders, and, solely as the Distribution Record Date relates to Holders of Prepetition RCF Claims, the Required Consenting RCF Lenders.

74. “DTC” means the Depository Trust Company.

75. “Effective Date” means, as to the applicable Debtor, the date that is the first Business Day on which (a) no stay of the Confirmation Order is in effect and (b) all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A of the Prepackaged Plan have been satisfied or waived in accordance with Article IX.B of the Prepackaged Plan. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable thereafter.

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76. “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code, including “person” (as defined in section 101(41) of the Bankruptcy Code) and “governmental unit” (as defined in section 101(27) of the Bankruptcy Code).

77. “Estate” means as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code upon the commencement of such Debtor’s Chapter 11 Case.

78. “Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. § 78a, et seq., as amended from time to time.

79. “Exculpated Parties” means collectively, and in each case in its capacity as such: (a) the Debtors; and (b) any statutory committees appointed in the chapter 11 cases and each of their respective members.

80. “Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

81. “Existing Common Stock Interests” means shares of the class of common stock of Parent, which is traded and quoted on the NASDAQ under the symbol “AKU” and Toronto Stock Exchange under the symbol “AKU.TO”, that existed immediately prior to the Effective Date, including (i) any restricted stock units of Parent that vest upon a “change of control” transaction and (ii) the exercise of any stock options Parent in accordance with their terms prior to the Effective Date.

82. “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.

83. “File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

84. “Final DIP Order” means any order approving the DIP Facility and authorizing the Debtors’ use of Cash Collateral on a final basis.

85. “Final Order” means an order or judgment of the Bankruptcy Court, or court of competent jurisdiction with respect to the subject matter that has not been reversed, stayed, modified, or amended, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing will have been denied, resulted in no stay pending appeal of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order will not preclude such order from being a Final Order.

86. “General Unsecured Claim” means any Claim against any of the Debtors that is not (a) paid in full prior to the Effective Date pursuant to an order of the Bankruptcy Court; (b) an Administrative Claim; (c) a DIP Claim;] (d) a Secured Claim; (e) an Other Secured Claim; (f) a Priority Tax Claim; (g) an Other Priority Claim; (h) a Prepetition 2025 Notes Claim; (i) a Prepetition 2028 Notes Claim; (j) a Prepetition Series A Note Claim; (k) a Prepetition RCF Claim; (l) an Intercompany Claim; or (m) a Section 510(b) Claim.

87. “Governing Body” means, in each case in its capacity as such, the board of directors, board of managers, manager, general partner, special committee, or such similar governing body of any of the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable.

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88. “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

89. “Holder” means an Entity holding a Claim against or an Interest in a Debtor, as applicable.

90. “Impaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

91. “Intercompany Claim” means any Claim against a Debtor or an Affiliate of a Debtor held by another Debtor or an Affiliate of a Debtor.

92. “Intercompany Interest” means an Interest in a Debtor held by another Debtor.

93. “Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, performance shares, performance units, redemption rights, repurchase rights, convertible, exercisable or exchangeable Securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor.

94. “Interim DIP Order” means one or more orders entered on an interim basis approving the DIP Facility and the DIP Facility Documents and authorizing the Debtors’ use of Cash Collateral.

95. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as amended from time to time.

96. “Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

97. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

98. “Maximum CVR Recipients” has the meaning provided in Article IV.K of the Prepackaged Plan.

99. “Nasdaq” means Nasdaq Stock Market, together with any successors thereto.

100. “New 2027 Notes” means new senior secured notes due 2027 in an aggregate initial principal amount of $475 million to be issued by Reorganized Parent on the Effective Date and governed by the New 2027 Notes Indenture; provided, that the aggregate principal amount of the New 2027 Notes to be issued pursuant to the Prepackaged Plan shall be reduced dollar-for-dollar by the aggregate principal amount of the Selected Reverse Dutch Election Participating Notes that are Prepetition 2025 Notes. For the avoidance of doubt, the aggregate principal amount of the New 2027 Notes shall not be reduced on account of any Reverse Dutch Election Participating Notes for which the applicable holder does not receive any Reverse Dutch Election Available Proceeds on account of such Reverse Dutch Election Participating Notes.

101. “New 2027 Notes Indenture” means the indenture that will govern the New 2027 Notes, a substantially final form of which is attached as Exhibit H to the Restructuring Support Agreement and shall be filed with the Plan Supplement.

102. “New 2028 Notes” means new senior secured notes due 2028 in an aggregate initial principal amount of $375 million to be issued by Reorganized Parent on the Effective Date and governed by the New 2028 Notes Indenture; provided, that the aggregate principal amount of the New 2028 Notes to be issued pursuant to the Prepackaged Plan shall be reduced dollar-for-dollar by the aggregate principal amount of the Selected Reverse Dutch Election Participating Notes that are Prepetition 2028 Notes. For the avoidance of doubt, the aggregate principal amount of the New 2028 Notes shall not be reduced on account of any Reverse Dutch Election Participating Notes for which the applicable holder does not receive any Reverse Dutch Election Available Proceeds on account of such Reverse Dutch Election Participating Notes.

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103. “New 2028 Notes Indenture” means the indenture that will govern the New 2028 Notes, a substantially final form of which is attached as Exhibit I to the Restructuring Support Agreement and shall be filed with the Plan Supplement.

104. “New Board” means the boards of directors or members of the applicable Governing Bodies of the applicable Reorganized Debtors or Post-Effective Date Debtors, as applicable, and as set forth in the Plan Supplement.

105. “New Common Stock” means, if the Reorganization Transaction occurs, shares of common stock of Reorganized Parent to be issued on the Effective Date or as otherwise permitted pursuant to the New Corporate Governance Documents.

106. “New Corporate Governance Documents” means the documents providing for corporate governance of the Reorganized Debtors or Post-Effective Date Debtors, including charters, bylaws, operating agreements, or other organizational documents or shareholders’ agreements, as applicable, which (a) shall be consistent with the terms of the Restructuring Support Agreement and the consent rights contained therein and (b) will be filed with the Plan Supplement solely to the extent of any material amendments to the Prepetition Organizational Documents. For the avoidance of doubt, the New Corporate Governance Documents of Reorganized Parent shall be filed in the Plan Supplement.

107. “New Debt Documents” means, collectively, the New 2027 Notes Indenture, the New 2028 Notes Indenture, the New RCF Exit Facility Agreement, and all other agreements, documents, and instruments evidencing or securing the New Debt Facilities, to be delivered or entered into in connection therewith (including any guarantee agreements (including the New Debt Facilities Guarantees), pledge and collateral agreements, intercreditor agreements, subordination agreements, commitment letters, term sheets, fee letters, and other security documents), each of which shall be consistent with the terms of the Restructuring Support Agreement and the consent rights contained therein.

108. “New Debt Facilities” means, collectively, the New RCF Exit Facility and the New Notes.

109. “New Debt Facilities Guarantees” means, collectively, the New Debt Facilities Non-Debtor Hospital Partner Entity Guarantees and the New Debt Facilities Physician-Owned Entity Guarantees.

110. “New Debt Facilities Non-Debtor Hospital Partner Entity Guarantees” means those certain secured guarantees of the obligations arising under the New Debt Facilities, to be provided by the Consenting Non-Debtor Hospital Partner Entities, as guarantors in favor of one or more of the Company Parties as obligor of the obligations under the New Debt Documents from and after the Effective Date, which guarantees and related liens and security interests (together with any amendments thereto) shall be subject to the consent rights set forth in the Restructuring Support Agreement and in form and substance reasonably acceptable to the Consenting Non-Debtor Hospital Partner Entities (which consent shall not be unreasonably withheld).

111. “New Debt Facilities Physician-Owned Entity Guarantees” means those certain secured guarantees of the obligations arising under the New Debt Facilities, to be provided by the Consenting Physician-Owned Entities as guarantors in favor of one or more of the Company Parties as obligor for the obligations under the New Debt Documents from and after the Effective Date, which guarantees, liens and security interests (together with any amendments thereto) shall be subject to the consent rights set forth in the Restructuring Support Agreement and in form and substance reasonably acceptable to the Consenting Physician-Owned Entities (which consent shall not be unreasonably withheld).

112. “New Notes” means, collectively, the New 2027 Notes and the New 2028 Notes.

113. “New RCF Exit Facility” means a new revolving credit facility to be entered into by certain of the Debtors on the Effective Date.

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114. “New RCF Exit Facility Agreement” means the revolving credit agreement governing the New RCF Exit Facility, a copy of which will be filed in the Plan Supplement, which shall be consistent with the terms of the Restructuring Support Agreement and the consent rights contained therein.

115. “Other Equity Interests” means any and all Interests in the Debtors other than Existing Common Stock Interests or Intercompany Interests, including any and all outstanding and unexercised or unvested Prepetition Consenting Investor Warrants, other warrants, options, or rights to acquire Existing Common Stock Interests or other Interests in the Debtors existing immediately prior to the Effective Date and any Section 510(b) Claims.

116. “Other Priority Claim” means any unsecured Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

117. “Other Secured Claim” means any Secured Claim other than a DIP Claim, Prepetition 2025 Notes Claim, Prepetition 2028 Notes Claim, or Prepetition RCF Claim.

118. “Parent” means Akumin Inc.

119. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

120. “Petition Date” means the date on which the Debtors commenced the Chapter 11 Cases.

121. “Plan Administrator Agreement” means, in the event of a Sale Transaction that results in one or more Post-Effective Date Debtor(s), the agreement between the Post-Effective Date Plan Administrator and the Post-Effective Date Debtor(s) regarding the administration and wind-down of the Post-Effective Date Debtor(s) assets and other matters related to their applicable Estate(s), which shall be filed as part of the Plan Supplement.

122. “Plan Distribution” means a payment or distribution of consideration to Holders of Allowed Claims and Allowed Interests under the Prepackaged Plan.

123. “Plan Supplement” means the compilation of documents and forms of documents, term sheets, agreements, schedules, and exhibits to the Prepackaged Plan (in each case, as may be altered, amended, modified, or supplemented up to and through the Effective Date in accordance with the terms hereof and the Restructuring Support Agreement, including the consent rights contained therein, and this Prepackaged Plan) to be Filed prior to the Confirmation Hearing to the extent available, and any additional documents Filed prior to the Effective Date as amendments to the Plan Supplement, including the following, as applicable: (a) the New Corporate Governance Documents; (b) in the event of a Reorganization Transaction, and to the extent known, the identities of the members of the New Board of Reorganized Parent; (c) in the event of a Sale Transaction, the identity of the Post-Effective Date Plan Administrator Agreement; (d) in the event of a Reorganization Transaction, the Rejected Executory Contracts and Unexpired Leases Schedule; (e), in the event of a Sale Transaction, the Assumed Executory Contracts and Unexpired Leases Schedule; (f) the Schedule of Retained Causes of Action; (g) the CVR Agreement; (h) the New 2027 Notes Indenture and the New 2028 Notes Indenture; (i) the New RCF Exit Facility Agreement; (j) in the event of a Reorganization Transaction, a restructuring transactions memorandum (if any); and (k) in the event of a Sale Transaction, the Sale Transaction Documents.

124. “Post-Effective Date Debtors” means, in the event of a Sale Transaction, the Debtors after the Effective Date.

125. “Post-Effective Date Plan Administrator” means, in the event of a Sale Transaction, the person or entity identified in the Plan Supplement to be appointed on the Effective Date and who will serve as the plan administrator for the Post-Effective Date Debtors as set forth in Article IV.R.2 of the Prepackaged Plan.

126. “Prepackaged Plan” means this joint chapter 11 plan of reorganization, the Plan Supplement, and all exhibits and schedules annexed hereto or referenced herein, in each case, as may be amended, supplemented, or otherwise modified from time to time in accordance with the Bankruptcy Code, the Restructuring Support Agreement, and the terms hereof.

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127. “Prepetition 2025 Notes” means the 7.00% Senior Secured Notes, due 2025, outstanding under the Prepetition 2025 Notes Indenture.

128. “Prepetition 2025 Notes Claim(s)” means any Claim for obligations arising under the Prepetition 2025 Notes Indenture, including Claims in respect of all principal amounts outstanding, interest, fees, redemption premiums, expenses, costs, and other charges arising thereunder or related thereto, including postpetition interest, as applicable.

129. “Prepetition 2025 Notes Indenture” means that certain Indenture, dated as of November 2, 2020 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and among Parent, as issuer, certain of the Debtors, as guarantors, and the Prepetition 2025 Notes Trustee.

130. “Prepetition 2025 Notes Trustee” means UMB Bank, National Association, in its capacity as trustee and collateral agent under the Prepetition 2025 Notes Indenture.

131. “Prepetition 2028 Notes” means the 7.50% Senior Secured Notes, due 2028, outstanding under the Prepetition 2028 Notes Indenture.

132. “Prepetition 2028 Notes Claim(s)” means any Claim for obligations arising under the Prepetition 2028 Notes, including Claims in respect of all principal amounts outstanding, interest, fees, redemption premiums, expenses, costs, and other charges arising thereunder or related thereto, including postpetition interest, as applicable.

133. “Prepetition 2028 Notes Indenture” means that certain Indenture, dated as of August 9, 2021 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time), by and among Parent, as issuer and successor to Akumin Escrow Inc., certain of the Debtors, as guarantors, and the Prepetition 2028 Notes Trustee.

134. “Prepetition 2028 Notes Trustee” means UMB Bank, National Association, in its capacity as trustee and collateral agent under the Prepetition 2028 Notes Indenture.

135. “Prepetition Consenting Investor Warrants” means warrants to purchase Existing Common Stock Interests held by the Consenting Investor.

136. “Prepetition Debt Facility Agents” means the Prepetition RCF Agent and the Prepetition Senior Secured Notes Trustees.

137. “Prepetition Notes” means the Prepetition 2025 Notes and the Prepetition 2028 Notes.

138. “Prepetition Organizational Documents” means the formation documents and governance documents for the Debtors as of the Petition Date.

139. “Prepetition RCF Agent” means PNC Bank, National Association, as successor to BBVA USA, in its capacity as Administrative Agent and Collateral Agent for the Prepetition RCF Facility.

140. “Prepetition RCF Claims” means any Claim for obligations arising under the Prepetition RCF Credit Agreement or relating to the Prepetition RCF Facility, including the Prepetition Swap Claims and Claims for all principal amounts outstanding, interest, fees, expenses, costs and other charges arising thereunder or related thereto. In the event that the Prepetition RCF Claims are not paid down in full pursuant to the Interim DIP Order, Prepetition RCF Claims shall be Allowed in an amount to be agreed to by the Debtors and the Consenting RCF Lenders prior to the Confirmation Hearing, which amount shall be included in the Confirmation Order.

141. “Prepetition RCF Credit Agreement” means that certain Revolving Credit Agreement, dated as of November 2, 2020, by and among certain of the Debtors as borrowers and guarantors thereto, the lenders party thereto from time to time, and the Prepetition RCF Agent, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time.

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142. “Prepetition RCF Facility” means the revolving credit facility arising under the Prepetition RCF Credit Agreement.

143. “Prepetition Senior Secured Notes” means, collectively, the Prepetition 2025 Notes and the Prepetition 2028 Notes.

144. “Prepetition Senior Secured Notes Trustees” means the Prepetition 2025 Notes Trustee and the Prepetition 2028 Notes Trustee.

145. “Prepetition Series A Note” means those certain 11% Cash / 13% PIK Unsecured Notes due 2032 / 2033, issued by Akumin Corp. to the Consenting Investor on September 1, 2021.

146. “Prepetition Series A Note Claims” means any Claim on account of the Prepetition Series A Note.

147. “Prepetition Swap Agreement” means, collectively, as may be amended, amended and restated, supplemented, or modified from time to time, the Amended and Restated ISDA Master Agreement dated as of September 28, 2012, between PNC Bank, National Association and Alliance-HNI Leasing Co., L.L.C. and subsequently supplemented on March 29, 2019 and March 19, 2020.

148. “Prepetition Swap Claims” means any and all Claims against the Debtors arising under, derived from, or based upon the Prepetition Swap Agreement.

149. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

150. “Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class, unless otherwise indicated.

151. “Professional” means an Entity: (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

152. “Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses that the Professionals estimate they have incurred or will incur in rendering services to the Debtors as set forth in Article II.B of the Prepackaged Plan.

153. “Professional Fee Claim” means a Claim by a Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

154. “Professional Fee Account” means an account to be funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount.

155. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

156. “Purchase Agreement” means the definitive purchase agreement(s) effectuating the Sale Transaction, including all exhibits and schedules thereto, and as may be amended, modified, or supplemented in accordance with the terms thereof, which shall be in form and substance consistent with the Restructuring Support Agreement and the consent rights contained therein.

157. “Purchaser” means one or more Entities that are the purchaser or purchasers under the Purchase Agreement(s), if any, together with any successors to and permitted assigns of such purchaser(s).

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158. “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall not be discharged hereunder and the holder’s legal, equitable, and contractual rights on account of such Claim or Interest shall remain unaltered by Consummation in accordance with section 1124(1) of the Bankruptcy Code.

159. “Rejected Executory Contracts and Unexpired Leases Schedule” means, in the event of a Reorganization Transaction, a schedule of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Prepackaged Plan, which schedule shall be included in the Plan Supplement, as the same may be amended, modified, or supplemented from time to time; provided that such schedule shall be in form and substance acceptable to the Consenting Investor.

160. “Related Party” means, collectively, current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, predecessors, participants, successors, assigns, subsidiaries, affiliates, managed accounts or funds, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, heirs, executors, and assigns, and other professionals, in each case solely in their capacities as such, together with their respective past and present directors, officers, stockholders, partners, members, employees, agents, attorneys, representatives, heirs, executors and assigns, in each case solely in their capacities as such.

161. “Released Parties” means, collectively, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor or Post-Effective Date Debtor, as applicable; (c) each Consenting Non-Debtor Hospital Partner Entity; (d) each Consenting Physician-Owned Entity; (e) the Prepetition Debt Facility Agents; (f) the Consenting Investor; (g) each Consenting Stakeholder; (h) the DIP Lender; (i) the DIP Agent; (j) each current and former Affiliate of each Entity in the foregoing clause (a) through (i); and (k) each Related Party of each Entity in clause (a) through (j); provided that any Holder of a Claim or Interest that affirmatively opts out of the releases provided by the Prepackaged Plan by checking the box on the applicable ballot or Notice of Non-Voting Status indicating that they opt not to grant the releases provided in the Prepackaged Plan shall not be a “Released Party.”

162. “Releasing Parties” means, collectively, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor or Post-Effective Date Debtor, as applicable; (c) each Consenting Non-Debtor Hospital Partner Entity; (d) each Consenting Physician-Owned Entity; (e) the Prepetition Debt Facility Agents; (f) the Consenting Investor; (g) each Consenting Stakeholder; (h) the DIP Lender; (i) the DIP Agent; (j) all Holders of Claims or Interests that vote to accept the Prepackaged Plan; (k) all Holders of Claims or Interests that are deemed to accept the Prepackaged Plan who do not affirmatively opt out of the releases provided by the Prepackaged Plan by checking the box on the applicable Notice of Non-Voting Status indicating that they opt not to grant the releases provided in the Prepackaged Plan; (l) all Holders of Claims or Interests that abstain from voting on the Prepackaged Plan and who do not affirmatively opt out of the releases provided by the Prepackaged Plan by checking the box on the applicable ballot indicating that they opt not to grant the releases provided in the Prepackaged Plan; (m) all holders of Claims or Interests that vote to reject the Prepackaged Plan or are deemed to reject the Prepackaged Plan and who do not affirmatively opt out of the releases provided by the Prepackaged Plan by checking the box on the applicable ballot or Notice of Non-Voting Status, as applicable, indicating that they opt not to grant the releases provided in the Prepackaged Plan; (n) each current and former Affiliate of each Entity in the foregoing clause (a) through (m); and (o) each Related Party of each Entity in clause (a) through (n).

163. “Reorganization Transaction” means the Restructuring Transaction to be effectuated on the Effective Date unless the Debtors elect to pursue the Sale Transaction.

164. “Reorganized Debtors” means, in the event that the Reorganization Transaction is consummated, collectively, Reorganized Parent and each other Debtor, or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

165. “Reorganized Parent” means, in the event that the Reorganization Transaction is consummated, Parent, as reorganized on the Effective Date in accordance with the Prepackaged Plan.

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166. “Required Consenting Equityholders” has the meaning set forth in the Restructuring Support Agreement.

167. “Required Consenting 2025 Noteholders” has the meaning set forth in the Restructuring Support Agreement.

168. “Required Consenting 2028 Noteholders” has the meaning set forth in the Restructuring Support Agreement.

169. “Required Consenting Noteholders” has the meaning set forth in the Restructuring Support Agreement.

170. “Required Consenting RCF Lenders” has the meaning set forth in the Restructuring Support Agreement.

171. “Restructuring Expenses” means the prepetition and postpetition reasonable and documented fees and expenses of the Ad Hoc Noteholder Group Advisors, Consenting RCF Lenders Advisors, the Consenting Investor Advisors, not previously paid by the Debtors, in each case, in accordance with the engagement letters of such professionals, and which, without further order of, or application to the Bankruptcy Court by such professionals, including, the requirement for the filing of retention applications, fee applications, or any applications in the Chapter 11 Cases, shall be Allowed as an Administrative Claim upon incurrence and shall not be subject to any offset, defense, counter-claim, reduction, or credit.

172. “Restructuring Support Agreement” means that certain restructuring support agreement to which the Debtors are a party, a copy of which is attached to this Prepackaged Plan as Exhibit A.

173. “Restructuring Transactions” means any transaction and any actions as may be necessary or appropriate to effect a restructuring of the Debtors’ respective businesses or a corporate restructuring of the overall corporate structure of the Debtors on the terms set forth in this Prepackaged Plan, the issuance of all securities, notes, instruments, agreements, certificates, and other documents required to be issued or executed pursuant to the Prepackaged Plan, one or more inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions, as described in Article IV.C of the Prepackaged Plan, in each case, in form and substance consistent with the terms of the Restructuring Support Agreement and the consent rights contained therein.

174. “Reverse Dutch Election Available Proceeds” means $60,000,000 in the aggregate to be made available by the Debtors upon receipt of the Consenting Investor Direct Investment to fund Cash payments pursuant to the Reverse Dutch Election Opportunity.

175. “Reverse Dutch Election Bid Price” means, with respect to each participant, the lowest price at which the applicable holder consents to receive cash in lieu of New Notes pursuant to the Reverse Dutch Election Opportunity, which shall be no higher than the Reverse Dutch Election Maximum Price and specified in such holder’s Required Reverse Dutch Election Submission Materials.

176. “Reverse Dutch Election Deadline” means the deadline by which holders of Prepetition 2025 Notes Claims and Prepetition 2028 Notes Claims shall direct their applicable brokers and/or nominees to submit the Reverse Dutch Election Required Submission Materials, which will be at least twenty (20) Business Days after the date that the Reverse Dutch Election Required Submission Materials are distributed to the Holders of Prepetition 2025 Notes Claims and Prepetition 2028 Notes Claims and specifically identified in the Reverse Dutch Election Form; provided, that the Debtors shall extend the Reverse Dutch Election Deadline such that it is no more than ten (10) calendar days prior to the anticipated Effective Date and shall use commercially reasonable efforts to provide notice of such extension to the Holders of Prepetition 2025 Notes Claims and Prepetition 2028 Notes Claims at least five (5) Business Days prior to the previously scheduled Reverse Dutch Election Deadline by filing a notice on the docket and posting such notice on the Debtors’ restructuring website at https://dm.epiq11.com/Akumin. The Reverse Dutch Election Required Submission Materials must be actually received by the Claims and Balloting Agent by 5:00 p.m. (Eastern Time) to be considered timely submitted by the Reverse Dutch Election Deadline.

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177. “Reverse Dutch Election Form” means a form and instructions to be prepared by the Debtors and distributed to holders of Prepetition 2025 Notes Claims and Prepetition 2028 Notes Claims in accordance with the Reverse Dutch Election Procedures set forth in the Solicitation Procedures Motion and any order approving the Solicitation Procedures Motion.

178. “Reverse Dutch Election Maximum Price” means, (a) with respect to the Prepetition 2025 Notes Claims, $825 per $1,000 in principal amount of the Prepetition 2025 Notes Claims, and (b) with respect to the Prepetition 2028 Notes Claims, $775 per $1,000 in principal amount of the Prepetition 2028 Notes Claims.

179. “Reverse Dutch Election Opportunity” means an election process pursuant to which the Reverse Dutch Election Available Proceeds will be paid at the applicable Reverse Dutch Election Bid Price to each of the Reverse Dutch Election Participants in lieu of New Notes under the Prepackaged Plan; provided, that if the Reverse Dutch Election Available Proceeds are insufficient to pay the aggregate Reverse Dutch Election Bid Price to all Reverse Dutch Election Participants, then (a) the Reverse Dutch Election Available Proceeds shall be allocated first to the participants that have submitted the lowest Reverse Dutch Election Bid Price for the full amount of Reverse Dutch Election Participating Notes for which such Reverse Dutch Election Bid Price was submitted, which allocation of Reverse Dutch Election Available Proceeds shall be repeated for each next-lowest Reverse Dutch Election Bid Price until the highest Reverse Dutch Election Bid Price for which allocation of remaining Reverse Dutch Election Available Proceeds for the full amount of Reverse Dutch Election Participating Notes does not exhaust all of the remaining Reverse Dutch Election Available Proceeds; (b) any participants that have submitted Reverse Dutch Election Participating Notes with the Reverse Dutch Election Bid Price at which the remaining Reverse Dutch Election Available Proceeds would be exhausted after allocation of Reverse Dutch Election Available Proceeds with respect to all lower Reverse Dutch Election Bid Prices as set forth in step (a) above (the “Clearing Price”) shall receive their pro rata share (based on the principal amount of Reverse Dutch Election Participating Notes that were submitted with such Reverse Dutch Election Bid Price, subject to adjustments required under the procedures of DTC relating to minimum denominations) of the remaining Reverse Dutch Election Available Proceeds; and (c) any Reverse Dutch Election Participants that select a Reverse Dutch Election Bid Price that is higher than the Clearing Price shall not receive any Reverse Dutch Election Available Proceeds with respect to their Reverse Dutch Election Participating Notes. Reverse Dutch Election Participants that select Reverse Dutch Election Bid Prices equal to or lower than the Clearing Price will receive consideration equal to their applicable Reverse Dutch Election Bid Price for each $1,000 principal amount of Selected Reverse Dutch Election Participating Notes.

180. “Reverse Dutch Election Participants” means holders of Prepetition 2025 Notes Claims and Prepetition 2028 Notes Claims that have timely submitted the Reverse Dutch Election Required Submission Materials by the Reverse Dutch Election Deadline.

181. “Reverse Dutch Election Participating Notes” means the Prepetition Notes held by the Reverse Dutch Election Participants that the Reverse Dutch Election Participants have elected to participate in the Reverse Dutch Election Opportunity by submitting the Reverse Dutch Election Required Submission Materials.

182. “Reverse Dutch Election Required Submission Materials” means, collectively, (a) the executed Reverse Dutch Election Form specifying, among other things, the Reverse Dutch Election Bid Price and (b) delivery of book-entry positions for the applicable Prepetition Notes identified in each respective Reverse Dutch Election Form through DTC’s ATOP system or as otherwise provided in the Reverse Dutch Election Form.

183. “Sale Hearing” means a hearing to consider the approval of any Sale Transaction, which may be combined with the Confirmation Hearing.

184. “Sale Order” means one or more Bankruptcy Court orders, which may be the Confirmation Order, approving the Debtors’ entry into one or more Purchase Agreement(s) in connection with the Sale Transaction, in each case, in form and substance consistent with the Restructuring Support Agreement and the consent rights contained therein.

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185. “Sale Transaction” means one or more sales of all, substantially all, or a material portion of the Debtors’ Estate assets pursuant to section 363 of the Bankruptcy Code or the Prepackaged Plan in accordance with the Bidding Procedures and this Prepackaged Plan.

186. “Sale Transaction Documents” means the documents governing the Sale Transaction, including, without limitation, the Bidding Procedures, the Bidding Procedures Motion, the Bidding Procedures Order, the Purchase Agreement(s), and any Sale Order(s), in each case, in form and substance consistent with the terms of the Restructuring Support Agreement and the consent rights contained therein.

187. “Sale Transaction Election Notice” means a notice Filed in advance of the earlier of the Confirmation Hearing or applicable Sale Hearing indicating that the Debtors have (a) received a Successful Bid in accordance with the Bid Procedures (and the requirements set forth therein) and this Prepackaged Plan and (b) elected to pursue the Sale Transaction.

188. “Sale Transaction Election Notice Deadline” means 4:00 p.m. (Central Time) on the day that is seven days prior to the Confirmation Hearing.

189. “Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Prepackaged Plan, as the same may be amended, modified, or supplemented from time to time, in each case, in form and substance consistent with the terms of the Restructuring Support Agreement and the consent rights contained therein.

190. “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code, including any amendments or supplements thereto, in each case.

191. “Section 510(b) Claims” means any Claim against a Debtor subject to subordination under section 510(b) of the Bankruptcy Code, whether by operation of Law or contract.

192. “SEC” means the United States Securities and Exchange Commission.

193. “Secured Claim” means a Claim: (a) secured by a valid, perfected, and enforceable Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code to the extent of the amount subject to setoff.

194. “Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

195. “Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar Law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

196. “Security” means any security, as defined in section 2(a)(1) of the Securities Act or section 101(49) of the Bankruptcy Code.

197. “Selected Reverse Dutch Election Participating Notes” means those Reverse Dutch Election Participating Notes for which the holder(s) received Cash payments from the Reverse Dutch Election Available Proceeds.

198. “Solicitation Materials” means the solicitation materials provided by the Claims and Balloting Agent to the parties entitled to vote to accept or reject the Prepackaged Plan.

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199. “Solicitation Procedures Motion” means the motion Filed by the Debtors seeking, among other things, entry of an order approving the solicitation procedures, conditional approval of Disclosure Statement, and scheduling the Confirmation Hearing to consider final approval of the Disclosure Statement and a hearing to consider Confirmation of the Prepackaged Plan, which shall be consistent with the terms of the Restructuring Support Agreement and the consent rights contained therein.

200. “Successful Bid” means a qualified bid that is selected by the Debtors in accordance with the Bidding Procedures; provided that the Debtors shall not select any bid as the Successful Bid unless such bid meets the Successful Bid Mandatory Conditions.

201. “Successful Bid Mandatory Conditions” has the meaning ascribed to such term in Article IV.B of the Prepackaged Plan.

202. “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

203. “Unimpaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

204. “Unsecured Claim” means any Claim that is not a Secured Claim.

205. “Voting Deadline” means, subject to the approval of the Bankruptcy Court, November 15, 2023, or such other date as ordered by the Bankruptcy Court.

B. Rules of Interpretation.

For purposes of this Prepackaged Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; provided that nothing in this clause (2) shall affect any parties’ consent rights over any of the Definitive Documents or any amendments thereto, as provided for in the Restructuring Support Agreement; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented in accordance with the Prepackaged Plan or Confirmation Order, as applicable; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Prepackaged Plan in its entirety rather than to a particular portion of the Prepackaged Plan; (8) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document entered into in connection with the Prepackaged Plan, the rights and obligations arising pursuant to the Prepackaged Plan shall be governed by, and construed and enforced in accordance with the applicable federal Law, including the Bankruptcy Code and Bankruptcy Rules; (9) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Prepackaged Plan; (10) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (11) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (12) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (13) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (14) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (15) references to “Proofs of Claim,” “holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “holders of Interests,” “Disputed Interests,” and the like, as applicable; (16) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Prepackaged Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; and (17) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail.

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C. Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Prepackaged Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

D. Governing Law.

Unless a rule of law or procedure is supplied by federal Law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the Laws of the State of New York, without giving effect to the principles of conflict of laws (other than section 5-1401 and section 5-1402 of the New York General Obligations Law), shall govern the rights, obligations, construction, and implementation of the Prepackaged Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Prepackaged Plan (except as otherwise set forth in those agreements, in which case the governing Law of such agreement shall control), and corporate governance matters; provided that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the Laws of the state of incorporation or formation of the relevant Debtor or the Reorganized Debtors, as applicable.

E. Reference to Monetary Figures.

All references in the Prepackaged Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F. Reference to the Debtors or the Reorganized Debtors.

Except as otherwise specifically provided in the Prepackaged Plan to the contrary, references in the Prepackaged Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G. Nonconsolidated Prepackaged Plan.

Although for purposes of administrative convenience and efficiency this Prepackaged Plan has been filed as a joint plan for each of the Debtors and presents together Classes of Claims against and Interests in the Debtors, the Prepackaged Plan does not provide for the substantive consolidation of any of the Debtors.

H. Controlling Document.

In the event of an inconsistency between the Prepackaged Plan and the Disclosure Statement, the terms of the Prepackaged Plan shall control in all respects. In the event of an inconsistency between the Prepackaged Plan and the Plan Supplement, the terms of the relevant provision in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Prepackaged Plan (including the Plan Supplement), the Confirmation Order shall control.

I. Consultation, Information, Notice, and Consent Rights.

Notwithstanding anything herein to the contrary, any and all consultation, information, notice, and consent rights of the parties to the Restructuring Support Agreement set forth in the Restructuring Support Agreement (including the exhibits thereto) with respect to the form and substance of this Prepackaged Plan, all exhibits to the Prepackaged Plan, and the Plan Supplement, and all other Definitive Documents, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I.A hereof) and fully enforceable as if stated in full herein.

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Failure to reference the rights referred to in the immediately preceding paragraph as such rights relate to any document referenced in the Restructuring Support Agreement shall not impair such rights and obligations.

Solely with respect to any consultation, information, notice, or consent rights in the Prepackaged Plan, in the event of any inconsistency between the Prepackaged Plan and the Restructuring Support Agreement, the terms of the Restructuring Support Agreement shall control.

ARTICLE II.

ADMINISTRATIVE CLAIMS, DIP CLAIMS, PRIORITY

CLAIMS, AND RESTRUCTURING EXPENSES

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A. Administrative Claims.

Subject to the provisions of sections 328, 330(a), and 331 of the Bankruptcy Code, unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, or otherwise provided for under the Prepackaged Plan or the Restructuring Support Agreement, each Holder of an Allowed Administrative Claim (other than holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than thirty (30) days after the date on which an order allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the holders of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such holder and the Debtors or the Reorganized Debtors, as applicable, and in each case, with the consent of the Consenting Investor; or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

B. DIP Claims.

On the Effective Date, in full and final satisfaction of all Allowed DIP Claims, including, for the avoidance of doubt, all Claims in respect of the outstanding principal amount of DIP Loans and any accrued but unpaid interest thereon, shall be converted into New Common Stock pursuant to the terms of the DIP Facility Documents and the DIP Orders and shall reduce dollar-for-dollar the Consenting Investor Direct Investment Amount.

C. Professional Fee Claims.

1. Final Fee Applications and Payment of Professional Fee Claims.

All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than forty-five (45) days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Fee Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on the Effective Date.

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2. Professional Fee Account.

On the Effective Date, the Reorganized Debtors shall, in consultation with the Consenting Investor, establish and fund the Professional Fee Account with Cash equal to the Professional Fee Amount, which shall be funded by the Reorganized Debtors. The Professional Fee Account shall be maintained solely for the Professionals. The amount of Allowed Professional Fee Claims shall be paid in Cash to the Professionals by the Reorganized Debtors from the Professional Fee Account as soon as reasonably practicable after such Professional Fee Claims are Allowed. When such Allowed Professional Fee Claims have been paid in full, any remaining amount in the Professional Fee Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Bankruptcy Court.

3. Professional Fee Amount.

Professionals shall reasonably estimate their unpaid Professional Fee Claims in consultation with the Consenting Investor and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than five (5) days before the Effective Date; provided that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of each Professional’s final request for payment in the Chapter 11 Cases. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional in consultation with the Consenting Investor.

4. Post-Confirmation Fees and Expenses.

Except as otherwise specifically provided in the Prepackaged Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Prepackaged Plan and Consummation incurred by the Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

D. Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

E. Payment of Restructuring Expenses.

The Restructuring Expenses and the outstanding reasonable and documented fees and expenses of the Prepetition Senior Secured Notes Trustees incurred, or estimated to be incurred, up to and including the Effective Date, shall be paid in full in Cash on the Effective Date or as reasonably practicable thereafter (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms of the Restructuring Support Agreement, any applicable engagement letter(s), and any DIP Orders, as applicable, without any requirement to file a fee application with the Bankruptcy Court, without the need for itemized time detail, or without any requirement for Bankruptcy Court review or approval. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least two (2) Business Days before the anticipated Effective Date; provided that such estimates shall not be considered an admission or limitation with respect to such Restructuring Expenses. On or as soon as practicable after the Effective Date, final invoices for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable. In addition, the Debtors, the Reorganized Debtors, and/or the Post-Effective Date Debtors, as applicable, shall continue to pay pre- and post-Effective Date, when due Restructuring Expenses related to implementation, consummation, and defense of the Prepackaged Plan, whether incurred before, on, or after the Effective Date, without any requirement for Bankruptcy Court review or approval.

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ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A. Classification of Claims and Interests.

This Prepackaged Plan constitutes a separate Prepackaged Plan proposed by each Debtor. Except for the Claims addressed in Article II hereof, all Claims and Interests are classified in the Classes set forth below in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest, or any portion thereof, is classified in a particular Class only to the extent that any portion of such Claim or Interest fits within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest fits within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Prepackaged Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The classification of Claims and Interests against the Debtors pursuant to the Prepackaged Plan is as follows:

Class	Type of Claim or Interest	Impairment	Entitled to Vote
Class 1	Other Secured Claims	Unimpaired	No (Deemed to accept)
Class 2	Other Priority Claims	Unimpaired	No (Deemed to accept)
Class 3	Prepetition RCF Claims	Impaired	Yes
Class 4	Prepetition 2025 Notes Claims	Impaired	Yes
Class 5	Prepetition 2028 Notes Claims	Impaired	Yes
Class 6	Prepetition Series A Note Claims	Impaired	Yes
Class 7	General Unsecured Claims	Unimpaired	No (Deemed to accept)
Class 8	Intercompany Claims	Impaired / Unimpaired	No (Deemed to accept or reject)
Class 9	Existing Common Stock Interests	Impaired	No (Deemed to reject)
Class 10	Other Equity Interests	Impaired	No (Deemed to reject)
Class 11	Intercompany Interests	Impaired / Unimpaired	No (Deemed to accept or reject)

B. Treatment of Claims and Interests.

Each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Prepackaged Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, and the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.

1. Class 1 – Other Secured Claims

(a)	Classification: Class 1 consists of all Other Secured Claims.

(b)

Treatment: The legal, equitable, and contractual rights of the Holders of Allowed Other Secured Claims are unaltered by the Prepackaged Plan. Each Holder of an Allowed Other Secured Claim shall receive, at the option of the applicable Debtor:

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(i)	payment in full in Cash of its Allowed Other Secured Claim;

(ii)	the collateral securing its Allowed Other Secured Claim;

(iii)	Reinstatement of its Allowed Other Secured Claim; or

(iv)	such other treatment that renders its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)

Voting: Class 1 is Unimpaired under the Prepackaged Plan. Holders of Other Secured Claims are conclusively presumed to have accepted the Prepackaged Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Prepackaged Plan.

2. Class 2 – Other Priority Claims

(a)	Classification: Class 2 consists of all Other Priority Claims.

(b)

Treatment: The legal, equitable, and contractual rights of the holders of Allowed Other Priority Claims are unaltered by the Prepackaged Plan. Each Holder of an Allowed Other Priority Claim shall receive payment in full in Cash.

(c)

Voting: Class 2 is Unimpaired under the Prepackaged Plan. Holders of Other Priority Claims are conclusively presumed to have accepted the Prepackaged Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Prepackaged Plan.

3. Class 3 – Prepetition RCF Claims

(a)	Classification: Class 3 consists of all Prepetition RCF Claims.

(b)	Treatment:

(i)

In the event of a Reorganization Transaction, each Holder of an Allowed Prepetition RCF Claim shall receive, in full and final satisfaction of such Claim, its Pro Rata Share of the New RCF Exit Facility.

(ii)

In the event of a Sale Transaction, each Holder of an Allowed Prepetition RCF Claim shall receive payment in full in Cash, including, for the avoidance of doubt, all principal amounts outstanding under the Prepetition RCF Facility and any pre- and postpetition interest, fees, redemption premium, expenses, costs, and other charges arising thereunder or related thereto, as applicable.

(c)	Voting: Class 3 is impaired under the Prepackaged Plan. Holders of Prepetition RCF Claims are entitled to vote to accept or reject the Prepackaged Plan.

4. Class 4 – Prepetition 2025 Notes Claims

(a)	Classification: Class 4 consists of all Prepetition 2025 Notes Claims.

(b)

Allowance: Prepetition 2025 Notes Claims shall be deemed Allowed in the aggregate principal amount of $475 million, plus all interest, fees, redemption premiums, expenses, costs, and other charges due under the Prepetition 2025 Notes Indenture.

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(c)	Treatment:

(i)	In the event of a Reorganization Transaction, each Holder of an Allowed Prepetition 2025 Notes Claim shall receive, in full and final satisfaction of such Claim, its Pro Rata Share of:

(a)

(x) the New 2027 Notes; provided that, for the avoidance of doubt, any Allowed Prepetition 2025 Notes Claims arising on account of Selected Reverse Dutch Election Participating Notes shall not receive any portion of the New 2027 Notes that such Holder would have otherwise been entitled to receive on account of such Claims; and

(b)	(y) the opportunity to voluntarily participate in the Reverse Dutch Election Opportunity by submitting a Reverse Dutch Election Form prior to the Reverse Dutch Election Deadline.

(ii)

In the event of a Sale Transaction, each Holder of an Allowed Prepetition 2025 Notes Claim shall receive payment in full in Cash, including, for the avoidance of doubt, all principal amounts outstanding under the Prepetition 2025 Indenture and any pre- and postpetition interest, fees, redemption premium, expenses, costs, and other charges arising thereunder or related thereto, as applicable.

(d)	Voting: Class 4 is Impaired under the Prepackaged Plan. Holders of Prepetition 2025 Notes Claims are entitled to vote to accept or reject the Prepackaged Plan.

5. Class 5 – Prepetition 2028 Notes Claims

(a)	Classification: Class 5 consists of all Prepetition 2028 Notes Claims.

(b)

Allowance: Prepetition 2028 Notes Claims shall be deemed Allowed in the aggregate principal amount of $375 million, plus all interest, fees, redemption premiums, expenses, costs, and other charges due under the Prepetition 2028 Notes Indenture.

(c)	Treatment:

(i)	In the event of a Reorganization Transaction, each Holder of an Allowed Prepetition 2028 Notes Claim shall receive, in full and final satisfaction of such Claim, its Pro Rata Share of:

(a)

(x) the New 2028 Notes; provided that, for the avoidance of doubt, any Allowed Prepetition 2028 Notes Claims arising on account of Selected Reverse Dutch Election Participating Notes shall not receive any portion of the New 2028 Notes that such Holder would have otherwise been entitled to receive on account of such Claims; and

(b)	(y) the opportunity to voluntarily participate in the Reverse Dutch Election Opportunity by submitting a Reverse Dutch Election Form prior to the Reverse Dutch Election Deadline.

(ii)

In the event of a Sale Transaction, each Holder of an Allowed Prepetition 2028 Notes Claim shall receive payment in full in Cash, including, for the avoidance of doubt, all principal amounts outstanding under the Prepetition 2028 Indenture and any pre- and postpetition interest, fees, redemption premium, expenses, costs, and other charges arising thereunder or related thereto, as applicable.

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(d)	Voting: Class 5 is Impaired under the Prepackaged Plan. Holders of Prepetition 2028 Notes Claims are entitled to vote to accept or reject the Prepackaged Plan.

6. Class 6 – Prepetition Series A Note Claims

(a)	Classification: Class 6 consists of the Prepetition Series A Note Claims.

(b)

Allowance: Prepetition Series A Note Claims shall be deemed Allowed in the aggregate principal amount of $469,791,590.16, plus all interest, fees, expenses, costs, and other charges due under the Prepetition Series A Note.

(c)	Treatment:

(i)

In the event of a Reorganization Transaction, the Holder of the Allowed Prepetition Series A Note Claims shall receive 100% of the New Common Stock of Reorganized Parent, subject to dilution (i) in accordance with the New Corporate Governance Documents and (ii) for any New Common Stock issued to Holders of Allowed DIP Claims, in full and final satisfaction of such Claim.

(ii)	In the event of a Sale Transaction, the Holder of the Allowed Prepetition Series A Note Claims shall receive payment in full in Cash.

(d)	Voting: Class 6 is Impaired under the Prepackaged Plan. Holders of Prepetition Series A Note Claims are entitled to vote to accept or reject the Prepackaged Plan.

7. Class 7 – General Unsecured Claims

(a)	Classification: Class 7 consists of all General Unsecured Claims.

(b)

Treatment: The legal, equitable, and contractual rights of the holders of Allowed General Unsecured Claims are unaltered by the Prepackaged Plan. Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to different treatment, on and after the Effective Date, the Debtors shall continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced.

(c)

Voting: Class 7 is Unimpaired under the Prepackaged Plan. Holders of General Unsecured Claims are conclusively presumed to have accepted the Prepackaged Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Prepackaged Plan.

8. Class 8 – Intercompany Claims

(a)	Classification: Class 8 consists of all Intercompany Claims.

(b)

Treatment: Each Allowed Intercompany Claim shall be, at the option of the applicable Debtor (with the consent of the Consenting Investor and in consultation with the Required Consenting Noteholders to the extent the holders of the New Notes may reasonably be impacted), either:

(i)	Reinstated;

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(ii)	canceled, released, and extinguished, and will be of no further force or effect; or

(iii)	otherwise addressed at the option of each applicable Debtor such that holders of Intercompany Claims will not receive any distribution on account of such Intercompany Claims.

(c)

Voting: Class 8 is conclusively deemed to have accepted the Prepackaged Plan pursuant to section 1126(f) of the Bankruptcy Code or rejected the Prepackaged Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 8 is not entitled to vote to accept or reject the Prepackaged Plan.

9. Class 9 – Existing Common Stock Interests

(a)	Classification: Class 9 consists of all Existing Common Stock Interests.

(b)	Treatment: All Existing Common Stock Interests shall be canceled, released, and extinguished and will be of no further force or effect.

Notwithstanding the foregoing, in the event the Reorganization Transaction is consummated, on the Effective Date:

(i)

each Holder of an Existing Common Stock Interest (other than the Consenting Investor) shall receive its Pro Rata Share (not taking into account the Existing Common Stock Interest held by the Consenting Investor) of $25,000,000 in Cash to be contributed by the Consenting Investor to the holders of Existing Common Stock Interests other than the Consenting Investor (the “Consenting Investor Cash Contribution”); and

(ii)

each Holder of an Existing Common Stock Interest (other than the Consenting Investor) that satisfies the CVR Distribution Conditions shall receive its Pro Rata Share of the CVRs, which shall be distributed pursuant to the CVR Distribution Framework; provided that no Holder of Existing Common Stock Interests shall be entitled to receive any interest in the CVRs to be distributed pursuant to the Prepackaged Plan if (A) the receipt of such CVRs by a particular holder (together with the other holders) will prevent Reorganized Parent from becoming or remaining a privately held company whose securities are not required to be registered under the Securities Exchange Act, (B) the receipt of such CVRs by a particular holder will prevent Reorganized Parent from ceasing to be a reporting issuer under applicable Canadian securities Laws on the Effective Date, or (C) such recipient has not satisfied the CVR Distribution Conditions.

For the avoidance of doubt, pursuant to the CVR Distribution Framework, in order to ensure compliance with the Securities Exchange Act (to the extent applicable), (x) the Reorganized Debtor shall not be required to distribute the CVRs under the Prepackaged Plan until as soon as reasonably practicable after the deadline set forth in the CVR Distribution Framework for the holders of Existing Common Stock Interests to submit required forms and agreements to claim their potential right to receive CVRs and (y) the CVR Distribution Framework shall provide a mechanism for the Reorganized Debtor to pay Cash in an amount equal to the value of the CVRs at the Effective Date as determined by an independent valuator acceptable to the Consenting Investor to be retained by the Parent as soon as practicable following the Confirmation Date (such value, the “Effective Date CVR Value”) to holders of Existing Common Stock Interests that have otherwise met the CVR Distribution Conditions in lieu of distribution of CVRs to such holder; provided, that if the Cash to be distributed to a particular beneficial holder in lieu of CVRs is less than the minimum distribution amount set forth in Article VI.D.3 of the Prepackaged Plan, then such holder shall not receive any additional Cash nor any rights under or interest in the CVRs.

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If the Sale Transaction is consummated, each Holder of an Existing Common Stock Interest shall receive its Pro Rata Share of any proceeds available after all Claims and obligations of the Debtors’ Estates have been satisfied (or otherwise reserved for) in full in Cash.

(c)

Voting: Class 9 is conclusively deemed to have rejected the Prepackaged Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 9 is not entitled to vote to accept or reject the Prepackaged Plan.

10. Class 10 – Other Equity Interests

(a)	Classification: Class 10 consists of all Other Equity Interests.

(b)

Treatment: Holders of Other Equity Interests will not receive any distribution on account of such Interests, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect. For the avoidance of doubt, the Consenting Investor shall not receive any recovery on account of the Prepetition Consenting Investor Warrants, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.

(c)

Voting: Class 10 is conclusively deemed to have rejected the Prepackaged Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Prepackaged Plan.

11. Class 11 – Intercompany Interests

(a)	Classification: Class 11 consists of all Intercompany Interests.

(b)

Treatment: Each Intercompany Interest shall be, at the option of the applicable Debtor (with the consent of the Consenting Investor and in consultation with the Required Consenting Noteholders to the extent the holders of the New Notes may reasonably be impacted), either:

(i)	Reinstated;

(ii)	canceled, released, and extinguished, and will be of no further force or effect; or

(iii)	otherwise addressed at the option of each applicable Debtor such that holders of Intercompany Interests will not receive any distribution on account of such Intercompany Interests.

(c)

Class 11 is conclusively deemed to have accepted the Prepackaged Plan pursuant to section 1126(f) of the Bankruptcy Code or rejected the Prepackaged Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 11 is not entitled to vote to accept or reject the Prepackaged Plan

C. Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Prepackaged Plan, nothing under the Prepackaged Plan shall affect the Debtors’ or the Reorganized Debtors’ (or the Post-Effective Date Debtors’, as applicable) rights regarding any Unimpaired Claim, including, all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim. Unless otherwise Allowed, Claims that are Unimpaired shall remain Disputed Claims under the Prepackaged Plan.

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D. Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court in an amount greater than zero as of the date of the Confirmation Hearing shall be deemed eliminated from the Prepackaged Plan for purposes of voting to accept or reject the Prepackaged Plan and for purposes of determining acceptance or rejection of the Prepackaged Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E. Voting Classes, Presumed Acceptance by Non-Voting Classes.

If a Class contains Claims or Interests eligible to vote and no holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Prepackaged Plan, the holders of such Claims or Interests in such Class shall be deemed to have accepted the Prepackaged Plan.

F. Intercompany Interests.

To the extent Reinstated under the Prepackaged Plan, distributions on account of Intercompany Interests are not being received by holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience and due to the importance of maintaining the prepetition corporate structure for the ultimate benefit of the holders of New Common Stock, and in exchange for the Debtors’, Reorganized Debtors’, or Post-Effective Date Debtors’, as applicable, agreement under the Prepackaged Plan to make certain distributions to the holders of Allowed Claims.

G. Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Prepackaged Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Prepackaged Plan. The Debtors reserve the right, subject to the prior consent of the Consenting Investor and the Required Consenting Noteholders and the reasonable prior consent of the Required Consenting RCF Lenders, to modify the Prepackaged Plan in accordance with Article X hereof and the Restructuring Support Agreement to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

H. Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

I. Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Prepackaged Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Any such contractual, legal, or equitable subordination rights shall be settled, compromised, and released pursuant to the Prepackaged Plan.

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ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A. General Settlement of Claims and Interests.

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Prepackaged Plan, upon the Effective Date, the provisions of the Prepackaged Plan shall constitute a good faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, or otherwise resolved pursuant to the Prepackaged Plan, whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise.

The Prepackaged Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable and in the best interests of the Debtors and their Estates. Subject to Article VI hereof, all distributions made to holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

B. Sale Transaction Election Deadline; Successful Bid.

In accordance with the Restructuring Support Agreement, the Debtors intend to pursue Consummation of the Reorganization Transaction pursuant to the Prepackaged Plan; provided, however, that if a Successful Bid is received in accordance with the Bidding Procedures, the Debtors may elect to pursue the Sale Transaction by filing the Sale Transaction Election Notice by the Sale Transaction Election Notice Deadline.

Except as otherwise may be agreed by the Consenting Investor and the Required Consenting Noteholders, the Debtors shall only designate a qualified bid as a Successful Bid if such qualified bid meets the requirements to be set forth in the Bidding Procedures and the following mandatory requirements (such conditions, the “Successful Bid Mandatory Conditions”):

1.

The qualified bid provides for the payment in full in Cash (from readily available funds) of all Allowed Claims against the Debtors Estates (including Administrative Claims) on the Effective Date or such other treatment as to render such claims Unimpaired, including satisfaction in full of all Allowed Prepetition RCF Claims, Allowed Prepetition 2025 Notes Claims, Allowed Prepetition 2028 Notes Claims, and Allowed Prepetition Series A Note Claims; and

2.	Provides for a greater recovery to the holders of Existing Common Stock Interests than the Reorganization Transaction.

C. Restructuring Transactions.

On or before the Effective Date, the applicable Debtors or the Reorganized Debtors (and their respective officers, directors, members, or managers (as applicable)) shall enter into and shall take any actions as may be necessary or appropriate to effect the Restructuring Transactions, including as may be set forth in a restructuring transactions memorandum (to be filed in the Plan Supplement if applicable) and may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Prepackaged Plan and the Restructuring Support Agreement that are consistent with and pursuant to the terms and conditions of the Prepackaged Plan and the Restructuring Support Agreement (and without the need for any approvals, authorizations, or consents except for those expressly required pursuant to the Prepackaged Plan). These actions to implement the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with

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the terms of the Prepackaged Plan and the Restructuring Support Agreement and that satisfy the applicable requirements of applicable Law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Prepackaged Plan and the Restructuring Support Agreement and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial Law; (4) the issuance of the New Common Stock; (5) the execution and delivery of the CVR Agreement and any filing related thereto, and distribution of the CVRs pursuant to the CVR Distribution Framework; (6) the execution and delivery of the New Corporate Governance Documents, and any certificates or articles of incorporation, bylaws, or such applicable formation documents (if any) of each Reorganized Debtor or Post-Effective Date Debtor, as applicable (including all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors and/or the Reorganized Debtors or Post-Effective Date Debtors, as applicable); (7) the execution and delivery of the Purchase Agreement (if applicable) and/or the New Debt Documents, and any filing related thereto, and the issuance of the New Notes thereunder; and (8) all other actions that the applicable Entities determine to be necessary, including making filings or recordings that may be required by applicable Law in connection with the Prepackaged Plan. All Holders of Claims and Interests receiving distributions pursuant to the Prepackaged Plan and all other necessary parties in interest, including any and all agents thereof, shall prepare, execute, and deliver any agreements or documents, including any subscription agreements, and take any other actions as the Debtors and the Consenting Investor, in consultation with the Required Consenting Noteholders, may jointly determine are necessary or advisable, including by voting and/or exercising any powers or rights available to such Holder, including at any board, or creditors’, or shareholders’ meeting (including any Special Meeting), to effectuate the provisions and intent of the Prepackaged Plan.

The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Prepackaged Plan.

1. Reorganization Transaction.

If the Reorganization Transaction is to be consummated, on the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring Transactions.

On the Effective Date, the New Board shall be established, and the Reorganized Debtors shall adopt their New Corporate Governance Documents. The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Prepackaged Plan as necessary to consummate the Prepackaged Plan. Cash payments to be made pursuant to the Prepackaged Plan will be made by the Debtors or Reorganized Debtors, as applicable. The Debtors and Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Debtors or Reorganized Debtors, as applicable, to satisfy their obligations under the Prepackaged Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Prepackaged Plan.

From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date agreement, shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing, subject to the New Corporate Governance Documents, and the New Debt Documents, as the Governing Bodies of the applicable Reorganized Debtors deem appropriate.

2. Sale Transaction.

In the event the Sale Transaction occurs, the Sale Transaction will be effectuated either by (a) one or more equity sale(s) under the Prepackaged Plan or (b) one or more asset sale(s) pursuant to section 363 of the Bankruptcy Code or the Prepackaged Plan, in each case, with such Sale Transaction Documents to be set forth in the Plan Supplement or Filed with the Bankruptcy Court.

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D. Continued Corporate Existence.

Except as otherwise provided in the Prepackaged Plan or any agreement, instrument, or other document incorporated in the Prepackaged Plan or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable Law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Prepackaged Plan or otherwise, in each case, consistent with the Prepackaged Plan, and to the extent such documents are amended in accordance therewith, such documents are deemed to be amended pursuant to the Prepackaged Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal Law). After the Effective Date, the respective certificate(s) of incorporation and bylaws (or other formation documents) of one or more of the Reorganized Debtors or Post-Effective Date Debtors may be amended or modified on the terms therein without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. After the Effective Date, one or more of the Reorganized Debtors or Post-Effective Date Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

E. Vesting of Assets in the Reorganized Debtors or Post-Effective Date Debtors.

Except as otherwise provided in the Confirmation Order, the Prepackaged Plan, or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Prepackaged Plan or Plan Supplement, on the Effective Date, pursuant to sections 1141(b) and (c), all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Prepackaged Plan shall vest in each respective Reorganized Debtor or Post-Effective Date Debtor, as applicable, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Prepackaged Plan, each Reorganized Debtor or Post-Effective Date Debtor, as applicable, may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

F. Cancellation of Existing Securities and Agreements.

Except for the purpose of evidencing a right to a distribution under the Prepackaged Plan and except as otherwise set forth in the Prepackaged Plan or the Plan Supplement, on the Effective Date, all agreements, instruments, and other documents evidencing any Claim or Interest (other than Intercompany Interests that are not modified by the Prepackaged Plan) and any rights of any holder in respect thereof shall be deemed cancelled and of no force or effect and the obligations of the Debtors, and with respect to the Prepetition RCF Claims, the Prepetition 2025 Notes Claims, the Prepetition 2028 Notes Claims and Prepetition Series A Note Claims, the Non-Debtor Hospital Partner Entities and the Physician Owned Entities, thereunder shall be deemed fully satisfied, released, and discharged; provided, that, for the avoidance of doubt, the foregoing shall not impact any Claims that are Unimpaired by the Prepackaged Plan. The holders of or parties to such cancelled instruments, Securities, and other documentation shall have no rights arising from or related to such instruments, Securities, or other documentation or the cancellation thereof, except the rights provided for pursuant to the Prepackaged Plan.

G. Cancellation of Certain Existing Security Interests.

Upon the full payment or other satisfaction of an Allowed Secured Claim (including Allowed DIP Claims), or promptly thereafter, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors or Post-Effective Date Debtors and their successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors or Post-Effective Date Debtors, to release any collateral or other property of any Debtor (including any Cash Collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be

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reasonably requested by the Reorganized Debtors or Post-Effective Date Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any Holder of an Allowed Secured Claim (including Allowed DIP Claims) that has been satisfied or discharged in full pursuant to the Prepackaged Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Allowed Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtors, the Reorganized Debtors, or the Post Effective Date Debtors that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors or Post-Effective Date Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.

Upon the Effective Date, or promptly thereafter, with respect to the Prepetition RCF Claims, the Prepetition 2025 Notes Claims and the Prepetition 2028 Notes Claims, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Non-Debtor Hospital Partners or Physician-Owned Entities shall be fully released, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Non-Debtor Hospital Partners or Physician-Owned Entities and their successors and assigns, as applicable. Any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall be authorized and directed, at the sole cost and expense of the Non-Debtor Hospital Partners or Physician-Owned Entities, to take such actions as may be reasonably requested by the Non-Debtor Hospital Partners or Physician-Owned Entities to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any Holder of Prepetition RCF Claims, the Prepetition 2025 Notes Claims and the Prepetition 2028 Notes Claims, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests against the property of the Non-Debtor Hospital Partners or Physician-Owned Entities, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Non-Debtor Hospital Partners or Physician-Owned Entities that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Non-Debtor Hospital Partners or Physician-Owned Entities shall be entitled to make any such filings or recordings on such holder’s behalf.

H. Sources of Consideration for Plan Distributions.

The Debtors, the Reorganized Debtors or Post-Effective Date Debtors, as applicable, shall fund distributions under the Prepackaged Plan with the (i) Debtors’ Cash on hand, (ii) Cash generated from operations; (iii) if the Reorganization Transaction is consummated, funds from the Consenting Investor Direct Investment, the DIP Facility, and the Consenting Investor Cash Contribution, and (iv) if the Sale Transaction is consummated, the proceeds of the Sale Transaction.

I. New Common Stock.

In connection with the Reorganization Transaction, the issuance of the New Common Stock by Reorganized Parent shall be hereby authorized without the need for any further corporate action or without any further action by the holders of Claims or Interests. The Reorganized Debtors shall be authorized to issue a certain number of shares, units or equity interests (as the case may be based on how the New Common Stock is denominated and the identity of the Reorganized Debtor issuing such shares, units, or equity interests) of New Common Stock required to be issued under the Prepackaged Plan and pursuant to their New Corporate Governance Documents. On the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall issue or enter into all Securities, notes, instruments, certificates, and other documents required to be issued or entered into pursuant to the Prepackaged Plan. The New Corporate Governance Documents shall be effective as of the Effective Date and, as of such date, shall be deemed to be valid, binding, and enforceable in accordance with its terms.

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All of the shares, units, or equity interests (as the case may be based on how the New Common Stock is denominated) of New Common Stock issued or authorized to be issued pursuant to the Prepackaged Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Prepackaged Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

The Reorganized Debtors and/or Post-Effective Date Debtors (i) shall emerge from these Chapter 11 Cases as a private company on the Effective Date and the New Common Stock shall not be listed on a public stock exchange, (ii) shall not be voluntarily subjected to any reporting requirements promulgated by the SEC, and (iii) shall not be required to list the New Common Stock on a recognized U.S. or any foreign stock exchange.

To the extent the following actions have not been completed on or prior to the Effective Date, the Reorganized Debtors and/or Post-Effective Date Debtors shall (i) take all actions reasonably necessary or desirable to delist the Existing Common Stock Interests from Nasdaq and to deregister under the Exchange Act as promptly as practicable in compliance with SEC rules, (ii) file a Form 25 with the SEC to delist the Existing Common Stock Interests from Nasdaq and to deregister the Existing Common Stock Interests from Section 12(b) of the Exchange Act (unless Nasdaq has already filed a Form 25 with the SEC providing for such delisting and deregistration), (iii) file post-effective amendments to terminate all of Parent’s currently effective registration statements under the Securities Act, (iv) file a Form 15 notifying the SEC of the suspension of Parent’s duty to file reports under Section 15(d) of the Exchange Act, (v) take all actions reasonably necessary or desirable to delist Existing Common Stock Interests from the Toronto Stock Exchange and to cease to be a reporting issuer under Canadian securities laws, and (vi) take all actions reasonably necessary or desirable to ensure (A) that the New Common Stock and the CVRs shall not be listed on a public securities exchange and that the Reorganized Debtors shall not be required to list the New Common Stock or CVRs on a recognized securities exchange, except, in each case, as otherwise may be required pursuant to the New Corporate Governance Documents or the CVR Agreement, as applicable, and (B) that the Reorganized Debtors and/or Post-Effective Date Debtors shall not be voluntarily subjected to any reporting requirements promulgated by the SEC.

J. Consenting Investor Direct Investment and Cash Contribution.

Solely in the event of a Reorganization Transaction, on the Effective Date, the Consenting Investor (or an Affiliate of the Consenting Investor) shall fund (i) the Consenting Investor Direct Investment into the Reorganized Debtors in the amount of the Consenting Investor Direct Investment Amount, and (ii) the Consenting Investor Cash Contribution. The proceeds of the Consenting Investor Direct Investment shall be used by the Reorganized Debtors solely to fund ordinary course working capital, make payments to the Reverse Dutch Election Participants on account of the Reverse Dutch Election Opportunity or deleveraging transactions. The proceeds of the Consenting Investor Cash Contribution shall be used by the Reorganized Debtors to fund Plan Distributions in accordance with Article III of this Prepackaged Plan.

On the Effective Date, the Debtors shall consummate the Reverse Dutch Election Opportunity in accordance with the terms of the Prepackaged Plan using the Reverse Dutch Election Available Proceeds.

K. CVR Agreement and CVR Distribution Framework.

On the Effective Date, the Reorganized Parent and the Consenting Investor shall enter into the CVR Agreement with the CVR Agent. After the Effective Date, the CVRs shall be distributed by Reorganized Parent pursuant to the Prepackaged Plan according to the following CVR Distribution Framework:

1.

No later than 14 days after the Effective Date, Reorganized Parent will mail a notice of potential right to receive one CVR per share of Existing Common Stock Interest (the “CVR Notice”) to all known registered and beneficial holders of Existing Common Stock Interests as of the Effective Date (immediately prior to the cancellation thereof) other than the Consenting Investor (such holders, the “Potential CVR Recipients”) and each such CVR Notice shall contain (i) information as to the process for a Potential CVR Recipient to receive their CVR (or Cash in lieu of CVR); and (ii) that if CVR Recipient Certification is not received by the CVR Submission Deadline, the Potential CVR Recipient will lose the right to obtain any interest in the CVRs (or to obtain Cash in lieu of a CVR distribution).

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2.

In order to obtain any interest in the CVRs, by no later than 90 days after service of the CVR Notice (“CVR Submission Deadline”), Potential CVR Recipients shall be required to return a certification and agreement (the “CVR Recipient Certification”) that will provide for, among other things (“CVR Recipient Conditions”):

(a)

The Potential CVR Recipient shall certify whether or not they are an accredited investor (as defined in Rule 501 promulgated under the Securities Act) (each such accredited investor, an “Accredited Investor”);

(b)

If the Potential CVR Recipient opted-out of the Third-Party Release, such Potential CVR Recipient consents to being deemed to have withdrawn such opt-out upon receipt of the CVRs (or Cash in lieu of the CVRs);

(c)	The Potential CVR Recipient agrees to release (and shall be deemed to have released) any Section 510(b) Claims upon receipt of the CVRs (or Cash in lieu of the CVRs);

(d)

For any beneficial holders that hold their Existing Common Stock through a registered broker or agent, a certification from such holder’s broker or agent as to the amount of shares beneficially owned by such holder as of the Effective Date (immediately prior to the cancellation thereof); and

(e)	Such other information reasonably requested by the Reorganized Debtors.

3.

The Reorganized Parent will distribute the CVRs; provided that Reorganized Parent, on the Effective Date, (A) shall be a privately held company whose securities are not required to be registered under the Securities Exchange Act and (B) shall cease to be a reporting issuer under Canadian securities laws, provided further that CVRs shall not be distributed to more than 1,900 beneficial holders of Existing Common Stock Interests, of which no more than 450 shall be non-Accredited Investors (“Maximum CVR Recipients”).

4.

If more Potential CVR Recipients meeting the CVR Recipient Conditions than the Maximum CVR Recipients return a properly executed CVR Recipient Certification by the CVR Submission Deadline, then the Reorganized Debtors shall only distribute the CVRs pursuant to the Prepackaged Plan to the Potential CVR Recipients that hold the largest percentage of Existing Common Stock until CVRs have been distributed to the Maximum CVR Recipients. In the event that multiple Potential CVR Recipients hold the same number of shares and all such holders cannot be included due to the Maximum CVR Recipient Requirement, then the Reorganized Debtors shall include such Potential CVR Recipients in alphabetical order (based on last name or entity name) until the Maximum CVR Recipient threshold is reached.

5.

For any Potential CVR Recipient meeting the CVR Recipient Requirements that would have been eligible to receive the CVRs but for the limitation on the Maximum CVR Recipients, the Reorganized Parent shall pay Cash in an amount equal to the Effective Date CVR Value to a particular holder in lieu of distribution of CVRs to such holder; provided, that if the Cash to be distributed to a particular beneficial holder in lieu of CVRs is less than the minimum distribution amount set forth in Article VI.D.3 of the Prepackaged Plan, then such holder shall not receive any additional Cash nor any rights under or interest in the CVRs. The Cash payment will be paid to the address identified by the Potential CVR Recipient on the CVR Recipient Certification. The Effective Date CVR Value will be made available to the Potential CVR Recipients as soon as practicable, provided that if the Effective Date occurs on or prior to December 31, 2023, then the Effective Date CVR Value will be made available by no later than March 15, 2024, and if the Effective Date occurs prior to December 31, 2024, then it will be provided within 120 days after the Effective Date.

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6.

For the avoidance of doubt, any Potential CVR Recipient that does not submit a CVR Recipient Certification by the CVR Submission Deadline shall not receive any interest in the CVRs or any additional Cash payment in lieu of the CVRs.

The CVR Agreement shall be duly authorized without the need for any further corporate action and without any further action by the Parent or Reorganized Parent, as applicable.

As a result of the distribution of the CVRs pursuant to the CVR Distribution Framework in accordance with the Prepackaged Plan, the CVRs shall not be listed on a public stock exchange or voluntarily subjected to any reporting requirements promulgated by the SEC or Canadian securities Laws.

In order to comply with applicable Canadian securities Laws, the Reorganized Parent intends to rely upon the exemption from prospectus registration requirements provided by Section 2.11(a) of the National Instrument 45-106 – Prospectus Exemptions in connection with the distribution of CVRs in accordance with the Prepackaged Plan, subject to and conditioned on the Bankruptcy Court’s approval of the Prepackaged Plan, on the basis that Prepackaged Plan constitutes a reorganization that is under a statutory procedure.

L. New Notes and New RCF Exit Facility Agreement

In connection with the Reorganization Transaction, the issuance of the New Notes, the related guarantees (including the New Debt Facilities Guarantees) and security and similar agreements, and entry into the New RCF Exit Facility Agreement by the Reorganized Debtors shall be authorized without the need for any further corporate action or without any further action by the holders of Claims or Interests. The New Notes will be issued only to persons that are “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) or “accredited investors” (as defined in Rule 501(a) of Regulation D under the Securities Act) in reliance on the exemptions provided by section 4(a)(2) under the Securities Act, or persons that are outside of the United States and are not U.S. persons (and are not purchasing for the account of benefit of a U.S. person) within the meaning of Regulation S under the Securities Act. Confirmation of the Prepackaged Plan shall be deemed authorization for the Debtors or the Reorganized Debtors, as applicable, to, without further notice to or order of the Bankruptcy Court, (i) execute and deliver those documents and agreements necessary or appropriate to issue the New Notes and the related guarantees and enter into the New RCF Exit Facility Agreement, and incur and pay any fees, premiums, and expenses in connection therewith, and (ii) act or take action under applicable Law, regulation, order, or rule or vote, consent, authorization, or approval of any person, subject to such modifications as the Debtors or the Reorganized Debtors, as applicable, may deem to be necessary to issue the New Notes, the related guarantees or enter into the New RCF Exit Facility Agreement.

On the Effective Date (or earlier, if provided in an order of the Bankruptcy Court), all Liens and security interests granted pursuant to, or in connection with the New Notes, the related guarantees (including the New Debt Facilities Guarantees) and New RCF Exit Facility Agreement, (i) shall be deemed to be approved and shall, without the necessity of the execution, recordation, or filing of mortgages, security agreements, control agreements, pledge agreements, financing statements, or other similar documents, be valid, binding, fully perfected, fully enforceable Liens on, and security interests in, the collateral securing the New Notes, the related guarantees(including the New Debt Facilities Guarantees) and the new RCF Exit Facility, with the priorities established in respect thereof under the New Debt Documents, applicable non-bankruptcy Law, the Prepackaged Plan, and the Confirmation Order; and (ii) shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy Law, the Prepackaged Plan, or the Confirmation Order.

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The Reorganized Debtors and the Persons granted Liens and security interests under the New Notes, the related guarantees and New RCF Exit Facility Agreement, as applicable, are authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other Law (whether domestic or foreign) that would be applicable in the absence of the Prepackaged Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order without the need for any filings or recordings) and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable Law to give notice of such Liens and security interests to third parties.

M. Corporate Action.

Upon the Effective Date, all actions contemplated under the Prepackaged Plan shall be deemed authorized and approved in all respects, including: (a) the issuance and distribution of the New Common Stock; (b) the issuance and distribution of the New Notes; (c) the offering and implementation of the Reverse Dutch Auction Opportunity; (d) implementation of the Restructuring Transactions, (e) entry into the CVR Agreement and distribution of the CVRs; (f) all other actions contemplated under the Prepackaged Plan (whether to occur before, on, or after the Effective Date); (g) adoption of the New Corporate Governance Documents; (h) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases (as applicable); and (i) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Prepackaged Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Prepackaged Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate, partnership, limited liability company, or other governance action required by the Debtors or the Reorganized Debtor, as applicable, in connection with the Prepackaged Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Security holders, members, directors, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, Securities, and instruments contemplated under the Prepackaged Plan (or necessary or desirable to effect the transactions contemplated under the Prepackaged Plan) in the name of and on behalf of the Reorganized Debtors, including the New Common Stock, the New Notes, the Reverse Dutch Election Opportunity, the New Corporate Governance Documents, the CVRs, the CVR Agreement, and any and all other agreements, documents, Securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.M shall be effective notwithstanding any requirements under non-bankruptcy Law.

N. New Corporate Governance Documents.

On or immediately prior to the Effective Date, the New Corporate Governance Documents shall be automatically adopted by the applicable Reorganized Debtors or Post-Effective Date Debtors, as applicable. To the extent required under the Prepackaged Plan or applicable non-bankruptcy Law, each of the Reorganized Debtors or Post-Effective Date Debtors will file its New Corporate Governance Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state or country of organization if and to the extent required in accordance with the applicable Laws of the respective state or country of organization. The New Corporate Governance Documents will prohibit the issuance of non-voting equity Securities, to the extent required under section 1123(a)(6) of the Bankruptcy Code.

After the Effective Date, the Reorganized Debtors or Post-Effective Date Debtors may amend and restate their respective New Corporate Governance Documents in accordance with the terms thereof, and the Reorganized Debtors may file such amended certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the Laws of the respective states, provinces, or countries of incorporation and the New Corporate Governance Documents.

1. Directors and Officers of the Reorganized Debtors or Post-Effective Date Debtors.

As of the Effective Date, the terms of the current members of the board of directors of the Debtors shall expire and the existing officers of the Debtors shall be automatically removed as officers, and the New Boards and new officers of each of the Reorganized Debtors or Post-Effective Date Debtors shall be appointed. For subsequent terms, following the Effective Date, members of the New Boards and new officers of each of the Reorganized Debtors or Post-Effective Date Debtor shall be appointed in accordance with the New Corporate Governance Documents and other constituent documents of each Reorganized Debtor or Post-Effective Date Debtor, in each case, as applicable.

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Pursuant to section 1129(a)(5) of the Bankruptcy Code, to the extent known, the identity and affiliation of any Person proposed to serve on the New Boards will be disclosed in the Plan Supplement or prior to the Confirmation Hearing, as well as those Persons that will serve as officers of the Reorganized Debtors or Post-Effective Date Debtor. Provisions regarding the removal, appointment, and replacement of members of the New Boards, to the extent applicable, will be disclosed in the New Corporate Governance Documents.

2. Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors and/or Post-Effective Date Debtors, and their respective officers, directors, members, or managers (as applicable), are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Prepackaged Plan, and the Securities issued pursuant to the Prepackaged Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required pursuant to the Prepackaged Plan.

O. Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, each Reorganized Debtor or Post-Effective Date Debtor, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ and Post-Effective Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Prepackaged Plan, including in Article VIII hereof, which shall be deemed released and waived by the Debtors and the Reorganized Debtors (or Post-Effective Date Debtors, as applicable) as of the Effective Date.

The Reorganized Debtors or Post-Effective Date Debtors, as applicable, may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors or Post-Effective Date Debtors. No Entity (other than the Released Parties) may rely on the absence of a specific reference in the Prepackaged Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors (or Post-Effective Date Debtors), as applicable, will not pursue any and all available Causes of Action of the Debtors against it. The Debtors and Reorganized Debtors (or Post-Effective Date Debtors, as applicable) expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Prepackaged Plan, including Article VIII hereof. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Prepackaged Plan or a Final Order, the Reorganized Debtors and/or Post-Effective Date Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors and Post-Effective Date Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Prepackaged Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors or Post-Effective Date Debtors, except as otherwise expressly provided in the Prepackaged Plan, including Article VIII hereof. The applicable Reorganized Debtors or Post-Effective Date Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors or Post-Effective Date Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

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P. Certain Securities Law Matters.

The offering, issuance (or entry into), and distribution of the New Common Stock, the New Notes, the CVRs, and all other Securities entered into and/or issued in connection with the Prepackaged Plan, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable Law requiring registration prior to the offering, issuance, distribution, or sale of Securities to the maximum extent permitted by Law, in accordance with, and pursuant to, (i) section 1145 of the Bankruptcy Code (with respect to the New Common Stock after the Petition Date and the CVRs), (ii) section 4(a)(2) of the Securities Act or Regulation S under the Securities Act (with respect to the New Common Stock prior to the Petition Date and the New Notes), or (iii) any other available exemption from registration, as applicable.

In addition, the New Common Stock and CVRs issued under section 1145 of the Bankruptcy Code (1) will not be “restricted securities” as defined in rule 144(a)(3) under the Securities Act and (2) will be freely tradable and transferable in the United States by a recipient thereof that (i) is an entity that is not an “underwriter” as defined in section 1145(b)(1) of the Bankruptcy Code, (ii) is not an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, (iii) has not been such an “affiliate” within 90 days of the time of the transfer, and (iv) has not acquired such securities from an “affiliate” within one year of the time of transfer, subject in each case to compliance with applicable securities Laws and any rules and regulations of the SEC or state or local securities Laws, if any, applicable at the time of any future transfer of such Securities, and subject to any restrictions in the New Corporate Governance Documents and CVR Agreement, as applicable.

The New Notes (and to the extent issuance under section 1145(a) of the Bankruptcy Code is unavailable, the New Common Stock and CVRs) will be issued without registration under the Securities Act in reliance upon the exemption set forth in section 4(a)(2) of the Securities Act and/or Regulation S under the Securities Act, and similar registration exemptions under state or local securities Laws, in each case to the maximum extent permitted thereunder. Any securities issued in reliance on section 4(a)(2) and/or Regulation S under the Securities Act, will be “restricted securities” under the Securities Act and/or subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration under the Securities Act and other applicable Law and subject in each case to compliance with applicable securities Laws and any rules and regulations of the SEC or state or local securities Laws, if any, applicable at the time of any future transfer of such Securities, and subject to any restrictions in the New Debt Documents, New Corporate Governance Documents and CVR Agreement, as applicable.

Neither the issuance of the New Common Stock, New Notes, or CVRs nor the Reverse Dutch Election Opportunity shall constitute an invitation or solicitation of an invitation or offer to sell or buy, any securities in contravention of any applicable Law in any jurisdiction. No action has been taken, nor will be taken, in any jurisdiction that would permit a public offering of any of the New Common Stock, New Notes, or CVRs (other than securities issued pursuant to section 1145 of the Bankruptcy Code) in any jurisdiction where such action for that purpose is required.

The ownership of the New Notes will be through the facilities of DTC. The Reorganized Debtors need not provide any further evidence other than the Prepackaged Plan or the Confirmation Order with respect to the treatment of the New Common Stock, New Notes, and CVRs under applicable securities Laws. Notwithstanding anything to the contrary in the Plan, no Entity (including, for the avoidance of doubt, DTC and any transfer agent) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Prepackaged Plan, including, for the avoidance of doubt, whether the New Common Stock, New Notes and CVRs are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. DTC and any transfer agent shall be required to accept and conclusively rely upon the Prepackaged Plan and Confirmation Order in lieu of a legal opinion regarding whether the New Common Stock, New Notes and/or CVRs are exempt from registration and/or eligible for DTC book-entry delivery, settlement and depository services.

Q. 1146 Exemption.

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor, Post-Effective Date Debtor, or to any other Person) of property under the Prepackaged Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity Security, or

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other interest in the Debtors, Reorganized Debtors or Post-Effective Date Debtors, including the New Common Stock, New Notes, and the CVRs; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for the Reorganized Debtors’ obligations under and in connection with the Exit Facilities; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Prepackaged Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Prepackaged Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, sales or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

R. Additional Sale Transaction Provisions.

Solely if the Sale Transaction occurs and is consummated, the following additional provisions shall be included in the Prepackaged Plan:

1. Post-Effective Date Debtors.

If the Sale Transaction is an asset sale, following the sale of certain assets of the Debtors under the Prepackaged Plan or the Sale Order(s), on and after the Effective Date, the Post-Effective Date Debtors shall continue in existence for purposes of (a) winding down the Debtors’ business and affairs as expeditiously as reasonably possible, (b) resolving Disputed Claims, (c) making distributions on account of Allowed Claims as provided hereunder, (d) funding distributions, (e) enforcing and prosecuting claims, interests, rights, and privileges under the Causes of Action on the list of Retained Causes of Action in an efficacious manner and only to the extent the benefits of such enforcement or prosecution are reasonably believed to outweigh the costs associated therewith, (f) filing appropriate tax returns, (g) complying with its continuing obligations under the Purchase Agreement(s), if any, and (h) administering the Prepackaged Plan in an efficacious manner. In such case, the Post-Effective Date Debtors shall be deemed to be substituted as the party-in-lieu of the Debtors in all matters, including (i) motions, contested matters, and adversary proceedings pending in the Bankruptcy Court, and (ii) all matters pending in any courts, tribunals, forums, or administrative proceedings outside of the Bankruptcy Court, in each case without the need or requirement for a plan administrator to file motions or substitutions of parties or counsel in each such matter.

2. Post-Effective Date Plan Administrator.

If the Sale Transaction is an asset sale and is consummated, on the Effective Date, the Post-Effective Date Plan Administrator shall be appointed with respect to each Post-Effective Date Debtor. The Post-Effective Date Plan Administrator shall act for the Post-Effective Date Debtors in the same fiduciary capacity as applicable to a Governing Body, subject to the provisions hereof (and all certificates of formation, membership agreements, and related documents shall be deemed amended by the Prepackaged Plan to permit and authorize the same) and retain and have all the rights, powers, and duties necessary to carry out their responsibilities under this Prepackaged Plan on terms which shall be disclosed in the Plan Supplement.

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S. Director and Officer Liability Insurance.

Notwithstanding anything in the Prepackaged Plan to the contrary, the Reorganized Debtors or the Post-Effective Date Debtors, as applicable, shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code effective as of the Effective Date. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ or the Post-Effective Date Debtors’, as applicable, foregoing assumption of each of the unexpired D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Prepackaged Plan, Confirmation of the Prepackaged Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Prepackaged Plan as to which no Proof of Claim need be filed.

In addition, after the Effective Date, none of the Reorganized Debtors or the Post-Effective Date Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including any “tail policy”) in effect on or after the Petition Date, with respect to conduct occurring prior thereto, and all directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, to the extent set forth therein, regardless of whether such directors and officers remain in such positions after the Effective Date.

T. Indemnification Obligations.

Consistent with applicable Law, all indemnification provisions in place as of the Effective Date (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall be reinstated and remain intact, irrevocable, and shall survive the effectiveness of the Prepackaged Plan on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors than the indemnification provisions in place prior to the Effective Date.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A. Assumption and Rejection of Executory Contracts and Unexpired Leases.

1. Reorganization Transaction.

In the event of an Reorganization Transaction, on the Effective Date, except as otherwise provided in Article V.H and elsewhere herein, all Executory Contracts or Unexpired Leases not otherwise assumed or rejected will be deemed assumed by the applicable Reorganized Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those that are: (a) identified on the Rejected Executory Contracts and Unexpired Leases Schedule; (b) previously expired or terminated pursuant to their own terms; (c) have been previously assumed or rejected by the Debtors pursuant to a Final Order; (d) are the subject of a motion to reject that is pending on the Effective Date; or (e) have an ordered or requested effective date of rejection that is after the Effective Date.

2. Sale Transaction.

In the event the Sale Transaction is to occur and be consummated on the Effective Date, on the Effective Date, except as otherwise provided in Article V.H and elsewhere herein, all Executory Contracts or Unexpired Leases not otherwise assumed or rejected will be deemed rejected by the applicable or Post-Effective Date Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those that are: (a) identified on the Assumed Executory Contracts and Unexpired Leases Schedule; (b) have been previously assumed by the Debtors pursuant to a Final Order; (c) are the subject of a motion to assume that Filed on or before the Confirmation Date; (d) are to be assumed by the Debtors or assumed by the Debtors and assigned to another third party, as applicable, in connection with any sale transaction, including the Sale Transaction; or (e) are a contract, instrument, release, indenture, or other agreement or document entered into in connection with the Prepackaged Plan.

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3. General Provisions.

Entry of the Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions, assumptions and assignments, or rejections of the Executory Contracts or Unexpired Leases as set forth in the Prepackaged Plan, the Rejected Executory Contracts and Unexpired Leases Schedule (or the Assumed Executory Contract and Unexpired Leases Schedule in the case of a Sale Transaction), pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Except as otherwise specifically set forth herein, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Prepackaged Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Prepackaged Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor or Post-Effective Date Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Prepackaged Plan or any order of the Bankruptcy Court authorizing and providing for its assumption. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by a Final Order on or after the Effective Date but may be withdrawn, settled, or otherwise prosecuted by the Reorganized Debtors or Post-Effective Date Debtors, as applicable.

To the maximum extent permitted by Law, to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Prepackaged Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Prepackaged Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Notwithstanding anything to the contrary in the Prepackaged Plan, the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Assumed Executory Contracts and Unexpired Leases Schedule and the Rejected Executory Contracts and Unexpired Leases Schedule at any time up to forty-five (45) days after the Effective Date, so long as such allocation, amendment, modification, or supplement is consistent with the Restructuring Support Agreement.

B. Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Prepackaged Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within thirty (30) days after the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection, (2) the effective date of such rejection, or (3) the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors, the Reorganized Debtors, the Post-Effective Date Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III.B.7 of this Prepackaged Plan.

C. Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

Any monetary amounts by which any Executory Contract or Unexpired Lease to be assumed under the Prepackaged Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors, Reorganized Debtors, or Post-Effective Date Debtors, as applicable, upon assumption thereof.

After the Petition Date and no later than seven (7) calendar days before the Confirmation Hearing, the Debtors shall serve notices of proposed assumptions to the counterparties to the Executory Contracts and Unexpired Leases to be assumed reflecting the Debtors’ intention to assume the contract, and setting forth the proposed Cure amount (if any) or otherwise indicating that the Cure amount shall be asserted against the Debtors or Reorganized Debtors, as applicable, in the ordinary course of business. Each such notice shall include a description of the procedures for

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resolving disputes related to the proposed assumption of applicable Executory Contracts and Unexpired Leases. In the event that any Executory Contract or Unexpired Lease is to be assumed after the provision of initial notices of proposed assumptions described above, a notice of proposed assumption with respect to such Executory Contract or Unexpired Lease will be sent promptly to the counterparty thereof. If a counterparty to any Executory Contract or Unexpired Lease that the Debtors or Reorganized Debtors, as applicable, intend to assume does not receive such a notice, the proposed Cure amount for such Executory Contract or Unexpired Lease shall be deemed to be asserted against the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business.

Unless otherwise agreed in writing by the parties to the applicable Executory Contract or Unexpired Lease, any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related Cure amount must be Filed, served, and actually received by counsel to the Debtors no later than the date and time specified in the notice (which shall be not less than fourteen days after such notice is served). The Debtors or the Reorganized Debtors or Post-Effective Date Debtors, as applicable, may reconcile and settle, with the consent of the Consenting Investor not to be unreasonably withheld, in the ordinary course of the Debtors’ business any dispute (following a timely filed objection) regarding any Cure or any other matter pertaining to assumption without any further notice to or action, order, or approval of the Bankruptcy Court.

Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or Cure amount (including any request for an additional or different cure amount) will be deemed to have assented to such assumption or Cure amount and any untimely request for an additional or different Cure amount shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor or Post-Effective Date Debtor, without the need for any objection by the applicable Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court.

The Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, shall pay the Cure amounts, if any, on the Effective Date or as soon as reasonably practicable thereafter, in the ordinary course of business, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may agree; provided that if a dispute regarding assumption or Cure is unresolved as of the Effective Date, then payment of the applicable Cure amount shall occur as soon as reasonably practicable after such dispute is resolved. Any Cure shall be deemed fully satisfied, released, and discharged upon payment of the Cure.

The assumption of any Executory Contract or Unexpired Lease pursuant to the Prepackaged Plan, in connection with the Sale Transaction or Reorganization Transaction, shall result in the full release and satisfaction of any nonmonetary defaults arising from or triggered by the filing of these Chapter 11 Cases, including defaults of provisions restricting the change in control or ownership interest composition or any bankruptcy-related defaults, arising at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, shall be deemed disallowed and expunged as of the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such assumption, (2) the effective date of such assumption, or (3) the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

D. Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases.

Rejection of any Executory Contract or Unexpired Lease pursuant to the Prepackaged Plan, in connection with the Reorganization Transaction or Sale Transaction, or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors, the Reorganized Debtors, or Post-Effective Date Debtors, as applicable, under such Executory Contracts or Unexpired Leases. In particular, notwithstanding any non-bankruptcy Law to the contrary, the Reorganized Debtors or the Post-Effective Date Debtors, as applicable, expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations with respect to goods previously purchased by the Debtors pursuant to rejected Executory Contracts or Unexpired Leases.

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E. Insurance Policies.

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, shall be treated as Executory Contracts hereunder. Unless otherwise provided in the Prepackaged Plan, on the Effective Date, in connection with all contemplated transactions under this Prepackaged Plan, (1) the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims, including all D&O Liability Insurance Policies, and (2) such insurance policies and any agreements, documents, or instruments relating thereto, including all D&O Liability Insurance Policies, shall revest in the applicable Reorganized Debtors or Post-Effective Date Debtors.

Nothing in this Prepackaged Plan, Restructuring Support Agreement, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any other Final Order (including any other provision that purports to be preemptory or supervening), (1) alters, modifies, or otherwise amends the terms and conditions of (or the coverage provided by) any of such insurance policies or (2) alters or modifies the duty, if any, that the insurers or third party administrators have to pay claims covered by such insurance policies and their right to seek payment or reimbursement from the Debtors (or the Purchaser, solely to the extent assumed and assigned to the Purchaser under the Purchase Agreement) or draw on any collateral or security therefor. For the avoidance of doubt, insurers and third-party administrators shall not need to nor be required to file or serve a cure objection or a request, application, claim, Proof of Claim, or motion for payment and shall not be subject to any claims bar date or similar deadline governing cure amounts or Claims.

F. Reservation of Rights.

Nothing contained in the Prepackaged Plan, the Restructuring Support Agreement, the Purchase Agreement, or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have forty-five (45) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

G. Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

H. Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor, Reorganized Debtor, or Post-Effective Date Debtor in the ordinary course of their business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A. Distributions on Account of Claims Allowed as of the Effective Date.

Except as otherwise provided herein, in a Final Order, or as otherwise agreed to by the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as the case may be, and the Holder of the applicable Allowed Claim on the first Distribution Date, the applicable Reorganized Debtors or Post-Effective Date Debtors shall make initial distributions under the Prepackaged Plan on account of Claims Allowed on or before the Effective Date, subject to the Reorganized Debtors’ right to object to Claims; provided that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed

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by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, (2) Allowed Priority Tax Claims shall be paid in accordance with Article II.D of the Prepackaged Plan, and (3) Allowed General Unsecured Claims shall be paid in accordance with Article III.B.13 of the Prepackaged Plan. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the Holder of such Claim or as may be due and payable under applicable non-bankruptcy Law or in the ordinary course of business.

B. Disbursing Agent.

The Debtors, the Reorganized Debtors, the Post-Effective Date Debtors, or the Post-Effective Date Plan Administrator, as applicable, shall have the authority to enter into agreements with one or more Disbursing Agents to facilitate the distributions required hereunder. All distributions under the Prepackaged Plan shall be made by the Disbursing Agent. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors or the Post-Effective Date Debtors, as applicable.

C. Rights and Powers of Disbursing Agent.

1. Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Prepackaged Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Prepackaged Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2. Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors or Post-Effective Date Debtors.

D. Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1. Record Date for Distribution.

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record holders listed on the Claims Register as of the close of business on the Distribution Record Date. If a Claim is transferred twenty (20) or fewer days before the Distribution Record Date, the Disbursing Agent shall make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

2. Delivery of Distributions in General.

Except as otherwise provided herein, the Disbursing Agent shall make distributions to holders of Allowed Claims and Allowed Interests (as applicable) as of the Distribution Record Date at the address for each such holder as indicated on the Debtors’ records as of the date of any such distribution; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors or Post-Effective Date Debtors.

3. Minimum Distributions.

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No fractional shares of New Common Stock shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Prepackaged Plan on account of an Allowed Claim or Allowed Interest (if applicable) would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Common Stock to be distributed to the Holders of Allowed Claims hereunder shall be adjusted as necessary to account for the foregoing rounding.

Except with respect to the ordinary course payment in Cash of interest arising under the Prepetition 2025 Notes Indenture or the Prepetition 2028 Notes Indenture, none of the Reorganized Debtors, the Post-Effective Date Debtors, or the Disbursing Agent shall have any obligation to make a Cash distribution that is less than two hundred and fifty dollars ($250) to any Holder of an Allowed Claim.

4. Undeliverable Distributions and Unclaimed Property.

In the event that any distribution to any Holder of Allowed Claims or Allowed Interests (as applicable) is returned as undeliverable, no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then-current address of such holder, at which time all currently-due, missed distributions shall be made to such Holder without interest. Undeliverable distributions shall remain in the possession of the Reorganized Debtors or Post-Effective Date Debtors, as applicable, until such time as a distribution becomes deliverable, or such distribution reverts to the Reorganized Debtors or Post-Effective Date Debtors, as applicable or is cancelled pursuant to this Article VI, and shall not be supplemented with any interest, dividends, or other accruals of any kind.

Any distribution under the Prepackaged Plan that is an unclaimed distribution or remains undeliverable (as reasonably deemed unclaimed or undeliverable by the Reorganized Debtors, the Post-Effective Date Debtors, or the Disbursing Agent) for a period of ninety (90) days after distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such unclaimed distribution or undeliverable distribution shall revest in the applicable Reorganized Debtor or Post-Effective Date Debtor automatically (and without need for a further order by the Bankruptcy Court, notwithstanding any applicable federal, provincial, or estate escheat, abandoned, or unclaimed property Laws to the contrary) and, to the extent such unclaimed distribution is comprised of New Common Stock, New Notes, or CVRs, then such New Common Stock, New Notes, or CVRs shall be cancelled. Upon such revesting, the Claim of the Holder or its successors with respect to such property shall be cancelled, released, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property Laws, or any provisions in any document governing the distribution that is an unclaimed distribution, to the contrary, and the Claim of any Holder of Claims and Interests to such property or Interest in property shall be discharged and forever barred. The Disbursing Agent shall adjust the distributions of the New Common Stock, New Notes or the CVRs to reflect any such cancellation; however, for the avoidance of doubt, additional Securities shall not be issued to other Holders of Claims due to any such cancellations.

5. Surrender of Canceled Instruments or Securities.

On the Effective Date or as soon as reasonably practicable thereafter, each holder of a certificate or instrument evidencing a Claim or an Interest that has been cancelled in accordance with Article IV.G hereof shall be deemed to have surrendered such certificate or instrument to the Disbursing Agent. Such surrendered certificate or instrument shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such certificate or instrument, including with respect to any indenture or agreement that governs the rights of the Holder of a Claim or Interest, which shall continue in effect for purposes of allowing holders to receive distributions under the Prepackaged Plan, charging liens, priority of payment, and indemnification rights. Notwithstanding anything to the contrary herein, this paragraph shall not apply to certificates or instruments evidencing Claims that are Reinstated under the Prepackaged Plan.

6. Delivery of Distributions on Senior Secured Notes Claims.

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Except as otherwise reasonably requested by the Prepetition Senior Secured Notes Trustee, all distributions to holders of Allowed Prepetition 2025 Notes Claims and Allowed Prepetition 2028 Notes Claims shall be deemed completed when made to the applicable Prepetition Senior Secured Notes Trustees. The Prepetition Senior Secured Notes Trustee shall hold or direct such distributions for the benefit of the holders of Allowed Prepetition 2025 Notes Claims and Allowed Prepetition 2028 Notes Claims, as applicable. As soon as practicable in accordance with the requirements set forth in this Article VI, the Prepetition Senior Secured Notes Trustee shall arrange to deliver such distributions to or on behalf of its holders, subject to the Prepetition Senior Secured Notes Trustee’s charging lien. The Prepetition Senior Secured Notes Trustee may transfer or direct the transfer of such distributions directly through the facilities of DTC (whether by means of book-entry exchange, free delivery or otherwise) and will be entitled to recognize and deal for all purposes under the Plan with holders of Allowed Prepetition 2025 Notes Claims and Allowed Prepetition 2028 Notes Claims, to the extent consistent with the customary practices of DTC. If the Prepetition Senior Secured Notes Trustees are unable to make, or consents to the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, making such distributions, the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, with the Prepetition Senior Secured Notes Trustees’ cooperation, shall make such distributions to the extent practicable to do so; provided that until such distributions are made, the Prepetition Senior Secured Notes Trustees’ charging lien shall attach to the property to be distributed in the same manner as if such distributions were made through the Prepetition Senior Secured Notes Trustee. The Prepetition Senior Secured Notes Trustee shall have no duties or responsibilities relating to any form of distribution that is not DTC eligible and the Debtors or the Reorganized Debtors, as applicable, shall seek the cooperation of DTC so that any distribution on account of an Allowed Prepetition 2025 Notes Claim and/or Allowed Prepetition 2028 Notes Claim that is held in the name of, or by a nominee of, DTC, shall be made through the facilities of DTC on the Effective Date or as soon as practicable thereafter.

E. Manner of Payment.

1.

All distributions of the New Common Stock and New Notes to the holders of the applicable Allowed Claims under the Prepackaged Plan shall be made by the Disbursing Agent on behalf of the Debtors, or the Reorganized Debtors, as applicable.

2.	The CVRs shall be distributed in accordance with the CVR Distribution Framework.

3.

All distributions of Cash to the holders of the applicable Allowed Claims under the Prepackaged Plan shall be made by the Disbursing Agent on behalf of the applicable Debtor, Reorganized Debtor, or Post-Effective Date Debtor.

4.	At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

F. Compliance with Tax Requirements.

In connection with the Prepackaged Plan, to the extent applicable, the Debtors, Reorganized Debtors, the Post-Effective Date Debtors, the Disbursing Agent, and any applicable withholding agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Prepackaged Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Prepackaged Plan to the contrary, such parties shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Prepackaged Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Debtors, Reorganized Debtors, and Post-Effective Date Debtors reserve the right to allocate all distributions made under the Prepackaged Plan in compliance with all applicable wage garnishments, alimony, child support, and similar spousal awards, Liens, and encumbrances.

G. Allocations.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

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H. No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Prepackaged Plan, the Confirmation Order, any other order of the Bankruptcy Court, or required by applicable bankruptcy and non-bankruptcy Law, postpetition interest shall not accrue or be paid on any prepetition Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on such Claim.

I. Foreign Currency Exchange Rate.

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal (National Edition), on the Effective Date.

J. Setoffs and Recoupment.

Except as expressly provided in this Prepackaged Plan, each Reorganized Debtor or Post-Effective Date Debtor, as applicable, may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim, any and all claims, rights, and Causes of Action that such Reorganized Debtor or Post-Effective Date Debtor, as applicable, may hold against the Holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) or Post-Effective Date Debtor(s), as applicable, and the Holder of the Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or Post-Effective Date Debtor, as applicable, or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable holder. In no event shall any Holder of a Claim be entitled to recoup such Claim against any claim, right, or Cause of Action of the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, unless such holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XII.G hereof on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such holder asserts, has, or intends to preserve any right of recoupment.

K. Claims Paid or Payable by Third Parties.

1. Claims Paid by Third Parties/Insurers.

The Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor, a Reorganized Debtor, or a Post-Effective Date Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor, a Reorganized Debtor, or a Post-Effective Date Debtor on account of such Claim, such holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor or Post-Effective Date Debtor, to the extent the holder’s total recovery on account of such Claim from the third party and under the Prepackaged Plan exceeds the amount of such Claim as of the date of any such distribution under the Prepackaged Plan. The failure of such holder to timely repay or return such distribution shall result in the holder owing the applicable Reorganized Debtor or Post-Effective Date Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen (14) day grace period specified above until the amount is repaid.

2. Claims Payable by Third Parties.

No distributions under the Prepackaged Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

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3. Applicability of Insurance Policies.

Except as otherwise provided in the Prepackaged Plan, distributions to holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Prepackaged Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A. Disputed Claims Process.

In light of the Unimpaired status of all Allowed General Unsecured Claims under the Prepackaged Plan, there is no requirement to file a Proof of Claim (or move the Bankruptcy Court for allowance) to have a Claim Allowed for the purposes of the Prepackaged Plan, except as provided in Article V.B of the Prepackaged Plan or Article V.C with respect to a Cure amount, and the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Cases had not been commenced (and no approval or authority from the Bankruptcy Court shall be required) except that (unless expressly waived pursuant to the Prepackaged Plan) the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable; and provided, that the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, reserve the right to seek to set a future bar date that may require a Proof of Claim to be filed in the event that a Sale Transaction is pursued (in which case a separate order of the Bankruptcy Court will govern).

On and after the Effective Date, except as otherwise provided in this Prepackaged Plan, all Allowed Claims shall be satisfied in the ordinary course of business by the Reorganized Debtors or the Post-Effective Date Debtors, as applicable. The Debtors, the Reorganized Debtors, and/or the Post-Effective Date Debtors, as applicable, shall have the exclusive authority to (i) determine, without the need for notice to or action, order, or approval of the Bankruptcy Court, that a claim subject to any Proof of Claim that is Filed is Allowed and (ii) file, settle, compromise, withdraw, or litigate to judgment any objections to Claims as permitted under this Prepackaged Plan. If the Debtors, Reorganized Debtors, or Post-Effective Date Debtors dispute any Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced; provided that the Debtors, Reorganized Debtors, or Post-Effective Date Debtors may elect, at their sole option, to object to any Claim (other than Claims expressly Allowed by this Prepackaged Plan) and to have the validity or amount of any Claim adjudicated by the Bankruptcy Court; provided further that holders of Claims may elect to resolve the validity or amount of any Claim in the Bankruptcy Court. All Proofs of Claim Filed in the Chapter 11 Cases shall be deemed objected to and Disputed without further action by the Debtors. Upon the Effective Date, all Proofs of Claim filed against the Debtors, regardless of the time of filing, and including Proofs of Claim filed after the Effective Date, shall be deemed withdrawn and expunged, except as otherwise provided herein. Notwithstanding anything in this Prepackaged Plan to the contrary, disputes regarding the amount of any Cure pursuant to section 365 of the Bankruptcy Code and Claims that the Debtors seek to have determined by the Bankruptcy Court, shall in all cases be determined by the Bankruptcy Court. Except as otherwise provided herein, all Proofs of Claim Filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor or Post-Effective Date Debtor, as applicable, without the need for any objection by the Reorganized Debtors or Post-Effective Date Debtors, as applicable, or any further notice to or action, order, or approval of the Bankruptcy Court.

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B. Allowance of Claims.

After the Effective Date, except as otherwise expressly set forth herein, each of the Reorganized Debtors or Post-Effective Debtors, as applicable, shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date. The Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy Law, without further notice or order from the Bankruptcy Court.

C. Claims Administration Responsibilities.

Except as otherwise specifically provided in the Prepackaged Plan, after the Effective Date, the Reorganized Debtors or the Post-Effective Date Debtors, as applicable, in consultation with the Consenting Investor, shall have the exclusive authority: (1) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor or Post-Effective Date Debtor, as applicable, shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Article IV.O of the Prepackaged Plan.

Any objections to Proofs of Claims (other than Administrative Claims) shall be served and Filed (a) on or before the date that is one hundred and eighty days following the later of (i) the Effective Date and (ii) the date that a Proof of Claim is Filed or amended or a Claim is otherwise asserted or amended in writing by or on behalf of a Holder of a Claim or (b) such later date as ordered by the Bankruptcy Court.

D. Estimation of Claims and Interests.

Before, on, or after the Effective Date, the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party in interest previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Prepackaged Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Prepackaged Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

E. Adjustment to Claims or Interests without Objection.

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors or the Post-Effective Date Debtors, as applicable, without the Reorganized Debtors or Post-Effective Date Debtors, as applicable, having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

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F. Disallowance of Claims or Interests.

Except as otherwise expressly set forth herein, all Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order. No payment or distribution shall be made on account of such Claim or Interest unless the transferee has paid or turned over such property.

G. No Distributions Pending Allowance.

Notwithstanding any other provision of the Prepackaged Plan, if any portion of a Claim or Interest is a Disputed Claim or Interest, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest; provided that if only the Allowed amount of an otherwise valid Claim or Interest is Disputed, such Claim or Interest shall be deemed Allowed in the amount not Disputed and payment or distribution shall be made on account of such undisputed amount.

H. Distributions After Allowance.

To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Interest in accordance with the provisions of the Prepackaged Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Interest becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim or Interest the distribution (if any) to which such holder is entitled under the Prepackaged Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest.

I. No Interest.

Unless otherwise specifically provided for herein or by order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

J. Accrual of Dividends and Other Rights.

For purposes of determining the accrual of distributions or other rights after the Effective Date, the New Common Stock and New Notes shall be deemed distributed as of the Effective Date regardless of the date on which they are actually distributed; provided, however, that the relevant Reorganized Debtors shall not pay any such distributions or distribute such other rights, if any, until after distribution of the applicable New Common Stock or New Notes actually takes place.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A. Discharge of Claims and Termination of Interests.

Pursuant to and to the fullest extent permitted by section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Definitive Documents, the Prepackaged Plan, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Prepackaged Plan, the distributions, rights, and treatment that are provided in the Prepackaged Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors or Post-Effective Date Debtors, as applicable), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any

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of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Prepackaged Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Prepackaged Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims (other than the Reinstated Claims) and Interests (other than the Intercompany Interests that are Reinstated) subject to the occurrence of the Effective Date.

B. Release of Liens.

Except as otherwise provided in the Prepackaged Plan, the Restructuring Support Agreement, the Confirmation Order, the Purchase Agreement, or in any contract, instrument, release, or other agreement or document amended or created pursuant to the Prepackaged Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Prepackaged Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with this Prepackaged Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors or Post-Effective Date Debtors and their successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors or Post-Effective Date Debtors, to release any collateral or other property of any Debtor (including any Cash Collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors or Post-Effective Date Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Prepackaged Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtors, the Reorganized Debtors, or the Post Effective Date Debtors that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors or Post-Effective Date Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.

C. Releases by the Debtors.

Effective as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code and to the fullest extent permitted by applicable Law, each Released Party is conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by each and all of the Debtors, the Reorganized Debtors, the Post-Effective Date Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of any of the Debtors or their Estates, whether liquidated or unliquidated, fixed or contingent, known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in Law, equity, contract, tort, or otherwise, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic Law, rule,

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statute, regulation, treaty, right, duty, requirement, or otherwise, that the Debtors, the Reorganized Debtors, the Post Effective Date Debtors, their Estates or their Affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other Persons claiming under or through them would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to (including the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable), or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof) or their Estates, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Prepackaged Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, the decision to file the Chapter 11 Cases, any intercompany transactions, the Chapter 11 Cases, the negotiation, formulation, preparation, or consummation of the Restructuring Support Agreement, the Restructuring Transactions, the Prepackaged Plan (including the Plan Supplement), the solicitation of votes on the Prepackaged Plan, the Disclosure Statement, the pursuit of Confirmation and Consummation, the Reorganization Transaction, the Sale Transaction, the DIP Facility, the DIP Documents, the administration and implementation of the Prepackaged Plan, including the issuance or distribution of Securities pursuant to the Prepackaged Plan, or the distribution of property under the Prepackaged Plan or any other related agreement, but not, for the avoidance of doubt, any legal opinion effective as of the Effective Date requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Prepackaged Plan, or upon any other act, omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any obligations arising on or after the Effective Date of any party or Entity under the Prepackaged Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Prepackaged Plan as set forth in the Prepackaged Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Prepackaged Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties, including the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Prepackaged Plan; (2) a good faith settlement and compromise of the Claims released by the Debtor Release; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtors, the Reorganized Debtors, the Post-Effective Date Debtors or the Debtors’ Estates asserting any Claim or Cause of Action of any kind whatsoever released pursuant to the Debtor Release.

D. Releases by the Releasing Parties.

Effective as of the Effective Date, to the fullest extent permissible under applicable Law, each Releasing Party, in each case on behalf of itself and its respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Claim, Cause of Action, directly or derivatively, by, through, for, or because of a Releasing Party, is deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged each Debtor, Reorganized Debtor, Post-Effective Date Debtor, and each other Released Party from any and all claims, interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether liquidated or unliquidated, fixed or contingent, known or unknown, foreseen or unforeseen, existing or hereafter arising, in Law, equity, contract, tort, or otherwise, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic Law, rule, statute, regulation, treaty, right, duty, requirement, or otherwise, including any derivative claims, asserted or assertable on behalf of any of the Debtors, their Estates or their Affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other Persons claiming under or through them would have been legally entitled to assert (whether individually or collectively), based on or relating to (including the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable), or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof) or their Estates, the purchase,

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sale, or rescission of the purchase or sale of any Security of the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Prepackaged Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, the decision to file the Chapter 11 Cases, any intercompany transactions, the Chapter 11 Cases, the negotiation, formulation, preparation, or consummation of the Restructuring Support Agreement, the Restructuring Transactions, the Prepackaged Plan (including the Plan Supplement), the solicitation of votes on the Prepackaged Plan, the Disclosure Statement, the pursuit of Confirmation and Consummation, the Reorganization Transaction, the Sale Transaction, the DIP Facility, the DIP Documents, the administration and implementation of the Prepackaged Plan, including the issuance or distribution of Securities pursuant to the Prepackaged Plan, or the distribution of property under the Prepackaged Plan or any other related agreement, or upon any other act, omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any obligations arising on or after the Effective Date of any party or Entity under the Prepackaged Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Prepackaged Plan as set forth in the Prepackaged Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained in this Prepackaged Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (1) consensual; (2) essential to the confirmation of the Prepackaged Plan; (3) given in exchange for the good and valuable consideration provided by the Released Parties, including the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Prepackaged Plan; (4) a good faith settlement and compromise of the Claims released by the Third-Party Release; (5) in the best interests of the Debtors and their Estates; (6) fair, equitable, and reasonable; (7) given and made after due notice and opportunity for hearing; and (8) a bar to any of the Releasing Parties asserting any claim or Cause of Action of any kind whatsoever released pursuant to the Third-Party Release.

E. Exculpation.

Effective as of the Effective Date, to the fullest extent permissible under applicable Law and without affecting or limiting either the Debtor Release or the Third-Party Release, and except as otherwise specifically provided in the Prepackaged Plan or the Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party shall be released and exculpated from any Cause of Action or any claim arising from the Petition Date through the Effective Date related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable the Chapter 11 Cases, the Restructuring Support Agreement, the Disclosure Statement, the Prepackaged Plan (including the Plan Supplement), the DIP Facility, the DIP Documents, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or the Prepackaged Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the Reorganization Transaction, the Sale Transaction, the administration and implementation of the Prepackaged Plan, including the issuance of Securities pursuant to the Prepackaged Plan, or the distribution of property under the Prepackaged Plan or any other related agreement (excluding, for the avoidance of doubt, providing any legal opinion effective as of the Effective Date requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Prepackaged Plan), except for claims or Causes of Action related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Prepackaged Plan. The Exculpated Parties have, and upon Consummation of the Prepackaged Plan shall be deemed to have, participated in good faith and in compliance with the applicable Laws with regard to the solicitation of votes and distribution of consideration pursuant to the Prepackaged Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable Law, rule, or regulation governing the solicitation of acceptances or rejections of the Prepackaged Plan or such distributions made pursuant to the Prepackaged Plan. Notwithstanding the foregoing, the exculpation shall not release any obligation or liability of any Entity for any post-Effective Date obligation under the Prepackaged Plan or any document, instrument or agreement (including those set forth in the Plan Supplement) executed to implement the Prepackaged Plan.

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The Exculpated Parties and other parties set forth above have, and upon confirmation of the Prepackaged Plan shall be deemed to have, participated in good faith and in compliance with the applicable Laws with regard to the solicitation of votes and distribution of consideration pursuant to the Prepackaged Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable Law, rule, or regulation governing the solicitation of acceptances or rejections of the Prepackaged Plan or such distributions made pursuant to the Prepackaged Plan.

Solely with respect to the exculpation provision, notwithstanding anything to the contrary in the Plan or Plan Supplement, each of the 1125(e) Exculpated Parties shall not incur liability for any Cause of Action or Claim related to any act or omission in connection with, relating to, or arising out of, in whole or in part, (a) the solicitation of acceptance or rejection of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code or (b) the participation, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, in the offer, issuance, sale, or purchase of a security, offered or sold under the Plan. No Entity or Person may commence or pursue a Claim or Cause of Action of any kind against any of the Exculpated Parties or the 1125(e) Exculpated Parties that arose or arises from, in whole or in part, a Claim or Cause of Action subject to this paragraph, without this Bankruptcy Court (i) first determining, after notice and a hearing, that such Claim or Cause of Action represents a colorable Claim for actual fraud, gross negligence, or willful misconduct against any such Exculpated Party or 1125(e) Exculpated Party and such party is not exculpated pursuant to this provision; and (ii) specifically authorizing such Entity or Person to bring such Claim or Cause of Action against such Exculpation Party or 1125(e) Exculpation Party. The Bankruptcy Court will have sole and exclusive jurisdiction to adjudicate the underlying colorable Claim or Causes of Action.

F. Injunction.

Except as otherwise expressly provided in the Prepackaged Plan, or for obligations issued or required to be paid pursuant to the Prepackaged Plan or the Confirmation Order, all Entities that have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Post-Effective Date Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable Law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Prepackaged Plan.

No Person or Entity may commence, continue, amend, or pursue a Claim or Cause of Action, as applicable, of any kind against the Debtors, the Reorganized Debtors, the Post-Effective Date Debtors, the Exculpated Parties, or the Released Parties, as applicable, that relates to or is reasonably likely to relate to any act or omission in connection with, relating to, or arising out of a Claim or Cause of Action, subject to Article VIII.C, Article VIII.D, Article VIII.E, and Article VIII.F hereof, without the Bankruptcy Court (i) first determining, after notice and a hearing, that such Claim or Cause of Action, represents a colorable Claim of any kind, and (ii) specifically authorizing such Person or Entity to bring such Claim or Cause of Action, as applicable, against any such Debtor, Reorganized Debtor, Post-Effective Date Debtor, Exculpated Party, or Released Party, as applicable. At the hearing for the Bankruptcy Court to determine whether such Claim or Cause of Action represents a colorable Claim of any kind, the Bankruptcy Court may, or shall if any Debtor, Reorganized Debtor, Post-Effective Date Debtor, Exculpated Party, Released Party, or other party in interest requests by motion (oral motion being sufficient), direct that such Person or Entity seeking to commence or pursue such Claim or Cause of Action file a proposed complaint with the Bankruptcy Court embodying such Claim or Cause of Action, such complaint satisfying the applicable Rules of Federal Procedure, including, but not limited to, Rule 8 and Rule 9 (as applicable), which the Bankruptcy Court shall assess before making a determination.

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The Bankruptcy Court will have sole and exclusive jurisdiction to adjudicate the underlying colorable Claim or Causes of Action.

G. Protections Against Discriminatory Treatment.

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or Post-Effective Date Debtors, as applicable, or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors or Post-Effective Date Debtors, as applicable, or another Entity with whom the Reorganized Debtors or Post-Effective Date Debtors, as applicable, have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

H. Document Retention.

On and after the Effective Date, the Reorganized Debtors or Post-Effective Date Debtors, as applicable, may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors or Post-Effective Date Debtors, as applicable.

I. Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A. Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B hereof:

(a)

the Bankruptcy Court shall have entered the Confirmation Order (which shall include final approval of the Disclosure Statement), which shall be a Final Order, in form and substance consistent in all respects with the Restructuring Support Agreement (including any consent rights thereunder) and otherwise in form and substance acceptable to the Debtors, the Consenting Investor the Required Consenting Noteholders, and reasonably acceptable to the Required Consenting RCF Lenders, and which shall:

(i)

authorize the Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Prepackaged Plan;

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(ii)	decree that the provisions in the Confirmation Order and the Prepackaged Plan are nonseverable and mutually dependent;

(iii)

authorize the Debtors, as applicable/necessary, to: (a) implement the Restructuring Transactions, (b) distribute the New Common Stock, New Notes, and CVRs pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code, section 4(a)(2) of the Securities Act, or Regulation S under the Securities Act, as applicable; (c) make all distributions and issuances as required under the Prepackaged Plan, including Cash, the New Common Stock, the New Notes and CVRs; and (d) enter into any agreements, transactions, and sales of property as set forth in the Plan Supplement, in each case, in a manner consistent with the terms of the Restructuring Support Agreement and subject to the consent rights set forth therein;

(iv)	authorize the implementation of the Prepackaged Plan in accordance with its terms; and

(v)

provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the Prepackaged Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under the Prepackaged Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax; and

(b)	the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Prepackaged Plan;

(c)

the final version of each of the Prepackaged Plan, the Definitive Documents, and all documents contained in any supplement to the Prepackaged Plan, including the Plan Supplement and any exhibits, schedules, amendments, modifications, or supplements thereto or other documents contained therein shall have been executed or filed, as applicable in form and substance consistent in all respects with the Restructuring Support Agreement, the Prepackaged Plan, and comply with the applicable consent rights set forth in the Restructuring Support Agreement and/or the Prepackaged Plan for such documents and shall not have been modified in a manner inconsistent with the Restructuring Support Agreement;

(d)

the Restructuring Support Agreement shall not have been terminated as to the Consenting Investor, the Required Consenting Noteholders, or the Required Consenting RCF Lenders, shall be in full force and effect, and the Debtors and the other parties thereto shall be in compliance therewith;

(e)

all Professional Fee Amounts that require the approval of the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date shall have been funded into the Professional Fee Account pending the approval of such fees and expenses by the Bankruptcy Court;

(f)

all outstanding Restructuring Expenses and all outstanding reasonable and documented fees and expenses of the Prepetition Senior Secured Notes Trustees, including estimated fees and expenses through the Effective Date shall have been paid in full in cash;

(g)	the Consenting Investor shall have provided the New Direct Investment and the Consenting Investor Cash Contribution;

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(h)	the completion and consummation of the Reverse Dutch Election Opportunity shall have occurred;

(i)

the Non-Debtor Hospital Partner Entities and Physician-Owned Entities shall have executed and delivered the New Debt Facilities Non-Debtor Hospital Partner Entity Guarantees and New Debt Facilities Physician-Owned Entity Guarantees, respectively;

(j)

no court of competent jurisdiction or other competent governmental or regulatory authority shall have issued a final and non-appealable order making illegal or otherwise restricting, preventing or prohibiting the consummation of the Prepackaged Plan;

(k)	in the event of the Sale Transaction, the conditions to effectiveness to the Purchase Agreement(s) shall have been duly satisfied or waived;

(l)

in the event of the Reorganization Transaction, the conditions to effectiveness of the Restructuring Support Agreement shall have been duly satisfied or waived and the New Common Stock will be issued in accordance with the Distribution Record Date;

(m)

the Debtors shall have implemented the Restructuring Transactions and all transactions contemplated in the Prepackaged Plan in a manner consistent with the Restructuring Support Agreement (and subject to, and in accordance with, the consent rights set forth therein).

B. Waiver of Conditions.

Except as otherwise specified in the Prepackaged Plan or the Restructuring Support Agreement, any one or more of the conditions to Consummation (or component thereof) set forth in this Article IX (other than entry of the Confirmation Order) may be waived by the Debtors with the prior written consent of the Consenting Investor and the Required Consenting Noteholders, and, solely with respect to those conditions set forth in clauses (i), (iii)(a), (iii)(d), (iv) of clause (a) and clauses (b), (c), (f), (i), and (l) of Article IX.A. with the reasonable consent of the Required Consenting RCF Lenders, without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Prepackaged Plan.

C. Effect of Failure of Conditions.

If Consummation does not occur as to any Debtor, the Prepackaged Plan shall be null and void in all respects as to such Debtor and nothing contained in the Prepackaged Plan, the Disclosure Statement or Restructuring Support Agreement as to such Debtor shall: (1) constitute a waiver or release of any Claims by the Debtors, any Holders of Claims or Interests or any other Entity; (2) prejudice in any manner the rights of the Debtors, any holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any holders of Claims or Interests, or any other Entity.

D. Substantial Consummation

“Substantial Consummation” of the Prepackaged Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A. Modification and Amendments.

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Except as otherwise specifically provided in this Prepackaged Plan and subject to the consent rights set forth in the Restructuring Support Agreement, the Debtors reserve the right to modify the Prepackaged Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Prepackaged Plan. Subject to those restrictions on modifications set forth in the Prepackaged Plan and the requirements of section 1127 of the Bankruptcy Code, Rule 3019 of the Federal Rules of Bankruptcy Procedure, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or to alter, amend, or modify the Prepackaged Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Prepackaged Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Prepackaged Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Prepackaged Plan.

B. Effect of Confirmation on Modifications.

Entry of the Confirmation Order shall mean that all modifications or amendments to the Prepackaged Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C. Revocation or Withdrawal of Prepackaged Plan.

To the extent permitted by the Restructuring Support Agreement and subject to the consent of the Consenting Investor and the Required Consenting Noteholders, the Debtors reserve the right to revoke or withdraw the Prepackaged Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Prepackaged Plan, or if Confirmation or Consummation does not occur, then: (1) the Prepackaged Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Prepackaged Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Prepackaged Plan, and any document or agreement executed pursuant to the Prepackaged Plan, shall be deemed null and void; and (3) nothing contained in the Prepackaged Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and the Prepackaged Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and to the fullest extent permissible by 28 U.S.C. § 1334 to hear, and by 28 U.S.C. § 157 to determine, all proceedings in respect thereof, including, without limitation, for the following purposes:

(a)

allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

(b)

decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Prepackaged Plan;

(c)

resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cures pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors or Post-Effective Date Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V hereof, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

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(d)

to resolve disputes concerning Disputed Claims and consider the allowance, classification, priority, compromise, estimation, secured or unsecured status, amount or payment of any Claim, including any Administrative Claims, including any dispute over the application to any Claim of any limitation on its allowance set forth in sections 502 or 503 of the Bankruptcy Code or asserted under non-bankruptcy Law pursuant to section 502(b)(1) of the Bankruptcy Code;

(e)

ensure that distributions to holders of Allowed Claims and Allowed Interests (as applicable) are accomplished pursuant to the provisions of the Prepackaged Plan, including with respect to (i) the New Notes pursuant to the New 2027 Notes Indenture and the New 2028 Notes Indenture, and (ii) the CVRs pursuant to the CVR Distribution Framework;

(f)

adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

(g)	adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

(h)

enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Prepackaged Plan and all contracts, instruments, releases, indentures, and other agreements or documents created or entered into in connection with the Prepackaged Plan or the Disclosure Statement, including the Restructuring Support Agreement;

(i)	enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

(j)

resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Prepackaged Plan or any Entity’s obligations incurred in connection with the Prepackaged Plan;

(k)	issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation or enforcement of the Prepackaged Plan;

(l)

resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

(m)

resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VII.F hereof;

(n)	enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

(o)

determine any other matters that may arise in connection with or relate to the Prepackaged Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Prepackaged Plan or the Disclosure Statement, including the Restructuring Support Agreement;

58

(p)	enter an order concluding or closing the Chapter 11 Cases;

(q)	adjudicate any and all disputes arising from or relating to distributions under the Prepackaged Plan;

(r)

consider any modifications of the Prepackaged Plan in accordance with section 1127 of the Bankruptcy Code, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

(s)	determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

(t)

hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Prepackaged Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Prepackaged Plan;

(u)	hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(v)	to recover all assets of the Debtors and property of the Debtors’ Estates, wherever located;

(w)

hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in the Prepackaged Plan, including under Article VIII hereof;

(x)	enforce all orders previously entered by the Bankruptcy Court; and

(y)	hear any other matter not inconsistent with the Bankruptcy Code.

As of the Effective Date, notwithstanding anything in this Article XI to the contrary, the New Corporate Governance Documents, the New Notes, the New Common Stock, New RCF Exit Facility, and any documents related thereto shall be governed by the jurisdictional provisions therein and the Bankruptcy Court shall not retain jurisdiction with respect thereto.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A. Immediate Binding Effect.

Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Prepackaged Plan (including, for the avoidance of doubt, the documents and instruments contained in the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, the Post-Effective Date Debtors, any and all holders of Claims or Interests (irrespective of whether such holders of Claims or Interests have, or are deemed to have accepted the Prepackaged Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Prepackaged Plan, each Entity acquiring property under the Prepackaged Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

59

B. Additional Documents.

On or before the Effective Date, and consistent in all respects with the terms of the Restructuring Support Agreement, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Prepackaged Plan and the Restructuring Support Agreement. The Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable, and all holders of Claims or Interests receiving distributions pursuant to the Prepackaged Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Prepackaged Plan.

C. Payment of Statutory Fees.

All fees payable pursuant to section 1930(a) of the Judicial Code shall be paid by each of the Reorganized Debtors or the Post-Effective Date Debtors, as applicable, (or the Disbursing Agent on behalf of each of the Reorganized Debtors or the Post-Effective Date Debtors, as applicable) for each quarter (including any fraction thereof) until the earlier of entry of a final decree closing such Chapter 11 Cases or an order of dismissal or conversion, whichever comes first.

D. Statutory Committee and Cessation of Fee and Expense Payment.

On the Confirmation Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors or the Post-Effective Date Debtors, as applicable, shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committees after the Confirmation Date.

E. Reservation of Rights.

Except as expressly set forth in the Prepackaged Plan, the Prepackaged Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Prepackaged Plan, any statement or provision contained in the Prepackaged Plan, or the taking of any action by any Debtor with respect to the Prepackaged Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests prior to the Effective Date.

F. Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Prepackaged Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, manager, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

G. Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

60

Debtors	Counsel to the Debtors
Akumin Inc. 8300 W Sunrise Blvd. Plantation, FL 33322 Attention: Riadh Zine

Dorsey & Whitney LLP

51 West 52nd Street

New York, NY 10019

Attention: Eric Lopez Schnabel and Rachel P. Stoian

schnabel.eric@dorsey.com

stoian.rachel@dorsey.com

and

Jackson Walker LLP

1401 McKinney Street, Suite 1900

Houston, Texas 77010

Attention: Matthew D. Cavenaugh and Jennifer F. Wertz

mcavenaugh@jw.com

jwertz@jw.com

Counsel to the Consenting Investor	Counsel to the Ad Hoc Noteholder Group
Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 Attention: Anthony Grossi and Jason Hufendick	Akin Gump Strauss Hauer & Feld LLP 1 Bryant Park New York, NY 10036 Attention: Michael S. Stamer and Jason Rubin

Counsel to the Consenting RCF Lenders
King & Spalding LLP 1180 Peachtree Street, NE, Suite 1600 Atlanta, Georgia 30309 Attention: Thaddeus D. Wilson and Britney Baker

After the Effective Date, the Reorganized Debtors or the Post-Effective Date Debtors, as applicable, have the authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

H. Term of Injunctions or Stays.

Unless otherwise provided in the Prepackaged Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Prepackaged Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Prepackaged Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I. Entire Agreement.

Except as otherwise indicated, and without limiting the effectiveness of the Restructuring Support Agreement, the Prepackaged Plan (including, for the avoidance of doubt, the documents and instruments in the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Prepackaged Plan.

61

J. Plan Supplement.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Prepackaged Plan as if set forth in full in the Prepackaged Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at https://dm.epiq11.com/Akumin or the Bankruptcy Court’s website at www.txs.uscourts.gov/bankruptcy. To the extent any exhibit or document is inconsistent with the terms of the Prepackaged Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Prepackaged Plan shall control.

K. Severability of Prepackaged Plan Provisions.

If, prior to Confirmation, any term or provision of the Prepackaged Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Prepackaged Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Prepackaged Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Prepackaged Plan and may not be deleted or modified without the Debtors’, Reorganized Debtors’, or Post-Effective Date Debtors consent, as applicable; and (3) nonseverable and mutually dependent.

L. Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Prepackaged Plan in good faith and in compliance with section 1125(g) of the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, stockholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under the Prepackaged Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors or Post-Effective Date Debtors will have any liability for the violation of any applicable Law, rule, or regulation governing the solicitation of votes on the Prepackaged Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Prepackaged Plan and any previous plan.

M. Closing of Chapter 11 Cases.

The Reorganized Debtors or the Post-Effective Date Debtors, as applicable, shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

N. Waiver or Estoppel.

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Prepackaged Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

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O. Creditor Default

An act or omission by a Holder of a Claim or an Interest in contravention of the provisions of this Prepackaged Plan shall be deemed an event of default under this Prepackaged Plan. Upon an event of default, the Reorganized Debtors or Post-Effective Date Debtors may seek to hold the defaulting party in contempt of the Confirmation Order and shall be entitled to reasonable attorneys’ fees and costs of the Reorganized Debtors or Post-Effective Date Debtors in remedying such default. Upon the finding of such a default by a creditor, the Bankruptcy Court may: (a) designate a party to appear, sign and/or accept the documents required under the Prepackaged Plan on behalf of the defaulting party, in accordance with Bankruptcy Rule 7070; (b) enforce the Prepackaged Plan by order of specific performance; (c) award judgment against such defaulting creditor in favor of the Reorganized Debtor or Post-Effective Date Debtor in an amount, including interest, to compensate the Reorganized Debtors or Post-Effective Date Debtors for the damages caused by such default; and (d) make such other order as may be equitable that does not materially alter the terms of the Prepackaged Plan.

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Dated: October 20, 2023	DEBTORS

AKUMIN INC.
ADVANCED DIAGNOSTIC GROUP, LLC
ADVANCED DIAGNOSTIC RESOURCES, LLC
AFFILIATED PET SYSTEMS, L.L.C.
AFO IMAGING, INC.
AKUMIN FL, LLC
AKUMIN FLORIDA HOLDINGS, LLC
AKUMIN HEALTH ILLINOIS, LLC
AKUMIN HOLDINGS CORP.
AKUMIN OPERATING CORP.
ALLIANCE IMAGING NC, LLC
ALLIANCE ONCOLOGY OF ARIZONA, LLC
ALLIANCE RADIOSURGERY, LLC
DECATUR HEALTH IMAGING, L.L.C.
DIAGNOSTIC HEALTH CENTER OF ANCHORAGE, LLC
GREATER BOSTON MRI LIMITED PARTNERSHIP
GREATER BOSTON MRI SERVICES, LLC
IMAGING CENTER OF WEST PALM BEACH, LLC
INMED DIAGNOSTIC SERVICES OF MA, LLC
LCM IMAGING, INC.
MEDICAL DIAGNOSTICS, LLC
MEDICAL OUTSOURCING SERVICES, LLC
MID-AMERICAN IMAGING, INC.
MONROE PET, LLC
MUSC HEALTH CANCER CARE ORGANIZATION, LLC
NEHE/WSIC II, LLC
NEHE-MRI, LLC
NEOSPINE BLOCKER CORP.
NEW ENGLAND HEALTH ENTERPRISES BUSINESS TRUST
NEW ENGLAND HEALTH IMAGING—HOULTON, LLC
NEW ENGLAND MOLECULAR IMAGING LLC
PET SCANS OF AMERICA CORP.
PMI PARTNERS, LLC
PREFERRED IMAGING AT CASA LINDA PLAZA, LLC
PREFERRED IMAGING AT THE MEDICAL CENTER, LLC
PREFERRED IMAGING HEB, LLC
PREFERRED IMAGING OF AUSTIN, LLC
PREFERRED IMAGING OF CORINTH, LLC
PREFERRED IMAGING OF DENTON, LLC
PREFERRED IMAGING OF FORT WORTH, LLC
PREFERRED IMAGING OF FRISCO, LLC
PREFERRED IMAGING OF GARLAND, LLC
PREFERRED IMAGING OF GRAPEVINE/COLLEYVILLE, LLC
PREFERRED IMAGING OF IRVING, LLC
PREFERRED IMAGING OF MCKINNEY, LLC
PREFERRED IMAGING OF MESQUITE, LLC
PREFERRED IMAGING OF PLANO, LLC
PREFERRED IMAGING ON PLANO PARKWAY, LLC
PREFERRED OPEN MRI, LLC
ROUND ROCK IMAGING, LLC
SHARED P.E.T. IMAGING, LLC
SMT HEALTH SERVICES, LLC

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SYNCMED, LLC
THREE RIVERS HOLDING, LLC
TIC ACQUISITION HOLDINGS, LLC
USR HOLDINGS, LLC
VISTA PEM PROVIDERS, LLC
WESTERN MASSACHUSETTS MAGNETIC RESONANCE SERVICES, LLC
WOODLAND DIAGNOSTIC IMAGING, LLC

/s/ Riadh Zine
Riadh Zine
Authorized Signatory

65

Exhibit A

Restructuring Support Agreement

66

EXHIBIT C

Form of Joinder Agreement

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of October 20, 2023 (as amended, supplemented, amended and restated, or otherwise modified from time to time, the “Agreement”),1 by and among Akumin, Inc. and its affiliates and subsidiaries bound thereto and the Consenting Stakeholders thereunder.

1.

Agreement to be Bound. The Joinder Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached hereto as Annex I (as the same has been or may hereafter be amended, restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof). The Joinder Party shall hereafter be deemed to be a “Consenting Stakeholder” and a “Party” for all purposes under the Agreement and with respect to all Company Claims/Interests held by the Joinder Party.

2.

Representations and Warranties. The Joinder Party hereby (i) represents and warrants that it is a Permitted Transferee and (ii) makes the representations and warranties of the Consenting Stakeholders set forth in Section 11 and Section 13 of the Agreement, in each case to each other Party, effective as of the date hereof.

3.

Governing Law. This Joinder to the Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the Law of any other jurisdiction.

[Signature Page Follows]

[1]	Capitalized terms used but not otherwise defined herein shall having the meanings ascribed to such terms in the Agreement.

JOINDER PARTY: _________________

Date Executed: _________________

By:
Name:
Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:

Prepetition RCF Facility

Prepetition 2025 Notes

Prepetition 2028 Notes

Prepetition Series A Notes

Existing Common Stock Interests

Other Equity Interests

EXHIBIT D

Provision for Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of October 20, 2023 (as amended, supplemented, amended and restated, or otherwise modified from time to time, the “Agreement”),1 by and among Akumin, Inc. and its affiliates and subsidiaries bound thereto and the Consenting Stakeholders, including the transferor to the Transferee of any Company Claims/Interests (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Stakeholder” and a [“Consenting Noteholder” | “Consenting RCF Lender” | “Consenting Investor”] under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

Name:
Title:
Address:
E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:

Prepetition RCF Facility

Prepetition 2025 Notes

Prepetition 2028 Notes

Prepetition Series A Notes

Existing Common Stock Interests

Other Equity Interests

[1]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.

EXHIBIT E

Final

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

In re: AKUMIN INC., et al.,[1] Debtors.	Chapter 11 Case No. 23-_____ (___) (Joint Administration Requested)

DISCLOSURE STATEMENT FOR

THE JOINT PREPACKAGED CHAPTER 11 PLAN OF

REORGANIZATION OF AKUMIN INC. AND ITS DEBTOR AFFILIATES

JACKSON WALKER LLP	DORSEY & WHITNEY LLP

Matthew D. Cavenaugh (TX Bar No. 24062656)	Eric Lopez Schnabel (pro hac vice pending)
Jennifer F. Wertz (TX Bar No. 24072822)	Rachel P. Stoian (pro hac vice pending)
J. Machir Stull (TX Bar No. 24070697)	Michael Galen (pro hac vice pending)
Victoria N. Argeroplos (TX Bar No. 24105799)	51 West 52nd Street
1401 McKinney Street, Suite 1900	New York, New York 10019-6119
Houston, Texas 77010	Telephone: (212) 415-9200
Telephone: (713) 752-4200	Facsimile: (212) 953-7201
Facsimile: (713) 752-4221	Email: schnabel.eric@dorsey.com
Email: mcavenaugh@jw.com	Email: stoian.rachel@dorsey.com
Email: jwertz@jw.com	Email: galen.michael@dorsey.com
Email: mstull@jw.com
Email: vargeroplos@jw.com

Proposed Co-Counsel to the Debtors	Proposed Co-Counsel to the Debtors
and Debtors-in-Possession	and Debtors-in-Possession

Dated: October 20, 2023

[1]

A complete list of each of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ proposed claims and noticing agent at https://dm.epiq11.com/Akumin. The Debtors’ service address is 8300 W. Sunrise Boulevard, Plantation, Florida 33322.

THIS IS A SOLICITATION OF VOTES TO ACCEPT OR REJECT THE PREPACKAGED PLAN IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1126, 11 U.S.C. §§ 1125, 1126. THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT. THE DEBTORS INTEND TO SUBMIT THIS DISCLOSURE STATEMENT TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING COMMENCEMENT OF SOLICITATION AND THE DEBTORS’ FILING FOR RELIEF UNDER CHAPTER 11 OF THE BANKRUPTCY CODE. THE INFORMATION IN THIS DISCLOSURE STATEMENT IS SUBJECT TO CHANGE. THIS DISCLOSURE STATEMENT IS NOT AN OFFER TO SELL ANY SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY ANY SECURITIES.

IMPORTANT INFORMATION ABOUT THIS DISCLOSURE STATEMENT

SOLICITATION OF VOTES ON THE JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION OF AKUMIN INC. AND ITS DEBTOR AFFILIATES PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE FROM THE HOLDERS OF OUTSTANDING CLAIMS:

VOTING CLASS	NAME OF CLASS UNDER PREPACKAGED PLAN
CLASS 3	PREPETITION RCF CLAIMS
CLASS 4	PREPETITION 2025 NOTES CLAIMS
CLASS 5	PREPETITION 2028 NOTES CLAIMS
CLASS 6	PREPETITION SERIES A NOTE CLAIMS

IF YOU HOLD A CLAIM IN CLASS 3, CLASS 4, CLASS 5, OR CLASS 6, YOU ARE RECEIVING THIS DOCUMENT AND THE ACCOMPANYING MATERIALS BECAUSE YOU ARE ENTITLED TO VOTE ON THE PREPACKAGED PLAN.

IF YOU HAVE ANY QUESTIONS CONCERNING THIS BALLOT OR THE VOTING PROCEDURES, PLEASE CONTACT THE SOLICITATION AGENT BY TELEPHONE AT (877) 589-9709 (TOLL FREE IN THE U.S. OR CANADA) OR AT +1 (503) 966-8627 (INTERNATIONAL). THE SOLICITATION AGENT IS NOT AUTHORIZED TO PROVIDE, AND WILL NOT PROVIDE, LEGAL OR FINANCIAL ADVICE.

This disclosure statement (as amended from time to time, the “Disclosure Statement”) provides information regarding the Joint Prepackaged Chapter 11 Plan of Reorganization of Akumin Inc. and its Debtor Affiliates (as may be amended, supplemented, or otherwise modified from time to time, the “Prepackaged Plan”),2 for which the Debtors will seek confirmation by the U.S. Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”). A copy of the Prepackaged Plan is attached hereto as Exhibit A and is incorporated herein by reference. The Debtors are providing the information in this Disclosure Statement to certain holders of Claims for purposes of soliciting votes to accept or reject the Prepackaged Plan.

Pursuant to the Restructuring Support Agreement, the Prepackaged Plan is supported by the Debtors and certain Consenting Stakeholders that have executed the Restructuring Support Agreement, including holders of approximately 100% in principal of the Prepetition RCF Claims, approximately 69.6% in principal of the Prepetition 2025 Notes Claims, approximately 79.9% in principal of the Prepetition 2028 Notes Claims, 100% in principal of the Prepetition Series A Note Claims, and approximately 34.2% of the Existing Common Stock Interests.

The consummation and effectiveness of the Prepackaged Plan are subject to certain material conditions precedent described herein and set forth in Article IX of the Prepackaged Plan. There is no assurance that the Bankruptcy Court will confirm the Prepackaged Plan or, if the Bankruptcy Court does confirm the Prepackaged Plan, that the conditions necessary for the Prepackaged Plan to become effective will be satisfied or, in the alternative, waived.

The Debtors urge each holder of a Claim or Interest to consult with its own advisors with respect to any legal, financial, securities, tax, or business advice in reviewing this Disclosure Statement, the Prepackaged Plan, and each proposed transaction contemplated by the Prepackaged Plan.

The Debtors strongly encourage holders of Claims in Class 3, Class 4, Class 5, and Class 6 to read this Disclosure Statement (including the Risk Factors described in Article VII hereof) and the Prepackaged Plan in their entirety before voting to accept or reject the Prepackaged Plan. Assuming the requisite acceptances to the Prepackaged Plan are obtained, the Debtors will seek the Bankruptcy Court’s approval of the Prepackaged Plan at the Confirmation Hearing.

[2]	Capitalized terms used but not otherwise defined in this Disclosure Statement have the meanings ascribed to such terms in the Prepackaged Plan or the Restructuring Support Agreement, as applicable.

RECOMMENDATION BY THE DEBTORS

EACH DEBTOR’S BOARD OF DIRECTORS, MEMBER, OR MANAGER, AS APPLICABLE, HAS APPROVED THE TRANSACTIONS CONTEMPLATED BY THE PREPACKAGED PLAN AND DESCRIBED IN THIS DISCLOSURE STATEMENT, SUBJECT TO BANKRUPTCY COURT APPROVAL, AND EACH DEBTOR BELIEVES THAT THE COMPROMISES CONTEMPLATED UNDER THE PREPACKAGED PLAN ARE FAIR AND EQUITABLE, MAXIMIZE THE VALUE OF EACH OF THE DEBTOR’S ESTATES, AND PROVIDE THE BEST RECOVERY TO HOLDERS OF CLAIMS AND INTERESTS. EACH DEBTOR BELIEVES THAT THE PREPACKAGED PLAN AND RELATED TRANSACTIONS REPRESENT THE BEST ALTERNATIVE FOR ACCOMPLISHING THE DEBTORS’ OVERALL RESTRUCTURING OBJECTIVES. EACH OF THE DEBTORS THEREFORE STRONGLY RECOMMENDS THAT ALL HOLDERS OF CLAIMS WHOSE VOTES ARE BEING SOLICITED SUBMIT BALLOTS TO ACCEPT THE PREPACKAGED PLAN BY RETURNING THEIR BALLOTS SO AS TO BE ACTUALLY RECEIVED BY THE SOLICITATION AGENT NO LATER THAN NOVEMBER 15, 2023 AT 4:00 P.M. (PREVAILING CENTRAL TIME) PURSUANT TO THE INSTRUCTIONS SET FORTH HEREIN AND ON THE BALLOTS.

SPECIAL NOTICE REGARDING FEDERAL AND STATE SECURITIES LAWS

The Bankruptcy Court has not approved or disapproved this Disclosure Statement or the Prepackaged Plan, and the securities to be issued on or after the Effective Date will not have been the subject of a registration statement filed with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933 as amended (the “Securities Act”) or any securities regulatory authority of any state under any state securities law (“Blue Sky Laws”). The Prepackaged Plan has not been approved or disapproved by the SEC or any state regulatory authority and neither the SEC nor any state regulatory authority has passed upon the accuracy or adequacy of the information contained in this Disclosure Statement or the Prepackaged Plan. Any representation to the contrary is a criminal offense.

Prior to the Petition Date, the solicitation of votes on the Prepackaged Plan (the “Solicitation”) with respect to the Prepetition RCF Claims, Prepetition 2025 Notes Claims, Prepetition 2028 Notes Claims and Prepetition Series A Note Claims will have been made, and after the Petition Date, the Solicitation with respect to the Prepetition 2025 Notes Claims and Prepetition 2028 Notes Claims will be made, pursuant to section 4(a)(2) of the Securities Act and Regulation S under the Securities Act and only from holders of Prepetition RCF Claims, Prepetition 2025 Notes Claims, Prepetition 2028 Notes Claims and Prepetition Series A Note Claims who are eligible holders (i.e., accredited investors as defined in Rule 501 under the Securities Act or are outside of the United States and are not U.S. persons (and are not purchasing for the account of benefit of a U.S. person) within the meaning of Regulation S under the Securities Act); provided, however, that all holders of allowed Claims and Interests will be entitled to receive applicable distributions under the Prepackaged Plan, as provided in the Prepackaged Plan. As further described in Article XI hereof, until the end of the Resale Restriction Period (as defined herein), the New Notes may not be offered or sold in the United States or to U.S. persons (other than distributors) unless the securities are registered under the Securities Act or an exemption from registration is available.

After the Petition Date, subject to conditional approval by the Bankruptcy Court of this Disclosure Statement, the Debtors will rely on section 1145(a) of the Bankruptcy Code to exempt from registration under the Securities Act and Blue Sky Laws the offer, issuance, and distribution of New Common Stock, the CVRs, and all other instruments to be entered into and/or issued in connection with or under the Prepackaged Plan (other than the New Notes). Neither the Solicitation nor this Disclosure Statement constitutes an offer to sell or the solicitation of an offer to buy securities in any state or jurisdiction in which such offer or solicitation is not authorized.

Except to the extent publicly available, this Disclosure Statement, the Prepackaged Plan, and the information set forth herein and therein are confidential and may contain material non-public information concerning the Debtors, their subsidiaries, and their respective debt and Securities. Each recipient hereby acknowledges that it (a) is aware that the federal securities laws of the United States prohibit any person who has material non-public information about a company, which is obtained from the company or its representatives, from purchasing or selling Securities of such company or from

v

communicating the information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such Securities and (b) is familiar with the United States Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”) and the rules and regulations promulgated thereunder, and agrees that it will not use or communicate to any Person or Entity, under circumstances where it is reasonably likely that such Person or Entity is likely to use or cause any Person or Entity to use, any confidential information in contravention of the Securities Exchange Act or any of its rules and regulations, including Rule 10b-5.

In order to comply with applicable Canadian securities Laws, the Debtors will rely upon the exemption from prospectus registration requirements provided by section 2.11(a) of the National Instrument 45-106 – Prospectus Exemptions in connection with the distribution of CVRs in accordance with the Prepackaged Plan, subject to and conditioned on the Bankruptcy Court’s approval of the Prepackaged Plan, on the basis that the Prepackaged Plan constitutes a reorganization that is under a statutory procedure.

DISCLAIMER

This Disclosure Statement contains summaries of certain provisions of the Prepackaged Plan and certain other documents and financial information that may be attached or incorporated by reference. The information included in this Disclosure Statement is provided solely for the purpose of providing adequate information to enable holders of Claims or Interests who are entitled to vote on the Prepackaged Plan to make an informed decision in exercising their respective right to vote on the Prepackaged Plan and should not be relied upon for any purpose other than to determine whether and how to vote on the Prepackaged Plan. All holders of Claims entitled to vote to accept or reject the Prepackaged Plan are advised and encouraged to read this Disclosure Statement and the Prepackaged Plan in their entirety before voting to accept or reject the Prepackaged Plan. The Debtors believe that these summaries are fair and accurate, and every effort has been made to provide adequate information to holders of Claims or Interests on how various aspects of the Prepackaged Plan affect their respective Claims or Interests. The summaries of the financial information and the documents that are attached to, or incorporated by reference in, this Disclosure Statement are qualified in their entirety by reference to such information and documents. In the event of any inconsistency or discrepancy between a description in this Disclosure Statement, on the one hand, and the terms and provisions of the Prepackaged Plan or the financial information and documents incorporated in this Disclosure Statement by reference, on the other hand, the Prepackaged Plan or the financial information and documents, as applicable, shall govern for all purposes.

Except as otherwise provided in the Prepackaged Plan, by order of the Bankruptcy Court, or in accordance with applicable law, the Debtors are under no duty to update or supplement this Disclosure Statement. The Bankruptcy Court’s approval of this Disclosure Statement does not constitute a guarantee of the accuracy or completeness of the information contained herein or the Bankruptcy Court’s endorsement of the merits of the Prepackaged Plan. The statements and financial information contained in this Disclosure Statement have been made as of the date hereof unless otherwise specified. Holders of Claims or Interests reviewing this Disclosure Statement should not assume at the time of such review that there have been no changes in the facts set forth in this Disclosure Statement since the date of this Disclosure Statement. No holder of a Claim or Interest should rely on any information, representations, or inducements that are not contained in or are inconsistent with the information contained in this Disclosure Statement, the documents attached to this Disclosure Statement, and the Prepackaged Plan. This Disclosure Statement does not constitute legal, business, financial, or tax advice. Any Person or Entity desiring any such advice should consult with their own advisors. Additionally, this Disclosure Statement has not been approved or disapproved by the Bankruptcy Court, the SEC, or any securities regulatory authority of any state under Blue Sky Laws. The Debtors are soliciting acceptances to the Prepackaged Plan prior to and after commencing any cases under chapter 11 of the Bankruptcy Code.

The financial information contained in or incorporated by reference into this Disclosure Statement has not been audited, except as specifically indicated otherwise. The Debtors’ management, in consultation with the Debtors’ advisors, has prepared the financial projections attached hereto as Exhibit E and described in this Disclosure Statement (the “Financial Projections”). The Financial Projections, while presented with numerical specificity, necessarily were based on a variety of estimates and assumptions that are inherently uncertain and may be beyond the control of the Debtors’ management. Important factors that may affect actual results and cause the management forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to the Debtors’ businesses (including their ability to achieve strategic goals, objectives, and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions, and other factors. The Debtors caution that no representations can be made as to the accuracy of these projections or to their ultimate performance compared to the information contained in the forecasts or that the forecasted results will be achieved. Therefore, the Financial Projections may not be relied upon as a guarantee or other assurance that the actual results will occur and actual performance may be materially different than forecasted results.

Regarding contested matters, adversary proceedings, and other pending, threatened, or potential litigation or other actions, this Disclosure Statement does not constitute, and may not be construed as, an admission of fact, liability, stipulation, or waiver by the Debtors or any other party, but rather as a statement made in the context of settlement negotiations in accordance with Rule 408 of the Federal Rules of Evidence and any analogous state or foreign laws or rules. As such, this Disclosure Statement shall not be admissible in any non-bankruptcy proceeding involving the Debtors or any other party in interest, nor shall it be construed to be conclusive advice on the tax, securities, financial, or other effects of the Prepackaged Plan to holders of Claims against, or Interests in, the Debtors or any other party in interest. Please refer to Article VIII of this Disclosure Statement, entitled “Risk Factors” for a discussion of certain risk factors that holders of Claims voting on the Prepackaged Plan should consider.

Except as otherwise expressly set forth herein, all information, representations, or statements contained herein have been provided by the Debtors. No person is authorized by the Debtors in connection with this Disclosure Statement, the Prepackaged Plan, or the Solicitation to give any information or to make any representation or statement regarding this Disclosure Statement, the Prepackaged Plan, or the Solicitation, in each case, other than as contained in this Disclosure Statement and the exhibits attached hereto or as otherwise incorporated herein by reference or referred to herein. If any such information, representation, or statement is given or made, it may not be relied upon as having been authorized by the Debtors.

This Disclosure Statement contains certain forward-looking statements, all of which are based on various estimates and assumptions. Such forward-looking statements are subject to inherent uncertainties and to a wide variety of significant business, economic, and competitive risks, including, but not limited to, those summarized herein. When used in this Disclosure Statement, the words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend,” and “expect” and similar expressions generally identify forward-looking statements. Although the Debtors believe that their plans, intentions, and expectations reflected in the forward-looking statements are reasonable, they cannot be sure that they will be achieved. These statements are only predictions and are not guarantees of future performance or results. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by a forward-looking statement, including the risks set forth in Article VIII hereof. All forward-looking statements attributable to the Debtors or Persons or Entities acting on their behalf are expressly qualified in their entirety by the cautionary statements set forth in this Disclosure Statement. Forward-looking statements speak only as of the date on which they are made. Except as required by law, the Debtors expressly disclaim any obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

TABLE OF CONTENTS

I.	INTRODUCTION		1

II.	PRELIMINARY STATEMENT		2

III.	QUESTIONS AND ANSWERS REGARDING THIS DISCLOSURE STATEMENT AND PREPACKAGED PLAN		5

	A.	What is chapter 11?	5

	B.	Why are the Debtors sending me this Disclosure Statement?	5

	C.	Why are votes being solicited prior to Bankruptcy Court approval of this Disclosure Statement?	5

	D.	Am I entitled to vote on the Prepackaged Plan?	5

	E.	What will I receive from the Debtors if the Prepacked Plan is consummated?	6

	F.	What will I receive from the Debtors if I hold an Allowed Administrative Claim, DIP Claim, Professional Fee Claim, or a Priority Tax Claim?	14

	G.	Are any regulatory approvals required to consummate the Prepackaged Plan?	17

	H.	What happens to my recovery if the Prepackaged Plan is not confirmed or does not go effective?	17

	I.	If the Prepackaged Plan provides that I get a distribution, do I get it upon Confirmation or when the Prepackaged Plan goes effective, and what is meant by “Confirmation,” “Effective Date,” and “Consummation?”	17

	J.	What are the sources of Cash and other consideration required to fund the Prepackaged Plan?	18

	K.	Are there risks to owning the New Common Stock upon emergence from chapter 11?	18

	L.	Is there potential litigation related to the Prepackaged Plan?	18

	M.	Will the final amount of Allowed General Unsecured Claims affect the recovery of holders of Allowed General Unsecured Claims under the Prepackaged Plan?	18

	N.	How will the preservation of the Causes of Action impact my recovery under the Prepackaged Plan?	19

	O.	Will there be releases and exculpation granted to parties in interest as part of the Prepackaged Plan?	20

	P.	What is the deadline to vote on the Prepackaged Plan?	26

	Q.	How do I vote to Accept or Reject the Prepackaged Plan?	26

	R.	Why is the Bankruptcy Court holding a Confirmation Hearing?	27

	S.	What is the purpose of the Confirmation Hearing?	27

	T.	What is the effect of the Prepackaged Plan on the Debtors’ ongoing businesses?	27

	U.	Are physician-owned practices included in these Chapter 11 Cases?	27

	V.	Will any party have significant influence over the corporate governance and operations of the Reorganized Debtors?	28

	W.	Who do I contact if I have additional questions with respect to this Disclosure Statement or the Prepackaged Plan?	28

	X.	Do the Debtors recommend voting in favor of the Prepackaged Plan?	29

	Y.	Who Supports the Prepackaged Plan?	29

IV.	THE RESTRUCTURING SUPPORT AGREEMENT AND PREPACKAGED PLAN		30

	A.	Restructuring Support Agreement	30

	B.	The Prepackaged Plan	30

V.	DEBTOR’S CORPORATE HISTORY, STRUCTURE AND BUSINESS OVERVIEW		47

	A.	Akumin’s History and Operations	47

	B.	The Debtors’ Prepetition Corporate and Capital Structure	48

	C.	Prepetition Funded Debt	48

	D.	Equipment Debt, Trade Payables, and Ordinary Course Obligations	50

VI.	EVENTS LEADING TO THE CHAPTER 11 FILINGS		51

	A.	COVID-19, Increased Operational Cost, and Other Challenges	51

	B.	Prepetition Restructuring Efforts	51

	C.	Prepetition Marketing Process	52

VII.	MATERIAL DEVELOPMENTS AND ANTICIPATED EVENTS OF THE CHAPTER 11 CASES		54

	A.	First Day Relief	54

	B.	Proposed Case Timeline	54

	C.	Marketing and Sale Process	55

VIII.	RISK FACTORS		56

	A.	Bankruptcy Law Considerations	56

	B.	Risks Related to Recoveries under the Prepackaged Plan and the Debtors’ and the Reorganized Debtors’ Businesses	63

IX.	SOLICITATION AND VOTING		70

	A.	Holders of Claims Entitled to Vote on the Prepackaged Plan	70

	B.	Voting Record Date	70

	C.	Voting on the Prepackaged Plan	70

	D.	Ballots Not Counted	71

	E.	The Reverse Dutch Procedures	72

X.	CONFIRMATION OF THE PREPACKAGED PLAN		77

	A.	The Confirmation Hearing	77

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	B.	Requirements for Confirmation of the Prepackaged Plan	77

	C.	Best Interests of Creditors/Liquidation Analysis	77

	D.	Feasibility	78

	E.	Acceptance by Impaired Classes	79

	F.	Confirmation Without Acceptance by All Impaired Classes	79

	G.	Valuation of the Debtors	80

XI.	CERTAIN SECURITIES LAW MATTERS		81

	A.	New Common Stock and CVRs	81

	B.	New Notes	82

XII.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PREPACKAGED PLAN		83

	A.	Introduction	83

	B.	Certain U.S. Federal Income Tax Consequences to the Debtors and the Reorganized Debtors	85

	C.	Certain U.S. Federal Income Tax Consequences to U.S. Holders of Certain Claims Entitled to Vote	88

	D.	Certain U.S. Federal Income Tax Consequences of Ownership and Disposition of New Common Stock and New Debt Facilities	100

	E.	Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders of Certain Claims	104

	F.	Information Reporting and Back-Up Withholding	107

XIII.	RECOMMENDATION		109

EXHIBITS

EXHIBIT A  Plan of Reorganization

EXHIBIT B Restructuring Support Agreement

EXHIBIT C Corporate Organization Chart

EXHIBIT D Liquidation Analysis

EXHIBIT E Financial Projections

I.	INTRODUCTION

Akumin Inc. (“Akumin”) and its debtor affiliates, as debtors and debtors in possession (collectively, the “Debtors,” and together with Akumin’s direct and indirect non-Debtor subsidiaries and affiliates, the “Company”), submit this Disclosure Statement, pursuant to section 1125 of the Bankruptcy Code, to holders of Claims against, and Interests in, the Debtors in connection with the solicitation of votes for acceptance of the Joint Prepackaged Chapter 11 Plan of Reorganization of Akumin Inc. and Its Debtor Affiliates (the “Prepackaged Plan”), dated October 20, 2023.3 A copy of the Prepackaged Plan is attached hereto as Exhibit A and incorporated herein by reference. The Prepackaged Plan constitutes a separate chapter 11 plan for each of the other Debtors.

THE DEBTORS AND CERTAIN CONSENTING STAKEHOLDERS THAT HAVE EXECUTED THE RESTRUCTURING SUPPORT AGREEMENT, INCLUDING HOLDERS OF APPROXIMATELY 100% IN PRINCIPAL OF THE PREPETITION RCF CLAIMS, APPROXIMATELY 69.6% IN PRINCIPAL OF THE PREPETITION 2025 NOTES CLAIMS, APPROXIMATELY 79.9% IN PRINCIPAL OF THE PREPETITION 2028 NOTES CLAIMS, 100% IN PRINCIPAL OF THE PREPETITION SERIES A NOTE CLAIMS, AND APPROXIMATELY 34.2% OF THE EXISTING COMMON STOCK INTERESTS, BELIEVE THAT THE COMPROMISES CONTEMPLATED UNDER THE PREPACKAGED PLAN ARE FAIR AND EQUITABLE, MAXIMIZE THE VALUE OF THE DEBTORS’ ESTATES, AND PROVIDE THE BEST RECOVERY TO STAKEHOLDERS. AT THIS TIME, THE DEBTORS BELIEVE THE PREPACKAGED PLAN REPRESENTS THE BEST AVAILABLE OPTION FOR COMPLETING THE CHAPTER 11 CASES. THE DEBTORS STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PREPACKAGED PLAN.

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Capitalized terms used but not otherwise defined in this Disclosure Statement have the meanings ascribed to such terms in the Prepackaged Plan. The summary of the Prepackaged Plan provided herein is qualified in its entirety by reference to the Prepackaged Plan. In the case of any inconsistency between this Disclosure Statement and the Prepackaged Plan, the Prepackaged Plan will govern.

II.	PRELIMINARY STATEMENT

The Company is a partner of choice for U.S. hospitals, health systems and physician groups, with comprehensive solutions addressing outsourced radiology and oncology service-line needs. The Company provides, among other things, fixed-site outpatient diagnostic imaging services through a network of 180 owned and/or operated imaging locations and outpatient radiology and oncology services and solutions to approximately 1,100 hospitals and health systems across 48 states. By combining clinical and operational expertise with the latest advances in technology and information systems, the Company facilitates more efficient and effective diagnosis and treatment for patients and their providers. The Company’s imaging procedures include MRI, CT, positron emission tomography (PET and PET/CT), ultrasound, diagnostic radiology (X-ray), mammography, and other interventional procedures; cancer care services include a full suite of radiation therapy and related offerings.

Since the commencement of the COVID-19 pandemic, Akumin has faced a series of both systemic and unique challenges that resulted in a substantial increase in the cost of doing business. Although the Debtors are confident that future quarters will yield sustained demand for the services that the Debtors offer, the culmination of negative headwinds and the Debtors’ existing balance sheet made it clear that a restructuring transaction that allowed for a substantial deleveraging of their debt structure was imminently necessary. Accordingly, in Mid-July 2023, the Debtors embarked on a months’ long process to review strategic alternatives and engage with major stakeholders in a constructive and arm’s length dialogue.

To address these challenges, the Debtors negotiated a holistic balance sheet restructuring memorialized in the Prepackaged Plan. The Prepackaged Plan has the overwhelming support of the Debtors’ major stakeholders, as evidenced by the restructuring support agreement (the “Restructuring Support Agreement”). As of the date of this Disclosure Statement, holders of approximately 100% in principal of the Prepetition RCF Claims, approximately 69.6% in principal of the Prepetition 2025 Notes Claims, approximately 79.9% in principal of the Prepetition 2028 Notes Claims, 100% in principal of the Prepetition Series A Note Claims, and approximately 34.2% of the Existing Common Stock Interests have signed onto the Restructuring Support Agreement.

Pursuant to the Prepackaged Plan, the Debtors will pursue a recapitalization transaction that would allow for substantial deleveraging and a new capital infusion to right size the Debtors’ balance sheet for the benefit of all stakeholders (a “Reorganization Transaction”). The Prepackaged Plan provides that, in the event of a Reorganization Transaction:

•

The Prepetition 2025 Notes will be cancelled and the Holders of Prepetition 2025 Notes will receive New 2027 Notes. The terms of the New 2027 Notes will include, among other things: (i) interest at a rate of 8% per annum, payable in Cash through November 1, 2025 and after such date, at the election of the Reorganized Debtors, either (a) 9% per annum payable in Cash or (b) 8% per annum, payable in Cash, plus 2% per annum, payable in kind; (ii) an additional 2.25% prepayment premium above the prepayment premium set forth in the Prepetition 2025 Notes Indenture; and (iii) more stringent covenants than those contained in the Prepetition 2025 Notes Indenture (each as set forth more fully in the New 2027 Notes Indenture, which will be filed with the Plan Supplement);

2

•

The Prepetition 2028 Notes will be cancelled and the Holders of Prepetition 2028 Notes will receive New 2028 Notes. The terms of the New 2028 Notes will include, among other things: (i) interest at a rate of 8% per annum, payable in Cash; and (ii) more stringent covenants than those contained in the Prepetition 2028 Notes Indenture (each as set forth more fully in the New 2028 Notes Indenture, which will be filed with the Plan Supplement);

•

The Prepetition RCF Facility will be amended and/or canceled, as appropriate, such that Holders of Allowed Prepetition RCF Claims will receive their Pro Rata Share of the New RCF Exit Facility. The New RCF Exit Facility will include, among other things: (i) a two-year extension of the maturity date under the Prepetition RCF Facility, and (ii) amended covenants as set forth in the RCF Term Sheet (and as will be set forth more fully in the New RCF Exit Facility Agreement, a copy of which will be filed in the Plan Supplement). The Prepetition RCF Lenders will also be paid a consent fee of 50 basis points on the revolving commitments under the New RCF Exit Facility; and

•

The Consenting Investor shall (i) provide the Reorganized Debtors with $130,000,000 of new capital (the “Consenting Investor Direct Investment”) and (ii) provide an additional $25,000,000, which shall be distributed on a pro rata basis to all other Holders of Existing Common Stock. In connection with the Consenting Investor Direct Investment, Holders of Prepetition 2025 Notes and Prepetition 2028 Notes shall have the opportunity to participate in the Reverse Dutch Election Opportunity, pursuant to which such Holders shall have the opportunity to receive Cash in lieu of New 2027 Notes and/or New 2028 Notes, as applicable, on the terms set forth in the Prepackaged Plan.

The Prepackaged Plan and the Restructuring Support Agreement also provides for the continuation of the Debtors’ prepetition marketing process (the “Prepetition Marketing Process” and together with the postpetition sale and marketing process, the “Marketing Process”). Pursuant to the Marketing Process, any and all bids for all or some portion of the Debtors’ business will have been evaluated as a precursor to confirmation of the Prepackaged Plan. The Marketing Process will provide a public and competitive forum in which the Debtors seek bids or proposals for potential transactions that, if representing higher or otherwise better value for the Debtors and their stakeholders than the Reorganization Transaction, will be pursued in lieu of the Reorganization Transaction (the “Sale Transaction”). Subject to the Debtors electing to pursue a Sale Transaction in lieu of the Reorganization Transaction if the Marketing Process culminates in a Successful Bid that provides a greater recovery to stakeholders, the core terms of the Restructuring Support Agreement will be implemented through a chapter 11 plan of reorganization—namely, the Prepackaged Plan (described more fully in Article IV.B of this Disclosure Statement, entitled “The Prepackaged Plan,” which begins on page 30).

3

With a prepackaged chapter 11 plan and key stakeholder support in place pursuant to the Restructuring Support Agreement, the Debtors expect to either (a) emerge positioned to capitalize on their asset base as the Company looks to reorient its go-forward growth and operating plans to be competitive or (b) implement a value maximizing Sale Transaction. Absent a Successful Bid, the Debtors are confident that they can implement the Restructuring Support Agreement’s balance sheet restructuring to ensure the Debtors’ long-term viability.

4

III.	QUESTIONS AND ANSWERS REGARDING THIS DISCLOSURE STATEMENT AND PREPACKAGED PLAN

A.	What is chapter 11?

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. In addition to permitting debtor rehabilitation, chapter 11 promotes equality of treatment for creditors and similarly situated equity interest holders, subject to the priority of distributions prescribed by the Bankruptcy Code.

The commencement of a chapter 11 case creates an estate that comprises all of the legal and equitable interests of the debtor as of the date the chapter 11 case is commenced. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

Consummating a chapter 11 plan is the principal objective of a chapter 11 case. A bankruptcy court’s confirmation of a plan binds the debtor, any person acquiring property under the plan, any creditor or equity interest holder of the debtor, and any other entity as may be ordered by the bankruptcy court. Subject to certain limited exceptions, the order issued by a bankruptcy court confirming a plan provides for the treatment of the debtor’s liabilities in accordance with the terms of the confirmed plan.

B.	Why are the Debtors sending me this Disclosure Statement?

The Debtors are seeking to obtain Bankruptcy Court approval of the Prepackaged Plan. Before soliciting acceptances of the Prepackaged Plan, section 1125 of the Bankruptcy Code requires the Debtors to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance of the Prepackaged Plan and to share such disclosure statement with all holders of claims whose votes on the Prepackaged Plan are being solicited. This Disclosure Statement is being submitted in accordance with these requirements.

C.	Why are votes being solicited prior to Bankruptcy Court approval of this Disclosure Statement?

By sending this Disclosure Statement and soliciting the Prepackaged Plan prior to approval by the Bankruptcy Court, the Debtors are preparing to seek Confirmation of the Prepackaged Plan shortly after commencing the Chapter 11 Cases. The Debtors will ask the Bankruptcy Court to approve this Disclosure Statement together with Confirmation of the Prepackaged Plan at the same hearing, which may be scheduled as shortly as three weeks after commencing the Chapter 11 Cases, all subject to the Bankruptcy Court’s approval and availability.

D.	Am I entitled to vote on the Prepackaged Plan?

Your ability to vote on, and your distribution under, the Prepackaged Plan, if any, depends on what type of Claim you hold and whether you held that Claim as of the Voting Record Date (as defined herein). Each category of holders of Claims or Interests, as set forth in Article III of the Prepackaged Plan pursuant to section 1122(a) of the Bankruptcy Code, is referred to as a “Class.” Each Class’s respective voting status is set forth below:

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Class	Type of Claim or Interest	Impairment	Entitled to Vote

Class 1	Other Secured Claims	Unimpaired	No (Deemed to accept)

Class 2	Other Priority Claims	Unimpaired	No (Deemed to accept)

Class 3	Prepetition RCF Claims	Impaired	Yes

Class 4	Prepetition 2025 Notes Claims	Impaired	Yes

Class 5	Prepetition 2028 Notes Claims	Impaired	Yes

Class 6	Prepetition Series A Note Claims	Impaired	Yes

Class 7	General Unsecured Claims	Unimpaired	No (Deemed to accept)

Class 8	Intercompany Claims	Impaired / Unimpaired	No (Deemed to accept or reject)

Class 9	Existing Common Stock Interests	Impaired	No (Deemed to reject)

Class 10	Other Equity Interests	Impaired	No (Deemed to reject)

Class 11	Intercompany Interests	Impaired / Unimpaired	No (Deemed to accept or reject)

E.	What will I receive from the Debtors if the Prepacked Plan is consummated?

The following chart provides a summary of the anticipated recovery to holders of Claims or Interests under the Prepackaged Plan. Any estimates of Claims or Interests in this Disclosure Statement may vary from the final amounts allowed by the Bankruptcy Court. Your ability to receive distributions under the Prepackaged Plan depends upon the ability of the Debtors to obtain Confirmation and meet the conditions necessary to consummate the Prepackaged Plan.

THE PROJECTED RECOVERIES SET FORTH IN THE TABLE BELOW ARE ESTIMATES ONLY AND THEREFORE ARE SUBJECT TO CHANGE. FOR A COMPLETE DESCRIPTION OF THE DEBTORS’ CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS, REFERENCE SHOULD BE MADE TO THE ENTIRE PREPACKAGED PLAN.4

[4]

The recoveries set forth below may change based upon changes in the amount of Claims that are Allowed as well as other factors related to the Debtors’ business operations and general economic conditions.

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SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Amount of Claims (in millions)	Projected Recovery Under the Prepackaged Plan

1	Other Secured Claims	The legal, equitable, and contractual rights of the Holders of Allowed Other Secured Claims are unaltered by the Prepackaged Plan. Each Holder of an Allowed Other Secured Claim shall receive, at the option of the applicable Debtor: (i) payment in full in Cash of its Allowed Other Secured Claim; (ii) the collateral securing its Allowed Other Secured Claim; (iii) Reinstatement of its Allowed Other Secured Claim; or (iv) such other treatment that renders its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.	TBD	100%

2	Other Priority Claims	The legal, equitable, and contractual rights of the holders of Allowed Other Priority Claims are unaltered by the Prepackaged Plan. Each Holder of an Allowed Other Priority Claim shall receive payment in full in Cash.	TBD	100%

3	Prepetition RCF Claims	In the event of a Reorganization Transaction, each Holder of an Allowed Prepetition RCF Claim shall receive, in full and final satisfaction of such Claim, its Pro Rata Share of the New RCF Exit Facility. In the event of a Sale Transaction, each Holder of an Allowed Prepetition RCF Claim shall receive payment in full in Cash, including, for the avoidance of doubt, all principal amounts outstanding under the Prepetition RCF Facility and any pre- and postpetition interest, fees, redemption premium, expenses, costs, and other charges arising thereunder or related thereto, as applicable.	N/A (provided that the Prepetition RCF Claims are paid in full pursuant to the Interim DIP Order in accordance with the Restructuring Support Agreement and Prepackaged Plan)	100%

7

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Amount of Claims (in millions)	Projected Recovery Under the Prepackaged Plan

4	Prepetition 2025 Notes Claims

In the event of a Reorganization Transaction, each Holder of an Allowed Prepetition 2025 Notes Claim shall receive, in full and final satisfaction of such Claim, its Pro Rata Share of: (x) the New 2027 Notes; provided that, for the avoidance of doubt, any Allowed Prepetition 2025 Notes Claims arising on account of Selected Reverse Dutch Election Participating Notes shall not receive any portion of the New 2027 Notes that such Holder would have otherwise been entitled to receive on account of such Claims; and (y) the opportunity to voluntarily participate in the Reverse Dutch Election Opportunity by submitting a Reverse Dutch Election Form prior to the Reverse Dutch Election Deadline.

In the event of a Sale Transaction, each Holder of an Allowed Prepetition 2025 Notes Claim shall receive payment in full in Cash, including, for the avoidance of doubt, all principal amounts outstanding under the Prepetition 2025 Indenture and any pre- and postpetition interest, fees, redemption premium, expenses, costs, and other charges arising thereunder or related thereto, as applicable.

			$475 million plus all interest, fees, redemption premiums, expenses, costs, and other charges due under the Prepetition 2025 Notes Indenture	50-100%

8

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Amount of Claims (in millions)	Projected Recovery Under the Prepackaged Plan

5	Prepetition 2028 Notes Claims

In the event of a Reorganization Transaction, each Holder of an Allowed Prepetition 2028 Notes Claim shall receive, in full and final satisfaction of such Claim, its Pro Rata Share of: (x) the New 2028 Notes; provided that, for the avoidance of doubt, any Allowed Prepetition 2028 Notes Claims arising on account of Selected Reverse Dutch Election Participating Notes shall not receive any portion of the New 2028 Notes that such Holder would have otherwise been entitled to receive on account of such Claims; and (y) the opportunity to voluntarily participate in the Reverse Dutch Election Opportunity by submitting a Reverse Dutch Election Form prior to the Reverse Dutch Election Deadline.

In the event of a Sale Transaction, each Holder of an Allowed Prepetition 2028 Notes Claim shall receive payment in full in Cash, including, for the avoidance of doubt, all principal amounts outstanding under the Prepetition 2028 Indenture and any pre- and postpetition interest, fees, redemption premium, expenses, costs, and other charges arising thereunder or related thereto, as applicable.

			$375 million, plus all interest, fees, redemption premiums, expenses, costs, and other charges due under the Prepetition 2028 Notes Indenture	50-100%

9

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Amount of Claims (in millions)	Projected Recovery Under the Prepackaged Plan

6	Prepetition Series A Note Claims

In the event of a Reorganization Transaction, the Holder of the Allowed Prepetition Series A Note Claims shall receive 100% of the New Common Stock of Reorganized Parent, subject to dilution (i) in accordance with the New Corporate Governance Documents and (ii) for any New Common Stock issued to Holders of Allowed DIP Claims, in full and final satisfaction of such Claim.

In the event of a Sale Transaction, the Holder of the Allowed Prepetition Series A Note Claims shall receive payment in full in Cash.

			$469.3 million, plus all interest, fees, expenses, costs, and other charges due under the Prepetition Series A Note	0-100%

7	General Unsecured Claims	The legal, equitable, and contractual rights of the holders of Allowed General Unsecured Claims are unaltered by the Prepackaged Plan. Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to different treatment, on and after the Effective Date, the Debtors shall continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced.	TBD	100%

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SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Amount of Claims (in millions)	Projected Recovery Under the Prepackaged Plan

8	Intercompany Claims	Each Allowed Intercompany Claim shall be, at the option of the applicable Debtor (with the consent of the Consenting Investor and in consultation with the Required Consenting Noteholders to the extent the holders of the New Notes may reasonably be impacted), either: (i) Reinstated; (ii) canceled, released, and extinguished, and will be of no further force or effect; or (iii) otherwise addressed at the option of each applicable Debtor such that holders of Intercompany Claims will not receive any distribution on account of such Intercompany Claims.	N/A	N/A

9	Existing Common Stock Interests

All Existing Common Stock Interests shall be canceled, released, and extinguished and will be of no further force or effect.

Notwithstanding the foregoing, in the event the Reorganization Transaction is consummated, on the Effective Date: (i) each Holder of an Existing Common Stock Interest (other than the Consenting Investor) shall receive its Pro Rata Share (not taking into account the Existing Common Stock Interest held by the Consenting Investor) of $25,000,000 in Cash to be contributed by the Consenting Investor to the holders of Existing Common Stock Interests other than the Consenting Investor (the “Consenting Investor Cash Contribution”); and (ii) each Holder of an Existing Common Stock Interest (other than the Consenting Investor) that satisfies the CVR Distribution Conditions shall receive its Pro Rata Share of the CVRs, which shall be distributed pursuant to the CVR

			N/A	N/A

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SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Amount of Claims (in millions)	Projected Recovery Under the Prepackaged Plan

Distribution Framework; provided that no Holder of Existing Common Stock Interests shall be entitled to receive any interest in the CVRs to be distributed pursuant to the Prepackaged Plan if (A) the receipt of such CVRs by a particular holder (together with the other holders) will prevent Reorganized Parent from becoming or remaining a privately held company whose securities are not required to be registered under the Securities Exchange Act, (B) the receipt of such CVRs by a particular holder will prevent Reorganized Parent from ceasing to be a reporting issuer under applicable Canadian securities Laws on the Effective Date, or (C) such recipient has not satisfied the CVR Distribution Conditions.

For the avoidance of doubt, pursuant to the CVR Distribution Framework, in order to ensure compliance with the Securities Exchange Act (to the extent applicable), (x) the Reorganized Debtor shall not be required to distribute the CVRs under the Prepackaged Plan until as soon as reasonably practicable after the deadline set forth in the CVR Distribution Framework for the holders of Existing Common Stock Interests to submit required forms and agreements to claim their potential right to receive CVRs and

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SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Amount of Claims (in millions)	Projected Recovery Under the Prepackaged Plan

(y) the CVR Distribution Framework shall provide a mechanism for the Reorganized Debtor to pay Cash in an amount equal to the value of the CVRs at the Effective Date as determined by an independent valuator acceptable to the Consenting Investor to be retained by the Parent as soon as practicable following the Confirmation Date (such value, the “Effective Date CVR Value”) to holders of Existing Common Stock Interests that have otherwise met the CVR Distribution Conditions in lieu of distribution of CVRs to such holder; provided, that if the Cash to be distributed to a particular beneficial holder in lieu of CVRs is less than the minimum distribution amount set forth in Article VI.D.3 of the Prepackaged Plan, then such holder shall not receive any additional Cash nor any rights under or interest in the CVRs.

If the Sale Transaction is consummated, each Holder of an Existing Common Stock Interest shall receive its Pro Rata Share of any proceeds available after all Claims and obligations of the Debtors’ Estates have been satisfied (or otherwise reserved for) in full in Cash.

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SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Projected Amount of Claims (in millions)	Projected Recovery Under the Prepackaged Plan

10	Other Equity Interests	Holders of Other Equity Interests will not receive any distribution on account of such Interests, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect. For the avoidance of doubt, the Consenting Investor shall not receive any recovery on account of the Prepetition Consenting Investor Warrants, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.	N/A	N/A

11	Intercompany Interests	Each Intercompany Interest shall be, at the option of the applicable Debtor (with the consent of the Consenting Investor and in consultation with the Required Consenting Noteholders to the extent the holders of the New Notes may reasonably be impacted), either: (i) Reinstated; (ii) canceled, released, and extinguished, and will be of no further force or effect; or (iii) otherwise addressed at the option of each applicable Debtor such that holders of Intercompany Interests will not receive any distribution on account of such Intercompany Interests.	N/A	N/A

F.	What will I receive from the Debtors if I hold an Allowed Administrative Claim, DIP Claim, Professional Fee Claim, or a Priority Tax Claim?

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, DIP Claims, Professional Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims or Interests set forth in Article III of the Prepackaged Plan.

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1.	Administrative Claims.

Subject to the provisions of sections 328, 330(a), and 331 of the Bankruptcy Code, unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, or otherwise provided for under the Prepackaged Plan or the Restructuring Support Agreement, each Holder of an Allowed Administrative Claim (other than holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than thirty (30) days after the date on which an order allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the holders of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such holder and the Debtors or the Reorganized Debtors, as applicable, and in each case, with the consent of the Consenting Investor; or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

2.	DIP Claims.

On the Effective Date, in full and final satisfaction of all Allowed DIP Claims, including, for the avoidance of doubt, all Claims in respect of the outstanding principal amount of DIP Loans and any accrued but unpaid interest thereon, shall be converted into New Common Stock pursuant to the terms of the DIP Facility Documents and the DIP Orders and shall reduce dollar-for-dollar the Consenting Investor Direct Investment Amount.

3.	Professional Fee Claims.

Professional Claims will be satisfied as set forth in Article II.C of the Prepackaged Plan, as summarized herein.

a.	Final Fee Applications and Payment of Professional Fee Claims.

All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than forty-five (45) days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Fee Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on the Effective Date.

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b.	Professional Fee Account.

On the Effective Date, the Reorganized Debtors shall, in consultation with the Consenting Investor, establish and fund the Professional Fee Account with Cash equal to the Professional Fee Amount, which shall be funded by the Reorganized Debtors. The Professional Fee Account shall be maintained solely for the Professionals. The amount of Allowed Professional Fee Claims shall be paid in Cash to the Professionals by the Reorganized Debtors from the Professional Fee Account as soon as reasonably practicable after such Professional Fee Claims are Allowed. When such Allowed Professional Fee Claims have been paid in full, any remaining amount in the Professional Fee Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Bankruptcy Court.

c.	Professional Fee Amount.

Professionals shall reasonably estimate their unpaid Professional Fee Claims in consultation with the Consenting Investor and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than five (5) days before the Effective Date; provided that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of each Professional’s final request for payment in the Chapter 11 Cases. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional in consultation with the Consenting Investor.

d.	Post-Confirmation Fees and Expenses.

Except as otherwise specifically provided in the Prepackaged Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Prepackaged Plan and Consummation incurred by the Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

e.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

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f.	Payment of Restructuring Expenses.

The Restructuring Expenses and the outstanding reasonable and documented fees and expenses of the Prepetition Senior Secured Notes Trustees incurred, or estimated to be incurred, up to and including the Effective Date, shall be paid in full in Cash on the Effective Date or as reasonably practicable thereafter (to the extent not previously paid during the course of the Chapter 11 Cases) in accordance with, and subject to, the terms of the Restructuring Support Agreement, any applicable engagement letter(s), and any DIP Orders, as applicable, without any requirement to file a fee application with the Bankruptcy Court, without the need for itemized time detail, or without any requirement for Bankruptcy Court review or approval. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least two (2) Business Days before the anticipated Effective Date; provided that such estimates shall not be considered an admission or limitation with respect to such Restructuring Expenses. On or as soon as practicable after the Effective Date, final invoices for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, as applicable. In addition, the Debtors, the Reorganized Debtors, and/or the Post-Effective Date Debtors, as applicable, shall continue to pay pre- and post-Effective Date, when due Restructuring Expenses related to implementation, consummation, and defense of the Prepackaged Plan, whether incurred before, on, or after the Effective Date, without any requirement for Bankruptcy Court review or approval.

G.	Are any regulatory approvals required to consummate the Prepackaged Plan?

The Debtors are evaluating any regulatory approvals that would be required to consummate the Prepackaged Plan. To the extent any such regulatory approvals or other authorizations, consents, rulings, or documents are necessary to implement and effectuate the Prepackaged Plan, it is a condition precedent to the Effective Date that they be obtained.

H.	What happens to my recovery if the Prepackaged Plan is not confirmed or does not go effective?

In the event that the Prepackaged Plan is not confirmed or does not go effective, there is no assurance that the Debtors will be able to reorganize their businesses. It is possible that any alternative may provide holders of Claims with less than they would have received pursuant to the Prepackaged Plan. For a more detailed description of the consequences of an extended chapter 11 case see Article VIII.B of this Disclosure Statement, entitled “Risks Related to Recoveries under the Prepackaged Plan and the Debtors’ and the Reorganized Debtors’ Businesses,” which begins on page 63. For a more detailed description of a liquidation scenario, see Article X.C of this Disclosure Statement, entitled “Best Interests of Creditors/Liquidation Analysis,” which begins on page 77, and the Liquidation Analysis attached hereto as Exhibit D.

I.

If the Prepackaged Plan provides that I get a distribution, do I get it upon Confirmation or when the Prepackaged Plan goes effective, and what is meant by “Confirmation,” “Effective Date,” and “Consummation?”

“Confirmation” of the Prepackaged Plan refers to approval of the Prepackaged Plan by the Bankruptcy Court. Confirmation of the Prepackaged Plan does not guarantee that you will receive the distribution indicated under the Prepackaged Plan. After Confirmation of the Prepackaged Plan by the Bankruptcy Court, there are conditions that need to be satisfied or waived so that the Prepackaged Plan can go effective. Initial distributions to holders of Allowed Claims will only be made on the date the Prepackaged Plan becomes effective—the “Effective Date”—or as soon as

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reasonably practicable thereafter, as specified in the Prepackaged Plan. See Article X of this Disclosure Statement, entitled “Confirmation of the Prepackaged Plan,” which begins on page 77, for a discussion of the conditions precedent to consummation of the Prepackaged Plan. Additionally, following the Effective Date, pursuant to the Prepackaged Plan and the CVR Agreement, Potential CVR Recipients shall receive the CVRs, or Cash in an amount equal to the inherent value of the CVRs as of the Effective Date (as reasonable determined by the Reorganized Parent) in accordance with the timeline and procedures set forth in the Prepackaged Plan with respect to the CVRs.

J.	What are the sources of Cash and other consideration required to fund the Prepackaged Plan?

The Debtors, the Reorganized Debtors or Post-Effective Date Debtors, as applicable, shall fund distributions under the Prepackaged Plan with the (1) Debtors’ Cash on hand, and either (a) funds from the Consenting Investor Direct Investment, and (b) funds from the Consenting Investor Cash Contribution, or (2) if the Sale Transaction is consummated, the proceeds of the Sale Transaction.

K.	Are there risks to owning the New Common Stock upon emergence from chapter 11?

Yes. See Article VIII of this Disclosure Statement, entitled “Risk Factors,” which begins on page 56.

L.	Is there potential litigation related to the Prepackaged Plan?

Yes. Parties in interest may object to the approval of this Disclosure Statement and may object to Confirmation of the Prepackaged Plan as well, which objections potentially could give rise to litigation. See Article VIII.C.11 of this Disclosure Statement, entitled “The Reorganized Debtors May Be Adversely Affected by Potential Litigation, Including Litigation Arising Out of the Chapter 11 Cases,” which begins on page 69.

In the event that it becomes necessary to confirm the Prepackaged Plan over the rejection of certain Classes, the Debtors may seek confirmation of the Prepackaged Plan notwithstanding the dissent of such rejecting Classes. The Bankruptcy Court may confirm the Prepackaged Plan pursuant to the “cramdown” provisions of the Bankruptcy Code, which allow the Bankruptcy Court to confirm a plan that has been rejected by an impaired Class if it determines that the Prepackaged Plan satisfies section 1129(b) of the Bankruptcy Code. See Article X.F of this Disclosure Statement, entitled “Confirmation Without Acceptance by All Impaired Classes,” which begins on page 79.

M.	Will the final amount of Allowed General Unsecured Claims affect the recovery of holders of Allowed General Unsecured Claims under the Prepackaged Plan?

No. The legal, equitable, and contractual rights of the holders of Allowed General Unsecured Claims are unaltered by the Prepackaged Plan. Except to the extent that a holder of an Allowed General Unsecured Claim agrees to different treatment, on and after the Effective Date, the Debtors shall continue to pay or dispute each General Unsecured Claim in the ordinary course of business as if the Chapter 11 Cases had never been commenced.

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N.	How will the preservation of the Causes of Action impact my recovery under the Prepackaged Plan?

The Prepackaged Plan provides for the retention of all Causes of Action other than those that are expressly waived, relinquished, exculpated, released, compromised, or settled.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII of the Prepackaged Plan, each Reorganized Debtor or Post-Effective Date Debtor, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ and Post-Effective Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Prepackaged Plan, including in Article VIII thereof, which shall be deemed released and waived by the Debtors and the Reorganized Debtors (or Post-Effective Date Debtors, as applicable) as of the Effective Date.

The Reorganized Debtors and/or Post-Effective Date Debtors may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors or Post-Effective Date Debtors. No Entity (other than the Released Parties) may rely on the absence of a specific reference in the Prepackaged Plan, the Plan Supplement, or this Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors (or Post-Effective Date Debtors), as applicable, will not pursue any and all available Causes of Action of the Debtors against it. The Debtors and Reorganized Debtors (or Post-Effective Date Debtors, as applicable) expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Prepackaged Plan, including Article VIII thereof. Unless otherwise agreed upon in writing by the parties to the applicable Cause of Action, all objections to the Schedule of Retained Causes of Action must be Filed with the Bankruptcy Court on or before Confirmation Hearing. Any such objection that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion against any Reorganized Debtor or Post-Effective Date Debtor, without the need for any objection or responsive pleading by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. The Debtors may settle any such objection without any further notice to or action, order, or approval of the Bankruptcy Court. If there is any dispute regarding the inclusion of any Cause of Action on the Schedule of Retained Causes of Action that remains unresolved by the Debtors, such objection shall be resolved by the Bankruptcy Court at the Confirmation Hearing. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Prepackaged Plan or a Final Order, the Reorganized Debtors and/or Post-Effective Date Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

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The Reorganized Debtors and Post-Effective Date Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Prepackaged Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors or Post-Effective Date Debtors, except as otherwise expressly provided in the Prepackaged Plan, including Article VIII thereof. The applicable Reorganized Debtors or Post-Effective Date Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors or Post-Effective Date Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

O.	Will there be releases and exculpation granted to parties in interest as part of the Prepackaged Plan?

Yes. The Prepackaged Plan proposes to release the Released Parties and to exculpate the Exculpated Parties. The Debtors’ releases, third-party releases, and exculpation provisions included in the Prepackaged Plan are an integral part of the Debtors’ overall restructuring efforts and were an essential element of the negotiations among the Debtors and the Consenting Stakeholders in obtaining their support for the Prepackaged Plan pursuant to the terms of the Restructuring Support Agreement.

The Released Parties and the Exculpated Parties have made substantial and valuable contributions to the Debtors’ restructuring through efforts to negotiate and implement the Prepackaged Plan, which will maximize and preserve the going-concern value of the Debtors for the benefit of all parties in interest. Accordingly, each of the Released Parties and the Exculpated Parties warrants the benefit of the release and exculpation provisions.

IMPORTANTLY, ALL HOLDERS OF CLAIMS OR INTERESTS WHO (1) DO NOT VOTE TO ACCEPT THE PLAN OR (2) DO NOT AFFIRMATIVELY AND VALIDLY OPT OUT OF THE RELEASES CONTAINED IN THE PREPACKAGED PLAN ARE INCLUDED IN THE DEFINITION OF “RELEASING PARTIES” AND WILL BE DEEMED TO HAVE EXPRESSLY, UNCONDITIONALLY, GENERALLY, INDIVIDUALLY, AND COLLECTIVELY RELEASED AND DISCHARGED ALL CLAIMS AND CAUSES OF ACTION AGAINST THE DEBTORS AND THE RELEASED PARTIES, EVEN IF SUCH HOLDER IS DEEMED TO REJECT OR DOES AFFIRMATIVELY REJECT THE PREPACKAGED PLAN. THE RELEASES ARE AN INTEGRAL ELEMENT OF THE PREPACKAGED PLAN.

Based on the foregoing, the Debtors believe that the releases and exculpations in the Prepackaged Plan are necessary and appropriate and meet the requisite legal standard promulgated by the United States Court of Appeals for the Fifth Circuit. Moreover, the Debtors will present evidence at the Confirmation Hearing to demonstrate the basis for and propriety of the release and exculpation provisions. The release, exculpation, and injunction provisions that are contained in the Prepackaged Plan are copied in pertinent part below.

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1.	Release of Liens.

Except as otherwise provided in the Prepackaged Plan, the Restructuring Support Agreement, the Confirmation Order, the Purchase Agreement, or in any contract, instrument, release, or other agreement or document amended or created pursuant to the Prepackaged Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Prepackaged Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with the Prepackaged Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors or Post-Effective Date Debtors and their successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors or Post-Effective Date Debtors, to release any collateral or other property of any Debtor (including any Cash Collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors or Post-Effective Date Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Prepackaged Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtors, the Reorganized Debtors, or the Post Effective Date Debtors that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors or Post-Effective Date Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.

2.	Releases by the Debtors.

Effective as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code and to the fullest extent permitted by applicable Law, each Released Party is conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by each and all of the Debtors, the Reorganized Debtors, the Post-Effective Date Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any claim or Cause

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of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of any of the Debtors or their Estates, whether liquidated or unliquidated, fixed or contingent, known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in Law, equity, contract, tort, or otherwise, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic Law rule, statute, regulation, treaty, right, duty, requirement, or otherwise, that the Debtors, the Reorganized Debtors, the Post Effective Date Debtors, their Estates or their Affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other Persons claiming under or through them would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to (including the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable), or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof) or their Estates, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Prepackaged Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, the decision to file the Chapter 11 Cases, any intercompany transactions, the Chapter 11 Cases, the negotiation, formulation, preparation, or consummation of the Restructuring Support Agreement, the Restructuring Transactions, the Prepackaged Plan (including the Plan Supplement), the solicitation of votes on the Prepackaged Plan, the Disclosure Statement, the pursuit of Confirmation and Consummation, the Reorganization Transaction, the Sale Transaction, the DIP Facility, the DIP Documents, the administration and implementation of the Prepackaged Plan, including the issuance or distribution of Securities pursuant to the Prepackaged Plan, or the distribution of property under the Prepackaged Plan or any other related agreement, but not, for the avoidance of doubt, any legal opinion effective as of the Effective Date requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Prepackaged Plan, or upon any other act, omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any obligations arising on or after the Effective Date of any party or Entity under the Prepackaged Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Prepackaged Plan as set forth in the Prepackaged Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Prepackaged Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties, including the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Prepackaged Plan; (2) a good faith settlement and compromise of the Claims released by the Debtor Release; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Debtors, the Reorganized Debtors, the Post-Effective Date Debtors or the Debtors’ Estates asserting any Claim or Cause of Action of any kind whatsoever released pursuant to the Debtor Release.

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3.	Releases by the Releasing Parties.

Effective as of the Effective Date, to the fullest extent permissible under applicable Law, each Releasing Party, in each case on behalf of itself and its respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Claim, Cause of Action, directly or derivatively, by, through, for, or because of a Releasing Party, is deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged each Debtor, Reorganized Debtor, Post-Effective Date Debtor, and each other Released Party from any and all claims, interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether liquidated or unliquidated, fixed or contingent, known or unknown, foreseen or unforeseen, existing or hereafter arising, in Law, equity, contract, tort, or otherwise, whether arising under federal or state statutory or common law, or any other applicable international, foreign, or domestic Law, rule, statute, regulation, treaty, right, duty, requirement, or otherwise, including any derivative claims, asserted or assertable on behalf of any of the Debtors, their Estates or their Affiliates, heirs, executors, administrators, successors, assigns, managers, accountants, attorneys, representatives, consultants, agents, and any other Persons claiming under or through them would have been legally entitled to assert (whether individually or collectively), based on or relating to (including the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable), or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof) or their Estates, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtors, the Reorganized Debtors, or the Post-Effective Date Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Prepackaged Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, the decision to file the Chapter 11 Cases, any intercompany transactions, the Chapter 11 Cases, the negotiation, formulation, preparation, or consummation of the Restructuring Support Agreement, the Restructuring Transactions, the Prepackaged Plan (including the Plan Supplement), the solicitation of votes on the Prepackaged Plan, the Disclosure Statement, the pursuit of Confirmation and Consummation, the Reorganization Transaction, the Sale Transaction, the DIP Facility, the DIP Documents,] the administration and implementation of the Prepackaged Plan, including the issuance or distribution of Securities pursuant to the Prepackaged Plan, or the distribution of property under the Prepackaged Plan or any other related agreement, or upon any other act, omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any obligations arising on or after the Effective Date of any party or Entity under the Prepackaged Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Prepackaged Plan as set forth in the Prepackaged Plan.

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Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained in the Prepackaged Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (1) consensual; (2) essential to the confirmation of the Prepackaged Plan; (3) given in exchange for the good and valuable consideration provided by the Released Parties, including the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Prepackaged Plan; (4) a good faith settlement and compromise of the Claims released by the Third-Party Release; (5) in the best interests of the Debtors and their Estates; (6) fair, equitable, and reasonable; (7) given and made after due notice and opportunity for hearing; and (8) a bar to any of the Releasing Parties asserting any claim or Cause of Action of any kind whatsoever released pursuant to the Third-Party Release.

4.	Exculpation.

Effective as of the Effective Date, to the fullest extent permissible under applicable Law and without affecting or limiting either the Debtor Release or the Third-Party Release, and except as otherwise specifically provided in the Prepackaged Plan or the Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party shall be released and exculpated from any Cause of Action or any claim arising from the Petition Date through the Effective Date related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable the Chapter 11 Cases, the Restructuring Support Agreement, the Disclosure Statement, the Prepackaged Plan (including the Plan Supplement), the DIP Facility, the DIP Documents, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or the Prepackaged Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the Reorganization Transaction, the Sale Transaction, the administration and implementation of the Prepackaged Plan, including the issuance of Securities pursuant to the Prepackaged Plan, or the distribution of property under the Prepackaged Plan or any other related agreement (excluding, for the avoidance of doubt, providing any legal opinion effective as of the Effective Date requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Prepackaged Plan), except for claims or Causes of Action related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Prepackaged Plan. The Exculpated Parties have, and upon Consummation of the Prepackaged Plan shall be deemed to have, participated in good faith and in compliance with the applicable Laws with regard to the solicitation of votes and distribution of consideration pursuant to the Prepackaged Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable Law, rule, or regulation governing the solicitation of acceptances or rejections of the Prepackaged Plan or such distributions made pursuant to the Prepackaged Plan. Notwithstanding the foregoing, the exculpation shall not release any obligation or liability of any Entity for any post-Effective Date obligation under the Prepackaged Plan or any document, instrument or agreement (including those set forth in the Plan Supplement) executed to implement the Prepackaged Plan.

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The Exculpated Parties and other parties set forth above have, and upon confirmation of the Prepackaged Plan shall be deemed to have, participated in good faith and in compliance with the applicable Laws with regard to the solicitation of votes and distribution of consideration pursuant to the Prepackaged Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable Law, rule, or regulation governing the solicitation of acceptances or rejections of the Prepackaged Plan or such distributions made pursuant to the Prepackaged Plan.

Solely with respect to the exculpation provision, notwithstanding anything to the contrary in the Plan or Plan Supplement, each of the 1125(e) Exculpated Parties shall not incur liability for any Cause of Action or Claim related to any act or omission in connection with, relating to, or arising out of, in whole or in part, (a) the solicitation of acceptance or rejection of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code or (b) the participation, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, in the offer, issuance, sale, or purchase of a security, offered or sold under the Plan. No Entity or Person may commence or pursue a Claim or Cause of Action of any kind against any of the Exculpated Parties or the 1125(e) Exculpated Parties that arose or arises from, in whole or in part, a Claim or Cause of Action subject to this paragraph, without this Bankruptcy Court (i) first determining, after notice and a hearing, that such Claim or Cause of Action represents a colorable Claim for actual fraud, gross negligence, or willful misconduct against any such Exculpated Party or 1125(e) Exculpated Party and such party is not exculpated pursuant to this provision; and (ii) specifically authorizing such Entity or Person to bring such Claim or Cause of Action against such Exculpation Party or 1125(e) Exculpation Party. The Bankruptcy Court will have sole and exclusive jurisdiction to adjudicate the underlying colorable Claim or Causes of Action.

5.	Injunction.

Except as otherwise expressly provided in the Prepackaged Plan, or for obligations issued or required to be paid pursuant to the Prepackaged Plan or the Confirmation Order, all Entities that have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Post-Effective Date Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion

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requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable Law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Prepackaged Plan.

No Person or Entity may commence, continue, amend, or pursue a Claim or Cause of Action, as applicable, of any kind against the Debtors, the Reorganized Debtors, the Post-Effective Date Debtors, the Exculpated Parties, or the Released Parties, as applicable, that relates to or is reasonably likely to relate to any act or omission in connection with, relating to, or arising out of a Claim or Cause of Action, subject to Article VIII.C, Article VIII.D, Article VIII.E, and Article VIII.F of the Prepackaged Plan, without the Bankruptcy Court (i) first determining, after notice and a hearing, that such Claim or Cause of Action, represents a colorable Claim of any kind, and (ii) specifically authorizing such Person or Entity to bring such Claim or Cause of Action, as applicable, against any such Debtor, Reorganized Debtor, Post-Effective Date Debtor, Exculpated Party, or Released Party, as applicable. At the hearing for the Bankruptcy Court to determine whether such Claim or Cause of Action represents a colorable Claim of any kind, the Bankruptcy Court may, or shall if any Debtor, Reorganized Debtor, Post-Effective Date Debtor, Exculpated Party, Released Party, or other party in interest requests by motion (oral motion being sufficient), direct that such Person or Entity seeking to commence or pursue such Claim or Cause of Action file a proposed complaint with the Bankruptcy Court embodying such Claim or Cause of Action, such complaint satisfying the applicable Rules of Federal Procedure, including, but not limited to, Rule 8 and Rule 9 (as applicable), which the Bankruptcy Court shall assess before making a determination.

The Bankruptcy Court will have sole and exclusive jurisdiction to adjudicate the underlying colorable Claim or Causes of Action.

For more detail, see Article VIII of the Prepackaged Plan, entitled “Settlement, Release, Injunction, and Related Provisions,” which is incorporated herein by reference.

P.	What is the deadline to vote on the Prepackaged Plan?

The Voting Deadline is November 15, 2023, at 4:00 p.m. (prevailing Central Time), unless otherwise extended by the Bankruptcy Court or the Debtors.

Q.	How do I vote to Accept or Reject the Prepackaged Plan?

Detailed instructions regarding how to vote on the Prepackaged Plan are contained on the ballots distributed to holders of Claims that are entitled to vote on the Prepackaged Plan. For your vote to be counted, the master ballot containing your vote and returned by your nominee, or the “pre-validated” ballot provided by your nominee for direct return by you must be properly completed, executed, and delivered as directed, so that the master ballot or pre-validated ballot containing your vote is actually received by the Debtors’ solicitation agent, Epiq Corporate Restructuring LLC (the “Solicitation Agent”) on or before the Voting Deadline, i.e. November 15, 2023, at 4:00 p.m., prevailing Central Time. See Article IX of this Disclosure Statement, entitled “Solicitation and Voting” which begins on page 70 for more information.

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R.	Why is the Bankruptcy Court holding a Confirmation Hearing?

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a hearing on confirmation of the Prepackaged Plan and recognizes that any party in interest may object to Confirmation of the Prepackaged Plan. The Confirmation Hearing will be scheduled by the Bankruptcy Court shortly after the commencement of the Chapter 11 Cases. All parties in interest will be served notice of the time, date, and location of the Confirmation Hearing once scheduled.

S.	What is the purpose of the Confirmation Hearing?

The confirmation of a plan of reorganization by a bankruptcy court binds the debtor, any issuer of securities under a plan of reorganization, any person acquiring property under a plan of reorganization, any creditor or equity interest holder of a debtor, and any other person or entity as may be ordered by the bankruptcy court in accordance with the applicable provisions of the Bankruptcy Code. Subject to certain limited exceptions, the order issued by the bankruptcy court confirming a plan of reorganization discharges a debtor from any debt that arose before the confirmation of such plan of reorganization and provides for the treatment of such debt in accordance with the terms of the confirmed plan of reorganization.

T.	What is the effect of the Prepackaged Plan on the Debtors’ ongoing businesses?

The Debtors are reorganizing under chapter 11 of the Bankruptcy Code. As a result, the occurrence of the Effective Date means that the Debtors will not be liquidated or forced to go out of business. Following Confirmation, the Prepackaged Plan will be consummated on the Effective Date, which is a date that is the first Business Day after the Confirmation Date on which (1) no stay of the Confirmation Order is in effect and (2) all conditions to Consummation have been satisfied or waived (see Article IX of the Prepackaged Plan). On or after the Effective Date, and unless otherwise provided in the Prepackaged Plan, the Reorganized Debtors may operate their businesses and, except as otherwise provided by the Prepackaged Plan, may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. Additionally, upon the Effective Date, all actions contemplated by the Prepackaged Plan will be deemed authorized and approved.

U.	Are physician-owned practices included in these Chapter 11 Cases?

No. The physician-owned practices (the “Physician-Owned Practices”) that Akumin Operating Corp. and certain other Debtors provide certain management and administration services to are not debtors included in these Chapter 11 Cases. Furthermore, the Debtors do not expect that the Chapter 11 Cases will materially disrupt the Physician-Owned Practices’ ongoing operations.

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V.	Will any party have significant influence over the corporate governance and operations of the Reorganized Debtors?

As of the Effective Date, the terms of the then-sitting members of the boards of directors of the Debtors shall expire, and the initial boards of directors, including the New Board, as well as the officers of each of the Reorganized Debtors, shall be appointed in accordance with the New Corporate Governance Documents. The initial New Board shall consist of those individuals that are selected in accordance with Article IV.P of the Prepackaged Plan.

Assuming that the Effective Date occurs, the Consenting Investor, as the sole holder of all outstanding shares of the New Common Stock, will be in a position to control matters requiring approval by the holders of shares of New Common Stock, including, among other things, the election of directors and the approval of a change of control of the Reorganized Debtors.

W.	Who do I contact if I have additional questions with respect to this Disclosure Statement or the Prepackaged Plan?

If you have any questions regarding this Disclosure Statement or the Prepackaged Plan, please contact the Debtors’ Solicitation Agent, Epiq Corporate Restructuring LLC, via one of the following methods:

By regular mail at:

Epiq Corporate Restructuring

10300 SW Allen Boulevard

Beaverton, OR 97005

By hand delivery or overnight mail at;

Epiq Corporate Restructuring

10300 SW Allen Boulevard

Beaverton, OR 97005

By electronic mail at:

akumin@epiqglobal.com

By telephone at:

(877) 589-9709 (toll free in the U.S. or Canada)

+1 (503) 966-8627 (International)

Copies of the Prepackaged Plan, this Disclosure Statement, and any other publicly filed documents in the Chapter 11 Cases are available upon written request to the Solicitation Agent at the address above or by downloading the exhibits and documents from the website of the Solicitation Agent at https://dm.epiq11.com/Akumin (free of charge) or via PACER at http://www.ecf.txs.uscourts.gov/ (for a fee).

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X.	Do the Debtors recommend voting in favor of the Prepackaged Plan?

Yes. The Debtors believe that the Prepackaged Plan provides for a larger distribution to the Debtors’ creditors and equity holders than would otherwise result from any other available alternative. The Debtors believe that the Prepackaged Plan, which contemplates a significant deleveraging of the Debtors’ balance sheet and enables them to emerge from chapter 11 expeditiously, is in the best interest of all holders of Claims or Interests, and that any other alternatives (to the extent they exist) fail to realize or recognize the value inherent under the Prepackaged Plan.

Y.	Who Supports the Prepackaged Plan?

The Prepackaged Plan is supported by the Debtors and certain Consenting Stakeholders that have executed the Restructuring Support Agreement, which includes holders of approximately 100% in principal of the Prepetition RCF Claims, approximately 69.6% in principal of the 2023 Prepetition 2025 Notes Claims, approximately 79.9% in principal of the Prepetition 2028 Notes Claims, 100% in principal of the Prepetition Series A Note Claims, and approximately 34.2% of the Existing Common Stock Interests.

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IV.	THE RESTRUCTURING SUPPORT AGREEMENT AND PREPACKAGED PLAN

A.	Restructuring Support Agreement.

As more fully described in Article VI.B hereof, after months of arms-length negotiation overseen by the Special Committee (as defined herein), the Debtors and the Consenting Stakeholders entered into the Restructuring Support Agreement on October 20, 2023. Since executing the Restructuring Support Agreement, the Debtors have documented the terms of the prepackaged restructuring contemplated thereby, including the Prepackaged Plan. The restructuring transactions contemplated by the Prepackaged Plan will significantly reduce the Debtors’ funded-debt obligations and annual interest payments and result in a stronger balance sheet for the Debtors.

The Prepackaged Plan represents a significant step in the Debtors’ months-long restructuring process. The Restructuring Support Agreement will allow the Debtors to proceed expeditiously through chapter 11 to a successful emergence. The milestones under the Restructuring Support Agreement are as set forth in Article VII.B hereof. The Prepackaged Plan will significantly deleverage the Debtors’ balance sheet and provide the capital injection needed for the Debtors to conduct competitive operations going forward.

B.	The Prepackaged Plan.

The Prepackaged Plan contemplates the following key terms, among others described herein and therein:

1.	General Settlement of Claims and Interests.

As discussed in detail in this Disclosure Statement and as otherwise provided in the Prepackaged Plan, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Prepackaged Plan, upon the Effective Date, the provisions of the Prepackaged Plan shall constitute a good faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, or otherwise resolved pursuant to the Prepackaged Plan, whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise.

The Prepackaged Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable and in the best interests of the Debtors and their Estates. Subject to Article VI of the Prepackaged Plan, all distributions made to holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

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2.	Sale Transaction Election Deadline; Successful Bid.

In accordance with the Restructuring Support Agreement, the Debtors intend to pursue Consummation of the Reorganization Transaction pursuant to the Prepackaged Plan; provided, however, that if a Successful Bid is received in accordance with the Bidding Procedures, the Debtors may elect to pursue the Sale Transaction by filing the Sale Transaction Election Notice by the Sale Transaction Election Notice Deadline.

Except as otherwise may be agreed by the Consenting Investor and the Required Consenting Noteholders, the Debtors shall only designate a qualified bid as a Successful Bid if such qualified bid meets the requirements to be set forth in the Bidding Procedures and the following mandatory requirements (such conditions, the “Successful Bid Mandatory Conditions”):

•

The qualified bid provides for the payment in full in Cash (from readily available funds) of all Allowed Claims against the Debtors Estates (including Administrative Claims) on the Effective Date or such other treatment as to render such claims Unimpaired, including satisfaction in full of all Allowed Prepetition RCF Claims, Allowed Prepetition 2025 Notes Claims, Allowed Prepetition 2028 Notes Claims, and Allowed Prepetition Series A Note Claims; and

•	Provides for a greater recovery to the holders of Existing Common Stock Interests than the Reorganization Transaction.

3.	Restructuring Transactions.

On or before the Effective Date, the applicable Debtors or the Reorganized Debtors (and their respective officers, directors, members, or managers (as applicable)) shall enter into and shall take any actions as may be necessary or appropriate to effect the Restructuring Transactions, including as may be set forth in a restructuring transactions memorandum (to be filed in the Plan Supplement if applicable) and may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Prepackaged Plan and the Restructuring Support Agreement that are consistent with and pursuant to the terms and conditions of the Prepackaged Plan and the Restructuring Support Agreement (and without the need for any approvals, authorizations, or consents except for those expressly required pursuant to the Prepackaged Plan). These actions to implement the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Prepackaged Plan and the Restructuring Support Agreement and that satisfy the applicable requirements of applicable Law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Prepackaged Plan and the Restructuring Support Agreement and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state

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or provincial Law; (4) the issuance of the New Common Stock; (5) the execution and delivery of the CVR Agreement and any filing related thereto, and distribution of the CVRs pursuant to the CVR Distribution Framework; (6) the execution and delivery of the New Corporate Governance Documents, and any certificates or articles of incorporation, bylaws, or such applicable formation documents (if any) of each Reorganized Debtor or Post-Effective Date Debtor, as applicable (including all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors and/or the Reorganized Debtors or Post-Effective Date Debtors, as applicable); (7) the execution and delivery of the Purchase Agreement (if applicable) and/or the New Debt Documents, and any filing related thereto, and the issuance of the New Notes thereunder; and (8) all other actions that the applicable Entities determine to be necessary, including making filings or recordings that may be required by applicable Law in connection with the Prepackaged Plan. All Holders of Claims and Interests receiving distributions pursuant to the Prepackaged Plan and all other necessary parties in interest, including any and all agents thereof, shall prepare, execute, and deliver any agreements or documents, including any subscription agreements, and take any other actions as the Debtors and the Consenting Investor, in consultation with the Required Consenting Noteholders, may jointly determine are necessary or advisable, including by voting and/or exercising any powers or rights available to such Holder, including at any board, or creditors’, or shareholders’ meeting (including any Special Meeting), to effectuate the provisions and intent of the Prepackaged Plan.

The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Prepackaged Plan.

a.	Reorganization Transaction.

If the Reorganization Transaction is to be consummated, on the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors, as applicable, shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Restructuring Transactions.

On the Effective Date, the New Board shall be established, and the Reorganized Debtors shall adopt their New Corporate Governance Documents. The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Prepackaged Plan as necessary to consummate the Prepackaged Plan. Cash payments to be made pursuant to the Prepackaged Plan will be made by the Debtors or Reorganized Debtors, as applicable. The Debtors and Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Debtors or Reorganized Debtors, as applicable, to satisfy their obligations under the Prepackaged Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Prepackaged Plan.

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From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date agreement, shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing, subject to the New Corporate Governance Documents, and the New Debt Documents, as the Governing Bodies of the applicable Reorganized Debtors deem appropriate.

b.	Sale Transaction.

In the event the Sale Transaction occurs, the Sale Transaction will be effectuated either by (a) one or more equity sale(s) under the Prepackaged Plan or (b) one or more asset sale(s) pursuant to section 363 of the Bankruptcy Code or the Prepackaged Plan, in each case, with such Sale Transaction Documents to be set forth in the Plan Supplement or Filed with the Bankruptcy Court.

4.	Continued Corporate Existence.

Except as otherwise provided in the Prepackaged Plan or any agreement, instrument, or other document incorporated in the Prepackaged Plan or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable Law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Prepackaged Plan or otherwise, in each case, consistent with the Prepackaged Plan, and to the extent such documents are amended in accordance therewith, such documents are deemed to be amended pursuant to the Prepackaged Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal Law). After the Effective Date, the respective certificate(s) of incorporation and bylaws (or other formation documents) of one or more of the Reorganized Debtors or Post-Effective Date Debtors may be amended or modified on the terms therein without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. After the Effective Date, one or more of the Reorganized Debtors or Post-Effective Date Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

5.	Vesting of Assets in the Reorganized Debtors or Post-Effective Date Debtors.

Except as otherwise provided in the Confirmation Order, the Prepackaged Plan, or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Prepackaged Plan or Plan Supplement, on the Effective Date, pursuant to sections 1141(b) and (c), all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Prepackaged Plan shall vest in each respective Reorganized Debtor or Post-Effective Date Debtor, as applicable, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Prepackaged Plan, each Reorganized Debtor or Post-Effective Date Debtor, as applicable, may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

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6.	Cancellation of Existing Securities and Agreements.

Except for the purpose of evidencing a right to a distribution under the Prepackaged Plan and except as otherwise set forth in the Prepackaged Plan or the Plan Supplement, on the Effective Date, all agreements, instruments, and other documents evidencing any Claim or Interest (other than Intercompany Interests that are not modified by the Prepackaged Plan) and any rights of any holder in respect thereof shall be deemed canceled and of no force or effect and the obligations of the Debtors thereunder shall be deemed fully satisfied, released, and discharged; provided, that, for the avoidance of doubt, the foregoing shall not impact any Claims that are Unimpaired by the Prepackaged Plan. The holders of or parties to such canceled instruments, Securities, and other documentation shall have no rights arising from or related to such instruments, Securities, or other documentation or the cancellation thereof, except the rights provided for pursuant to the Prepackaged Plan.

7.	Cancellation of Certain Existing Security Interests.

Upon the full payment or other satisfaction of an Allowed Secured Claim (including Allowed DIP Claims), or promptly thereafter, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors or Post-Effective Date Debtors and their successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors or Post-Effective Date Debtors, to release any collateral or other property of any Debtor (including any Cash Collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors or Post-Effective Date Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any Holder of an Allowed Secured Claim (including Allowed DIP Claims) that has been satisfied or discharged in full pursuant to the Prepackaged Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Allowed Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtors, the Reorganized Debtors, or the Post Effective Date Debtors that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors or Post-Effective Date Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.

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8.	Sources of Consideration for Prepackaged Plan Distributions.

The Debtors, the Reorganized Debtors or Post-Effective Date Debtors, as applicable, shall fund distributions under the Prepackaged Plan with the (i) Debtors’ Cash on hand, (ii) Cash generated from operations; (iii) if the Reorganization Transaction is consummated, funds from the Consenting Investor Direct Investment, the DIP Facility, and the Consenting Investor Cash Contribution, and (iv) if the Sale Transaction is consummated, the proceeds of the Sale Transaction.

9.	New Common Stock.

In connection with the Reorganization Transaction, the issuance of the New Common Stock by Reorganized Parent shall be hereby authorized without the need for any further corporate action or without any further action by the holders of Claims or Interests. The Reorganized Debtors shall be authorized to issue a certain number of shares, units or equity interests (as the case may be based on how the New Common Stock is denominated and the identity of the Reorganized Debtor issuing such shares, units, or equity interests) of New Common Stock required to be issued under the Prepackaged Plan and pursuant to their New Corporate Governance Documents. On the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall issue or enter into all Securities, notes, instruments, certificates, and other documents required to be issued or entered into pursuant to the Prepackaged Plan. The New Corporate Governance Documents shall be effective as of the Effective Date and, as of such date, shall be deemed to be valid, binding, and enforceable in accordance with its terms.

All of the shares, units, or equity interests (as the case may be based on how the New Common Stock is denominated) of New Common Stock issued or authorized to be issued pursuant to the Prepackaged Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance referred to in Article VI of the Prepackaged Plan shall be governed by the terms and conditions set forth in the Prepackaged Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

The Reorganized Debtors and/or Post-Effective Date Debtors (i) shall emerge from these Chapter 11 Cases as a private company on the Effective Date and the New Common Stock shall not be listed on a public stock exchange, (ii) shall not be voluntarily subjected to any reporting requirements promulgated by the SEC, and (iii) shall not be required to list the New Common Stock on a recognized U.S. or any foreign stock exchange.

To the extent the following actions have not been completed on or prior to the Effective Date, the Reorganized Debtors and/or Post-Effective Date Debtors shall (i) take all actions reasonably necessary or desirable to delist the Existing Common Stock Interests from Nasdaq and to deregister under the Exchange Act as promptly as practicable in compliance with SEC rules, (ii) file a Form 25 with the SEC to delist the Existing Common Stock Interests from Nasdaq and to deregister the Existing Common Stock Interests from section 12(b) of the Exchange Act (unless Nasdaq has already filed a Form 25 with the SEC providing for such delisting and deregistration), (iii) file post-effective amendments to terminate all of Parent’s currently effective registration

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statements under the Securities Act, (iv) file a Form 15 notifying the SEC of the suspension of Parent’s duty to file reports under section 15(d) of the Exchange Act, (v) take all actions reasonably necessary or desirable to delist the Existing Common Stock Interests from the Toronto Stock Exchange and to cease to be a reporting issuer under Canadian securities laws, and (vi) take all actions reasonably necessary or desirable to ensure (A) that the New Common Stock and the CVRs shall not be listed on a public securities exchange and that the Reorganized Debtors shall not be required to list the New Common Stock or CVRs on a recognized securities exchange, except, in each case, as otherwise may be required pursuant to the New Corporate Governance Documents or the CVR Agreement, as applicable, and (B) that the Reorganized Debtors and/or Post-Effective Date Debtors shall not be voluntarily subjected to any reporting requirements promulgated by the SEC.

10.	Consenting Investor Direct Investment and Cash Contribution.

Solely in the event of a Reorganization Transaction, on the Effective Date, the Consenting Investor (or an Affiliate of the Consenting Investor) shall fund (i) the Consenting Investor Direct Investment into the Reorganized Debtors in the amount of the Consenting Investor Direct Investment Amount, and (ii) the Consenting Investor Cash Contribution. The proceeds of the Consenting Investor Direct Investment shall be used by the Reorganized Debtors solely to fund ordinary course working capital, and make payments to the Reverse Dutch Election Participants on account of the Reverse Dutch Election Opportunity or deleveraging transactions. The proceeds of the Consenting Investor Cash Contribution shall be used by the Reorganized Debtors to fund Plan Distributions in accordance with ARTICLE III of the Prepackaged Plan.

On the Effective Date, the Debtors shall consummate the Reverse Dutch Election Opportunity in accordance with the terms of the Prepackaged Plan using the Reverse Dutch Election Available Proceeds.

11.	CVR Agreement and CVR Distribution Framework.

On the Effective Date, the Reorganized Parent and the Consenting Investor shall enter into the CVR Agreement with the CVR Agent. After the Effective Date, the CVRs shall be distributed by Reorganized Parent pursuant to the Prepackaged Plan according to the following CVR Distribution Framework:

a.

No later than 14 days after the Effective Date, Reorganized Parent will mail a notice of potential right to receive one CVR per share of Existing Common Stock Interest (the “CVR Notice”) to all known registered and beneficial holders of Existing Common Stock Interests as of the Effective Date (immediately prior to the cancellation thereof) other than the Consenting Investor (such holders, the “Potential CVR Recipients”) and each such CVR Notice shall contain (i) information as to the process for a Potential CVR Recipient to receive their CVR (or Cash in lieu of CVR); and (ii) that if CVR Recipient Certification is not received by the CVR Submission Deadline, the Potential CVR Recipient will lose the right to obtain any interest in the CVRs (or to obtain Cash in lieu of a CVR distribution).

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b.

In order to obtain any interest in the CVRs, by no later than 90 days after service of the CVR Notice (“CVR Submission Deadline”), Potential CVR Recipients shall be required to return a certification and agreement (the “CVR Recipient Certification”) that will provide for, among other things (“CVR Recipient Conditions”):

(i)

The Potential CVR Recipient shall certify whether or not they are an accredited investor (as defined in Rule 501 promulgated under the Securities Act) (each such accredited investor, an “Accredited Investor”);

(ii)

If the Potential CVR Recipient opted-out of the Third-Party Release, such Potential CVR Recipient consents to being deemed to have withdrawn such opt-out upon receipt of the CVRs (or Cash in lieu of the CVRs);

(iii)	The Potential CVR Recipient agrees to release (and shall be deemed to have released) any section 510(b) Claims upon receipt of the CVRs (or Cash in lieu of the CVRs);

(iv)

For any beneficial holders that hold their Existing Common Stock through a registered broker or agent, a certification from such holder’s broker or agent as to the amount of shares beneficially owned by such holder as of the Effective Date (immediately prior to the cancellation thereof); and

(v)	Such other information reasonably requested by the Reorganized Debtors.

c.

The Reorganized Parent will distribute the CVRs; provided that Reorganized Parent, on the Effective Date, (A) shall be a privately held company whose securities are not required to be registered under the Securities Exchange Act and (B) shall cease to be a reporting issuer under Canadian securities laws, provided further that CVRs shall not be distributed to more than 1,900 beneficial holders of Existing Common Stock Interests, of which no more than 450 shall be non-Accredited Investors (“Maximum CVR Recipients”).

d.

If more Potential CVR Recipients meeting the CVR Recipient Conditions than the Maximum CVR Recipients return a properly executed CVR Recipient Certification by the CVR Submission Deadline, then the Reorganized Debtors shall only distribute the CVRs pursuant to the Prepackaged Plan to the Potential CVR Recipients that hold the largest percentage of Existing Common Stock until CVRs have been distributed to the Maximum CVR Recipients. In the event that multiple Potential CVR Recipients hold the same number of shares and all such holders cannot be included due to the Maximum CVR Recipient Requirement, then the Reorganized Debtors shall include such Potential CVR Recipients in alphabetical order (based on last name or entity name) until the Maximum CVR Recipient threshold is reached.

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e.

For any Potential CVR Recipient meeting the CVR Recipient Requirements that would have been eligible to receive the CVRs but for the limitation on the Maximum CVR Recipients, the Reorganized Parent shall pay Cash in an amount equal to the Effective Date CVR Value to a particular holder in lieu of distribution of CVRs to such holder; provided, that if the Cash to be distributed to a particular beneficial holder in lieu of CVRs is less than the minimum distribution amount set forth in Error! Reference source not found. of the Prepackaged Plan, then such holder shall not receive any additional Cash nor any rights under or interest in the CVRs. The Cash payment will be paid to the address identified by the Potential CVR Recipient on the CVR Recipient Certification. The Effective Date CVR Value will be made available to the Potential CVR Recipients as soon as practicable, provided that if the Effective Date occurs on or prior to December 31, 2023, then the Effective Date CVR Value will be made available by no later than March 15, 2024, and if the Effective Date occurs prior to December 31, 2024, then it will be provided within 120 days after the Effective Date.

f.

For the avoidance of doubt, any Potential CVR Recipient that does not submit a CVR Recipient Certification by the CVR Submission Deadline shall not receive any interest in the CVRs or any additional Cash payment in lieu of the CVRs.

The CVR Agreement shall be duly authorized without the need for any further corporate action and without any further action by the Parent or Reorganized Parent, as applicable.

As a result of the distribution of the CVRs pursuant to the CVR Distribution Framework in accordance with the Prepackaged Plan, the CVRs shall not be listed on a public stock exchange or voluntarily subjected to any reporting requirements promulgated by the SEC or Canadian securities Laws.

In order to comply with applicable Canadian securities Laws, the Reorganized Parent intends to rely upon the exemption from prospectus registration requirements provided by section 2.11(a) of the National Instrument 45-106 – Prospectus Exemptions in connection with the distribution of CVRs in accordance with the Prepackaged Plan, subject to and conditioned on the Bankruptcy Court’s approval of the Prepackaged Plan, on the basis that the Prepackaged Plan constitutes a reorganization that is under a statutory procedure.

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12.	New Notes and New RCF Exit Facility Agreement.

In connection with the Reorganization Transaction, the issuance of the New Notes, the related guarantees and security and similar agreements, and entry into the New RCF Exit Facility Agreement by the Reorganized Debtors shall be authorized without the need for any further corporate action or without any further action by the holders of Claims or Interests. The New Notes will be issued only to persons that are “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) or “accredited investors” (as defined in Rule 501(a) of Regulation D under the Securities Act) in reliance on the exemptions provided by section 4(a)(2) under the Securities Act, or persons that are outside of the United States and are not U.S. persons (and are not purchasing for the account of benefit of a U.S. person) within the meaning of Regulation S under the Securities Act. Confirmation of the Prepackaged Plan shall be deemed authorization for the Debtors or the Reorganized Debtors, as applicable, to, without further notice to or order of the Bankruptcy Court, (i) execute and deliver those documents and agreements necessary or appropriate to issue the New Notes and the related guarantees and enter into the New RCF Exit Facility Agreement, and incur and pay any fees, premiums, and expenses in connection therewith, and (ii) act or take action under applicable Law, regulation, order, or rule or vote, consent, authorization, or approval of any person, subject to such modifications as the Debtors or the Reorganized Debtors, as applicable, may deem to be necessary to issue the New Notes, the related guarantees or enter into the New RCF Exit Facility Agreement.

On the Effective Date (or earlier, if provided in an order of the Bankruptcy Court), all Liens and security interests granted pursuant to, or in connection with the New Notes, the related guarantees and New RCF Exit Facility Agreement, (i) shall be deemed to be approved and shall, without the necessity of the execution, recordation, or filing of mortgages, security agreements, control agreements, pledge agreements, financing statements, or other similar documents, be valid, binding, fully perfected, fully enforceable Liens on, and security interests in, the collateral securing the New Notes, the related guarantees and the new RCF Exit Facility, with the priorities established in respect thereof under the New Debt Documents, applicable non-bankruptcy Law, the Prepackaged Plan, and the Confirmation Order; and (ii) shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy Law, the Prepackaged Plan, or the Confirmation Order.

The Reorganized Debtors and the Persons granted Liens and security interests under the New Notes, the related guarantees and New RCF Exit Facility Agreement, as applicable, are authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other Law (whether domestic or foreign) that would be applicable in the absence of the Prepackaged Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order without the need for any filings or recordings) and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable Law to give notice of such Liens and security interests to third parties.

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13.	Corporate Action.

Upon the Effective Date, all actions contemplated under the Prepackaged Plan shall be deemed authorized and approved in all respects, including: (a) the issuance and distribution of the New Common Stock; (b) the issuance and distribution of the New Notes; (c) the offering and implementation of the Reverse Dutch Auction Opportunity; (d) implementation of the Restructuring Transactions, (e) entry into the CVR Agreement and distribution of the CVRs; (f) all other actions contemplated under the Prepackaged Plan (whether to occur before, on, or after the Effective Date); (g) adoption of the New Corporate Governance Documents; (h) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases (as applicable); and (i) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Prepackaged Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Prepackaged Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate, partnership, limited liability company, or other governance action required by the Debtors or the Reorganized Debtor, as applicable, in connection with the Prepackaged Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Security holders, members, directors, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, Securities, and instruments contemplated under the Prepackaged Plan (or necessary or desirable to effect the transactions contemplated under the Prepackaged Plan) in the name of and on behalf of the Reorganized Debtors, including the New Common Stock, the New Notes, the Reverse Dutch Election Opportunity, the New Corporate Governance Documents, the CVRs, the CVR Agreement, and any and all other agreements, documents, Securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by Article IV.M of the Prepackaged Plan shall be effective notwithstanding any requirements under non-bankruptcy Law.

14.	New Corporate Governance Documents.

On or immediately prior to the Effective Date, the New Corporate Governance Documents shall be automatically adopted by the applicable Reorganized Debtors or Post-Effective Date Debtors, as applicable. To the extent required under the Prepackaged Plan or applicable non-bankruptcy Law, each of the Reorganized Debtors or Post-Effective Date Debtors will file its New Corporate Governance Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state or country of organization if and to the extent required in accordance with the applicable Laws of the respective state or country of organization. The New Corporate Governance Documents will prohibit the issuance of non-voting equity Securities, to the extent required under section 1123(a)(6) of the Bankruptcy Code.

After the Effective Date, the Reorganized Debtors or Post-Effective Date Debtors may amend and restate their respective New Corporate Governance Documents in accordance with the terms thereof, and the Reorganized Debtors may file such amended certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the Laws of the respective states, provinces, or countries of incorporation and the New Corporate Governance Documents

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a.	Directors and Officers of the Reorganized Debtors or Post-Effective Date Debtors.

As of the Effective Date, the terms of the current members of the board of directors of the Debtors shall expire and the existing officers of the Debtors shall be automatically removed as officers, and the New Boards and new officers of each of the Reorganized Debtors or Post-Effective Date Debtors shall be appointed. For subsequent terms, following the Effective Date, members of the New Boards and new officers of each of the Reorganized Debtors or Post-Effective Date Debtor shall be appointed in accordance with the New Corporate Governance Documents and other constituent documents of each Reorganized Debtor or Post-Effective Date Debtor, in each case, as applicable.

Pursuant to section 1129(a)(5) of the Bankruptcy Code, to the extent known, the identity and affiliation of any Person proposed to serve on the New Boards will be disclosed in the Plan Supplement or prior to the Confirmation Hearing, as well as those Persons that will serve as officers of the Reorganized Debtors or Post-Effective Date Debtor. Provisions regarding the removal, appointment, and replacement of members of the New Boards, to the extent applicable, will be disclosed in the New Corporate Governance Documents.

15.	Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors and/or Post-Effective Date Debtors, and their respective officers, directors, members, or managers (as applicable), are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Prepackaged Plan, and the Securities issued pursuant to the Prepackaged Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required pursuant to the Prepackaged Plan.

16.	Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII of the Prepackaged Plan, each Reorganized Debtor or Post-Effective Date Debtor, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ and Post-Effective Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Prepackaged Plan, including in Article VIII of the Prepackaged Plan, which shall be deemed released and waived by the Debtors and the Reorganized Debtors (or Post-Effective Date Debtors, as applicable) as of the Effective Date.

The Reorganized Debtors or Post-Effective Date Debtors, as applicable, may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors or Post-Effective Date Debtors. No Entity (other than the Released Parties) may rely on the absence of a specific reference in the Prepackaged Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors (or Post-Effective Date Debtors), as applicable, will not pursue any and all available Causes of Action of the Debtors against it. The Debtors and Reorganized Debtors (or Post-Effective Date Debtors, as applicable) expressly reserve all rights to

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prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Prepackaged Plan, including Article VIII of the Prepackaged Plan. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Prepackaged Plan or a Final Order, the Reorganized Debtors and/or Post-Effective Date Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors and Post-Effective Date Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Prepackaged Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors or Post-Effective Date Debtors, except as otherwise expressly provided in the Prepackaged Plan, including Article VIII of the Prepackaged Plan. The applicable Reorganized Debtors or Post-Effective Date Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors or Post-Effective Date Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

17.	Certain Securities Law Matters.

The offering, issuance (or entry into), and distribution of the New Common Stock, the New Notes, the CVRs, and all other Securities entered into and/or issued in connection with the Prepackaged Plan, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable Law requiring registration prior to the offering, issuance, distribution, or sale of Securities to the maximum extent permitted by Law, in accordance with, and pursuant to, (i) section 1145 of the Bankruptcy Code (with respect to the New Common Stock after the Petition Date and the CVRs), (ii) section 4(a)(2) of the Securities Act or Regulation S under the Securities Act (with respect to the New Common Stock prior to the Petition Date and the New Notes), or (iii) any other available exemption from registration, as applicable.

In addition, the New Common Stock and CVRs issued under section 1145 of the Bankruptcy Code (1) will not be “restricted securities” as defined in rule 144(a)(3) under the Securities Act and (2) will be freely tradable and transferable in the United States by a recipient thereof that (i) is an entity that is not an “underwriter” as defined in section 1145(b)(1) of the Bankruptcy Code, (ii) is not an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, (iii) has not been such an “affiliate” within 90 days of the time of the transfer, and (iv) has not acquired such securities from an “affiliate” within one year of the time of transfer, subject in each case to compliance with applicable securities Laws and any rules and regulations of the SEC or state or local securities Laws, if any, applicable at the time of any future transfer of such Securities, and subject to any restrictions in the New Corporate Governance Documents and CVR Agreement, as applicable.

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The New Notes (and to the extent issuance under section 1145(a) of the Bankruptcy Code is unavailable, the New Common Stock and CVRs) will be issued without registration under the Securities Act in reliance upon the exemption set forth in section 4(a)(2) of the Securities Act and/or Regulation S under the Securities Act, and similar registration exemptions under state or local securities Laws, in each case to the maximum extent permitted thereunder. Any securities issued in reliance on section 4(a)(2) and/or Regulation S under the Securities Act, will be “restricted securities” under the Securities Act and/or subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration under the Securities Act and other applicable Law and subject in each case to compliance with applicable securities Laws and any rules and regulations of the SEC or state or local securities Laws, if any, applicable at the time of any future transfer of such Securities, and subject to any restrictions in the New Debt Documents, New Corporate Governance Documents and CVR Agreement, as applicable.

Neither the issuance of the New Common Stock, New Notes, or CVRs nor the Reverse Dutch Election Opportunity shall constitute an invitation or solicitation of an invitation or offer to sell or buy, any securities in contravention of any applicable Law in any jurisdiction. No action has been taken, nor will be taken, in any jurisdiction that would permit a public offering of any of the New Common Stock, New Notes, or CVRs (other than securities issued pursuant to section 1145 of the Bankruptcy Code) in any jurisdiction where such action for that purpose is required.

The ownership of the New Notes will be through the facilities of DTC. The Reorganized Debtors need not provide any further evidence other than the Prepackaged Plan or the Confirmation Order with respect to the treatment of the New Common Stock, New Notes, and CVRs under applicable securities Laws. Notwithstanding anything to the contrary in the Plan, no Entity (including, for the avoidance of doubt, DTC and any transfer agent) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Prepackaged Plan, including, for the avoidance of doubt, whether the New Common Stock, New Notes and CVRs are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. DTC and any transfer agent shall be required to accept and conclusively rely upon the Prepackaged Plan and Confirmation Order in lieu of a legal opinion regarding whether the New Common Stock, New Notes and/or CVRs are exempt from registration and/or eligible for DTC book-entry delivery, settlement and depository services. .

18.	1146 Exemption.

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor, Post-Effective Date Debtor, or to any other Person) of property under the Prepackaged Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity Security, or other interest in the Debtors, Reorganized Debtors or Post-Effective Date Debtors, including the New Common Stock, New Notes, and the CVRs; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or

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recording of any lease or sublease; (5) the grant of collateral as security for the Reorganized Debtors’ obligations under and in connection with the Exit Facilities; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Prepackaged Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Prepackaged Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, sales or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

19.	Additional Sale Transaction Provisions.

Solely if the Sale Transaction occurs and is consummated, the following additional provisions shall be included in the Prepackaged Plan:

a.	Post-Effective Date Debtors.

If the Sale Transaction is an asset sale, following the sale of certain assets of the Debtors under the Prepackaged Plan or the Sale Order(s), on and after the Effective Date, the Post-Effective Date Debtors shall continue in existence for purposes of (a) winding down the Debtors’ business and affairs as expeditiously as reasonably possible, (b) resolving Disputed Claims, (c) making distributions on account of Allowed Claims as provided hereunder, (d) funding distributions, (e) enforcing and prosecuting claims, interests, rights, and privileges under the Causes of Action on the list of Retained Causes of Action in an efficacious manner and only to the extent the benefits of such enforcement or prosecution are reasonably believed to outweigh the costs associated therewith, (f) filing appropriate tax returns, (g) complying with its continuing obligations under the Purchase Agreement(s), if any, and (h) administering the Prepackaged Plan in an efficacious manner. In such case, the Post-Effective Date Debtors shall be deemed to be substituted as the party-in-lieu of the Debtors in all matters, including (i) motions, contested matters, and adversary proceedings pending in the Bankruptcy Court, and (ii) all matters pending in any courts, tribunals, forums, or administrative proceedings outside of the Bankruptcy Court, in each case without the need or requirement for a plan administrator to file motions or substitutions of parties or counsel in each such matter.

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b.	Post-Effective Date Plan Administrator.

If the Sale Transaction is an asset sale and is consummated, on the Effective Date, the Post-Effective Date Plan Administrator shall be appointed with respect to each Post-Effective Date Debtor. The Post-Effective Date Plan Administrator shall act for the Post-Effective Date Debtors in the same fiduciary capacity as applicable to a Governing Body, subject to the provisions of the Prepackaged Plan (and all certificates of formation, membership agreements, and related documents shall be deemed amended by the Prepackaged Plan to permit and authorize the same) and retain and have all the rights, powers, and duties necessary to carry out their responsibilities under the Prepackaged Plan on terms which shall be disclosed in the Plan Supplement.

20.	Director and Officer Liability Insurance.

Notwithstanding anything in the Prepackaged Plan to the contrary, the Reorganized Debtors or the Post-Effective Date Debtors, as applicable, shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code effective as of the Effective Date. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ or the Post-Effective Date Debtors’, as applicable, foregoing assumption of each of the unexpired D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Prepackaged Plan, Confirmation of the Prepackaged Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Prepackaged Plan as to which no Proof of Claim need be filed.

In addition, after the Effective Date, none of the Reorganized Debtors or the Post-Effective Date Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including any “tail policy”) in effect on or after the Petition Date, with respect to conduct occurring prior thereto, and all directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, to the extent set forth therein, regardless of whether such directors and officers remain in such positions after the Effective Date.

21.	Indemnification Obligations.

Consistent with applicable Law, all indemnification provisions in place as of the Effective Date (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall be reinstated and remain intact, irrevocable, and shall survive the effectiveness of the Prepackaged Plan on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors than the indemnification provisions in place prior to the Effective Date.

22.	Releases.

The Prepackaged Plan contains certain releases (as described more fully in Article III.P of this Disclosure Statement, entitled “Will there be releases and exculpation granted to parties in interest as part of the Prepackaged Plan?,” which begins on page 20, including mutual releases among each of the following, solely in its capacity as such: (a) each Debtor; (b) each Reorganized

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Debtor or Post-Effective Date Debtor, as applicable; (c) the Prepetition Debt Facility Agents; (d) the Consenting Investor; (e) each Consenting Stakeholder; (f) each current and former Affiliate of each Entity in the foregoing clause (a) through (e); and (g) each Related Party of each Entity in clause (a) through (f); provided that any holder of a Claim or Interest that opts out of the releases shall not be a “Released Party.”

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V.	DEBTOR’S CORPORATE HISTORY, STRUCTURE AND BUSINESS OVERVIEW

A.	Akumin’s History and Operations

Founded in late 2014, Akumin is a premier nationwide provider of outpatient radiology and oncology services, whose mission is to elevate the patient experience at every stage of their healthcare journey. Today, Akumin is a national provider of healthcare services and employs over 3500 employees across the country. From its earliest beginnings, Akumin has been focused on helping today’s modern healthcare consumers become more active participants in managing their health. Akumin’s multi-modality imaging offering provides a one-stop-shop for patients and referring physicians.

Akumin provides fixed-site outpatient diagnostic imaging services through a network of approximately 180 owned and/or operated imaging locations; and outpatient radiology and oncology services and solutions to approximately 1,100 hospitals and health systems across 48 states. Akumin’s imaging procedures include magnetic resonance imaging (MRI), computed tomography (CT), positron emission tomography (PET and PET/CT), ultrasound, diagnostic radiology (X-ray), mammography, and other related procedures. Akumin’s cancer care services include a full suite of radiation therapy and related offerings.

Akumin’s multi-modality imaging offering provides a one-stop-shop for patients and referring physicians and diversifies Akumin’s revenue sources. Akumin is significantly diversified across business lines, geographies, modality offerings and reimbursement sources. The diversity of Akumin’s business provides a number of advantages, including having no material revenue concentration with any health system or hospital customer and no material concentration with any commercial payor.

Akumin’s revenues consist primarily of net patient fees received from various payors and patients based on established contractual billing rates, less allowances for contractual adjustments and implicit price concessions. Revenues are also derived directly from hospitals and healthcare providers. In recent years, Akumin’s revenue has been impacted by inflationary pressures, particularly labor, fuel, and medical supplies. Akumin’s suppliers and third-party service providers pass along rising costs in the form of higher prices.

The market for outpatient diagnostic imaging and oncology services is highly competitive. Akumin competes principally on the basis of its reputation, the ability to provide multiple modalities at centers across the country, and the quality of Akumin’s outpatient diagnostic imaging and oncology services. Akumin competes locally with groups of individual healthcare providers, established hospitals, clinics and other independent organizations that own and operate imaging and radiation therapy equipment. Akumin’s revenue has also been impacted by changes to U.S. healthcare laws, partners’ and contractors’ healthcare costs, and reimbursement rates by payors.

On September 1, 2021, Akumin acquired all of the issued and outstanding common stock of Thaihot Investment Company US Limited, which owned 100% of the common stock of Alliance Healthcare Services, Inc. (“Alliance”), from Thaihot Investment Co., Ltd. (the “Alliance Seller”) for a total purchase price of $785.6 million (the “Alliance Acquisition”). The Alliance Acquisition

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included Alliance’s ownership interests in its wholly-owned subsidiaries and joint ventures. The Alliance Acquisition was financed with (i) cash on hand, (ii) $340.0 million of proceeds from the issuance of Series A Stonepeak Note (as defined below), (iii) $10.4 million of proceeds from the issuance of 3,500,000 shares of Akumin’s common stock to the Consenting Investor, (iv) $375.0 million of proceeds from a private offering of Prepetition 2028 Notes (as defined below), and (v) the issuance of 14,223,570 shares of Akumin’s common stock to the Alliance Seller. The Alliance Acquisition enabled Akumin to expand its business into areas of the United States in which it previously did not have operations.

B.	The Debtors’ Prepetition Corporate and Capital Structure.

1.	Akumin’s Corporate Structure.

As set forth on the organizational chart attached hereto as Exhibit C, Akumin Inc. wholly owns, directly or indirectly, each of the other Debtors. Each of the Debtors is an obligor of one of more of the Companies’ debt facilities by way of being a borrower or guarantor.

Eight physician-owned and non-debtor entities have also guaranteed certain of the Debtors’ funded debt obligations (the “Physician-Owned Entities”). The Debtors have entered into management services agreements with each of the Physician-Owned Entities and do not own any of the equity interests of the Physician-Owned Entities. The Physician-Owned Entities have not commenced chapter 11 cases.5

2.	Equity Ownership.

The Debtors are wholly-owned by Akumin Inc. Akumin is a Delaware corporation with shares publicly listed on the NASDAQ Stock Market (NASDAQ) and Toronto Stock Exchange (TSX).

As of October 19, 2023, 300,000,000 shares of Akumin Inc.’s common stock had been authorized with 91,173,491 shares of common stock issued and outstanding. On April 19, 2023, Akumin received a notice from the NASDAQ staff (the “Staff”) that Akumin was not in compliance with applicable listing rules. On August 15, 2023, the Staff sent a subsequent notice identifying an additional listing rule deficiency applicable to Akumin. On October 17, 2023, Akumin received a further notice that its common stock was scheduled for delisting from the NASDAQ and will become suspended at the opening of business on October 26, 2023, subject to Akumin’s applicable rights to appeal the Staff’s determination.

C.	Prepetition Funded Debt.

As of the Petition Date, Akumin has approximately $1.374 billion in total funded debt obligations. The relative amounts and priorities of each debt obligation set forth herein are as follows:

[5]

If the Prepackaged Plan is consummated, the Physician-Owned Entities have each agreed pursuant to the Restructuring Support Agreement to provide new guarantees of the New Notes and New RCF Exit Facility in exchange for a release of the prepetition guarantees of the funded debt under the Prepackaged Plan.

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Funded Debt	Maturity	Outstanding Principal Amount as of October 20, 2023
Prepetition RCF Facility	November 2, 2025	$55 million
Prepetition 2025 Notes	November 1, 2025	$475 million
Prepetition 2028 Notes	August 1, 2028	$375 million
Prepetition Series A Note	September 1, 2033	$469.3 million
Total Funded Debt		$1.374 billion

1.	Prepetition RCF Facility.

Akumin is a party to that certain Revolving Credit Agreement, dated as of November 2, 2020, as amended by that certain Amendment No. 1, dated as of February 8, 2021, Amendment No. 2, dated as of July 26, 2021, Amendment No. 3 & Waiver, dated as of September 11, 2021 and Amendment No. 4 & Waiver, dated as of October 22, 2021 (as has been and may be further amended, supplemented, or otherwise modified from time to time, the “Revolving Credit Agreement”), by and among the Akumin, as borrower, certain subsidiaries of Akumin party thereto as guarantors (the “Guarantors”), PNC Bank, National Association, as successor to BBVA USA, as Administrative agent and Collateral agent (the “Prepetition RCF Agent”), and the lenders from time to time party thereto, which is comprised of a revolving credit facility in an aggregate principal amount of $55 million, with sub-limits for the issuance of letters of credit and for swingline loans (the “Prepetition RCF Facility”). Obligations arising under the Prepetition RCF Facility are secured by substantially all of the assets of the Debtors pari passu with the security granted in connection with the Prepetition 2025 Notes (as defined below) and the Prepetition 2028 Notes (as defined below), subject to customary exceptions and exclusions. The Prepetition RCF Facility matures on November 2, 2025, provided that, if more than $50 million in aggregate principal amount of the Prepetition 2025 Notes is outstanding on May 5, 2025, then the maturity date for the Prepetition RCF Facility shall instead be May 5, 2025.

2.	Prepetition 2025 Notes.

Akumin entered into that certain Indenture, dated November 2, 2020, as supplemented by that certain First Supplemental Indenture, dated as of February 11, 2021, Second Supplemental Indenture, dated as of July 30, 2021 and Third Supplemental Indenture, dated as of September 1, 2021, (as may be further amended, restated, supplemented, or otherwise modified from time to time), by and among Akumin, as issuer, the Guarantors, as guarantors, and UMB Bank, National Association, as trustee and collateral agent in respect of the issuance of $475 million of aggregate principal amount of notes (the “Prepetition 2025 Notes”).. The Prepetition 2025 Notes are secured by substantially all of the assets of the Debtors pari passu with the security granted in connection with the Prepetition RCF Facility and the Prepetition 2028 Notes, subject to customary exceptions and exclusions. The Prepetition 2025 Notes bear interest at a rate of 7.000% per annum, payable on May 1 and November 1 of each year, and mature on November 1, 2025.

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3.	Prepetition 2028 Notes.

Akumin entered into that certain Indenture dated August 9, 2021, as supplemented by that certain First Supplemental Indenture, dated as of September 1, 2021 (as amended, restated, supplemented, or otherwise modified from time to time), by and among Akumin Escrow Inc. (whose obligations were assumed by Akumin on closing of the acquisition of Alliance Healthcare Service on September 1, 2021), as issuer, the Guarantors, as guarantors, and UMB Bank, National Association, as trustee and collateral agent in respect of the issuance of $375 million of aggregate principal amount of notes (the “Prepetition 2028 Notes”). The Prepetition 2028 Notes are secured by substantially all of the assets of the Debtors pari passu with the security granted in connection with the Prepetition RCF Facility and the Prepetition 2025 Notes, subject to customary exceptions and exclusions. The Prepetition 2028 Notes bear interest at a rate of 7.500% per annum, payable on February 1 and August 1 of each year, and mature on August 1, 2028.

4.	Prepetition Series A Note.

Akumin Operating Corp., a wholly owned subsidiary of Akumin, issued an unsecured PIK toggle series A note dated September 1, 2021 (the “Stonepeak Note”) to Stonepeak in principal amount of $340 million. Until September 1, 2024, provided certain conditions are met, Akumin Operating Corp. will be permitted to draw up to an additional $349.6 million from Stonepeak. Akumin Operating Corp. has the right under the Stonepeak Note, and it has elected, to pay interest in-kind until September 1, 2023 at a rate of 13% per annum, as opposed to cash interest at 11% per annum.

On September 29, 2023, Akumin and Stonepeak entered into an agreement to defer the payment of cash interest under the Stonepeak Note for the interest period ending September 29, 2023.

D.	Equipment Debt, Trade Payables, and Ordinary Course Obligations.

In addition to the Company’s funded debt obligations, as of the Petition Date, the Company owes an estimated $87.3 million of equipment debt and $66.0 million to third-party suppliers, vendors, and other ordinary course unsecured creditors. The Prepackaged Plan provides that all such creditors will be unimpaired and paid in the ordinary course of business.

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VI.	EVENTS LEADING TO THE CHAPTER 11 FILINGS

A.	COVID-19, Increased Operational Cost, and Other Challenges.

Beginning in 2020, the negative impact and systemic strain that the COVID-19 pandemic placed on the healthcare industry cannot be understated and the impact on Akumin was similarly unprecedented. Less urgent services were cancelled or postponed while healthcare professionals and hospitals operated at their limits to deal with the crisis. The COVID-19 pandemic significantly impacted Akumin’s revenues and costs. Since late 2021, labor shortages among healthcare providers resulting from the COVID-19 pandemic led to increased difficulty in hiring and retaining staff as well as increased labor costs. The shortage of clinical labor also impacted Akumin’s ability to expand and increase revenue in existing locations. During this period, certain customers also suffered financial challenges, causing revenue to decrease. Equipment delays and increased inflation also impacted the cost of Akumin’s medical supplies and other expenses, causing the costs of operation to increase significantly. Finally, lingering supply chain issues contributed to equipment delays.

Additionally, on October 11, 2023, the Debtors identified suspicious activity in their information technology network, which is the result of a ransomware incident. Upon becoming aware, the Debtors took quick action to secure their networks, including shutting down systems. The Debtors also launched an investigation, engaged experienced cybersecurity counsel, which is working with cybersecurity advisors, and notified law enforcement. The Debtors have begun notifying impacted business partners, and will continue to notify potentially affected third-parties and individuals in accordance with legal obligations. The incident disrupted the Debtors’ ability to provide services to their business partners since October 11, 2023. The Debtors are working with their business partners and third-party specialists to safely resume business activities. The Debtors resumed treating some patients on October 13, 2023. Based on the investigation to date, it appears likely that the attacker accessed files containing personal data, including Protected Health Information (“PHI”) (as defined by the Health Insurance Portability and Accountability Act (“HIPAA”)). The ongoing investigation is expected to lead to further information regarding the impact of the ransomware incident on the Company’s operations, the cost of remediation and other potential liabilities. The Company carries cyber/privacy liability insurance to protect it against certain losses related to incidents of this nature. However, the Company may have incurred, and may incur in the future, expenses and losses related to this incident that are not covered by insurance.

B.	Prepetition Restructuring Efforts.

In the midst of market headwinds and the Debtors’ need to deleverage their balance sheet, the Debtors shifted their strategic focus to achieve a comprehensive restructuring transaction. Commencing in 2023, Akumin conducted discussions with a significant noteholder of the Prepetition 2025 Notes and Prepetition 2028 Notes, and Stonepeak relating to potential changes and solutions to Akumin’s debt structure.

On July 7, 2023, Akumin received an exploratory non-binding letter from Stonepeak with potential terms for a transaction that included a restructuring of the Prepetition 2025 Notes and Prepetition 2028 Notes as a closing condition to such a transaction (the “Stonepeak Letter”).

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On July 10, 2023 the Board discussed the Stonepeak Letter and established a special committee of independent directors (the “Special Committee”). The Special Committee was charged with leading the negotiations and exploring the transaction contemplated by the Stonepeak Letter as a means to address the Debtors’ balance sheet. The Special Committee has guided the Debtors through the prepetition restructuring process and overseen all aspects of the negotiation.

The Special Committee hired independent legal counsel Dorsey & Whitney LLP and financial advisors, Leerink Partners (“Leerink”), and with the aid of the company’s other professionals, to work together with the Special Committee to manage the restructuring process. Through July 2023 and early August 2023, Stonepeak and the Special Committee and their advisors continued negotiations over the terms of a potential transaction.

After months of arms-length negotiation overseen by the Special Committee, the Debtors entered into the Restructuring Support Agreement. Pursuant to the Restructuring Support Agreement, the Consenting Stakeholders have agreed to, among other things:

•	subject to receipt of the Disclosure Statement, vote to accept the Prepackaged Plan;

•	grant and not opt-out of the releases contemplated by the Prepackaged Plan

•	refrain from taking any action that would delay or impede consummation of the Prepackaged Plan; and;

•	support and effectuate the documentation within the timeframes contemplated by the Restructuring Support Agreement.

Together, the Restructuring Support Agreement and the Prepackaged Plan provide a pathway toward a comprehensive restructuring of the Debtors’ prepetition obligations, preserve and strengthen the going-concern value of the business, maximize creditor recoveries, and provide for an equitable distribution to the Debtors’ stakeholders, all while minimizing disruption to day-to-day operations.

C.	Prepetition Marketing Process.

Although the Debtors, led by the Special Committee, continued to pursue the negotiations and discussions related to the Restructuring Support Agreement and Prepackaged Plan, the Special Committee directed the Debtors’ advisors in July 2023 to embark on the Marketing Process so as to determine if the proposed transaction offered by Stonepeak is the best value maximizing alternative for stakeholders. Akumin, with the assistance of Leerink (who was engaged in part because of its deep expertise in the healthcare space), began the Marketing Process on or about July 18, 2023. In connection with the Marketing Process, Leerink contacted potential transaction partners/buyers to explore the possibility of an alternative value maximizing sale transaction. To date, the Marketing Process has not resulted in any actionable bids or offers to purchase or engage in a sale transaction.

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However, in light of the timeline and complexity that a sale transaction would entail, the Debtors negotiated for an extension and continuation of the Marketing Process in the Restructuring Support Agreement during the Debtors’ chapter 11 cases. The Debtors intend to use the postpetition period to actively attempt to develop an alternative transaction that will provide superior value to the Restructuring Support Agreement and Prepackaged Plan. Accordingly, the Restructuring Support Agreement expressly includes the right of the Debtors to continue the Marketing Process and the Prepackaged Plan provides for a “pivot” to an alternative transaction if such efforts are successful. As described in more detail in the Bidding Procedures Motion (as defined herein), the Debtors are seeking authority to continue the Marketing Process postpetition and establish certain bid deadlines and requirements.

Whether a Sale Transaction or the Reorganization Transaction occurs, the ultimate result from consummation of the Prepackaged Plan will be a substantial deleveraging that will permit the Debtors to move forward with greater ability to use cash to support growth and operations, rather than debt service – a result that will inure to the benefit of all stakeholders.

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VII.	MATERIAL DEVELOPMENTS AND ANTICIPATED EVENTS OF THE CHAPTER 11 CASES

A.	First Day Relief.

On the Petition Date, along with their voluntary petitions for relief under chapter 11 of the Bankruptcy Code (the “Petitions”), the Debtors intend to file several motions (the “First Day Motions”) designed to facilitate the administration of the Chapter 11 Cases and minimize disruption to the Debtors’ operations, by, among other things, easing the strain on the Debtors’ relationships with employees, vendors, and customers following the commencement of the Chapter 11 Cases. The First Day Motions, and all orders for relief granted in the Chapter 11 Cases, can be viewed free of charge at https://dm.epiq11.com/Akumin.

B.	Proposed Case Timeline.

As part of the Debtors’ Restructuring Support Agreement, the Debtors agreed to the following case milestones to ensure that the Debtors’ chapter 11 cases proceed in a structured and expeditious manner towards confirmation:6

•

no later than October 21, 2023, the Company Parties shall commence the Solicitation, and shall not, without the prior written consent of the Consenting Investor and the Required Consenting Noteholders, withdraw or modify the Solicitation;

•	no later than one (1) Business Day following the commencement of the Solicitation, the Petition Date shall have occurred;

•

no later than one (1) day after the Petition Date, the Debtors shall have filed with the Bankruptcy Court (i) the Prepackaged Plan; (ii) this Disclosure Statement; (iii) the Solicitation Procedures Motion, (iv) the DIP Motion, and (v) the Bidding Procedures Motion;

•

no later than two (2) Business Days following the Petition Date, subject to Bankruptcy Court availability, the Bankruptcy Court shall have entered (i) the Interim DIP Order and (ii) the order approving the Solicitation Procedures Motion;

•	no later than fourteen (14) calendar days following the Petition Date, the Bankruptcy Court shall have entered the Bidding Procedures Order;

•	no later than twenty-one (21) calendar days following the Petition Date, the Company Parties shall commence the Reverse Dutch Election Opportunity;

[6]	Notwithstanding the foregoing, the milestones may be extended subject to the consent requirements set forth in the Restructuring Support Agreement.

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•	no later than forty-five (45) calendar days following the Petition Date, the Bankruptcy Court shall have entered the Final DIP Order and the Confirmation Order; and

•

no later than sixty (60) calendar days following the Petition Date, (the “Outside Date”), the Prepackaged Plan Effective Date shall have occurred; provided, however, that the Outside Date will be automatically extended (without need for further action by the Company Parties or the Consenting Stakeholders) by up to an additional sixty (60) calendar days if regulatory approvals necessary to consummate the Prepackaged Plan have not yet been obtained by the Debtors solely to the extent that all other conditions to the occurrence of the Prepackaged Plan Effective Date have been satisfied or waived except those conditions that by their nature are to be satisfied on the Prepackaged Plan Effective Date; provided, further, that the Outside Date may be further extended by the consent of the Consenting Investor, the Required Consenting Noteholders, and the Required Threshold RCF Lenders, not to be unreasonably withheld, if such regulatory approvals are not obtained during the initial extension period.

In connection with the foregoing, the Debtors have proposed the following schedule of proposed dates (the “Proposed Confirmation Schedule”), subject to the Bankruptcy Court’s availability:

Proposed Confirmation Schedule
Voting Record Date	October 20, 2023

Prepetition Solicitation Commencement Date	October 21, 2023

Mailing of Combined Hearing Notice	Within one (1) business days following entry of the Order, or as soon as reasonably practicable thereafter

Plan Supplement Filing Deadline	November 15, 2023

Voting Deadline	4:00 p.m. (prevailing Central Time) on November 15, 2023

Proposed Objection Deadline	November 22, 2023

Combined Hearing	December 1, 2023

C.	Marketing and Sale Process.

In accordance with the Restructuring Support Agreement, the Debtors intend to pursue Consummation of the Reorganization Transaction pursuant to the Prepackaged Plan. Notwithstanding the foregoing, the Debtors intend to continue the Marketing Process for all or substantially all of the Debtors’ assets and, if a Successful Bid is received in accordance with the Bidding Procedures, the Debtors may elect to pursue the Sale Transaction by filing the Sale Transaction Election Notice by the Sale Transaction Election Notice Deadline.

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VIII.	RISK FACTORS

BEFORE TAKING ANY ACTION WITH RESPECT TO THE PREPACKAGED PLAN, HOLDERS OF CLAIMS AGAINST THE DEBTORS WHO ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE PREPACKAGED PLAN SHOULD READ AND CONSIDER CAREFULLY THE RISK FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT, THE PREPACKAGED PLAN, AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH, REFERRED TO, OR INCORPORATED BY REFERENCE INTO THIS DISCLOSURE STATEMENT, INCLUDING OTHER DOCUMENTS FILED WITH THE BANKRUPTCY COURT IN THE CHAPTER 11 CASES. THE RISK FACTORS SHOULD NOT BE REGARDED AS CONSTITUTING THE ONLY RISKS PRESENT IN CONNECTION WITH THE DEBTORS’ BUSINESSES OR THE RESTRUCTURING AND CONSUMMATION OF THE PREPACKAGED PLAN. EACH OF THE RISK FACTORS DISCUSSED IN THIS DISCLOSURE STATEMENT MAY APPLY EQUALLY TO THE DEBTORS, THE REORGANIZED DEBTORS AND THE POST-EFFECTIVE DATE DEBTORS, AS APPLICABLE AND AS CONTEXT REQUIRES.

A.	Bankruptcy Law Considerations.

The occurrence or non-occurrence of any or all of the following contingencies, and any others, could affect distributions available to holders of Allowed Claims under the Prepackaged Plan and may affect the validity of the vote of the Impaired Classes to accept or reject the Prepackaged Plan and may require a re-solicitation of the votes of holders of Claims in such Impaired Classes.

1.	There Is a Risk of Termination of the Restructuring Support Agreement.

To the extent that events giving rise to termination of the Restructuring Support Agreement occur, the Restructuring Support Agreement may terminate prior to the Confirmation or Consummation of the Prepackaged Plan, which could result in the loss of support for the Prepackaged Plan by important stakeholder constituencies and could result in the loss of use of cash collateral by the Debtors under certain circumstances. Any such loss of support could adversely affect the Debtors’ ability to confirm and consummate the Prepackaged Plan. If the Prepackaged Plan is not consummated, there can be no assurance that the Chapter 11 Cases would not be converted to chapter 7 liquidation cases or that any new chapter 11 plan would be as favorable to holders of Claims or Interests as the current Prepackaged Plan.

2.	The Bankruptcy Court May Not Approve the Debtors’ Use of Cash Collateral or Entry into the DIP Facility.

Upon commencing the Chapter 11 Cases, the Debtors will ask the Bankruptcy Court to authorize the Debtors to enter into a postpetition financing arrangement and use cash collateral to fund the Chapter 11 Cases and to provide customary adequate protection to the Prepetition Secured Parties in accordance with the terms of the Restructuring Support Agreement. Such access to postpetition financing and cash collateral will provide liquidity during the pendency of the Chapter 11 Cases. There can be no assurance that the Bankruptcy Court will approve the debtor-in-

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possession financing and/or such use of cash collateral on the terms requested. Moreover, if the Chapter 11 Cases take longer than expected to conclude, the Debtors may exhaust their available cash collateral and postpetition financing. There is no assurance that the Debtors will be able to obtain an extension of the right to obtain further postpetition financing and/or use cash collateral, in which case, the liquidity necessary for the orderly functioning of the Debtors’ businesses may be impaired materially.

3.	The Terms of the DIP Documents Are Subject to Change Based on Negotiations and the Approval of the Bankruptcy Court.

The terms of the DIP Documents have not been finalized and are subject to change based on negotiations between the Debtors, the DIP Lenders and the Prepetition Secured Parties. As a result, the final terms of the DIP Documents may differ from the terms set forth in the DIP Term Sheet.

4.	Parties in Interest May Object to the Prepackaged Plan’s Classification of Claims and Interests.

Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. The Debtors believe that the classification of the Claims and Interests under the Prepackaged Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims or Interests, as applicable, in each such Class. However, a holder of a Claim or Interest could challenge the Debtors’ classification. In such an event, the cost of the Chapter 11 Cases and the time needed to confirm the Prepackaged Plan may increase, and there can be no assurance that the Bankruptcy Court will agree with the Debtors’ classification. If the Bankruptcy Court concludes that the classifications of Claims and Interests under the Prepackaged Plan do not comply with the requirements of the Bankruptcy Code, the Debtors may need to modify the Prepackaged Plan (subject to the terms of the Restructuring Support Agreement). The Prepackaged Plan may not be confirmed if the Bankruptcy Court determines that the Debtors’ classification of Claims and Interests is not appropriate.

5.	The Conditions Precedent to the Effective Date of the Prepackaged Plan May Not Occur.

As more fully set forth in Article IX of the Prepackaged Plan, the Confirmation Date and the Effective Date of the Prepackaged Plan are subject to a number of conditions precedent. If such conditions precedent are not satisfied or waived, the Confirmation Date or the Effective Date will not take place. In the event that the Effective Date does not occur, the Debtors may seek Confirmation of a new plan. If the Debtors do not secure sufficient working capital to continue their operations of if the new plan is not confirmed, however, the Debtors may be forced to liquidate their assets.

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6.	The Bankruptcy Court May Find the Solicitation of Acceptances Inadequate.

Usually, votes to accept or reject a plan of reorganization are solicited after the filing of a petition commencing a chapter 11 case. Nevertheless, a debtor may solicit votes prior to the commencement of a chapter 11 case in accordance with sections 1125(g) and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b). Sections 1125(g) and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) require that:

•	solicitation comply with applicable nonbankruptcy law;

•	the plan of reorganization be transmitted to substantially all creditors and other interest holders entitled to vote; and

•	the time prescribed for voting is not unreasonably short.

In addition, Bankruptcy Rule 3018(b) provides that a holder of a claim or interest who has accepted or rejected a plan before the commencement of the case under the Bankruptcy Code will not be deemed to have accepted or rejected the plan if the court finds after notice and a hearing that the plan was not transmitted in accordance with reasonable solicitation procedures. Section 1126(b) of the Bankruptcy Code provides that a holder of a claim or interest that has accepted or rejected a plan before the commencement of a case under the Bankruptcy Code is deemed to have accepted or rejected the plan if (i) the solicitation of such acceptance or rejection was in compliance with applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation or (ii) there is no such law, rule, or regulation, and such acceptance or rejection was solicited after disclosure to such holder of adequate information (as defined by section 1125(a) of the Bankruptcy Code). While the Debtors believe that the requirements of sections 1125(g) and 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) will be met, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

The Bankruptcy Court could fail to finally approve this Disclosure Statement and determine that the votes in favor of the Prepackaged Plan could be disregarded. The Debtors would then be required to recommence the solicitation process, which could include re-filing a plan and disclosure statement.

7.	The Debtors May Fail to Satisfy Vote Requirements.

If votes are received in number and amount sufficient to enable the Bankruptcy Court to confirm the Prepackaged Plan, the Debtors intend to seek, as promptly as practicable thereafter, Confirmation of the Prepackaged Plan. In the event that sufficient votes are not received, the Debtors may seek to confirm an alternative chapter 11 plan or transaction. There can be no assurance that the terms of any such alternative chapter 11 plan or other transaction would be similar or as favorable to the holders of Interests and Allowed Claims as those proposed in the Prepackaged Plan and the Debtors do not believe that any such transaction exists or is likely to exist that would be more beneficial to the Estates than the Prepackaged Plan.

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8.	The Debtors May Not Be Able to Secure Confirmation of the Prepackaged Plan.

Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a chapter 11 plan, and requires, among other things, a finding by the Bankruptcy Court that: (a) such plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting classes; (b) confirmation of such plan is not likely to be followed by a liquidation or a need for further financial reorganization unless such liquidation or reorganization is contemplated by the plan; and (c) the value of distributions to non-accepting holders of claims or equity interests within a particular class under such plan will not be less than the value of distributions such holders would receive if the debtors were liquidated under chapter 7 of the Bankruptcy Code.

There can be no assurance that the requisite acceptances to confirm the Prepackaged Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Prepackaged Plan. A non-accepting holder of an Allowed Claim might challenge either the adequacy of this Disclosure Statement or whether the balloting procedures and voting results satisfy the requirements of the Bankruptcy Code or Bankruptcy Rules. Even if the Bankruptcy Court determines that this Disclosure Statement, the balloting procedures, and voting results are appropriate, the Bankruptcy Court could still decline to confirm the Prepackaged Plan if it finds that any of the statutory requirements for Confirmation are not met. If a chapter 11 plan of reorganization is not confirmed by the Bankruptcy Court, it is unclear whether the Debtors will be able to reorganize their business and what, if anything, holders of Interests and Allowed Claims against them would ultimately receive.

The Debtors, subject to the terms and conditions of the Prepackaged Plan and the Restructuring Support Agreement (including the consent rights set forth in section 3 thereof), reserve the right to modify the terms and conditions of the Prepackaged Plan as necessary for Confirmation. Any such modifications could result in less favorable treatment of any non-accepting class of Claims or Interests, as well as any class junior to such non-accepting class, than the treatment currently provided in the Prepackaged Plan. Such a less favorable treatment could include a distribution of property with a lesser value than currently provided in the Plan or no distribution whatsoever under the Prepackaged Plan.

9.	The Debtors May Not Be Able to Secure Nonconsensual Confirmation Over Certain Impaired Non-Accepting Classes.

In the event that any impaired class of claims or interests does not accept a chapter 11 plan, a bankruptcy court may nevertheless confirm a plan at the proponents’ request if at least one impaired class (as defined under section 1124 of the Bankruptcy Code) has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and, as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired class(es). The Debtors believe that the Prepackaged Plan satisfies these requirements, and the Debtors may request such nonconsensual Confirmation in accordance with subsection 1129(b) of the Bankruptcy Code. Nevertheless, there can be no assurance that the Bankruptcy Court will reach this conclusion. In addition, the pursuit of nonconsensual Confirmation or Consummation of the Prepackaged Plan may result in, among other things, increased expenses relating to professional compensation.

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10.	Even if the Restructuring Transactions are Successful, the Debtors Will Face Continued Risk Upon Confirmation.

Even if the Prepackaged Plan is consummated, the Debtors will continue to face a number of risks, including certain risks that are beyond their control, such as further deterioration or other changes in economic conditions, changes in the industry, potential revaluing of their assets due to chapter 11 proceedings, changes in demand for the services the Debtors provide, and increasing expenses. See Article VIII.B of this Disclosure Statement, entitled “Risks Related to Recoveries under the Prepackaged Plan and the Debtors’ and the Reorganized Debtors’ Businesses,” which begins on page 63. Some of these concerns and effects typically become more acute when a case under the Bankruptcy Code continues for a protracted period without indication of how or when the case may be completed. As a result of these risks and others, there is no guarantee that a chapter 11 plan of reorganization reflecting the Prepackaged Plan will achieve the Debtors’ stated goals.

In addition, at the outset of the Chapter 11 Cases, the Bankruptcy Code provides the Debtors with the exclusive right to propose the Prepackaged Plan and prohibits creditors and others from proposing a plan. The Debtors will have retained the exclusive right to propose the Prepackaged Plan upon filing their Petitions. If the Bankruptcy Court terminates that right, however, or the exclusivity period expires, there could be a material adverse effect on the Debtors’ ability to achieve confirmation of the Prepackaged Plan in order to achieve the Debtors’ stated goals.

Furthermore, even if the Debtors’ debts are reduced and/or discharged through the Prepackaged Plan, the Debtors may need to raise additional funds through public or private debt or equity financing or other various means to fund the Debtors’ businesses after the completion of the proceedings related to the Chapter 11 Cases. Adequate funds may not be available when needed or may not be available on favorable terms.

11.	The Chapter 11 Cases May Be Converted to Cases Under Chapter 7 of the Bankruptcy Code.

If the Bankruptcy Court finds that it would be in the best interest of creditors and/or the debtor in a chapter 11 case, the Bankruptcy Court may convert a chapter 11 bankruptcy case to a case under chapter 7 of the Bankruptcy Code. In such event, a chapter 7 trustee would be appointed or elected to liquidate the debtor’s assets for distribution in accordance with the priorities established by the Bankruptcy Code. The Debtors believe that liquidation under chapter 7 would result in significantly smaller distributions being made to creditors than those provided for in a chapter 11 plan because of (a) the likelihood that the assets would have to be sold or otherwise disposed of in a disorderly fashion over a short period of time, rather than reorganizing or selling the business as a going concern in a controlled manner, (b) additional administrative expenses involved in the appointment of a chapter 7 trustee, and (c) additional expenses and Claims, some of which would be entitled to priority, that would be generated during the liquidation, including Claims resulting from the rejection of Unexpired Leases and other Executory Contracts in connection with cessation of operations.

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12.	The Debtors May Object to the Amount or Classification of a Claim.

Except as otherwise provided in the Prepackaged Plan, the Debtors reserve the right to object to the amount or classification of any Claim under the Prepackaged Plan. The estimates set forth in this Disclosure Statement cannot be relied upon by any holder of a Claim where such Claim is subject to an objection. Any holder of a Claim that is subject to an objection thus may not receive its expected share of the estimated distributions described in this Disclosure Statement.

13.	Contingencies Could Affect Votes of Impaired Classes to Accept or Reject the Plan.

The distributions available to holders of Allowed Claims under the Prepackaged Plan can be affected by a variety of contingencies, including, without limitation, whether the Bankruptcy Court orders certain Allowed Claims to be subordinated to other Allowed Claims. The occurrence of any and all such contingencies, which could affect distributions available to holders of Allowed Claims under the Prepackaged Plan, will not affect the validity of the vote taken by the Impaired Classes to accept or reject the Prepackaged Plan or require any sort of revote by the Impaired Classes.

The estimated Claims and creditor recoveries set forth in this Disclosure Statement are based on various assumptions, and the actual Allowed amounts of Claims may significantly differ from the estimates. Should one or more of the underlying assumptions ultimately prove to be incorrect, the actual Allowed amounts of Claims may vary from the estimated Claims contained in this Disclosure Statement. Moreover, the Debtors cannot determine with any certainty at this time, the number or amount of Claims that will ultimately be Allowed. Such differences may materially and adversely affect, among other things, the percentage recoveries to holders of Allowed Claims under the Prepackaged Plan.

14.	Releases, Injunctions, and Exculpations Provisions May Not Be Approved.

Article VIII of the Prepackaged Plan provides for certain releases, injunctions, and exculpations, including a release of liens and third-party releases that may otherwise be asserted against the Debtors, Reorganized Debtors, Post-Effective Date Debtors, or Released Parties, as applicable. The releases, injunctions, and exculpations provided in the Prepackaged Plan are subject to objection by parties in interest and may not be approved. If the releases are not approved, certain Released Parties may withdraw their support for the Prepackaged Plan.

The releases provided to the Released Parties and the exculpation provided to the Exculpated Parties are necessary to the success of the Debtors’ reorganization because the Released Parties and Exculpated Parties have made significant contributions to the Debtors’ reorganizational efforts that are important to the success of the Prepackaged Plan and have agreed to make further contributions, including by agreeing to massive reductions in the amounts of their claims against the Debtors’ estates and facilitating a critical source of post-emergence liquidity, but only if they receive the full benefit of the Prepackaged Plan’s release and exculpation provisions. The Prepackaged Plan’s release and exculpation provisions are an inextricable component of the Restructuring Support Agreement and Prepackaged Plan and the significant deleveraging and financial benefits that they embody.

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15.	The Debtors Cannot Predict the Amount of Time Spent in Bankruptcy, and Time Spent in Bankruptcy Could Disrupt Debtors’ Businesses.

The Debtors estimate that the process of obtaining Confirmation and Consummation of the Prepackaged Plan by the Bankruptcy Court could last approximately 60-90 days from the Petition Date, but it could last considerably longer if, for example, Confirmation is contested or the conditions to Confirmation or Consummation, including obtaining any required regulatory approvals, are not satisfied or waived.

Although the Prepackaged Plan is designed to minimize the length of the bankruptcy proceedings, it is impossible to predict with certainty the amount of time that the Debtors may spend in bankruptcy, and the Debtors cannot be certain that the Prepackaged Plan will be confirmed. Even if confirmed on a timely basis, a bankruptcy proceeding to confirm the Prepackaged Plan could itself have an adverse effect on the Debtors’ businesses. There is a risk, due to uncertainty about the Debtors’ futures that, among other things:

•	employees could be distracted from performance of their duties or more easily attracted to other career opportunities; and

•

suppliers, vendors, or other business partners could terminate their relationship with the Debtors or demand financial assurances or enhanced performance, any of which could impair the Debtors’ prospects.

A lengthy bankruptcy proceeding also would involve additional expenses and divert the attention of management from the operation of the Debtors’ businesses.

The disruption that the bankruptcy process would have on the Debtors’ businesses could increase with the length of time it takes to complete the Chapter 11 Cases. If the Debtors are unable to obtain Confirmation of the Prepackaged Plan on a timely basis, because of a challenge to the Plan or otherwise, the Debtors may be forced to operate in bankruptcy for an extended period of time while they try to develop a different plan of reorganization that can be confirmed. A protracted bankruptcy case could increase both the probability and the magnitude of the adverse effects described above.

16.	Risk of Non-Occurrence of the Effective Date.

Although the Debtors believe that the Effective Date may occur quickly after the Confirmation Date, there can be no assurance as to such timing or as to whether the Effective Date will, in fact, occur. As more fully set forth in Article IX of the Prepackaged Plan, the Effective Date of the Prepackaged Plan is subject to a number of conditions precedent, including obtaining any required regulatory approvals. If such conditions precedent are not met and not waived, the Effective Date will not take place.

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B.	Risks Related to Recoveries under the Prepackaged Plan and the Debtors’ and the Reorganized Debtors’ Businesses.

1.	The Reorganized Debtors May Not Be Able to Achieve Their Projected Financial Results.

The Reorganized Debtors may not be able to achieve their projected financial results. The Financial Projections (as defined herein) set forth in this Disclosure Statement represent the Debtors’ management team’s best estimate of the Debtors’ future financial performance, which is necessarily based on certain assumptions regarding the anticipated future performance of the Reorganized Debtors’ operations, as well as the United States and world economies in general, and the industry segments in which the Debtors operate in particular. While the Debtors believe that the Financial Projections contained in this Disclosure Statement are reasonable, there can be no assurance that they will be realized. If the Debtors do not achieve their projected financial results, the value of the New Common Stock may be negatively affected and the Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date. Moreover, the financial condition and results of operations of the Reorganized Debtors from and after the Effective Date may not be comparable to the financial condition or results of operations reflected in the Debtors’ historical financial statements.

2.	Estimated Valuations of the Debtors, the New Notes, and the New Common Stock, and Estimated Recoveries to Holders of Allowed Claims and Interests Are not Intended to Represent Potential Market Values.

The Debtors’ estimated recoveries to Holders of Allowed Claims and Allowed Interests are not intended to represent the market value of the Debtors’ Securities. The estimated recoveries are based on numerous assumptions (the realization of many of which will be beyond the control of the Debtors), including: (a) the successful reorganization of the Debtors; (b) an assumed date for the occurrence of the Effective Date; (c) the Debtors’ ability to achieve the operating and financial results included in the Financial Projections; (d) the Debtors’ ability to maintain adequate liquidity to fund operations; (e) the assumption that capital and equity markets remain consistent with current conditions; and (f) the Debtors’ ability to maintain critical existing customer relationships, including customer relationships with key customers.

3.	The Terms of the New Corporate Governance Documents Are Subject to Change Based on Negotiations and the Approval of the Bankruptcy Court.

The terms of the New Corporate Governance Documents are subject to change based on negotiations between the Debtors and certain of the Consenting Stakeholders, subject to the terms and conditions of the Prepackaged Plan and the Restructuring Support Agreement (including section 3 thereof). Holders of Claims that are not the Consenting Stakeholders will not participate in these negotiations, and the results of such negotiations may affect the rights of equityholders in the Reorganized Debtors following the Effective Date.

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4.	The Support of the Consenting Stakeholders is Subject to the Terms of the Restructuring Support Agreement which is Subject to Termination in Certain Circumstances.

Pursuant to the Restructuring Support Agreement, the Consenting Stakeholders have agreed to support the Restructuring Transactions set forth in the Prepackaged Plan. Nevertheless, the Restructuring Support Agreement is subject to termination upon the occurrence of certain termination events (including the failure of the Debtors to satisfy the milestones set forth therein). Accordingly, the Restructuring Support Agreement may be terminated after the date of this Disclosure Statement, and such a termination would present a material risk to Confirmation and/or Consummation of the Prepackaged Plan because the Prepackaged Plan may no longer have the support of the Consenting Stakeholders.

5.	The Debtors May Not Be Able to Accurately Report Their Financial Results.

The Debtors have established internal controls over financial reporting. However, internal controls over financial reporting may not prevent or detect misstatements or omissions in the Debtors’ financial statements because of their inherent limitations, including the possibility of human error, and the circumvention or overriding of controls or fraud. Therefore, even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. If the Debtors fail to maintain the adequacy of their internal controls, the Debtors may be unable to provide financial information in a timely and reliable manner within the time periods required for the Debtors’ financial reporting under SEC rules and regulations and the terms of the agreements governing the Debtors’ indebtedness. Any such difficulties or failure could materially adversely affect the Debtors’ business, results of operations, and financial condition. Further, the Debtors may discover other internal control deficiencies in the future and/or fail to adequately correct previously identified control deficiencies, which could materially adversely affect the Debtors’ businesses, results of operations, and financial condition.

6.	The Reorganized Debtors May Not Be Able to Generate Sufficient Cash to Service All of Their Indebtedness.

The Reorganized Debtors’ ability to make scheduled payments on, or refinance their debt obligations, depends on the Reorganized Debtors’ financial condition and operating performance, which are subject to prevailing economic, industry, and competitive conditions and to certain financial, business, legislative, regulatory, and other factors beyond the Reorganized Debtors’ control. The Reorganized Debtors may be unable to maintain a level of cash flow from operating activities sufficient to permit the Reorganized Debtors to pay the principal, premium, if any, and interest and/or fees on their indebtedness.

7.	The Terms of the New Notes Are Subject to Change Based on Negotiations and the Approval of the Bankruptcy Court.

The terms of the New Notes Indentures have not been finalized and are subject to change based on negotiations between the Debtors and certain of the Consenting Stakeholders, subject to the terms and conditions of the Prepackaged Plan and the Restructuring Support Agreement

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(including section 3 thereof). Holders of Claims that are not the Consenting Stakeholders will not participate in these negotiations, and the results of such negotiations may affect the rights of the holders of the New Notes following the Effective Date. As a result, the final terms of the New Notes Indentures may be less favorable to Holders of Claims and Interests than as described herein and in the Prepackaged Plan.

8.	Certain Tax Implications of the Prepackaged Plan.

Holders of Allowed Claims should carefully review Article XII of this Disclosure Statement entitled “Certain U.S. Federal Income Tax Consequences of the Prepackaged Plan” which begins on page 85, to determine how the tax implications of the Prepackaged Plan and the Chapter 11 Cases may affect the Debtors, the Reorganized Debtors, and Holders of Claims, as well as certain tax implications of owning and disposing of the consideration to be received pursuant to the Prepackaged Plan.

9.	The Debtors Will Be Subject to the Risks and Uncertainties Associated with the Chapter 11 Cases.

For the duration of the Chapter 11 Cases, the Debtors’ ability to operate, develop, and execute a business plan, and continue as a going concern, will be subject to the risks and uncertainties associated with bankruptcy. These risks include the following: (a) ability to develop, confirm, and consummate the Restructuring Transactions specified in the Prepackaged Plan; (b) ability to obtain Bankruptcy Court approval with respect to motions filed in the Chapter 11 Cases from time to time; (c) ability to maintain relationships with suppliers, vendors, service providers, customers, employees, and other third parties; (d) ability to maintain contracts that are critical to the Debtors’ operations; (e) ability of third parties to seek and obtain Bankruptcy Court approval to terminate contracts and other agreements with the Debtors; (f) ability of third parties to seek and obtain Bankruptcy Court approval to terminate or shorten the exclusivity period for the Debtors to propose and confirm a chapter 11 plan, to appoint a chapter 11 trustee, or to convert the Chapter 11 Cases to chapter 7 proceedings; and (g) the actions and decisions of the Debtors’ creditors and other third parties who have interests in the Chapter 11 Cases that may be inconsistent with the Debtors’ plans.

These risks and uncertainties could affect the Debtors’ businesses and operations in various ways. For example, negative events associated with the Chapter 11 Cases could adversely affect the Debtors’ relationships with suppliers, service providers, customers, employees, and other third parties, which in turn could adversely affect the Debtors’ operations and financial condition. Also, the Debtors will need the prior approval of the Bankruptcy Court for transactions outside the ordinary course of business, which may limit the Debtors’ ability to respond timely to certain events or take advantage of certain opportunities. Because of the risks and uncertainties associated with the Chapter 11 Cases, the Debtors cannot accurately predict or quantify the ultimate impact of events that occur during the Chapter 11 Cases that may be inconsistent with the Debtors’ plans.

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10.	Operating in Bankruptcy for a Long Period of Time May Harm the Debtors’ Businesses.

The Debtors’ future results will be dependent upon the successful confirmation and implementation of a plan of reorganization. A long period of operations under Bankruptcy Court protection could have a material adverse effect on the Debtors’ businesses, financial condition, results of operations, and liquidity. So long as the proceedings related to the Chapter 11 Cases continue, senior management will be required to spend a significant amount of time and effort dealing with the reorganization instead of focusing exclusively on business operations. A prolonged period of operating under Bankruptcy Court protection also may make it more difficult to retain management and other key personnel necessary to the success and growth of the Debtors’ businesses. In addition, the longer the proceedings related to the Chapter 11 Cases continue, the more likely it is that customers and suppliers will lose confidence in the Debtors’ ability to reorganize their businesses successfully and will seek to establish alternative commercial relationships.

So long as the proceedings related to the Chapter 11 Cases continue, the Debtors may be required to incur substantial costs for professional fees and other expenses associated with the administration of the Chapter 11 Cases. If the chapter 11 proceedings last longer than anticipated, the Debtors may require additional debtor-in-possession financing to fund the Debtors’ operations. If the Debtors are unable obtain such financing in those circumstances, the chances of successfully reorganizing the Debtors’ businesses may be seriously jeopardized, the likelihood that the Debtors will instead be required to liquidate or sell their assets may be increased, and, as a result, creditor recoveries may be significantly impaired.

Furthermore, the Debtors cannot predict the ultimate amount of all settlement terms for the liabilities that will be subject to a plan of reorganization. Even after a plan of reorganization is approved and implemented, the Reorganized Debtors’ operating results may be adversely affected by the possible reluctance of prospective lenders and other counterparties to do business with a company that recently emerged from bankruptcy protection.

11.	Financial Results May Be Volatile and May Not Reflect Historical Trends.

During the Chapter 11 Cases, the Debtors expect that their financial results will continue to be volatile as asset impairments, asset dispositions, restructuring activities and expenses, contract terminations and rejections, and/or claims assessments significantly impact the Debtors’ consolidated financial statements. As a result, the Debtors’ historical financial performance likely will not be indicative of their financial performance after the Petition Date.

In addition, if the Debtors emerge from chapter 11, the amounts reported in subsequent consolidated financial statements may materially change relative to historical consolidated financial statements, including as a result of revisions to the Debtors’ operating plans pursuant to a plan of reorganization. The Debtors also may be required to adopt “fresh start” accounting in accordance with Accounting Standards Codification 852 (“Reorganizations”) in which case their assets and liabilities will be recorded at fair value as of the fresh start reporting date, which may differ materially from the recorded values of assets and liabilities on the Debtors’ consolidated balance sheets. The Debtors’ financial results after the application of fresh start accounting also may be different from historical trends. The Financial Projections contained in Exhibit E hereto do not currently reflect the impact of fresh start accounting, which may have a material impact on the Financial Projections.

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12.	The Debtors’ Business is Subject to Risks Associated with Third-Party Manufacturers, Referring Physicians, Hospital Partnerships.

The Debtors rely on third-party manufacturers for the medical equipment used in connection with their imaging procedures, including MRI, CT, PET, ultrasound, diagnostic radiology, mammography, and other interventional procedures and radiation therapy procedures. Any disruption to this supply chain, even for a relatively short period of time, could cause a loss of revenue, which could adversely affect operating results. Such a disruption could occur as a result of any number of events, including, but not limited to: an extended closure of or any slowdown at third-party manufacturing plants or shipping delays related thereto, market shortages due to the surge in demand from other purchasers for critical components, increases in prices, labor stoppages, transportation delays or failures affecting the supply chain and shipment of materials and finished goods, cyberattacks, the unavailability of raw materials, severe weather conditions, adverse effects of climate change, natural disasters, geopolitical developments, war or terrorism and disruptions in utilities and other services.

Additionally, the Debtors derive substantially all of their net revenue, directly or indirectly, from fees charged for the diagnostic imaging and oncology services performed at their centers. The Debtors depend on referrals of patients from unaffiliated physicians and other third parties who have no contractual obligations to refer patients to the Debtors for a substantial portion of the services performed. If a sufficiently large number of these physicians and other third parties were to discontinue referring patients to the Debtors, including as a consequence of the Chapter 11 Cases, the Debtors’ scan volumes could decrease, which would reduce net revenue and operating margins.

Moreover, hospital partners may cancel or not renew their contracts with the Debtors, may reduce or eliminate the Debtors’ administrative fees in the future, or refuse to pay the Debtors administrative fees if the Debtors fail to honor the terms of their partnerships with hospitals or fail to meet certain performance metrics under those agreements. To the extent that the Debtors’ arrangements with hospital partners are canceled, or are not renewed or replaced with other arrangements having at least as favorable terms, whether due to the Chapter 11 Cases or otherwise, the Debtors’ business, financial condition and results of operations could be adversely affected.

13.	The Debtors’ Business is Subject to Complex Laws and Regulations That Can Adversely Affect the Cost, Manner, or Feasibility of Doing Business.

The Debtors are directly or indirectly through the radiology and radiation oncology practices with which they contract subject to extensive regulation by both the federal government and the state governments in which they and/or the practices provide services. These laws may constrain the business or financial arrangements and relationships through which the Debtors conduct operations, including sales and marketing practices with referring physicians, joint ventures with hospitals and physicians or physician groups, and contractual arrangements with hospitals, physicians, physician groups, radiology technicians, radiation therapy technicians and

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others. The laws and regulations in these areas are complex, changing and often subject to varying interpretations, and any failure to satisfy applicable laws and regulations could have a material adverse impact on the Debtors’ business, results of operations, financial condition, cash flows and reputation. If the Debtors’ operations are found to be in violation of any of the laws and regulations to which the Debtors’ or the physician practices with which they contract are subject, the Debtors may be subject to the applicable penalty associated with the violation, including civil and criminal penalties, damages, fines, exclusion or suspension from participating in governmental health care programs, and the curtailment of the Debtors’ operations. Any penalties, damages, fines or curtailment of their operations, individually or in the aggregate, could adversely affect the Debtors’ to operate and their financial results. The risks of being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, their provisions are open to a variety of interpretations, and such laws and regulations may apply to businesses acquired from time to time by the Debtors.

14.	The Debtors Operate in a Highly Competitive Industry and Depend on Access to Qualified Medical and Managerial Personnel.

The market for outpatient diagnostic imaging and oncology services is highly competitive. The Debtors compete principally on the basis of their reputation, ability to provide multiple modalities at many of their centers, the location of centers, and the quality of outpatient diagnostic imaging and oncology services. The Debtors compete locally with groups of radiologists, radiation oncologists, and other health systems, hospitals, and physician groups, as well as other independent organizations. The Debtors’ competitors for diagnostic imaging include, among others, Radnet, Inc., SimonMed Imaging LLC and InSight Health Services Corp. Some of the Debtors’ competitors may now or in the future have access to greater financial resources than the Debtors do and may have access to newer, more advanced equipment. In, addition, some physician practices have established their own outpatient diagnostic imaging and oncology centers within their group practices and compete with the Debtors. The Debtors are experiencing increased competition as a result of such activities, and if unable to successfully compete, the Debtors’ business and financial condition would be adversely affected.

Additionally, at times, there has been a shortage of qualified radiologists or radiation oncologists in some of the regional markets the Debtors serve. Competition in recruiting these physicians may make it difficult for the Debtors’ contracted practices to maintain adequate levels of physicians to serve their facilities. If a significant number of these physicians terminate their relationships with the Debtors’ contracted practices, on account of the Chapter 11 Cases or otherwise, and those practices cannot recruit sufficient qualified physicians to fulfill their obligations under the Debtors’ agreements with them, their ability to maximize the use of the Debtors’ outpatient diagnostic imaging and oncology centers and their financial results could be adversely affected. The Debtors are also highly dependent on qualified managerial personnel. The Debtors’ growth will require additional expertise and the addition of new qualified personnel. There is intense competition for qualified personnel in the radiology, medical imaging, radiation oncology and cancer treatment fields. Therefore, the Debtors may not be able to attract and retain the qualified personnel necessary for the development of their business. The loss of the services of existing personnel, as well as the failure to recruit additional key managerial personnel in a timely manner, would harm the Debtors’ business development programs and ability to manage day-to-day operations, attract collaboration partners, attract and retain other employees and generate revenues.

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15.	The Reorganized Debtors May Be Adversely Affected by Potential Litigation, Including Litigation Arising Out of the Chapter 11 Cases.

In the future, the Reorganized Debtors may become parties to litigation. In general, litigation can be expensive and time consuming to bring or defend against. Such litigation could result in settlements or damages that could significantly affect the Reorganized Debtors’ financial results. It is also possible that certain parties will commence litigation with respect to the treatment of their Claims under the Prepackaged Plan. It is not possible to predict the potential litigation that the Reorganized Debtors may become party to nor the final resolution of such litigation. The impact of any such litigation on the Reorganized Debtors’ businesses and financial stability, however, could be material.

16.	Certain Claims May Not Be Discharged and Could Have a Material Adverse Effect on the Debtors’ Financial Condition and Results of Operations.

The Bankruptcy Code provides that the confirmation of a plan of reorganization discharges a debtor from substantially all debts arising prior to confirmation. With few exceptions, all Claims that arise prior to the Debtors’ filing of their Petitions or before confirmation of the plan of reorganization (a) would be subject to compromise and/or treatment under the plan of reorganization and/or (b) would be discharged in accordance with the terms of the plan of reorganization. Any Claims not ultimately discharged through a plan of reorganization could be asserted against the reorganized entity and may have an adverse effect on the Reorganized Debtors’ financial condition and results of operations.

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IX.	SOLICITATION AND VOTING

This Disclosure Statement is being distributed to the holders of Claims in those Classes that are entitled to vote to accept or reject the Prepackaged Plan.

A.	Holders of Claims Entitled to Vote on the Prepackaged Plan.

Under the provisions of the Bankruptcy Code, not all holders of claims against or interests in a debtor are entitled to vote on a chapter 11 plan. The table in Article III.D of this Disclosure Statement, entitled “Am I entitled to vote on the Prepackaged Plan?,” which begins on page 5, provides a summary of the status and voting rights of each Class (and, therefore, of each holder within such Class absent an objection to the holder’s Claim or Interest) under the Prepackaged Plan.

As shown in the table, the Debtors are soliciting votes to accept or reject the Prepackaged Plan only from holders of Claims in Classes 3, 4, 5, and 6 (collectively, the “Voting Classes”). The holders of Claims in the Voting Classes are Impaired under the Prepackaged Plan and may, in certain circumstances, receive a distribution under the Prepackaged Plan. Accordingly, holders of Claims in the Voting Classes have the right to vote to accept or reject the Prepackaged Plan.

The Debtors are not soliciting votes from holders of Claims or Interests in Classes 1, 2, 7, 8, 9, 10, and 11.

B.	Voting Record Date.

The voting record date is October 20, 2023 (the “Voting Record Date”), which is the date for determining which Holders of Claims in Classes 3, 4, 5, and 6 are entitled to vote on the Prepackaged Plan.

C.	Voting on the Prepackaged Plan.

The deadline for voting on the Prepackaged Plan is on November 15, 2023 at 4:00 p.m. prevailing Central Time (the “Voting Deadline”). In order to be counted as votes to accept or reject the Prepackaged Plan, all ballots must be properly executed, completed, and delivered as directed, so that your ballot or the master ballot containing your vote is actually received by the Solicitation Agent on or before the Voting Deadline. Ballots or master ballots returned by facsimile will not be counted.

1.	Holders of Claims in Classes 3 and 6.

Holders of Prepetition Series A Note Claims in Class 6 may vote on the Prepackaged Plan by completing and signing an enclosed ballot and returning it to the Solicitation Agent on or before the Voting Deadline, by returning a hard copy Ballot, using the return envelope provided, or at the P.O. Box or Street address listed on the ballot, or, alternatively, by sending an electronic copy of the ballot to the e-mail address provided in the ballot.

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2.	Holders of Claims in Classes 4 and 5.

Beneficial Holders7 of the Class 4 Claims (Prepetition 2025 Notes Claims) and Class 5 Claims (Prepetition 2028 Notes Claims), will receive Solicitation Packages with Beneficial Holder Ballots from their brokers, dealers, commercial banks, trust companies, or other nominees or agents and mailing agents (collectively, the “Nominees”). The Nominees will be provided with a sufficient number of Solicitation Packages (including the Beneficial Holder Ballots) for each Beneficial Holder represented by the Nominee as of the Voting Record Date, as well as master ballots (the “Master Ballots”) for use by the Nominees to tabulate votes submitted by Beneficial Holders.

Each Nominee shall forward the Solicitation Package together with, (i) the unexecuted Beneficial Holder Ballot to the Beneficial Holder as of the Voting Record Date with instructions for the Beneficial Holder to complete and return the executed Beneficial Holder Ballot to the Nominee, or (ii) a pre-validated Beneficial Holder Ballot with instructions for the Beneficial Holder to complete and return the pre-validated Beneficial Holder Ballot directly to the Solicitation Agent. Each Nominee is required to advise its Beneficial Holders to return their Beneficial Holder Ballot to the Nominee by a date that would permit the Nominee sufficient time to prepare and return its Master Ballot to the proposed Claims and Noticing Agent by the Voting Deadline. If it is a Nominee’s (or Nominee’s agent’s) customary and accepted practice to forward the Solicitation Packages to (and collect votes or elections from) Beneficial Holders by voter information form, email, telephone, or other customary means of communication, as applicable, the Nominee (or Nominee’s agent) is permitted to employ that method of communication in lieu of sending the Combined Hearing Notice, and/or full Solicitation Package.

IF YOU HAVE ANY QUESTIONS CONCERNING THIS BALLOT OR THE VOTING PROCEDURES, PLEASE CONTACT THE SOLICITATION AGENT BY TELEPHONE AT (877) 589-9709 (TOLL FREE IN THE U.S. OR CANADA) OR AT +1 (503) 966-8627 (INTERNATIONAL).

D.	Ballots Not Counted.

The following Ballots will NOT be counted: (i) any Ballot that is illegible or contains insufficient information to permit the identification of the Holder of the Claim; (ii) any Ballot that is not actually received by the Solicitation Agent by the Voting Deadline (unless the Debtors determine otherwise or as permitted by the Court, as applicable); (iii) any Ballot that does not contain a signature (provided that, signatures contained in electronic Ballots submitted via the Debtors’ E-Balloting Portal and Master Ballots submitted by electronic mail will be deemed to be immediately legally effective); (iv) any Ballot that partially rejects and partially accepts the Prepackaged Plan; (v) any Ballot that does not contain an amount of claim denominated in U.S. currency; (vi) any Ballot not marked to accept or reject the Prepackaged Plan or marked both to accept and reject the Prepackaged Plan; (vii) any Ballot superseded by a later, timely submitted, valid, and properly executed Ballot; and (viii) any vote cast by a Person or entity that did not hold a Claim in a Voting Class as of the Voting Record Date.

[7]	“Beneficial Holder” means a beneficial owner of a Class 4 Claim or Class 5 Claim whose Claims have not been satisfied prior to the Voting Record Date.

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E.	The Reverse Dutch Procedures.

In connection with the Prepackaged Plan and in parallel to the Prepackaged Plan solicitation process, the Debtors are seeking Court approval of the procedures (the “Reverse Dutch Procedures”) by which the Debtors shall provide Holders of Claims in Class 4 (Prepetition 2025 Notes Claims) and Class 5 (Prepetition 2028 Notes Claims) with the opportunity to obtain Cash in lieu of receiving the New Notes to be issued by the reorganized Akumin Inc. on the Effective Date (such process, the “Reverse Dutch Election Opportunity”). Specifically, the Consenting Investor has agreed to use up to $60,000,000 in the aggregate of its direct investment to fund Cash payments (the “Cash Option Consideration”) to Holders of the Prepetition 2025 Notes Claims and Prepetition 2028 Notes Claims pursuant to the Reverse Dutch Election Opportunity in accordance with the Reverse Dutch Procedures.

1.	Reverse Dutch Election Launch Date.

The Debtors shall establish the launch date of the Reverse Dutch Election Opportunity (such date, the “Launch Date”), with such Launch Date to be no later than twenty-one (21) calendar days after the Petition Date, unless the related milestone in the Restructuring Support Agreement is extended or waived by the Company Parties, the Consenting Investor, and the Required Consenting Noteholders. At least one (1) Business Day prior to the Launch Date, the Debtors shall file a notice on the Debtors’ docket detailing the Launch Date and associated deadlines (the “Notice of Reverse Dutch Election Launch”).

2.	Reverse Dutch Election Forms.

On the Launch Date, the Debtors shall provide to DTC and to banks, brokers, and other nominees for distribution to Holders of Prepetition 2025 Notes Claims and Prepetition 2028 Notes Claims the Reverse Dutch Election Forms by which each potential participant shall be able to make their election on account of their Prepetition 2025 Notes Claims and/or Prepetition 2028 Notes Claims, as applicable. The Reverse Dutch Election Forms shall include, among other things, (i) the instructions for participation in the Reverse Dutch Election Opportunity, (ii) a Cash range in increments of $5 per $1,000 principal amount (x) for the Prepetition 2025 Notes, beginning at $500 per $1,000 principal amount up to $825 per $1,000 principal amount and (y) for the Prepetition 2028 Notes, beginning at $500 per $1,000 principal amount up to $775 per $1,000 principal amount) that such holder may select as the amount of Cash such participant would consent to receiving on account of their Prepetition 2025 Notes Claims and Prepetition 2028 Notes Claims (such price, the “Reverse Dutch Election Bid Price”), and (iii) certain acknowledgements, representations, warranties, and agreements of such electing participants.

3.	Reverse Dutch Election Deadline.

The Debtors shall set a deadline by which any submission into the Reverse Dutch Election Opportunity must have been effectuated by the applicable bank, broker, or other nominee holding the Prepetition 2025 Notes Claims or Prepetition 2028 Notes Claims, which shall be no less than twenty (20) Business Days after the Launch Date (as such deadline may be extended, the “Reverse

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Dutch Election Deadline”). The Reverse Dutch Election Deadline shall be extended such that it is no more than ten (10) calendar days prior to the anticipated Effective Date; provided that, in such event, the Debtors shall use commercially reasonable efforts to provide notice of such extension to Holders of Prepetition 2025 Notes Claims and Prepetition 2028 Notes Claims at least five (5) Business Days prior to the previously scheduled Reverse Dutch Election Deadline by filing a notice on the docket and posting such notice on the Debtors’ restructuring website at https://dm.epiq11.com/Akumin (the “Restructuring Website”). Submissions into the Reverse Dutch Election Opportunity may be withdrawn at any time prior to the Reverse Dutch Election Deadline.

4.	Reverse Dutch Election Results.

As soon as practicable after the Reverse Dutch Election Deadline, the Solicitation Agent (in its capacity as agent for the Reverse Dutch Election Opportunity) shall provide the results of the Reverse Dutch Election Opportunity to the Debtors. The following procedures will apply to the Reverse Dutch Election Forms:

Reverse Dutch Election Instructions

It is the responsibility of the Holder to provide its instructions to its broker, bank, or other nominee in accordance with the directions detailed in the Reverse Dutch Election Form, and such broker, bank, or other nominee shall be entitled to accept instructions in accordance with its standard practice.

The submission of instructions for the Reverse Dutch Election Opportunity is anticipated to be through DTC’s Automated Tender Offer Program (“ATOP”) or other procedures for the submission of the Prepetition 2025 Notes or Prepetition 2028 Notes.

Once the Prepetition 2025 Notes or Prepetition 2028 Notes are submitted, they will no longer be transferable (unless withdrawn prior to the Reverse Dutch Election Deadline).

Instructions for each of the Prepetition 2025 Notes and Prepetition 2028 Notes will only be accepted (i) for a single Reverse Dutch Election Bid Price, and (ii) if a Reverse Dutch Election Bid Price is selected on the Reverse Dutch Election Form. In the event there are multiple Reverse Dutch Election Bid Prices selected, the lowest Reverse Dutch Election Bid Price selected shall be deemed the Reverse Dutch Election Bid Price.

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Minimum Amount/Multiples

Each Holder of Class 4 Claims or Class 5 Claims that seeks to participate in the Reverse Dutch Election Opportunity must deliver Prepetition 2025 Notes and Prepetition 2028 Notes, as applicable, in a minimum aggregate principal amount of $2,000 (the “Minimum Amount”) and increments of $1,000 in excess thereof (the “Acceptable Multiple”), subject to adjustments required under the procedures of the DTC relating to minimum and incremental denominations.

No alternative, conditional or contingent deliveries will be accepted. Holders who do not deliver all of their Prepetition 2025 Notes or Prepetition 2028 Notes, as applicable, should ensure that they retain a principal amount of such Prepetition Notes amounting to at least the authorized minimum denomination of $2,000 principal amount.

No Accrued Interest	Under no circumstances will Holders be entitled to receive any Cash payment with respect to principal or accrued interest on the Selected Reverse Dutch Election Participating Notes other than their applicable Reverse Dutch Election Bid Price per each $1,000 principal amount of Selected Reverse Dutch Election Participating Notes and, if applicable, adequate protection payments prior to the Reverse Dutch Election Deadline. Any such principal and accrued interest shall be forfeited.

5.	Notice of Reverse Dutch Election Results.

Within two (2) Business Days of the Reverse Dutch Election Deadline, the Debtors shall (i) announce the results of the Reverse Dutch Election Opportunity by filing a notice on the docket and on the Restructuring Website (the “Notice of Reverse Dutch Election Results”) stating (A) the accepted Reverse Dutch Election Bid Prices, (B) the total principal amount of Selected Reverse Dutch Election Participating Notes (as defined in the Reverse Dutch Election Forms) that are Prepetition 2025 Notes and Prepetition 2028 Notes, respectively, at each such Reverse Dutch Election Bid Price and (C) the Clearing Price (as defined below) and the related Proration Factor (as defined below) for Reverse Dutch Election Participating Notes with Reverse Dutch Election Bid Prices equal to the Clearing Price, and (ii) arrange for the Solicitation Agent to deliver such Notice of Reverse Dutch Election Results to DTC and to the relevant DTC participants that submitted instructions in the Reverse Dutch Election Opportunity on behalf of Holders. The Notice of Reverse Dutch Election Results shall also include the date by which the Debtors anticipate distribution of the Cash and New Notes, respectively, which shall be on or as soon as reasonably practicable after the Effective Date (the “Reverse Dutch Distribution Date”).

6.	Over-Participation.

In the event that the Reverse Dutch Election Available Proceeds are insufficient to pay the aggregate Reverse Dutch Election Bid Price to all participants that have elected to participate in the Reverse Dutch Election Opportunity, then (a) the Reverse Dutch Election Available Proceeds shall be allocated first to the participants that have submitted the lowest Reverse Dutch Election Bid Price for the full amount of Reverse Dutch Election Participating Notes for which such Reverse Dutch Election Bid Price was submitted, which allocation of Reverse Dutch Election Available Proceeds shall be repeated for each next-lowest Reverse Dutch Election Bid Price until the highest Reverse Dutch Election Bid Price for which allocation of remaining Reverse Dutch Election Available Proceeds for the full amount of Reverse Dutch Election Participating Notes

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does not exhaust all of the remaining Reverse Dutch Election Available Proceeds; (b) any participants that have submitted Reverse Dutch Election Participating Notes with the Reverse Dutch Election Bid Price at which the remaining Reverse Dutch Election Available Proceeds would be exhausted after allocation of Reverse Dutch Election Available Proceeds with respect to all lower Reverse Dutch Election Bid Prices as set forth in step (a) above (the “Clearing Price”) shall receive their pro rata share (based on the principal amount of Reverse Dutch Election Participating Notes that were submitted with such Reverse Dutch Election Bid Price, subject to adjustments required under the procedures of DTC relating to minimum and incremental denominations) of the remaining Reverse Dutch Election Available Proceeds (all Reverse Dutch Election Participating Notes allocated Reverse Dutch Election Available Proceeds in step (a) above, together with the portion of Reverse Dutch Election Participating Notes allocated Reverse Dutch Election Available Proceeds in this step (b), the “Selected Reverse Dutch Election Participating Notes”); and (c) any Reverse Dutch Election Participants that select a Reverse Dutch Election Bid Price that is higher than the Clearing Price shall not receive any Reverse Dutch Election Available Proceeds with respect to their Reverse Dutch Election Participating Notes. The ratio of Selected Reverse Dutch Election Participating Notes with a Reverse Dutch Election Bid Price equal to the Clearing Price over the total amount of Reverse Dutch Election Participating Notes at such Reverse Dutch Election Bid Price is referred to as the “Proration Factor.”

Reverse Dutch Election Participants that select Reverse Dutch Election Bid Prices equal to or lower than the Clearing Price will receive consideration equal to their applicable Reverse Dutch Election Bid Price for each $1,000 principal amount of Selected Reverse Dutch Election Participating Notes.

Holders of Prepetition 2025 Notes Claims and Prepetition 2028 Notes Claims that (i) do not participate in the Reverse Dutch Election Opportunity by timely and validly delivering their Prepetition 2025 Notes and/or Prepetition 2028 Notes in accordance with the instructions herein or (ii) submit a Reverse Dutch Election Bid Price that is higher than the Clearing Price, shall receive New Notes on account of all of their Prepetition 2025 Notes or Prepetition 2028 Notes, as applicable, upon effectiveness of the Prepackaged Plan, as detailed in this Disclosure Statement and Prepackaged Plan. In addition, Reverse Dutch Election Participants that submit a Reverse Dutch Election Bid Price that is equal to the Clearing Price shall receive New Notes with respect to the portion of their Prepetition 2025 Notes and/or Prepetition 2028 Notes that are not Selected Reverse Dutch Election Participating Notes.

7.	Reverse Dutch Distribution Date.

Only Holders of Prepetition 2025 Notes or Prepetition 2028 Notes that have been validly submitted and accepted in the Reverse Dutch Election Opportunity shall receive their portion of the Reverse Dutch Election Available Proceeds. Assuming the conditions to the Reverse Dutch Election Opportunity are satisfied or waived, the Debtors will arrange for the delivery of the applicable amount of the Reverse Dutch Election Available Proceeds to DTC.

A summary of the relevant dates is set forth below:

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Reverse Dutch Election Events	Proposed Dates
Debtors File Notice of Reverse Dutch Election Launch	1 Business Day prior to Launch Date

Launch Date	No later than 21 calendar days after the Petition Date (unless the related milestone in the Restructuring Support Agreement is extended or waived by the Company Parties, the Consenting Investor and the Required Consenting Noteholders)

Reverse Dutch Election Deadline	No less than 20 Business Days after the Launch Date; provided that such deadline shall be extended such that it is no more than 10 calendar days prior to the anticipated Effective Date

Reverse Dutch Election Results Announcement	Within 2 Business Days after Reverse Dutch Election Deadline

Reverse Dutch Distribution Date	On or as soon as reasonably practicable after the Effective Date

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X.	CONFIRMATION OF THE PREPACKAGED PLAN

A.	The Confirmation Hearing.

Under section 1128(a) of the Bankruptcy Code, the Bankruptcy Court, after notice, may hold a hearing to confirm a plan of reorganization. The Debtors will request, on the Petition Date, that the Bankruptcy Court set a combined hearing to approve the adequacy of information provided in this Disclosure Statement and confirm the Prepackaged Plan. This Confirmation Hearing may, however, be continued or adjourned from time to time without further notice to parties in interest other than an adjournment announced in open court or a notice of adjournment Filed with the Bankruptcy Court and served in accordance with the Bankruptcy Rules. Subject to section 1127 of the Bankruptcy Code and the Restructuring Support Agreement, the Plan may be modified, if necessary, prior to, during, or as a result of the Confirmation Hearing, without further notice to parties in interest.

Additionally, section 1128(b) of the Bankruptcy Code provides that a party in interest may object to Confirmation. The Debtors, in the same motion requesting a date for the Confirmation Hearing, will request that the Bankruptcy Court set a date and time for parties in interest to file objections to Confirmation of the Prepackaged Plan. An objection to Confirmation of the Prepackaged Plan must be Filed with the Bankruptcy Court and served.

B.	Requirements for Confirmation of the Prepackaged Plan.

Among the requirements for Confirmation of the Prepackaged Plan pursuant to section 1129 of the Bankruptcy Code are: (1) the Prepackaged Plan is accepted by all Impaired Classes of Claims or Interests, or if rejected by an Impaired Class, the Prepackaged Plan “does not discriminate unfairly” and is “fair and equitable” as to the rejecting Impaired Class; (2) the Prepackaged Plan is feasible; and (3) the Prepackaged Plan is in the “best interests” of holders of Claims or Interests.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the Prepackaged Plan satisfies all of the requirements of section 1129 of the Bankruptcy Code. The Debtors believe that: (1) the Prepackaged Plan satisfies, or will satisfy, all of the necessary statutory requirements of chapter 11 for plan confirmation; (2) the Debtors have complied, or will have complied, with all of the necessary requirements of chapter 11 for plan confirmation; and (3) the Prepackaged Plan has been proposed in good faith.

C.	Best Interests of Creditors/Liquidation Analysis.

Often referred to as the “best interests of creditors” test, section 1129(a)(7) of the Bankruptcy Code requires that each holder of a claim or interest in each impaired class either (i) accept the plan or (ii) receive or retain under the plan property of a value, as of the effective date of the confirmed plan, that is not less than the amount such holder would receive if the debtor was liquidated under chapter 7 of the Bankruptcy Code.

Based on this Liquidation Analysis attached hereto as Exhibit D, the Debtors, with the assistance of their advisors, believe the Prepackaged Plan satisfies the best interests test and that each Holder of an Impaired Claim or Interest will receive value under the Prepackaged Plan on

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the Effective Date that is not less than the value such Holder would receive if the Debtors liquidated under chapter 7 of the Bankruptcy Code. The Debtors believe that the Liquidation Analysis and the conclusions set forth therein are fair and represent the Debtors’ best judgment regarding the results of a hypothetical liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

The Liquidation Analysis represents an estimate of cash distributions and recovery percentages based on a hypothetical chapter 7 liquidation of the Debtors’ assets. It is, therefore, a hypothetical analysis based on certain assumptions discussed therein and in this Disclosure Statement. As such, asset values and claims discussed therein may differ materially from amounts referred to in the Prepackaged Plan and this Disclosure Statement. The Liquidation Analysis should be read in conjunction with the assumptions, qualifications, and explanations set forth in this Disclosure Statement and the Prepackaged Plan in their entirety, as well as the notes and assumptions set forth in the Liquidation Analysis.

The determination of the costs of, and proceeds from, the hypothetical liquidation of the Debtors’ assets in a chapter 7 case involves the use of estimates and assumptions that, although considered reasonable by the Debtors based on their business judgment and input from their advisors, are subject to significant business, economic, competitive uncertainties and contingencies beyond the control of the Debtors, their management and their advisors. The Liquidation Analysis was prepared for the sole purpose of generating a reasonable, good faith estimate of the proceeds that would be generated if the Debtors’ assets were liquidated in accordance with chapter 7 of the Bankruptcy Code. The Liquidation Analysis is not intended, and should not be used, for any other purpose.

D.	Feasibility.

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of a plan of reorganization is not likely to be followed by the liquidation, or the need for further financial reorganization of the debtor, or any successor to the debtor (unless such liquidation or reorganization is proposed in such plan of reorganization).

To determine whether the Prepackaged Plan meets this feasibility requirement, the Debtors, with the assistance of the Debtors’ advisors, have analyzed their ability to meet their respective obligations under the Prepackaged Plan. As part of this analysis, the Debtors have prepared their projected consolidated balance sheet, income statement, and statement of cash flows (collectively, the “Financial Projections”). Creditors and other interested parties should review Article VIII of this Disclosure Statement, entitled “Risk Factors,” which begins on page 56, for a discussion of certain factors that may affect the future financial performance of the Reorganized Debtors.

The Financial Projections, along with the assumptions upon which they are based, are attached hereto as Exhibit E and incorporated herein by reference. Based upon the Financial Projections, the Debtors believe that they will be a viable operation following the Chapter 11 Cases and that the Prepackaged Plan will meet the feasibility requirements of the Bankruptcy Code.

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E.	Acceptance by Impaired Classes.

The Bankruptcy Code requires, as a condition to confirmation, except as described in the following section, that each class of claims or equity interests impaired under a plan, accept the plan. A class that is not “impaired” under a plan is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such a class is not required.8

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in a number of allowed claims in that class, counting only those claims that have actually voted to accept or to reject the plan. Thus, a class of Claims will have voted to accept the Prepackaged Plan only if two-thirds in amount and a majority in number of the Allowed Claims in such class that vote on the Prepackaged Plan actually cast their ballots in favor of acceptance.

Section 1126(d) of the Bankruptcy Code defines acceptance of a plan by a class of impaired equity interests as acceptance by holders of at least two-thirds in amount of allowed interests in that class, counting only those interests that have actually voted to accept or to reject the plan. Thus, a Class of Interests will have voted to accept the Prepackaged Plan only if two-thirds in amount of the Allowed Interests in such class that vote on the Prepackaged Plan actually cast their ballots in favor of acceptance.

Pursuant to Article III.E of the Prepackaged Plan, if a Class contains Claims eligible to vote and no holders of Claims eligible to vote in such Class vote to accept or reject the Prepackaged Plan, the holders of such Claims in such Class shall be deemed to have accepted the Prepackaged Plan.

F.	Confirmation Without Acceptance by All Impaired Classes

Section 1129(b) of the Bankruptcy Code allows a bankruptcy court to confirm a plan even if all impaired classes have not accepted it; provided that the plan has been accepted by at least one impaired class. Pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding an impaired class’s rejection or deemed rejection of the plan, the plan will be confirmed, at the plan proponent’s request, in a procedure commonly known as a “cramdown” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or equity interests that is impaired under, and has not accepted, the plan.

If any Impaired Class rejects the Prepackaged Plan, the Debtors reserve the right to seek to confirm the Prepackaged Plan utilizing the “cramdown” provision of section 1129(b) of the Bankruptcy Code. To the extent that any Impaired Class rejects the Prepackaged Plan or is deemed to have rejected the Prepackaged Plan, the Debtors may request Confirmation of the Prepackaged Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke, or withdraw the Prepackaged Plan or any Plan Supplement document, including the right to amend or modify the Prepackaged Plan or any Plan Supplement document to satisfy the requirements of section 1129(b) of the Bankruptcy Code.

[8]

A class of claims is “impaired” within the meaning of section 1124 of the Bankruptcy Code unless the plan (a) leaves unaltered the legal, equitable and contractual rights to which the claim or equity interest entitles the holder of such claim or equity interest or (b) cures any default, reinstates the original terms of such obligation, compensates the holder for certain damages or losses, as applicable, and does not otherwise alter the legal, equitable, or contractual rights to which such claim or equity interest entitles the holder of such claim or equity interest.

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1.	No Unfair Discrimination.

The “unfair discrimination” test applies to classes of claims or interests that are of equal priority and are receiving different treatment under a plan. The test does not require that the treatment be the same or equivalent, but that treatment be “fair.” In general, bankruptcy courts consider whether a plan discriminates unfairly in its treatment of classes of claims or interests of equal rank (e.g., classes of the same legal character). Bankruptcy courts will take into account a number of factors in determining whether a plan discriminates unfairly. A plan could treat two classes of unsecured creditors differently without unfairly discriminating against either class.

2.	Fair and Equitable Test.

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100 percent of the amount of the allowed claims in the class. As to the dissenting class, the test sets different standards depending upon the type of claims or equity interests in the class.

The Debtors submit that if the Debtors “cramdown” the Prepackaged Plan pursuant to section 1129(b) of the Bankruptcy Code, the Prepackaged Plan is structured so that it does not “discriminate unfairly” and satisfies the “fair and equitable” requirement. With respect to the unfair discrimination requirement, all Classes under the Prepackaged Plan are provided treatment that is substantially equivalent to the treatment that is provided to other Classes that have equal rank. With respect to the fair and equitable requirement, no Class under the Prepackaged Plan will receive more than 100 percent of the amount of Allowed Claims or Allowed Interests in that Class. The Debtors believe that the Prepackaged Plan and the treatment of all Classes of Claims or Interests under the Prepackaged Plan satisfy the foregoing requirements for nonconsensual Confirmation of the Prepackaged Plan.

G.	Valuation of the Debtors.

As described above, the Debtors continue to engage with potential bidders with respect to a potential Sale Transaction in connection with the Marketing Process. Because the Debtors do not want to prejudice the competitive sale process, this Disclosure Statement does not include a valuation analysis. See 11 U.S.C. § 1125(b) (“The court may approve a disclosure statement without a valuation of the debtor or an appraisal of the debtor’s assets.”); In re Ditech Holding Corp., Case No. 19-10412 (JLG) (Bankr. S.D.N.Y. May 10, 2019) (ECF No. 544) (order authorizing delayed filing of valuation, liquidation, and recovery analysis until after the auction); In re LBI Media, Inc., Case No. 18-12655 (CSS) (Bankr. D. Del. Jan. 22, 2019) (ECF No. 360) (same) (order approving disclosure statement without a valuation analysis and approving the filing of a valuation analysis at a later date, if necessary); In re Gastar Exploration Inc., Case No. 18-36057 (MI) (Bankr. S.D. Tex. Dec. 21, 2018) (ECF No. 282) (order approving disclosure statement that conducted valuation analysis through a comprehensive marketing process). The Debtors will file, no later than the date that the Plan Supplement is filed, the Debtors’ valuation analysis, and will serve notice thereof on holders of Claims in the Voting Classes as promptly as practicable upon filing.

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XI.	CERTAIN SECURITIES LAW MATTERS

The Solicitation is being made before the Petition Date pursuant to section 4(a)(2) of the Securities Act and Regulation S under the Securities Act and only to applicable holders of Claims and/or Interests who are “accredited investors” as defined in Rule 501 of the Securities Act or are outside the United States and not U.S. persons (and are not purchasing for the account or benefit of a U.S. person) within the meaning of Regulation S under the Securities Act. Following the Petition Date, and subject to conditional approval by the Bankruptcy Court of this Disclosure Statement, the Solicitation is being made with respect to the New Common Stock and the CVRs to all other holders of such applicable Claims and/or Interests pursuant to section 1145 of the Bankruptcy Code and with respect to the New Notes to all other holders of such applicable Claims and/or Interests pursuant to section 4(a)(2) and Regulation S.

The offering, issuance, and distribution of any securities pursuant to the Prepackaged Plan, including the New Common Stock, the CVRs, and the New Notes issuable pursuant to the Prepackaged Plan, will be issued without registration under the Securities Act, Canadian securities laws, or any similar federal, state, provincial, or local law in reliance upon either (i) in the case of the New Common Stock and the CVRs, section 1145 of the Bankruptcy Code (except with respect to an entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code) or (ii) in the case of the New Notes, pursuant to section 4(a)(2) and Regulation S of the Securities Act and similar provisions of state, provincial or local securities laws. The following discussion of the issuance and transferability of the New Common Stock, the CVRs, and the New Notes relates solely to matters arising under federal and state securities laws. The rights of Holders of New Common Stock, CVRs, and the New Notes, including the right to transfer such interests, will also be governed by the New Organizational Documents, the CVR Agreement and the New Notes Indentures.

A.	New Common Stock and CVRs.

As discussed herein, the Prepackaged Plan provides for the offer, issuance, sale, and distribution of the New Common Stock and the CVRs under section 1145 of the Bankruptcy Code.

Section 1145 of the Bankruptcy Code provides that section 5 of the Securities Act and any state law requirements for the issuance of a security do not apply to the offer or sale of stock, options, warrants, or other securities by a debtor if (a) the offer or sale occurs under a plan of reorganization; (b) the recipients of the securities hold a Claim against, an interest in, or Claim for administrative expense against, the debtor; and (c) the securities are issued in exchange for a Claim against or interest in a debtor or are issued principally in such exchange or partly for Cash and property. The Debtors believe that the issuance of the New Common Stock and the CVRs in exchange for the Claims and Interests described above satisfy the requirements of section 1145(a) of the Bankruptcy Code (except with respect to an underwriter as described below).

Accordingly, no registration statement is expected to be filed under the Securities Act or any state securities laws with respect to the offer, issuance, sale and distribution of the New Common Stock and the CVRs. The CVR Agreement will provide that the CVRs are non-transferrable, and the Consenting Investor will be the sole holder of the New Common Stock.

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B.	New Notes.

1.	Issuance.

The New Notes are being offered, issued, sold and distributed without registration under the Securities Act in reliance upon the exemption from registration provided under section 4(a)(2) and Regulation S under the Securities Act. Section 4(a)(2) of the Securities Act provides that the registration requirements of section 5 of the Securities Act will not apply to the offer and sale of a Security in connection with transactions not involving any public offering. Regulation S provides that the registration requirements of section 5 of the Securities Act will not apply to certain transactions involving the offer and sale of securities outside of the United States to any non-U.S. person (within the meaning of Regulation S). The New Notes Indentures will not be qualified under the Trust Indenture Act of 1939.

2.	Subsequent Transfers.

Until the end of the Resale Restriction Period, the New Notes may be offered, sold or otherwise transferred only: (a) to the Reorganized Parent or any of its subsidiaries, (b) under a registration statement that has been declared effective under the Securities Act, (c) for so long as the notes are eligible for resale under Rule 144A, to a person the seller reasonably believes is a qualified institutional buyer that is purchasing for its own account or for the account of another qualified institutional buyer and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) through offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act in transactions meeting the requirements of Rule 903 or Rule 904 under the Securities Act or (e) under any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of the seller’s property or the property of an investor account or accounts be at all times within the seller or account’s control and to compliance with any applicable state or foreign securities laws.

The foregoing restrictions on resale will apply from the Effective Date until the date that is at least one year (in the case of Rule 144A notes) after the later of the Effective Date, the closing date of the issuance of any additional notes and the last date that the Reorganized Parent or any of its affiliates was the owner of the New Notes or any predecessor of the New Notes or 40 days (in the case of Regulation S notes) after the later of the Effective Date, the closing date of the issuance of any additional notes and when the notes or any predecessor of the notes are first offered to persons other than distributors (as defined in Rule 902 of Regulation S) in reliance on Regulation S (the “Resale Restriction Period”), and will not apply after the Resale Restriction Period ends. If a holder of New Notes proposes to resell or transfer notes under clause (e) of the immediately preceding paragraph before the applicable Resale Restriction Period ends, the seller must deliver to the Reorganized Parent and the trustee a letter from the purchaser in the form set forth in the applicable New Notes Indenture, which must provide, among other things, that the purchaser is an institutional investor that is acquiring the notes not for distribution in violation of the Securities Act.

In addition, the New Notes are also subject to transfer restrictions in the New Notes Indentures.

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XII.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PREPACKAGED PLAN

A.	Introduction

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Prepackaged Plan to the Debtors, the Reorganized Debtors, and certain Holders of Claims. It does not address the U.S. federal income tax consequences to Holders not entitled to vote on the Prepackaged Plan other than with respect to Class 9. This summary is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), U.S. Department of the Treasury regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions, and published administrative rules and pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date hereof (collectively, “Applicable Tax Law”). Changes to, or new interpretations of, the Applicable Tax Law may have retroactive effect and could significantly affect the U.S. federal income tax consequences described below. The lack of definitive judicial and administrative authority in a number of areas may also result in substantial uncertainty. No opinion of counsel has been obtained with respect to any matter discussed herein. The Debtors have not requested and do not intend to request any ruling or determination from the IRS or any other taxing authority with respect to the tax consequences discussed herein. The discussion below is not binding on the IRS or the courts. No assurance can be given that the IRS will not assert, or that a court will not sustain, a position that is different from any position discussed herein.

This summary does not address foreign, federal (other than federal income), state, local, estate, or gift tax consequences of the Prepackaged Plan (including such consequences to the Debtors or the Reorganized Debtors), nor does it purport to address all aspects of U.S. federal income tax that may be relevant to any Debtor, Reorganized Debtor, or Holder in light of its individual circumstances or to any Holder that may be subject to special tax rules or treatment (such as governmental authorities or agencies, persons who are related to the Debtors within the meaning of the Tax Code, persons liable for alternative minimum tax or the base erosion and anti-abuse tax, persons whose functional currency is not the U.S. dollar, U.S. expatriates, and other former long-term residents of the U.S., broker–dealers, dealers and traders in securities, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, corporations organized under the laws of a non-U.S. country that are nonetheless treated as a U.S. domestic corporation for U.S. federal income tax purposes, tax-exempt organizations, controlled foreign corporations (and shareholders therein), passive foreign investment companies (and shareholders therein), pass-through entities (e.g., partnerships and subchapter S corporations), beneficial owners of pass-through entities, persons who hold Claims or who will hold any consideration to be received under the Prepackaged Plan as part of a straddle, hedge, conversion transaction, or other integrated investment, persons using a mark-to-market method of tax accounting, and persons who are themselves in bankruptcy). This summary also does not address: (1) any income tax consequences to a Holder that is a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes; (2) any special arrangements or contractual rights that are not being received or entered into in respect of an underlying Claim, including the tax treatment of any backstop fees or similar arrangements (including any ramifications such agreements may have on the treatment of a Holder under the Prepackaged Plan); or (3) differences in tax consequences to Holders that act or receive consideration in a capacity other than as a Holder of a Claim (so the tax consequences for such Holders may differ materially from those described below).

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This summary also does not address the U.S. federal income tax consequences to Holders (1) whose Claims are Unimpaired or otherwise entitled to payment in full in Cash under the Prepackaged Plan or (2) that are deemed to reject the Prepackaged Plan with the exception of Class 9. In addition, this summary also does not address the U.S. federal income tax consequences to Holders of a Sale Transaction. If the Debtors determine, prior to the Effective Date, that the Sale Transaction will be implemented, a supplemental disclosure will be filed containing a discussion of certain tax consequences of such Sale Transaction. The U.S. federal income tax consequences of the implementation of the Prepackaged Plan to the Debtors, the Reorganized Debtors, and Holders described below may also vary depending on the nature of any restructuring transactions the Debtors and/or Reorganized Debtors engage in.

This summary assumes that: (1) except as provided below, a Holder holds a Claim only as a capital asset (within the meaning of section 1221 of the Tax Code); (2) the various debt and other arrangements to which any Debtor is a party will be respected for U.S. federal income tax purposes in accordance with their form; and (3) the Claims constitute interests in the Debtors “solely as a creditor” for purposes of section 897 of the Tax Code.

For purposes of this discussion, a “U.S. Holder” is a Holder that is: (1) an individual citizen or resident of the United States for U.S. federal income tax purposes; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (4) a trust (a) if a court within the United States is able to exercise primary jurisdiction over the trust’s administration and one or more United States persons (within the meaning of section 7701(a)(30) of the Tax Code) have authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person (within the meaning of section 7701(a)(30) of the Tax Code). For purposes of this discussion, a “Non-U.S. Holder” is any Holder of a Claim that is not a U.S. Holder other than any partnership (or other entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes).

If a partnership (or other entity or arrangement treated as a pass-through entity for U.S. federal income tax purposes) is a Holder, the tax treatment of a partner (or other beneficial owner) generally will depend upon the status of the partner (or other beneficial owner) and the activities of the partner (or other beneficial owner) and the entity or arrangement. Partners (or other beneficial owners) of partnerships (or other entities or arrangements treated as pass-through entities for U.S. federal income tax purposes) that are Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of the Prepackaged Plan.

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B.	Certain U.S. Federal Income Tax Consequences to the Debtors and the Reorganized Debtors.

1.	Characterization of Restructuring Transactions.

As of December 31, 2022, the Debtors had net operating loss (“NOL”) carryforwards of $225.0 million and $685.5 million for U.S. federal and state income tax purposes, respectively. The Debtors also have interest expense deductions of $267.3 million as of December 31, 2022, which have been deferred under section 163(j) of the Tax Code (“163(j) Deductions”). Any NOLs or other attributes remaining upon implementation of the Prepackaged Plan may be able to offset future taxable income, thereby reducing the Debtors’ future aggregate tax obligations. However, the amount of any NOLs and other tax attributes, as well as the application of any limitations, remain subject to review and adjustment by the IRS.9

The tax consequences of the implementation of the Prepackaged Plan to the Debtors will differ depending on whether the Restructuring Transaction is implemented or whether the Sale Transaction is implemented. Based on current expectations, the Debtors currently expect that the Restructuring Transactions will be implemented. If the Debtors (in conjunction with other parties in interest) determine, prior to the Effective Date, that the Sale Transaction will be implemented, a supplemental disclosure will be filed containing a discussion of certain tax consequences of such Sale Transaction.

The Restructuring Transactions are not expected to give rise to any gain or loss to the Debtors (other than as a result of COD Income, as described below, and potentially as a result of the satisfaction of certain Claims with collateral securing such Claims). The Debtors’ tax attributes generally will, subject to the rules discussed below regarding COD Income and sections 382 and 383 of the Tax Code, survive the restructuring process and potentially be usable by the Reorganized Debtors going forward.

2.	Cancellation of Debt and Reduction of Tax Attributes.

In general, absent an exception, a taxpayer will realize and recognize cancellation of indebtedness income (“COD Income”) upon satisfaction of its outstanding indebtedness for total consideration less than the amount of such indebtedness. Under section 108 of the Tax Code, a taxpayer will not, however, be required to include COD Income in gross income if the taxpayer is under the jurisdiction of a court in a case under chapter 11 of the Bankruptcy Code and the discharge of debt occurs pursuant to that proceeding (the “Bankruptcy Exception”).

As a consequence of such COD Income exclusion under the Bankruptcy Exception, a taxpayer-debtor must reduce its tax attributes by the amount of COD Income that it excluded from gross income. Such reduction in tax attributes occurs only after the tax for the year of the debt discharge has been determined. In general, tax attributes will be reduced in the following order: (a) net operating losses and carryforwards; (b) general business credit carryovers; (c) minimum tax credit carryovers; (d) capital loss carryovers; (e) tax basis in assets (but not below the amount of liabilities to which the debtor remains subject); (f) passive activity loss and credit carryovers;

[9]	Certain of the amounts included herein are based on the annual report of the Company on Form 10-K for the fiscal year ended December 31, 2022.

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and (g) foreign tax credits carryovers. Alternatively, a debtor with COD Income may elect first to reduce the basis of its depreciable assets pursuant to section 108(b)(5) of the Tax Code. Any excess COD Income over the amount of available tax attributes will generally not give rise to U.S. federal income tax and will generally have no other U.S. federal income tax impact.

As a result of the Restructuring Transactions, the Debtors expect to realize COD Income. The exact amount of any COD Income that will be realized by the Debtors will not be determinable until the consummation of the Prepackaged Plan. Because the Prepackaged Plan provides that certain Holders of Claims will receive non-Cash consideration, the amount of COD Income, and accordingly the amount of tax attributes required to be reduced, will depend, in part, on the fair market value (or, in the case of debt instruments, the adjusted issue price) of the non-Cash consideration received, which cannot be known with certainty at this time.

3.	Limitation of NOL Carryforwards, 163(j) Deductions, and Other Tax Attributes.

Following the Effective Date, unless the 382(l)(5) Exception (as defined below) applies, the Debtors anticipate that any NOL carryforwards, 163(j) Deductions, credits and certain other tax attributes (such as losses and deductions that have accrued economically but are unrecognized as of the date of the ownership change) of the Reorganized Debtors that are not reduced according to the COD Income rules described above and that are allocable to periods before the Effective Date (collectively, “Pre-Change Losses”) may be subject to limitation under sections 382 and 383 of the Tax Code as a result of an “ownership change” of the Reorganized Debtors by reason of the transactions consummated pursuant to the Prepackaged Plan.

Under sections 382 and 383 of the Tax Code, if a corporation undergoes an “ownership change,” the amount of its Pre-Change Losses that may be utilized to offset future taxable income generally is subject to an annual limitation. The rules of sections 382 and 383 of the Tax Code are complicated, but as a general matter, the Debtors anticipate that the cancellation of all Existing Common Stock Interests and issuance of New Common Stock pursuant to the Prepackaged Plan will result in an “ownership change” of the Reorganized Debtors for these purposes, and that the Reorganized Debtors’ use of Pre-Change Losses will be subject to limitation unless the 382(l)(5) Exception (as defined below) applies.

For this purpose, if a corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of “built-in” income and deductions), then generally built-in losses (including amortization or depreciation deductions attributable to such built-in losses) recognized during the five years following such ownership change (up to the amount of the original net unrealized built-in loss) will be treated as Pre-Change Losses and similarly will be subject to the annual limitation. In general, a corporation’s net unrealized built-in loss will be deemed to be zero unless it is greater than the lesser of (a) $10.0 million, or (b) 15 percent of the fair market value of its assets (with certain adjustments) before the ownership change.

The rules of section 382 of the Tax Code are complicated, but as a general matter, the Debtors anticipate that the issuance of New Common Stock pursuant to the Plan will result in an “ownership change” of the Debtors for these purposes, and that the Reorganized Debtors’ use of the Pre-Change Losses will be subject to limitation unless an exception to the general rules of section 382 of the Tax Code applies.

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a.	General Section 382 Annual Limitation.

In general, the amount of the annual limitation to which a corporation that undergoes an “ownership change” would be subject is equal to the product of (i) the fair market value of the stock of the corporation immediately before the “ownership change” (with certain adjustments) multiplied by (ii) the “long-term tax-exempt rate” (which is the highest of the adjusted federal long-term rates in effect for any month in the 3-calendar-month period ending with the calendar month in which the “ownership change” occurs). Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year.

Notwithstanding the rules described above, if post-ownership change, a debtor corporation and its subsidiaries do not continue the debtor corporation’s historic business or use a significant portion of its historic business assets in a new business for two years after the ownership change, the annual limitation resulting from the ownership change is zero.

b.	Special Bankruptcy Exemptions.

Special rules may apply in the case of a corporation that experiences an “ownership change” as a result of a bankruptcy proceeding. An exception to the foregoing annual limitation rules generally applies when shareholders and creditors of a debtor corporation in a chapter 11 proceeding receive, in the case of creditors, with respect of their “qualified claims,” at least 50 percent of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in a chapter 11 proceeding) pursuant to a confirmed chapter 11 plan (the “382(l)(5) Exception”). Under the 382(l)(5) Exception, a debtor’s Pre-Change Losses are not limited on an annual basis, but, instead, NOL carryforwards will be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the plan of reorganization, and during the part of the taxable year prior to and including the effective date of the plan of reorganization, in respect of all debt converted into stock in the reorganization. If the 382(l)(5) Exception applies and the Reorganized Debtors undergo another “ownership change” within two years after the Effective Date, then the Reorganized Debtors’ Pre-Change Losses effectively would be eliminated in their entirety.

Where the 382(l)(5) Exception is not applicable to a corporation in bankruptcy (either because the debtor does not qualify for it or the debtor otherwise elects not to utilize the 382(l)(5) Exception), a second special rule generally will apply (the “382(l)(6) Exception”). Under the 382(l)(6) Exception, the annual limitation will be calculated by reference to the lesser of the value of the debtor corporation’s new stock (with certain adjustments) immediately after the ownership change and the value of such debtor corporation’s assets (determined without regard to liabilities) immediately before the ownership change. This differs from the ordinary rule that requires the fair market value of a debtor corporation that undergoes an “ownership change” to be determined before the events giving rise to the change. The 382(l)(6) Exception also differs from the 382(l)(5) Exception in that the debtor corporation is not required to reduce its NOL carryforwards by the amount of interest deductions claimed within the prior three-year period, and the debtor may undergo an ownership change within two years without triggering the elimination of its Pre-Change Losses. The resulting limitation from a subsequent ownership change would be determined under the regular rules for ownership changes.

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The Debtors have not determined whether the 382(l)(5) Exception will be available or, if it is available, whether the Reorganized Debtors will elect out of its application.

C.	Certain U.S. Federal Income Tax Consequences to U.S. Holders of Certain Claims Entitled to Vote.

The following discussion assumes that the Debtors will undertake the Restructuring Transactions as currently contemplated by the Prepackaged Plan (i.e., as a recapitalization of the existing Company). It is unclear whether a Holder that holds Claims in multiple Classes that are deemed exchanged will be considered to engage in separate exchanges with respect to each such Class of Claims. The following discussion assumes that a Holder of Claims in multiple Classes will be treated as separately engaging in the Restructuring Transactions with respect to each Class of Claims held. Holders of Claims are urged to consult their own tax advisors regarding the tax consequences of the Restructuring Transactions to them in light of their own personal circumstances.

The treatment of U.S. Holders of Claims with respect to Prepetition Senior Secured Notes and the Prepetition RCF Facility depends on whether the New Debt Facilities result in a “significant modification” of the applicable Prepetition Senior Secured Notes and the Prepetition RCF Facility. A “significant modification” of a debt instrument will result in a deemed exchange of the instrument and a taxable event to the U.S. Holder. Under applicable Treasury Regulations, the modification of the terms of a debt instrument (including pursuant to an exchange of a new debt instrument for the existing debt instrument) generally is a significant modification if, based on all of the facts and circumstances and taking into account all modifications of the debt instrument, the legal rights or obligations that are altered and the degree to which they are altered is “economically significant.” A modification that adds, deletes, or alters customary accounting or financial covenants is not a significant modification. A modification that releases or otherwise alters the collateral for, a guarantee on, or other form of credit enhancement for a recourse debt instrument is a significant modification if the modification results in a “change in payment expectations.” In general, a release of a guarantee or collateral results in a change in payment expectations if the modification (i) gives rise to a substantial impairment of the issuer’s capacity to meet its payment obligations and (ii) such capacity was adequate prior to the modification and is primarily speculative thereafter. A modification that changes the timing of payments due under a debt instrument is a significant modification if it results in a material deferral of scheduled payments. However, a deferral of one or more scheduled payments is not a material deferral if it is within a safe-harbor period beginning on the original due date of the first scheduled payment that is deferred and extending for a period equal to the lesser of five years or 50% of the original term of the instrument. A change in the yield of a debt instrument is a significant modification if the yield of the modified instrument (as computed under the applicable Treasury Regulations and taking into account any payments made as consideration for the modification, such as any consent fees with respect to the New 2027 Notes and New 2028 Notes ) varies from the annual yield of the unmodified instrument (determined as of the date of the modification) by more than the greater of 0.25% or 5% of the annual yield of the unmodified instrument.

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If the exchange of the applicable Prepetition Senior Secured Notes and Prepetition RCF Facility for the applicable New Debt Facilities constitutes a significant modification of the applicable Prepetition Senior Secured Notes and Prepetition RCF Facility, the U.S. federal income tax consequences of such exchange depends, in part, on whether the applicable Prepetition Senior Secured Notes, Prepetition RCF Facility and New Debt Facility constitute securities for purposes of the reorganization provisions of the Tax Code. Neither the Tax Code nor the Treasury Regulations promulgated pursuant thereto define the term “security.” Whether a debt instrument constitutes a “security” for U.S. federal income tax purposes is determined based on all the relevant facts and circumstances, but most authorities have held that the length of the term of a debt instrument at initial issuance is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. For instruments with a term of more than five years but less than ten years, such instruments must generally be analyzed utilizing other factors that the courts deem relevant to such determination. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof with respect to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable or contingent, and whether such payments are made on a current basis or accrued. U.S. Holders should consult their own tax advisors as to whether the applicable Prepetition Senior Secured Notes, Prepetition RCF Facility and applicable New Debt Facility could qualify as “securities” for U.S. federal income tax purposes.

1.	Consequences to U.S. Holders of Prepetition RCF Claims (Class 3).

Pursuant to the Prepackaged Plan, in exchange for the full and final satisfaction, compromise, settlement, release and discharge of the Prepetition RCF Claims, each U.S. Holder thereof will receive as consideration its pro rata share of the New RCF Exit Facility.

As described above, the significant modification of a debt instrument will result in a deemed exchange of the instrument and a taxable event to the holder. Pursuant to the Plan, the terms of the Prepetition RCF Facility will be altered or otherwise modified as set forth in the New RCF Exit Facility Agreement. The Debtors intends to take the position that the alterations to the New RCF Exit Facility should result in a significant modification of the Prepetition RCF Facility for U.S. federal income tax purposes. If, however, the proposed alterations do not result ,for U.S. federal income tax purposes, in a deemed exchange, a U.S. Holder would generally not recognize any income, gain, or loss with respect to the Prepetition RCF Claims as a result of the proposed alterations. In addition, a U.S. Holder would generally have the same adjusted tax basis and holding period in the Prepetition RCF Facility as it had before the adoption of the proposed alterations.

If the proposed alterations do constitute a significant modification of the Prepetition RFC Facility, the U.S. federal income tax consequences of the resulting deemed exchange would generally depend on whether the Prepetition RCF Facility and the New RCF Exit Facility are treated as “securities” for purposes of the reorganization provisions of the Tax Code. The Prepetition RCF Facility are secured obligations with a term of five years. Accordingly, a U.S. Holder of a Prepetition RCF Facility should consult their own tax advisor to determine whether the Prepetition RCF Facility should be treated as “securities” for U.S. federal income tax purposes.

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a.	Treatment if Prepetition RCF Facility Is Not Treated as a Security.

To the extent that a U.S. Holder’s Prepetition RCF Facility Claims or the New RCF Exit Facility are not treated as a security, such U.S. Holder would be treated as exchanging its Prepetition RCF Facility for a New RCF Exit Facility in a fully taxable exchange under section 1001 of the Tax Code. A U.S. Holder of a Prepetition RCF Facility who is subject to this treatment should recognize gain or loss equal to the difference between (i) the issue price of the New RCF Exit Facility (calculated as described under “—Issue Price”) in exchange for its Prepetition RCF Facility and (ii) the U.S. Holder’s adjusted tax basis in its Prepetition RCF Facility. The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the U.S. Holder, the nature of the Claim in such U.S. Holder’s hands, whether the Claim was purchased at a discount, and whether and to what extent the U.S. Holder previously has claimed a bad debt deduction with respect to its Claim. If recognized gain is capital gain, it generally would be long-term capital gain if the U.S. Holder held its Prepetition RCF Facility for more than one year at the time of the exchange. The deductibility of capital losses is subject to certain limitations, as discussed below. To the extent that a portion of the consideration received in exchange for its Prepetition RCF Facility is allocable to accrued but untaxed interest, the U.S. Holder may recognize ordinary income. A U.S. Holder’s tax basis in the New RCF Exit Facility should be equal to the issue price of the New RCF Exit Facility. A U.S. Holder’s holding period for the New RCF Exit Facility received on the Effective Date should begin on the day following the Effective Date.

b.	Treatment if Prepetition RCF Facility and New RCF Exit Facility Are Treated as Securities.

If the Prepetition RCF Facility and New RCF Exit Facility are treated as securities, then the exchange of such Claims should be treated as a “recapitalization” within the meaning of section 368(a)(1)(E) of the Code (the “Recapitalization”). Other than with respect to any amounts received that are attributable to accrued but untaxed interest (or OID), and subject to the rules relating to market discount, a U.S. Holder of such a Claim should recognize gain (but not loss), to the extent of the lesser of (a) the amount of gain realized from the exchange, which should be equal to (i) the sum of (A) any Cash received and (B) the fair market value of any non-Cash consideration, minus (ii) the U.S. Holder’s adjusted basis, if any, in the Claim; and (b) the sum of (i) any Cash received and (ii) the fair market value (or principal amount in the case of a debt instrument) of any non-Cash consideration that constitutes “other property” that is not permitted to be received under sections 354 and 356 of the Tax Code without recognition of gain.

The U.S. Holder should obtain a tax basis in the New RCF Exit Facility received, other than such amounts treated as received in satisfaction of accrued but untaxed interest, equal to (a) the tax basis of the Prepetition RCF Facility surrendered less (b) the Cash and “other property” received plus (c) gain recognized (if any). The tax basis of any New RCF Exit Facility treated as received in satisfaction of accrued but untaxed interest should equal the amount of such accrued but untaxed interest. Subject to amounts treated as received in satisfaction of accrued but untaxed interest, the holding period for the New RCF Exit Facility received should include the holding

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period for the exchanged Prepetition RCF Facility. The holding period for the New RCF Exit Facility treated as received in satisfaction of accrued but untaxed interest should begin on the day following the receipt of such property. For the treatment of the exchange to the extent a portion of the consideration received is allocable to accrued but unpaid interest, OID or market discount, see the sections entitled “Accrued Interest and OID” and “Market Discount” below.

2.	Consequences to U.S. Holders of Prepetition 2025 Notes Claims (Class 4).

Pursuant to the Prepackaged Plan, in exchange for the full and final satisfaction, compromise, settlement, release and discharge of the Prepetition 2025 Notes Claims, each Holder thereof will receive as consideration its pro rata share of the New 2027 Notes and cash to the extent such Holder participates in the Reverse Dutch Election Opportunity.

As described above, the significant modification of a debt instrument will result in a deemed exchange of the instrument and a taxable event to the U.S. Holder. Pursuant to the Prepackaged Plan, the terms of the Prepetition 2025 Notes will be amended or otherwise modified as set forth in the New 2027 Notes Indenture. The Debtor intends to take the position that the alterations to the New 2027 Notes should result in a significant modification of the Prepetition 2025 Notes for U.S. federal income tax purposes. If, however, the alterations do not result in a significant modification, U.S. Holders of the Prepetition 2025 Notes will generally have the same adjusted tax basis in, and holding period for, the New 2027 Notes received in exchange for the Prepetition 2025 Notes and will recognize gain or loss equal to the difference between any cash received on the portion of their New 2027 Notes that are retired and their tax basis in such Prepetition 2025 Notes. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder has held the Prepetition 2025 Notes for more than one year as of the date of disposition. U.S. Holders should consult their own tax advisors regarding the applicable tax rates and netting rules for capital gains and losses. As discussed below, there are limitations on the deduction of capital losses by both corporate and noncorporate taxpayers.

If the exchange of the New 2027 Notes for the Prepetition 2025 Notes constitutes a significant modification of the Prepetition 2025 Notes, the U.S. federal income tax consequences of the exchange of Prepetition 2025 Notes for New 2027 Notes depend, in part, on whether the Prepetition 2025 Notes and New 2027 Notes constitute securities for purposes of the reorganization provisions of the Tax Code. The Prepetition 2025 Notes are senior secured obligations with a term to maturity of approximately five years when issued. Accordingly, a U.S. Holder of the Prepetition 2025 Notes should consult their own tax advisor to determine whether the Prepetition 2025 Notes should be treated as securities for U.S. federal income tax purposes.

a.	Treatment if Prepetition 2025 Notes Claims Are Not Treated as Securities.

To the extent that a U.S. Holder’s Prepetition 2025 Notes Claims or the New 2027 Notes are not treated as a security, such U.S. Holder would be treated as exchanging its Prepetition 2025 Notes Claim for the New 2027 Notes in a fully taxable exchange under section 1001 of the Tax Code. A U.S. Holder of a Prepetition 2025 Notes Claim who is subject to this treatment should recognize gain or loss equal to the difference between (i) the sum of the amount of cash and the issue price of the New 2027 Notes (calculated as described under “—Issue Price”) in exchange for

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its Prepetition 2025 Notes Claims and (ii) the U.S. Holder’s adjusted tax basis in its Prepetition 2025 Notes Claims. The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the U.S. Holder, the nature of the Claim in such U.S. Holder’s hands, whether the Claim was purchased at a discount, and whether and to what extent the U.S. Holder previously has claimed a bad debt deduction with respect to its Claim. If recognized gain is capital gain, it generally would be long-term capital gain if the U.S. Holder held its Prepetition 2025 Notes Claims for more than one year at the time of the exchange. The deductibility of capital losses is subject to certain limitations, as discussed below. To the extent that a portion of the consideration received in exchange for its Prepetition 2025 Notes Claims is allocable to accrued but untaxed interest, the U.S. Holder may recognize ordinary income. A U.S. Holder’s tax basis in the New 2027 Notes should be equal to the issue price of the New 2027 Notes. A U.S. Holder’s holding period for the New 2027 Notes received on the Effective Date should begin on the day following the Effective Date.

b.	Treatment if Prepetition 2025 Notes and New 2027 Notes Are Treated as Securities.

If the Prepetition 2025 Notes and New 2027 Notes are treated as securities, then the exchange of such Claims should be treated as a Recapitalization. Other than with respect to any amounts received that are attributable to accrued but untaxed interest (or OID), and subject to the rules relating to market discount, a U.S. Holder of such a Claim should recognize gain (but not loss), to the extent of the lesser of (a) the amount of gain realized from the exchange, which should be equal to (i) the sum of (A) any cash received and (B) the fair market value of any non-Cash consideration, minus (ii) the U.S. Holder’s adjusted basis, if any, in the Claim; and (b) the sum of (i) any cash received and (ii) the fair market value (or principal amount in the case of a debt instrument) of any non-cash consideration that constitutes “other property” that is not permitted to be received under sections 354 and 356 of the Tax Code without recognition of gain.

The Holder should obtain a tax basis in the New 2027 Notes received, other than such amounts treated as received in satisfaction of accrued but untaxed interest, equal to (a) the tax basis of the Prepetition 2025 Notes surrendered less (b) the cash and “other property” received plus (c) gain recognized (if any). The tax basis of any New 2027 Notes treated as received in satisfaction of accrued but untaxed interest should equal the amount of such accrued but untaxed interest. Subject to amounts treated as received in satisfaction of accrued but untaxed interest, the holding period for the New 2027 Notes received should include the holding period for the exchanged Claim. The holding period for the New 2027 Notes treated as received in satisfaction of accrued but untaxed interest should begin on the day following the receipt of such property. For the treatment of the exchange to the extent a portion of the consideration received is allocable to accrued but unpaid interest, OID or market discount, see the sections entitled “Accrued Interest and OID” and “Market Discount” below.

3.	Consequences to U.S. Holders of Prepetition 2028 Notes Claims (Class 5).

Pursuant to the Prepackaged Plan, in exchange for the full and final satisfaction, compromise, settlement, release and discharge of the Prepetition 2028 Notes Claims, each U.S. Holder thereof will receive as consideration its pro rata share of the New 2028 Notes and cash to the extent such Holder participates in the Reverse Dutch Election Opportunity.

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As described above, the significant modification of a debt instrument will result in a deemed exchange of the instrument and a taxable event to the U.S. Holder. Pursuant to the Prepackaged Plan, the terms of the Prepetition 2028 Notes will be altered or otherwise modified as set forth in the New 2028 Notes Indenture. It is unclear whether the adoption of the alterations to the Prepetition 2028 Notes, could constitute a significant modification of the Prepetition 2028 Notes resulting in a deemed exchange of the Prepetition 2028 Notes for the New 2028 Notes. If the adoption of the alterations does not result in a significant modification, U.S. Holders of the Prepetition 2028 Notes will have the same adjusted tax basis in, and holding period for, the New 2028 Notes received in exchange for the Prepetition 2028 Notes as such U.S. Holder had immediately prior to the alterations and will recognize gain or loss equal to the difference between any cash received on the portion of their New 2028 Notes that are retired and their tax basis in such proportion of the Prepetition 2028 Notes to which any such cash is allocable. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the Prepetition 2028 Notes for more than one year as of the date of disposition. U.S. Holders should consult their own tax advisors regarding the applicable tax rates and netting rules for capital gains and losses. As discussed below, there are limitations on the deduction of capital losses by both corporate and noncorporate taxpayers.

If the exchange of the New 2028 Notes for the Prepetition 2028 Notes constitutes a significant modification of the Prepetition 2028 Notes, the U.S. federal income tax consequences of the exchange of Prepetition 2028 Notes for New 2028 Notes depend, in part, on whether the Prepetition 2028 Notes and New 2028 Notes constitute securities for purposes of the reorganization provisions of the Tax Code. The Prepetition 2028 Notes are senior secured obligations with a term to maturity of approximately seven years when issued. Accordingly, a U.S. Holder of the Prepetition 2028 Notes should consult their own tax advisor to determine whether the Prepetition 2028 Notes and New 2028 Notes should be treated as securities for U.S. federal income tax purposes.

a.	Treatment if Prepetition 2028 Notes Claims Are Not Treated as Securities.

To the extent that a U.S. Holder’s Prepetition 2028 Notes Claims or the New 2028 Notes are not treated as a security, such U.S. Holder would be treated as exchanging its Prepetition 2028 Notes Claim for the New 2028 Notes in a fully taxable exchange under section 1001 of the Tax Code. A U.S. Holder of a Prepetition 2028 Notes Claim who is subject to this treatment should recognize gain or loss equal to the difference between (i) the sum of the amount of cash and the issue price of the New 2028 Notes (calculated as described under “—Issue Price”) in exchange for its Prepetition 2028 Notes Claims and (ii) the U.S. Holder’s adjusted tax basis in its Prepetition 2028 Notes Claims. The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the U.S. Holder, the nature of the Claim in such U.S. Holder’s hands, whether the Claim was purchased at a discount, and whether and to what extent the U.S. Holder previously has claimed a bad debt deduction with respect to its Claim. If recognized gain is capital gain, it generally would be long-term capital gain if the U.S. Holder held its Prepetition 2028 Notes Claims for more than one year at the time of the exchange. The deductibility of capital losses is subject to certain limitations, as discussed below. To the extent that a portion of the consideration received in exchange for its Prepetition 2028 Notes Claims is allocable to accrued but untaxed interest, the U.S. Holder may recognize ordinary income. A U.S. Holder’s tax basis in the New 2028 Notes should be equal to the issue price of the New 2028 Notes. A U.S. Holder’s holding period for the New 2028 Notes received on the Effective Date should begin on the day following the Effective Date.

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b.	Treatment if Prepetition 2028 Notes and New 2028 Notes Are Treated as Securities.

If the Prepetition 2028 Notes and New 2028 Notes are treated as securities, then the exchange of such Claims should be treated as a Recapitalization. Other than with respect to any amounts received that are attributable to accrued but untaxed interest (or OID), and subject to the rules relating to market discount, a U.S. Holder of such a Claim should recognize gain (but not loss), to the extent of the lesser of (a) the amount of gain realized from the exchange, which should be equal to (i) the sum of (A) any cash received and (B) the fair market value of any non-Cash consideration, minus (ii) the U.S. Holder’s adjusted basis, if any, in the Claim; and (b) the sum of (i) any cash received and (ii) the fair market value (or principal amount in the case of a debt instrument) of any non-cash consideration that constitutes “other property” that is not permitted to be received under sections 354 and 356 of the Tax Code without recognition of gain.

The Holder should obtain a tax basis in the New 2028 Notes received, other than such amounts treated as received in satisfaction of accrued but untaxed interest, equal to (a) the tax basis of the Prepetition 2028 Notes surrendered less (b) the cash and “other property” received plus (c) gain recognized (if any). The tax basis of any New 2028 Notes treated as received in satisfaction of accrued but untaxed interest should equal the amount of such accrued but untaxed interest. Subject to amounts treated as received in satisfaction of accrued but untaxed interest, the holding period for the New 2028 Notes received should include the holding period for the exchanged Claim. The holding period for the New 2028 Notes treated as received in satisfaction of accrued but untaxed interest should begin on the day following the receipt of such property. For the treatment of the exchange to the extent a portion of the consideration received is allocable to accrued but unpaid interest, OID or market discount, see the sections entitled “Accrued Interest and OID” and “Market Discount” below.

4.	Consent Fee or Payment with respect to the New RCF Exit Facility.

a.	Deemed Exchange Rules.

As discussed above, the modification of a debt instrument is treated as resulting in a deemed exchange if the modification constitutes a “significant modification” under applicable Treasury Regulations. The applicable Treasury Regulations provide that a change in the yield of a debt instrument is a significant modification if the yield on the modified instrument varies from the annual yield on the unmodified instrument (determined as of the date of the modification) by more than the greater of (i) 25 basis points and (ii) five percent of the annual yield of the unmodified instrument. For purposes of determining the yield on the modified debt instrument, any payments made to a holder as consideration for the modification (such as any consent fee or payment with respect to the New RCF Exit Facility, the “Consent Fee”), as well as any prior consent payments or other modifications that affect the yield on the debt instrument, are generally taken into account as an adjustment to the debt instrument’s “issue price.”

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b.	Characterization of the Consent Fee.

The U.S. federal income tax treatment of the Consent Fee is unclear. In a private letter ruling involving a different issuer, the IRS concluded that a payment made in connection with a consent solicitation constituted a payment of accrued and unpaid interest (to the extent of such interest) and then a return of principal with respect to the notes in question. The portion of the Consent Fee treated as interest would be taxable to a U.S. Holder as ordinary interest income to the extent not previously included in gross income under such U.S. Holder’s regular method of accounting. The portion of the Consent Fee treated as a payment of principal would decrease such U.S. Holder’s adjusted tax basis, and a U.S. Holder would recognize gain in the amount of such portion when its New RCF Exit Facility is retired, or would realize additional gain or a reduced loss upon a sale or disposition of its interest in such New RCF Exit Facility. However, because the Debtor generally cannot rely on a private letter ruling issued to another taxpayer, this conclusion will not necessarily apply with respect to the payment of the Consent Fee.

Alternatively, the Consent Fee could constitute separate consideration for a U.S. Holders’ tender of its New RCF Exit Facility by the Consent Fee deadline, resulting in ordinary income to a U.S. Holder in the full amount of the Consent Fee (i.e., without reducing such amount by any portion of the U.S. Holder’s adjusted tax basis in its own New RCF Exit Facility).

U.S. Holders are urged to consult their independent tax advisors regarding the U.S. federal income tax consequences of the Consent Fee.

5.	Consequences to U.S. Holders of Prepetition Series A Note Claims (Class 6).

Pursuant to the Prepackaged Plan, in exchange for full and final satisfaction, compromise, settlement, release and discharge of the Prepetition Series A Note Claims, the Holder of the Allowed Prepetition Series A Note Claims shall receive 100% of the New Common Stock of Reorganized Parent. The Prepetition Series A Note is an unsecured obligation with a term to maturity of eleven years and, accordingly, the remainder of this discussion assumes that the Prepetition Series A Note qualifies as a security for U.S. federal income tax purposes. Such treatment is not free from doubt, however. Accordingly, U.S. Holders should consult their own tax advisors regarding the treatment of the Prepetition Series A Note as a security for U.S. federal income tax purposes.

a.	Treatment if Prepetition Series A Note Claims Are Treated as Securities.

If the Prepetition Series A Note Claim qualifies as a “security”, a U.S. Holder of the Prepetition Series A Note Claims should be treated as receiving its New Common Stock in a Recapitalization. Subject to the rules regarding accrued but untaxed interest, the Holder of the Allowed Prepetition Series A Note Claims should not recognize any gain or loss in the Recapitalization. The Holder of the Allowed Prepetition Series A Note Claims should obtain a tax basis in the New Common Stock received, other than any such amounts treated as received in satisfaction of accrued but untaxed interest, equal to the tax basis of the Claim surrendered. The tax basis of any New Common Stock treated as received in satisfaction of accrued but untaxed

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interest should equal the amount of such accrued but untaxed interest. Subject to amounts treated as received in satisfaction of accrued but untaxed interest, the holding period for the New Common Stock received should include the holding period for the exchanged Claim. The holding period for any New Common Stock treated as received in satisfaction of accrued but untaxed interest should begin on the day following the receipt of such property.

6.	Consequences to U.S. Holders of Existing Common Stock Interests (Class 9).

The exchange of Existing Common Stock Interests for cash and CVRs will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a U.S. Holder recognizes, and the timing and character of such gain or loss, depend in part on the U.S. federal income tax treatment of the CVRs. The installment method of reporting any gain attributable to the receipt of a CVR generally will not be available with respect to the disposition of Existing Common Stock Interests because the Existing Common Stock Interests are traded on an established securities market. Pursuant to U.S. Treasury regulations addressing contingent payment obligations analogous to the CVRs, if the fair market value of the CVRs is “reasonably ascertainable,” a U.S. Holder should treat the transaction as a “closed transaction” and currently include the fair market value of the CVRs in income as additional consideration received in exchange for Existing Common Stock Interests for purposes of determining gain or loss. On the other hand, if the fair market value of the CVRs cannot be reasonably ascertained, a U.S. Holder may treat the transaction as an “open transaction” for purposes of determining gain or loss. The Treasury Regulations describing the “reasonably ascertainable” standard state that only in “rare and extraordinary” cases would the value of contingent payment obligations not be reasonably ascertainable. There is no authority directly addressing whether contingent payment rights with characteristics similar to the rights under a CVR should be treated as “open transactions” or “closed transactions,” and such question is inherently factual in nature. Accordingly, U.S. Holders are urged to consult their own tax advisors regarding this issue. Pursuant to the CVR Agreement, the Company and any CVR recipient intend to treat a stockholder’s receipt of a CVR as the receipt of additional consideration paid in exchange for Existing Common Stock Interests and as part of a “closed transaction” for U.S. federal income tax purposes. The IRS is not bound by any position taken by the Debtors, and may characterize the CVRs as a debt instrument or otherwise. If the IRS disagrees with any position taken by the Debtors, the tax treatment to U.S. Holders receiving the CVRs in exchange for Claims may be materially different from the treatment described below.

a.	Treatment as Closed Transaction.

The Reorganized Parent will report receipt of the CVRs as part of a closed transaction for U.S. federal income tax purposes. A U.S. Holder who receives cash and CVRs in exchange for Existing Common Stock Interests generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received plus the fair market value (determined as of the Effective Time) of any CVRs received and (ii) the U.S. Holder’s adjusted tax basis in its Existing Common Stock Interests. The proper method to determine the fair market value of a CVR is not clear, but it is possible that the trading value of the Existing Common Stock Interests would be considered along with other factors in making that determination. Any capital gain or loss recognized will be long-term capital gain or loss if the U.S. Holder’s holding period for such Existing Common Stock Interests exceeds one year as of the Effective Date. The deductibility of capital losses is subject to limitations, as discussed below. Gain or loss generally will be determined separately for each block of Existing Common Stock Interests Shares (that is, Existing Common Stock Interests acquired at the same cost in a single transaction).

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A U.S. Holder’s initial tax basis in a CVR received would equal the fair market value of such CVR as of the Effective Date as determined for U.S. federal income tax purposes. The holding period for a CVR would begin on the day following the Effective Date.

Pursuant to the CVR Agreement, the Company intends to provide the CVR Agent with the Company’s determination of the fair market value of the CVRs issued pursuant to the CVR Distribution Framework. The Company’s determination is not binding on the IRS as to the U.S. Holder’s tax treatment or the fair market value of the CVRs. Although the Company intends to provide such information on or before April 15th of the year following the Effective Date, a U.S. Holder should be prepared to obtain extensions of the filing date for their income tax returns at the federal, state and local level in the event that the Company is unable to provide such information before April 15th of the year following the Effective Date.

As noted above, there is no authority directly addressing the U.S. federal income tax treatment of contingent payment rights with characteristics similar to the rights under the CVRs and, therefore, the amount, timing and character of any gain, income or loss realized with respect to the CVRs is uncertain. For example, payments with respect to the CVRs could be treated as payments with respect to a sale or exchange of a capital asset or as giving rise to ordinary income. It is also possible that, were a payment with respect to a CVR treated as being with respect to the sale of a capital asset, a portion of such payment would constitute imputed interest, as described below. The Company intends to treat any payment received by a U.S. Holder in respect of a CVR (except to the extent any portion of such payment is required to be treated as imputed interest, as described below) as an amount realized on the disposition of all or a portion of the CVR (as applicable) by the U.S. Holder. Assuming that this method of reporting is correct, a U.S. Holder should recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between such payment (less any portion of such payment required to be treated as imputed interest, as described below) and the U.S. Holder’s adjusted tax basis in the applicable portion of the CVR. The gain or loss will be long-term capital gain or loss if the U.S. Holder has held the CVR for more than one year at the time of such payment. Additionally, a U.S. Holder may recognize loss to the extent of any basis remaining in such U.S. Holder’s CVR after the right to receive any further cash payments under such U.S. Holder’s CVR expires. The deductibility of capital losses is subject to limitations, as discussed below. U.S. Holders should consult their own tax advisors regarding the tax treatment of the CVRs, including the allocation of a U.S. Holder’s adjusted tax basis among the applicable portions of the CVR.

b.	Treatment as Open Transaction.

If the transaction is treated as an “open transaction” for U.S. federal income tax purposes, the fair market value of the CVRs would not be treated as additional consideration for the Existing Common Stock Interests on the Effective Date, as the case may be, and the U.S. Holder would have no tax basis in the CVRs. Instead, the U.S. Holder would take payments under the CVRs into account when made or deemed made in accordance with the U.S. Holder’s regular method of

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accounting for U.S. federal income tax purposes. A portion of such payments would be treated as imputed interest, as described below, and the balance, in general, as additional consideration for the disposition of the Existing Common Stock Interests. Payments of cash pursuant to the Consenting Investor Cash Contribution, plus the portion of payments on the CVRs not treated as imputed interest as described below, will generally first be applied against a U.S. Holder’s adjusted tax basis in the Existing Common Stock Interests. A U.S. Holder will then recognize capital gain to the extent of any cash received pursuant to the Consenting Investor Cash Contribution and the portion of payments received in respect of the CVRs not treated as imputed interest exceeds the U.S. Holder’s adjusted tax basis. A U.S. Holder will recognize capital loss to the extent of any remaining basis after the basis recovery described in the previous sentence, although it is possible that such U.S. Holder may not be able to recognize such loss until the resolution of all contingencies under the CVRs or possibly until such U.S. Holder’s abandonment of the U.S. Holder’s CVRs. Any such capital gain or loss will be long-term if the Existing Common Stock Interests were held for more than one year prior to the Effective Date. The deductibility of capital losses is subject to certain limitations, as discussed below. Gain or loss generally will be determined separately for each block of Existing Common Stock Interests (that is, Existing Common Stock Interests acquired at the same cost in a single transaction). As discussed above, the Company will not report the CVRs as an open transaction for U.S. federal income tax purposes.

7.	Issue Price

The “issue price” of such particular New Debt Facility depends on whether, at any time during the 31-day period ending 15 days after the Effective Date, such particular New Debt Facility is considered traded on an “established market.” Pursuant to applicable Treasury Regulations, an “established market” need not be a formal market. It is sufficient if there is a readily available sales price for an executed purchase or sale of such particular New Debt Facility, or if there is one or more “firm quotes” or “indicative quotes” for such particular New Debt Facility, in each case as such terms are defined in applicable Treasury Regulations. If such particular New Debt Facility received is considered traded on an established market, its issue price for U.S. federal income tax purposes will equal its fair market value as of the Effective Date. If such particular New Debt Facility is not considered traded on an established market but the applicable Prepetition Senior Secured Note or Prepetition RCF Facility is so treated, the issue price of such particular New Debt Facility for U.S. federal income tax purposes will be based on the fair market value of the applicable Prepetition Senior Secured Note or Prepetition RCF Facility (with appropriate adjustments, such as for the amount of cash received, if any). If neither instrument is treated as traded on an established market, the issue price of the New Debt Facility for U.S. federal income tax purposes generally will be its stated principal amount. If Reorganized Debtor determines that any such particular New Debt Facility is traded on an established market, such determination and Reorganized Debtor’s determination of issue price will be binding on a U.S. Holder unless such holder discloses, on a timely-filed U.S. federal income tax return for the taxable year that includes the Effective Date that such holder’s determination is different from Reorganized Debtor’s determination, the reasons for such holder’s different determination and, if applicable, how such holder determined the fair market value. The rules regarding the issue price determination are complex and highly detailed, and U.S. Holders of New Debt Facilities are urged to consult their own tax advisors regarding the determination of the issue price of any such particular New Debt Facility.

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8.	Accrued Interest and OID.

To the extent that any amount received by a U.S. Holder of an exchanged Claim is attributable to accrued but unpaid interest (or original issue discount (“OID”) on the debt instruments constituting the exchanged Claim, the receipt of such amount should be recognized by the U.S. Holder as ordinary interest income (to the extent not already included in income by the U.S. Holder). Conversely, a U.S. Holder of a Claim may be able to recognize a deductible loss to the extent that any accrued interest previously was recognized by the U.S. Holder but was not paid in full by the Debtors. Such loss may be ordinary, but the tax law is unclear on this point. The tax basis of any non-Cash consideration treated as received in satisfaction of accrued but unpaid interest (or OID) should equal the amount of such accrued but unpaid interest (or OID). The holding period for such non-Cash consideration should begin on the day following the receipt of such consideration.

If the fair market value of the consideration is not sufficient to fully satisfy all principal and interest on a Claim, the extent to which such consideration will be attributable to accrued but unpaid interest is unclear. Certain legislative history indicates that an allocation of consideration as between principal and interest provided in a chapter 11 plan of reorganization is binding for U.S. federal income tax purposes, while certain Treasury Regulations governing the payment ordering rules generally treat payments as allocated first to any accrued but unpaid interest and then to principal payments. Under the Prepackaged Plan, the aggregate consideration to be distributed to U.S. Holders of Claims in each Class will be allocated first to the principal amount of such Claims (as determined for United States federal income tax purposes), with any excess allocated to the remaining portion of such Claims, if any. However, the IRS could take the position that the consideration received by the U.S. Holder should be allocated in some way other than as provided in the Prepackaged Plan.

U.S. Holders are urged to consult their own tax advisors regarding the allocation of consideration received under the plan, as well as the deductibility of accrued but unpaid interest and the character of any loss claimed with respect to accrued but unpaid interest previously included in gross income for U.S. federal income tax purposes.

9.	Market Discount.

Under the “market discount” provisions of the Tax Code, some or all of any gain realized by a U.S. Holder of a Claim may be treated as ordinary income (instead of capital gain) to the extent of the amount of “market discount” on the debt instruments constituting the exchanged Claim.

In general, a debt instrument is considered to have been acquired with “market discount” if it is acquired other than on original issue and if the U.S. Holder’s adjusted tax basis in the debt instrument is less than (a) in the case of a debt instrument issued without OID, the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or (b) in the case of a debt instrument issued with OID, its “revised issue price,” in each of the cases of clauses (a)-(b), by at least a de minimis amount (equal to 0.25 percent of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

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Any gain recognized by a U.S. Holder on the taxable disposition of a Claim (determined as described above) pursuant to the Prepackaged Plan that had been acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while the Claim was considered to be held by the U.S. Holder (unless the U.S. Holder elected to include market discount in income as it accrued). To the extent that the Claims that were acquired with market discount are exchanged in a tax-free transaction for other property (such as the New Common Stock), any market discount that accrued on the Claims (i.e., up to the time of the exchange) but was not recognized by the U.S. Holder is carried over to the property received therefor, and any gain recognized on the subsequent sale, exchange, redemption, or other disposition of the property is treated as ordinary income to the extent of the accrued, but not recognized, market discount, with respect to the exchanged debt instrument.

U.S. Holders of Claims who acquired the debt instrument underlying their Claims with market discount are urged to consult with their own tax advisors as to the appropriate treatment of any such market discount and the timing of the recognition thereof.

10.	Limitation on Use of Capital Losses.

A U.S. Holder of a Claim who recognizes capital losses as a result of the distributions under the Prepackaged Plan will be subject to limits on the use of such capital losses. For a non-corporate U.S. Holder, capital losses may be used to offset any capital gains (without regard to holding periods), and also ordinary income to the extent of the lesser of (a) $3,000 ($1,500 for married individuals filing separate returns) or (b) the excess of the capital losses over the capital gains. A non-corporate U.S. Holder may carry over unused capital losses and apply them against future capital gains and a portion of their ordinary income for an unlimited number of years. For corporate U.S. Holders, capital losses may only be used to offset capital gains. A corporate U.S. Holder that has more capital losses than may be used in a tax year may carry back unused capital losses to the three years preceding the capital loss year or may carry over unused capital losses for the five years following the capital loss year.

11.	Medicare Tax.

Certain U.S. Holders that are individuals, estates, or trusts are required to pay an additional 3.8 percent tax on, among other things, gain from the sale or other disposition of capital assets. U.S. Holders that are individuals, estates, or trusts are urged to consult their tax advisors regarding the effect, if any, of this tax provision on their ownership and disposition of any consideration to be received under the Prepackaged Plan.

D.	Certain U.S. Federal Income Tax Consequences of Ownership and Disposition of New Common Stock and New Debt Facilities.

1.	Dividends on New Common Stock.

Any distributions made on account of New Common Stock will constitute dividends for U.S. federal income tax purposes to the extent of the current or accumulated earnings and profits of Reorganized Debtor as determined under U.S. federal income tax principles. To the extent that a U.S. Holder receives a total amount of distributions that exceeds such current and accumulated earnings and profits, such distributions (a) will first be treated as a non-taxable return of capital and reduce the U.S. Holder’s basis in its New Common Stock, and (b) next, any portion of such distributions in excess of the U.S. Holder’s basis in its New Common Stock (determined on a share-by-share basis) generally will be treated as capital gain.

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Any such dividends on New Common Stock paid to U.S. Holders that are corporations generally will be eligible for the dividends-received deduction so long as the distributing corporation has earnings and profits at least equal to the amount of such dividends prior to the distribution of such dividends. However, the dividends-received deduction is only available if such U.S. Holder satisfies certain holding period requirements with respect to its New Common Stock. Such holding period is reduced for any period during which such U.S. Holder’s risk of loss with respect to the New Common Stock is diminished by reason of the existence of certain options, contracts to sell, short sales or similar transactions. In addition, to the extent that such U.S. Holder’s investment in the New Common Stock on which the dividend is paid is directly attributable to indebtedness incurred, all or a portion of the dividends-received deduction may be disallowed.

2.	Sale, Redemption or Other Taxable Disposition of New Common Stock.

U.S. Holders generally will recognize capital gain or loss upon the sale, redemption, retirement or other taxable disposition of New Common Stock, unless such disposition occurs pursuant to a reorganization or other tax-free transaction. Such capital gain will be long-term capital gain if at the time of the sale, redemption, retirement or other taxable disposition, the U.S. Holder held the New Common Stock for more than one year. Long-term capital gains of an individual taxpayer generally are taxed at preferential rates. Under the recapture rules of section 108(e)(7) of the Tax Code, a U.S. Holder may be required to treat gain recognized on such dispositions of the New Common Stock as ordinary income if such U.S. Holder took a bad debt deduction with respect to its Claim or recognized an ordinary loss on the exchange of its Claim for New Common Stock.

3.	Certain Considerations Regarding New Debt Facilities.

a.	Acquisition Premium and Bond Premium.

If a U.S. Holder of a Claim receives an initial tax basis in a New Debt Facility that is less than or equal to the stated redemption price at maturity of such debt instrument, but greater than the adjusted issue price of such debt instrument, the U.S. Holder should be treated as acquiring such debt instrument with an “acquisition premium.” Unless an election is made, the U.S. Holder generally should reduce the amount of OID otherwise includible in gross income for an accrual period by an amount equal to the amount of OID otherwise includible in gross income multiplied by a fraction, the numerator of which is the excess of the U.S. Holder’s initial tax basis in its interest in such debt instrument over such debt instrument’s adjusted issue price, and the denominator of which is the excess of the sum of all amounts payable on such debt instrument (other than amounts that are “qualified stated interest”) over its adjusted issue price.

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If a U.S. Holder of a Claim receives an initial tax basis in a New Debt Facility that exceeds the stated redemption price at maturity of such debt instrument, such U.S. Holder will not have to include any OID on the New Debt Facility in gross income and should be treated as acquiring such debt instrument with “bond premium.” Such U.S. Holder generally may elect to amortize the bond premium over the term of such debt instrument on a constant-yield method as an offset to interest when includible in income under such U.S. Holder’s regular tax accounting method. If a U.S. Holder does not elect to amortize the premium, that premium may decrease the gain or increase the loss such U.S. Holder would otherwise recognize on disposition of such debt instrument.

b.	Payments of Qualified Stated Interest and OID.

A debt instrument, such as a New Debt Facility, is treated as issued with OID for U.S. federal income tax purposes if its issue price is less than its stated redemption price at maturity by more than a de minimis amount (equal to 0.25 percent of the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest,” multiplied by the number of remaining whole years to maturity). A debt instrument’s stated redemption price at maturity includes all principal and interest payable over the term of the debt instrument, other than qualified stated interest. Stated interest payable at a fixed rate is qualified stated interest if it is unconditionally payable in cash at least annually. The terms of all of the New Debt Facilities have not yet been determined; to the extent not all the interest on a New Debt Facility is unconditionally payable in cash at least annually, such New Debt Facility may be considered to be issued with OID. Moreover, a New Debt Facility could be treated as issued with OID to the extent the issue price of such New Debt Facility is less than its stated principal amount.

A U.S. Holder (whether a cash-method or accrual-method taxpayer) generally should be required to include OID in gross income (as ordinary income) as the OID accrues (on a constant-yield-to-maturity basis), in advance of the U.S. Holder’s receipt of cash payments attributable to this OID. In general, the amount of OID includible in the gross income of a U.S. Holder should be equal to a ratable amount of OID with respect to the applicable New Debt Facility for each day in an accrual period during the taxable year or portion of the taxable year in which a U.S. Holder held the New Debt Facility. An accrual period may be of any length and the accrual periods may vary in length over the term of the New Debt Facility, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the product of (i) the adjusted issue price of the New Debt Facility at the beginning of such accrual period and (ii) its yield to maturity, determined on the basis of a compounding assumption that reflects the length of the accrual period over (b) the sum of the stated interest payments on the New Debt Facility allocable to the accrual period.

If interest other than qualified stated interest is paid in cash on a New Debt Facility, a U.S. Holder should not be required to adjust its OID inclusions. Instead, each payment made in cash under the New Debt Facility should be treated first as a payment of any accrued OID that has not been allocated to prior payments and then as a payment of principal. A U.S. Holder generally should not be required to include separately in income cash payments received on a New Debt Facility to the extent such payments constitute payments of previously accrued OID. The OID rules are complex and U.S. Holders are urged to consult their own tax advisors regarding the application of the OID rules to the New Debt Facility.

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c.	Sale, Retirement or Other Taxable Disposition.

A U.S. Holder of a New Debt Facility will recognize gain or loss upon the sale, redemption, retirement or other taxable disposition of the New Debt Facility equal to the difference between the amount realized upon the disposition (less the amount allocable to any accrued interest that has not yet been included in income by the U.S. Holder, which generally will be taxable as ordinary income) and the U.S. Holder’s adjusted tax basis in the New Debt Facility. A U.S. Holder’s tax basis in a New Debt Facility should be its “issue price” reduced by any principal payments received on the New Debt Facility, unless the New Debt Facility was issued with OID in excess of the de minimis amount, in which case its tax basis would be its “adjusted issue price” at the time of the disposition. Any gain or loss on the sale, redemption, retirement or other taxable disposition of a New Debt Facility generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the New Debt Facility for more than one year as of the date of disposition.

U.S. Holders should consult their own tax advisors regarding the applicable tax rates and netting rules for capital gains and losses. As discussed above, there are limitations on the deduction of capital losses by both corporate and non-corporate taxpayers.

d.	Certain Considerations Regarding the New 2027 Notes.

(i)	Certain Contingencies.

Commencing after November 1, 2025, the Reorganized Debtor has the right to pay interest either (i) in cash at a rate of 9% or (ii) in cash at a rate of 8% per annum and 2% per annum by increasing the principal amount of the outstanding New 2027 Notes by issuing additional notes under the indenture having the same terms as the New 2027 Notes (“PIK Interest”). The existence of these contingent payments could cause the New 2027 Notes to be subject to the special rules that apply to contingent payment debt instruments. However, under applicable Treasury Regulations, the possibility of one or more contingent payments on the New 2027 Notes may be disregarded for the purposes of determining whether the New 2027 Notes are subject to the special rules of contingent payment debt instruments if, on the date the New 2027 Notes are issued, the possibility of such contingent payments occurring is remote and/or incidental or another exception applies, such as the alternative payment schedule exception (as described below under “—Treatment of Interest, Including OID and PIK Interest”). Further, under the applicable Treasury Regulations, an issuer’s “unconditional” right to make payments on a debt instrument under alternative payment schedules will not cause (by itself) a debt instrument to be treated as a contingent payment debt instrument.

Although the matter is not free from doubt, the Debtors intend to take the position that the Reorganized Debtor’s right to pay interest either (i) in cash at a rate of 9% or (ii) PIK Interest, is “unconditional,” and thus does not result in the New 2027 Notes being treated as contingent payment debt instruments under applicable Treasury Regulations.] The remainder of this discussion assumes that the New 2027 Notes will not be treated as contingent payment debt instruments. Debtor’s determination regarding these additional payments is binding on U.S. Holders unless a U.S. Holder discloses its contrary position in the manner required by applicable Treasury Regulations. Debtor’s determination is not, however, binding on the IRS, and if the IRS

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were to challenge this determination, a U.S. Holder may be required to accrue income on its notes in a different rate than described below under “—Treatment of Interest, Including OID and PIK Interest”, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a New 2027 Note. U.S. Holders are urged to consult their own tax advisors regarding the potential application of these rules to the New 2027 Notes and the consequences thereof.

(ii)	Treatment of Interest, Including OID and PIK Interest.

Pursuant to the Prepackaged Plan, commencing after November 1, 2025, Reorganized Debtor has the right to pay interest either (i) in cash at a rate of 9% or (ii) PIK Interest, in each case at least annually. Each U.S. Holder of a New 2027 Note will be required to account for the interest payable with respect to the New 2027 Note using the OID rules of the Tax Code. In general, a debt instrument is treated as having OID to the extent its “stated redemption price at maturity” exceeds its “issue price.”

The “stated redemption price at maturity” of a New 2027 Note is generally equal to the sum of all payments to be made under the loan other than “qualified stated interest.” Qualified stated interest is any interest that is unconditionally payable in cash or in property (other than other debt instruments of the issuer) at least annually at a single fixed rate. Because Reorganized Debtor will have the option to either pay the interest in cash or in kind, interest on the New 2027 Notes is not unconditionally payable at least annually in cash or other property (other than other debt instruments of the issuer). Therefore, none of the interest will be qualified stated interest for purposes of determining whether the New 2027 Notes are issued with OID.

The “issue price” of each New 2027 Note will be determined in the same manner as described above under “—Issue Price”.

Since the New 2027 Notes will be treated as issued with OID, each U.S. Holder will be required to accrue the OID in respect of the New 2027 Notes received, and include such amount in its gross income as interest, over the term of such loan based on the constant-yield method. Under the applicable Treasury Regulations, if an issuer has an unconditional right to make payments under a debt instrument under alternative payment schedules, then, for purposes of determining such debt instrument’s yield to maturity, the issuer is deemed to exercise or not exercise such right in a manner that minimizes the yield on the debt instrument. The yield to maturity of the New 2027 Notes, therefore, will initially be determined on the basis that all interest payments will be paid in cash. If, however, Reorganized Debtor subsequently pays interest in kind, the yield to maturity and the amount of OID of a New 2027 Note for future periods will be re-determined by treating the New 2027 Notes as having been retired and reissued for an amount equal to its adjusted issue price at that time. A U.S. Holder’s tax basis in a New 2027 Note will be increased by the amount of any OID included in income and reduced by any cash payments made with respect to such New 2027 Notes.

E.	Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders of Certain Claims.

The following discussion assumes that the Debtors will structure the Restructuring Transactions as currently contemplated by the Prepackaged Plan and includes only certain U.S.

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federal income tax consequences of the Restructuring Transactions to Non-U.S. Holders. The discussion does not include any non-U.S. tax considerations. The rules governing the U.S. federal income tax consequences to Non-U.S. Holders are complex, and each Non-U.S. Holder should consult its tax advisor regarding the U.S. federal, state, and local and the non-U.S. tax consequences of the consummation of the Prepackaged Plan to such Non-U.S. Holder.

Whether a Non-U.S. Holder of Claims in Classes 3, 4, 5 and 9 realizes gain or loss on the consummation of the Prepackaged Plan and the amount of such gain or loss is determined in the same manner as set forth above in connection with U.S. Holders.

1.	Gain Recognition.

Any gain recognized by a Non-U.S. Holder of Claims in Classes 3, 4, 5 and 9 generally will not be subject to U.S. federal income tax with respect to property (including Cash) received in exchange for such Claim, unless:

a.

such Non-U.S. Holder is engaged in a trade or business in the United States to which such gain is “effectively connected” for U.S. federal income tax purposes (and, if required, by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which gain is attributable); or

b.	if such Non-U.S. Holder is an individual, such Holder is present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain described in the first situation above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30 percent (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second situation above will be subject to U.S. federal income tax at a rate of 30 percent (or such lower rate specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

2.	Interest on Claims.

Payments to a Non-U.S. Holder that are attributable to accrued but untaxed interest on its Claim generally will not be subject to U.S. federal income or withholding tax, provided that the withholding agent has received or receives, prior to payment, appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E) establishing that the Non-U.S. Holder is not a U.S. person, unless:

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a.

the Non-U.S. Holder actually or constructively owns 10 percent or more of the total combined voting power of all classes of the Debtors’ stock entitled to vote (after application of certain attribution rules);

b.	the Non-U.S. Holder is a “controlled foreign corporation” that is a “related person” with respect to the Debtors as described in section 881(c)(3)(C) of the Tax Code;

c.	the Non-U.S. Holder is a bank receiving interest described in section 881(c)(3)(A) of the Tax Code; or

d.

such interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder (in which case, provided the Non-U.S. Holder provides a properly executed IRS Form W-8ECI (or successor form) to the withholding agent, the Non-U.S. Holder (x) generally will not be subject to withholding tax, but (y) will be subject to U.S. federal income tax in the same manner as a U.S. Holder (unless an applicable income tax treaty provides otherwise), and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such Non-U.S. Holder’s effectively connected earnings and profits that are attributable to the accrued but untaxed interest at a rate of 30 percent (or at a reduced rate or exemption from tax under an applicable income tax treaty)).

A Non-U.S. Holder that does not qualify for exemption from withholding tax pursuant to clauses (i)–(iv) above generally will be subject to withholding of U.S. federal income tax on such interest or imputed interest at a 30 percent rate (or at a reduced rate or exemption from tax under an applicable income tax treaty). To claim such treaty exemption, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established. For purposes of providing a properly executed IRS Form W-8BEN or W-BENE, special procedures are provided under applicable Treasury Regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

106

3.	FATCA.

Under sections 1471 to 1474 of the Tax Code (commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)), unless otherwise subject to an exception, foreign financial institutions and certain other foreign entities must report certain information with respect to their U.S. account holders and investors or be subject to 30% withholding on the receipt of “withholdable payments.” For this purpose, “withholdable payments” are generally U.S. source payments of fixed or determinable, annual or periodical income (including interest), and, subject to the paragraph immediately below, also include gross proceeds from the sale of any property of a type which can produce U.S.-source interest or dividends. FATCA withholding will apply even if the applicable payment would not otherwise be subject to U.S. federal nonresident withholding tax.

Withholding with respect to the gross proceeds of a disposition of any stock, debt instrument, or other property that can produce U.S.-source dividends or interest has been eliminated under proposed Treasury Regulations, which can be relied on until final regulations become effective.

F.	Information Reporting and Back-Up Withholding.

The Debtors, the Reorganized Debtors, and applicable withholding agents will withhold all amounts required by law to be withheld from payments of interest and dividends, whether in connection with distributions under the Prepackaged Plan or in connection with payments made on account of consideration received pursuant to the Prepackaged Plan. The Debtors, the Reorganized Debtors, and any applicable reporting agent will comply with all applicable information reporting requirements of the Tax Code. In general, information reporting requirements may apply to distributions or payments under the Prepackaged Plan. Additionally, under the backup withholding rules, a Holder may be subject to backup withholding (currently at a rate of 24 percent) with respect to distributions or payments made pursuant to the Prepackaged Plan unless such Holder (1) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates that fact or (2) timely provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the Holder is not subject to backup withholding (generally in the form of a properly executed IRS Form W-9 for a U.S. Holder. Backup withholding is not an additional tax but an advance payment that may be refunded to the extent it results in an overpayment of tax, provided that the required information is timely provided to the IRS.

In addition, from an information reporting perspective, the Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including certain transactions that result in the taxpayer claiming a loss in excess of specified thresholds. Each Holder is urged to consult its tax advisor regarding these regulations and whether the transactions contemplated by the Prepackaged Plan would be subject to these regulations and require disclosure on such Holder’s tax returns.

107

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PREPACKAGED PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE TRANSACTIONS CONTEMPLATED BY THE PREPACKAGED PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

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XIII.	RECOMMENDATION

The Debtors believe the Prepackaged Plan is in the best interests of all stakeholders. Accordingly, the Debtors recommend that holders of Claims in Classes 3, 4, 5, and 6 to accept the Prepackaged Plan and support Confirmation of the Prepackaged Plan.

Dated: October 20, 2023

Respectfully submitted,

/s/ Draft
By: Riadh Zine
Chief Executive Officer
Akumin Inc. and its Debtor affiliates and subsidiaries

109

EXHIBIT A

Prepackaged Plan

[See Attached]

EXHIBIT B

Restructuring Support Agreement

[See Attached]

EXHIBIT C

Corporate Organization Chart

Organizational Chart As of October 20, 2023

Legend
Non-Debtor*
Debtor*
Borrower of Applicable Debt
Obligor of Applicable Debt
*All ownership 100% unless otherwise denoted.
AKUMIN
Organizational Chart
As of October 20, 2023

Legend $475M Prepetition 2025 Notes Due: Nov-2025 Non-Debtor* Debtor* $375M Prepetition 2028 Notes Organizational Chart Due: Aug-2028 Borrower of Applicable Debt As of October 20, 2023 Obligor of Applicable Debt Akumin Inc. $55M Prepetition RCF Facility (DE) Due: Nov-2025 *All ownership 100% unless otherwise denoted. Akumin Holdings Corp. $469.3M Stonepeak Notes (DE) Due: Sep-2032 Akumin Operating Corp. (DE) Advanced Diagnostic TIC Acquisition Akumin Florida InMed Diagnostic Akumin Health Akumin Imaging Akumin FL, LLC SyncMed, LLC Group, LLC Holdings, LLC Holdings, LLC Services of MA, LLC Illinois, LLC Texas, LLC (FL) (TX) (FL) (FL) (FL) (MA) (IL) (TX) Imaging Center of Advanced Diagnostic AFO Imaging, Inc. West Palm Beach, Resources, LLC (FL) LLC (FL) (FL) Preferred Imaging at Preferred Imaging of Preferred Imaging at Preferred Imaging PMI Partners, LLC the Medical Center, Phoenix Imaging, LLC Amarillo, LLC Casa Linda Plaza, LLC HEB, LLC Thaihot Investment (TX) LLC (WY) 60% LCM Imaging, Inc. (TX) 57.4% (TX) (TX) Company US LTD (TX) (FL) (DE) Preferred Imaging Preferred Imaging Preferred Imaging Preferred Imaging Preferred Imaging Premier Health Services, Premier Open MRI, Inc. of Austin, LLC of Corinth, LLC of Denton of Fort Worth, LLC of Frisco, LLC Inc. (KS) (TX) (TX) (TX) (TX) (TX) (IL) Preferred Imaging Preferred Imaging of Preferred Imaging Preferred Imaging of Preferred Imaging of of Grapevine/Colleyville Garland, LLC of Irving, LLC McKinney, LLC Mesquite, LLC LLC (TX) (TX) (TX) (TX) (TX) Alliance Healthcare Preferred Imaging of Preferred Imaging on Preferred Open Round Rock Vista PEM Services, Inc. Plano, LLC Plano Parkway, LLC MRI, LLC Imaging, LLC Providers, LLC (DE) (TX) (TX) (TX) (TX) (TX) New England Alliance Imaging NC, Alliance Interventional- Alliance Oncology, Three Rivers SE PA Medical Imaging JV, Medical Alliance HealthCare Alliance-HNI, L.L.C. Health Enterprises LLC Florida, LLC LLC Holding, LLC LLC Diagnostics, LLC Group Limited (MI) 65.5% Business Trust (DE) (DE) 60% (DE) (DE) (DE) 85% (DE) (HK) (MA) Western SMT Health Greater Boston Alliance Alliance HealthCare Specialty Surgery Center New England Health Massachusetts Magnetic Alliance-HNI Leasing Co., United MRI Services, LLC Radiosurgery, LLC Services LLC Resonance Services, MRI Services, LLC (Shanghai) Co., Ltd. of Florida, LLC LLC (MI) 98% (DE) Enterprises, Inc. LLC (MA) (DE) (MA) (DE) (PRC) (FL) (MA) REA Management, LLC Mid-American Greater Springfield MRI PET Scans of (DE) 65% MetroWest Imaging NEHE/WSIC II, LLC Montvale PET/CT, LLC Reno Management UniMed Mobile MRI, LLC Imaging Inc. LP America Corp. Center, LLC NEHE-MRI, LLC (MA) (DE) 50% Medical Outsourcing Services, LLC (MI) 49%; 51% United (OH) (MA) 50% Services, LLC (DE) (MA) 51.32%; 33.34% (ME) 60% N.E. Health; (DE) 40.0% MRI Svcs (DE) Alliance Healthcare 40% Alliance Healthcare MSA Management, LLC Greater Boston MRI Woodland Diagnostic Rhode Island PET (DE) 95.51% LP (MA) Shared P.E.T. Imaging, LLC East Bay Radiation New England Health Services, LLC Southeastern 50% Western Mass; Imaging, LLC (OH) Oncology, LLC Imaging—Houlton, (RI) 78% Massachusetts PET/CT 50% Greater Boston MRI (OH) Imaging Center, LLC (RI) 51% Charleston Area LLC (DE) 45% Radiation Therapy (MA) Centers, LLC Tri-City PETCT, LLC RAMIC Des Moines, LLC CAMC Cancer Centers, (DE) 50% (CA) 51% Affiliated PET (DE) 51% LLC Systems, L.L.C. (DE) MUSC Health (FL) Cancer Care Organization, LLC Western Mass PET/CT Los Alamitos Imaging (DE) Imaging Center LLC Decatur Health Center LLC (DE) 50% Imaging, LLC (CA) 65% (AL) MUSC Health Cancer Care Broad River Oncology, Network, LLC LLC Diagnostic Health (DE) 51% (DE) 51% Center of Anchorage, U.S. Radiosurgery U.S. Radiosurgery U.S. Radiosurgery U.S. Radiosurgery of U.S. Radiosurgery U.S. Radiosurgery Monroe PET, LLC U.S. Radiosurgery of Doylestown PET LLC of Tulsa, LLC of Austin, LLC of Chicago, LLC Philadelphia, LLC of Reno, LLC of Illinois, LLC (DE) Columbus, LLC (DE) Associates, LLC (DE) (DE) (DE) (DE) (DE) (DE) (DE) (PA) 51% Red Rocks Radiation and Oncology, LLC (CO) Oklahoma CyberKnife, CyberKnife Center of CyberKnife Center of Mt. Baker PETCT, LLC (DE) Alliance Oncology of Austin CyberKnife, LLC Columbus CyberKnife, LLC Reno CyberKnife, LLC Illinois CyberKnife, LLC 80% LLC Chicago, LLC Philadelphia, LLC (DE) Arizona, LLC (DE) 15% (DE) 50% (DE) 40% (DE) 40% (DE) 53.61% (DE) 55% 48.78% (DE) PCI Maui Holdings, Inc. (DE) Central Illinois Imaging, St. Louis CyberKnife, LLC San Francisco CyberKnife, CyberKnife Associates of LLC Neospine Blocker USR Holdings, LLC (DE) 46%; 44% SSM LLC Louisville, LLC (IL) 53% Corp (DE) 38% Neospine; Healthcare St. Louis; 7.5% (DE) 44.56% (KY) 40% Pacific Cancer Institute, (GA) 62% Alliance Doctor-Owned LLC U.S. Radiosurgery New England (DE) 65.75% Rush-Chicago, LLC Molecular Imaging U.S. Radiosurgery, (DE) Tower Health CyberKnife, LLC LLC LLC (NH) (DE) 82%; (DE) 43.62% Alliance Oncology of 18% Alliance Oncology Alabama, LLC (DE) Rush Radiosurgery, LLC (DE) 51% New Brunswick CK Leasing, LLC North Alabama Cancer (NJ) 53.773% Care Organization, LLC (AL) 45.10% Newburyport, MA Radiation Center, LLC (DE) 80%

EXHIBIT D

Liquidation Analysis

INTRODUCTION

Often referred to as the “best interests of creditors” test, section 1129(a)(7) of the Bankruptcy Code1 requires that each holder of a claim or interest in each impaired class either (i) accept the plan or (ii) receive or retain under the plan property of a value, as of the effective date of the confirmed plan, that is not less than the amount such holder would receive if the debtor was liquidated under chapter 7 of the Bankruptcy Code.

To demonstrate that the Prepackaged Plan satisfies the best interests test, the Debtors, with the assistance of their financial advisors, AlixPartners, LLP, have prepared this hypothetical liquidation analysis (the “Liquidation Analysis”) and have taken the following steps:

i) estimated the cash proceeds that a chapter 7 trustee (a “Trustee”) would generate if each Debtor’s chapter 11 case were instead a chapter 7 case filed on the Petition Date and the assets of such Debtor’s Estate were liquidated (the “Liquidation Proceeds”);

ii) determined the distribution that each Holder of a Claim or Interest would receive from the Liquidation Proceeds under the priority scheme set forth in chapter 7 of the Bankruptcy Code giving effect to the different collateral packages securing various claimants (the “Liquidation Distribution”); and

iii) compared each Holder’s Liquidation Distribution to the distribution such Holder would receive under the Debtors’ Prepackaged Plan if the Prepackaged Plan were confirmed and consummated.

This Liquidation Analysis represents an estimate of cash distributions and recovery percentages based on a hypothetical chapter 7 liquidation of the Debtors’ assets. It is, therefore, a hypothetical analysis based on certain assumptions discussed herein and in the Disclosure Statement. As such, asset values and claims discussed herein may differ materially from amounts referred to in the Prepackaged Plan and Disclosure Statement. This Liquidation Analysis should be read in conjunction with the assumptions, qualifications, and explanations set forth in the Disclosure Statement and the Prepackaged Plan in their entirety, as well as the notes and assumptions set forth below.

The determination of the costs of, and proceeds from, the hypothetical liquidation of the Debtors’ assets in a chapter 7 case involves the use of estimates and assumptions that, although considered reasonable by the Debtors based on their business judgment and input from their advisors, are subject to significant business, economic, competitive uncertainties and contingencies beyond the control of the Debtors, their management and their advisors. This Liquidation Analysis was prepared for the sole purpose of generating a reasonable, good faith estimate of the proceeds that would be generated if the Debtors’ assets were liquidated in accordance with chapter 7 of the Bankruptcy Code. The Liquidation Analysis is not intended, and should not be used, for any other purpose.

[1]	Capitalized terms used but not defined herein have the meanings ascribed to them in the Disclosure Statement.

All limitations and risk factors set forth in the Disclosure Statement are applicable to this Liquidation Analysis and are incorporated by reference herein. The underlying financial information in the Liquidation Analysis was prepared using policies that are generally consistent with those applied in historical financial statements but was not compiled or examined by independent accountants and was not prepared to comply with Generally Accepted Accounting Principles or SEC reporting requirements.

Based on this Liquidation Analysis, the Debtors, with the assistance of their advisors, believe the Prepackaged Plan satisfies the best interests test and that each Holder of an Impaired Claim or Interest will receive value under the Prepackaged Plan on the Effective Date that is not less than the value such Holder would receive if the Debtors liquidated under chapter 7 of the Bankruptcy Code. The Debtors believe that this Liquidation Analysis and the conclusions set forth herein are fair and represent the Debtors’ best judgment regarding the results of a hypothetical liquidation of the Debtors under chapter 7 of the Bankruptcy Code.

THE DEBTORS AND THEIR ADVISORS MAKE NO REPRESENTATIONS OR WARRANTIES REGARDING THE ACCURACY OF THE ESTIMATES CONTAINED HEREIN OR A CHAPTER 7 TRUSTEE’S ABILITY TO ACHIEVE FORECASTED RESULTS. IN THE EVENT THESE CHAPTER 11 CASES ARE CONVERTED TO CHAPTER 7 LIQUIDATIONS, ACTUAL RESULTS COULD VARY MATERIALLY FROM THE ESTIMATES SET FORTH IN THIS LIQUIDATION ANALYSIS.

BASIS OF PRESENTATION

The Liquidation Analysis has been prepared assuming that the Debtors filed cases under chapter 7 of the Bankruptcy Code on or about October 22, 2023 (the “Liquidation Date”).2 Except as otherwise noted herein, the values reflected in this Liquidation Analysis are based upon the Debtors’ unaudited books and records as of August 31, 2023. Such values are assumed to be representative of the Debtors’ assets and liabilities as of the Liquidation Date. Due to the interdependence of Debtor, non-debtor and joint venture entities, the Liquidation Analysis was prepared on a consolidated basis inclusive of all such entities, which is deemed to illustrate the most likely hypothetical scenario that would unfold in a chapter 7 case involving the Debtors. As part of the Liquidation Analysis, the Debtors assume the Trustee would liquidate each of the Debtors and each of the wholly owned subsidiaries of the Debtors. In turn, due to critical interdependencies, liquidation of the Debtors is assumed to lead to liquidation of non-debtors and joint venture interests. The Liquidation Analysis assumes that joint venture partners remunerate the Debtors’ bankruptcy estate for the fair market value of assets that the joint ventures retain for their use carrying on separately as going concern businesses. Such remuneration is reflected in the Gross Liquidation Proceeds presented herein. The cessation of business in a liquidation is likely to trigger certain claims and funding requirements that would otherwise not exist under the Prepackaged Plan. Such claims could include incremental contract rejection damages claims and chapter 7 administrative expense claims, including wind down costs, trustee fees, and professional fees, among other claims. Some of these claims and funding obligations could be significant and may be entitled to administrative or priority status in payment from Liquidation Proceeds. The Debtors’ estimates of claims set forth in the Liquidation Analysis should not be relied on for the purpose of determining the value of any distribution to be made on account of Allowed Claims or Interests under the Prepackaged Plan.

[2]

Because this Liquidation Analysis assumes that the Debtors filed cases under chapter 7 of the Bankruptcy Code, the Liquidation Analysis does not include the DIP Loans, the DIP Claims, or any paydown of the Prepetition RCF Claims, when assessing the distribution of proceed described below.

2

NOTHING CONTAINED IN THE LIQUIDATION ANALYSIS IS INTENDED TO BE, OR CONSTITUTES, A CONCESSION, ADMISSION, OR ALLOWANCE OF ANY CLAIM OR INTEREST BY THE DEBTORS. THE ACTUAL AMOUNT OR PRIORITY OF ALLOWED CLAIMS AND INTERESTS IN THE CHAPTER 11 CASES COULD MATERIALLY DIFFER FROM THE ESTIMATED AMOUNTS SET FORTH AND USED IN THE LIQUIDATION ANALYSIS. THE DEBTORS RESERVE ALL RIGHTS TO SUPPLEMENT, MODIFY, OR AMEND THE ANALYSIS SET FORTH HEREIN.

Chapter 7 administrative expense claims that arise in a liquidation scenario would be paid in full from the Liquidation Proceeds prior to proceeds being made available for distribution to Holders of Allowed Claims. Under the “absolute priority rule,” no junior creditor may receive any distributions until all senior creditors are paid in full, and no equity holder may receive any distribution until all creditors are paid in full. The assumed distributions to creditors as reflected in the Liquidation Analysis are estimated in accordance with the absolute priority rule. Relatedly, Prepetition RCF Claims, Prepetition 2025 Notes Claims and Prepetition 2028 Notes Claims are treated as each having the same relative priority for purposes of distributing Net Liquidation Proceeds (which is the same relatively priority as contemplated in the Prepackaged Plan).

This Liquidation Analysis does not include any recoveries or related litigation costs resulting from any potential preference, fraudulent transfer, or other litigation or avoidance actions that may be available under the Bankruptcy Code because of the cost of such litigation, the uncertainty of the outcome, and potential disputes regarding these matters. To the extent such actions exist or are anticipated, this Liquidation Analysis assumes there are no recoveries related to any known, actual, ongoing or anticipated litigious actions and/or Avoidance Actions (as defined in the Disclosure Statement). The Liquidation Analysis does not estimate contingent, unliquidated claims against the Debtors. Finally, the Liquidation Analysis does not include estimates for the tax consequences that may be triggered upon the liquidation and sale of assets in the manner described above. Such tax consequences may be material.

LIQUIDATION PROCESS

The Debtors’ liquidation would be conducted pursuant to chapter 7 of the Bankruptcy Code. The Debtors have assumed that their liquidation would occur in an orderly process over a period of three months (the “Liquidation Period”) during which time the Trustee would effectively monetize substantially all the assets on the consolidated balance sheet in an orderly disposition and administer and wind down the Debtors’ estates (the “Estates”).3

[3]

Although the Liquidation Analysis assumes the liquidation process would occur over a period of three months, it is possible the disposition and recovery from certain assets could take shorter or longer to realize. Throughout this period, the Trustee would also incur administrative expenses, such as payroll, certain overhead, and professional expenses reasonably required to complete the wind-down of the Estates.

3

As part of the Trustee’s liquidation process, the initial step would be to develop a liquidation plan designed to generate proceeds from the sale of assets that the Trustee would then distribute to creditors. This liquidation process would have three major components:

•	Cash proceeds from asset sales (“Gross Liquidation Proceeds”);

•	Costs to liquidate the business and administer the Estates under chapter 7 (“Liquidation Adjustments”); and

•	Remaining proceeds available for distribution to claimants (“Net Liquidation Proceeds For Distribution”).

I. Gross Liquidation Proceeds

The Gross Liquidation Proceeds reflect the total proceeds the Trustee would generate from a hypothetical chapter 7 liquidation. Under section 704 of the Bankruptcy Code, a Trustee must, among other duties, collect and convert property of the Estates as expeditiously as is compatible with the best interests of parties in interest, which could result in potentially distressed recoveries. This Liquidation Analysis assumes the Trustee will market the assets on an accelerated timeline and consummate the sale transactions within three months from the Liquidation Date. Even in an orderly disposition, asset values in the liquidation process will likely be materially reduced due to, among other things, (i) the accelerated time frame in which the assets are marketed and sold, (ii) the relative scale which certain Debtors’ assets represent of the overall market and potential impact of introducing such assets to the market all at once, (iii) negative vendor and customer reaction, and (iv) the generally forced nature of the sale.

II. Liquidation Adjustments

Liquidation Adjustments reflect the costs the Trustee would incur to monetize the assets and wind down the Estates in chapter 7 and include the following:

•	Estimated accrued and unpaid trust taxes;

•	Expenses necessary to efficiently and effectively monetize the assets;

•	Chapter 7 Trustee fees; and

•	Chapter 7 professional fees (lawyers, financial advisors, and investment bankers to support the sale and transition of assets over the Liquidation Period).

III. Net Liquidation Proceeds For Distribution

The Net Liquidation Proceeds For Distribution reflect amounts available to Holders of Claims and Interests after the Liquidation Adjustments are netted against the Gross Liquidation Proceeds. Under this analysis, the Liquidation Proceeds are distributed to Holders of Claims against, and Interests in, the Debtors in accordance with the Bankruptcy Code’s priority scheme.

4

CONCLUSION

The Debtors have determined that, on the Effective Date, the Prepackaged Plan will provide all Holders of Allowed Claims and Interests with a recovery that is not less than what they would otherwise receive pursuant to a liquidation of the Debtors’ assets under chapter 7 of the Bankruptcy Code. Accordingly, the Prepackaged Plan satisfies the requirement of section 1129(a)(7) of the Bankruptcy Code.

5

The Liquidation Analysis should be reviewed with the accompanying “Specific Notes to the Liquidation Analysis” set forth on the following pages.4

($ in millions)					Chapter 7 Hypothetical		Chapter 11 Prepackaged
		Book Value / Claim	Consolidated Low Recovery	Consolidated High Recovery	Recovery%		Plan Recoveries
	Notes				Low	High
Cash & Cash Equivalents	A1	$30.9	$30.9	$30.9	100%	100%
Trade Receivables	A2	115.1	57.5	80.6	50%	70%
Other Receivables	A3	8.2	2.0	4.0	24%	49%
Prepaid Expenses & Other Assets	A4	41.0	1.9	2.6	5%	6%
Property, Plant and Equipment, Net	A5	356.1	75.4	107.8	21%	30%
Goodwill, Net	A6	715.0	—	—	0%	0%
Intangible Assets, Net	A7	367.5	70.9	141.8	19%	39%

Gross Liquidation Proceeds		$1,633.8	$238.7	$367.7	15%	23%
Less: Liquidation Adjustments:
Estimated Accrued and Unpaid Trust Taxes	B1		(1.8)	(1.8)
Operational Wind Down Costs	B2		(39.1)	(39.1)
Chapter 7 Trustee Fees	B3		(6.2)	(6.7)
Other Professional Fees	B4		(7.2)	(11.0)

Total Liquidation Adjustments			($54.3)	($58.7)
Net Liquidation Proceeds for Distribution			$184.4	$309.1

Distribution of Proceeds:
Less: Administrative Claims	C1	17.8	(17.8)	(17.8)	100%	100%	100%

Remaining Amount Available for Distribution			$166.6	$291.3
Less: Class 1 - Other Secured Claims	C2	57.7	(52.0)	(57.7)	90%	100%	100%

Remaining Amount Available for Distribution			$114.7	$233.6
Less: Class 2 - Other Priority Claims	C3	—	—	—	N/A	N/A	100%

Remaining Amount Available for Distribution			$114.7	$233.6
Less: Class 3 - Prepetition RCF Claims	C4	55.3	(6.8)	(13.9)	12%	25%	100%

Remaining Amount Available for Distribution			$107.8	$219.7
Less: Class 4 - Prepetition 2025 Notes Claims	C5	490.9	(60.7)	(123.6)	12%	25%	50% to 100%

Remaining Amount Available for Distribution			$47.1	$96.0
Less: Class 5 - Prepetition 2028 Notes Claims	C6	381.4	(47.1)	(96.0)	12%	25%	50% to 100%

Remaining Amount Available for Distribution			—	—
Less: Class 6 - Prepetition Series A Notes Claims	C7	467.9	—	—	0%	0%	0% to 100%

Remaining Amount Available for Distribution			—	—
Less: Class 7 - General Unsecured Claims	C8	93.6	—	—	0%	0%	100%

Remaining Amount Available for Distribution			—	—
Less: Class 8 - Intercompany Claims	C9	—	—	—	N/A	N/A	N/A

Remaining Amount Available for Distribution			—	—
Classes 9 & 10 - Existing Common Stock & Other Equity Interests	C10	—	—	—	N/A	N/A	N/A

Remaining Amount Available for Distribution			—	—
Less: Class 11 - Intercompany Interests	C11	—	—	—	N/A	N/A	N/A

Remaining Amount Available for Distribution			—	—

[4]	Claim amounts are estimates as of approximately October 22, 2023 and are subject to change.

6

SPECIFIC NOTES TO THE LIQUIDATION ANALYSIS

Gross Liquidation Proceeds

The below table summarizes the estimated recovery percentages for each of the Debtors’ assets.

Note	Asset Type / Assumptions	Debtor’s Recovery

A1	Cash and cash equivalents consist of the estimated balance at the Liquidation Date of all cash deposits in savings, operating, receipt, and disbursement accounts and are comprised of cash, demand deposits, and money market investments. The amount includes cash in bank accounts owned by the Debtors, non-debtors, and joint ventures.	100%

A2	Trade receivables consist primarily of amounts owed under wholesale, retail and third-party billing arrangements with health insurance providers, hospitals, other healthcare providers, and patients. Trade receivables reflect net patient fees received from various payors and patients based on established contractual billing rates, less allowances for contractual adjustments, implicit price concessions, and doubtful accounts.	50% to 70%

A3	Other receivables consist primarily of employee advances, proceeds expected to be collected related to insurance claims, and receivables due from taxing authorities.	24% to 49%

A4	Prepaid expenses and other assets consist of several corporate accounts, including but not limited to prepaid insurance, prepaid rent, other prepaid expenses, and deposits. These prepayments are generally non-refundable by contract. As a result, except for deposits, these items are expected to have limited realizable value in a chapter 7 liquidation.	5% to 6%

A5

Property, Plant, and Equipment, Net (“PP&E”) consists of major specialty radiology and oncology equipment, transportation equipment, land, buildings, leasehold improvements, furniture and fixtures, computers and capitalized software, and other office equipment.

The approach to determining value in a liquidation scenario bifurcates major equipment from other PP&E. In general, major equipment includes sophisticated machinery such as that used to perform diagnostic imaging and radiation therapy using magnetic resonance imaging (“MRI”), computed tomography (“CT”), positron emission tomography (“PET” and “PET/CT”), ultrasound, and diagnostic radiology (X-ray), among other procedures. Much of the major

21% to 30%

7

equipment is large and heavy. A limited buyer market exists due to the size, specifications, and cost of the major equipment. The Liquidation Analysis assumes that joint venture partners would acquire the equipment in place at fair market values to continue their going concern businesses.

The estimated realizable value of major equipment is based on a range of estimated fair market values from recent transactions the Debtors have executed. A discount to the estimated fair market value has been applied to reflect difficulties disposing of the substantial volume of equipment at one time to a limited buyer market expeditiously during the brief three-month wind down period.

The estimated realizable value of facilities, including buildings, land, equipment, and related improvements, is based on recent transactions the Debtors have executed. The recovery range also accounts for the accelerated timeline and uncertainty of a liquidation sale process.

A6	Goodwill consists of the excess of the purchase price for acquired businesses and the net fair value determined for the assets acquired and liabilities assumed. The Liquidation Analysis ascribes no value to goodwill.	0%

A7	Intangible assets primarily consist of customer contracts, certificates of need, and trade names. The value of these assets is indelibly tied to the business relationships the Debtors, non-debtors and joint ventures have with their customers, which is predicated on compliance with complex regulatory mandates and contract terms tailored to the way they provide services. As a result, customer contracts and certificates of need are not readily transferrable. However, the Liquidation Analysis assumes that to continue their going concern businesses, joint venture partners would remunerate the Estate for the net amortized value of customer contracts and certificates of need to which they are already named as parties. No other value is ascribed to Debtor and non-debtor intangible assets.	19% to 39%

Liquidation Adjustments5

B1. Estimated Accrued and Unpaid Trust Taxes

The Debtors estimate that accrued sales and use tax at the Liquidation Date would be approximately $1.8 million. The Debtors’ joint venture partners collect sales tax on sublease revenue.

[5]	The Liquidation Analysis is assumed to be self-funding with Gross Liquidation Proceeds sufficient to cover the costs of the liquidation process.

8

In addition, the Debtors withhold a statutory percentage of employee compensation paid to the federal government on account of the Federal Insurance Contributions Act.

As set forth in the Debtors’ tax motion and employee wages motion these proceeds are likely “trust fund” proceeds, and would be remitted to the taxing jurisdictions and would not be subject to creditor claims or available for distribution to holders of Allowed Claims.

B2. Wind-down Costs

Wind-down costs are assumed to consist primarily of the ordinary course general and administrative costs that will be required to operate the Debtors’ business for a three-month period after the Liquidation Date, which is expected to be the amount of time required to expeditiously wind down the Debtors’ Estates.

The Liquidation Analysis estimates total wind-down costs of approximately $39.1 million representing facility operations, (b) limited personnel, and (c) corporate general and administrative expenses.

To maximize recoveries on the Debtors’ assets, minimize the amount of claims, and generally ensure an orderly chapter 7 liquidation, it is assumed that the Trustee will continue to employ or otherwise retain a limited number of the Debtors’ employees for a limited amount of time during the liquidation process to assist with, among other things, vacating facilities, the sale of PP&E, finalizing employee matters, cash collections, payroll and tax reporting, accounts payable and other books and records, and responding to certain legal matters related to the wind-down of the Debtors’ affairs. Other costs include, without limitation, taxes, utilities and other overhead, and document retention and destruction.

B3. Trustee Fees

Section 326(a) of the Bankruptcy Code provides that Trustee fees may not exceed 3% of distributable proceeds in excess of $1 million. The Liquidation Analysis assumes the Trustee fees total approximately 2% to 3% of Gross Liquidation Proceeds from external assets, which equals approximately $6.2 million and $6.7 million, in the low and high cases, respectively.

B4. Chapter 7 Professional Fees

The Liquidation Analysis assumes the Trustee will retain lawyers, financial advisors, and investment bankers to assist in the liquidation. The chapter 7 professional fees include estimates for such professionals that will assist the Trustee during the Liquidation Period. These advisors will, among other things, assist in marketing the Debtors’ assets, litigating claims and resolving tax litigation matters, and resolving other matters relating to the wind down of the Debtors’ Estates. The Liquidation Analysis estimates professional fees at 3% of the total liquidation proceeds realized, which equals approximately $7.2 million and $11.0 million in the low and high cases, respectively.

9

Net Liquidation Proceeds For Distribution

Based on the Liquidation Analysis, the Net Liquidation Proceeds For Distribution to the Debtors’ Holders of Claims and Interests range from approximately $184.4 million to $309.1 million.

Claims

C1: Administrative Claims

The post-petition business expenses of the Debtors required to operate in the normal course qualify as administrative expenses under Section 503(b) of the Bankruptcy Code. The Liquidation Analysis assumes the Debtors will have $17.8 million in administrative claims primarily comprised of 503(b)(9) claims and accrued employee obligations as a result of wages and benefits being paid in arrears. Since the Liquidation Analysis assumes the Liquidation Date is concurrent with the Petition Date, the Liquidation Analysis assume no other administrative expenses would be incurred on a post-petition basis. Administrative claims exclude potential contract rejection claims associated with the chapter 7 filing.

The Liquidation Analysis assumes Liquidation Proceeds would be sufficient to satisfy 100% of the Administrative Claims.

C2: Class 1 – Other Secured Claims

Various lenders have a security interest in major equipment of the Debtors, consisting of MRI, CT, PET and X-ray equipment, among others. The Liquidation Analysis assumes estimated equipment debt of approximately $57.7 million as of the Liquidation Date, which comprises all of the Other Secured Claims.

The Liquidation Analysis assumes all equipment lenders have properly perfected their liens on the collateral tied to the equipment loans. The Liquidation Analysis does not take into account the imposition of adequate protection liens on certain assets in favor of secured lienholders as a result of the diminution in value of collateral securing prepetition secured indebtedness. The Liquidation Analysis assumes the Liquidation Proceeds generated from the sale of major equipment would be sufficient to satisfy 90% to 100% of the Other Secured Claims.

C3: Class 2 – Other Priority Claims

Since the Liquidation Analysis assumes the Liquidation Date is concurrent with the Petition Date, the Liquidation Analysis assumes no Other Priority Claims besides the Estimated Accrued and Unpaid Trust Taxes. A full recovery of such claims is accounted for in the Liquidation Adjustments.

10

C4: Class 3 – Prepetition RCF Claims

The Liquidation Analysis assumes the Debtors will have fully drawn on their Revolving Credit Facility approximately one week prior to the Liquidation Date. The Liquidation Analysis assumes estimated Prepetition RCF Claims of $55.3 million comprised of the $55.0 million fully drawn facility plus $0.3 million of accrued interest.

The Prepetition RCF Claims, Prepetition 2025 Notes Claims and Prepetition 2028 Notes Claims each have the same priority to all assets of the Debtors and thus share in recoveries on a pro rata basis. The Liquidation Analysis assumes the Liquidation Proceeds would be sufficient to satisfy 12% to 25% of the Prepetition RCF Claims.

C5: Class 4 – Prepetition 2025 Notes Claims

The Liquidation Analysis assumes estimated 2025 Notes of approximately $490.9 million as of the Liquidation Date comprised of (i) original face value of $475.0 million, and (ii) accrued cash interest of $15.9 million.

The Prepetition RCF Claims, Prepetition 2025 Notes Claims and Prepetition 2028 Notes Claims each have the same priority to all assets of the Debtors and thus share in recoveries on a pro rata basis. The Liquidation Analysis assumes the Liquidation Proceeds would be sufficient to satisfy 12% to 25% of the Prepetition 2025 Notes Claims.

C6: Class 5 – Prepetition 2028 Notes Claims

The Liquidation Analysis assumes estimated 2025 Notes of approximately $381.4 million as of the Liquidation Date comprised of (i) original face value of $375.0 million, and (ii) accrued cash interest of $6.4 million.

The Prepetition RCF Claims, Prepetition 2025 Notes Claims and Prepetition 2028 Notes Claims each have the same priority to all assets of the Debtors and thus share in recoveries on a pro rata basis. The Liquidation Analysis assumes the Liquidation Proceeds would be sufficient to satisfy 12% to 25% of the Prepetition 2028 Notes Claims.

C7: Class 6 – Prepetition Series A Notes Claims

The Liquidation Analysis assumes estimated Prepetition Series A Notes Claims of approximately $467.9 million as of the Liquidation Date comprised of (i) original face value of $357.0 million, and (ii) accrued paid-in-kind and cash interest of $110.9 million.

The Liquidation Analysis assumes there would be no recovery for the Prepetition Series A Notes Claims in a chapter 7 liquidation.

11

C8: Class 7 – General Unsecured Claims

General Unsecured Claims arising in a hypothetical chapter 7 liquidation may include, among other things: (a) prepetition trade Claims; (b) rejection damages Claims; and (c) numerous other types of prepetition liabilities.

The Liquidation Analysis does not include any rejection damages claims for executory contracts that the Debtors would be party to as of the Liquidation Date, each of which may be significant. In addition, the Liquidation Analysis does not include Claims that are unliquidated or speculative, including litigation Claims asserted against the Debtors, or potential deficiency claims. The Liquidation Analysis assumes there will be approximately $93.6 million of General Unsecured Claims outstanding as of the Liquidation Date.

The Liquidation Analysis concludes that General Unsecured Claims will receive no recovery in a chapter 7 liquidation.

C9: Class 8 – Intercompany Claims

No recovery is expected on claims held by or between Debtors, non-debtors or joint ventures.

C10: Classes 9 & 10 – Existing Common Stock & Other Equity Interests

The Liquidation Analysis assumes there would be no recovery on any equity interests in a chapter 7 liquidation.

C11: Class 11 – Intercompany Interests

The Liquidation Analysis assumes there would be no recovery on any equity interest in a Debtor held by another Debtor in a chapter 7 liquidation.

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EXHIBIT E

Financial Projections

Introduction

Section 1129(a)(11) of the Bankruptcy Code requires that a debtor demonstrate that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization of the reorganized debtor or any successor to the debtor. For purposes of demonstrating that the Prepackaged Plan meets this requirement, the Debtors’ management, with the assistance of their advisors, have prepared these projections (these “Financial Projections”) based on, among other things, the anticipated future financial condition and results of operations of the Debtors. The Financial Projections are presented at the Akumin1 entity level, which incorporates all Debtor and non-Debtor affiliate entities, including the Debtors’ interests in joint ventures. In conjunction with the Debtors’ advisors, the Debtors’ developed and refined the business plan and prepared consolidated financial projections of Akumin for January 1, 2024, through December 31, 2027 (the “Projection Period”).

The Financial Projections assume that the Prepackaged Plan, and all of the transactions contemplated therein, will be consummated in accordance with its terms and the case timeline set forth in the Disclosure Statement. Any significant delay in confirmation of the Prepackaged Plan may have a significant negative impact on the operations and financial performance of the Debtors, including, but not limited to, an increased risk or inability to meet forecasts and the incurrence of higher reorganization expenses.

Although the Financial Projections represent the Debtors’ best estimates and good faith judgment (for which the Debtors believe they have a reasonable basis) of the results of future operations, financial position, and cash flows of the Debtors, they are only estimates and actual results may vary considerably from such Financial Projections. Consequently, the inclusion of the Financial Projections herein should not be regarded as a representation by the Debtors, the Debtors’ advisors, or any other person that the projected results of operations, financial position, and cash flows of the Debtors will be achieved. Additional information relating to the principal assumptions used in preparing the Financial Projections are set forth below.

The Financial Projections are based on Akumin’s long-term forecast developed in 2023. The Financial Projections were not prepared to comply with the guidelines for prospective financial statements published by the American Institute of Certified Public Accountants or the rules and regulations of the United States Securities and Exchange Commission, and by their nature are not financial statements prepared in accordance with accounting principles generally accepted in the United States of America.

The Debtors’ independent accountants have neither examined nor compiled the accompanying financial projections and accordingly do not express an opinion or any other form of assurance with respect to the Financial Projections, assume no responsibility for the Financial Projections, and disclaim any association with the Financial Projections.

[1]	Capitalized terms used but not defined herein have the meaning ascribed to such terms in the Disclosure Statement to which these Financial Projections are attached.

2

In addition, while the Financial Projections reflect the operational emergence from chapter 11, the Financial Projections do not reflect the application of fresh start accounting that will likely be required upon emergence. While the Debtors expect that they will be required to implement fresh start accounting upon emergence, they have not yet completed the work required to quantify the effect upon the Financial Projections, which effect could be material. Fresh start accounting requires all assets, liabilities, and equity instruments to be valued at “fair value.” Any formal fresh start reporting adjustments that may be required in accordance with Accounting Standards Codification Topic 852 Reorganizations by Entities in Reorganization under the Bankruptcy Code will be made after the Debtors emerge from bankruptcy.

The Financial Projections contain certain statements that are forward-looking statements and are based on estimates and assumptions and are necessarily speculative. No representations or warranties are made as to the accuracy of any financial information contained herein or assumptions regarding the Debtors’ businesses and their future results and operations.

The Financial Projections and any forward-looking statements in the Financial Projections are being made by the Debtors as of the date hereof, unless specifically noted. The Debtors are under no obligation to (and expressly disclaim any obligation to) update or alter the Financial Projections and any forward-looking statements whether because of new information, future events, or otherwise.

ALTHOUGH THE DEBTORS’ MANAGEMENT HAS PREPARED THE FINANCIAL PROJECTIONS IN GOOD FAITH AND BELIEVES THE ASSUMPTIONS TO BE REASONABLE, THE DEBTORS AND REORGANIZED DEBTORS CAN PROVIDE NO ASSURANCE THAT SUCH ASSUMPTIONS WILL BE REALIZED. AS DESCRIBED IN DETAIL IN THIS DISCLOSURE STATEMENT, A VARIETY OF RISK FACTORS COULD AFFECT THE REORGANIZED DEBTORS’ FINANCIAL RESULTS AND MUST BE CONSIDERED. ACCORDINGLY, THE FINANCIAL PROJECTIONS SHOULD BE REVIEWED IN CONJUNCTION WITH A REVIEW OF THE RISK FACTORS SET FORTH IN THE DISCLOSURE STATEMENT AND THE ASSUMPTIONS DESCRIBED HEREIN, INCLUDING ALL RELEVANT QUALIFICATIONS AND FOOTNOTES.

Debtor Overview

The Company is a partner of choice for U.S. hospitals, health systems and physician groups, with comprehensive solutions addressing outsourced radiology and oncology service-line needs. The Company provides, among other things, fixed-site outpatient diagnostic imaging services through a network of 180 owned and/or operated imaging locations and outpatient radiology and oncology services and solutions to approximately 1,100 hospitals and health systems across 48 states. By combining clinical and operational expertise with the latest advances in technology and information systems, the Company facilitates more efficient and effective diagnosis and treatment for patients and their providers. The Company’s imaging procedures include MRI, CT, positron emission tomography (PET and PET/CT), ultrasound, diagnostic radiology (X-ray), mammography, and other interventional procedures; cancer care services include a full suite of radiation therapy and related offerings.

3

General Assumptions & Methodology

The Financial Projections for the Debtors are based on the Debtors’ business plan as informed by current and projected conditions in the Debtors’ markets and were prepared on a holistic basis to reflect the combined results of both their Radiology and Oncology business segments inclusive of Debtor, non-Debtor and joint venture activity. The Financial Projections consist of the following unaudited pro forma financial statements: (i) projected income statement, (ii) projected balance sheet and (iii) projected cash flow statement.

The Financial Projections reflect numerous assumptions, including various assumptions regarding the anticipated future performance of the Debtors, industry performance, general business and economic conditions, and other matters, many of which are beyond the control of the Debtors or their advisors. In addition, the assumptions do not take into account the uncertainty and disruption of business that may accompany a restructuring pursuant to the Bankruptcy Code. Therefore, although the Financial Projections are necessarily presented with numerical specificity, the actual results achieved during the Projection Period may materially vary from the projected results.

The Debtors’ management report and use the Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) metric to assess the ongoing performance of their core operations, which includes adjustments for certain non-operating and one-time costs.2 Adjusted EBITDA highlights trends in the core business that may not otherwise be apparent when relying solely on GAAP measures.

Non-GAAP Projected Income Statement Assumptions

Revenue: Revenues consist primarily of net patient fees received from various payors and patients based on established contractual billing rates, less allowances for contractual adjustments and implicit price concessions. Revenues are also derived directly from hospitals and healthcare providers. The Financial Projections consider year-over-year changes in both volume and pricing assumptions for each of the key service offerings in each business segment.

In the Radiology segment, annual price and volume changes are assumed for the various scans performed by the Company (e.g., MRI, PET, CT) across both its Mobile and Fixed Retail subsegments. A minimal negative pricing impact is expected on MRI Mobile. In Fixed Retail, contractual price increases with one major managed care provider are expected to offset price decreases across other providers. In addition, the Financial Projections assume reopening of the Company’s Port Charlotte location that has been closed for most of 2023.

In the Oncology segment, steady annual volume increases are assumed for both types of external radiation treatments offered by the Company: linear accelerator (“LINAC”) and stereotactic radiosurgery (“SRS”). However, both the price per LINAC treatment and revenue per SRS case are projected to decline slightly, which partially offsets the favorable impact from volume increases.

[2]

“EBITDA” means net earnings/(loss) before interest expense, income tax expense/(benefit), depreciation and amortization. “Adjusted EBITDA” means EBITDA, as further adjusted for impairment charges, restructuring charges, severance and related costs, settlements and related costs/(recoveries), stock-based compensation, loss/(gain) on sale of accounts receivable, capital structure initiatives, fair value adjustment on derivative, deferred rent expense, and items that the Company does not consider to be indicative of their core/ongoing operations.

4

Operating Expenses: For both the Radiology and Oncology segments, operating expenses primarily consist of employee compensation, medical supplies, spending on OEM equipment service contracts, rent, utilities and other facility costs, repair and maintenance, third-party services, and reading fees. In addition, the Radiology segment also incurs expenses associated with the operation, storage, maintenance, and fuel for tractors used to move the large equipment used for patient care. Direct labor and other variable costs (e.g., reading fees) are projected to increase with total revenue for each business segment. The Company expects to realize annual cost savings of approximately $22.9 million by no longer being a company with publicly listed securities. Of that amount, $10.3 million annually relates to converting a portion of compensation from cash to equity, and incurring lower employee benefit and corporate insurance costs by leveraging the equity sponsor’s relationships. In addition to adjustments for savings from no longer being a company with publicly listed securities, operating expenses include the favorable impact, annually, of $6.0 million to $6.5 million of synergies from cost reductions related to equipment services, headcount reductions, and patient journey investments (e.g., IT connectivity, optimizing Patient Coordinators and Schedulers).

Selling, General and Administrative Expenses (“SG&A”) and Other Expenses: SG&A and Other Expenses consist of sales and marketing, and general and administrative expenses. Each are primarily comprised of employee costs, office expenses (e.g., rent, picture archiving and communication systems, IT), insurance, and professional services. SG&A expenses are forecast based on historical costs and management estimates. Of the $22.9 million total annual savings from longer being a company with publicly listed securities, $12.6 million annually relates to eliminating certain administrative costs incurred to meet various SEC requirements, consolidating the leadership team, and adjusting director, executive, and management compensation structures to be commensurate with comparable non-public companies.

Non-GAAP Projected Balance Sheet Assumptions

The projected balance sheet takes into account the pro forma capital structure, estimated adjustments to the balance sheet based on cancellation of debt or other liabilities, and exit financing, all in conjunction with the Prepackaged Plan.3

Under the Prepackaged Plan, the balance sheet forecast assumes $854.6 million of total beginning funded debt consisting of $402.3 million of New 2027 Notes, $375 million of New 2028 Notes, and $77.3 million of equipment financings inclusive of both equipment debt and equipment finance leases. The balance of New 2027 Notes assumes the repurchase of $72.7 million of Prepetition 2025 Notes through the Reverse Dutch Election Opportunity4 at $0.825 per $1.00 of 2025 Notes face value. Further, the New 2027 Notes balance of $402.3 million reflects the dollar-for-dollar exchange of $402.3 million of Prepetition 2025 Notes for New 2027 Notes. The $375 million of New 2028 Notes assume a dollar-for-dollar exchange of Prepetition 2028 Notes with no

[3]	Equity reported on the projected balance sheet should not be used to imply an enterprise value of the Company.
[4]	Actual results from the Reverse Dutch Election Opportunity may differ from the assumptions herein.

5

repurchase of Prepetition 2028 Notes through the Reverse Dutch Election Opportunity.5 The Financial Projections assume that the Company will be able to execute approximately $50 million of new equipment financing each year throughout the Projection Period. The Financial Projections assume that the New 2027 Notes are refinanced when they mature in 2027 for an equal amount of debt at the same terms through the duration of the Projection Period, plus an assumed 2% refinance fee that is added to the debt balance.

Akumin is forecast to have $10 million of unrestricted cash as of the Effective Date and build cash as a result of positive cash flow from operations throughout the Projection Period. The projected cash balance includes cash owned by joint venture entities that is restricted and not available for Akumin to use to pay its obligations.6 Akumin is forecasted to have access to an undrawn $55 million New RCF Exit Facility as of the Effective Date with availability of $49.8 million after issuing approximately $5.2 million in letters of credit under the New RCF Exit Facility.7

Non-GAAP Projected Cash Flow Statement Assumptions

Cash from Operations: Akumin’s Adjusted EBITDA reflects results from regular, ongoing operations inclusive of results from joint venture operations. Changes in working capital reflect the ordinary course changes in accounts receivable, accounts payable, other current assets and other current liabilities, among other items. Assumptions for days sales and days payable outstanding remain relatively stable over the Projection Period. Minority Interest Expense is the cash outflow to joint venture partners in recognition of the partners’ share of operating results. Non-Recurring Restructuring Expenses relate to various initiatives to improve the business that differ from year to year.

Cash from Investing: Cash from investing reflects capital expenditures at the Company’s existing run-rate for purchases of major equipment and other capital spending on office equipment, building, land, fixtures, and leasehold improvements.

Cash from Financing: Cash from financing through the Projection Period primarily reflects cash interest on debt. The New RCF Exit Facility bears interest at 9.0% per year. The New 2027 Notes bear interest at 8.0% per year through 2024 and 9.0% per year thereafter8 through the duration of the Projection Period, assuming they are refinanced at maturity in 2027 on the same terms. The New 2028 Notes bear interest at 8.0% per year. Equipment financings inclusive of both equipment debt and equipment finance leases is assumed to bear interest at 4.95% per year.

[5]	Actual results from the Reverse Dutch Election Opportunity may differ from the assumptions herein.
[6]	Aggregate joint venture cash balances average approximately $15 million.
[7]	The Financial Projections have not been updated for the October 2023 ransomware incident; however, the incident is only expected to impact the Company’s cash balance as at January 1, 2024.
[8]

Reflects illustrative assumption. The New 2027 Notes pay 8.000% cash interest through November 1, 2025. Thereafter, at the election of the Company, they pay either (i) 9.000% as cash interest or (ii) 8.000% per annum as cash interest and 2.000% per annum by increasing the principal amount of the outstanding New 2027 Notes by issuing additional notes under the indenture having the same terms as the New 2027 Notes.

6

The Financial Projections assume that the Company will be able to execute approximately $50 million of new equipment financing each year throughout the Projection Period.

7

Non-GAAP Consolidated Income Statement	2024E	2025E	2026E	2027E
$ Million USD	FY	FY	FY	FY
Net Revenue	$769.9	$795.4	$825.7	$857.4
% YoY Growth	3%	3%	4%	4%
Operating Expenses	521.7	516.4	527.2	541.1
% of Revenue	68%	65%	64%	63%
SG&A and Other Expenses	95.5	94.5	95.8	96.9
% of Revenue	12%	12%	12%	11%

Adj. EBITDA	$152.8	$184.5	$202.7	$219.4

% of Revenue	20%	23%	25%	26%

Non-GAAP Consolidated Balance Sheet	2023E	2024E	2025E	2026E	2027E
$ Million USD	FY	FY	FY	FY	FY
Cash and Cash Equivalents	$48.1	$35.8	$67.1	$105.8	$152.1
Accounts Receivable	127.9	117.1	119.3	124.1	128.8
Prepaid Expenses	15.5	13.9	10.6	9.8	10.3
Other Current Assets	10.2	10.2	10.2	10.2	12.6

Total Current Assets	201.6	176.9	207.2	249.9	303.7

Property Plant & Equipment, net	188.9	189.9	194.5	203.3	206.6
Goodwill & Other Intangible Assets	1,075.5	1,055.3	1,035.0	1,014.3	993.5
Other Assets	186.1	185.1	185.3	185.5	181.0

Total Assets	$1,652.1	$1,607.3	$1,622.1	$1,653.0	$1,684.9

Accounts Payable	$34.6	$29.1	$29.9	$31.1	$32.6
Accrued Expenses	102.4	78.4	80.7	82.2	84.1
Equipment Financing (ST)	34.3	38.5	41.2	46.5	51.1
Current Portion Long-Term Debt	65.8	0.0	0.0	0.0	0.0
Right of Use Liabilities (ST)	18.4	18.4	18.4	18.4	18.4

Total Current Liabilities	255.5	164.5	170.2	178.2	186.2

Equipment Financing (LT)	43.1	51.5	60.4	65.2	63.1
Long-Term Debt	1,253.7	714.8	723.1	731.3	747.6
Right of Use Liabilities (LT)	156.5	156.5	156.5	156.5	156.5
Other Liabilities	18.9	18.6	18.6	18.6	18.6

Total Liabilities	1,727.7	1,105.9	1,128.7	1,149.8	1,172.1

Equity	(75.6)	501.3	493.3	503.2	512.9

Total Liabilities and Equity	$1,652.1	$1,607.3	$1,622.1	$1,653.0	$1,684.9

Non-GAAP Consolidated Statement of Cash Flows	2024E	2025E	2026E	2027E
$ Million USD Source / (Use)	FY	FY	FY	FY
Adjusted EBITDA	$152.8	$184.5	$202.7	$219.4
Working Capital Changes	(6.3)	1.9	(2.8)	6.8
Minority Interest Expense	(28.2)	(29.1)	(30.5)	(31.9)
Non-Recurring Restructuring Expenses	(21.2)	(4.5)	(4.5)	(4.5)
Taxes	—	(3.5)	(4.2)	(16.3)

Cash from Operations	97.1	149.3	160.7	173.5
Purchases of Property and Equipment	(55.3)	(58.9)	(60.3)	(57.7)
Business Acquisitions, Net of Cash Acquired	—	—	—	—

Cash from Investing	(55.3)	(58.9)	(60.3)	(57.7)
Revolver Draw / (Paydown)	—	—	—	—
Interest on Debt	(62.6)	(65.8)	(66.5)	(66.6)
Equipment Financing Borrowing	47.0	50.1	51.3	49.1
Equipment Financing (Payments)	(38.5)	(43.3)	(46.5)	(52.0)

Cash from Financing	(54.1)	(59.0)	(61.7)	(69.5)

Change in Cash	$(12.3)	$31.4	$38.7	$46.3

Beginning Cash	$48.1	$35.8	$67.1	$105.8
Change in Cash	(12.3)	31.4	38.7	46.3

Ending Cash	$35.8	$67.1	$105.8	$152.1

8

Final Form

SUMMARY OF PROPOSED TERMS AND CONDITIONS

FOR DIP FINANCING AND USE OF CASH COLLATERAL

Akumin, Inc. et al.,

as Debtors and Debtors-in-Possession

October 20, 2023

This term sheet (“DIP Term Sheet”), is a summary of the terms pursuant to which, subject to certain conditions set forth herein, (i) the DIP Lender (as defined below) agrees to provide debtor in possession financing to Akumin Inc., a Delaware corporation (“Akumin”) and its affiliates (together with Akumin, collectively, the “Debtors”), (ii) the Required Consenting Noteholders (as defined below), and (iii) the Consenting RCF Lenders (as defined below) consenting to the use of the Cash Collateral (as defined below), in each case, being utilized in connection with the Cases (as defined below). The consummation of such financing is subject to authorization and approval by the Bankruptcy Court and the terms and conditions set forth in this DIP Term Sheet, upon execution by the parties.

This DIP Term Sheet is strictly confidential and may not be shared with anyone other than its intended recipients. It is proffered in the nature of a settlement proposal in furtherance of settlement discussions and is intended to be entitled to the protections of Rule 408 of the Federal Rules of Evidence and all other applicable statutes or doctrines protecting the use or disclosure of confidential information and information exchanged in the context of settlement discussions.

DIP Borrower:	Akumin as debtor and debtor in possession (the “DIP Borrower”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the jointly administered cases of the DIP Borrower and certain of its subsidiaries (collectively, the “Cases”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”), commenced on the date the Debtors file their Chapter 11 petitions (the “Petition Date”).

DIP Guarantors:	All obligations under the DIP Facility (as defined below), this DIP Term Sheet, and the DIP Documents (as defined below) will be unconditionally guaranteed by the Debtors (other than the DIP Borrower) (such parties, the “DIP Guarantors”).

DIP Lender:

Stonepeak Magnet Holdings LP (“Stonepeak”), in its capacity as lender under the DIP Facility (defined below) (the “DIP Lender”).

DIP Lender shall be permitted to freely assign to any of its affiliates the DIP Facility Loans (including after the Final Order (defined below)), without consent or restrictions.

DIP Facility:

The DIP Lender will provide to the DIP Borrower a junior secured debtor-in-possession credit facility (the “DIP Facility”) consisting of a delayed draw term loan facility in the aggregate maximum principal amount of up to $75 million (the “DIP Facility Commitment”), and the loans made under the DIP Facility (including through the payment of in-kind interest), the “DIP Facility Loans”).

The DIP Facility, in an amount up to the DIP Facility Commitment, will be made available to the DIP Borrower following the entry of the Interim Order (defined below) and satisfaction of the conditions precedents below.

Pending the entry of the Final Order, the DIP Lender shall be afforded all of the protections contained in the Interim Order.

The DIP Loan Documents[1] shall (a) contain customary terms for debtor-in-possession financing transactions of this type, including, without limitation, those terms set forth in this DIP Term Sheet and (b) shall be acceptable in form and substance to the DIP Lender in all respects and subject to the consent rights set forth in the Restructuring Support Agreement.[2]

DIP Order	The DIP Facility (as defined herein) shall include all terms set forth in the proposed Interim Order attached to the Restructuring Support Agreement, including, but not limited to those concerning collateral, lien and claim priority, adequate protection, and releases. In the event of a conflict between this DIP Term Sheet and any of the Financing Orders (as defined below), the Financing Orders shall control.

DIP Facility Interest Rate:	The DIP Facility Loans shall accrue interest at 8.00% per annum payable in kind.

Closing Date:	The first business date on which the DIP Conditions Precedent below shall have been satisfied and the making of the DIP Facility Loans shall have occurred (the “Closing Date”), which is expected to be within three (3) business day of entry of the Interim Order.

[1]

“DIP Loan Documents” means, collectively, the Financing Orders, the DIP Facility Loans, the DIP Credit Agreement (if any), and related security agreements and other documents required or requested by the DIP Lender to be executed or delivered by or in connection with the DIP Facility, each of which shall be acceptable in form and substance to the DIP Lender.

[2]

“Restructuring Support Agreement” shall refer to that certain Restructuring Support Agreement, dated as of October [20], 2023, by and among Akumin and the parties thereto. For the avoidance of doubt, nothing herein shall modify, limit or otherwise impair the consent rights of the parties thereto and such consent rights shall be applicable notwithstanding whether such consent rights are referenced herein.

2

DIP Conditions Precedent:

The closing of the DIP Facility shall be subject to the satisfaction of the following conditions precedent:

i.    no later than 2 days prior to the Petition Date, the DIP Lender shall have received a cash forecast for the period from the Petition Date through the Scheduled Maturity Date (as defined below) setting forth projected cash flows and disbursements (including, without limitation, professional fees and capital expenditures, in each case, as separate line items), in form and substance acceptable to the DIP Lender in its sole and exclusive discretion (the “Initial Approved Budget”);

ii.   the Debtors shall have provided the DIP Lender with a copy of the “first day” motions, including the cash management motion, and proposed orders to be filed with the Bankruptcy Court in connection with the commencement of the Cases;

iii.   orders (including interim orders) approving all “first day” motions substantially on the terms required therein, other than the Interim Order (as defined below) shall have been entered (including without limitation the cash management order), and shall be in form and substance reasonably acceptable to the DIP Lender;

iv.   the Restructuring Support Agreement shall be in full force and effect;

v.   an interim debtor-in-possession financing order, substantially on the terms contemplated in this DIP Term Sheet (and otherwise acceptable to the DIP Lender) (the “Interim Order”), shall have been entered by the Bankruptcy Court within two (2) business days following the Petition Date and shall not have been vacated, reversed or stayed, appealed, or modified or amended without the prior written consent of the DIP Lender;

vi.   the absence of a material adverse change, or any event or occurrence, other than the commencement of the Cases, which could reasonably be expected to result in a material adverse change, in (i) the business, operations, performance, properties, contingent liabilities, material agreements or prospects of the Borrower and its respective subsidiaries, taken as a whole, since the Petition Date, (ii) the ability of the Borrower or the Guarantors to perform their respective obligations under the DIP Term Sheet or (iii) the ability of the DIP Lender to enforce the DIP Term Sheet or DIP Loan Documents in accordance with the terms thereof and any Financing Orders (any of the foregoing being a “Material Adverse Change”); and

vii.  such other deliverables as the DIP Lender may reasonably require.

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Conditions Precedent to All Credit Extensions:

The obligations of the DIP Lender to make any DIP Facility Loan will be subject to the following conditions precedent:

i.    the Interim Order shall have been entered and shall be in full force and effect, shall not have been vacated or reversed, and shall not be subject to any stay and (b) a final order, substantially on the terms contemplated by this DIP Term Sheet and in form and substance acceptable to the DIP Lender (the “Final Order” and, together with the Interim Order, collectively, the “Financing Orders”) shall have been entered and shall be in full force and effect, shall not have been vacated or reversed, and shall not be subject to any stay. Notwithstanding anything to the contrary contained herein, funding of the DIP Facility Loans shall be subject to entry of the Interim Order and, prior to the applicable Milestone, of the Final Order, which shall not have been vacated, reversed or stayed, appealed (and for which the appeal period has expired or has been waived), or modified or amended without the prior written consent of the DIP Lender;

ii.   Following entry of the Interim Order, a definitive credit agreement (the “DIP Credit Agreement”) and related security agreement(s) and guarantees, security documents, and other agreements, instruments and documents, if any, in each case if reasonably requested by the DIP Lender (collectively, and together with the DIP Credit Agreement, the “DIP Documents”) shall have been executed and delivered by the Debtors to the DIP Lender, in form and substance acceptable to the DIP Lender;

iii.   the DIP Borrower shall be in compliance with the terms of the Interim Order or the Final Order, as applicable;

iv.   the Debtor shall have provided a certificate confirming that all of the representations and warranties of the Debtors in this DIP Term Sheet or the DIP Documents, as applicable, remain true and correct, unless otherwise agreed by the DIP Lender;

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v.   all security and collateral documents (as necessary and to be mutually agreed) evidencing or perfecting the DIP Lender’s liens and security interests on the DIP Collateral shall be executed in form and substance reasonably acceptable to the DIP Lender; and

vi.   there shall be no defaults or Events of Default under this DIP Term Sheet or the DIP Documents, as applicable, or any defaults or Events of Default shall have been waived by the DIP Lender or cured pursuant to the terms thereof.

Milestones:	As may be extended by DIP Lender as a result of the Bankruptcy Court’s availability, each of the Debtors will agree to comply with the milestones set forth in the Restructuring Support Agreement (the “Milestones”).

Representations and Warranties:

Upon the funding of the DIP Facility Loans, the Debtors shall be deemed to have made the representations and warranties set forth in Article VI (other than Sections 6.05 and 6.14) of the Prepetition Revolving Credit Agreement, as applied to this DIP Term Sheet and the DIP Facility mutatis mutandis (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date therein shall be required to be true and correct in all material respects as of the date of the entry of the Interim Order) and the representations and warranties set forth below:

i.    the applicable Financing Orders remain in full force and effect and have not been vacated, stayed, reversed, modified or amended without the prior written consent of the DIP Lender; and

ii.   the Debtors have not failed to disclose any material assumptions with respect to the Initial Approved Budget and affirm the reasonableness of the assumptions in the Initial Approved Budget in all material respects.

Prepayments:	There shall be no prepayments of the DIP Facility other than as may be set forth in the Interim Order.

Variance Covenant; Other Financial Covenants:	Beginning on the Thursday following the first two full weeks after the Petition Date (the “Initial Reporting Date”), and on each Thursday thereafter (collectively with the Initial Reporting Date, each a “Reporting Date”), the Debtors shall deliver to the DIP Lender, the Ad Hoc Group, and the RCF Lenders, in a form consistent with the form of the Approved Budget (as defined in the Financing Orders), a variance report describing in reasonable detail, by line item, (i) the actual disbursements of the Debtors and actual receipts during the applicable Testing Period (as defined below); and (ii) any

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variance (whether positive or negative, expressed as a percentage) between the actual receipts or disbursements, as applicable, during such Testing Period against the estimated receipts or disbursements, as applicable, for the applicable Testing Period, as set forth in the applicable Approved Budget (a “Variance Report”).

As used herein, “Testing Period” shall mean the one week period ending on the Sunday immediately preceding the applicable Reporting Date. The last day of each Testing Period shall be a “Testing Date”).

As of any applicable Testing Date:

1.   Cash receipts may have a negative variance from the Approved Budget by no more than the following: (a) 15% for the Testing Dates ending on or prior to November 5, 2023 and (b) 15% for each Testing Date thereafter (the “Cash Receipt Variance”); and

2.   Cash disbursements may have a negative variance from Approved Budget by no more than 10% on an aggregate basis for all disbursement line items (taken together), excluding (a) Debtor’s, Ad Hoc Group’s and Consenting RCF Lenders’ and DIP Lender professional fees and (b) the line items described in (2), above (the “Aggregate Disbursement Variance” and, collectively with the Cash Receipt Variance and Line Item Disbursement Variance, the “Permitted Variances”);

provided, that the Debtors may carry forward favorable variances on a line-item basis from the immediately preceding Testing Period when calculating the Permitted Variances above.

The Debtors shall be deemed to be in compliance with the Approved Budget for all purposes under this DIP Term Sheet and the Financing Orders unless, as of any Testing Date, the Debtors’ actual cash receipts or disbursements vary from the Approved Budget by more than the applicable Permitted Variance as measured on any Testing Date (the “Variance Covenant”).

Affirmative Covenants	The Debtors shall perform (i) the affirmative covenants set forth in Article VII of the Prepetition Revolving Credit Agreement other than Sections 7.01, 7.02(a) or (e), and 7.18, in each case, as applied to this DIP Term Sheet and the DIP Facility mutatis mutandis and (ii) the affirmative covenants set forth below:

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(i)  timely deliver, or cause to be delivered, to the DIP Lender, the Approved Budget and Variance Reports;

(ii)  maintain proper books and records;

(iii)   cooperate, consult with, and provide to the DIP Lender, all such information as required under this DIP Term Sheet or the Financing Orders or as reasonably requested by the DIP Lender, and permit representatives and independent contractors on behalf of the DIP Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants;

(iv) comply in all material respects with the Restructuring Support Agreement;

(v)   take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable law, and to execute and deliver such documents and other papers, as may be required or requested by the DIP Lender to carry out the provisions of this DIP Term Sheet, the DIP Financing Documents, or the Financing Orders;

(vi) except to the extent contemplated by the Approved Budget or otherwise consented to by the DIP Lender in writing, continue, and cause to be continued, the business of the Debtors, maintain, and cause to be maintained, the Debtors’ existence and material relationships, rights, licenses and privileges, and comply with all material contractual obligations of the Debtors;

(vii)  take, or cause to be taken, all appropriate action to comply with all laws applicable to the Debtors or the DIP Collateral and all orders, writs, injunctions, decrees and judgments applicable to any Debtor or its business or property, unless failure to comply could not reasonably be expected to result in a Material Adverse Effect on the Debtors’ business; and

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(viii)  cause the Debtors’ senior management and legal and financial advisors to be available to conduct a telephonic conference at least once every calendar week at reasonable times and upon reasonable prior notice, if requested by the DIP Lender, to discuss the Proposed Budget, the Variance Report, the Cases, and the financial condition, performance and business affairs of the Debtors.

Negative Covenants:

The Debtors shall not (without prior written consent of the DIP Lender) cause to be done, do, permit to be done, allow to exist, or agree to do or cause to be done, (a) anything prohibited by the negative covenants set forth in Article VIII of the Prepetition Revolving Credit Agreement and in each case not expressly permitted by clauses (b)(i) – (xi) below, in each case, (x) assuming all dollar baskets, ratio baskets, builder baskets and any related growers had $0 in capacity and (y) as applied to this DIP Term Sheet and the DIP Facility mutatis mutandis or (b) any of the following:

(i)  other than liens securing indebtedness required or permitted by this DIP Term Sheet and the Financing Orders, seek to or create, incur, assume or suffer to exist any lien upon any of its property, assets, income or profits, whether now owned or hereafter acquired, except (a) the Carve Out, (b) liens in connection with the Prepetition Secured Obligations and the Adequate Protection Claims;

(ii)  convey, sell, lease, assign, transfer or otherwise dispose of (including through a transaction of merger or consolidation) any of its property, business, or assets, whether now owned or hereafter acquired, other than (a) asset sales approved by an order of the Bankruptcy Court and (b) asset sales in the ordinary course of business and expressly permitted by the Approved Budget or otherwise by the DIP Lender;

(iii)   create, incur, assume or permit to exist any indebtedness, other than indebtedness existing as of the Petition Date and except as otherwise set forth in the DIP Term Sheet or the Financing Orders;

(iv) amend, modify or compromise any material term or material amount owed under a material real property lease or material contract without the prior written consent of the DIP Lender;

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(v)   incur or make any expenditure, investment, loan, or other payment without the prior written consent of the DIP Lender, other than in accordance with the Approved Budget, after giving effect to the Permitted Variances;

(vi) create or acquire any ownership interest in any subsidiaries without the prior written consent of the DIP Lender;

(vii)  create or permit to exist any other claim which is pari passu with or senior to the claims of the DIP Lender under the DIP Facility, except for the Carveout and except as set forth in this DIP Term Sheet or the Financing Orders;

(viii)  modify or alter (a) in any material manner the nature and type of its business or the manner in which such business is conducted or (b) its organizational documents, except as required by the Bankruptcy Court or plan of reorganization consistent with the Restructuring Support Agreement, without the prior written consent of the DIP Lender;

(ix) file or propose any plan of reorganization that is inconsistent with the Restructuring Support Agreement;

(x)   make any dividend, distribution, payment to any equity holders, repurchase of equity or other transfer of value to equity holders or enter into any new transactions with any direct or indirect equityholder; and

(xi) make any direct or indirect management retention bonuses or other similar payments without the prior written consent of the DIP Lender.

Events of Default:

“Events of Default” under the DIP Facility shall be the occurrence of any of the following without the advance written consent of the DIP Lender:

i.    failure to meet any Milestones;

ii.   failure of the Debtors to comply in any material respect with the terms of the applicable Financing Orders;

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iii.   the failure of any Debtor to (a) comply with the Variance Covenant, (b) have an Approved Budget; (c) comply in any material respect with any negative covenant or certain other customary affirmative covenants in the DIP Term Sheet or with any other covenant or agreement contained in the Financing Orders or DIP Documents or (d) comply in any material respect with any other covenant or agreement contained in this DIP Term Sheet subject, in each case, to a grace period of 5 days;

iv.   other than payments authorized by the Bankruptcy Court and which are set forth in the Approved Budget, to the extent authorized by one or more “first day” or other orders reasonably satisfactory to the DIP Lender or the Financing Orders, any Debtor shall make any payment (whether by way of adequate protection or otherwise, other than as set forth in the Financing Orders) of principal or interest or otherwise on account of any prepetition indebtedness or payables;

v.   any of the Cases shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code; a Chapter 11 trustee or an examiner (other than a fee examiner) with enlarged powers relating to the operation of the business of any Debtor (powers beyond those expressly set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) shall be appointed, (b) any other superpriority claim or grant of any other lien (including any adequate protection lien) other than as provided for herein which is pari passu with or senior to the claims and liens of the DIP Lender shall be granted in any of the Cases, or (c) the filing of any pleading by any Debtor seeking or otherwise consenting to or supporting any of the matters set forth in clause (a) or clause (b) of this subsection (vi);

vi.   the Bankruptcy Court shall enter one or more orders during the pendency of the Cases granting relief from the automatic stay to the holder or holders of any lien evidencing indebtedness in excess of $[1,000,000] to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on assets of any Debtor;

vii.  the Debtors seek approval from the Bankruptcy Court to obtain additional financing pari passu or senior to the DIP Facility;

viii.   the Debtors’ “exclusive period” under section 1121 of the Bankruptcy Code for the filing of a plan of reorganization terminates;

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ix.   other than the Prepackaged Plan (as defined in the Restructuring Support Agreement), the confirmation of a plan of reorganization or liquidation that does not provide for payment in full in cash of the DIP Facility Loans or such other treatment acceptable to DIP Lender, or any Debtor proposes or supports, or fails to contest in good faith, the entry of such a plan of reorganization or liquidation;

x.   any Debtor (A) engages in or supports any challenge to the validity, perfection, priority, extent or enforceability of the DIP Facility or the liens on or security interest in the assets of the Debtors securing the DIP Obligations, including without limitation seeking to equitably subordinate or avoid the liens securing such indebtedness or (B) engages in or supports any investigation or asserts any claims or causes of action (or directly or indirectly support assertion of the same) against the DIP Lender;

xi.   termination of the Restructuring Support Agreement by any of (x) the Debtors, (y) the Consenting Noteholders, and (z) the DIP Lender;

xii.  the entry of an order by the Bankruptcy Court in favor of any statutory committee appointed in these Cases by the U.S. Trustee (each, a “Committee”), any ad hoc committee, or any other party in interest, (i) sustaining an objection to claims of the DIP Lender, or (ii) avoiding any liens held by the DIP Lender (provided, that the foregoing shall not be deemed to prohibit the investigation by any such committee of any such claims or liens in respect of the Obligations (as defined in the Prepetition Credit Agreement));

xiii.   the allowance of any claim or claims under section 506(c) of the Bankruptcy Code against any of the DIP Collateral;

xiv.   the inaccuracy in any material respect of any representation of any Debtor when made or deemed made; and

xv.  entry of an order by the Bankruptcy Court in favor of any Committee, any ad hoc committee, or any other party in interest, (i) granting such party standing to pursue any claims against the DIP Lender, (ii) sustaining an objection to claims of the DIP Lender, or (iii) avoiding any liens held by the DIP Lender.

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DIP Claims Treatment:	Unless otherwise provided in accordance with the terms of the Restructuring Support Agreement, the DIP Term Loans shall convert to equity on the effective date of a chapter 11 plan on the same terms as the new money investment to be provided by Stonepeak (the “New Money Investment”) and shall reduce the aggregate principal amount to be invested by Stonepeak as the New Money Investment on a dollar-for-dollar basis.

DIP Facility Amendments:	In order to amend, waive, or modify provisions related to this DIP Term Sheet shall require, at a minimum, the prior written consent of the DIP Lender and the Required Consenting Noteholders (as defined in the Restructuring Support Agreement) and the Threshold Consenting RCF Lenders; provided, further, however, that any amendment that (a) shortens the maturity of the extensions of credit thereunder, (b) increases the aggregate commitments thereunder, or (c) increases the cash rate of interest payable with respect thereto shall require further Court approval.

Fiduciary Duties:	Notwithstanding anything to the contrary in this DIP Term Sheet or the Financing Orders, or any other document, order, or instrument, nothing in the DIP Term Sheet or the Financing Orders shall require the Debtors, the Debtors’ board of directors, or any similar governing body of the Debtors, after consulting with counsel, to take any action or to refrain from taking any action with respect to any alternative financing transaction to the extent taking or failing to take such action would be inconsistent with applicable law or its fiduciary obligations under applicable law. To extent of any conflict between this provision and any other provision in this DIP Term Sheet, this provision will control.

Miscellaneous:	This summary of terms and conditions does not purport to summarize all of the conditions, covenants, representations, warranties and other provisions that would be contained in definitive credit documentation for the DIP Facility contemplated hereby, all of which shall be acceptable to the DIP Lender.

Governing Law:	The laws of the State of New York (excluding the laws applicable to conflicts or choice of law), except as governed by the Bankruptcy Code.

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Final Form

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

In re: AKUMIN INC., et al.,[1] Debtors.	Chapter 11 Case No. 23-_____ (___) (Joint Administration Requested) (Emergency Hearing Requested)

BIDDING PROCEDURES

On October [•], 2023 (the “Petition Date”),2 Akumin Inc., and its debtor affiliates, as debtors and debtors in possession (collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Court”).

The Debtors filed these chapter 11 cases after entering into a restructuring support agreement (the “RSA”) [Docket No. [•], Ex. [•]] with the support of their Prepetition Secured Lenders (as defined below) and other stakeholders. The RSA contemplates two potential restructuring paths: (a) a recapitalization transaction that would allow for substantial deleveraging and a new capital infusion to right size the Debtors’ balance sheet, as more fully described in the Prepackaged Plan and the Disclosure Statement (the “Reorganization Transaction”) or (b) a Sale Transaction (as defined herein). Specifically, the RSA contemplates that the Debtors will continue their prepetition sale and marketing process, (the “Sale Process”) during these chapter 11 cases, and, if the Debtors receive bids or proposals for a potential transaction representing higher or otherwise better value for the Debtors and their stakeholders than the Reorganization Transaction, pursue such Sale Transaction.

On October [•], 2023, the Court entered the Order (I) Approving the Bidding Procedures, (II) Scheduling Certain Dates with Respect thereto, (III) Approving the Form and Manner of Notice, (IV) Approving Contract Assumption and Assignment Procedures, (V) Authorizing the Debtors to Enter into Definitive Purchase Agreements, and (VI) Granting Related Relief [Docket No. [•]] (the “Bidding Procedures Order”), approving these Bidding

[1]

A complete list of each of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ proposed claims and noticing agent at https://dm.epiq11.com/Akumin. The Debtors’ service address is 8300 W. Sunrise Boulevard, Plantation, Florida 33322.

[2]

Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Debtors’ Emergency Motion for Entry of an Order (I) Approving the Bidding Procedures, (II) Scheduling Certain Dates with Respect thereto, (III) Approving the Form and Manner of Notice, (IV) Approving the Contract Assumption and Assignment Procedures, (V) Authorizing the Debtors to Enter into Definitive Purchase Agreements, and (VI) Granting Related Relief [Docket No. [•]].

Procedures. These Bidding Procedures set forth the process by which the Debtors are authorized to continue their Sale Process for one or more sales of all, substantially all, or a material portion of the Debtors’ assets (collectively, the “Assets”) pursuant to section 363 of the Bankruptcy Code (the “Sale Transaction”).

Copies of the Bidding Procedures Order and other related documents are available at https://dm.epiq11.com/Akumin.

I.	KEY DATES AND DEADLINES.

The key dates for the Sale Process are as follows. Such dates may be extended or otherwise modified by the Debtors, in consultation with the Consultation Parties (as defined below), by filing a notice of such extension or modification on the Court’s docket:

Event or Deadline	Date and Time (all times in Central Time)
Bidding Procedures Hearing	[____], October [•], 2023 at [__] [a.m./p.m.]

Bid Deadline	[Friday, November 10, 2023 at 4:00 p.m.]

Auction (if required)	[Monday, November 13, 2023, at __ a.m.]

Deadline to File Notice of Winning Bid (if applicable)	[Tuesday, November 14, 2023/one business day after the conclusion of the auction]

Deadline to file Cure Notice with the Court and Serve on Contract Counterparties	[Tuesday, November 14, 2023/one business day after conclusion of the auction]]

Deadline for Objections to the Sale, including Objections to Cure Notice	[Wednesday, November 22, 2023 at 4:00 p.m.]

Deadline to file Reply to Objections to the Sale	Wednesday, November 29, 2023 at 4:00 p.m

Confirmation and Sale Hearing	[Friday, December 1, 2023, subject to Court availability]

II.	SUBMISSIONS TO THE DEBTORS; CONSULTATION PARTIES.

All submissions to the Debtors required or permitted to be made under the Bidding Procedures (including bids) must be directed to each of the following persons or entities unless otherwise provided (collectively, the “Notice Parties”). Unless specifically provided otherwise herein, e-mail shall be sufficient.

A.

Debtors’ Proposed Counsel: (i) Dorsey & Whitney LLP, 51 West 52nd Street, New York, New York 10019-6119, Attn: Eric Lopez Schnabel (schnabel.eric@dorsey.com), Rachel P. Stoian (stoian.rachel@dorsey.com), and Michael Galen (galen.michael@dorsey.com); and (ii) Jackson Walker LLP, 1401 McKinney Street, Suite 1900, Houston, Texas 77010, Attn.:

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Matthew D. Cavenaugh (mcavenaugh@jw.com), Jennifer F. Wertz (jwertz@jw.com), J. Machir Stull (mstull@jw.com), and Victoria N. Argeroplos (vargeroplos@jw.com).

B.	Debtors’ Proposed Investment Banker: Leerink Partners (“Leerink”), 1301 Avenue of the Americas, 12th Floor, New York, New York 10019, Attn.: Robert Jackey (robert.jackey@leerink.com).

C.	Counsel to the Consultation Parties:

1.

Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, NY 10036, Attn: Michael S. Stamer (mstamer@akingump.com); Jason P. Rubin (jrubin@akingump.com); Stephen B. Kuhn (skuhn@akingump.com); Erica D. McGrady (emcgrady@akingump.com).

2.	King & Spalding LLP, 1180 Peachtree Street, NE, Suite 1600, Atlanta, Georgia 30309, Attn: Thaddeus D. Wilson (thadwilson@kslaw.com); Britney Baker (bbaker@kslaw.com).

3.	Sidley Austin LLP, 787 Seventh Avenue, New York, NY 10019, Attn: Anthony Grossi (agrossi@sidley.com); Jason Hufendick (jhufendick@sidley.com).

4.	Counsel for any Committee (as defined below), if appointed.

Pursuant to the Procedures for Complex Cases in the Southern District of Texas (the “Complex Case Procedures”), the “Consultation Parties” are (i) secured lenders with liens on the Assets being sold, including, for the avoidance of doubt, the Prepetition Secured Lenders and the DIP Lender (each as defined below) and (ii) any official committee appointed in these chapter 11 cases (a “Committee”); provided that, to the extent that any party in the foregoing clause (i) or (ii) is a Potential Bidder (as defined below) in connection with any Sale Transaction, such party shall not be a Consultation Party; provided, further, that following the earlier of (a) any party in the foregoing clause (i) or (ii) agreeing in writing not to submit a bid to purchase all or any portion of the Assets and (ii) completion of the Auction in which any party in the foregoing clause (i) or (ii) is neither the Winning Bidder nor a Back-Up Bidder, then such parties shall no longer be deemed a Potential Bidder for purposes of receiving information or being consulted as a Consultation Party. The “Prepetition Secured Lenders” shall mean (a) the Ad Hoc Noteholder Group3 its legal advisor, Akin Gump Strauss

[3]

The “Ad Hoc Noteholder Group” shall mean that certain ad hoc group comprised of beneficial holders (or investment managers or advisors to beneficial holders) of (i) the 2025 Secured Notes issued pursuant to that certain Indenture dated November 2, 2021, as supplemented by that First Supplemental Indenture, dated as of February 11, 2021, that certain Second Supplemental Indenture, dated as of July 30, 2021, that certain Third Supplemental Indenture, dated as of September 1, 2021 (as may be further amended, restated, supplemented, or otherwise modified from time to time), and (ii) the 2028 Secured Notes issued pursuant to that certain Indenture dated August 9, 2021 (as may be further amended, restated, supplemented, or otherwise modified from time to time).

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Hauer & Feld LLP and any other advisors retained by the Ad Hoc Noteholder Group in accordance with the RSA, and (b) PNC Bank, National Association, as successor to BBVA USA, in its capacity as Administrative Agent and Collateral Agent (the “Prepetition RCF Agent”) under the Revolving Credit Agreement, dated as of November 2, 2020 (as amended, restated, supplemented, or otherwise modified from time to time) and its legal advisor, King & Spalding LLP. The “DIP Lender” shall mean Stonepeak Magnet Holdings LP or its affiliate that has provided junior debtor-in-possession financing and (i) its legal advisor, Sidley Austin LLP and (ii) its investment banker, Moelis & Company.

The Debtors shall consult with the Consultation Parties in good faith regarding the sale process and provide to the Consultation Parties and their advisors regular reports concerning the sale process, including parties contacted, buyer feedback, copies of letters of intent, drafts of definitive agreements, updates regarding purchase proposals, and any diligence and other information reasonably requested by the Consultation Parties.

III.	PARTICIPATION REQUIREMENTS.

To participate in the bidding process or otherwise be considered for any purpose hereunder, a person or entity interested in consummating a Sale Transaction must deliver or have previously delivered to the Debtors an executed confidentiality agreement on terms acceptable to the Debtors (a “Confidentiality Agreement”). Such person or entity that has delivered an executed Confidentiality Agreement shall be considered a potential bidder (a “Potential Bidder”).

IV.	DUE DILIGENCE.

A.	Bidder Diligence.

Only Potential Bidders shall be eligible to receive due diligence information and access to the Debtors’ electronic data room (the “Data Room”) and to additional nonpublic information regarding the Debtors. All due diligence requests must be directed to Leerink at projectadoniswg@leerink.com. The Debtors will make reasonable efforts to address all reasonable requests for additional information and due diligence access, and the Debtors will endeavor to post substantially all written due diligence provided to any Potential Bidder to the Data Room.

The Debtors may refuse any party access to due diligence information, including access to the Data Room, in whole or in part and at any time, if the Debtors determine in their reasonable business judgment, after consultation with the Consultation Parties, that (i) access by such party may be harmful to the Debtors or their estates (including due to commercial sensitivity), (ii) such party has not established, or has raised doubt, that it intends or has the capacity to consummate the proposed Sale Transaction in good faith or (iii) providing access to such information would violate any law to which the Debtors or their non-Debtor affiliates are subject, including any privacy laws.

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The due diligence period and the Data Room shall be open until the Bid Deadline (as defined below). After the Bid Deadline, the Debtors shall have no obligation to furnish due diligence information. The Debtors may, in their discretion, following consultation with the Consultation Parties, extend a Potential Bidder’s time to conduct due diligence.

The Debtors make no representation or warranty as to the information provided through this due diligence process or otherwise, including the documents in the Data Room. Nothing herein shall obligate the Debtors or their representatives to furnish information of any kind whatsoever to any person.

Potential Bidders shall not, directly or indirectly, contact any customer, supplier, or contractual counterparty of the Debtors in respect of matters relating to the Debtors or a potential transaction with the Debtors (or otherwise initiate, participate in, or engage in such discussions with such parties) without the prior written consent of the Debtors.

B.	Debtor Information Requests.

Each Potential Bidder shall comply with all reasonable requests for additional information and due diligence access requested by the Debtors or their advisors regarding the ability of such Potential Bidder to consummate its contemplated Sale Transaction. Failure by a Potential Bidder to comply with such reasonable requests for additional information and due diligence access may be a basis for the Debtors, after consultation with the Consultation Parties, to determine that such Potential Bidder may no longer participate in diligence (including access to the Data Room) or that a bid made by such Potential Bidder is not a Qualified Bid (as defined below).

The Debtors will provide copies of or access to any materials delivered by any Potential Bidder to each Consultation Party, regardless of whether received prior or subsequent to the date of the Court’s entry of these Bidding Procedures, as promptly as practicable upon receipt by the Debtors and/or their advisors of such materials.

V.	RESTRICTIONS ON COMMUNICATIONS.

There shall be no communications between or among Potential Bidders, unless the Debtors’ advisors have previously authorized such communication in writing, with email being sufficient.

The Debtors reserve the right, in their reasonable business judgment, subject to the reasonable consent of the DIP Lender and the Required Consenting Noteholders (as such term is defined in the RSA) (to the extent such parties are not Potential Bidders), and following consultation with the Consultation Parties, to disqualify any Potential Bidders that have communications between or amongst themselves without the prior authorization of the Debtors.

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For the avoidance of doubt, to the extent any Potential Bidders are interested in joining bids, the Debtors’ advisors may facilitate the communications between such parties and the potential joining of bids.

VI.	BID DEADLINES.

All bids must be transmitted via e-mail (in .pdf or similar format) to the Notice Parties so as to be actually received on or before [November 10], 2023, at 4:00 p.m. (prevailing Central Time) (the “Bid Deadline”). The Debtors, in consultation with the Consultation Parties, may extend the Bid Deadline for any reason whatsoever, in their reasonable business judgment for all or certain Potential Bidders.

VII.	BID REQUIREMENTS.

Only bids and Potential Bidders that satisfy the following requirements, as determined by the Debtors in their business judgment and subject to the reasonable consent of the DIP Lender and the Required Consenting Noteholders (to the extent such parties are not Potential Bidders) and in consultation with the Consultation Parties (collectively, the “Bid Requirements”), will be permitted to participate in the bidding (and Auction (as defined below), if applicable) and be considered for one or more Sale Transactions:

A.

Written, Binding Bid. Each bid must be timely and properly submitted in accordance with the bid submission process set forth herein, including successful and timely delivery of the Good Faith Deposit (as defined below). All bids must be binding and irrevocable unless and until the Debtors accept a higher bid and such bidder is not selected as the Back-Up Bidder (as defined below).

B.

Identity: Each bid must fully disclose the identity of each entity and each entity’s shareholders, partners, investors, and ultimate controlling entities that will be bidding for or purchasing the applicable Assets or otherwise participating in connection with such bid, and the complete terms of any such participation, along with sufficient evidence that the bidder is legally empowered to complete the transactions on the terms contemplated by the parties. “Participation” in a bid includes persons or entities that are equity holders in an entity specially formed for the purpose of effectuating any Sale Transaction. Each bid must also include contact information for the specific person(s) whom the Debtors (and their advisors) should contact regarding such bid. Each such person or entity shall have delivered an executed Confidentiality Agreement to the Debtors in accordance with the instructions set forth above. A bid must also fully disclose any business relationships, affiliations, or agreements with the Debtors, any known, potential, prospective bidder or Qualified Bidder (as defined herein), or any officer, director, or equity security holder of the Debtors.

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C.

Proposed Sale Transaction. Each bid must clearly state which Assets the bidder seeks to acquire and which liabilities, if any, of the applicable Debtor the bidder agrees to assume. Each bid must clearly set forth the purchase price to be paid, including cash and non-cash components, if any, including any assumption of liabilities and obligations, including any cure costs (collectively, the “Proposed Purchase Price”). The Proposed Purchase Price should be a single point value in U.S. Dollars for the total value of the Assets the Potential Bidder seeks to acquire on a cash-free, debt-free basis.

D.

Deposit. Each bid other than a credit bid must be accompanied by a cash deposit equal to ten percent (10%) of the Proposed Purchase Price of such bid, submitted by wire transfer of immediately available funds to an escrow account to be identified and established by the Debtors (the “Good Faith Deposit”). To the extent a Qualified Bid is modified before, during, or after the Auction in any manner that increases the Proposed Purchase Price contemplated by such Qualified Bid, the Debtors reserve the right, after consultation with the Consultation Parties, to require that such Qualified Bidder (as defined below) increase its Good Faith Deposit so that it equals ten percent (10%) of the increased Proposed Purchase Price.

E.

Minimum Bid. Each bid submitted in connection with Assets must either be (i) (a) a bid for all, substantially all, or a material portion of the Assets, (b) include cash consideration in an amount sufficient to (1) fully satisfy the DIP Claims of the DIP Lender in full and in cash or such other treatment as may be agreed to by the DIP Lender, (2) fully satisfy the Prepetition RCF Claims of the Prepetition RCF Agent and Prepetition RCF Lenders in full and in cash or such other treatment as may be agreed to by such creditors, (3) fully satisfy the claims of the Prepetition 2025 Notes Claims in full and in cash or such other treatment as may be agreed to by such creditors, (4) fully satisfy the claims of the Prepetition 2028 Notes Claims in full and in cash or other such treatment as may be agreed by such creditors; (5) fully satisfy the claims of the Prepetition Series A Note Claims in full and in cash, (6) fully satisfy the claims of the holders of Allowed General Unsecured Claims in full and in cash or such other treatment as may be agreed to by such creditors, (7) provide consideration to the holders of all Existing Common Stock in an aggregate amount greater than $25,000,000 plus the value of the CVRs (as defined in the RSA), and (c) assume the Assumed Liabilities, or (ii) a bid for an alternative transaction that is acceptable to the Debtors and the DIP Lender and the Required Consenting Noteholders (to the extent such parties are not Potential Bidders). For the avoidance of doubt, as to clause (ii) in this Section VII(E), the Debtors may evaluate each bid in light of each of the factors set forth therein, but a bid is not required to meet each factor in order to be determined a Qualified Bid.

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If the value of a competing Qualified Bid includes additional non-cash components, the bidder should include an analysis or description of the value of any such additional non-cash components, including any supporting documentation, to assist the Debtors in better evaluating the competing Qualified Bid.

F.

Transaction Documents. Each bid must be accompanied by an executed purchase agreement with respect to the proposed Sale Transaction, including the exhibits, schedules, and ancillary agreements related thereto and any other related material documents integral to such bid. In addition, if a person or entity submitting a bid has received a form purchase agreement from the Debtors or their advisors, the executed purchase agreement accompanying such bidder’s bid must be further accompanied by a redline copy marked to reflect any amendments or modifications to such form purchase agreement.

G.

Back-Up Bidder Commitment. Each bid must include a written commitment by the bidder to serve as a Back-Up Bidder in the event that such bidder’s bid is not selected as the Winning Bid but is the next highest or otherwise best bid.

H.

Proof of Financial Ability to Perform. Each bid must include written evidence sufficient for the Debtors to reasonably conclude, in consultation with the Consultation Parties, that the bidder has the necessary financial ability to close the proposed Sale Transaction. Such information must include the following:

1.	contact names, telephone numbers and email addresses for verification of financing sources;

2.

evidence of the bidder’s internal resources and, if applicable, proof of unconditional, fully executed, and effective financing commitments with limited conditionality customary for transactions of the proposed Sale Transaction’s type from one or more reputable sources in an aggregate amount equal to the cash portion of such bid (including, if applicable, the payment of cure amounts), in each case, as are needed to close the Sale Transaction;

3.	a description of the bidder’s pro forma capital structure;

4.	if available, the Potential Bidder’s audited or verified financial statements for the prior two years; and

5.

any other financial disclosure or credit-quality support information or enhancement reasonably requested by the Debtors to demonstrate that such bidder has the ability to timely close the proposed Sale Transaction in accordance with these Bidding Procedures.

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I.

Contingencies; No Financing or Diligence Outs. Each bid shall not be conditioned on the obtaining of, or the sufficiency of, financing or any internal approval, or on the outcome or review of due diligence. Each bid must identify with particularity each and every condition to closing, including the executory contracts and unexpired leases for which assumption and assignment is required. Bidders are expected to have completed all of their due diligence by the Bid Deadline, including all business, legal, accounting, and other confirmatory diligence.

J.

Regulatory and Third-Party Approvals. Each bid must include a description of all governmental, licensing, regulatory, or other approvals or consents that are required to close the proposed Sale Transaction, if any, together with evidence satisfactory to the Debtors, after consultation with the Consultation Parties, of the ability to obtain such consents or approvals in a timely manner, as well as a description of any material contingencies or other conditions that will be imposed upon, or that will otherwise apply to, the obtainment or effectiveness of any such consents or approvals, and those actions the bidder will take to ensure receipt of such approvals as promptly as possible. Each bid must further set forth (i) an estimated timeframe for obtaining any required governmental, licensing, regulatory, or other approvals or consents for consummating any proposed Sale Transaction, and (ii) the basis for such estimate.

K.

Authorization. Each bid must contain evidence acceptable to the Debtors that the bidder has obtained authorization or approval from its board of directors (or comparable governing body) and equityholders, if required, with respect to the submission of its bid and the consummation of the Sale Transaction contemplated by such bid.

L.

Adequate Assurances. Each bid must be accompanied by adequate assurance of future performance under all Assumed Contracts, which shall include audited and unaudited financial statements, tax returns, bank account statements, and a description of the business to be conducted at the premises, and such other documentation as the Debtors may request (the “Adequate Assurance Package”). The Adequate Assurance Package should be submitted in its own compiled PDF document. The bid must also identify a contract person that parties may contact to obtain additional adequate assurance information.

M.

Management and Employee Obligations. Each bid must indicate whether the bidder intends to hire all or some of the employees who are primarily employed in connection with the Assets to be included in the Sale Transaction and, if yes, specify which employees. Each bid must also indicate whether and to what extent it proposes to assume obligations and/or liabilities to health plans, including but not limited to whether and to what extent the bid proposes participation in such health plans. Similarly, each bid must indicate the impact on employees (if any), including the actual or potential elimination of (and/or reduction in value of) any employee benefits.

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N.

As-Is, Where-Is. Each bid must include a written acknowledgement and representation that the bidder: (i) has had an opportunity to conduct any and all due diligence regarding the Sale Transaction prior to making its offer; (ii) has relied solely upon its own independent review, investigation, or inspection of any documents and/or Assets in making its bid; and (iii) did not rely upon any written or oral statements, representations, promises, warranties, or guaranties whatsoever, whether express, implied by operation of law, or otherwise, by the Debtors or their advisors or other representatives regarding the Sale Transaction or the completeness of any information provided in connection therewith or the Auction (if any).

O.

No Fees. Each bidder will bear its own costs and expenses (including legal fees) in connection with the proposed Sale Transaction and by submitting its bid is agreeing to refrain from and waive any assertion or request for reimbursement on any basis, including under section 503(b) of the Bankruptcy Code. Each bid shall indicate that such bidder will not seek any transaction break-up fee, termination fee, expense reimbursement, working fee or similar type of payment.

P.	Commitment to Close. Each bid must provide a commitment to close as soon as practicable, but in no event later than February 29, 2024.

Q.

Joint Bids. The Debtors will be authorized to approve joint bids in their reasonable discretion, in consultation with the Consultation Parties, on a case-by-case basis so long as the joint bid meets the requirements herein and the applicable bidders otherwise comply with these Bidding Procedures; provided that, for the avoidance of doubt, the foregoing is subject to the restrictions on communications between Potential Bidders set forth herein.

R.

Compliance with Bidding Procedures, Bankruptcy Code, and Non- Bankruptcy Law; Acknowledgment. Each bid must comply in all respects with these Bidding Procedures, the Bankruptcy Code, and any applicable non- bankruptcy law. Each bid must also include a written acknowledgment that the bidder agrees to all of the terms of the Sale Transaction set forth in these Bidding Procedures and that it has not engaged in any collusion, coordination, or unfair competitive practices with respect to its bid. By submitting its bid, each bidder agrees not to submit a bid or seek to reopen the Sale Process or the Auction (if held) after conclusion of the selection of the Winning Bidder (as defined below).

S.

Consent to Jurisdiction. Each bidder must submit to the jurisdiction of the Court and waive any right to a jury trial in connection with any disputes relating to the Debtors’ qualification of bids, the Auction (if held), the construction and enforcement of these Bidding Procedures, any Definitive Sale Documents, and consummation of one or more Sale Transaction (including confirmation of chapter 11 plan in connection therewith), as applicable.

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The submission of a bid shall constitute a binding and irrevocable offer (a) for the Winning Bidder(s) and Back-Up Bidder(s), until consummation of the Sale Transaction and (b) for any bidder other than the Winning Bidder(s) and Back-Up Bidder(s), until two business days after entry of the order approving the Winning Bid(s) and (if applicable) the Back-Up Bid(s) for the applicable Assets, and each bid must include a written acknowledgement and representation to such effect.

VIII.	QUALIFIED BIDS, QUALIFIED BIDDERS, AND BID PAIRING.

A bid is “Qualified Bid” if the Debtors, in the Debtors’ business judgment and in consultation with the Consultation Parties, determine that such bid (A) satisfies the Bid Requirements set forth above; and (B) is reasonably likely to be consummated if selected as the Winning Bid (or Back-Up Bid, as applicable) (as defined below) for the applicable Assets no later than February 29, 2024. A Potential Bidder that submits a Qualified Bid is a “Qualified Bidder” with respect to the Assets to which such Qualified Bid relates. The Debtors shall deliver copies of each bid and each Qualified Bid to the Consultation Parties as soon as reasonably practicable (if not delivered by the Potential Bidder to the Consultation Parties at the time of delivery thereof to the Debtors).

Prior to the Auction (if held), the Debtors shall determine, after consultation with the Consultation Parties, which bidders are Qualified Bidders and will notify the bidders whether bids submitted constitute Qualified Bids, which will enable such Qualified Bidders to participate in the Auction (if held). Any bid that is not deemed a Qualified Bid shall not be considered by the Debtors; provided, however, that if the Debtors receive a bid that does not satisfy the requirements of a Qualified Bid, the Debtors may, in their discretion following consultation with the Consultation Parties, provide the applicable bidder with the opportunity to remedy any deficiencies prior to the Auction; provided, further, that notwithstanding anything to the contrary herein, the Debtors may determine, in the Debtors’ business judgment and in consultation with the Consultation Parties, that a bid shall be deemed a Qualified Bid.

As soon as reasonably practicable after the Bid Deadline, the Debtors will notify each Potential Bidder whether such party is a Qualified Bidder and shall provide the Consultation Parties’ counsel with a copy of each Qualified Bid in the event that any changes have been made thereto since the Bid Deadline.

Between the date that the Debtors notify a Potential Bidder that it is a Qualified Bidder and the date set for the Auction, the Debtors may discuss, negotiate, or seek clarification of any Qualified Bid from a Qualified Bidder and shall keep the Consultation Parties reasonably apprised of such clarifications (if made). Without the prior written consent of the Debtors, a

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Qualified Bidder may not modify, amend, or withdraw its Qualified Bid, except for proposed amendments to increase the Proposed Purchase Price, or otherwise improve the terms of, the Qualified Bid, during the period that such Qualified Bid remains binding as specified in the Bidding Procedures; provided that any Qualified Bid may be improved at the Auction (if any) as set forth herein. Any improved Qualified Bid must continue to comply with the requirements for Qualified Bids set forth in the Bidding Procedures.

Notwithstanding anything herein to the contrary, the Debtors reserve the right to work (after consultation with the Consultation Parties) with (A) Potential Bidders to aggregate two or more bids into a single consolidated bid prior to the Bid Deadline and (B) Qualified Bidders to aggregate two or more Qualified Bids into a single Qualified Bid prior to the conclusion of the Auction (if any). The Debtors reserve the right to cooperate with any Potential Bidder to cure any deficiencies in a bid that is not initially deemed to be a Qualified Bid.

For the avoidance of doubt, each of the Prepetition Secured Lenders and the DIP Lender shall be deemed to be Qualified Bidders, and each of the Prepetition Secured Lenders and the DIP Lender may participate in the Auction; provided that, to the extent that any of the foregoing is a Potential Bidder in connection with any Sale Transaction, such party shall not be a Consultation Party. For the avoidance of doubt, following the earlier of (i) any of either the Prepetition Secured Lenders or the DIP Lenders, as applicable, agreeing in writing not to submit a bid to purchase all or any portion of the Assets and (ii) completion of the Auction in which any of the parties described in clause (i) is neither the Winning Bidder nor a Back-Up Bidder, then such Prepetition Secured Lender or DIP Lender, as applicable, shall no longer be deemed a Potential Bidder for purposes of receiving information or being consulted as a Consultation Party.

For the avoidance of doubt, the Debtors, in the exercise of their business judgment, in consultation with the Consultation Parties and subject to the reasonable consent of the DIP Lender and the Required Consenting Noteholders, may elect to exclude any Assets from the Bidding Procedures and, subject to the terms and conditions of the DIP Orders, sell such Assets at either a private or public sale, subject to Court approval of any alternative sale method. Further, the Debtors may determine in their discretion, in consultation with the Consultation Parties, whether to proceed with any Sale Transaction pursuant to the Bidding Procedures.

IX.	NO QUALIFIED BIDS.

If no Qualified Bids are received by the Bid Deadline, then the Debtors, after consultation with the Consultation Parties, may cancel the Auction, and may decide, in the Debtors’ reasonable business judgment, to pursue approval of the Reorganization Transaction. The Debtors shall promptly file notice of any cancellation of the Auction with the Court.

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X.	RIGHT TO CREDIT BID.

Any Qualified Bidder that has a valid and perfected lien on any Assets of the Debtors’ estates (a “Secured Party”) shall be entitled to credit bid all or a portion of the face value of such Secured Party’s claims against the Debtors toward the Proposed Purchase Price specified in the Secured Party’s Qualified Bid; provided that a Secured Party shall be entitled to credit bid its claim(s) only with respect to Assets that are subject to a valid and perfected lien in favor of such Secured Party as to such claim(s). Notwithstanding anything to the contrary herein, each of the Prepetition Secured Lenders and DIP Lender shall be deemed to be a Qualified Bidder and, subject to section 363(k) of the Bankruptcy Code, may submit a credit bid of all or any portion of the aggregate amount of their respective secured claims, including any postpetition financing claims and Adequate Protection Claims (as defined in the DIP Orders), pursuant to section 363(k) at any time during the Auction, and any such credit bid will be considered a Qualified Bid, unless otherwise ordered by the Court for cause.

XI.	AUCTION.

If the Debtors receive two or more Qualified Bids with respect to any Assets, the Debtors may, in consultation with the Consultation Parties, conduct an auction to determine the Winning Bidder (or Back-Up Bidder, as applicable) with respect to such Assets (any such auction, an “Auction”). In such event, the Debtors will (A) notify all Qualified Bidders of the highest or otherwise best Qualified Bid with respect to the applicable Assets, as determined by the Debtors in their business judgment, in consultation with the Consultation Parties and subject to the reasonable consent of the DIP Lender and the Required Consenting Noteholders (to the extent such parties are not Potential Bidders) (each such Qualified Bid, a “Baseline Bid”) and (B) provide copies of the documents supporting the Baseline Bid(s) to all Qualified Bidders and the Consultation Parties and their respective advisors (if any), in each case, as soon as reasonably practicable after the Bid Deadline. The Debtors’ determination of which Qualified Bid(s) constitute the Baseline Bid(s) shall take into account any factors the Debtors, in their business judgment and in consultation with the Consultation Parties, deem relevant to the value of the Qualified Bid to the Debtors’ estates and the Debtors’ patient care mandate.

The Auction (if any) shall take place on [November 13], 2023, at [_:__] a.m. (prevailing Central Time), via remote video or in person at the Debtors’ election in consultation with the Consultation Parties, and shall be conducted in a timely fashion according to the following procedures (the “Auction Procedures”):

AUCTION PROCEDURES

A.

The Debtors Shall Conduct the Auction; General Provisions. The Debtors, with the assistance of their advisors and in consultation with the Consultation Parties, shall direct and preside over any Auction. At the commencement of the Auction, the Debtors (i) may announce procedural and related rules governing the Auction, including time periods available to all Qualified Bidders to submit any successive bid(s); and (ii) shall describe the terms of the Baseline Bid(s). Only incremental bids that comply with the terms set forth in

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section XI.B of the Bidding Procedures shall be considered “Overbids.” All material terms of each Overbid shall be fully disclosed to all other Qualified Bidders. The Debtors, in consultation with the Consultation Parties, shall determine in their reasonable business judgment whether an incremental bid is an Overbid. The Debtors shall maintain a written transcript of all bids made and announced at the Auction, including the Baseline Bid, all Overbids, and the Winning Bid(s) (or Back-Up Bid(s), as applicable) (as defined below).

Only Qualified Bidders, the Debtors, the Consultation Parties, the respective legal and financial advisors of the foregoing, and any other parties specifically invited or permitted to attend by the Debtors, shall be entitled to attend the Auction, and the Qualified Bidders shall appear at the Auction remotely or in person in accordance with the Debtors’ directions and may speak or bid themselves or through duly authorized representatives. Except as otherwise permitted by the Debtors in consultation with the Consultation Parties, only Qualified Bidders shall be entitled to bid at the Auction.

The Debtors have the right to request any additional information that will allow the Debtors to make a reasonable determination as to a Qualified Bidder’s financial and other capabilities to consummate the transactions contemplated by their proposal and any further information that the Debtors believe is reasonably necessary to clarify and evaluate any bid made by a Qualified Bidder during the Auction.

B.	Terms of Overbids. Each Overbid must comply with the following terms:

1.

Minimum Overbid Increment. At the commencement of the initial solicitation of Overbids, the Debtors, in consultation with the Consultation Parties, shall announce the minimum increment by which any Overbid must exceed the applicable Baseline Bid (the “Bidding Increment”). At the commencement of each subsequent round of solicitation of Overbids, the Debtors shall announce the Bidding Increment by which any Overbid must exceed the Prevailing Highest Bid (as defined below) at such time. The Debtors may, in their reasonable business judgment and in consultation with the Consultation Parties and subject to the reasonable consent of the DIP Lender and the Required Consenting Noteholders (to the extent such parties are not Potential Bidders), announce increases or reductions to the Bidding Increment at any time during the Auction.

2.

Conclusion of Each Overbid Round. Upon the solicitation of each round of Overbids, the Debtors may announce a deadline by which time any Overbids must be submitted to the Debtors (an “Overbid Round Deadline”); provided that the Debtors, in their reasonable business judgment and after consultation with the Consultation Parties, may extend any Overbid Round Deadline.

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3.

Overbid Alterations. An Overbid may contain alterations, modifications, additions, or deletions of any terms of the bid no less favorable in the aggregate to the Debtors’ estates than any prior Qualified Bid or Overbid, as determined in the Debtors’ business judgment and after consultation with the Consultation Parties, but shall otherwise comply with the terms of the Bidding Procedures.

4.

Announcing Highest or Otherwise Best Bid. Subsequent to each Overbid Round Deadline, the Debtors shall announce whether the Debtors have identified an Overbid as being higher or otherwise better than the Baseline Bid, in the initial Overbid round, or, in subsequent rounds, the Overbid previously designated by the Debtors as the prevailing highest or otherwise best bid (the “Prevailing Highest Bid”). The Debtors shall describe to all applicable Qualified Bidders the material terms of any new Overbid designated by the Debtors as the Prevailing Highest Bid, as well as the value the Debtors attribute to such Prevailing Highest Bid.

C.

Consideration of Overbids. The Debtors reserve the right, in their business judgment and in consultation with the Consultation Parties, to adjourn the Auction one or more times, to, among other things (i) facilitate discussions between the Debtors and Qualified Bidders, (ii) allow Qualified Bidders the opportunity to consider how they wish to proceed, and (iii) provide Qualified Bidders the opportunity to provide the Debtors with such additional evidence as the Debtors, in their business judgment, may require, that the Qualified Bidder has sufficient internal resources or has received sufficient non-contingent financing commitments to consummate the proposed Sale Transaction at the prevailing Overbid amount.

D.

No Round-Skipping. To remain eligible to participate in the Auction, in each round of bidding, each Qualified Bidder, other than the Qualified Bidder that submitted the Prevailing Highest Bid, must submit an Overbid with respect to such round of bidding and to the extent a Qualified Bidder fails to submit an Overbid with respect to such round of bidding, such Qualified Bidder shall be disqualified from continuing to participate in the Auction; provided that the Debtors may, after consultation with the Consultation Parties, waive such requirement in their business judgment.

E.

Closing the Auction. The Auction shall continue until the Debtors, in their business judgment and in consultation with their advisors and the Consultation Parties and subject to the reasonable consent of the DIP Lender and the Required Consenting Noteholders (to the extent such parties are not Potential Bidders), designate a Qualified Bid to be the highest or otherwise best

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Qualified Bid for the applicable Assets. Such Qualified Bid shall be designated the winning bid (the “Winning Bid” and such bidder, the “Winning Bidder”) for such Assets, at which time the Auction with respect to such Assets shall be closed; provided that (i) such Auction shall not close unless and until all Qualified Bidders have been given a reasonable opportunity to submit an Overbid to the then Prevailing Highest Bid; and (ii) the Debtors’ designation of a Qualified Bid as a Winning Bid (or Back-Up Bid, as applicable) shall be subject to and conditioned on the Court’s approval of such Winning Bid (or Back-Up Bid, as applicable) and the Sale Transaction contemplated thereby (but, for the avoidance of doubt, any Winning Bid(s) and Back-Up Bid(s) shall be binding and irrevocable pending Court approval). Notwithstanding the foregoing, the Debtors may, after consultation with the Consultation Parties, require last and final “blind” bids in their discretion.

F.

No Collusion; Good Faith Offer. Each Qualified Bidder participating at the Auction will be required to confirm on the record at the Auction that (i) it has not engaged in any collusion, coordination, or unfair competitive practices with respect to the bidding process and (ii) its Qualified Bid is a good faith, irrevocable, bona fide offer and it intends to consummate the Sale Transaction contemplated by its Qualified Bid if such Qualified Bid is the Winning Bid (or Back-Up Bid, as applicable) for the applicable Assets; provided, however, that two or more Qualified Bidders may coordinate to the extent they wish to provide a combined bid if the Debtors, after consultation with the Consultation Parties, approve such coordination in their reasonable discretion.

G.

Rejection of Bids. The Debtors, in their business judgment, in consultation with the Consultation Parties and subject to the reasonable consent of the DIP Lender and the Required Consenting Noteholders (to the extent such parties are not Potential Bidders), may reject, at any time before entry of an order of the Court approving a Winning Bid (or Back-Up Bid, as applicable), any bid that the Debtors determine is (i) inadequate or insufficient, (ii) not in conformity with the requirements of the Bankruptcy Code and/or the Bidding Procedures, or (iii) contrary to the best interests of the Debtors, their estates, their creditors, and other stakeholders.

* * * * *

For the avoidance of doubt, nothing in the Auction Procedures (if an Auction is held) shall prevent the Debtors from exercising their respective fiduciary duties under applicable law (as determined in good faith by the Debtors). Further, if the Debtors determine that it is not in the best interest of their estates to pursue an Auction, then the Debtors, after consultation with the Consultation Parties, may cancel the Auction. If the Auction is cancelled, the Debtors shall file a notice of cancellation of the Auction with the Court.

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XII.	DESIGNATION OF A BACK-UP BIDDER.

The Qualified Bidder(s) with the second highest or otherwise best bid(s) or combination(s) of bids (each, a “Back-Up Bid,” and such bidder, a “Back-Up Bidder”) to purchase any or all of the applicable Assets will be determined by the Debtors, after consultation with the Consultation Parties and subject to the reasonable consent of the DIP Lender and the Required Consenting Noteholders (to the extent such parties are not Potential Bidders), at the conclusion of the Auction and will be announced at that time to all the Qualified Bidders participating in the Auction. Each Back-Up Bidder shall be required to keep its Qualified Bid open and irrevocable until the closing of the transaction with the applicable Winning Bidder. The Back-Up Bidder’s Good Faith Deposit shall be held in escrow until the closing of the transaction with the applicable Winning Bidder. If for any reason a Winning Bidder fails to timely consummate the purchase of such Assets, then the Back-Up Bidder will automatically be deemed to have submitted the Winning Bid for such Assets, and the Back-Up Bidder shall be deemed a Winning Bidder for such Assets. The Debtors will be authorized, but not required, to consummate the transaction pursuant to the Back-Up Bid. If the Back-Up Bid has already been approved by the Court, then the Debtors shall be authorized to close without further order of the Court upon at least twenty-four hours’ advance notice, which notice will be filed with the Court.

XIII.	APPROVAL OF SALE.

The Debtors will present the results of the Auction to the Court for approval at the Sale Hearing, at which certain findings will be sought from the Court regarding the Auction, including, among other things, that: (A) the Auction was conducted, and the Winning Bidder or Winning Bidders were selected, in accordance with the Bidding Procedures; (B) the Auction was fair in substance and procedure; (C) the Winning Bid or Winning Bids were Qualified Bids as defined in the Bidding Procedures; and (D) consummation of any Sale Transaction as contemplated by the Winning Bid(s) in the Auction will provide the highest or otherwise best offer for the Debtors and the Debtors’ Assets and is in the best interests of the Debtors and their estates.

The Sale Hearing is presently scheduled to commence on [December 1], 2023, at ____ (prevailing Central Time), or as soon thereafter as counsel may be heard, before Judge ________, United States Bankruptcy Court for the Southern District of Texas.

XIV.	FIDUCIARY OUT.

Notwithstanding anything to the contrary in the Bidding Procedures or any document filed with or entered by the Court, nothing in the Bidding Procedures or the Bidding Procedures Order shall require a Debtor or its board of directors, board of managers, or similar governing body to take any action or to refrain from taking any action with respect to any Sale Transaction or the Bidding Procedures to the extent such Debtor or governing body determines in good faith, in consultation with counsel, that taking or failing to take such action, as applicable, would be inconsistent with applicable law or its fiduciary obligations under applicable law.

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Further, notwithstanding anything to the contrary in the Bidding Procedures but subject in all instances to the terms and conditions set forth in the RSA, until the closing of the Auction (if any), the Debtors and their respective directors, managers, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the right to: (A) consider, respond to, and facilitate alternate proposals for sales or other transactions involving any or all of the Assets (each, an “Alternate Proposal”); (B) provide access to non-public information concerning the Debtors to any entity or enter into confidentiality agreements or nondisclosure agreements with any entity; (C) maintain or continue discussions or negotiations with respect to Alternate Proposals; (D) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiations of Alternate Proposals; and (E) enter into or continue discussions or negotiations with any person or entity regarding any Alternate Proposals.

XV.	“AS IS, WHERE IS,” FREE-AND-CLEAR SALE.

Consummation of any Sale Transaction will be on an “as is, where is” basis and without representations or warranties of any kind, nature, or description by the Debtors or their estates, except as specifically accepted or agreed to by the Debtors in the executed definitive documentation for the Sale Transaction (“Definitive Sale Documents”). Consummation of any Sale Transaction will be without any representations or warranties whatsoever by the Debtors’ representatives or advisors. Unless otherwise specifically accepted or agreed to by the Debtors in Definitive Sale Documents, all of the Debtors’ right, title, and interest in and to the Assets disposed of in a Sale Transaction will be transferred to the Winning Bidder (or Back-Up Bidder, as applicable) free and clear of all pledges, liens, security interests, encumbrances, claims, charges, options, and interests in accordance with sections 363(f) of the Bankruptcy Code. All bidders who submit a bid shall be deemed to be bound by this paragraph, regardless of whether the bid submitted satisfies the Bid Requirement to include an express statement to that effect.

XVI.	COMMISSIONS.

The Debtors shall be under no obligation to pay any commissions, fees, or expenses to any bidder’s agent, advisor, or broker. All commissions, fees, or expenses for any such agents, advisors, or brokers may be paid by bidders at such bidders’ discretion. In no case shall any commissions, fees, or expenses for any bidder’s agent, advisor, or broker be deducted from any proceeds derived from any Sale Transaction.

XVII.	RESERVATION OF RIGHTS.

The Debtors shall be entitled to modify the Bidding Procedures in their business judgment, after consultation with the Consultation Parties, in any manner that will best promote the goals of the Bidding Procedures, or impose, at or prior to the Auction (if any), additional customary terms and conditions on any Sale Transaction, including: (A) extending the deadlines set forth in the Bidding Procedures; (B) adjourning the Auction at the Auction; (C) adding procedural rules that are reasonably necessary or advisable under the circumstances for conducting the Auction (if any); (D) canceling the Auction; and (E) rejecting any or all bids or Qualified Bids. Notwithstanding the foregoing, without the prior written consent of the Consultation parties, the Debtors shall not adopt new rules, procedures and deadlines or otherwise modify these Bidding Procedures in a manner that (i) is inconsistent with the DIP

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Orders or the RSA, (ii) makes it materially more burdensome to be a Qualified Bidder or submit a Qualified Bid or (iii) is reasonably likely to result in closing the Sale Transaction(s) beyond February 29, 2024. All such modifications and additional rules will be communicated in advance to each of the Consultation Parties, Potential Bidders and Qualified Bidders. Any modification to these Bidding Procedures, or adoption of new rules, procedures and deadlines, is without prejudice to a party in interest’s right to seek relief from the Court that such modification, or adoption of new rules, procedures and deadlines, is inconsistent with this paragraph or these Bidding Procedures.

XVIII.	CONSENT TO JURISDICTION.

All Qualified Bidders who submit a Qualified Bid shall be deemed to have consented to the jurisdiction of the Court and waived any right to a jury trial in connection with any disputes relating to the Auction or the construction and enforcement of the Bidding Procedures, regardless of whether the bid submitted satisfies the Bid Requirement to include an express statement to that effect.

XIX.	RETURN OF DEPOSIT.

Any Good Faith Deposits provided by Qualified Bidders shall be held in one or more escrow accounts on terms acceptable to the Debtors. Any such Good Faith Deposits will be returned to Qualified Bidders that are not Winning Bidders (or Back-Up Bidders, as applicable) on the date that is three business days after the Auction (if any). Any Good Faith Deposit provided by a Winning Bidder (or Back-Up Bidder, as applicable) shall be applied to the purchase price for the applicable Sale Transaction at closing.

If a Winning Bidder (or Back-Up Bidder, as applicable) fails to consummate the Sale Transaction contemplated by its Winning Bid(s) (or Back-Up Bid(s), as applicable) because of a breach by such Winning Bidder (or Back-Up Bidder, as applicable), the Debtors will not have any obligation to return any Good Faith Deposit provided by such Winning Bidder (or Back-Up Bidder, as applicable), which may be retained by the Debtors as liquidated damages, in addition to any and all rights, remedies, or causes of action that may be available to the Debtors and their estates.

XX.	DIP ORDERS AND RSA.

For the avoidance of doubt, nothing in these Bidding Procedures shall amend, modify or impair any provisions of the RSA or any order by the Court approving debtor-in-possession financing or the rights of the DIP Lender or Prepetition Secured Lenders, as applicable.

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Exhibit 10.1H

Final Form

[AKUMIN INC.]1

SENIOR SECURED NOTES DUE 2027

INDENTURE

Dated as of [DATE]

[UMB BANK, NATIONAL ASSOCIATION,

as Trustee and Collateral Agent]

[1]	NTD: Per the plan, the issuer for these notes will the “Reorganized Parent.” Entity name TBD.

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EXHIBITS

EXHIBIT A	FORM OF NOTE
EXHIBIT B	[RESERVED]
EXHIBIT C	FORM OF CERTIFICATE OF TRANSFER
EXHIBIT D	FORM OF CERTIFICATE OF EXCHANGE
EXHIBIT E	FORM OF CERTIFICATE FROM ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

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INDENTURE dated as of [DATE] by and among [Akumin Inc]2. (the “Issuer”), a Delaware corporation, the Guarantors (as hereinafter defined) and UMB Bank, National Association, as trustee (in such capacity, the “Trustee”) and notes collateral agent (in such capacity, the “Collateral Agent”).

The Issuer, the Guarantors, the Trustee and the Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Issuer’s Senior Secured Notes due 2027.

RECITALS

The Issuer and the Guarantors have duly authorized the execution and delivery hereof to provide for the issuance of the Notes and the Guarantees.

All things necessary (i) to make the Notes, when executed by the Issuer and authenticated and delivered hereunder and duly issued by the Issuer and delivered hereunder, the valid and binding obligations of the Issuer, (ii) to make the Guarantees when executed by the Guarantors and delivered hereunder the valid and binding obligations of the Guarantors, and (iii) to make this Indenture a valid and legally binding agreement of the Issuer and the Guarantors, all in accordance with their respective terms, have been done.

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually agreed as follows for the equal and ratable benefit of the Holders of the Notes.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01 Definitions.

“144A Global Note” means a global note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

[”2028 Senior Notes” means new senior secured notes due 2028 in an aggregate principal amount of $[375] million issued [by Reorganized Parent] on [the Issue Date] and governed by the 2028 Notes Indenture.]

[”2028 Senior Notes Collateral Agent” means UMB Bank, National Association, as notes collateral agent under the 2028 Senior Notes Documents.]

[”2028 Senior Notes Documents” means the indenture governing the 2028 Senior Notes, the 2028 Senior Notes (including additional 2028 Senior Notes issued under the 2028 Senior Notes Indenture), the guarantees by the guarantors of the 2028 Senior Notes, the collateral documents for the 2028 Senior Notes, the First Lien Intercreditor Agreement, and any Junior Lien Intercreditor Agreement, if applicable.]

[”2028 Senior Notes Indenture” means the Indenture governing the 2028 Senior Notes.]

[”2028 Senior Notes Obligations” means all Obligations of the Issuer and the Guarantors under the 2028 Senior Notes Documents.]

[”2028 Senior Notes Trustees” means UMB Bank, National Association, as trustee under the 2028 Senior Notes Documents.]

“Acquired Debt” means, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person merges with or into or becomes a Subsidiary of such specified Person or is a Subsidiary of such other Person at the time of such merger or acquisition, or Indebtedness incurred by such Person in connection with the acquisition of assets.

[2]	NTD: Per the plan, the issuer for these notes will the “Reorganized Parent.” Entity name TBD.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means the Collateral Agent, any Registrar, Paying Agent or co-registrar.

“Applicable Authorized Representative” means (i) prior to the Applicable Authorized Agent Change Date, the Credit Agreement Administrative Agent and (ii) on and following the Applicable Authorized Agent Change Date, the Major Non-Controlling Authorized Representative (as defined in the First Lien Intercreditor Agreement).

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange.

“Asset Acquisition” means (i) an Investment by the Issuer or any Restricted Subsidiary of the Issuer in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Issuer, or shall be merged, consolidated, arranged or amalgamated with or into the Issuer or any Restricted Subsidiary of the Issuer, or (ii) the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of the assets of any Person (other than a Restricted Subsidiary of the Issuer) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Issuer or any Restricted Subsidiary to any Person other than the Issuer or any Restricted Subsidiary (including by means of a merger, amalgamation, arrangement or consolidation or through the issuance or sale of Equity Interests of Restricted Subsidiaries (other than Preferred Equity Interests of Restricted Subsidiaries issued in compliance with Section 4.09 and other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or third parties to the extent required by applicable law) (collectively, for purposes of this definition, a “transfer”)), in one transaction or a series of related transactions, of any assets of the Issuer or any of its Restricted Subsidiaries (other than sales of inventory and other transfers of assets in the ordinary course of business). For purposes of this definition, the term “Asset Sale” shall not include:

(a) transfers of cash or Cash Equivalents, Marketable Securities and Investment Grade Securities;

(b) transfers of assets of the Issuer (including Equity Interests) that are governed by, and made in accordance with, the first paragraph of Section 5.01;

(c) Permitted Investments and Restricted Payments not prohibited under Section 4.07;

(d) the creation of or realization on any Lien not prohibited under this Indenture;

(e) transfers of damaged, worn-out or obsolete equipment or assets that, in the Issuer’s reasonable judgment, are no longer used or useful in the business of the Issuer or its Restricted Subsidiaries;

(f) sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, or abandonment thereof, and licenses, leases or subleases of other assets, of the Issuer or any Restricted Subsidiary to the extent not materially interfering with the business of Issuer and the Restricted Subsidiaries;

(g) the lease, assignment, license, sublease or sublicense of any real or personal property in the ordinary course of business or consistent with industry practice;

(h) any transfer or series of related transfers that, but for this clause, would be Asset Sales, if the aggregate Fair Market Value of the assets transferred in such transaction or series of related transactions does not exceed the greater of $15.0 million and 20.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a pro forma basis), in the aggregate during the term of this Indenture;

(i) any sale of Equity Interests in, or Indebtedness or other assets or securities of, an Unrestricted Subsidiary;

(j) the sale, transfer or other disposition of Hedging Obligations incurred in accordance with this Indenture;

(k) sales of assets received by the Issuer or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(l) the sale of any property in a sale-leaseback transaction within six months of the acquisition of such property;

(m) (i) any loss or destruction of or damage to any property or asset or receipt of insurance proceeds in connection therewith or (ii) any institution of a proceeding for, or actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset or settlement in lieu of the foregoing;

(n) sales, transfers or other dispositions to Professional Services Affiliates in the ordinary course of business and consistent with past practices pursuant to Management Services Agreements;

(o) an issuance of Capital Stock by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors of the Issuer;

(p) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or consistent with past practice or in bankruptcy, insolvency or similar proceedings and exclusive of factoring or similar arrangements;

(q) the lease, assignment, license, sublease or sublicense of any real or personal property in the ordinary course of business or consistent with industry practice;

(r) the sale, discount or other disposition (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of inventory, accounts receivable or notes receivable in the ordinary course of business or consistent with past practice, or the conversion or exchange of accounts receivable for notes receivable;

(s) (i) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased and (ii) dispositions of property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(t) sales, transfers or other dispositions of Investments in joint ventures or similar entities in the ordinary course of business to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties set forth in joint venture arrangements and similar binding arrangements;

(u) the sale of non-voting Preferred Equity Interests in a Restricted Subsidiary to a Strategic Investor in the ordinary course of business and for a bona fide business purpose; and

(v) any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind.

“Authorized Representative” means, at any time, (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Credit Agreement Administrative Agent, (ii) in the case of the Notes Obligations or the Notes Secured Parties, the Trustee, (iii) in the case of the 2028 Senior Notes Obligations, the 2028 Senior Notes Trustee and (iv) in the case of any Series of Future First Lien Obligations or Future First Lien Secured Parties that become subject to the First Lien Intercreditor Agreement after the Issue Date, the authorized representative named for such Series in the applicable joinder to the First Lien Intercreditor Agreement.

“Bankruptcy Code” means Title 11 U.S.C., as now or hereinafter in effect, or any successor thereto.

“Bankruptcy Law” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or, except in the context of the definition of “Change of Control,” a duly authorized committee thereof;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Broker-Dealer” means any broker or dealer registered under the Exchange Act.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York, the state in which the Corporate Trust Office is located or place of payment are authorized or obligated by law or executive order to close.

“Business Successor” means (i) any former Subsidiary of the Issuer and (ii) any Person that, after the Issue Date, has acquired, merged or consolidated with a Subsidiary of the Issuer (that results in such Subsidiary ceasing to be a Subsidiary of the Issuer), or acquired (in one transaction or a series of transactions) all or substantially all of the property and assets or business of a Subsidiary or assets constituting a business unit, line of business or division of a Subsidiary of the Issuer.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at the time any determination thereof is to be made shall be the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Markets Indebtedness” means Indebtedness under or in respect of one or more credit agreements, indentures or debt facilities, in each case with banks, investment banks, insurance companies, mutual funds or other lenders or institutional investors providing for revolving credit loans, term loans, notes or debt securities.

“Capital Stock” means any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock or partnership or membership interests, whether common or preferred.

“Cash Equivalents” means:

(a) United States dollars, Canadian dollars, Euros or any national currency of any participating member state of the European Union or such local currencies held by the Issuer and its Subsidiaries from time to time in the ordinary course of business;

(b) Government Securities having maturities of not more than twelve (12) months from the date of acquisition;

(c) certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million;

(d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e) commercial paper issued by any issuer bearing at least a “2” rating for any short-term rating provided by Moody’s or S&P and maturing within two hundred seventy (270) days of the date of acquisition;

(f) variable or fixed rate notes issued by any issuer rated at least AA by S&P (or the equivalent thereof) or at least Aa2 by Moody’s (or the equivalent thereof) and maturing within one (1) year of the date of acquisition; and

(g) money market funds or programs (x) offered by any commercial or investment bank having capital and surplus in excess of $500.0 million at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition, (y) offered by any other nationally recognized financial institution (i) at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (f), (ii) are rated AAA and (iii) the fund is at least $4 billion or (z) registered under the Investment Company Act of 1940, as amended, that are administered by reputable financial institutions having capital and surplus of at least $500.0 million and the portfolios of which are limited to investments of the character described in the foregoing subclauses hereof.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code.

“CFC Holdco” means any Domestic Subsidiary with no material assets other than the Capital Stock of one or more Foreign Subsidiaries that are CFCs.

“Change of Control” means:

(1) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), other than Stonepeak, that is or becomes directly or indirectly the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Issue Date) of more than 50% of the total voting power of all classes of Capital Stock of the Issuer then outstanding and entitled to vote in the election of the Board of Directors (“Voting Stock”) of the Issuer; provided, that any transaction in which the Issuer becomes a subsidiary of another person will not constitute a Change of Control unless more than 50% of the total voting power of the Voting Stock of such person is beneficially owned, directly or indirectly, by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date) other than Stonepeak; or

(2) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to a person (as defined in clause (1) above) other than the Issuer or any of its Restricted Subsidiaries or Stonepeak.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a person or group (as defined in clause (1) above) shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement and (ii) a person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Voting Stock entitled to vote for the election of the board of directors of such parent entity having a majority of the aggregate votes on the board of directors (or similar body) of such parent entity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property and assets in which Liens are, or are purported to be, granted pursuant to the Collateral Documents.

“Collateral Agent” means UMB Bank, National Association, in its capacity as notes collateral agent, until a successor replaces UMB Bank, National Association in accordance with the applicable provisions of this Indenture and thereafter means the successor serving as notes collateral agent under this Indenture.

“Collateral Documents” means the Pledge and Security Agreement and any other documents executed and delivered in connection with the attachment or perfection of security interests to secure the Notes Obligations.

“Commission” means the U.S. Securities and Exchange Commission.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period (i) plus, to the extent deducted in computing Consolidated Net Income, and without duplication:

(a) provision for taxes based on income, profits or capital;

(b) Consolidated Interest Expense;

(c) Consolidated Non-Cash Charges of such Person for such period;

(d) any extraordinary, non-recurring or unusual losses or expenses, including, without limitation, (i) salary, benefit and other direct savings resulting from workforce reductions by such Person implemented during such period, (ii) severance or relocation costs or expenses and fees and restructuring costs of such Person during such period, (iii) costs and expenses incurred after the date of this Indenture related to employment of terminated employees incurred by such Person during such period, (iv) costs or charges (other than Consolidated Non-Cash Charges) incurred in connection with any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or incurrence or repayment of Indebtedness permitted under this Indenture, including a refinancing thereof, and including any such costs and charges incurred in connection with the Transactions, and (v) losses realized in connection with any business disposition or any disposition of assets outside the ordinary course of business or the disposition of securities, in each case without regard to any limitations of Item 10(e) of Regulation S-K;

(e) [reserved];

(f) any proceeds from business interruption insurance received by such Person during such period, to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing Consolidated Net Income;

(g) [reserved];

(h) adjustments contained in any due diligence quality of earnings report from time to time prepared with respect to the target of an acquisition or Investment by a nationally recognized accounting firm;

(i) the amount of “run-rate” cost savings, operating expense reductions, operating improvements and cost synergies related to mergers and other business combinations, acquisitions, divestures, restructurings, cost savings initiatives and other similar initiatives consummated prior to or after the Issue Date projected by the Issuer in good faith as a result of actions either taken or are expected to be taken or with respect to which substantial steps have been taken or are expected to be taken (in each case, in the good faith determination of the Issuer) within 24 months after a merger or other business combination, acquisition, divestiture, restructuring, cost savings initiative or other initiative (calculated on a pro forma basis as though such cost savings, operating expense reductions and cost synergies had been realized on the first day of the Measurement Period and as if such cost savings, operating expense reductions and cost synergies were realized during the entirety of the Measurement Period), net of the amount of actual benefits realized during the Measurement Period from such actions; provided, that (x) no cost savings, operating expense reductions and cost synergies shall be added pursuant to this clause (i) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for the Measurement Period; (y) for purposes of this clause (i), “run-rate” means the full recurring benefit for a period that is associated with any action either taken or expected to be taken or with respect to which substantial steps have been taken or are expected to be taken (in each case, in the good faith determination of the Issuer) and (z) the aggregate amount of “run-rate” cost savings, operating expense reductions, operating improvements and cost synergies pursuant to this clause (i), together with any Pro Forma Cost Savings, shall not in the aggregate exceed 25% of Consolidated EBITDA during any Measurement Period (calculated on a pro forma basis after giving effect to such adjustments);

(j) unrealized or realized foreign exchange losses resulting from the impact of foreign currency changes;

(k) any costs or expenses incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan, stock option plan, phantom equity plan, profits interests or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement, and any costs or expenses in connection with the roll-over, acceleration or payout of Capital Stock held by management, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Capital Stock (other than Disqualified Stock) of the Issuer; and

(l) any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period from the impact of acquisition method accounting adjustment and any non-cash write-up, write-down or write-off with respect to re-valuing assets and liabilities in connection with any Investment or any effects of adjustments resulting from the application of purchase accounting, purchase price accounting (including any step-up in inventory and loss of profit on the acquired inventory) (provided that if any such non-cash charge, write-down, expense, loss or item represents an accrual or reserve for potential cash items in any future period, (A) the Issuer may elect not to add back such non-cash charge, expense or loss in the current period and (B) to the extent the Issuer elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA when paid);

(ii) minus, to the extent not excluded from the calculation of Consolidated Net Income, (x) non-cash gain or income of such Person for such period (except to the extent representing an accrual for future cash receipts or a reversal of a reserve that, when established, was not eligible to be a Consolidated Non-Cash Charge) and (y) any extraordinary, non-recurring or unusual gains or income and without regard to any limitations of Item 10(e) of Regulation S-K.

Notwithstanding anything to the contrary herein, Consolidated EBITDA shall not include the Consolidated Net Income of, or any addbacks or adjustments related to, (x) the Minority Interest Allocation of any Non-Wholly Owned Subsidiary, or (y) any Minority Investment other than to the extent of the amount of dividends or distributions paid in cash to the Issuer or a Wholly-Owned Restricted Subsidiary from such Minority Investment (and in such case, a pro rata portion (based on the amount of such dividends or distributions) of addbacks or adjustments may be made under this definition of Consolidated EBITDA).

“Consolidated First Lien Indebtedness Leverage Ratio” means, as of any date of determination, the ratio of (1) the Total First Lien Debt as of such date of determination (on a consolidated basis) minus unrestricted cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries as of such date of determination (on a consolidated basis) (excluding any unrestricted cash and Cash Equivalents from the proceeds of an incurrence of Indebtedness on such date) to (2) Consolidated EBITDA of the Issuer for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available, with such pro forma and other adjustments to each of Total First Lien Debt and Consolidated EBITDA as are appropriate and consistent with the pro forma and other adjustment provisions set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the most recently ended four full fiscal quarters (the “Measurement Period”) ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which internal financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Measurement Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA.” “Consolidated First Lien Indebtedness Leverage Ratio,” “Consolidated Secured Indebtedness Leverage Ratio,” “Consolidated Leverage Ratio” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(A) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), occurring during the Measurement Period or at any time subsequent to the last day of the Measurement Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Measurement Period; and

(B) (x) any Asset Sales or other dispositions, discontinued operations or Asset Acquisitions or Investments (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Indebtedness or Acquired Debt and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition, Investment or Asset Sale or other disposition during the Measurement Period) and (y) operational changes that the Issuer or any of its Restricted Subsidiaries have both determined to make and have made, in each case, occurring during the Measurement Period or at any time subsequent to the last day of the Measurement Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition, discontinued operations or Asset Acquisition or Investment (including the incurrence, assumption or liability for any such Indebtedness or Acquired Debt) or operational change had occurred on the first day of the Measurement Period, in each case giving effect to any Pro Forma Cost Savings resulting from any Asset Sale or other disposition, discontinued operations or Asset Acquisition, Investment or operational change.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations will be made in good faith by a responsible financial or accounting officer of the Issuer.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

For purposes of calculating the pro forma Consolidated Fixed Charge Coverage Ratio with respect to the issuance of Preferred Equity Interests, any required dividends or other distributions on account of such Preferred Equity Interests shall be deemed to be Consolidated Fixed Charges of such Person during the applicable Measurement Period.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense for such period; plus

(2) the amount of all dividend payments on any series of Disqualified Stock of such Person or such Person’s Restricted Subsidiaries or Preferred Equity Interest of such Person or such Person’s Restricted Subsidiaries (other than (x) dividends paid in Qualified Capital Stock and (y) dividends paid by a Restricted Subsidiary of such Person to such Person or to a Restricted Subsidiary of such Person) paid, accrued or scheduled to be paid or accrued during such period; minus

(3) the consolidated interest income of such Person and its Restricted Subsidiaries for such period, whether received or accrued, to the extent such income was included in determining Consolidated Net Income.

“Consolidated Interest Expense” means, with respect to any Person for any period, consolidated interest expense of such Person for such period, whether paid or accrued, including amortization of original issue discount, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in mark-to-market valuation of any Hedging obligations or other derivative instruments pursuant to GAAP) and the interest component of Capital Lease Obligations, on a consolidated basis determined in accordance with GAAP, but excluding amortization or write-off of deferred financing fees and expensing of any other financing fees, and the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of outstanding Indebtedness; provided that, for purposes of calculating consolidated interest expense, no effect will be given to the discount and/or premium resulting from accounting for derivatives in accordance with GAAP as a result of the terms of the Indebtedness to which such consolidated interest expense applies; provided, further, that with respect to the calculation of the consolidated interest expense of the Issuer, (the interest expense of Unrestricted Subsidiaries and any Person that is not a Subsidiary shall be excluded.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (i) the aggregate principal amount of Indebtedness for borrowed money (which, for the avoidance of doubt, does not include Purchase Money Indebtedness, and any related Liens thereto), Indebtedness evidenced by bonds, notes, debentures or similar instruments or drawn letters of credit and Purchase Money Indebtedness of the Issuer and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis, to the extent required to be recorded on a balance sheet in accordance with GAAP minus unrestricted cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries as of such date of determination (on a consolidated basis) (excluding any unrestricted cash and Cash Equivalents from the proceeds of an incurrence of Indebtedness on such date), to (ii) the Consolidated EBITDA of the Issuer for the period of the most recent four consecutive fiscal quarters for which internal financial statements prepared on a consolidated basis are available, with such pro forma and other adjustments to each of Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma and other adjustment provisions set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, and without reduction for any dividends on Preferred Equity Interests; provided, however, that:

(a) the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person, in the case of a gain, or to the extent of any contributions or other payments by the referent Person, in the case of a loss;

(b) the Net Income of any Person that is an Unrestricted Subsidiary shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person;

(c) solely for purposes of Section 4.07, the Net Income of any Subsidiary of such Person that is not a Guarantor shall be excluded to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or government regulation to which it is subject; provided that the Consolidated Net Income of such Person will be increased by the amount of dividends or distributions or other payments actually paid in cash (or converted to cash) by any such Subsidiary to such Person in respect of such period, to the extent not already included therein;

(d) the cumulative effect of a change in accounting principles shall be excluded;

(e) any income (loss) (x) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments, (y) from sales or dispositions of assets (other than in the ordinary course of business), or (z) that is extraordinary, non-recurring or unusual (without regard to any limitations of Item 10(e) of Regulation S-K), in each case, shall be excluded;

(f) any unrealized or realized gains or losses in respect of any Hedging Obligations or any ineffectiveness recognized in earnings related to hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions shall be excluded;

(g) any non-cash compensation expense recorded from grants and periodic remeasurements of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded;

(h) any non-cash impairment charge or asset write-off, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(i) any fees, expenses and other charges in connection with the Transactions or any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of Equity Interests, refinancing transaction or amendment or other modification of any debt instrument shall be excluded;

(j) gains and losses resulting solely from fluctuations in foreign currencies shall be excluded;

(k) (i) the Net Income (loss) attributable to any Restricted Subsidiary that constitutes a Non-Wholly Owned Subsidiary shall be included but shall exclude the Minority Interest Allocation attributable to that Restricted Subsidiary and (ii) any Minority Investment attributable to any Restricted Subsidiary shall be included only to the extent of the amounts of dividends or distributions paid in cash to the referent Person;

(l) any gain (or loss) (a) in respect of facilities no longer used or useful in the conduct of the business of the Issuer or its Restricted Subsidiaries, abandoned, closed, disposed or discontinued operations, (b) on disposal, abandonment or discontinuance of disposed, abandoned, closed or discontinued operations, and (c) attributable to asset dispositions, abandonments, sales or other dispositions of any asset (including pursuant to any Sale and Leaseback Transaction) or the designation of an Unrestricted Subsidiary other than in the ordinary course of business shall be excluded.

“Consolidated Non-Cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment, compensation, rent, other non-cash expenses and write-offs and write-downs of assets (including non-cash charges, losses or expenses attributable to the movement in the mark-to-market valuation of Hedging Obligations or in connection with the early extinguishment of Hedging Obligations) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

“Consolidated Secured Indebtedness Leverage Ratio” means, as of any date of determination, the ratio of (1) the aggregate principal amount of Indebtedness for borrowed money (which, for the avoidance of doubt, does not include Purchase Money Indebtedness, and any related Liens thereto), Indebtedness evidenced by bonds, notes, debentures or similar instruments or drawn letters of credit and Purchase Money Indebtedness of the Issuer and its Restricted Subsidiaries outstanding on such date (determined on a consolidated basis), in each case, which are secured by a Lien on the assets or property of the Issuer or any of its Restricted Subsidiaries , minus unrestricted cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries as of such date of determination (on a consolidated basis) (excluding any unrestricted cash and Cash Equivalents from the proceeds of an incurrence of Indebtedness on such date) to (2) Consolidated EBITDA of the Issuer for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available, with such pro forma and other adjustments to Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma and other adjustment provisions set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corporate Trust Office of the Trustee and Collateral Agent” means the principal office of the Trustee and Collateral Agent at which at any time this Indenture shall be administered, which office at the date hereof is located at 100 William Street, Suite 1850, New York, NY 10038 Attn: Corporate Trust, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the principal corporate trust office of any successor Trustee or any successor Collateral Agent (or such other address as such successor Trustee or successor Collateral Agent may designate from time to time by notice to the Holders and the Issuer).

[”Credit Agreement” means that certain credit agreement, to be dated as of [•], by and among the Issuer, as borrower, certain subsidiaries of the Issuer as guarantors, certain lenders party thereto from time to time, PNC Bank, National Association, as successor to BBVA USA, as administrative agent (and any successor thereto, in each case, the “Credit Agreement Administrative Agent”) and collateral agent (and any successor thereto, in each case, the “Credit Agreement Collateral Agent”), and the other parties party thereto, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), as such agreement or facility may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement exchanging, extending the maturity of, refinancing, renewing, replacing, substituting or otherwise restructuring, whether in the bank or debt capital markets, including securities (or combination thereof), all or any portion of the Indebtedness under such agreement or facility or any successor or replacement agreement or facility or indenture.]

“Credit Agreement Administrative Agent” has the meaning provided in the term “Credit Agreement”.

“Credit Agreement Collateral Agent” has the meaning provided in the term “Credit Agreement”.

“Credit Agreement Documents” means the collective reference to the Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, and any other documents, certificates, instruments or agreements executed and delivered by or on behalf of the Issuer or any Guarantor for the benefit of the Credit Agreement Collateral Agent or any Credit Agreement Secured Party in connection therewith that specifically identifies itself as a “Credit Document,” a “Loan Document” or similar term, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“Credit Agreement Obligations” means (i) all Obligations under the Credit Agreement and the other Credit Agreement Documents and (ii) all hedging obligations and cash management obligations that are secured by liens on the Collateral pursuant to the Credit Agreement Documents.

“Credit Agreement Secured Parties” means the Credit Agreement Administrative Agent, the Credit Agreement Collateral Agent and the holders from time to time of Credit Agreement Obligations.

“Credit Facilities” means one or more credit agreements, indentures or debt facilities to which the Issuer and/or one or more of the Guarantors is party from time to time (including without limitation the Credit Agreement), in each case with banks, investment banks, insurance companies, mutual funds or other lenders or institutional investors providing for revolving credit loans, term loans, debt securities, banker’s acceptances, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case as such agreements or facilities may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement exchanging, extending the maturity of, refinancing, renewing, replacing, substituting or otherwise restructuring, whether in the bank or debt capital markets (or combination thereof) all or any portion of the Indebtedness under such agreement or facility or any successor or replacement agreement or facility.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means DTC and any and all successors thereto appointed as depositary hereunder and having become such pursuant to an applicable provision hereof.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, from a responsible financial or accounting officer of the Issuer, less the amount of Cash Equivalents received in connection with a subsequent sale, redemption, repurchase of, or collection or payment on, such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Equity Interests of the Issuer (other than Disqualified Stock), that is issued for cash (other than to any of the Issuer’s Subsidiaries or an employee stock plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the date of issuance thereof, the cash proceeds of which are excluded from the calculation set forth in Section 4.07(a)(3).

“Discharge” means, with respect to any Collateral and any Series of First Lien Obligations, the date on which such Series of Liens Obligations is no longer secured by such Collateral in accordance with the terms of the documentation governing such Series of First Lien Obligations.

“Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Notes mature; provided, however, that any such Capital Stock may require the issuer of such Capital Stock to make an offer to purchase such Capital Stock upon the occurrence of certain events if the terms of such Capital Stock provide that such an offer may not be satisfied and the purchase of such Capital Stock may not be consummated until the 91st day after the purchase of the Notes as required by Section 4.17.

“Dollar” or “$” means the lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, any state thereof or the District of Columbia.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“Eligible Institution” means a commercial banking institution that has combined capital and surplus of not less than $500.0 million or its equivalent in foreign currency, whose debt is rated by at least two nationally recognized statistical rating organizations in one of each such organization’s four highest generic rating categories at the time as of which any investment or rollover therein is made.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock). For the avoidance of doubt, a debt security that is convertible into, or exchangeable for, any combination of cash and Capital Stock based on the value of such Capital Stock will satisfy the exclusion set forth in the parenthetical to the preceding sentence.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended (and any successor statute) and the rules and regulations promulgated thereunder.

“Excluded Property” means:

(a) vehicles or other assets covered by a certificate of title or ownership;

(b) any interest in real property (whether fee or leasehold or otherwise);

(c) commercial tort claims with a value of less than $5.0 million (with such value determined by the Issuer in good faith);

(d) those assets as to which the Issuer and the Credit Agreement Administrative Agent shall reasonably determine in writing that the costs of obtaining such security interest are excessive in relation to the value of the security to be afforded thereby; provided that the Collateral Agent shall have received written notice of such determination and if such assets have a fair market value (as determined by the Issuer) in excess of $7.5 million, such assets do not secure (or purport to secure) any other First Lien Obligations or any Junior Lien Obligations;

(e) assets if the granting or perfecting of a security interest in such assets in favor of the Collateral Agent would violate any applicable law (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any applicable jurisdiction or other similar applicable law in any jurisdiction) or principles of equity;

(f) any right, title or interest in any instrument, permit, lease, intangible, general intangible (other than Equity Interests), license, contract or agreement to the extent, but only to the extent that a grant of a security interest therein to secure the Notes Obligations would, under the terms of such instrument, permit, lease, intangible, general intangible (other than Equity Interests), license, contract or agreement, result in a breach of the terms of, or constitute a default under, or result in the abandonment, termination, invalidation or unenforceability of, or require the consent of any Person other than the Issuer or any of its Subsidiaries, which has not been obtained under such instrument, permit, lease, intangible, general intangible, license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any applicable jurisdiction or any other applicable law (including, without limitation, Title 11 of the United States Code) or other similar applicable law in any jurisdiction or principles of equity);

(g) any Capital Stock acquired after the Issue Date (other than Capital Stock in a Subsidiary (including Professional Services Affiliates) issued or acquired after such Person became a Subsidiary) in accordance with this Indenture if, and to the extent that, and for so long as, in the case of this clause (g), (i) such Capital Stock constitutes less than 50% of all applicable Capital Stock of such Person, and the Person or Persons holding the remainder of such Capital Stock are not Affiliates of the Issuer to the extent and for so long as a grant of a security interest therein to secure the Notes Obligations would be prohibited by the organizational documents of such Person, (ii) the granting or perfecting of a security interest in such assets in favor of the Collateral Agent would violate applicable law or a contractual obligation binding on such Capital Stock and (iii) with respect to such contractual obligations (other than contractual obligations in connection with limited liability company agreements, stockholders’ agreements and other joint venture agreements), such obligation existed at the time of the acquisition of such Capital Stock and was not created or made binding on such Capital Stock in contemplation of or in connection with the acquisition of such Person;

(h) any Property purchased with the proceeds of Purchase Money Indebtedness incurred pursuant to Section 4.09(6) if the contract or other agreement in which the Indebtedness and/or Liens related thereto is granted (or the documentation providing for such Capital Lease Obligation) prohibits or requires the consent of any person other than the Issuer or any of its Subsidiaries as a condition to the creation of any other security interest on such Property;

(i) any Capital Stock of Unrestricted Subsidiaries;

(j) any assets of any Subsidiary that is not a Domestic Subsidiary or any property that is located outside of the United States to the extent a Lien thereon cannot be perfected by the filing of UCC financing statements or delivery of original promissory notes or stock certificates (solely to the extent otherwise required by the Notes Documents);

(k) the “Excluded Accounts” as such term is defined in the Credit Agreement;

(l) any intent-to use Trademark applications prior to the filing of a “Statement of Use”, “Amendment to Allege Use” or similar filing with regard thereto, to the extent and solely during the period, in which the grant of a security interest therein may impair the validity or enforceability of any Trademark that may issue from such intent to use Trademark application under applicable law; and

(m) “margin stock” (within the meaning of Regulation U issued by the FRB);

provided, however, that Excluded Property shall not include (x) any Capital Stock of any Professional Services Affiliate and any agreements described in clause (i), (ii) or (iii) of the definition of “PC Entity Requirements” or (y) any proceeds, substitutions or replacements of any Excluded Property referred to in clauses (a) through (m) (unless such Proceeds, substitutions or replacements would constitute Excluded Property referred to in clauses (a) through (m)).

In addition, control agreements shall not be required with respect to deposit accounts, securities accounts, or uncertificated securities.

“Excluded Subsidiary” means (a) any Immaterial Subsidiary, (b) any Unrestricted Subsidiary, (c) any Subsidiary of the Issuer designated as an “Excluded Subsidiary” on the Issue Date, (d) any non-wholly owned Subsidiary, (e) any Subsidiary designated as an “Excluded Subsidiary” after the Issue Date by a written notice to the Trustee; provided that, any such designation pursuant to this clause (e) shall constitute an Investment permitted hereunder, (f) any captive insurance subsidiaries or not-for-profit subsidiaries, (g) any Subsidiary that is not a Domestic Subsidiary, (h) any Subsidiary that is prohibited by applicable Law, regulation or by any Contractual Obligation existing on the Issue Date or on the date such Person becomes a Subsidiary (as long as such Contractual Obligation was not entered into in contemplation of such Person becoming a Subsidiary) from becoming a Guarantor or that would require a governmental (including regulatory) or third-party consent, approval, license or authorization that has not been obtained in order to become a Guarantor, (i) any Subsidiary to the extent that the burden or cost (including any adverse tax consequences) of obtaining a guaranty therefrom is excessive in relation to the benefit afforded thereby (as reasonably determined by the Trustee and the Issuer), (j) any Subsidiary that is (x) a CFC Holdco or (y) a Subsidiary of a Foreign Subsidiary that is a CFC; provided that this clause (j) shall not apply to any Subsidiary that is a Guarantor as of the Issue Date and (k) any Receivables Subsidiary (as defined in the Credit Agreement as in effect on the Issue Date).

“Existing Indebtedness” means any Indebtedness (other than the Notes, the Guarantees and the Credit Agreement) of the Issuer and its Subsidiaries in existence on the Issue Date.

“Fair Market Value” means the value (which, for the avoidance of doubt, will take into account any liabilities associated with related assets) that would be paid by a willing buyer to an unaffiliated willing seller in an arm’s-length transaction not involving distress or compulsion of either party, determined in good faith by the Board of Directors of the Issuer (unless otherwise provided in this Indenture).

“First Lien Documents” means (i) the Credit Agreement Documents, (ii) the Notes Documents, (iii) the 2028 Senior Notes Documents, and (iv) all Future First Lien Documents.

“First Lien Indebtedness” means any Indebtedness for borrowed money (which, for the avoidance of doubt, does not include Purchase Money Indebtedness, and any related Liens thereto) secured by a Lien on any assets of the Issuer or any Restricted Subsidiary ranking pari passu with the Liens securing the Notes Obligations.

“First Lien Intercreditor Agreement” means the First Lien Intercreditor Agreement, dated as of the Issue Date, among the Issuer, the other Grantors (as defined therein) from time to time party thereto, [PNC, National Association as successor to BBVA USA, as Credit Agreement Collateral Agent (as defined therein), PNC, National Association as successor to BBVA USA, as Authorized Representative for the Credit Agreement Secured Parties (each as defined therein), UMB Bank, National Association, as Notes Collateral Agent (as defined therein), and UMB Bank, National Association, as Authorized Representative for the Notes Secured Parties (each as defined therein)] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“First Lien Obligations” means (i) the Credit Agreement Obligations, (ii) the Notes Obligations, (iii) the 2028 Senior Notes Obligations and (iv) any Series of Future First Lien Obligations.

“First Lien Secured Parties” means (i) the Credit Agreement Secured Parties, (ii) the Notes Secured Parties, (iii) the 2028 Senior Notes Secured Parties and (iv) any Future First Lien Secured Parties.

“Foreign Currency Obligations” means, with respect to any Person, the obligations of such Person pursuant to any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Issuer or any Restricted Subsidiary of the Issuer against fluctuations in currency values.

“Foreign Subsidiary” means any Subsidiary of the Issuer that is not organized or existing under the laws of the United States of America or any state thereof, or the District of Columbia.

“Future First Lien Documents” means, with respect to any Future First Lien Obligations, the notes, indentures, credit agreements, security documents, intercreditor agreements and other operative agreements evidencing or governing such Indebtedness and Liens securing such Indebtedness.

“Future First Lien Indebtedness” means any Indebtedness of the Issuer and/or the Guarantors that is secured by a Lien on the Collateral and ranks equally in right of payment and Lien priority to the Notes as permitted hereunder (other than Credit Agreement Obligations, the 2028 Senior Notes Obligations and Notes Obligations); provided that (i) an authorized representative of the holders of such Indebtedness shall be a party to the First Lien Intercreditor Agreement or shall have executed a joinder to the First Lien Intercreditor Agreement and (ii) the Issuer shall designate such Indebtedness as “Additional Pari Passu Obligations” under the First Lien Intercreditor Agreement.

“Future First Lien Obligations” means Obligations in respect of Future First Lien Indebtedness (other than Obligations with respect to additional Notes issued hereunder, which shall constitute Notes Obligations).

“Future First Lien Secured Parties” means holders of any Future First Lien Obligations and any trustee, authorized representative or agent of such Future First Lien Obligations.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time.

“Global Note Legend” means the legend set forth in Section 2.01(b) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto issued in accordance with Section 2.01 or 2.06 hereof.

“Government Securities” means direct obligations of, or obligations guaranteed or insured by, the United States or any agency or instrumentality of the foregoing for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Guarantee” means a guarantee by a Guarantor of the Notes.

“Guarantors” means all of the Issuer’s direct and indirect Wholly-Owned Restricted Subsidiaries (including the Issuer’s Professional Services Affiliates) other than any Excluded Subsidiaries.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements designed to protect such Person against fluctuations in interest rates.

“Holder” means, with respect to any Note, the Person in whose name such Note is registered with the Registrar.

“Immaterial Subsidiary” means any Subsidiary of the Issuer designated as such in writing by the Issuer that had assets representing 2.5% or less of the Issuer’s and its Subsidiaries’ consolidated total assets (as shown on the most recent balance sheet required to be delivered hereunder), and generated less than 2.5% of the Issuer’s and its Subsidiaries’ total revenues for the four quarters ending on, the last day of the most recently ended Measurement Period; provided that, if all Subsidiaries that are individually “Immaterial Subsidiaries” have aggregate total assets that would represent 5.0% or more of the Issuer’s and its Subsidiaries’ consolidated total assets on such last day or generated 5.0% or more of the Issuer and its Subsidiaries’ total revenues for such four fiscal quarters, then such number of Subsidiaries of the Issuer as are necessary shall no longer be deemed Excluded Subsidiaries so that Subsidiaries that are “Immaterial Subsidiaries” have in the aggregate Total Assets that represent less than 5.0% of the Issuer’s and its Subsidiaries’ consolidated total assets and less than 5.0% of the Issuer’s and its Subsidiaries’ total revenues as of such last day or for such four quarters, as the case may be (it being understood that any such determination with respect to revenues and assets shall be made on a pro forma basis).

“Indebtedness” means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money (which, for the avoidance of doubt, does not include Purchase Money Indebtedness, and any related Liens thereto) or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof, but excluding, in any case, any undrawn letters of credit), Purchase Money Indebtedness or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) or representing any Hedging Obligations or Foreign Currency Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than Hedging Obligations or Foreign Currency Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the amount of all obligations of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary of such Person, the liquidation preference with respect to, any Preferred Equity Interests (but excluding, in each case, any accrued dividends) as well as the guarantee of items that would be included within this definition.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent” means with respect to any member of the Board of Directors, any such member who satisfies the definition of “Independent Director” pursuant to the rules of The New York Stock Exchange.

“Independent Financial Advisor” means a Person or entity which, in the judgment of the Board of Directors of the Issuer, is independent and otherwise qualified to perform the task for which it is to be engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the $[475,000,000] in aggregate principal amount of Senior Secured Notes due 2027 of the Issuer issued under this Indenture on the Issue Date.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Investment Grade” designates a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such ratings by S&P or Moody’s. In the event that the Issuer shall select any other Rating Agency, the equivalent of such ratings by such Rating Agency shall be used.

“Investment Grade Securities” means:

(a) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality of the foregoing (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition;

(b) securities that have a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating by any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act;

(c) Investments in any fund that invests at least 95% of its assets in Investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(d) corresponding instruments in countries other than the United States customarily utilized for high quality Investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP (excluding accounts receivable, deposits and prepaid expenses in the ordinary course of business, endorsements for collection or deposits arising in the ordinary course of business, guarantees and intercompany notes permitted by Section 4.09, and commission, travel and similar advances to officers and employees made in the ordinary course of business). For purposes of Section 4.07, the sale of Equity Interests of a Person that is a Restricted Subsidiary following which such Person ceases to be a Subsidiary shall be deemed to be an Investment by the Issuer in an amount equal to the Fair Market Value of the Equity Interests of such Person held by the Issuer and its Restricted Subsidiaries immediately following such sale.

“Issue Date” means [•] (the date of the first issuance of Notes under this Indenture).

“Junior Lien Intercreditor Agreement” shall have the meaning assigned to such term in the definition of “Junior Lien Obligations”.

“Junior Lien Obligations” means any Obligations that are secured by a Lien that is junior in priority to the Liens securing the Notes Obligations and is subject to a customary (as reasonably determined by the Issuer as set forth in an Officers’ Certificate delivered to the Trustee and the Collateral Agent) junior priority intercreditor agreement among the Credit Agreement Administrative Agent, the Credit Agreement Collateral Agent, the Trustee, the Collateral Agent, the authorized agents of any holders of Future First Lien Obligations, and the authorized agent for any holders of Junior Lien Obligations (such intercreditor agreement, a “Junior Lien Intercreditor Agreement”).

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

“Lien” means, with respect to any asset, any mortgage, lien, hypothecation, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded, registered, published or otherwise perfected under applicable law (including any conditional sale or other title retention agreement and any lease in the nature thereof).

“Limited Condition Transaction” means any (a) acquisition or other Investment, including by way of purchase, merger, amalgamation, arrangement or consolidation or similar transaction, by the Issuer or one or more of its Restricted Subsidiaries, with respect to which the Issuer or any such Restricted Subsidiary have entered into an agreement or is otherwise contractually committed to consummate and the consummation of which is not expressly conditioned upon the availability of, or on obtaining, third party financing, and/or (b) the making of any irrevocable Restricted Payment.

“Management Services Agreements” means an agreement, however styled, between (a) the Issuer or a Guarantor, on the one hand, and (b) a PC Entity, on the other hand, pursuant to which the Issuer or a Guarantor provides management services or similar services to such PC Entity. All references to Management Services Agreements shall also include all such related documents necessary to ensure that each relationship with each PC Entity meets the PC Entity Requirements.

“Marketable Securities” means (a) Government Securities; (b) any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or time deposit of, an Eligible Institution; (c) commercial paper maturing not more than 365 days after the date of acquisition issued by a corporation (other than an Affiliate of the Issuer) with a rating by at least two nationally recognized statistical rating organizations in one of each such organization’s four highest generic rating categories at the time as of which any investment therein is made, issued or offered by an Eligible Institution; (d) any bankers’ acceptances or money market deposit accounts issued or offered by an Eligible Institution; and (e) any fund investing exclusively in investments of the types described in clauses (a) through (d) above.

“Minority Interest Allocation” means, with respect to any measurement hereunder related to any Non-Wholly Owned Subsidiary, the portion of such amount that is allocable (based on the percentage of Equity Interests held in such Non-Wholly Owned Subsidiary and any non-pro rata distribution on such Equity Interests received) to Persons other than the Issuer or any of its Restricted Subsidiaries.

“Minority Investment” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity which is not a Subsidiary of such Person but of which any shares of securities or other interests are at the time beneficially owned, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Minority Investment” or to “Minority Investments” shall refer to a Minority Investment or Minority Investments of the Issuer.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries, as the case may be, in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (estimated reasonably and in good faith by the Issuer and after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than First Lien Obligations and Junior Lien Obligations) secured by a Lien on the asset or assets that are the subject of such Asset Sale, any reserve for adjustment in respect of the sale price of such asset or assets and any reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such Asset Sale and retained by the Issuer or any of its Subsidiaries after such Asset Sale, including pension and other post-employment benefit liabilities and liabilities related to environmental matters, or against any indemnification obligations associated with such Asset Sale. Net Proceeds shall exclude any non-cash proceeds received from any Asset Sale, but shall include such proceeds when and as converted by the Issuer or any Restricted Subsidiary to cash.

“Non-Controlling Authorized Representative” means any Authorized Representative that is not the Applicable Authorized Representative at such time.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Non-Wholly Owned Subsidiary” means any Person regarding which the Issuer or any Restricted Subsidiary of the Issuer owns less than 100% of the Equity Interests and which Person is consolidated with the Issuer and its Restricted Subsidiaries under GAAP.

“Notes” means the Initial Notes and any other notes issued after the Issue Date in accordance with the fourth paragraph of Section 2.02 hereof treated as a single class of securities.

“Notes Documents” means the Notes (including additional Notes issued under this Indenture), the Guarantees, the Collateral Documents, the First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement, if applicable, and this Indenture.

“Notes Obligations” means all Obligations of the Issuer and the Guarantors under the Notes Documents.

“Notes Secured Parties” means, collectively, the Trustee, the Collateral Agent and the Holders, together with their respective successors and assigns.

“Obligations” means any principal, interest, penalties, fees, expenses (including any interest, fees or expenses that accrue following the commencement of any insolvency or liquidation proceeding, whether allowed or allowable in such proceeding), indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, Controller, Secretary or any Vice President of such Person, or any other officer designated by the Board of Directors.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of such Person or of such Person’s partner or managing member, one of whom must be the principal executive officer, principal financial officer, treasurer or principal accounting officer of such Person or of such Person’s partner or managing member, that meets the requirements of Section 12.05.

“Opinion of Counsel” means an opinion, in form satisfactory to the Trustee or Collateral Agent, as applicable, from legal counsel, who may be an employee of or counsel to the Issuer or any Subsidiary of the Issuer, that meets the requirements of Section 12.05 and may be subject to certain qualifications and assumptions that are consistent with similar opinions delivered to the agent or trustee for other Indebtedness of the Issuer, including as to matters of governing law.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“PC Entity” means any Person (other than a natural Person), including any professional corporation, professional association, limited liability company or limited partnership, providing medical, healthcare or related professional services, to the extent any applicable requirement of law provides that the ownership of such Person shall be limited to appropriately licensed professionals (natural persons or professional corporations or similar entities which are wholly-owned by natural persons) who are duly licensed or otherwise legally authorized to render the specific professional services for which the Person is organized.

“PC Entity Requirements” means (i) an executed management services agreement with the Issuer or a Guarantor, which terms shall include, but not be limited to, customary term and termination provisions, prohibitions on assignment by the PC Entity with no restrictions on assignment by the Issuer or any Guarantor, purchase provisions allowing the Issuer or a Guarantor (or other nominee designated by the Issuer or a Guarantor) to buy all assets of the PC Entity at a nominal price and a requirement that the PC Entity enter into cash management arrangements with the Issuer or a Guarantor providing such Issuer or Guarantor full dominion over such cash in a customary manner, including customary cash sweep agreements of cash to the Issuer or a Guarantor, (ii) customary stock transfer restriction agreements and (iii) customary non-compete and non-solicit agreements with the primary physician employees and physician owners of the PC Entity responsible for providing all or substantially all of such PC Entity’s professional services, including the Issuer, which non-compete and non-solicit agreements shall be in force during the term of each such party’s relationship with the PC Entity and for a customary period following termination of such Person’s relationship with the PC Entity for any reason.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents between the Issuer or any of the Restricted Subsidiaries and another Person; provided that (i) any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 4.10 and (ii) the Issuer or any Restricted Subsidiary receives assets or a combination of assets and cash or Cash Equivalents in an amount equal to or greater than the assets of the Issuer or such Restricted Subsidiary sold or exchanged in such Permitted Asset Swap.

“Permitted Business” means the businesses of the Issuer and its Restricted Subsidiaries conducted (or proposed to be conducted) on the Issue Date and any business reasonably related, ancillary or complimentary thereto and any reasonable extension or evolution of any of the foregoing.

“Permitted Investments” means:

(a) Investments in the Issuer or in a Restricted Subsidiary, including the purchase of any Preferred Equity Interests issued to a Strategic Investor so long as such purchase complies with the first paragraph of Section 4.11;

(b) Investments in Cash Equivalents, Marketable Securities and Investment Grade Securities;

(c) any guarantee of obligations of the Issuer or a Restricted Subsidiary permitted by Section 4.9;

(d) Investments by the Issuer or any of its Subsidiaries in a Person if, as a result of such Investment, (i) such Person becomes a Restricted Subsidiary or (ii) such Person is merged, consolidated or arranged or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

(e) Investments received in settlement of debts and owing to the Issuer or any of its Restricted Subsidiaries, in satisfaction of judgments, in a foreclosure of a Lien or as payment on a claim made in connection with any bankruptcy, liquidation, receivership or other insolvency proceeding;

(f) any Investment existing on, or made pursuant to binding commitments or publicly announced but unconsummated transactions existing on, the Issue Date and any Investment consisting of an extension, modification, renewal, replacement, refunding or refinancing of any Investment existing on, or made pursuant to a binding commitment existing on, the Issue Date; provided that the amount of any such Investment may be increased (i) as required by the terms of such Investment as in existence on the Issue Date or (ii) as otherwise permitted under this Indenture;

(g) Investments in any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Sale that was made pursuant to and in compliance with Section 4.10 or for an asset disposition that does not constitute an Asset Sale;

(h) loans or advances or other similar transactions with customers, distributors, clients, developers, suppliers, promoters, managers, or purchasers or sellers of goods or services, in each case, in the ordinary course of business, regardless of frequency;

(i) other Investments in an amount not to exceed the greater of $20.0 million and 25.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a pro forma basis) (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value) at any one time outstanding for all Investments made after the Issue Date; provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Issuer or a Restricted Subsidiary at the date of the making of such Investment and such person becomes the Issuer or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) or (d) above and shall cease to have been made pursuant to this clause for so long as such Person continues to be a Restricted Subsidiary;

(j) any Investment solely in exchange for, or made with the proceeds of, the issuance of the Issuer’s Qualified Capital Stock;

(k) any Investment in connection with Hedging Obligations and Foreign Currency Obligations otherwise permitted under this Indenture;

(l) any contribution of any Investment in a joint venture or partnership that is not a Restricted Subsidiary to a Person that is not a Restricted Subsidiary in exchange for an Investment in the Person to whom such contribution is made in an equivalent value;

(m) any Investment in any joint venture engaged in a Permitted Business, including without limitation by contribution of assets of any Restricted Subsidiary, not to exceed the greater of $15.0 million and 20.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a pro forma basis) outstanding at any time for Investments made after the Issue Date (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Issuer or a Restricted Subsidiary at the date of the making of such Investment and such person becomes the Issuer or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) or (d) above and shall cease to have been made pursuant to this clause for so long as such person continues to be a Restricted Subsidiary;

(n) any Investment acquired after the Issue Date as a result of the acquisition by the Issuer or any of its Restricted Subsidiaries of another Person, including by way of a merger, amalgamation, arrangement or consolidation with or into the Issuer or any of its Restricted Subsidiaries in a transaction that is not prohibited by this Indenture after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation, arrangement or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(o) any Investment consisting of deposits, prepayments and other credits to suppliers or landlords made in the ordinary course of business;

(p) guaranties made in the ordinary course of business of obligations owed to landlords, suppliers, customers and licensees of the Issuer or any of its Restricted Subsidiaries;

(q) loans and advances to officers, directors and employees for (i) business-related travel expenses, moving and relocation expenses and other similar expenses, in each case incurred in the ordinary course of business and (ii) in an aggregate amount not to exceed $7.5 million at any one time outstanding;

(r) any Investment consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(s) any Investment consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses of intellectual property or leases, in each case, in the ordinary course of business;

(t) any Investment in an Unrestricted Subsidiary having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (t) that are at the time outstanding, not to exceed the greater of $15.0 million and 20.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a pro forma basis) (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Issuer or a Restricted Subsidiary at the date of the making of such Investment and such person becomes the Issuer or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) or (d) above and shall cease to have been made pursuant to this clause for so long as such person continues to be a Restricted Subsidiary;

(u) Investments in receivables owing to the Issuer or any Restricted Subsidiary created or acquired in the ordinary course of business or consistent with past practice;

(v) Investments (including debt obligations and equity interests) (a) received in settlement, compromise or resolution of debts created in the ordinary course of business or consistent with past practice and owing to the Issuer or any Restricted Subsidiary, (b) in exchange for any other Investment or accounts receivable, endorsements for collection or deposit held by the Issuer or any such Restricted Subsidiary, (c) as a result of foreclosure, perfection or enforcement of any Lien, (d) in satisfaction of judgments or (e) pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or litigation, arbitration or other disputes or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(w) other Investments if after giving effect to such Investment, (x) no Default or Event of Default under Section 6.01(a), Section 6.01(b) or Section 6.01(h) has occurred or is continuing and (y) the Consolidated Leverage Ratio of the Issuer on a pro forma basis is equal to or less than 4.00 to 1.00.

In the event a Permitted Investment meets the criteria of more than one of the categories described in clauses (a) through (w) above, the Issuer will be entitled to divide or classify (or later, divide, classify or reclassify in whole or in part in its sole discretion) such Permitted Investment (or portion thereof) in any matter than complies with this definition.

Notwithstanding anything to the contrary in this Indenture, Investments in Unrestricted Subsidiaries may be made under clause (t) above. No other categories described above or in Section 4.07 may be used to make Investments in Unrestricted Subsidiaries.

“Permitted Liens” means:

(a) Liens securing the Notes issued on the Issue Date and any PIK Interest Additional Notes and Liens securing any Guarantee thereof;

(b) Liens securing (x) Indebtedness under any Credit Facility (and related Hedging Obligations and cash management obligations to the extent such Liens arise under the definitive documentation governing such Indebtedness and the incurrence of such obligations is not otherwise prohibited by this Indenture) permitted by Section 4.09(b)(2) and (y) other Indebtedness permitted under Section 4.09(a) and Section 4.09(b)(4); provided that (i) in the case of any such Indebtedness described in subclause (y), after giving pro forma effect to the incurrence of such Indebtedness, the application of proceeds therefrom, the granting of such Liens and any other related transactions, the Consolidated First Lien Indebtedness Leverage Ratio does not exceed 5.00 to 1.00 as of the last day of the most recent quarter for which internal financial statements are available on the date such Indebtedness is incurred and (ii) any such Indebtedness described in this clause (b) (other than Indebtedness incurred by Restricted Subsidiaries that are not Guarantors pursuant to the second proviso of Section 4.09(a) and Section 4.09(b)(4)) shall be (1) secured solely by Liens on the Collateral on a pari passu basis with the Notes Obligations and (2) subject to the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement (if any);

(c) Liens securing (i) Hedging Obligations and Foreign Currency Obligations permitted to be incurred under Section 4.09 and (ii) cash management obligations not otherwise prohibited by this Indenture;

(d) Liens securing Purchase Money Indebtedness permitted under Section 4.09(b)(6); provided that such Liens do not extend to any assets of the Issuer or its Restricted Subsidiaries other than the assets so acquired, constructed, installed or improved, products and proceeds thereof and insurance proceeds with respect thereto;

(e) Liens on property of a Person existing at the time such Person is merged into, amalgamated, arranged or consolidated with the Issuer or any of its Restricted Subsidiaries; provided that such Liens were not incurred in connection with, or in contemplation of, such merger, amalgamation, arrangement or consolidation and do not apply to any assets other than the assets of the Person acquired in such merger, amalgamation, arrangement or consolidation;

(f) Liens on property of an Unrestricted Subsidiary at the time that it is designated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”; provided that such Liens were not incurred in connection with, or contemplation of, such designation;

(g) Liens on property existing at the time of acquisition thereof by the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of the Issuer or any of its Restricted Subsidiaries other than the property so acquired, constructed, installed or improved, products and proceeds thereof and insurance proceeds with respect thereto;

(h) Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s or other like Liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP is made therefor;

(i) Liens existing on the Issue Date (including Liens on Collateral securing the 2028 Senior Notes outstanding on the Issue Date and other than such Liens existing pursuant to clauses (a) and (b) of this definition);

(j) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP is made therefor;

(k) Liens securing Indebtedness permitted under Section 4.09(b)(10); provided that (i) such Liens shall not extend to assets other than the assets that secure such Indebtedness being refinanced and (ii) such Liens have a Lien priority equal to or junior to (but not senior to) the Liens securing such Indebtedness being refinanced;

(l) Liens (other than Liens created or imposed under ERISA) incurred or deposits made by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money (which, for the avoidance of doubt, does not include Purchase Money Indebtedness, and any related Liens thereto);

(m) easements, rights-of-way, covenants, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes;

(n) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Issuer or its Restricted Subsidiaries;

(o) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and Liens deemed to exist in connection with Investments in repurchase agreements that constitute Cash Equivalents;

(p) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(q) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code;

(r) filings made by factoring companies on accounts receivable sold by the Issuer or a Restricted Subsidiary to such companies in the ordinary course of business;

(s) Liens on Property of any Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Restricted Subsidiary incurred in accordance with Section 4.09;

(t) Liens in favor of the Issuer or any Guarantor;

(u) Liens securing reimbursement obligations with respect to commercial letters of credit which solely encumber goods and/or documents of title and other property relating to such letters of credit and products and proceeds thereof;

(v) extensions, renewals or refundings of any Liens referred to in clause (e), (g) or (i) above; provided that any such extension, renewal or refunding does not extend to any assets or secure any Indebtedness not securing or secured by the Liens being extended, renewed or refinanced;

(w) other Liens securing Indebtedness that is permitted by the terms of this Indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed the greater of $25.0 million and 33.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a pro forma basis) in an aggregate amount at any time outstanding; provided that Liens pursuant to this clause (w) shall rank pari passu or junior to the Liens on Collateral securing the Notes Obligations or shall be secured by assets of the Issuer or its Restricted Subsidiaries that are not Collateral;

(x) Liens incurred to secure any treasury management arrangement;

(y) Liens on Equity Interests of Unrestricted Subsidiaries;

(z) Liens on Collateral securing any Junior Lien Obligations with respect to Indebtedness permitted to be incurred under this Indenture; provided that after giving pro forma effect to the incurrence of such Indebtedness, the application of proceeds therefrom, the granting of such Liens and any other related transactions, the Consolidated Secured Indebtedness Leverage Ratio does not exceed 5.50 to 1.00 as of the last day of the most recent quarter for which internal financial statements are available on the date such Indebtedness is incurred;

(aa) Liens in connection with attachments or judgments (including judgment or appeal bonds) that do not result in an Event of Default under Section 6.01(g);

(bb) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Issuer and its consolidated Subsidiaries;

(cc) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Issuer or any Subsidiary;

(dd) Liens on Capital Stock in joint ventures securing obligations of such joint venture, to the extent required by the terms of the organizational documents or material contracts of such joint venture; and

(ee) Liens securing insurance premiums financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;

provided, that the aggregate amount of Liens securing First Lien Indebtedness incurred after the Issue Date, other than with respect to the PIK Interest Additional Notes, shall not exceed $100.0 million and such Liens and related Indebtedness shall only be incurred by the Issuer and the Guarantors.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, limited liability partnership, unlimited liability company, joint venture, association, joint stock company, trust, bank trust company, land trust, business trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity whether legal or not.

“PIK Interest” means the increase in the principal amount of the outstanding Notes by 2.000% per annum by issuing additional notes under the indenture having the same terms as the outstanding Notes.

“PIK Interest Additional Notes” means the additional notes that may be issued as PIK Interest.

“Pledge and Security Agreement” means the Pledge and Security Agreement, to be dated as of [DATE], by and among the Guarantors, as grantors, and the Collateral Agent, as amended, supplemented and otherwise modified from time to time.

“Preferred Equity Interest” in any Person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.

“Private Placement Legend” means the legend set forth in Section 2.01(c) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions hereof.

“Proceeds” has the meaning assigned to such term in the Pledge and Security Agreement.

“Professional Services Affiliate” means any PC Entity that (i) has entered into a Management Services Agreement with the Issuer or one of the Guarantors and (ii) is Controlled, directly or indirectly, by the Issuer.

“Pro Forma Cost Savings” means, with respect to any Measurement Period, the reduction in net costs and expenses and related adjustments that:

(i) were directly attributable to an acquisition, merger, consolidation or disposition that occurred during the Measurement Period or subsequent to the Measurement Period and on or prior to the date of determination and calculated on a basis that is consistent with Regulation S-X under the Securities Act, or

(ii) were actually implemented by the business that was the subject of any such acquisition, merger, consolidation or disposition or by any related business of the Issuer or any Restricted Subsidiary with which such business is proposed to be or is being or has been integrated within 24 months after the date of the acquisition, merger, consolidation, disposition or operational change and prior to the date of determination that are supportable and quantifiable by the underlying accounting records of any such business, or

(iii) relate to the business that is the subject of any such acquisition, merger, consolidation or disposition of the Issuer or any Restricted Subsidiary with which such business is proposed to be or is being or has been integrated and that are probable in the reasonable judgment of the Issuer based upon specifically identifiable actions to be taken within 24 months of the date of the acquisition, merger, consolidation or disposition, in each case regardless of whether such reductions and related adjustments could then be reflected in pro forma financial statements in accordance with Regulation S-X under the Securities Act or any other regulation or policy related thereto, as if all such reductions and related adjustments had been effected as of the beginning of such period. Pro Forma Cost Savings as of any date of determination, together with any addbacks to Consolidated EBITDA included pursuant to clause (i) of the definition thereof, shall not in the aggregate exceed 25% of Consolidated EBITDA during the most recently ended Measurement Period (calculated on a pro forma basis after giving effect to such adjustments).

“Property” means an interest of any kind in any property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Purchase Money Indebtedness” means Indebtedness (including Capital Lease Obligations) incurred (within 365 days of such purchase) to finance or refinance the purchase (including in the case of Capital Lease Obligations the lease), construction, installation or improvement of any assets used or useful in a Permitted Business (whether through the direct purchase of assets or through the purchase of Capital Stock of any Person owning such assets); provided that the amount of Indebtedness thereunder does not exceed 100% of the purchase cost of such assets and costs incurred in such construction, installation or improvement.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Capital Stock” means any Capital Stock of the Issuer that is not Disqualified Stock.

“Rating Agencies” means:

(a) S&P;

(b) Moody’s; or

(c) if S&P or Moody’s or both shall not make a rating of the Notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Issuer, which shall be substituted for S&P or Moody’s or both, as the case may be.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note bearing the Private Placement Legend and deposited with or on behalf of the Depositary and registered in the name of the Depositary or its nominee, issued in an initial denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.3

“Reorganization Transactions” means [•].

“Responsible Officer,” when used with respect to the Trustee or Collateral Agent, means any officer within the Corporate Trust Office of the Trustee or Collateral Agent (or any successor group of the Trustee or Collateral Agent) or any other officer of the Trustee or Collateral Agent customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the relevant 40-day distribution compliance period as defined in Regulation S.

[3]	To the extent Akumin is no longer a reporting issuer at the time of issuance, form of indenture to be revised for Regulation S category 3 requirements.

“Restricted Subsidiary” or “Restricted Subsidiaries” means any Subsidiary, other than Unrestricted Subsidiaries. For the avoidance of doubt, a Professional Services Affiliate that has not been designated as an Unrestricted Subsidiary shall be a Restricted Subsidiary of the Issuer.

[”Reverse Dutch Election Available Proceeds” means $[60,000,000] in the aggregate to be made available by the Issuer or/or the Restricted Subsidiaries upon receipt of the Stonepeak Direct Investment to fund cash payments pursuant to a reverse Dutch election process.]

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means S&P Global Ratings, and its subsidiaries, or any successor to the rating agency business thereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement, dated as of [DATE], by and among the Issuer and the Guarantors, as grantors, and the Collateral Agent, as amended, supplemented and otherwise modified from time to time.

“Series” means (a) with respect to the First Lien Secured Parties, each of the (i) Credit Agreement Secured Parties (in their capacities as such), (ii) Notes Secured Parties (in their capacities as such) and (iii) Future First Lien Secured Parties that become subject to the First Lien Intercreditor Agreement after the Issue Date that are represented by a common representative (in its capacity as such for such Future First Lien Secured Parties) and (b) with respect to any First Lien Obligations, each of the (i) Credit Agreement Obligations, (ii) the Notes Obligations and (iii) the Future First Lien Obligations incurred pursuant to any applicable agreement, which, pursuant to any joinder agreement, are to be represented under the First Lien Intercreditor Agreement by a common representative (in its capacity as such for such Future First Lien Obligations).

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Stonepeak” means Stonepeak Magnet Holdings LP and any investment funds advised, managed or controlled by it and, in each case (whether individually or as a group), Affiliates of any of the foregoing.

“Stonepeak Direct Investment” means $130,000,000 of cash equity contributions made by Stonepeak to the Issuer on the Issue Date.

“Strategic Investor” means physicians, hospitals, health systems, other healthcare providers, other healthcare companies and other similar strategic joint venture partners.

“Subordinated Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary that is expressly subordinated in right of payment to the Notes or the Guarantees, as the case may be.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, (a) a Professional Services Affiliate of such Person or (b) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any Person that is a consolidated subsidiary of the Issuer under GAAP and, at the Issuer’s option, designated as a “Subsidiary” in a certificate to the Trustee by a responsible financial or accounting officer of the Issuer. Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Issuer.

“Total First Lien Debt” means, as of any date of determination, the aggregate principal amount of (i) First Lien Indebtedness of the Issuer and the Restricted Subsidiaries, (ii) secured Purchase Money Obligations of the Issuer and the Restricted Subsidiaries and (iii) Indebtedness for borrowed money (which, for the avoidance of doubt, does not include Purchase Money Indebtedness, and any related Liens thereto) or Indebtedness evidenced by bank notes, debentures or similar instruments or drawn letters of credit secured by assets of the Issuer or the Restricted Subsidiaries that are either (x) not Collateral or (y) secured by Collateral on a pari passu basis with the Note Obligations, in each case, outstanding on such date of determination, determined on a consolidated basis.

“Trademark” has the meaning assigned to such term in the Pledge and Security Agreement.

“Transactions” means the Reorganization Transactions and the issuance of the Initial Notes on the Issue Date.

“Treasury Rate” means, at the time of computation, the weekly average for each business day during the most recent week that has ended at least two business days prior to the redemption date of the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (or, if such statistical release is not so published or available or the relevant information no longer available thereon, any publicly available source of similar market data selected by the Issuer in good faith) most nearly equal to the period from the redemption date to November 1, 2022; provided, however, that if the period from the redemption date to November 1, 2022 is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to November 1, 2022 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” means UMB Bank, National Association, in its capacity as trustee, until a successor replaces UMB Bank, National Association in accordance with the applicable provisions hereof and thereafter means the successor serving hereunder.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code (or any similar or equivalent jurisdiction) as in effect in any applicable jurisdiction from time to time.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note substantially in the form of Exhibit A attached hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” or “Unrestricted Subsidiaries” means (A) any Subsidiary designated as an Unrestricted Subsidiary in a resolution of the Issuer’s Board of Directors in accordance with the instructions set forth below; and (B) any Subsidiary of an Unrestricted Subsidiary.

The Issuer’s Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as:

(a) no portion of the Indebtedness or any other obligation (contingent or otherwise) thereof, immediately after such designation, (i) is guaranteed by the Issuer or any of its Restricted Subsidiaries; (ii) is recourse to the Issuer or any of its Restricted Subsidiaries; or (iii) subjects any property or asset of the Issuer or any of its Restricted Subsidiaries to satisfaction thereof;

(b) except as otherwise permitted by this Indenture (including by Section 4.11), neither the Issuer nor any other Restricted Subsidiary has any contract, agreement, arrangement or understanding with such Subsidiary, written or oral, other than on terms no less favorable to the Issuer or such other Restricted Subsidiary than those that might be obtained at the time from Persons who are not the Issuer’s Affiliates;

(c) neither the Issuer nor any other Subsidiary (other than another Unrestricted Subsidiary) has any obligation (i) to subscribe for additional shares of Capital Stock of such Subsidiary or other equity interests therein; or (ii) to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve certain levels of operating results; and

(d) at the time such Subsidiary is designated, it may not own or hold (directly or indirectly) any rights in any Intellectual Property that is material to the operation of the business of the Issuer and its Subsidiaries, taken as a whole.

If at any time after the Issue Date the Issuer designates an additional Subsidiary as an Unrestricted Subsidiary, the Issuer shall be deemed to have made a Restricted Investment in an amount equal to the Fair Market Value (as determined in good faith by the Issuer’s Board of Directors evidenced by a resolution of the Issuer’s Board of Directors and set forth in an Officers’ Certificate delivered to the Trustee) of such Subsidiary. An Unrestricted Subsidiary may be designated as a Restricted Subsidiary or any Unrestricted Subsidiary redesignated as a Restricted Subsidiary if, in each case, at the time of such designation or redesignation after giving pro forma effect thereto, no Default or Event of Default shall have occurred or be continuing.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) under the Securities Act.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” means any Restricted Subsidiary that is not a Non-Wholly Owned Subsidiary.

SECTION 1.02 Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.11
“Change of Control Offer”	4.17
“Change of Control Payment”	4.17
“Change of Control Payment Date”	4.17
“Collateral Document Order”	12.07(r)
“Covenant Defeasance”	8.04
“Covenant Suspension Event”	4.18(a)
“Dividend Restricted Payments”	4.07(a)
“Event of Default”	6.01
“Equity Purchase Restricted Payments”	4.07(b)
“Excess Proceeds”	4.10
“Excess Proceeds Offer”	4.10(d)
“incur”	4.09(a)

Term	Defined in Section
“Issuer”	Preamble
“Legal Defeasance”	8.03
“Measurement Period”	“Consolidated Fixed Charge Coverage Ratio”
“Noteholder Appointed Director”	4.14(a)
“Noteholder Designation Right Termination Event”	4.14(a)
“Offer Amount”	3.08(b)
“Offer Period”	3.08(b)
“Paying Agent”	2.03
“Payment Default”	6.01(e)
“Purchase Date”	3.08(b)
“Refinancing Indebtedness”	4.09(b)
“Registrar”	2.03
“Restricted Payments”	4.07(a)(iv)
“Reversion Date”	4.18(c)
“Suspended Covenants”	4.18(a)
“Suspension Period”	4.18(b)
“Transaction Date”	“Consolidated Fixed Charge Coverage Ratio”

SECTION 1.03 Divisions.

For all purposes under this Indenture, the Collateral Documents and the First Lien Intercreditor Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holder of its Equity Interests at such time.

SECTION 1.04 Rules of Construction.

Unless the context otherwise requires,

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive and “including” means “including without limitation”;

(4) words in the singular include the plural, and in the plural include the singular;

(5) provisions apply to successive events and transactions;

(6) references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the Commission from time to time;

(7) When calculating the availability under any basket or ratio under this Indenture, in each case in connection with a Limited Condition Transaction and other transactions in connection therewith (including any incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Equity Interests and the use of proceeds thereof, the incurrence of any Lien or the making of any Investment or any Restricted Payments), the date of determination of such basket or ratio and of any Default or Event of Default may, at the Issuer’s option, be the date the definitive agreement(s) for such Limited Condition Transaction is entered into. Any such ratio or basket shall be calculated on a pro forma basis after giving effect to such Limited Condition Transaction and other transactions in connection therewith (including any incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Equity Interests and the use of proceeds thereof, the incurrence of any Lien or the making of any Investment or any Restricted Payments) as if they had been consummated at the beginning of the applicable period for purposes of determining the ability to consummate any such Limited Condition Transaction; provided that if the Issuer elects to make such determination as of the date of such definitive agreement(s), then (x) the Issuer shall be deemed to be in compliance with such ratios or baskets solely for purposes of determining whether the Limited Condition Transaction and other transactions in connection therewith (including any incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Equity Interests and the use of proceeds thereof, the incurrence of any Lien or the making of any Investment or any Restricted Payments), is permitted under the applicable covenants, and (y) such ratios or baskets shall not be tested at the time of consummation of such Limited Condition Transaction or related transactions; provided, further, that if the Issuer elects to have such determinations occur at the time of entry into such definitive agreement(s), any such transactions (including any incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock and the use of proceeds thereof, the incurrence of any Lien or the making of any Investment or any Restricted Payments) shall be deemed to have occurred on the date the definitive agreement(s) is entered into and shall be deemed outstanding thereafter for purposes of calculating any ratios or baskets under this Indenture after the date of such definitive agreement(s) and before the consummation of such Limited Condition Transaction, unless such definitive agreement(s) is terminated or such Limited Condition Transaction or incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Equity Interests, Restricted Payment, Investment or incurrence of Liens or such other transaction to which pro forma effect is being given does not occur;

(8) For purposes of calculating any ratio-based basket, with respect to any revolving Indebtedness incurred under such ratio-based basket, the Issuer may elect (which election may not be changed with respect to such Indebtedness), at any time, to either (x) give pro forma effect to the incurrence of the entire committed amount of such Indebtedness, in which case such committed amount may thereafter be borrowed or reborrowed, in whole or in part, from time to time, without further compliance with any ratio-based component of any provision of this Indenture, or (y) give pro forma effect to the incurrence of the actual amount drawn under such revolving Indebtedness, in which case, the ability to incur the amounts committed to under such Indebtedness will be subject to such ratio-based basket (to the extent being incurred pursuant to such ratio) at the time of each such Incurrence. To the extent clause (x) of the immediately preceding sentence is elected, such revolving Indebtedness shall be deemed to be incurred (and the fully committed amount of Indebtedness as outstanding) at all times thereafter for purposes of testing any ratio-based baskets, regardless of whether such Indebtedness is outstanding, until such commitments have been permanently terminated in full; and

(9) Notwithstanding anything herein the contrary, unless the Issuer elects otherwise, if, on any date, the Issuer or any of its Restricted Subsidiaries in connection with any transaction or series of related transactions (A) utilizes a ratio-based basket under a covenant and (B) utilizes a non-ratio-based basket under the same covenant, then the applicable ratio-based basket under such covenant will be calculated on such date with respect to any usage under the applicable ratio-based basket under such covenant without giving effect to the usage under such non-ratio based basket under the same such covenant made in connection with such transaction or series of related transactions.

SECTION 1.05 Acts of Holders; Record Dates.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders shall be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and the Collateral Agent (if applicable) and, where it is hereby expressly required, to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose hereof and conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 1.05.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such Person the execution thereof. Where such execution is by a signer acting in a capacity other than such Person’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of such Person’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee and the Collateral Agent (if applicable) deems sufficient.

(c) The Issuer may fix any date as the record date for the purpose of determining the Holders entitled to give or take any request, demand, authorization, direction, notice, consent, waiver or other action, or to vote on any action, authorized or permitted to be given or take by Holders. If not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or, in the case of any such vote, prior to such vote, the record date for any such action or vote shall be the 30th day (or, if later, the date of the most recent list of Holders required to be provided pursuant to Section 2.05 hereof) prior to such first solicitation or vote, as the case may be. With regard to any record date, only the Holders on such date (or their duly designated proxies) shall be entitled to give or take, or vote on, the relevant action.

ARTICLE 2

THE NOTES

SECTION 2.01 Form and Dating.

(a) The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto, the terms of which are incorporated in and made a part hereof. The Notes may have notations, legends or endorsements approved as to form by the Issuer, and required by law, stock exchange rule, agreements to which the Issuer is subject or usage. Each Note shall be dated the date of its authentication. The Notes shall be issuable only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b) The Notes shall initially be issued in the form of one or more Global Notes and DTC, its nominees, and their respective successors, shall act as the Depositary with respect thereto. Each Global Note shall (i) be registered in the name of the Depositary for such Global Note or the nominee of such Depositary, (ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions, and (iii) shall bear a legend (the “Global Note Legend”) in substantially the following form:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY OR A SUCCESSOR DEPOSITARY. THIS NOTE IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

(c) Except as permitted by Section 2.06(g) hereof, any Note not registered under the Securities Act shall bear the following legend (the “Private Placement Legend”) on the face thereof:

THE NOTES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”)), OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT (“REGULATION S”), (2) AGREES TO OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER SUCH NOTE PRIOR TO THE EXPIRATION OF THE HOLDING PERIOD THEN IMPOSED BY RULE 144 UNDER THE SECURITIES ACT (OR ANY SUCCESSOR PROVISION) ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A TO A PERSON IT REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) OUTSIDE THE UNITED STATES PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS IN AN OFFSHORE TRANSACTION PURSUANT TO REGULATION S IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 UNDER THE SECURITIES ACT, (E) TO AN INSTITUTION THAT IS AN “ACCREDITED INVESTOR,” AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, THAT IS ACQUIRING THIS SECURITY FOR INVESTMENT PURPOSES AND NOT FOR DISTRIBUTION AND THAT DELIVERS A SIGNED CERTIFICATE (A FORM OF WHICH MAY BE OBTAINED FROM THE ISSUER OR THE TRUSTEE) TO THE TRUSTEE CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THE SECURITY OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S OR THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.

SECTION 2.02 Form of Execution and Authentication.

An Officer shall sign the Notes for the Issuer by manual, electronic or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature of the Trustee shall be conclusive evidence that the Note has been authenticated under this Indenture. All notes shall be dated the date of their authentication.

The Trustee shall authenticate (i) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $[475.0] million and (ii) subject to compliance with Section 4.09 hereof, one or more series of Notes for original issue after the Issue Date (such Notes to be substantially in the form of Exhibit A) in an unlimited amount, in each case upon written order of the Issuer in the form of an Officers’ Certificate, which Officers’ Certificate shall, in the case of any issuance pursuant to clause (ii) above, certify that such issuance is in compliance with Section 4.09 hereof. In addition, each such Officers’ Certificate shall specify the amount of Notes to be authenticated, the date on which the Notes are to be authenticated, whether the securities are to be Initial Notes or Notes issued under clause (ii) of the preceding sentence and the aggregate principal amount of Notes outstanding on the date of authentication, and shall further specify the amount of such Notes to be issued as Global Notes or Definitive Notes. Such Notes shall initially be in the form of one or more Global Notes, which (i) shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, the Notes to be issued, (ii) shall be registered in the name of the Depositary or its nominee and (iii) shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instruction. All Notes issued under this Indenture shall vote and consent together on all matters as one class and no series of Notes will have the right to vote or consent as a separate class on any matter; provided, however, that no additional Notes will be issued with the same CUSIP or ISIN as the Initial Notes unless the Issuer intends to treat such additional Notes and the Initial Notes as fungible for U.S. federal income tax purposes.

In authenticating Notes other than the Initial Notes, and accepting the additional responsibilities under this Indenture in relation to such Notes, the Trustee shall receive, and, subject to Section 7.01, shall be fully protected in relying upon:

(a)

A copy of the resolution or resolutions of the Board of Directors in or pursuant to which the terms and form of the Notes were established, certified by the Secretary or an Assistant Secretary of the Issuer to have been duly adopted by the Board of Directors and to be in full force and effect as of the date of such certificate, and if the terms and form of such Notes are established by an Officers’ Certificate pursuant to general authorization of the Board of Directors, such Officers’ Certificate;

(b)	an executed supplemental indenture, if any;

(c)	an Officers’ Certificate delivered in accordance with Section 12.04; and

(d)	an Opinion of Counsel delivered in accordance with Section 12.04 and which shall state:

(1)

that the form of such Notes has been established by a supplemental indenture or by or pursuant to a resolution of the Board of Directors in accordance with Sections 2.01 and 2.02 and in conformity with the provisions of this Indenture;

(2)	that the terms of such Notes have been established in accordance with Section 2.01 and in conformity with the other provisions of this Indenture; and

(3)

that such Notes, when authenticated and delivered by the Trustee and issued by the Issuer in the manner and subject to any conditions specified in such Opinion of Counsel, will constitute valid and legally binding obligations of the Issuer, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equity principles.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Issuer or any Affiliate of the Issuer.

SECTION 2.03 Registrar and Paying Agent.

The Issuer shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (including any co-registrar, the “Registrar”) and (ii) an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent, Registrar or co-registrar without prior notice to any Holder of a Note. The Issuer shall notify the Trustee in writing and the Trustee shall notify the Holders of the Notes of the name and address of any Agent not a party to this Indenture. The Issuer may act as Paying Agent, Registrar or co-registrar. The Issuer shall enter into an appropriate agency agreement with any Agent not a party to this Indenture. The agreement shall implement the provisions hereof that relate to such Agent. The Issuer shall notify the Trustee in writing of the name and address of any such Agent. If the Issuer fails to maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such, and shall be entitled to appropriate compensation in accordance with Section 7.07 hereof.

The Issuer initially appoints the Trustee as Registrar and Paying Agent in connection with the Notes.

SECTION 2.04 Paying Agent To Hold Money in Trust.

The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders of the Notes or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, and interest on the Notes, and shall notify the Trustee in writing of any Default by the Issuer in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by such Paying Agent to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer) shall have no further liability for the money delivered to the Trustee. If the Issuer acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders of the Notes all money held by it as Paying Agent. Upon the occurrence of any event specified in Section 6.01(i) or Section 6.01(j), the Trustee shall automatically become the Paying Agent.

SECTION 2.05 Lists of Holders of the Notes.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders of the Notes. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders of the Notes, including the aggregate principal amount of the Notes held by each thereof.

SECTION 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. Global Notes will be exchanged by the Issuer for Definitive Notes, subject to any applicable laws, if (i) the Issuer delivers to the Trustee notice from the Depositary that (A) the Depositary is unwilling or unable to continue to act as Depositary for the Global Notes or (B) the Depositary is no longer a clearing agency registered under the Exchange Act and, in either case, the Issuer fails to appoint a successor Depositary within 90 days after the date of such notice from the Depositary, (ii) the Issuer in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee or (iii) upon request of the Trustee or Holders of a majority of the aggregate principal amount of outstanding Notes if there shall have occurred and be continuing a Default or Event of Default with respect to the Notes; provided that in no event shall any temporary Note that is a Global Note issued pursuant to Regulation S be exchanged by the Issuer for Definitive Notes prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificate identified by the Issuer and its counsel to be required pursuant to Rule 903 or Rule 904 under the Securities Act. In any such case, the Issuer will notify the Trustee in writing that, upon surrender by the Participants and Indirect Participants of their interests in such Global Note, certificated Notes will be issued to each Person that such Participants, Indirect Participants and the Depositary jointly identify as being the beneficial owner of the related Notes. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06. However, beneficial interests in a Global Note may be transferred and exchanged as provided in paragraph (b) or (c) below.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions hereof and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth in this Indenture to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with the applicable subparagraphs below.

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, no transfer of beneficial interests in a Regulation S Global Note may be made to a U.S. Person or for the account or benefit of a U.S. Person unless permitted by applicable law and made in compliance with subparagraphs (ii) and (iii) below. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this subparagraph (i) unless specifically stated above.

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to subparagraph (i) above, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or, (B) (1) if Definitive Notes are at such time permitted to be issued pursuant to this Indenture, a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to paragraph (h) below.

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of subparagraph (ii) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit C hereto, including the certifications in item (1) thereof; and

(B) if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit C hereto, including the certifications in item (2) thereof.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of subparagraph (ii) above, and the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit D hereto, including the certifications in item (1)(a) thereof, or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the applicable certifications in item (4) thereof;

and, in each such case set forth in subparagraphs (A) and (B), if the Issuer or the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraphs (A) and (B) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an authentication order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraphs (A) and (B) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer and Exchange of Beneficial Interests for Definitive Notes.

(i) Transfer and Exchange of Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit D hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in clauses (B) through (D) above, a certificate to the effect set forth in Exhibit C hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(c) thereof, as applicable; or

(F) if such beneficial interest is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (3)(b) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to paragraph (h) below, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the certificate a Restricted Definitive Note in the appropriate principal amount. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this paragraph (c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Restricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this subparagraph (i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

Transfer and Exchange of Beneficial Interests in Restricted Global Notes for Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

A.

if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Definitive Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit D hereto, including the certifications in item (1)(b) thereof; or

B.

if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a Definitive Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit C hereto, including the applicable certifications in item (4) thereof, and, in each such case set forth in subparagraphs (A) and (B), if the Issuer or the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraphs (A) or (B) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an authentication order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (A) or (B) above.

Transfer and Exchange of Beneficial Interests in Unrestricted Global Notes for Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in subparagraph (b)(ii) above, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to paragraph (h) below, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the certificate a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this subparagraph (c)(iii) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this subparagraph (c)(iii) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

Transfer and Exchange of Restricted Definitive Notes for Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

A.

if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit D hereto, including the certifications in item (2)(b) thereof;

B.

if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (1) thereof;

C.

if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (2) thereof; or

D.

if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in clauses (B) through (C) above, a certificate to the effect set forth in Exhibit C hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(c) thereof, as applicable, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note.

Transfer and Exchange of Restricted Definitive Notes for Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

A.

if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit D hereto, including the certifications in item (1)(c) thereof; or

B.

if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the applicable certifications in item (4) thereof;

and, in each such case set forth in subparagraphs (A) and (B), if the Issuer or the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this subparagraph (d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

Transfer and Exchange of Unrestricted Definitive Notes for Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from an Unrestricted Definitive Note or a Restricted Definitive Note, as the case may be, to a beneficial interest is effected pursuant to subparagraphs (ii)(A), (ii)(B) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an authentication order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Unrestricted Definitive Notes or Restricted Definitive Notes, as the case may be, so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this paragraph (e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this paragraph (e).

(i) Transfer of Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form of Exhibit C hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit C hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit C hereto, including, if the Issuer or the Registrar so requests, a certification or Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such transfer is in compliance with the Securities Act.

(ii) Transfer and Exchange of Restricted Definitive Notes for Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit D hereto, including the certifications in item (1)(d) thereof; or

(B) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the applicable certifications in item (4) thereof;

and, in each such case set forth in subparagraph (A) and (B), if the Issuer or the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Transfer of Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) [Reserved].

(g) Legends. The following legends shall appear on the faces of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions hereof.

(i) Private Placement Legend.

Except as permitted by subparagraph (B) below, each Global Note (other than an Unrestricted Global Note) and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the Private Placement Legend.

Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(iv), (c)(ii), (c)(iii), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii) Global Note Legend. Each Global Note shall bear the Global Note Legend.

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Issuer’s order or at the Registrar’s request.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.02, 2.10, 3.08 and 9.05 hereof).

(iii) The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except for the unredeemed portion of any Note being redeemed in part.

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits hereof, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v) Neither the Issuer nor the Registrar shall be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business on a Business Day 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection or (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(vii) The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(viii) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(ix) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Notes (including any transfers between or among Depositary Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(x) [Reserved].

(xi) [Reserved].

(xii) Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

SECTION 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee, or the Issuer and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon the written order of the Issuer signed by two Officers of the Issuer, shall authenticate a replacement Note if the Trustee’s requirements for replacements of Notes are met. If required by the Trustee or the Issuer, the Holder must supply an indemnity bond sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent or any authenticating agent from any loss which any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge for their expenses in replacing a Note.

Every replacement Note is a joint and several obligation of the Issuer.

SECTION 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section 2.08 as not outstanding.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it shall cease to be outstanding and interest on it shall cease to accrue.

Subject to Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer, a Subsidiary of the Issuer or an Affiliate of the Issuer holds the Note.

SECTION 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, or designation pursuant to Section 4.14, Notes owned by the Issuer, any Subsidiary of the Issuer or any Affiliate of the Issuer shall be considered as though not outstanding, except that for purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Responsible Officer knows to be so owned shall be so considered. Notwithstanding the foregoing, Notes that are to be acquired by the Issuer, any Subsidiary of the Issuer or an Affiliate of the Issuer pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by the Issuer, a Subsidiary of the Issuer or an Affiliate of the Issuer until legal title to such Notes passes to the Issuer, such Subsidiary or such Affiliate, as the case may be.

SECTION 2.10 Temporary Notes.

Until Definitive Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Issuer and the Trustee consider appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee, upon receipt of the written order of the Issuer signed by two Officers of the Issuer, shall authenticate definitive Notes in exchange for temporary Notes. Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as Definitive Notes.

SECTION 2.11 Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of all canceled Notes in its customary manner (subject to the record retention requirements of the Exchange Act), unless the Issuer directs canceled Notes to be returned to it. The Issuer may not issue new Notes to replace Notes that it has redeemed or paid or that have been delivered to the Trustee for cancellation. All canceled Notes held by the Trustee shall be disposed of and certification of their disposal delivered to the Issuer upon its request therefor, unless by a written order, signed by two Officers of the Issuer, the Issuer shall direct that canceled Notes be returned to it.

SECTION 2.12 Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders of the Notes on a subsequent special record date, which date shall be at the earliest practicable date but in all events at least five Business Days prior to the payment date, in each case at the rate provided in the Notes. The Issuer shall, with the consent of the Trustee, fix or cause to be fixed each such special record date and payment date. At least 15 days before the special record date, the Issuer (or the Trustee, in the name of and at the expense of the Issuer) shall send to Holders of the Notes a notice that states the special record date, the related payment date and the amount of such interest to be paid.

SECTION 2.13 [Reserved].

SECTION 2.14 CUSIP Number.

The Issuer in issuing the Notes may use a “CUSIP” number and, if it does so, the Trustee shall use the CUSIP number in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP number printed in the notice or on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall promptly notify the Trustee in writing of any change in the CUSIP number.

ARTICLE 3

REDEMPTION

SECTION 3.01 Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Trustee, at least 5, but no more than 10, Business Days (unless a shorter period is acceptable to the Trustee) before the notice of redemption is delivered to Holders, an Officers’ Certificate of the Issuer setting forth (i) the redemption date, (ii) the principal amount of Notes to be redeemed and (iii) the redemption price. If the Issuer is required to make the redemption pursuant to Section 3.08 hereof, it shall furnish the Trustee, at least five but not more than ten Business Days before the applicable purchase date, an Officers’ Certificate of the Issuer setting forth (i) the purchase date, (ii) the principal amount of Notes offered to be purchased and (iii) the purchase price.

SECTION 3.02 Selection of Notes To Be Redeemed.

(a) If less than all the Notes are to be redeemed at any time in accordance with Section 3.07(a) and (c) hereof, then the Notes shall be selected by lot, except that Global Notes shall be selected subject to the applicable rules of the Depository. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 15 nor more than 60 days prior to the redemption date from the outstanding Notes not previously called for redemption.

(b) The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of them selected shall be in amounts of $2,000 or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. Except as provided in the preceding sentence, provisions hereof that apply to Notes called for redemption also apply to portions of Notes called for redemption.

SECTION 3.03 Notice of Redemption.

Subject to the provisions of Section 3.08 hereof, at least 10 days but not more than 60 days before a redemption date, the Issuer shall transmit a notice of redemption to each Holder (with a copy to the Trustee) whose Notes are to be redeemed to such Holder’s registered address.

The notice shall identify the Notes to be redeemed and shall state

(i) the redemption date;

(ii) the redemption price;

(iii) if any Note is being redeemed in part only, the portion of the principal amount of such Note to be redeemed;

(iv) the name and address of the Paying Agent;

(v) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(vi) that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(vii) the paragraph of the Notes and/or section hereof pursuant to which the Notes called for redemption are being redeemed; and

(viii) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Issuer’s written request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense; provided that the Issuer shall have delivered to the Trustee, at least 10 days (unless a shorter period is acceptable to the Trustee) prior to the date the Issuer wishes to have the notice given, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

SECTION 3.04 Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become due and payable on the redemption date at the redemption price.

SECTION 3.05 Deposit of Redemption Price.

On or prior to 1:00 p.m. Eastern Time on any redemption date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

On and after the redemption date, if the Issuer does not default in the payment of the redemption price, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes.

SECTION 3.06 [Reserved].

SECTION 3.07 Optional Redemption.

(a) The Notes shall be subject to redemption at the option of the Issuer, in whole or in part, upon not less than 10 days’ or more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon to the applicable redemption date (subject to the rights of Holders of record of the Notes on the relevant record date to receive payments of interest on the related interest payment date), if redeemed during the 12-month period beginning on November 1 of the years indicated below:

Year	Percentage
2022	105.750%
2023	104.000%
2024 and thereafter	102.250%

(b) In connection with any redemption of Notes described in clause (a) above, such redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, including any related Equity Offering, issuance of Indebtedness or other transaction. If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, such redemption may not occur and such notice may be rescinded, or the redemption date may be delayed or extended, in the event that any or all such conditions shall not have been satisfied by the redemption date.

(c) Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer, if holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer or Change of Control Offer and the Issuer, or any third party making such tender offer or Change of Control Offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such holders, the Issuer or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other holder (excluding any early tender or incentive fee) in such tender offer or Change of Control Offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the date of such redemption.

(d) Tax Redemption. If (a) the Issuer or any Guarantor becomes or will become obligated to pay Additional Amounts with respect to any Notes or any Guarantee (as described under Section 4.21) as a result of (1) any change in, or amendment to, the laws, treaties (including protocols), regulations or rulings of a Relevant Tax Jurisdiction, which change or amendment is first publicly announced and becomes effective after the Issue Date (or, if the Relevant Tax Jurisdiction did not become a Relevant Tax Jurisdiction until a later date, after such later date) or (2) any change in the official interpretation or application of the laws, treaties (including protocols), regulations or rulings of a Relevant Tax Jurisdiction (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice), which change is first publicly announced and becomes effective after the Issue Date (or, if the Relevant Tax Jurisdiction did not become a Relevant Tax Jurisdiction until a later date, after such later date), and (b) such obligation cannot be avoided by the Issuer’s taking reasonable measures available to the Issuer or any Guarantor (provided that changing the jurisdiction of the Issuer or any Guarantor is not a reasonable measure for this purpose), the Issuer may at its option, having given not less than 30 days’ notice to the holders of such Notes (which notice shall be irrevocable), redeem all, but not a portion of, the Notes at any time a price equal to their principal amount plus interest accrued to, but excluding, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), provided that no such notice of redemption shall be given earlier than 60 days prior to the earliest date on which the Issuer or any Guarantor would be obliged to pay such Additional Amounts were a payment in respect of the Notes then due); and provided further that in the case of a Guarantor, no redemption shall be permitted under this Section 3.07(d) if the Issuer or any other Guarantor can make payments on the Notes without the obligation to pay Additional Amounts. Prior to the publication or, where relevant, mailing of any notice of redemption pursuant to this paragraph, the Issuer shall deliver to the Trustee (i) a certificate of an officer of the Issuer stating that the requirements described in clauses (a) and (b) of this Section 3.07(d) are satisfied, and (ii) an opinion of an independent counsel of recognized standing to the effect that the Issuer or any Guarantor has or will become obliged to pay such Additional Amounts as a result of a change or amendment described in clause (a) of this Section 3.07(d). The Trustee shall accept, and will be entitled to rely on, such certificate and opinion of counsel as sufficient evidence of the existence and satisfaction of the conditions described in clauses (a) and (b) of this Section 3.07(d), and upon such acceptance by the Trustee the Issuer will be entitled to give notice of redemption hereunder and such notice of redemption will be conclusive and binding on the holders of the Notes.

SECTION 3.08 Excess Proceeds Offer.

(a) In the event that, pursuant to Section 4.10, the Issuer shall be required to commence an Excess Proceeds Offer, it shall follow the procedures specified below.

(b) The Excess Proceeds Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall purchase the maximum principal amount of Notes and First Lien Obligations that may be purchased with such Excess Proceeds (which maximum principal amount of Notes and First Lien Obligations shall be the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Excess Proceeds Offer.

(c) To the extent the Issuer or a Restricted Subsidiary is required under the terms of any First Lien Obligations, the Issuer shall make an offer to the holders of such First Lien Obligations on a pro rata basis with the holders of the Notes, with such proceeds. If the aggregate principal amount of Notes and other First Lien Obligations surrendered by holders thereof exceeds the amount of such Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis by lot, and, in the case of Global Notes, in accordance with the procedures of the Depositary. To the extent that the principal amount of Notes tendered pursuant to an Excess Proceeds Offer is less than the amount of such Excess Proceeds and such other First Lien Obligations, the Issuer may use any remaining Excess Proceeds in any manner not prohibited by this Indenture.

(d) If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Excess Proceeds Offer.

(e) Upon the commencement of any Excess Proceeds Offer, the Issuer shall send, by first class mail or electronically, a notice to each of the Holders of the Notes, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Excess Proceeds Offer. The notice, which shall govern the terms of the Excess Proceeds Offer, shall state:

(i) that the Excess Proceeds Offer is being made pursuant to this Section 3.08 and the length of time the Excess Proceeds Offer shall remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Excess Proceeds Offer shall cease to accrue interest after the Purchase Date;

(v) that Holders electing to have a Note purchased pursuant to any Excess Proceeds Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Issuer, a Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three Business Days before the Purchase Date;

(vi) that Holders shall be entitled to withdraw their election if the Issuer, Depositary or Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is unconditionally withdrawing his election to have the Note purchased; and

(vii) that, if the aggregate principal amount of Notes surrendered by Holders and other First Lien Obligations tendered by the holders thereof exceeds the Offer Amount, the Trustee shall select the Notes to be purchased on a pro rata basis, by lot, and, in the case of Global Notes, in accordance with the procedures of the Depositary (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in minimum denominations of $2,000, or integral multiples of $1,000 in excess thereof, shall be purchased).

(f) On or before the Purchase Date, the Issuer shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Excess Proceeds Offer, or if less than the Offer Amount has been tendered, all Notes or portion thereof tendered, and deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.08. The Issuer, Depositary or Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Note tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee shall authenticate and mail or deliver such new Note, to such Holder equal in principal amount to any unpurchased portion of the Note surrendered. In addition, the Issuer shall take any and all other actions required by the agreements governing any other First Lien Obligations. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Excess Proceeds Offer on the Purchase Date.

(g) The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act (or any successor rules) and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes pursuant to an Excess Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer’s compliance with such laws and regulations shall not in and of itself be deemed to have caused a breach of its obligations under this Indenture.

(h) Other than as specifically provided in this Section 3.08 or Section 4.10, any purchase pursuant to this Section 3.08 shall be made pursuant to the provisions of Sections 3.02 and 3.05 hereof.

ARTICLE 4

COVENANTS

SECTION 4.01 Payment of Notes.

(a) The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer, holds as of 1:00 p.m. Eastern Time on the due date money deposited by or on behalf of the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

(b) The Issuer shall pay interest (including post-petition or post-filing interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; the Issuer shall pay interest (including post-petition interest or post-filing in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

SECTION 4.02 Maintenance of Office or Agency.

(a) The Issuer shall maintain an office or agency (which may be an office of the Trustee or an Affiliate of the Trustee, Registrar or co-registrar) where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee; provided that the Corporate Trust Office shall not be a place for service of legal process on the Issuer.

(b) The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03 hereof.

SECTION 4.03 Reports.

(a)	So long as the notes are outstanding, the Issuer shall furnish to the holders of the Notes and the Trustee:

(i) (x) all annual and quarterly financial statements substantially in forms that would be required to be contained in a filing with the Securities and Exchange Commission (“SEC”) on Forms 10-K and 10-Q (or successor forms) of the Issuer, if the Issuer were required to file such forms, plus a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (y) with respect to the annual financial statements only, a report on the annual financial statements by the Issuer’s independent registered public accounting firm;

(ii) within 10 Business Days after the occurrence of an event required to be therein reported, such other information containing substantially the same information that would be required to be contained in filings with the SEC on Form 8-K under Items 1.01, 1.02, 1.03, 2.01 (which, with respect to acquisitions, shall be only with respect to acquisitions that are “significant” pursuant to clauses (1) and (2) of the definition of “Significant Subsidiary” under Rule 1-02 of Regulation S-X), 2.05, 2.06, 4.01, 4.02, 5.01 and 5.02(b) (only with respect to the principal executive officer, president, principal financial officer, principal accounting officer and principal operating officer) and (c) (other than with respect to information otherwise required or contemplated by Item 402 of Regulation S-K promulgated by the SEC) as in effect on the Issue Date if the Issuer were required to file such reports; provided, however, that no such current report will be required to include as an exhibit, or to include a summary of the terms of, any employment or compensatory arrangement agreement, plan or understanding between the Issuer (or any of its Subsidiaries) and any director, manager or executive officer, of the Issuer (or any of its Subsidiaries); provided, however, that (i) in no event shall such information or reports be required to comply with Rule 3-10 of Regulation S-X promulgated by the SEC or contain separate consolidating financial information with respect to, or separate financial statements or information for, the Issuer, the Guarantors, other Subsidiaries the shares of which are pledged to secure the Notes or any Guarantee, any Related Corporation or any other affiliate of the Issuer that would be required under (a) Section 3-09 of Regulation S-X, (b) Section 3-10 of Regulation S-X or (c) Section 3-16 of Regulation S-X, respectively, promulgated by the SEC, (ii) in no event shall such information or reports be required to comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-GAAP financial measures contained therein;

(iii) no such information or reports referenced under clause (ii) above shall be required to be furnished if the Issuer determines in its good faith judgment that such event is not material to the holders of the notes or the business, assets, operations or financial position of the Issuer and its Restricted Subsidiaries, taken as a whole, and

(iv) in no event shall information or reports referenced in clause (ii) above be required to include as an exhibit copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a current report on Form 8-K except for (x) agreements evidencing material Indebtedness and (y) historical and pro forma financial statements to the extent reasonably available.

(b) All such annual information and reports shall be furnished within 90 days after the end of the fiscal year to which they relate, and all such quarterly information and reports shall be furnished within 45 days after the end of the fiscal quarter to which they relate and in each case subject to any extension, tolling or other relief that would be available to the Issuer under applicable United States securities laws and regulations at such time.

(c) Except as provided in Section 4.03(f), the Issuer will make available such information and reports (as well as the details regarding the conference call described below) to any holder of notes and, upon request, to any beneficial owner of the notes, in each case by posting such information and reports on its website, on Intralinks or any comparable password-protected online data system which will require a confidentiality acknowledgment, and will make such information and reports readily available to any holder of notes, any bona fide prospective investor in the notes (which prospective investors shall be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act or non-U.S. persons that certify their status as such to the reasonable satisfaction of the Issuer), any securities analyst (to the extent providing analysis of investment in the notes) or any market maker in the notes who agrees to treat such information and reports as confidential or accesses such information and reports on Intralinks or any comparable password-protected online data system which will require a confidentiality acknowledgment; provided that the Issuer shall post such information and reports thereon and make readily available any password or other login information to any such holder of notes, bona fide prospective investor, securities analyst or market maker.

(d) The Issuer will hold a quarterly conference call for all holders of notes and securities analysts (to the extent providing analysis of investment in the notes) to discuss such financial information (including a customary Q&A session) no later than ten (10) Business Days after distribution of such financial information (which obligation, for the avoidance of doubt, shall be satisfied by the Issuer’s regular earnings calls).

(e) In addition, to the extent not satisfied by the foregoing, the Issuer shall furnish to holders of the notes any prospective investors, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the notes remain outstanding.

(f) Notwithstanding anything else herein, the Issuer will be deemed to have furnished the financial statements and other information referred to in clauses (i) and (ii) of Section 4.03(a) if the Issuer has filed reports on the System for Electronic Document Analysis and Retrieval (“SEDAR”) or any successor system or with the SEC via the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) filing system or any successor system thereto; provided that if the Issuer has filed such reports on SEDAR or EDGAR, in order to comply with clauses (i) and (ii) of Section 4.03(a), the Issuer need only file such reports as would be required of it pursuant to applicable United States laws that apply to the Issuer’s public reporting requirements at such time and nothing more.

(g) Delivery of such reports, information and documents pursuant to this Section 4.03 to the Trustee is for informational purposes only and the Trustee’s receipt of such reports, information or documents shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of their covenants under this Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate). Neither the Trustee nor the Notes Collateral Agent shall be obligated to monitor or confirm, on a continuing basis or otherwise, the Issuer’s compliance with the covenants in this Indenture with respect to the furnishing or posting of such reports, information and documents filed with the SEC or EDGAR or on a website or any online data system under this Indenture, or participate in any conference calls.

SECTION 4.04 Compliance Certificate.

The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year, commencing after the fiscal year ended December 31, 2023, an Officers’ Certificate of the Issuer stating that a review of the activities of the Issuer and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Issuer and Guarantors have kept, observed, performed and fulfilled their obligations under this Indenture and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge each such entity has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions hereof, including, without limitation, a default in the performance or breach of Section 4.07, Section 4.09, Section 4.10 or Section 4.17 hereof (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action each is taking or proposes to take with respect thereto).

SECTION 4.05 Taxes.

The Issuer shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except as contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

SECTION 4.06 Stay, Extension and Usury Laws.

The Issuer covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance hereof; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.07 Limitation on Restricted Payments.

(a) Neither the Issuer nor any of its Restricted Subsidiaries may, directly or indirectly:

(i) pay any dividend or make any distribution on account of any Equity Interests of the Issuer other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer (such payments or distributions, “Dividend Restricted Payments”);

(ii) purchase, redeem or otherwise acquire or retire for value any of the Issuer’s Equity Interests (such purchase, redemption or acquisition, “Equity Purchase Restricted Payments”) or any Subordinated Indebtedness, other than (i) Subordinated Indebtedness within one year of the stated maturity date thereof and (ii) any such Equity Interests or Subordinated Indebtedness owned by the Issuer or by any Restricted Subsidiary;

(iii) pay any dividend or make any distribution on account of any Equity Interests of any Restricted Subsidiary, other than:

(A) to the Issuer or any Restricted Subsidiary; or

(B) to all holders of any class or series of Equity Interests of such Restricted Subsidiary on a pro rata basis; or

(iv) make any Restricted Investment.

(all such prohibited payments and actions set forth in clauses (i) through (iv) being collectively referred to as “Restricted Payments”), unless at the time of such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) after giving pro forma effect to such Restricted Payment and any related transactions, the Issuer is able to incur at least $1.00 of additional Indebtedness in compliance with Section 4.09(a); and

(3) such Restricted Payment, together with the aggregate of all other Restricted Payments made after the Issue Date, is less than the sum of:

(A) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from [DATE]4 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit); plus

(B) an amount equal to the sum of (x) 100% of the aggregate net cash proceeds and the Fair Market Value of any property or assets received by the Issuer from the issue or sale of Equity Interests (other than Disqualified Stock) of the Issuer (other than Equity Interests sold to any of the Issuer’s Subsidiaries), following the Issue Date and (y) the aggregate amount by which Indebtedness (other than any Indebtedness owed to the Issuer or a Subsidiary) incurred by the Issuer or any Restricted Subsidiary on or subsequent to the Issue Date is reduced on the Issuer’s balance sheet upon the conversion or exchange into Qualified Capital Stock (less the amount of any cash, or the Fair Market Value of assets, distributed by the Issuer or any Restricted Subsidiary upon such conversion or exchange or expended pursuant to clause (b)(11) below); plus

(C) if any Unrestricted Subsidiary is designated by the Issuer as a Restricted Subsidiary, an amount equal to the Fair Market Value of the net Investment by the Issuer or a Restricted Subsidiary in such Subsidiary at the time of such designation; provided, however, that the foregoing amount shall not exceed the amount of Restricted Investments made by the Issuer or any Restricted Subsidiary in any such Unrestricted Subsidiary following the Issue Date which reduced the amount available for Restricted Payments pursuant to this clause (3) less amounts received by the Issuer or any Restricted Subsidiary from such Unrestricted Subsidiary that increased the amount available for Restricted Payments pursuant to clause (D) below; plus

(D) 100% of any cash dividends and other cash distributions and the Fair Market Value of property or assets other than cash received by the Issuer and the Issuer’s Restricted Subsidiaries from an Unrestricted Subsidiary since the Issue Date to the extent not included in Consolidated EBITDA and 100% of the net proceeds received by the Issuer or any of its Restricted Subsidiaries from the sale of any Unrestricted Subsidiary; provided, however, that the foregoing amount shall not exceed the amount of Restricted Investments made by the Issuer or any Restricted Subsidiary in any such Unrestricted Subsidiary following the Issue Date which reduced the amount available for Restricted Payments pursuant to this clause (3); plus

(E) to the extent not included in clauses (A) through (D) above, an amount equal to the net reduction in Restricted Investments of the Issuer and its Restricted Subsidiaries following the Issue Date resulting from payments in cash of interest on Indebtedness, dividends or repayment of loans or advances, or other transfers of property, in each case, to the Issuer or to a Restricted Subsidiary or from the net cash proceeds from the sale, conveyance, liquidation or other disposition of any such Restricted Investment; plus

(F) $20.0 million;

provided, that (x) for the avoidance of doubt, the conversion of any Indebtedness into Qualified Capital Stock as part of the Reorganization Transactions shall not increase the amounts available under this clause (3) and (y) the amount of Dividend Restricted Payments and Equity Purchase Restricted Payments made utilizing the amounts available under clause (3)(F), when aggregated with the amount of Dividend Restricted Payments and Equity Purchase Restricted Payments made utilizing the amounts available under Section 4.07(b)(12), shall not exceed $10.0 million.

(b) The foregoing provisions shall not prohibit the following (provided that with respect to clauses (9), (10) and (12) below, no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such Restricted Payment):

[4]	To be the first date of the fiscal quarter during which the Issue Date occurs.

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment, dividend, distribution or redemption would have complied with the provisions of this Indenture;

(2) the redemption, repurchase, retirement or other acquisition of (x) any Equity Interests of the Issuer in exchange for, or out of the net proceeds of the issue or sale within 60 days of, Equity Interests (other than Disqualified Stock) of the Issuer (other than Equity Interests issued or sold to any Subsidiary) or (y) Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (a) in exchange for, or out of the proceeds of the issuance and sale within 60 days of, Qualified Capital Stock, (b) in exchange for, or out of the proceeds of the incurrence within 60 days of, Refinancing Indebtedness permitted to be incurred under clause (10) of Section 4.09(b) or other Indebtedness permitted to be incurred under Section 4.09 or (c) with the Net Proceeds from an Asset Sale or upon a Change of Control, in each case, to the extent required by the agreement governing such Subordinated Indebtedness but only if the Issuer shall have previously applied such Net Proceeds to make an Excess Proceeds Offer or made a Change of Control Offer, as the case may be, in accordance with Sections 4.10 and 4.17 and purchased all Notes validly tendered pursuant to the relevant offer prior to redeeming or repurchasing such Subordinated Indebtedness;

(3) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries or shares of Preferred Equity Interests of any Restricted Subsidiary issued in accordance with Section 4.09;

(4) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants or upon the vesting of restricted stock units if such Equity Interests represent the exercise price of such options or warrants or represent withholding taxes due upon such exercise or vesting;

(5) [reserved];

(6) the repurchase, retirement or other acquisition for value of Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer held by any future, present or former employee, director, officer, advisor or consultant of the Issuer or of any Subsidiary of the Issuer (or any such Person’s estates or heirs) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided that the aggregate amounts paid under this clause (6) do not exceed the greater of (x) $7.5 million and (y) 10.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a pro forma basis) in any calendar year, with unused amounts in any calendar year carried over and available for use in any succeeding calendar year; provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Issuer to any future, present or former employee, director, officer, consultant or advisor of the Issuer or any of its Subsidiaries that occurred after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (iii) of the preceding paragraph; plus

(B) the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries after the Issue Date; less

(C) the amount of any Restricted Payments made in previous calendar years pursuant to clauses (A) and (B) of this clause;

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by subclauses (A) and (B) of this clause (6) in any fiscal year; provided, further, that (i) cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from any future, present or former employee, director, officer, consultant or advisor of the Issuer or Restricted Subsidiaries in connection with a repurchase of Capital Stock of the Issuer and (ii) the repurchase of Capital Stock deemed to occur upon the exercise of options, warrants or similar instruments if such Capital Stock represents all or a portion of the exercise price thereof and payments, in lieu of the issuance of fractional shares of such Capital Stock or withholding to pay other taxes payable in connection therewith, in the case of each of clauses (i) and (ii), will not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provision of this Indenture;

(7) payments or distributions by the Issuer or any of its Restricted Subsidiaries to dissenting stockholders pursuant to applicable law in connection with any merger or acquisition consummated on or after the Issue Date and not prohibited by this Indenture;

(8) purchases, redemptions or acquisitions of fractional shares of Equity Interests arising out of stock dividends, splits or combinations or business combinations;

(9) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; provided, however, that (a) the Consolidated Fixed Charge Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Designated Preferred Stock is issued, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, would have been at least 2.00 to 1.00 and (b) the aggregate amount of dividends declared and paid pursuant to this clause (9) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(10) any Restricted Payment if after giving effect to such Restricted Payment, the Consolidated Leverage Ratio of the Issuer on a pro forma basis is equal to or less than 3.75 to 1.00;

(11) to the extent constituting Restricted Payments, payments to counterparties under Hedging Obligations or other hedge, swap or option agreements entered into in connection with the issuance of convertible debt or upon the exercise thereof; and

(12) other Restricted Payments in an amount not to exceed the greater of (x) $20.0 million and (y) 25.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a pro forma basis) ; provided, that the amount of Dividend Restricted Payments and Equity Purchase Restricted Payments made utilizing the amounts available under this Section 4.07(b)(12), when aggregated with the amount of Dividend Restricted Payments and Equity Purchase Restricted Payments made utilizing the amounts available under Section 4.07(a)(3)(F) above, shall not exceed $10.0 million.

(c) Restricted Payments made pursuant to Section 4.07(a) and clause (1) of Section 4.07(b) and, to the extent made with the proceeds of the issuance of Qualified Capital Stock, Investments made pursuant to clause (j) of the definition of “Permitted Investments,” shall be included as Restricted Payments in any computation made pursuant to clause (3) of Section 4.07(a). Restricted Payments made pursuant to clauses (2) through (10) and (12) of Section 4.07(b) shall not be included as Restricted Payments in any computation made pursuant to clause (3) of Section 4.07(a).

If the Issuer or any Restricted Subsidiary makes a Restricted Investment and the Person in which such Investment was made subsequently becomes a Restricted Subsidiary, to the extent such Investment resulted in a reduction in the amounts calculated under clause (3) of Section 4.07(a) or under any other provision of this Section 4.07, (which was not subsequently reversed), then such amount shall be increased by the amount of such reduction.

For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment (or portion thereof) meets the criteria of more than one of the categories described in the clauses above, or is permitted pursuant to Section 4.07(a), the Issuer shall be entitled to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment (or portion thereof) in any manner that complies with this Section 4.07.

The amount of all Restricted Payments (other than cash) shall be fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Issuer acting in good faith.

If the Issuer or a Restricted Subsidiary makes a Restricted Payment which at the time of the making of such Restricted Payment would in the good faith determination of the Issuer be permitted under the provisions of this Indenture, such Restricted Payment shall be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustments made in good faith to the Issuer’s financial statements affecting Consolidated Net Income or Consolidated EBITDA of the Issuer for any period.

Notwithstanding anything to the contrary in this Indenture, the Issuer or any of its Restricted Subsidiaries shall not transfer any Intellectual Property that is material to the business of the Issuer and its Subsidiaries, taken as a whole, to any Unrestricted Subsidiary by way of sale, Investment, designation of an Unrestricted Subsidiary, disposition or otherwise.

SECTION 4.08 Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distribution to the Issuer or any of the Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(b) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(c) transfer any of the Issuer’s properties or assets to the Issuer or any of its Restricted Subsidiaries; except for such encumbrances or restrictions existing under or by reason of:

(i) Existing Indebtedness and existing agreements as in effect on the Issue Date;

(ii) applicable law or regulation;

(iii) any instrument governing Acquired Debt and any other agreement or instrument of an acquired Person or any of its Subsidiaries as in effect at the time of acquisition (except to the extent such Indebtedness or other agreement or instrument was incurred in connection with, or in contemplation of, such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired or any of its Subsidiaries;

(iv) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business;

(v) Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced;

(vi) this Indenture, the Notes and the Collateral Documents or the Issuer’s other Indebtedness ranking pari passu with the Notes; provided that except as set forth in clause (vii) below such restrictions are no more restrictive taken as a whole than those imposed by this Indenture, the Notes and the Collateral Documents;

(vii) any Indebtedness; provided that the restrictions therein (i) are not materially more restrictive than the agreements governing such Indebtedness as in effect on the Issue Date or (ii) will not affect the Issuer’s ability to make principal or interest payments on the Notes (as determined by the Issuer in good faith);

(viii) customary non-assignment provisions in contracts, leases, sub-leases and licenses entered into in the ordinary course of business;

(ix) any agreement for the sale or other disposition of a Restricted Subsidiary or any of its assets in compliance with the terms of this Indenture that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

(x) provisions limiting the disposition or distribution of assets or property (including cash) in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment), and customary provisions in joint venture agreements and other similar agreements applicable to the Equity Interests or Indebtedness of such joint venture, which limitation is applicable only to the assets that are the subject of such agreements;

(xi) Liens not prohibited under Section 4.12;

(xii) any agreement for the sale of any Subsidiary or its assets that restricts distributions by that Subsidiary (or sale of such Subsidiary’s Equity Interests) pending its sale; provided that during the entire period in which such encumbrance or restriction is effective, such sale (together with any other sales pending) would be permitted under the terms of this Indenture;

(xiii) secured Indebtedness otherwise permitted to be incurred by this Indenture that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(xiv) Purchase Money Indebtedness that imposes restrictions of the type described in clause (c) above on the property so acquired;

(xv) any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiv) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the Issuer’s good faith judgment, not materially more restrictive as a whole with respect to such encumbrances and restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(xvi) Indebtedness or other agreements, including, without limitation, agreements described in clause (x) of this paragraph, of any non-Guarantor Subsidiary which imposes restrictions solely on such non-Guarantor Subsidiary and its Subsidiaries; or

(xvii) any restriction on cash or other deposits or net worth imposed by customers, licensors or lessors or required by insurance, surety or bonding companies, in each case under contracts entered into in the ordinary course of business.

SECTION 4.09 Limitation on Incurrence of Indebtedness.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) or permit any of its Restricted Subsidiaries to issue any Preferred Equity Interests; provided, however, that, notwithstanding the foregoing, the Issuer and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) and any Guarantor may issue Preferred

Equity Interests, if, after giving effect to the incurrence of such Indebtedness or the issuance of such Preferred Equity Interests and the application of the net proceeds thereof on a pro forma basis, the Issuer’s Consolidated Fixed Charge Coverage Ratio would have been at least 2.0 to 1.0; provided that Restricted Subsidiaries of the Issuer that are not Guarantors may not incur Indebtedness or issue any Preferred Equity Interests pursuant to this paragraph if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the aggregate amount of outstanding Indebtedness or Preferred Equity Interests of Restricted Subsidiaries of the Issuer that are not Guarantors at any one time outstanding incurred pursuant to the foregoing proviso and pursuant to Section 4.09(b)(4)(a) below, together with the amount of any Refinancing Indebtedness in respect thereof incurred pursuant to Section 4.09(b)(10) below, exceeds the greater of (x) $20.0 million or (y) 25.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a pro forma basis).

(b) The foregoing limitation shall not apply to any of the following incurrences of Indebtedness:

(1) Indebtedness represented by the Notes and the Guarantees issued on the Issue Date, any PIK Interest Additional Notes issued from time to time to pay PIK Interest in accordance with the terms of this Indenture and any increase in the principal amount of the Notes from time to time to pay PIK Interest in accordance with the terms of this Indenture, and any Guarantees with respect to the foregoing;

(2) Indebtedness of the Issuer or any Guarantor under any Credit Facility, including letters of credit or banker’s acceptances issued or created thereunder, in an aggregate principal amount at any one time outstanding not to exceed the sum of (a) the greater of (i) $75 million and (ii) 100.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a pro forma basis) and (b) an amount of First Lien Indebtedness that would not cause the Consolidated First Lien Indebtedness Leverage Ratio (calculated after giving pro forma effect to the incurrence of such Indebtedness, the application of proceeds therefrom, the granting of such Liens and any other related transactions) to be greater than 5.00 to 1.00 as of the last day of the most recent quarter for which internal financial statements are available on the date such Indebtedness is incurred, plus the amount of any accrued interest and any premiums payable and reasonable fees, expenses, commissions and costs in connection with the exchange, extension, refinancing, renewal, replacement, substitution or refunding of any Indebtedness incurred pursuant to this clause (2);

(3) (x) unsecured Indebtedness among the Issuer and the Restricted Subsidiaries and (y) Preferred Equity Interests of a Restricted Subsidiary held by the Issuer or a Restricted Subsidiary; provided that if such Preferred Equity Interests are issued by a Guarantor, such Preferred Equity Interests are held by the Issuer or a Guarantor;

(4) (a) Indebtedness of the Issuer and any Restricted Subsidiary incurred to finance an Asset Acquisition or (b) Acquired Debt of a Person incurred prior to the date upon which such Person was acquired by the Issuer or any Restricted Subsidiary (and not created in contemplation of such acquisition); provided that) after giving effect to the incurrence of such Indebtedness or Acquired Debt on a pro forma basis, the Issuer’s Consolidated Fixed Charge Coverage Ratio either (A) would have been at least 2.0 to 1.0 or (B) would have been greater than immediately prior to such acquisition provided, further, that all Indebtedness incurred, issued or assumed pursuant to subclause (4)(a) and pursuant to the proviso in Section 4.09(a), together with the amount of any Refinancing Indebtedness in respect thereof incurred pursuant to clause (10) below, by Restricted Subsidiaries that are not Guarantors or the Issuer shall not exceed an amount equal to the greater of (x) $20.0 million or (y) 25.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a pro forma basis);

(5) Existing Indebtedness (including the 2028 Senior Notes outstanding on the Issue Date and other than Indebtedness incurred under clause (1) or (2) above);

(6) Indebtedness consisting of Purchase Money Indebtedness in an aggregate amount (when aggregated with the amount of Refinancing Indebtedness outstanding under clause (10) below in respect of Indebtedness incurred pursuant to this clause (6)) not to exceed an aggregate principal amount at any one time outstanding equal to the greater of (x) $25.0 million or (y) 30.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a pro forma basis);

(7) Hedging Obligations of the Issuer or any of the Restricted Subsidiaries covering Indebtedness of the Issuer or such Restricted Subsidiary; provided, however, that such Hedging Obligations are entered into for bona fide hedging activities, including the issuance of convertible debt, and not for speculative purposes;

(8) Foreign Currency Obligations of the Issuer or any of the Restricted Subsidiaries entered into to manage exposure of the Issuer and the Restricted Subsidiaries to fluctuations in currency values and not for speculative purposes;

(9) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of letters of credit, bank guarantees, workers’ compensation claims, self-insurance obligations, bankers’ acceptances, guarantees, performance, surety, statutory, appeal, completion, export or import, indemnities, customs, revenue bonds or similar instruments in the ordinary course of business, including guarantees or obligations with respect thereto (in each case other than for an obligation for money borrowed);

(10) the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, substitute or refund in whole or in part, Indebtedness referred to in clause (a) of this Section 4.09 or in clause (1), (4), (5) or (6) or this clause (10) or in clause (11), (14), (15) or (20) below (“Refinancing Indebtedness”); provided, however, that:

(A) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount and accrued interest of the Indebtedness so exchanged, extended, refinanced, renewed, replaced, substituted or refunded and any premiums payable and reasonable fees, expenses, commissions and costs in connection therewith;

(B) the Refinancing Indebtedness shall have a final maturity equal to or later than, and a Weighted Average Life to Maturity equal to or greater than, the earlier of (i) 91 days after the final maturity date of the Notes and (ii) the final maturity and Weighted Average Life to Maturity, respectively, of the Indebtedness being exchanged, extended, refinanced, renewed, replaced, substituted or refunded;

(C) the Refinancing Indebtedness shall be subordinated in right of payment to the Notes and the Guarantees, if at all, on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being exchanged, extended, refinanced, renewed, replaced, substituted or refunded; and

(D) if the Indebtedness to be exchanged, refinanced, renewed, replaced, substituted or refunded was the obligation of the Issuer or Guarantor, such Refinancing Indebtedness shall not be incurred by any of the Restricted Subsidiaries other than a Guarantor or any Restricted Subsidiary that was an obligor under the Indebtedness so refinanced;

(11) additional Indebtedness of the Issuer and any of its Restricted Subsidiaries in an aggregate principal amount not to exceed at any one time outstanding an amount, taken together with the amount of any Refinancing Indebtedness in respect thereof outstanding pursuant to clause (10) above, equal to the greater of (x) $25.0 million or (y) 33.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a pro forma basis);

(12) the guarantee by the Issuer or any Guarantor of Indebtedness of the Issuer or a Restricted Subsidiary that was permitted to be incurred by another provision of this Section 4.09 and the guarantee by any Restricted Subsidiary that is not a Guarantor of any Indebtedness of any Restricted Subsidiary that is not a Guarantor;

(13) the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock;

(14) the incurrence by the Issuer or its Restricted Subsidiaries of guarantees in respect of obligations of joint ventures and, in the case of any Restricted Subsidiary that is a joint venture, the incurrence of Indebtedness; provided that the aggregate principal amount of Indebtedness incurred pursuant to this clause (14), taken together with the amount of any Refinancing Indebtedness in respect thereof outstanding pursuant to clause (10), shall not exceed at any one time outstanding an amount equal to the greater of (x) $20.0 million and (y) 25.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a pro forma basis);

(15) Indebtedness of Restricted Subsidiaries that are not Guarantors in an aggregate principal amount at any one time outstanding not to exceed, taken together with the amount of any Refinancing Indebtedness in respect thereof outstanding pursuant to clause (10) above, the greater of (x) $20.0 million and (y) 25.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a pro forma basis);

(16) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds;

(17) the incurrence of Indebtedness by the Issuer or any of its Restricted Subsidiaries arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs, deferred purchase price or other adjustments of purchase price or, in each case, similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets, a Person (including any Capital Stock of a Subsidiary) or Investment (other than Guarantees of Indebtedness incurred by any Person acquiring or disposing of such business, assets, Person or Investment for the purpose of financing such acquisition or disposition);

(18) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums in an amount not to exceed the annual premiums in respect thereof or (ii) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business or consistent with past practice;

(19) Indebtedness arising in connection with endorsement of instruments for collection or deposit in the ordinary course of business;

(20) unsecured Indebtedness of the Issuer or any of its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause and then outstanding, will not exceed 100% of the net cash proceeds received by the Issuer from the issuance or sale (other than to a Subsidiary, a Minority Investment, a Professional Services Affiliate or a Strategic Investor) of its Equity Interests or otherwise contributed to the equity (in each case, other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Issuer, in each case, subsequent to the Issue Date (together with the amount of any Refinancing Indebtedness in respect thereof outstanding pursuant to clause (10) above; provided, however, that (i) any such net cash proceeds that are so received or contributed shall not increase the amount available for making Restricted Payments to the extent the Issuer and its Restricted Subsidiaries incur Indebtedness in reliance thereon and (ii) any net cash proceeds that are so received or contributed shall be excluded for purposes of incurring Indebtedness pursuant to this clause to the extent such net cash proceeds or cash have been applied to make Restricted Payments;

(21) Indebtedness the proceeds of which are applied to defease or discharge the Notes pursuant to Article 8;

(22) Preferred Equity Interests of the Issuer or any of its Restricted Subsidiaries issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such Preferred Equity Interests of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Preferred Equity Interests (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of Preferred Equity Interests not permitted by this clause (22);

(23) Indebtedness of the Issuer or any of its Restricted Subsidiaries in respect of (a) workers’ compensation claims, health, disability or other employee benefits, property, casualty or liability insurance, self-insurance obligations, customer guarantees, performance, indemnity, surety, judgment, bid, appeal, advance payment (including progress premiums), customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations, completion guarantees and warranties or relating to liabilities, obligations or guarantees incurred in the ordinary course of business or consistent with past practice; (b) customer deposits and advance payments (including progress premiums) received from customers for goods or services purchased in the ordinary course of business or consistent with past practice; (c) letters of credit, bankers’ acceptances, discounted bills of exchange, discounting or factoring of receivables or payables for credit management purposes, warehouse receipts, guarantees or other similar instruments or obligations issued or entered into, or relating to liabilities or obligations incurred in the ordinary course of business or consistent with past practice;

(24) Indebtedness in respect of unsecured promissory notes issued to a Strategic Investor in connection with repurchases, redemptions or other acquisition of Preferred Equity Interests of a Restricted Subsidiary owned by a Strategic Investor;

(25) non-voting Preferred Equity Interests of a Restricted Subsidiary issued to a Strategic Investor in the ordinary course of business for bona fide business purposes; provided that after giving pro forma effect to the issuance of such Preferred Equity Interests the Consolidated Fixed Charge Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available, is not less than 2.00 to 1.00; and

(26) (a) Indebtedness of the Issuer or any Restricted Subsidiary to any Professional Services Affiliate incurred in the ordinary course of business pursuant to or in connection with Management Services Agreement, (b) Guarantees by the Issuer or any Restricted Subsidiary of Indebtedness or any other obligation or liability of a Professional Services Affiliate incurred in the ordinary course of business pursuant to or in connection with Management Services Agreement, (c) Indebtedness of the Issuer or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person or its assets securing Indebtedness of a Professional Services Affiliate incurred in the ordinary course of business pursuant to or in connection with Management Services Agreement, and (d) Indebtedness of the Issuer or any Restricted Subsidiary in respect of letters of credit, banker’s acceptances or other similar instruments or obligations issued for the benefit of, or relating to liabilities or obligations incurred on behalf of, a Professional Services Affiliate, incurred in the ordinary course of business pursuant to or in connection with Management Services Agreement.

(c) For purposes of determining compliance with this Section 4.09, (1) the outstanding principal amount of any item of Indebtedness shall be counted only once, and any obligation arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness incurred in compliance with this Section 4.09 shall be disregarded, and (2) if an item of Indebtedness meets the criteria of more than one of the categories described in clauses (b)(1) through (26) above or is permitted to be incurred pursuant to Section 4.09(a) and also meets the criteria of one or more of the categories described in clauses (1) through (26) of Section 4.09(b), the Issuer shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this Section 4.09 and may from time to time reclassify such item of Indebtedness in any manner in which such item could be incurred at the time of such reclassification; provided that Indebtedness outstanding under the Credit Agreement on the Issue Date (and any Indebtedness secured by a Lien that refinances such Indebtedness) shall be deemed to be outstanding under clause (b)(2) above and may not be reclassified.

(d) Accrual of interest or dividends on Preferred Equity Interests, the accretion of original issue discount and the payment of interest or dividends on Preferred Equity Interests in the form of additional Indebtedness or Preferred Equity Interests of the same class shall not be deemed to be an incurrence of Indebtedness for purposes of determining compliance with this Section 4.09. Any increase in the amount of Indebtedness solely by reason of currency fluctuations shall not be deemed to be an incurrence of Indebtedness for purposes of determining compliance with this Section 4.09. A change in GAAP that results in an obligation existing at the time of such change, not previously classified as Indebtedness, becoming Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of determining compliance with this Section 4.09.

(e) The amount of indebtedness outstanding as of any date shall be (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, (2) the principal amount thereof, in the case of any other Indebtedness, (3) in the case of the guarantee by the specified Person of any Indebtedness of any other Person, the maximum liability to which the specified Person may be subject upon the occurrence of the contingency giving rise to the obligation and (4) in the case of Indebtedness of others guaranteed by means of a Lien on any asset of the specified Person, the lesser of (A) the Fair Market Value of such asset on the date on which Indebtedness is required to be determined pursuant to this Indenture and (B) the amount of the Indebtedness so secured.

(f) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated by the Issuer based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Issuer may incur pursuant to this Section 4.9 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, (1) if incurred in a different currency from the Indebtedness being refinanced, shall be calculated by the Issuer based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing and (2) shall be deemed to be outstanding only when the proceeds thereof are not applied to effect such refinancing (and to pay any fees, expenses, commissions and costs in connection therewith) substantially concurrently.

(g) Notwithstanding anything to the contrary in this Section 4.09, in the case of any Indebtedness incurred to refinance Indebtedness initially incurred in reliance on one or more of clauses (1) through (26) of Section 4.07(b) measured by reference to a percentage of Consolidated EBITDA at the time of incurrence, if such refinancing would cause the percentage of Consolidated EBITDA restriction to be exceeded if calculated based on the percentage of Consolidated EBITDA on the date of such refinancing, such percentage of Consolidated EBITDA restriction shall not be deemed to be exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing.

(h) For the avoidance of doubt, unsecured Indebtedness shall not be treated as subordinated or junior to Secured Indebtedness merely because it is unsecured.

(i) Notwithstanding anything to the contrary in this Indenture, Restricted Subsidiaries that are not Guarantors shall not be permitted to incur any Indebtedness for borrowed money (which, for the avoidance of doubt, does not Purchase Money Indebtedness, and any related Liens thereto) pursuant to this Section 4.09.

SECTION 4.10 Limitation on Asset Sales.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(1) the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (determined as of the time of contractually agreeing to such Asset Sale) of the assets included in such Asset Sale); and

(2) other than with respect to Permitted Asset Swaps, at least 75% of the total consideration in such Asset Sale consists of cash or Cash Equivalents or Marketable Securities.

For purposes of clause (2), the following shall be deemed to be cash:

(a) the amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of the Issuer or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Issuer or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness,

(b) the amount of any obligations or securities received from such transferee that are within 180 days converted by the Issuer or such Restricted Subsidiary to cash (to the extent of the cash actually so received),

(c) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Issuer and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Sale; and

(d) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c), not to exceed the greater of $7.5 million and 10.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a pro forma basis), with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(b) If the Issuer or any Restricted Subsidiary engages in an Asset Sale, the Issuer or such Restricted Subsidiary shall apply all or any of the Net Proceeds therefrom to:

(1) at the Issuer’s election, either (x) repay First Lien Obligations (and in the case of any such repayment under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility) or (y) repay, redeem or purchase the Notes; provided that if the Issuer or such Restricted Subsidiary repays First Lien Obligations (other than the Notes) pursuant to clause (b)(i)(x) of this Section 4.10, the Issuer shall apply a pro rata amount to (i) equally and ratably reduce the Notes Obligations in accordance with the procedures set forth under Section 3.07 and/or (ii) make an Excess Proceeds Offer; or

(2) (A) invest all or any part of the Net Proceeds thereof in capital expenditures or the purchase of assets to be used by the Issuer or any Restricted Subsidiary in a Permitted Business, (B) acquire Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged primarily in a Permitted Business that shall become a Restricted Subsidiary immediately upon the consummation of such acquisition or (C) a combination of (A) and (B).

(c) Notwithstanding any other provisions of this Section 4.10, (i) to the extent that any of or all the Net Proceeds of any Asset Sale received or deemed to be received by a Foreign Subsidiary (a “Foreign Disposition”) is (x) prohibited or delayed by applicable local law or (y) restricted by applicable organizational documents, an amount equal to the portion of such Net Proceeds so affected will not be required to be applied in compliance with this Section 4.10 so long, but only so long, as the applicable local law or organizational documents will not permit repatriation to the United States (the Issuer hereby agreeing to use reasonable efforts (as determined in the Issuer’s reasonable business judgment) to otherwise cause the applicable Foreign Subsidiary to within one year following the date on which the respective payment would otherwise have been required, promptly take all actions reasonably required by the applicable local law or applicable organizational impediments to permit such repatriation), and if within one year following the date on which the respective payment would otherwise have been required, such repatriation of any of such affected Net Proceeds is permitted under the applicable local law or applicable organizational impediment, an amount equal to such Net Proceeds will be promptly (and in any event not later than five Business Days after such repatriation could be made) applied (net of additional Taxes payable or reserved against as a result thereof) (whether or not repatriation actually occurs) in compliance with this Section 4.10 and (ii) to the extent that the Issuer has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Disposition would have an material adverse Tax consequence (which for the avoidance of doubt, includes, but is not limited to, any prepayment out of such Net Proceeds whereby doing so the Issuer, any of its Subsidiaries or any of their respective affiliates and/or equity owners would incur a Tax liability, including a Tax dividend, deemed dividend pursuant to Code Section 956 or a withholding Tax), an amount equal to the Net Proceeds so affected will not be required to be applied in compliance with this Section 4.10. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default.

(d) Any Net Proceeds from any Asset Sale that are not applied or invested (or committed pursuant to a written agreement to be applied) as provided in the preceding paragraph within 365 days after the receipt thereof and, in the case of any amount committed to a reinvestment, which are not actually so applied within 180 days following such 365 day period shall constitute “Excess Proceeds” and shall be applied pursuant to Section 4.10(d) hereof. Pending the final application of any such Net Proceeds, the Issuer or such Restricted Subsidiary may temporarily reduce revolving indebtedness under a Credit Facility, if any, or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture.

(e) When the cumulative amount of Excess Proceeds that have not been applied in accordance with this Section 4.10 exceeds $20.0 million, the Issuer shall make an offer to all Holders of the Notes (an “Excess Proceeds Offer”) to purchase the maximum principal amount of Notes that may be purchased out of such Excess Proceeds at an offer price in cash in an amount equal to 102.25% of the principal amount thereof, together with accrued and unpaid interest to the date fixed for the closing of such offer in accordance with the procedures set forth in Section 3.08 hereof. Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds shall be reset at zero.

SECTION 4.11 Limitation on Transactions with Affiliates.

The Issuer shall not and shall not permit any Restricted Subsidiary to, directly or indirectly, sell, lease, transfer or otherwise dispose of any of the Issuer’s or any Restricted Subsidiary’s properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (including any Unrestricted Subsidiary and Minority Investment) in any one or a series of transactions involving aggregate payments in excess of $5.0 million (or in the case of a Minority Investment, in excess of $2.5 million) (each of the foregoing, an “Affiliate Transaction”), unless:

(a) the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and

(b) in the event such Affiliate Transaction involves an aggregate value in excess of the greater of $7.5 million and 10% of Consolidated EBITDA for the most recently ended measurement period calculated on a pro forma basis), the terms of such transaction have been approved by a majority of the disinterested members of the Board of Directors of the Issuer;

Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in clause (b) above if such Affiliate Transaction is approved by a majority of the disinterested directors of the Issuer, if any.

provided, however, that the following shall, in each case, not be deemed Affiliate Transactions:

(i) the entry into employment agreements and the adoption of compensation or benefit plans for the benefit of, or the payment of compensation to, directors and management of the Issuer and its Subsidiaries (including, without limitation, salaries, fees, bonuses, equity and incentive arrangements and payments);

(ii) indemnification or similar arrangements for officers, directors, employees or agents of the Issuer or any of the Restricted Subsidiaries pursuant to charter, bylaw, statutory or contractual provisions;

(iii) transactions between or among the Issuer and the Restricted Subsidiaries;

(iv) Restricted Payments not prohibited by Section 4.07 and Permitted Investments;

(v) any transactions between the Issuer or any of the Restricted Subsidiaries and any Affiliate of the Issuer the Equity Interests of which Affiliate are owned solely by the Issuer or one of the Restricted Subsidiaries, on the one hand, and by Persons who are not Affiliates of the Issuer or Restricted Subsidiaries, on the other hand;

(vi) the payment of compensation, fees, costs and expenses to, and indemnities (including under insurance policies) and reimbursements, employment and severance arrangements, and employee benefit and pension expenses provided on behalf of, or for the benefit of, future, current or former employees, directors, officers, managers, contractors, consultants, distributors or advisors of the Issuer or any Restricted Subsidiary (whether directly or indirectly);

(vii) any agreements or arrangements in effect on the Issue Date and any modifications, extensions or renewals thereof that are not disadvantageous to the holders of Notes in the Issuer’s reasonable determination in any material respect;

(viii) so long as they comply with clause (a) above, transactions with customers, clients, lessors, landlords, suppliers, contractors or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture;

(ix) [reserved];

(x) transactions with Persons who are Affiliates of the Issuer solely as a result of the Issuer’s or a Restricted Subsidiary’s Investment in such Person;

(xi) sales of Equity Interests to Affiliates of the Issuer or its Restricted Subsidiaries not otherwise prohibited by this Indenture and the granting of registration and other customary rights in connection therewith;

(xii) transactions with an Affiliate where the only consideration paid is Equity Interests of the Issuer other than Disqualified Stock;

(xiii) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, deliver to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of this covenant;

(xiv) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(xv) transactions between the Issuer or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Issuer; provided, however, that such director abstains from voting as a director on any matter involving such other Person;

(xvi) any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of the disposition of assets or Capital Stock in any Restricted Subsidiary permitted under Section 4.10 or entered into with any Business Successor, in each case, that the Issuer determines in good faith is either fair to the Issuer or otherwise on customary terms for such type of arrangements in connection with similar transactions;

(xvii) transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary (and not entered into in contemplation of such redesignation) as described in the definition of “Unrestricted Subsidiaries” and pledges of Capital Stock of Unrestricted Subsidiaries;

(xviii) (i) any lease entered into between the Issuer or any Restricted Subsidiary, as lessee, and any Affiliate of the Issuer, as lessor and (ii) any operational services arrangement entered into between the Issuer or any Restricted Subsidiary and any Affiliate of the Issuer, in each case, which is approved as being no worse than a transaction on an arm’s length basis by the reasonable determination of the Issuer; and

(xix) intellectual property licenses and research and development agreements in the ordinary course of business or consistent with past practice.

SECTION 4.12 Limitation on Liens.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur or assume any Lien (each, an “Initial Lien”) on any asset now owned or hereafter acquired, or on any income or profits therefrom or assign or convey any right to receive income therefrom, other than (i) Permitted Liens and (ii) with respect to Liens on assets not constituting Collateral, any such Lien securing Indebtedness if the Notes are secured equally and ratably thereby (or, if such Indebtedness secured by Liens on assets not constituting Collateral is subordinated to the Notes, the Notes are secured on a priority basis with respect to such Indebtedness).

(b) Any Lien created for the benefit of the Holders pursuant to clause (ii) of Section 4.12(a) shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

(c) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

SECTION 4.13 Limitation on Use of Proceeds of Stonepeak Direct Investment.

The Issuer shall not and shall not permit any Restricted Subsidiary to use the proceeds from the Stonepeak Direct Investment other than (i) as Reverse Dutch Election Available Proceeds, (ii) to fund ordinary course working capital, (iii) to engage in additional buybacks of debt of the Issuer or (iv) for acquisitions where the Consolidated Leverage Ratio immediately after giving effect thereto is lower than the Consolidated Leverage Ratio immediately prior to giving effect thereto.

SECTION 4.14 Director Designation Right.

(a) At any time after November 1, 2025, for so long as the Notes remain outstanding, the holders of the beneficial interests in more than 50% of the aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes) shall have the right to designate one Person to become an additional member of the Board of Directors (the “Noteholder Appointed Director”) by providing reasonable evidence of their holdings and notifying the Issuer of such designation; provided that the Noteholder Appointed Director must, in the reasonable judgment of the Board of Directors, be Independent; provided further that the Noteholder Appointed Director shall be automatically re-appointed upon the expiration of such director’s term if the Notes remain outstanding at such time; provided further that at such time as there are no outstanding Notes (the “Noteholder Designation Right Termination Event”), such Noteholder Appointed Director shall automatically be removed from the Board of Directors.

(b) Prior to a Noteholder Designation Right Termination Event, the Noteholder Appointed Director may be removed or replaced (i) by the holders of more than 50% of the then outstanding Notes at any time for any reason or (ii) in the manner allowed by law and the certification of incorporation of the Issuer and the bylaws of the Issuer; and any vacancy occurring by reason of the death, disability, resignation, removal or other cessation of a person serving as a Noteholder Appointed Director shall be filled by a vote of the holders of more than 50% of the aggregate principal amount of the then outstanding Notes and subject delivery of written notice to the Board of Directors.

(c) Within five (5) Business Days of the designation of the Noteholder Appointed Director, the Issuer shall take such action as may be required under applicable law to cause the election of the Noteholder Appointed Director designated pursuant to this Section 4.14 to the Board of Directors, including nominating such individual to be elected as the Noteholder Appointed Director as provided herein, increasing the size of the Board of Directors and appointing the Noteholder Appointed Director to the Board of Directors and facilitating the removal of the Noteholder Appointed Director who is to be removed in accordance with the terms hereof.

SECTION 4.15 Additional Subsidiary Guarantees.

Upon the formation or acquisition of any new Wholly Owned Restricted Subsidiaries (including, for the avoidance of doubt, Professional Services Affiliates) by the Issuer or any Guarantor that is not an Excluded Subsidiary, then in each case such Restricted Subsidiary shall (i) execute and deliver to the Trustee and Collateral Agent a supplemental indenture in form reasonably satisfactory to the Trustee and the Collateral Agent pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and this Indenture on the terms set forth in this Indenture, (ii) execute and deliver to the Trustee and Collateral Agent joinders or supplements, as applicable, to the Collateral Documents and the First Lien Intercreditor Agreement (and, if applicable, any Junior Lien Intercreditor Agreement), together with any other filings and agreements (subject to customary extension periods) required by the Collateral Documents to create or perfect the security interests of the Collateral Agent for its benefit and for the benefit of the Trustee and the holders of the Notes in the Collateral of such Restricted Subsidiary and (iii) deliver to the Trustee and the Collateral Agent an Officers’ Certificate and an Opinion of Counsel certifying that such supplemental indenture and joinders or supplements to the Collateral Documents and First Lien Intercreditor Agreement (and, if applicable, any Junior Lien Intercreditor Agreement) have been duly authorized, executed and delivered by such Restricted Subsidiary and constitute legal, valid, binding and enforceable obligations of such Restricted Subsidiary. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of this Indenture, the Collateral Documents and the First Lien Intercreditor Agreement (and, if applicable, any Junior Lien Intercreditor Agreement).

SECTION 4.16 Organizational Existence.

Subject to Article 5 hereof and the proviso to this Section 4.16, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its existence as a corporation and, subject to Section 4.10 hereof, the corporate, limited liability company, partnership or other existence of any Significant Subsidiary, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any Significant Subsidiary and (ii) subject to Section 4.10 hereof, the rights (charter and statutory), licenses and franchises of the Issuer and its Significant Subsidiaries; provided, however, that the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any Significant Subsidiary if the Board of Directors of the Issuer shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

SECTION 4.17 Change of Control.

Upon the occurrence of a Change of Control, the Issuer shall make an offer (a “Change of Control Offer”) to each Holder of Notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder’s Notes at a purchase price equal to 103.25% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon to the date of repurchase (subject to the rights of Holders of record of the Notes on the relevant record date to receive payments of interest on the related interest payment date) (in either case, the “Change of Control Payment”). Within 30 days following any Change of Control, the Issuer shall send or otherwise deliver a notice to each Holder electronically in accordance with the procedures of the depository or by first-class mail with a copy to the Trustee stating:

(1) that the Change of Control Offer is being made pursuant to this Section 4.17;

(2) the purchase price and the purchase date, which shall be no earlier than 30 days and not later than 60 days after the date such notice is sent (the “Change of Control Payment Date”);

(3) that any Notes not tendered shall continue to accrue interest in accordance with the terms of this Indenture;

(4) that, unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on the Change of Control Payment Date;

(5) that Holders shall be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a notice sent electronically in accordance with the procedures of the depository or by first-class mail setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is unconditionally withdrawing its election to have such Notes purchased;

(6) that Holders whose Notes are being purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof; and

(7) any other information material to such Holder’s decision to tender Notes.

The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes required in the event of a Change of Control. The Issuer shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to Change of Control Offer made by the Issuer. The Issuer’s obligations in respect of a Change of Control Offer can be modified with the consent of Holders of a majority of the aggregate principal amount of Notes then outstanding at any time prior to the occurrence of a Change of Control. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

SECTION 4.18 Suspension of Covenants.

(a) During any period of time after the Issue Date that (i) the Notes are rated Investment Grade by both Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer and its Restricted Subsidiaries shall not be subject to the following Sections of this Indenture (the “Suspended Covenants”):

(1)	Section 4.07;

(2)	Section 4.09;

(3)	Section 4.10;

(4)	clause (d) of the first paragraph of Section 5.01;

(5)	Section 4.11;

(6)	Section 4.08; and

(7)	Section 4.15.

(b) At such time as Sections 4.07, 4.08, 4.09, 4.10, 4.11 and clause (d) of the first paragraph of Section 5.01 are suspended (a “Suspension Period”), the Issuer shall no longer be permitted to designate any Restricted Subsidiary as an Unrestricted Subsidiary.

(c) In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade rating or downgrade the rating assigned to the Notes below Investment Grade, then the Issuer and its Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants with respect to future events.

(d) On each Reversion Date, all Indebtedness incurred during the Suspension Period prior to such Reversion Date shall be deemed to be Existing Indebtedness. For purposes of calculating the amount available to be made as Restricted Payments under clause (3) of Section 4.07(a), calculations under such section shall be made as though such section had been in effect during the entire period of time after the Issue Date (including the Suspension Period). Restricted Payments made during the Suspension Period not otherwise permitted pursuant to any of clauses (2) through (12) under Section 4.07(b) shall reduce the amount available to be made as Restricted Payments under clause (3) of such Section 4.07(a); provided that the amount available to be made as Restricted Payments on the Reversion Date shall not be reduced to below zero solely as a result of such Restricted Payments. For purposes of Section 4.10(d), on the Reversion Date, the unutilized amount of Net Proceeds shall be reset to zero. Notwithstanding the foregoing, neither (a) the continued existence, after the Reversion Date, of facts and circumstances or obligations that were incurred or otherwise came into existence during a Suspension Period nor (b) the performance of any such obligations, shall constitute a breach of any covenant set forth herein or cause a Default or Event of Default thereunder; provided that (1) the Issuer and its Restricted Subsidiaries did not incur or otherwise cause such facts and circumstances or obligations to exist in anticipation of a withdrawal or downgrade by the applicable Rating Agency below an Investment Grade rating and (2) the Issuer reasonably believed that such incurrence or actions would not result in such withdrawal or downgrade. On each Reversion Date, the Issuer shall be required to comply with the provisions under Section 4.15 as if such provisions were in effect at all times during the Suspension Period.

The Issuer shall provide an Officers’ Certificate to the Trustee indicating the occurrence of any Covenant Suspension Event, Suspension Period or Reversion Date. The Trustee shall have no obligation to monitor the ratings of the Notes, independently determine or verify if such events have occurred or notify the holders of Notes of any Covenant Suspension Event, Suspension Period or Reversion Date. The Trustee may provide a copy of such Officers’ Certificate to any Holder of Notes upon request.

SECTION 4.19 After-acquired Collateral.

From and after the Issue Date, if the Issuer or any Guarantor creates any additional security interest upon any Property that would constitute Collateral to secure any First Lien Obligations, the Issuer and each of the Guarantors shall grant a first-priority perfected security interest (subject to Permitted Liens) upon any such Collateral, as security for the Notes Obligations, subject to the limitations and exceptions set forth in the Collateral Documents.

SECTION 4.20 Further Assurances.

As set forth in the Collateral Documents and this Indenture, the Issuer and the Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents, instruments, financing and continuation statements (or equivalent statements) and amendments thereto and do or cause to be done such further acts as may be necessary or proper or reasonably requested by the Collateral Agent to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral in favor of the Collateral Agent for the benefit of the Notes Secured Parties, and to otherwise effectuate the provisions or purposes of this Indenture and the Collateral Documents.

SECTION 4.21 Additional Amounts.

All payments in respect of the Notes or any Guarantee by or on behalf of the Issuer, any Guarantor, or any successor thereto (each, a “Payor”) shall be made free and clear of, and without withholding or deduction for, or on account of, any present or future taxes, levies, duties, imposts, assessments or other governmental charges, including any interest, additions to tax and penalties related thereto (collectively, “Taxes”), unless such withholding or deduction is required by applicable law. If any Payor, or any other applicable withholding agent, is required to withhold or deduct any amount in respect of any payment made in respect of the Notes or any Guarantee with respect to any Tax imposed by or on behalf of any jurisdiction in which any Payor is, at any time, organized, resident or doing business for tax purposes, or any jurisdiction from or through which any Payor or any paying agent (on behalf of any Payor) makes any payments on the Notes or any Guarantee, or, in each case, any governmental authority or political subdivision thereof or therein having the power to tax (each, a “Relevant Tax Jurisdiction”), the Payor will, subject to the exceptions and limitations set forth below, pay such additional amounts (“Additional Amounts”) as are necessary so that the net payment received by a beneficial owner of the Notes (including any Additional Amounts), after withholding or deduction for any Taxes of any Relevant Tax Jurisdiction (including in respect of any Additional Amounts) will equal the amount such beneficial owner would have received in respect of such payment had no such withholding or deduction been required. A Payor’s obligation to pay Additional Amounts shall not apply:

(a) to any Taxes that are imposed by reason of the holder (or the beneficial owner for whose benefit such holder holds such Note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

i.	being or having been engaged in a trade or business in the Relevant Tax Jurisdiction or having or having had a permanent establishment in the Relevant Tax Jurisdiction; or

ii.

having any other current or former connection with the Relevant Tax Jurisdiction (other than a connection arising solely as a result of the acquisition, ownership or disposition of the Notes or a beneficial interest therein, the receipt of any payment in respect of a Note or any Guarantee or the enforcement of any rights hereunder or thereunder), including being or having been a citizen or resident of the Relevant Tax Jurisdiction;

(b) to any Taxes that are imposed or withheld because the holder or beneficial owner failed to accurately comply with a request from a Payor to meet certification, identification or information or other reporting requirements concerning the nationality, residence or identity of the holder or beneficial owner of the Notes or otherwise establish any available exemption from or reduction in the rate of deduction or withholding of, such Taxes (if such holder or beneficial owner is legally eligible to satisfy such requirements, exemptions or reductions), in each case, if compliance with such action is required as a precondition to exemption from, or reduction in, such Tax by a Relevant Tax Jurisdiction;

(c) to any Taxes that are imposed other than by withholding or deduction by a Payor or other applicable withholding agent in respect of a payment with respect to the Notes or any Guarantee;

(d) to any estate, inheritance, gift, sales, transfer, wealth or similar Taxes;

(e) to any Taxes that are imposed as a result of the presentation of a Note for payment (where presentation is required) more than 30 days after the relevant amount is first made available for payment to the holder (except to the extent that the holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period);

(f) [reserved];

(g) to any Tax imposed pursuant to current Sections 1471 through 1474 of the Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to current Section 1471(b) of the Code (or any amended or successor version described above), or any intergovernmental agreements, treaties, conventions or similar agreements (and any related laws, regulations or administrative guidance) implementing the foregoing;

(h) to any Taxes that are imposed on or with respect to any payment by or on behalf of the Issuer or any Guarantor to the holder if such holder is a fiduciary, partnership, limited liability company or person other than the sole beneficial owner of such payment to the extent that, had the sole beneficial owner of such Note been the holder and had such Taxes been imposed on the sole beneficial owner, no Additional Amounts in respect of such Taxes would have been payable as a result of clauses (a)-(g) or (i) of this Section 4.21; or

(i) to any combination of the above items (the foregoing Taxes described in clauses (a)-(i), “Excluded Taxes”).

At least 30 calendar days prior to each date on which any payment under or with respect to the Notes or any Guarantee is due and payable, if a Payor will be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 35th day prior to the date on which such payment is due and payable, in which case it will be promptly thereafter), the Payor will deliver to the Trustee a certificate of an officer of the Issuer stating that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee (or the applicable paying agent) to pay such Additional Amounts to holders on the payment date.

The applicable Payor, if it is the applicable withholding agent, will make any required withholding or deduction and remit the full amount deducted or withheld to the Relevant Tax Jurisdiction in accordance with applicable law. The Issuer will provide the Trustees (and, upon request, any holders or beneficial owners of the Notes) with official receipts or other documentation evidencing the payment of the Taxes with respect to which Additional Amounts are paid.

The Issuer and the Guarantors will pay and indemnify each holder of Notes for any present or future stamp, court, issue, registration or documentary Taxes or any other excise, property or similar Taxes that are levied by any Relevant Tax Jurisdiction from the execution, delivery, enforcement or registration of the Notes (other than in respect of a transfer of a Note, to someone other than the Issuer or its Affiliates, that occurs after the sale of such Note to an investor pursuant to the offering of the Notes), the Guarantees, this Indenture or any other document or instrument in relation thereof, or the receipt of any payments with respect to the Notes or any Guarantee (limited, solely in the case of Taxes attributable to the receipt of any payments with respect thereto, to any such Taxes levied by a Relevant Tax Jurisdiction that are not excluded under clauses (a), (b) and (d) through (h) or any combination thereof).

Whenever in this Indenture there is mentioned in any context: the payment of principal, redemption prices or purchase prices in connection with a redemption or purchase of Notes, interest, or any other amount payable with respect to any of the Notes or any Guarantee, such reference shall be deemed to include payment of Additional Amounts as described under this Section 4.21 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The obligations described under this Section 4.21 will survive any termination, defeasance or discharge of this Indenture, and any transfer by a holder or beneficial owner of its Notes and will apply mutatis mutandis to any successor Person, to any Payor and to any jurisdiction in which such successor is organized or is otherwise resident or doing business for tax purposes or any jurisdiction from or through which payment is made by such successor or its respective agents.

SECTION 4.22 Post-Closing Covenant.

No later than thirty (30) days after the Issue Date (or such later date as the Credit Agreement Collateral Agent, in its reasonable discretion, shall agree to under a corresponding provision of the Credit Agreement), the Issuer shall deliver, or cause to be delivered, to the Notes Collateral Agent endorsements to each of the Issuer’s property and liability insurance policies naming the Notes Collateral Agent as loss payee and additional insured in form and substance reasonably acceptable to the Credit Agreement Collateral Agent under a corresponding provision of the Credit Agreement.

ARTICLE 5

SUCCESSORS

SECTION 5.01 Merger, Consolidation or Sale of Assets.

The Issuer shall not consolidate, amalgamate, participate in an arrangement with or merge with or into (whether or not the Issuer is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless:

(a) the Issuer is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, arrangement or merger (if other than the Issuer ) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, limited partnership or limited liability company organized or existing under the laws of the United States or any state thereof; provided, however, that if the surviving Person is a limited liability company or limited partnership, such entity shall also form a co-issuer that is a corporation;

(b) the Person formed by or surviving any such consolidation, amalgamation, arrangement or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the Issuer’s obligations under the Notes, this Indenture, the Collateral Documents and the First Lien Intercreditor Agreement (and, if applicable, any Junior Lien Intercreditor Agreement) pursuant to a supplemental indenture and joinders or supplements, as applicable, to the Collateral Documents and the First Lien Intercreditor Agreement (and, if applicable, any Junior Lien Intercreditor Agreement), in each case, in form reasonably acceptable to the Trustee and Collateral Agent;

(c) immediately after such transaction, no Event of Default exists; and

(d) the Issuer or the Person formed by or surviving any such consolidation, amalgamation, arrangement or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (i) will have a Consolidated Fixed Charge Coverage Ratio immediately after the transaction (but prior to any purchase accounting adjustments or accrual of deferred tax liabilities resulting from the transaction) not less than the Issuer’s Consolidated Fixed Charge Coverage Ratio immediately preceding the transaction or (ii) would, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a).

Notwithstanding the foregoing, but subject to Sections 10.03 and 10.04, any Restricted Subsidiary may consolidate, amalgamate with, participate in an arrangement with or merge into or transfer all or part of its properties and assets to the Issuer or another Restricted Subsidiary.

Notwithstanding the foregoing clauses (c) and (d), this Article 5 shall not apply to a merger or amalgamation of the Issuer with a Restricted Subsidiary solely for the purpose of reorganizing the Issuer in another jurisdiction of the United States or any State thereof or the District of Columbia so long as the amount of Indebtedness of the Issuer and the Restricted Subsidiary is not increased thereby.

SECTION 5.02 Successor Corporation Substituted.

Upon any consolidation, amalgamation, arrangement or merger, or any sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer in accordance with Section 5.01 hereof, the successor Person formed by such consolidation, merger, amalgamation or arrangement into or with which the Issuer is consolidated, amalgamated, arranged or merged, to which such sale, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, amalgamation, arrangement, merger, sale, lease, conveyance or other disposition, the provisions hereof referring to the Issuer shall refer instead to the successor corporation and not to the Issuer), and may exercise every right and power of, the Issuer under this Indenture with the same effect as if such successor Person has been named as the Issuer herein. When a successor Person assumes all the obligations of the Issuer under the Notes and this Indenture pursuant to this Article 5, the applicable predecessor shall be released from the obligations so assumed.

ARTICLE 6

DEFAULTS AND REMEDIES

SECTION 6.01 Events of Default.

Each of the following constitutes an “Event of Default”:

(a) default for 30 days in the payment when due of interest or additional interest, if any, on the Notes;

(b) default in payment when due of principal of or premium, if any, on the Notes at maturity, upon repurchase, redemption or otherwise;

(c) failure to comply for 30 days after notice with any obligations under the provisions described under Sections 3.08 (other than a failure to purchase Notes duly tendered to the Issuer for repurchase pursuant to a Change of Control Offer or an Excess Proceeds Offer), 4.10, 4.17 and 5.01;

(d) subject to the second paragraph of Section 6.02, default under any other provision of this Indenture, the Notes or the Collateral Documents, which default remains uncured for 60 days after notice from the Trustee or the Holders of at least 25% of the aggregate principal amount then outstanding of the Notes;

(e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed (or commitments in respect of Indebtedness for borrowed money, in each case, which, for the avoidance of doubt, does not include Purchase Money Indebtedness, and any related Liens thereto) by the Issuer and any of the Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer and any of the Restricted Subsidiaries), which default is caused by a failure to pay the principal of such Indebtedness at the final stated maturity thereof within the grace period provided in such Indebtedness (a “Payment Default”), and the principal amount of any such Indebtedness (including the principal amount of commitments in respect of such Indebtedness), together with the principal amount of any other such Indebtedness (including the principal amount of commitments in respect of such Indebtedness) under which there has been a Payment Default, aggregates $25.0 million or more;

(f) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed (or commitments in respect of Indebtedness for borrowed money, in each case, which, for the avoidance of doubt, does not include Purchase Money Indebtedness, and any related Liens thereto) by the Issuer and any of the Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of the Restricted Subsidiaries), which default results in the acceleration of such Indebtedness (or termination of related commitments) prior to its express maturity not rescinded or cured within 30 days after such acceleration (or termination of related commitments), and the principal amount of any such Indebtedness (including the principal amount of commitments in respect of such Indebtedness), together with the principal amount of any other such Indebtedness (including the principal amount of commitments in respect of such Indebtedness) under which there has been a Payment Default or the maturity of which has been so accelerated (or commitments terminated) and remains undischarged after such 30 day period, aggregates $25.0 million or more;

(g) failure by the Issuer and any of the Restricted Subsidiaries to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating $25.0 million or more, which judgments are not stayed within 60 days after their entry;

(h) any Guarantee of a Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, as of the last Measurement Period, would constitute a Significant Subsidiary) shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Guarantor that qualifies as a Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, as of the last Measurement Period, would constitute a Significant Subsidiary), or any Person acting on behalf of any Guarantor that qualifies as a Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, as of the last Measurement Period, would constitute a Significant Subsidiary), shall deny or disaffirm its obligations under its Guarantee;

(i) the Issuer or any Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, as of the last Measurement Period, would constitute a Significant Subsidiary) of the Issuer pursuant to or within the meaning of Bankruptcy Law (i) commences a voluntary case or proceeding under Bankruptcy Law; (ii) consents to the entry of an order for relief against it in an involuntary case or proceeding under Bankruptcy Law; (iii) consents to the appointment of a custodian, trustee, receiver, receiver and manager, monitor or interim receiver of it or for all or substantially all of its property; or (iv) makes a general assignment for the benefit of its creditors;

(j) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against the Issuer or any Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, as of the last Measurement Period, would constitute a Significant Subsidiary) of the Issuer in an involuntary case or proceeding; (ii) appoints a custodian, trustee, receiver, receiver and manager, monitor or interim receiver of the Issuer or any Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, as of the last Measurement Period, would constitute a Significant Subsidiary) of the Issuer or for all or substantially all of the property of the Issuer or any Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, as of the last Measurement Period, would constitute a Significant Subsidiary) of the Issuer; or (iii) orders the liquidation of the Issuer or any Significant Subsidiary of the Issuer, and the order or decree remains unstayed and in effect for 60 consecutive days; and

(k) any Collateral Document after delivery thereof shall for any reason cease (or shall be asserted in writing by the Issuer or any Guarantor to cease) to create a valid and perfected first-priority Lien to the extent required by the Collateral Documents (subject to no other Liens other than Permitted Liens) on Collateral that is (i) purported to be covered thereby and (ii) comprises Property which, when taken together with all Property as to which such a Lien has so ceased to be effective, has a fair market value in excess of $25.0 million (other than (x) in accordance with the terms of this Indenture or the terms of the First Lien Intercreditor Agreement or the Collateral Documents or (y) except to the extent that any such cessation of the Liens results from the failure of the administrative agent under the Credit Facilities or the Applicable Authorized Representative, as the case may be, in each case, as bailee for the Collateral Agent pursuant to the terms of the First Lien Intercreditor Agreement, to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents).

However, a Default under Section 6.01(c) or Section 6.01(g) will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding Notes notify the Issuer of the Default and, with respect to Section 6.01(c) or Section 6.01(g), the Issuer does not cure such Default within the time specified in Section 6.01(c) or Section 6.01(g) after the occurrence of such Default; provided that a notice of Default may not be given with respect to any action taken, and reported publicly or to holders, more than two years prior to such notice of Default.

Any failure to perform, or breach of, any covenant or agreement pursuant to Section 4.03 shall not be a Default or an Event of Default until the 121st day after the Issuer has received the notice referred to in clause (d) of Section 6.01 (at which point, unless cured or waived, such failure to perform or breach shall constitute an Event of Default). A failure to perform, or breach of any covenant or agreement pursuant to Section 4.03, shall automatically cease to be outstanding and shall be deemed to be cured at such time as the Issuer furnishes or files the applicable information or report.

SECTION 6.02 Acceleration.

If any Event of Default occurs and is continuing, the Trustee, by notice to the Issuer, or the Holders of at least 25% of the aggregate principal amount then outstanding of the Notes, by written notice to the Issuer and the Trustee, may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default specified in paragraph (i) or (j) of Section 6.01 hereof with respect to the Issuer, all outstanding Notes shall become and shall be immediately due and payable without further action or notice. Holders of the Notes may not enforce this Indenture or the Notes except as provided in this Indenture. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in such Holders’ interest.

Without limiting the generality of the foregoing in this Article VI, it is understood and agreed that if the Notes are accelerated as a result of an Event of Default (including an acceleration upon the occurrence of an actual or deemed entry of an order for relief with respect to the Issuer or any Guarantor under Bankruptcy Law or upon the occurrence of an Event of Default pursuant to Section 6.01(i) or (j)), the Notes that become due and payable shall include the applicable optional redemption premium as of such date set forth in Section 3.07(a), which shall become immediately due and payable by the Issuer and the Guarantors and shall constitute part of the Obligations as if the Notes were being optionally redeemed as of such date, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Holder’s lost profits and actual damages as a result thereof. The optional redemption premiums shall also be automatically and immediately due and payable if the Notes are satisfied or released by foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other means. The optional redemption premiums payable pursuant to this Indenture shall be presumed to be the liquidated damages sustained by each Holder as the result of the early repayment or prepayment of the Notes (and not unmatured interest or a penalty) and each of the Issuer and the Guarantors agrees that it is reasonable under the circumstances currently existing. EACH OF THE ISSUER AND THE GUARANTORS EXPRESSLY WAIVE (TO THE FULLEST EXTENT THEY MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE OPTIONAL REDEMPTION PREMIUMS IN CONNECTION WITH ANY SUCH ACCELERATION. Each of the Issuer and the other Guarantors expressly agree (to the fullest extent they may lawfully do so) that: (A) the optional redemption premiums are individually and collectively reasonable and the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the optional redemption premiums shall each be payable notwithstanding the then prevailing market rates at the time payment or redemption is made; (C) there has been a course of conduct between Holders, the Issuer and the Guarantors giving specific consideration in this transaction for such agreement to pay the optional redemption premiums; and (D) the Issuer and the other Guarantors shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Each of the Issuer and the Guarantors expressly acknowledge that its agreement to pay or guarantee the payment of the optional redemption premiums to the Holders as herein described are individually and collectively a material inducement to Holders to make available (or be deemed to make available) the Notes.

SECTION 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes and this Indenture and, subject to the First Lien Intercreditor Agreement, the Collateral Agent may pursue any available remedy under the Collateral Documents.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee, the Collateral Agent or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.04 Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of Notes then outstanding, by written notice to the Trustee, may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences under this Indenture, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose hereof; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 6.05 Control by Majority.

Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or the Collateral Agent or exercising any trust or power conferred on it. However, either the Trustee or the Collateral Agent may refuse to follow any direction that conflicts with the law or this Indenture that the Trustee or the Collateral Agent, as applicable, determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee or the Collateral Agent in personal liability.

SECTION 6.06 Limitation on Suits.

A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

(a) the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

(d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(e) during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

SECTION 6.07 Rights of Holders of Notes To Receive Payment.

Notwithstanding any other provision hereof, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder of the Note.

SECTION 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a) or (b) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), the Issuer’s creditors or the Issuer’s property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder of a Note to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders of the Notes, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties which the Holders of the Notes may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder of a Note any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder of a Note thereof, or to authorize the Trustee to vote in respect of the claim of any Holder of a Note in any such proceeding.

SECTION 6.10 Priorities.

Subject to the First Lien Intercreditor Agreement, if the Trustee or the Collateral Agent collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

First: to the Trustee and the Collateral Agent, their respective agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the Collateral Agent and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any and interest, respectively; and

Third: to the Issuer or to such party as a court of competent jurisdiction shall direct in writing.

The Trustee may fix a record date and payment date for any payment to Holders of Notes.

SECTION 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes pursuant to this Article 6.

ARTICLE 7

TRUSTEE

SECTION 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent Person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) Except during the continuance of an Event of Default,

(i) the duties of the Trustee shall be determined solely by the express provisions hereof and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements hereof. However, in the case of certificates or opinions specifically required by any provision hereof to be furnished to it, the Trustee shall examine the certificates and opinions to determine whether or not they conform on their face to the requirements hereof but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein.

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.01.

(e) No provision hereof shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request of any Holders of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely and shall be protected in acting or refraining from acting upon any document (whether in original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document;

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both (in each case, in accordance with Section 12.04). The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care;

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers conferred upon it by this Indenture;

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer;

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security and indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction;

(g) The Trustee shall not be deemed to have notice of any Default or Event of Default unless written notice of any event which is in fact such a default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture;

(h) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder;

(i) The Trustee may request that the Issuer deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture; and

(j) In no event shall the Trustee be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(k) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate (including any Officers’ Certificate), statement, instrument, opinion (including any Opinion of Counsel), notice, request, direction, consent, order, bond, debenture, or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.

SECTION 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not the Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee (if any of the Notes are registered pursuant to the Securities Act), or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

SECTION 7.04 Trustee’s Disclaimer.

(a) The Trustee shall not be responsible for and makes no representation as to the validity or adequacy hereof or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision hereof, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

(b) The Trustee shall not be bound to make any investigation into facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer.

SECTION 7.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to a Responsible Officer of the Trustee in accordance with Section 7.02(g), the Trustee shall mail or otherwise deliver to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

SECTION 7.06 Limitation on Duty in Respect of Collateral.

Beyond the exercise of reasonable care in the custody thereof, neither the Collateral Agent nor the Trustee shall have any duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or as to preservation of rights against prior parties or any other rights pertaining thereto. Neither the Collateral Agent nor the Trustee shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. Each of the Trustee and the Collateral Agent shall be deemed to have exercised reasonable care with respect to the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Trustee or the Collateral Agent, as applicable, accords its own property and neither the Trustee nor the Collateral Agent shall be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee or the Collateral Agent in accordance with Section 7.02(c) or Section 11.07(b), as applicable.

The Trustee and the Collateral Agent shall not be responsible (i) for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Trustee and the Collateral Agent, (ii) for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, (iii) for the validity of the title of the Issuer to the Collateral, or (iv) for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral, in each case, except with respect to stock certificates, stock powers or other possessory collateral delivered to the Collateral Agent to the extent required under the Collateral Documents. The Trustee and the Collateral Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement (if any) or the Collateral Documents by the Issuer, any Guarantor, or the Credit Agreement Collateral Agent.

SECTION 7.07 Compensation and Indemnity.

The Issuer shall pay to the Trustee and Collateral Agent from time to time reasonable compensation for its acceptance hereof and services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee and Collateral Agent promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s and Collateral Agent’s agents and counsel.

The Issuer shall indemnify each of the Trustee and Collateral Agent and their respective agents, employees, officers, stockholders and directors for, and hold them harmless against any and all losses, liabilities, claims, damages or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture (including any other Note Document) including enforcement of this Section 7.07, except any such loss, liability, claim, damage or expense as shall be determined to have been caused by the negligence or willful misconduct of the Trustee or the Collateral Agent. Each of the Trustee and Collateral Agent shall notify the Issuer promptly of any claim of which a Responsible Officer has received written notice for which it may seek indemnity. Failure by the Trustee and Collateral Agent to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee and Collateral Agent shall cooperate in the defense. The Trustee and Collateral Agent may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel; provided, however, that the Issuer shall not be required to pay such fees and expenses if the Issuer assumes such defense unless there is a conflict of interest between the Issuer and the Trustee in connection with such defense as determined by Trustee in consultation with counsel. The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Issuer under this Section 7.07 shall survive the satisfaction and discharge hereof or the earlier resignation or removal of the Trustee.

To secure the Issuer’s payment obligations in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge hereof.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(i) or (j) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

SECTION 7.08 Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

The Trustee may resign in writing at any time upon 30 days written notice and be discharged from the trust hereby created by so notifying the Issuer. The Holders of at least a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer with 30 days prior notice. The Issuer may remove the Trustee if upon 30 days written notice:

(a) the Trustee fails to comply with Section 7.10 hereof;

(b) the Trustee is adjudged a bankrupt or an insolvent person, within the meaning of Bankruptcy Law, or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of Notes of at least 10% in principal amount of the then outstanding Notes may petition at the expense of the Issuer any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee after written request by any Holder of a Note who has been a Holder of a Note for at least six months fails to comply with Section 7.10 hereof, such Holder of a Note may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders of the Notes. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

If a Trustee resigns or is removed all fees and expenses of the Trustee incurred in the administration of the trust or in the performance of the duties hereunder shall be paid to the Trustee.

SECTION 7.09 Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

SECTION 7.10 Eligibility; Disqualification.

There shall at all times be a Trustee hereunder which shall be a corporation organized and doing business under the laws of the United States of America or of any state thereof authorized under such laws to exercise corporate trustee power, shall be subject to supervision or examination by federal or state authority and shall have a combined capital and surplus of at least $50 million as set forth in its most recent published annual report of condition.

SECTION 7.11 Collateral Documents; Intercreditor Agreements.

By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and the Collateral Agent, as the case may be, to execute and deliver the First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement in respect of permitted Junior Lien Obligations and any other Collateral Documents in which the Trustee or the Collateral Agent, as applicable, is named as a party, including any Collateral Documents executed after the Issue Date. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Collateral Agent are (a) expressly authorized to make the representations attributed to Holders in any such agreements and (b) not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, the First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any other Collateral Documents, the Trustee and the Collateral Agent each shall have all of the rights, immunities, indemnities, privileges and other protections granted to it under this Indenture and the Collateral Documents (in addition to those that may be granted to it under the terms of such other agreement or agreements).

ARTICLE 8

DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 8.01 Termination of the Issuer’s Obligations.

(a) The Issuer may terminate its Obligations as to all outstanding Notes and the Liens on Collateral securing the Notes shall be released, except those obligations referred to in paragraph (b) of this Section 8.01, when

(1) either:

(a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or, within one year will become due and payable or subject to redemption as set forth in Section 3.07 and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Issuer has paid all other sums payable under this Indenture by the Issuer; and

(3) the Issuer has delivered to the Trustee and the Collateral Agent an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge hereof have been complied with; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of Officers of the Issuer.

(b) Notwithstanding paragraph (a) of this Section 8.01, the Issuer’s obligations in Sections 2.03, 2.04, 2.05, 2.06, 7.07, 7.08, 8.07 and 8.08 hereof, and the rights, powers, trust, duties and immunities of the Trustee and the Collateral Agent, and the Issuer’s obligations in connection therewith, shall survive until the Notes are no longer outstanding pursuant to Section 2.08 hereof. After the Notes are no longer outstanding, the Issuer’s obligations in Sections 7.07, 7.08, 8.07 and 8.08 hereof shall survive such satisfaction and discharge.

SECTION 8.02 Option To Effect Legal Defeasance or Covenant Defeasance.

The Issuer may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, at any time, with respect to the Notes, elect to have either Section 8.03 or 8.04 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

SECTION 8.03 Legal Defeasance and Covenant Discharge.

Upon the Issuer’s exercise under Section 8.02 hereof of the option applicable to this Section 8.03, the Issuer shall be deemed to have been discharged from their obligations with respect to all outstanding Notes, each Guarantor’s obligation shall be discharged with respect to its Guarantee and the Liens on the Collateral securing the outstanding Notes shall be automatically terminated and released on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, such Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.06 hereof and the other Sections hereof referred to in clauses (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following, which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, or on the redemption date, as the case may be; (b) the Issuer’s obligations with respect to such Notes under Sections 2.05, 2.07, 2.08, 2.10, 2.11 and 4.02 hereof; (c) the rights, powers, trust, duties and immunities of the Trustee and the Collateral Agent hereunder, and the Issuer’s obligations in connection therewith; and (d) this Section 8.03. Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.03 notwithstanding the prior exercise of its option under Section 8.04 hereof with respect to the Notes.

SECTION 8.04 Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.02 hereof of the option applicable to this Section 8.04, the Issuer shall be released from its obligations under the covenants contained in Sections 3.08, 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15 (other than existence of the Issuer (subject to Section 5.01), 4.16, 4.18, 4.19, 5.1 (except clauses (a) and (b)) and 10.03 hereof with respect to the outstanding Notes and the Liens on Collateral securing the outstanding Notes shall be automatically terminated and released on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for GAAP). For this purpose, such Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01(c) hereof, but, except as specified above, the remainder hereof and such Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.02 hereof of the option applicable to this Section 8.04, Sections 6.01(c) through 6.01(g) shall not constitute Events of Default.

SECTION 8.05 Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.03 or Section 8.04 hereof to the outstanding Notes:

(a) the Issuer shall have irrevocably deposited with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable optional redemption date, as the case may be;

(b) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that (A) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in each case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance, and will be subject to U.S. federal income tax in the same amount, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) [reserved];

(e) no Default or Event of Default shall have occurred and be continuing on the date of such deposit;

(f) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, this Indenture or any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

(g) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit made by the Issuer pursuant to its election under Section 8.03 and 8.04 hereof was not made by the Issuer with the intent of preferring the Holders of the Notes over any of its other creditors or with the intent of defeating, hindering, delaying or defrauding any of its other creditors or others; and

(h) the Issuer shall have delivered to the Trustee an Officers’ Certificate and Opinion of Counsel stating that all conditions precedent provided for or relating to the Legal Defeasance under Section 8.03 hereof or the Covenant Defeasance under Section 8.04 hereof (as the case may be) have been complied with as contemplated by this Section 8.05.

SECTION 8.06 Deposited Money and Government Securities To Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.07 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.06, the “Trustee”) pursuant to Section 8.05 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.05 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or Government Securities held by it as provided in Section 8.05 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.05(a) hereof), are in excess of the amount thereof which would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.07 Repayment to Issuer.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuer on their request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter, as a general creditor, look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustees thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

SECTION 8.08 Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States Dollars or Government Securities in accordance with Section 8.03 or 8.04 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.03 or 8.04 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.03 or 8.04 hereof, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01 Without Consent of Holders of Notes.

Notwithstanding Section 9.02 hereof, the Issuer, the Guarantors and the Trustee and the Collateral Agent (as applicable) may amend or supplement this Indenture, the Notes or the Guarantees or amend or supplement any Collateral Document, the First Lien Intercreditor Agreement or any Junior Lien Intercreditor Agreement or any amended or supplemental indenture or any amendment or supplement to the Notes, the Guarantees, any Collateral Document, the First Lien Intercreditor Agreement or any Junior Lien Intercreditor Agreement without the consent of any Holder of a Note:

(a) to cure any ambiguity, defect or inconsistency (as determined by the Issuer in good faith);

(b) to provide for uncertificated Notes or Guarantees in addition to or in place of certificated Notes or Guarantees (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(c) to provide for the assumption of the obligations of the Issuer or any Guarantor to the Holders of the Notes in the case of a merger, amalgamation, arrangement, consolidation or sale of all or substantially all of the assets of the Issuer or such Guarantor, pursuant to Article 5 or Article 10 hereof;

(d) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the rights under this Indenture of any Holder of the Notes in any material respect;

(e) to provide for the issuance of additional Notes in accordance with the provisions set forth in this Indenture;

(f) to evidence and provide for the acceptance of an appointment of a successor trustee or a successor collateral agent;

(g) to comply with the rules of any applicable securities depository;

(h) to add Guarantees with respect to the Notes;

(i) to add Collateral with respect to the Notes and the Guarantees;

(j) to release Collateral from any Liens securing the Notes and the Guarantees when permitted or required by the Collateral Documents, this Indenture, the First Lien Intercreditor Agreement or any Junior Lien Intercreditor Agreement;

(k) to enter into any intercreditor agreement having substantially similar terms with respect to the holders of Notes as those set forth in the First Lien Intercreditor Agreement, or any joinder thereto or to enter into any Junior Lien Intercreditor Agreement in connection with the incurrence of any Future First Lien Obligations or Junior Lien Obligations not otherwise prohibited by this Indenture; or

(l) with respect to the Collateral Documents and the First Lien Intercreditor Agreement, as provided in the relevant Collateral Document or First Lien Intercreditor Agreement.

Upon the request of the Issuer accompanied by a resolution of the Board of Directors of the Issuer and a resolution of the Board of Directors of each Guarantor and upon receipt by the Trustee and Collateral Agent of the documents described in Sections 7.02, 9.06 and 11.04 hereof, the Trustee and Collateral Agent shall join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and shall make any further appropriate agreements and stipulations which may be therein contained, but neither the Trustee nor the Collateral Agent shall be obligated to enter into such amended or supplemental indenture or any amendment or supplement to the Notes, the Guarantees, any Collateral Document, the First Lien Intercreditor Agreement or any Junior Lien Intercreditor Agreement which affects its own rights, duties or immunities under this Indenture or otherwise.

SECTION 9.02 With Consent of Holders of Notes.

The Issuer, the Guarantors and the Trustee and/or Collateral Agent (as applicable) may amend or supplement this Indenture, the Notes, the Guarantees, the Collateral Documents, the First Lien Intercreditor Agreement and any Junior Lien Intercreditor Agreement or any amended or supplemental indenture or any amendment or supplement to the Notes, the Guarantees, any Collateral Document, the First Lien Intercreditor Agreement or any Junior Lien Intercreditor Agreement with the written consent of the Holders of at least a majority of the aggregate principal amount of Notes then outstanding (including consents obtained in connection with an exchange offer or tender offer for the Notes), and any existing Default and its consequences or compliance with any provision of this Indenture, the Notes, any Collateral Document, the First Lien Intercreditor Agreement or any Junior Lien Intercreditor Agreement may be waived with the consent of the Holders of a majority of the aggregate principal amount of Notes then outstanding (including consents obtained in connection with an exchange offer or tender offer for the Notes). Notwithstanding the foregoing, without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(a) reduce the aggregate principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than as provided in clause (h) below);

(c) reduce the rate of or change the time for payment of interest on any Note;

(d) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(e) make any Note payable in money other than that stated in the Notes;

(f) make any change in the provisions hereof relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or interest on the Notes;

(g) waive a redemption payment or mandatory redemption with respect to any Note (other than as provided in clause (h) below);

(h) amend, change or modify in any material respect the obligation of the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control after such Change of Control has occurred;

(i) release all or substantially all of the Guarantees of the Guarantors other than in accordance with Article 10;

(j) make any change in the foregoing amendment and waiver provisions;

(k) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Guarantees; or

(l) subordinate the payment of the Notes or Guarantees to any other obligation of the Issuers or the Guarantors.

Upon the request of the Issuer accompanied by a resolution of the Board of Directors of the Issuer and a resolution of the Board of Directors of each Guarantor, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Sections 7.02, 9.06 and 11.04 hereof, the Trustee shall join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture or amended or supplemental indenture or any amendment or supplement to the Notes, the Guarantees, any Collateral Document, the First Lien Intercreditor Agreement or any Junior Lien Intercreditor Agreement unless such amended or supplemental indenture or amendment or supplement to the Notes, the Guarantees, any Collateral Document, the First Lien Intercreditor Agreement or any Junior Lien Intercreditor Agreement affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture or such amendment or supplement to the Notes, the Guarantees, any Collateral Document, the First Lien Intercreditor Agreement or any Junior Lien Intercreditor Agreement.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding may waive compliance in a particular instance by the Issuer with any provision of this Indenture or of the Notes.

Notwithstanding the foregoing, without the consent of holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding, no amendment or waiver may (i) release all or substantially all of the Collateral from the Liens securing the Notes Obligations created by the Collateral Documents or (ii) change or alter the priority of the Liens securing the Notes Obligations created by the Collateral Documents in any manner adverse to the holders of the Notes or (iii) make any change in the First Lien Intercreditor Agreement, Junior Lien Intercreditor Agreement or in the provisions of this Indenture or any Collateral Document dealing with the application of proceeds of the Collateral that would materially adversely affect the Holders or alter the priority of the security interests in the Collateral.

SECTION 9.03 [Reserved].

SECTION 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder of a Note.

The Issuer may fix a record date for determining which Holders of the Notes must consent to such amendment, supplement or waiver. If the Issuer fixes a record date, the record date shall be fixed at (i) the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders of Notes furnished to the Trustee prior to such solicitation pursuant to Section 2.05 hereof or (ii) such other date as the Issuer shall designate.

SECTION 9.05 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.06 Trustee, Collateral Agent To Sign Amendments, Etc.

In executing, or accepting the additional trusts created by, any amendment, supplement or waiver permitted by this Article or the modification thereby of the trusts created by this Indenture, each of the Trustee and Collateral Agent, as applicable, shall receive, and shall by fully protected in relying upon, an Opinion of Counsel and an Officers’ Certificate stating that the execution of such amendment, supplement or waiver is authorized or permitted by this Indenture. The Trustee and Collateral Agent may, but shall not be obligated to, enter into any such amendment, supplement or waiver which affects, as the case may be, the Trustee’s or Collateral Agent’s own rights, duties or immunities under this Indenture, the Collateral Documents or the First Lien Intercreditor Agreement or otherwise.

ARTICLE 10

GUARANTEES

SECTION 10.01 Guarantee.

Subject to this Article 10, each of the Guarantors, jointly and severally, hereby unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and the Collateral Agent and their respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the Obligations of the Issuer hereunder or thereunder, that:

(a) the principal of, premium, if any, and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other Obligations of the Issuer to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, each of the Guarantors, jointly and severally, will be obligated to pay the same immediately.

Each of the Guarantors, jointly and severally, hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of a Note with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

Each of the Guarantors, jointly and severally, hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Guarantee will not be discharged except by complete performance of the Obligations guaranteed hereby. If any Holder or the Trustee is required by any court or otherwise, or any custodian, Trustee, liquidator or other similar official acting in relation to either the Issuer or any Guarantor, to return to the Issuer or any Guarantor any amount paid by either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each of the Guarantors, jointly and severally, agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Obligations guaranteed hereby until payment in full of all Obligations guaranteed hereby. Each of the Guarantors, jointly and severally, further agrees that, as between such Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such Obligations as provided in Article 6, such Obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of this Guarantee unless subsequently rescinded as set forth therein. Notwithstanding the foregoing, in the event that any Guarantee would constitute or result in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, the liability of the applicable Guarantor under its Guarantee shall be reduced to the maximum amount permissible under such fraudulent conveyance or similar law.

The Guarantors hereby agree as among themselves that each Guarantor that makes a payment or distribution under a Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment hereunder based on the respective net worth of all the Guarantors at the time of such payment determined in accordance with GAAP. The preceding sentence shall in no way affect the rights of the Holders of Notes, the Trustee or the Collateral Agent to the benefits hereof, the Notes, the Guarantees or the Collateral Documents.

Nothing contained in this Section 10.01 or elsewhere in this Indenture, the Notes or the Guarantees shall impair, as between any Guarantor and the Holder of any Note, the obligation of such Guarantor, which is unconditional and absolute, to pay to the Holder thereof the principal of, premium, if any, and interest on such Notes in accordance with their terms and the terms of the Guarantee and this Indenture, nor shall anything herein or therein prevent the Trustee, the Collateral Agent or the Holder of any Note from exercising all remedies otherwise permitted by applicable law or hereunder or thereunder upon the occurrence of an Event of Default.

SECTION 10.02 Execution and Delivery of Guarantees.

To evidence its Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by any of its Officers (or, with respect to any Guarantor that provides a Guarantee after the Issue Date, as set forth in Section 4.15). The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantees set forth in this Indenture on behalf of the Guarantors.

SECTION 10.03 Merger, Consolidation or Sale of Assets of Guarantors.

Subject to Section 10.05 hereof, a Guarantor may not, and the Issuer shall not cause or permit any Guarantor to, consolidate, amalgamate, participate in an arrangement with or merge with or into (whether or not such Guarantor is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person other than the Issuer or another Guarantor (in each case other than in accordance with Section 4.10) unless:

(a) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, arrangement or merger (if other than the Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, limited partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(b) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Guarantor) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Guarantor under this Indenture, the Notes, the Collateral Documents and the First Lien Intercreditor Agreement (and, if applicable, any Junior Lien Intercreditor Agreement) pursuant to a supplemental indenture and joinders or supplements, as applicable, to the Collateral Documents and the First Lien Intercreditor Agreement (and, if applicable, any Junior Lien Intercreditor Agreement), in each case, in form reasonably satisfactory to the Trustee and the Collateral Agent; and

(c) immediately after such transaction, no Event of Default exists.

Nothing contained in this Indenture shall prevent any consolidation or merger of a Guarantor with or into the Issuer or another Guarantor that is a Wholly-Owned Restricted Subsidiary of the Issuer or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Issuer or another Guarantor that is a Wholly-Owned Restricted Subsidiary of the Issuer. Except as set forth in Articles 4 and 5 hereof, nothing contained in this Indenture shall prevent any consolidation or merger of a Guarantor with or into the Issuer or another Guarantor that is a Restricted Subsidiary of the Issuer or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Issuer or another Guarantor that is a Restricted Subsidiary of the Issuer.

SECTION 10.04 Successor Corporation Substituted.

Upon any consolidation, amalgamation, arrangement, merger, sale or conveyance described in paragraphs (a) through (c) of Section 10.03 hereof, and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of any Guarantee previously signed by the Guarantor and the due and punctual performance of all of the covenants and conditions hereof to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Guarantees to be issuable hereunder by such Guarantor and delivered to the Trustee. All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Guarantees had been issued at the date of the execution of such Guarantee by such Guarantor. When a successor Person assumes all the obligations of the Issuer under the Notes and this Indenture pursuant to Article 5 hereof, the applicable predecessor shall be released from the obligations so assumed.

SECTION 10.05 Releases from Guarantees.

A Guarantor shall be released and relieved of its obligations under its Guarantee upon:

(1) in connection with any direct or indirect sale, conveyance or other disposition of all the Capital Stock of such Guarantor (including any such sale, conveyance or other disposition after which such Guarantor is no longer a Restricted Subsidiary and excluding any sale, conveyance or other disposition of the Capital Stock of a Professional Services Affiliate to another Person if such Professional Services Affiliate remains a Restricted Subsidiary) or of all or substantially all of the assets and property of such Guarantor, if such sale or disposition is made in compliance with Section 4.10;

(2) such Guarantor is liquidated in accordance with the provisions hereof;

(3) the Issuer designates any such Guarantor as an Unrestricted Subsidiary in compliance with the terms of this Indenture;

(4) with respect to any Guarantor, if such Guarantor becomes an Excluded Subsidiary in compliance with the terms of this Indenture (and subject to the immediately succeeding paragraph); or

(5) upon the satisfaction and discharge of this Indenture in accordance with Section 8.01 or upon any Legal Defeasance or Covenant Defeasance.

For the avoidance of doubt, no Guarantee of a Guarantor shall be released as a result of the issuance or sale of Preferred Equity Interests in a Restricted Subsidiary to a Strategic Investor. In addition, in the event any Guarantor becomes an Excluded Subsidiary because it is no longer a Wholly Owned Restricted Subsidiary, such Guarantor shall not be released of its obligations under its Guarantee except pursuant to a transaction with a non-Affiliate for bona fide business purposes and the purpose of which was not to evade the Guarantee requirements.

Upon delivery by the Issuer to the Trustee and the Collateral Agent of an Officers’ Certificate and an Opinion of Counsel to the effect that all the conditions precedent to such sale or other disposition have been complied with or that such Guarantor has been released from its obligations under its Guarantee in accordance with any other provision of this Section 10.05, the Trustee and the Collateral Agent shall execute any documents pursuant to written direction of the Issuer in order to evidence the release of any such Guarantor from its obligations under its Guarantee. Any such Guarantor not released from its obligations under its Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of such Guarantor under this Indenture as provided in this Article 10.

ARTICLE 11

COLLATERAL

SECTION 11.01 Collateral Documents.

The due and punctual payment of the principal of, premium on, if any, and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest on the Notes and performance of all other Notes Obligations of the Issuer and the Guarantors to the Holders of the Notes or the Trustee and/or Collateral Agent (as applicable), according to the terms of this Indenture, the Notes and the Guarantees, shall be secured as provided in the Collateral Documents, which the Issuer and the Guarantors entered into on the Issue Date and which define the terms of the Liens that secure the Notes Obligations, subject to the terms of the First Lien Intercreditor Agreement.

The Trustee, the Issuer and the Guarantors hereby acknowledge and agree that the Collateral Agent holds the Collateral for the benefit of the Holders, the Trustee and the Collateral Agent and pursuant to the terms of the Collateral Documents and the First Lien Intercreditor Agreement. Each Holder, by accepting a Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the First Lien Intercreditor Agreement, each as may be in effect or may be amended from time to time in accordance with their terms and the terms of this Indenture, and authorizes and directs the Collateral Agent and/or the Trustee, as applicable, to enter into the Collateral Documents and the First Lien Intercreditor Agreement on the Issue Date, and, at any time after the Issue Date, if applicable, any Junior Lien Intercreditor Agreement in respect of permitted Junior Lien Obligations, and any amendments, supplements, and/or joinders to the foregoing to which it is a party, at any time after the Issue Date, if applicable, and to perform its obligations and exercise its rights thereunder in accordance therewith.

The Issuer shall deliver to the Collateral Agent copies of all documents required to be filed pursuant to the Collateral Documents, and shall do or cause to be done all such acts and things as may be necessary, proper, or as may be required by the Collateral Documents, to assure and confirm to the Collateral Agent the security interest in the Collateral contemplated hereby, by the Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. On or following the Issue Date and subject to the First Lien Intercreditor Agreement, the Issuer and the Guarantors shall execute any and all further documents, financing statements (including continuation statements and amendments to financing statements), agreements and instruments, make all filings (including filings of financing statements under the UCC and continuation statements and amendments to such financing statements that may be necessary to continue the effectiveness of such financing statements), and take all further action that may be required under applicable law in order to grant, preserve, maintain, protect and perfect (or continue the perfection of) the validity and priority of the Liens and security interests created or intended to be created by the Collateral Documents in the Collateral, subject to Permitted Liens.

SECTION 11.02 Release of Collateral.

The Liens on the Collateral owned by any Guarantor shall be automatically released when such Guarantor’s Guarantee is released in accordance with the terms of this Indenture. In addition, the Liens securing the Notes and the Guarantees shall be released automatically:

(i) in whole, upon payment in full of all principal, interest and the other Notes Obligations or upon the satisfaction and discharge of this Indenture in accordance with Section 8.01 or upon any Legal Defeasance or Covenant Defeasance;

(ii) in whole or in part, with the consent of the requisite holders of Notes in accordance with Section 9.02;

(iii) in part, as to any Property constituting Collateral that is disposed of to a Person other than the Issuer or a Guarantor (other than dispositions of the equity interests of Professional Services Affiliates or of property or assets of Professional Services Affiliates to other Professional Services Affiliates or owners of the equity interest of Professional Services Affiliates) in a transaction permitted pursuant to Section 4.10 and not otherwise prohibited by this Indenture, the Collateral Documents or the First Lien Intercreditor Agreement;

(iv) with respect to any Collateral that becomes Excluded Property, upon such Collateral becoming Excluded Property pursuant to a transaction or circumstance not prohibited by the terms of this Indenture;

(v) with respect to Collateral that is Capital Stock, upon the dissolution or liquidation of the issuer of such Capital Stock in a transaction that is not prohibited by the terms of this Indenture; and

(vi) in accordance with the First Lien Intercreditor Agreement.

The Collateral Agent shall, without recourse, representation or warranty, execute documents reasonably requested by the Issuer or the Guarantors to evidence the release of the Collateral as set forth above in accordance with the provisions of this Indenture, at the expense of the Issuer and the Guarantors, upon receipt of an Officers’ Certificate of the Issuer certifying that such release of Collateral is in accordance with the terms of this Indenture and that all conditions precedent relating to the release of Collateral have been satisfied. The Collateral Agent shall not be liable for any such release undertaken in reliance upon any such Officers’ Certificate, and notwithstanding any term hereof or in any Collateral Document or any other Notes Document to the contrary, the Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction, discharge or termination, unless and until it receives such Officers’ Certificate.

For the avoidance of doubt, no Liens on Collateral shall be released as a result of the issuance or sale of Preferred Equity Interests in a Restricted Subsidiary to a Strategic Investor.

SECTION 11.03 Suits to Protect the Collateral.

Subject to the provisions of Article 7, the Collateral Documents and the First Lien Intercreditor Agreement, the Trustee may or may direct the Collateral Agent, in each case on behalf of the Holders of the Notes, to take all actions it determines necessary or appropriate in order to:

(a) enforce any of the terms of the Collateral Documents; and

(b) collect and receive any and all amounts payable in respect of the Obligations of the Issuer and the Guarantors hereunder.

Subject to the provisions of the Collateral Documents and the First Lien Intercreditor Agreement, the Trustee and the Collateral Agent shall have the power to institute and to maintain such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Collateral Documents or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 11.03 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Collateral Agent.

SECTION 11.04 Authorization of Receipt of Funds by the Trustee Under the Collateral Documents.

Subject to the provisions of the First Lien Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Upon the full and final payment and performance of all Notes Obligations of the Issuer and the Guarantors under this Indenture and the Notes or upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Indenture in accordance with Section 8.01 hereof, the Trustee will, at the request of the Issuer, deliver a certificate to the Collateral Agent stating that such Notes Obligations have been paid in full, and instruct the Collateral Agent to release the Liens pursuant to this Indenture and the Collateral Documents.

SECTION 11.05 Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder or under any Collateral Document be bound to ascertain the authority of the Collateral Agent or the Trustee to execute the applicable release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 11 to be sold be under any obligation to ascertain or inquire into the authority of the Issuer or the applicable Guarantor to make any such sale or other transfer.

SECTION 11.06 Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver, interim receiver or trustee, lawfully appointed, the powers conferred in this Article 11 upon the Issuer or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver, interim receiver or trustee, and an instrument signed by such receiver, interim receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article 11; and if the Trustee or the Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Collateral Agent.

SECTION 11.07 Collateral Agent.

(a) Each of the Holders by acceptance of the Notes hereby designates and appoints the Collateral Agent as its agent under this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any, and each of the Holders by acceptance of the Notes and the Trustee hereby irrevocably authorizes the Collateral Agent to take such action on their behalf under the provisions of this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any, and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any, and consents and agrees to the terms of the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and each Collateral Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Collateral Agent accepts such appointment and agrees to act as such on the express conditions contained in this Section 11.07. Each Holder agrees that any action taken by the Collateral Agent in accordance with the provisions of this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and the Collateral Documents, and the exercise by the Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any, the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Notes Documents to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder, the Issuer or any Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any, or otherwise exist, against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Collateral Agent may perform any of its duties under this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, by or through receivers, agents, employees or attorneys-in-fact and shall be entitled to advice of counsel of its selection concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by such counsel. The Collateral Agent shall not be responsible for the negligence or misconduct of any receiver, agent, employee or attorney-in-fact that it selects as long as such selection was made in good faith and with due care.

(c) The Collateral Agent shall not (i) be liable for any action taken or omitted to be taken by it under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Collateral Document, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuer or any other Guarantor or Affiliate of any Guarantor, or any Officer thereof, contained in this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement, or the Junior Lien Intercreditor Agreement, if any, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, or for any failure of the Issuer, any Guarantor or any other party to this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, to perform its obligations hereunder or thereunder. The Collateral Agent shall not be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, or to inspect the properties, books, or records of the Issuer, any Guarantor or any of their Affiliates.

(d) The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuer or any Guarantor), independent accountants and other experts and advisors selected by the Collateral Agent. The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, unless it shall first receive such written direction or consent of the Holders of a majority in aggregate principal amount of the Notes and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e) The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any default or Event of Default, unless a Responsible Officer of the Collateral Agent shall have received written notice from the Trustee or the Issuer referring to this Indenture, describing such Event of Default and stating that such notice is a “notice of default.” The Collateral Agent shall take such action with respect to such Event of Default as may be requested in accordance with, and subject to the provisions of, Article 6 by the Trustee or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 11.07 and the terms of the First Lien Intercreditor Agreement and any Junior Lien Intercreditor Agreement).

(f) The Collateral Agent may resign at any time upon 30 days’ advance written notice to the Trustee and the Issuer, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent. If the Collateral Agent resigns under this Indenture, the Issuer shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Collateral Agent (as stated in the notice of resignation), the Collateral Agent may appoint, at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, a successor collateral agent, subject to the consent of the Issuer (which consent shall not be unreasonably withheld and which shall not be required during a continuing Event of Default). If no successor collateral agent is appointed and consented to by the Issuer pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After the retiring Collateral Agent’s resignation hereunder, the provisions of this Section 11.07 (and Section 7.07 hereof) shall continue to inure to its benefit and the retiring Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Indenture, the First Lien Intercreditor Agreement or any Junior Lien Intercreditor Agreement.

(g) UMB Bank, National Association shall initially act as Collateral Agent and shall be authorized to appoint co-Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Collateral Documents or the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, neither the Collateral Agent nor any of its respective officers, directors, employees or agents shall be liable to Issuer, any Guarantor or any Notes Secured Party for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

(h) By their acceptance of a Note hereunder, the Collateral Agent is authorized and directed by the Holders to (i) enter into the Collateral Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the First Lien Intercreditor Agreement on the Issue Date, (iii) enter into the Junior Lien Intercreditor Agreement, if any, after the Issue Date, (iv) make the representations of the Holders set forth in the Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, (v) bind the Holders on the terms as set forth in the Collateral Documents, the First Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement, if any, (vi) perform and observe its obligations under the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any; and (vii) release any Collateral in accordance with Section 11.02.

(i) If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article 6, the Trustee shall promptly turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent such proceeds to be applied by the Collateral Agent pursuant to the terms of this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement (if any).

(j) The Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the UCC, can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Issuer, the Trustee shall notify the Collateral Agent thereof and promptly shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

(k) The Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by the Issuer, any Guarantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Issuer’s or any Guarantor’s property constituting Collateral intended to be subject to the Lien and security interest of the Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Indenture, any Collateral Document, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Collateral Documents. Neither the Trustee nor the Collateral Agent shall have a duty or obligation to monitor the condition, financial or otherwise, of the Issuer or any Guarantor.

(l) If the Issuer or any Guarantor (i) incurs any obligations in respect of First Lien Obligations or Junior Lien Obligations at any time when no applicable intercreditor agreement is in effect or at any time when Indebtedness constituting First Lien Obligations or Junior Lien Obligations entitled to the benefit of an existing First Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement is concurrently retired, and (ii) delivers to the Collateral Agent an Officer’s Certificate so stating and requesting the Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the First Lien Intercreditor Agreement or, in the case of the Junior Lien Intercreditor Agreement, in customary market form (as reasonably determined by the Issuer as set forth in an Officer’s Certificate delivered to the Trustee and the Collateral Agent)) in favor of a designated agent or representative for the holders of the First Lien Obligations or Junior Lien Obligations so incurred, the Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Issuer, including reasonable legal fees and expenses of the Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(m) No provision of this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, or any Collateral Document shall require the Collateral Agent or the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders unless it shall have received indemnity satisfactory to the Collateral Agent against potential costs and liabilities incurred by the Collateral Agent relating thereto.

Notwithstanding anything to the contrary contained in this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, or the Collateral Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances in an amount and in a form all satisfactory to the Collateral Agent in its sole discretion, protecting the Collateral Agent from all such liability. The Collateral Agent shall at any time be entitled to cease taking any action described in this clause (m) if it no longer reasonably deems any indemnity, security or undertaking from the Issuer or the Holders to be sufficient.

(n) The Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and the Collateral Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Issuer (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Collateral Agent shall not be construed to impose duties to act.

(o) The Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Issuer or any other Guarantor under this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and the Collateral Documents. The Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, or in any certificate, report, statement, or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, or any Collateral Document; the execution, validity, genuineness, effectiveness or enforceability of the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and any Collateral Documents of any other party thereto. The Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and the Collateral Documents, or the satisfaction of any conditions precedent contained in this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and any Collateral Documents. The Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and the Collateral Documents unless expressly set forth hereunder or thereunder or as directed by Holders of a majority in aggregate principal amount of the Notes. The Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any.

(p) The parties hereto and the Holders hereby agree and acknowledge that neither the Collateral Agent shall not assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, the Collateral Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and the Collateral Documents, the Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent in the Collateral and that any such actions taken by the Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral, as those terms are defined in Section 101(20)(E) of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq., as amended.

(q) Upon the receipt by the Collateral Agent of a written request of the Issuer signed by an Officer containing the statements required herein (a “Collateral Document Order”) and the Opinion of Counsel and Officer’s certificate required by this Section, the Collateral Agent shall execute and enter into, and if satisfactory in form to the Collateral Agent, shall execute and enter into, without the further consent of any Holder or the Trustee, any Collateral Document or amendment or supplement thereto to be executed after the Issue Date. Such Collateral Document Order shall (i) state that it is being delivered to the Collateral Agent pursuant to, and is a Collateral Document Order referred to in, this Section 11.07(r), and (ii) instruct the Collateral Agent to execute and enter into such Collateral Document. Any such execution of a Collateral Document shall be at the direction and expense of the Issuer, upon delivery to the Collateral Agent of an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent to the execution and delivery of the Collateral Document have been satisfied and the entry into such Collateral Document(s) is otherwise permitted by the terms of this Indenture. The Holders, by their acceptance of the Notes, hereby authorize and direct the Collateral Agent to execute such Collateral Documents.

(r) Subject to the provisions of the applicable Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any, each Holder, by acceptance of the Notes, agrees that the Collateral Agent shall execute and deliver the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and the Collateral Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, except as expressly set forth herein, in the Collateral Documents, in the First Lien Intercreditor Agreement or any Junior Lien Intercreditor Agreement, the Collateral Agent shall have no discretion under this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, or the Collateral Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes.

(s) After the occurrence and continuance of an Event of Default, the Trustee may direct the Collateral Agent in connection with any action required or permitted by this Indenture, the Collateral Documents or the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any.

(t) The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, and to the extent not prohibited under the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 and the other provisions of this Indenture, the First Lien Intercreditor Agreement or any Junior Lien Intercreditor Agreement.

(u) In each case that the Collateral Agent may or is required hereunder or under any Collateral Document, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, to take any action (an “Action”), including, without limitation, to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Collateral Document, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, the Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. If the Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Collateral Agent shall be entitled to refrain from such Action unless and until the Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Collateral Agent shall not incur liability to any Person by reason of so refraining.

(v) Notwithstanding anything to the contrary in this Indenture, in any Collateral Document, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, in no event shall the Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any (including, without limitation, the filing or continuation of any UCC financing, financing change or continuation statements or similar documents or instruments), nor shall the Collateral Agent or the Trustee be responsible for, and neither the Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Collateral Documents or the security interests or Liens intended to be created thereby.

(w) Before the Collateral Agent acts or refrains from acting in each case at the request or direction of the Issuer or the Guarantors, or in connection with any Collateral Document, the First Lien Intercreditor Agreement or any Junior Lien Intercreditor Agreement, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of this Section 11.07 and Section 12.04 hereof. The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(x) Notwithstanding anything to the contrary contained herein but subject to the terms of the First Lien Intercreditor Agreement or any Junior Lien Intercreditor Agreement, the Collateral Agent shall act pursuant to the instructions of the Note Secured Parties as provided in this Indenture solely with respect to the Collateral Documents.

(y) If any Collateral Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including this transaction) to, another corporation, the successor corporation without any further act shall be the successor of such Collateral Agent.

ARTICLE 12

MISCELLANEOUS

SECTION 12.01 [Reserved].

SECTION 12.02 Notices.

Any notice or communication by the Issuer, any Guarantor, the Trustee or Collateral Agent to the others is duly given if in writing and delivered by hand-delivery, registered first-class mail, next-day air courier or facsimile:

If to the Issuer or any Guarantor, to it care of:

Akumin Inc.

8300 W Sunrise Blvd

Plantation, FL 33322

Facsimile No.: (954) 678-4489

Attention: General Counsel

If to the Trustee or Collateral Agent:

UMB Bank, National Association

100 William Street, Suite 1850

New York, NY 10038

Attn: Corporate Trust

The Issuer, any Guarantor, the Trustee or Collateral Agent, by notice to the other, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders of Notes) shall be deemed to have been duly given: when delivered by hand, if personally delivered; five Business Days after being deposited in the mail, certified or registered, return receipt requested, postage prepaid, if mailed; one Business Day after being timely delivered to a next-day air courier; and when transmission is confirmed, if sent by facsimile.

Any notice or communication to a Holder of a Note shall be mailed by first class mail to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder of a Note or any defect in it shall not affect its sufficiency with respect to other Holders of Notes.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders of Notes, it shall mail a copy to the Trustee and each Agent at the same time.

Any notice or communication delivered or to be delivered to a Holder of Global Notes shall be delivered in accordance with the Applicable Procedures and shall be sufficiently given to it if so delivered within the time prescribed.

Each of the Trustee and Collateral Agent agree to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Trustee and Collateral Agent shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Issuer elects to give the Trustee and Collateral Agent e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee and Collateral Agent in their discretion elects to act upon such instructions, the Trustee’s and Collateral Agent’s understanding of such instructions shall be deemed controlling. Neither the Trustee nor the Collateral Agent shall be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s or Collateral Agent’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Issuer agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee and Collateral Agent, including without limitation the risk of the Trustee or Collateral Agent acting on unauthorized instructions, and the risk or interception and misuse by third parties.

SECTION 12.03 [Reserved].

SECTION 12.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Trustee or the Collateral Agent to take any action under this Indenture (other than the application for authentication of the Initial Notes), the Issuer shall furnish to the Trustee:

(a) an Officers’ Certificate in form reasonably satisfactory to the Trustee and the Collateral Agent stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel in form reasonably satisfactory to the Trustee and the Collateral Agent stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

SECTION 12.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture, if applicable; shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

SECTION 12.06 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders of Notes. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 12.07 No Personal Liability of Directors, Owners, Employees, Incorporators and Stockholders.

No director, owner, officer, employee, member, partner, manager, incorporator or stockholder of the Issuer, the Guarantors or any of their Affiliates, as such, shall have any liability for any obligations of the Issuer, the Guarantors or any of their Affiliates under the Notes, the Guarantees, this Indenture, the First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement, if applicable, or any Collateral Document or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 12.08 Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 12.09 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret another indenture, loan or debt agreement of the Issuer or any of its respective Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 12.10 Successors.

All agreements of the Issuer and the Guarantors in this Indenture and the Notes and the Guarantees shall bind the successors of the Issuer and the Guarantors, respectively. All agreements of the Trustee and the Collateral Agent in this Indenture shall bind its respective successor.

SECTION 12.11 Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 12.12 Counterpart Originals.

This Indenture may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart (including a counterpart executed by electronic signature) of a signature page of this Indenture by telecopy or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Indenture. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Indenture or any document to be signed in connection with this Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means. All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any such communication sent to the Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign, AdobeSign or such other digital signature provider as specified in writing to the Trustee by the authorized representative of the Issuer. The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. The Issuer agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

SECTION 12.13 Table of Contents, Headings, Etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections hereof have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 12.14 Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, epidemics or pandemics, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 12.15 Waiver of Jury Trial.

EACH OF THE ISSUER, THE GUARANTORS, THE HOLDERS BY THEIR ACCEPTANCE OF THE NOTES, AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 12.16 Certain Tax Matters Related to the Trustee.

In order to comply with applicable tax laws, rules and regulations (inclusive of directives, guidelines and interpretations promulgated by competent authorities) in effect from time to time (“Applicable Law”), the Issuer agrees (i) to provide to UMB Bank, National Association sufficient information about holders or other applicable parties and/or transactions (including any modification to the terms of such transactions) so UMB Bank, National Association can determine whether it has tax related obligations under Applicable Law, (ii) that UMB Bank, National Association shall be entitled to make any withholding or deduction from payments under this Indenture to the extent necessary to comply with Applicable Law for which UMB Bank, National Association shall not have any liability, and (iii) to hold harmless UMB Bank, National Association for any losses it may suffer due to the actions it takes to comply with such Applicable Law. The terms of this section shall survive the termination of this Indenture.

SECTION 12.17 Submission to Jurisdiction.

The Issuer and each Guarantor hereby irrevocably submits to the jurisdiction of any New York State court sitting in the Borough of Manhattan in the City of New York or any federal court sitting in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to this Indenture, the Guarantees and the Notes, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts. The Issuer hereby appoints CT Corporation at 28 Liberty Street, New York, NY 10004, or, if otherwise, its principal place of business in the City of New York from time to time, as its agent for service of process, and agrees that service of any process, summons, notice or document by hand delivery or registered mail upon such agent shall be effective service of process for any suit, action or proceeding brought in any such court.

SECTION 12.18 Intercreditor Agreements.

Reference is made to the First Lien Intercreditor Agreement and any Junior Lien Intercreditor Agreement (if applicable). Each Holder, by its acceptance of a Note, (a) consents to the priority of Liens and payments provided for in the First Lien Intercreditor Agreement and any Junior Lien Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the First Lien Intercreditor Agreement or any such Junior Lien Intercreditor Agreement and (c) authorizes and instructs the Collateral Agent and the Trustee to enter into the First Lien Intercreditor Agreement and any Junior Lien Intercreditor Agreement as the Collateral Agent and as representative on behalf of such Holder, including without limitation, making the representations of the Holders contained therein, and including any amendments, restatements or supplements thereto providing for, inter alia, substantially the same rights, priorities and obligations referred to in the applicable intercreditor agreement and covering any other matters incidental thereto.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first above written.

[AKUMIN INC.,]
as Issuer

By:
Name:
Title:

[Akumin – Signature Page to Indenture]

AKUMIN HOLDINGS CORP.

By:
Name:
Title:

ADVANCED DIAGNOSTIC GROUP, LLC[5]
ADVANCED DIAGNOSTIC HOLDINGS, LLC
ADVANCED DIAGNOSTIC RESOURCES, LLC
AFO IMAGING, INC.
AKUMIN CORP.
AKUMIN FL, LLC
AKUMIN FLORIDA HOLDINGS, LLC
AKUMIN HEALTH ILLINOIS, LLC
AKUMIN HOLDINGS CORP.
AKUMIN IMAGING TEXAS, LLC
DELAWARE OPEN MRI RADIOLOGY ASSOCIATES, LLC
ELITE IMAGING, LLC
ELITE RADIOLOGY OF GEORGIA, LLC
IMAGING CENTER OF WEST PALM BEACH LLC
JEANES RADIOLOGY ASSOCIATES, LLC
LCM IMAGING, INC.
LEBANON DIAGNOSTIC IMAGING, LLC
PMI PARTNERS, LLC
PREFERRED IMAGING AT CASA LINDA PLAZA, LLC
PREFERRED IMAGING AT THE MEDICAL CENTER, LLC
PREFERRED IMAGING HEB, LLC
PREFERRED IMAGING OF AUSTIN, LLC
PREFERRED IMAGING OF CORINTH, LLC
PREFERRED IMAGING OF DENTON, LLC
PREFERRED IMAGING OF FORT WORTH, LLC
PREFERRED IMAGING OF FRISCO, LLC
PREFERRED IMAGING OF GARLAND, LLC
PREFERRED IMAGING OF GRAPEVINE/COLLEY- VILLE, LLC
PREFERRED IMAGING OF IRVING, LLC
PREFERRED IMAGING OF MCKINNEY, LLC
PREFERRED IMAGING OF MESQUITE, LLC
PREFERRED IMAGING OF PLANO, LLC
PREFERRED IMAGING ON PLANO PARKWAY, LLC
PREFERRED OPEN MRI, LLC
RITTENHOUSE IMAGING CENTER, LLC
ROSE RADIOLOGY CENTERS, LLC
ROUND ROCK IMAGING, LLC

[5]	NTD: Guarantors to be confirmed based on structure at emergence.

[Akumin – Signature Page to Indenture]

SYNCMED, LLC
TIC ACQUISITION HOLDINGS, LLC
VISTA PEM PROVIDERS, LLC
WILKES-BARRE IMAGING, L.L.C.

By:
Name:
Title:

[Akumin – Signature Page to Indenture]

UMB BANK, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:
Name:
Title:

[Akumin – Signature Page to Indenture]

EXHIBIT A

[Face of Note]

Senior Secured Note due 2027

Cert. No. [__]

CUSIP No. [__]

[Akumin Inc.]

promises to pay to [   ]

or its registered assigns

the principal sum of

Dollars on August 1, 2027

Interest Payment Dates: May 1 and November 1, commencing May 1, 2024.

Record Dates: April 15 and October 15 (whether or not a Business Day).

A-1

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

[AKUMIN INC.]

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Dated:

This is one of the Notes referred to in the within-mentioned Indenture.

UMB BANK, NATIONAL ASSOCIATION as Trustee

By:
Authorized Signatory

(Back of Note)

Capitalized terms used herein have the meanings assigned to them in the Indenture (as defined below) unless otherwise indicated.

(1) Interest. [Akumin Inc., a Delaware corporation]6 (the “Issuer”) promises to pay interest on the principal amount of this Note at the rate and in the manner specified below. Interest will accrue (i) from the period between [EMERGENCE DATE] and November 1, 2025, in cash at 8.000% per annum, and (ii) after November 1, 2025, at the election of the Issuer, (A) in cash at a rate of 9.000% (“Full Cash Interest”), or (B) at a rate of 8.000% per annum in cash (“Partial Cash Interest”) and 2.000% per annum by increasing the principal amount of the outstanding Notes (“PIK Interest”) by issuing additional notes under the indenture having the same terms as the Notes offered hereby (such increased principal amount of Notes, “PIK Interest Additional Notes”). The interest payable on the First Interest Payment Date shall equal an amount equal to the sum of (a) the amount of interest calculated in accordance with the immediately preceding sentence and (b) $[ ]7. If the Issuer pays a portion of the interest on the Notes as Partial Cash Interest and pays a portion as PIK Interest, such Partial Cash Interest and PIK Interest shall be paid to holders of the Notes pro rata in accordance with their interests. Interest will be payable semi-annually in cash, or after November 1, 2025, in cash or in a combination of Partial Cash Interest and PIK interest, on each May 1 and November 1, commencing May 1, 2024 (the “First Interest Payment Date”), or if any such day is not a Business Day on the next succeeding Business Day (each, an “Interest Payment Date”) to Holders of record of the Notes at the close of business on the immediately preceding April 15 and October 15, whether or not a Business Day. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. To the extent lawful, the Issuer shall pay interest on overdue principal at the rate of the then applicable interest rate on the Notes; it shall pay interest on overdue installments of interest (without regard to any applicable grace periods) at the same rate to the extent lawful.

For all interest periods commencing after November 1, 2025, the Issuer must elect the form(s) of interest payment by delivering a written notice to the Trustee prior to the commencement of the relevant interest period, which notice shall state the total amount of interest to be paid as Full Cash Interest or Partial Cash Interest on such interest payment date and the amount of such interest to be paid as PIK Interest. Trustee shall make such notice available to holders of the Notes. In the absence of such an election for any interest period, interest on the Note shall be payable after November 1, 2025 according to the election for the immediately preceding interest period or, in the case of the first interest period, as 9.000% per annum as Full Cash Interest.

(2) Method of Payment. The Issuer shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the record date next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date. The Issuer will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Notes will be payable both as to principal and interest at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of Notes at their respective addresses set forth in the register of Holders of Notes. Unless otherwise designated by the Issuer, the Issuer’s office or agency will be the office of the Trustee maintained for such purpose.

(3) Paying Agent and Registrar. Initially, the Trustee will act as Paying Agent and Registrar. The Issuer may change any Paying Agent, Registrar or co-registrar without prior notice to any Holder of a Note. The Issuer may act in any such capacity.

[6]	NTD: Per the plan, the issuer for these notes will the “Reorganized Parent.” Entity name TBD.
[7]

To be an amount equal to the amount of interest accrued, but unpaid, with respect to the existing 2025 notes, i.e. the interest that would have accrued from the last interest payment date, or the last adequate protection payment, through the Emergence Date, had the Issuer not filed for chapter 11.

(4) Indenture. The Issuer issued the Notes under an Indenture, dated as of [•] (the “Indenture”), among the Issuer, the Guarantors, and UMB Bank, National Association, as trustee (in such capacity, the “Trustee”) and as notes collateral agent (in such capacity, the “Collateral Agent”). This is one of an issue of Notes of the Issuer issued, or to be issued, under the Indenture. The Issuer shall be entitled to issue additional Notes pursuant to Section 2.02 of the Indenture. All Notes issued under the Indenture shall be treated as a single class of Notes under the Indenture. The terms of the Indenture shall govern any inconsistencies between the Indenture and the Notes. The Notes are senior secured obligations of the Issuer and the Guarantors, secured by a first-priority security interest in the Collateral.

(5) Optional Redemption.

(a) The Notes will be subject to redemption at the option of the Issuer, in whole or in part, upon not less than 10 days’ or more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon to the applicable redemption date (subject to the rights of Holders of record of the Notes on the relevant record date to receive payments of interest on the related interest payment date), if redeemed during the 12-month period beginning on November 1 of the years indicated below:

Year	Percentage
2022	105.750%
2023	104.000%
2024 and thereafter	102.250%

(b) In connection with any redemption of Notes described in clause (a) above, such redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, including any related Equity Offering, issuance of Indebtedness or other transaction. If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, such redemption may not occur and such notice may be rescinded, or the redemption date may be delayed or extended, in the event that any or all such conditions shall not have been satisfied by the redemption date.

(c) Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer, if holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer or Change of Control Offer and the Issuer, or any third party making such tender offer or Change of Control Offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such holders, the Issuer or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other holder (excluding any early tender or incentive fee) in such tender offer or Change of Control Offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the date of such redemption.

(d) Tax Redemption. If (a) the Issuer or any Guarantor becomes or will become obligated to pay Additional Amounts with respect to any Notes or any Guarantee (as described in Section 4.21 of the Indenture) as a result of (1) any change in, or amendment to, the laws, treaties (including protocols), regulations or rulings of a Relevant Tax Jurisdiction, which change or amendment is first publicly announced and becomes effective after the Issue Date (or, if the Relevant Tax Jurisdiction did not become a Relevant Tax Jurisdiction until a later date, after such later date) or (2) any change in the official interpretation or application of the laws, treaties (including protocols), regulations or rulings of a Relevant Tax Jurisdiction (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice), which change is first publicly announced and becomes effective after the Issue Date (or, if the Relevant Tax Jurisdiction did not become a Relevant Tax Jurisdiction until a later date, after such later date), and (b) such obligation cannot be avoided by the Issuer’s taking reasonable measures available to the Issuer or any Guarantor (provided that changing the jurisdiction of the Issuer or any Guarantor is not a reasonable measure for this purpose), the Issuer may at its option, having given not less than 30 days’ notice to the holders of such Notes (which notice shall be irrevocable), redeem all, but not a portion of, the Notes at any time a price equal to their principal amount plus interest accrued to, but excluding, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), provided that no such notice of redemption shall be given earlier than 60 days prior to the earliest date on which the Issuer or any Guarantor would be obliged to pay such Additional Amounts were a payment in respect of the Notes then due); and provided further that in the case of a Guarantor, no redemption shall be permitted under this section if the Issuer or any other Guarantor can make payments on the Notes without the obligation to pay Additional Amounts. Prior to the publication or, where relevant, mailing of any notice of redemption pursuant to this paragraph, the Issuer shall deliver to the Trustee (i) a certificate of an officer of the Issuer stating that the requirements described in clause (a) above is satisfied, and (ii) an opinion of an independent counsel of recognized standing to the effect that the Issuer or any Guarantor has or will become obliged to pay such Additional Amounts as a result of a change or amendment described in clause (a) above. The Trustee shall accept, and will be entitled to rely on, such certificate and opinion of counsel as sufficient evidence of the existence and satisfaction of the conditions described in clause (a) above, and upon such acceptance by the Trustee the Issuer will be entitled to give notice of redemption hereunder and such notice of redemption will be conclusive and binding on the holders of the Notes.

(6) Repurchase at Option of Holder. Upon the occurrence of a Change of Control, the Issuer shall make an offer to each Holder of Notes to repurchase on the Change of Control Payment Date all or any part of such Holder’s Notes (equal to $1,000 or an integral multiple thereof) at a purchase price equal to 103.25% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon to the date of repurchase (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Holders of Notes that are subject to an offer to purchase will receive a Change of Control Offer from the Issuer prior to any related Change of Control Payment Date and may elect to have such Notes purchased by completing the form entitled “Option of Holder To Elect Purchase” appearing below.

When the cumulative amount of Excess Proceeds that have not been applied in accordance with Section 4.10 of the Indenture exceeds $20.0 million, the Issuer shall make an offer to all Holders of the Notes (an “Excess Proceeds Offer”) to purchase the maximum principal amount of Notes that may be purchased out of such Excess Proceeds at an offer price in cash in an amount equal to 102.25% of the principal amount thereof, together with accrued and unpaid interest to the date fixed for the closing of such offer in accordance with the procedures set forth in the Indenture. To the extent the Issuer or a Restricted Subsidiary is required under the terms of other First Lien Obligations of the Issuer or such Restricted Subsidiary (other than Subordinated Indebtedness), the Issuer shall also make a pro rata offer to the holders of such First Lien Obligations (including the Notes) with such proceeds. If the aggregate principal amount of Notes and other First Lien Obligations surrendered by holders thereof exceeds the amount of such Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis by lot, and, in the case of global notes, in accordance with the procedures of the Depositary. To the extent that the principal amount of Notes tendered pursuant to an Excess Proceeds Offer is less than the amount of such Excess Proceeds, the Issuer may use any remaining Excess Proceeds in any manner not prohibited by the Indenture. Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds shall be reset at zero. Holders of Notes that are subject to an offer to purchase will receive an Excess Proceeds Offer from the Issuer prior to any related Purchase Date and may elect to have such Notes purchased by completing the form entitled “Option of Holder To Elect Purchase” appearing below.

(7) Notice of Redemption. Notice of redemption shall be transmitted at least 10 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address (with a copy to the Trustee). Notes may be redeemed in part but only in amounts of $2,000 or whole multiples of $1,000 that are equal to or in excess of $2,000 (or if a Payment of PIK Interest has been made, in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof), unless all of the Notes held by a Holder of Notes are to be redeemed. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption unless the Issuer fails to redeem such Notes or such portions thereof.

(8) Suspension of Covenants. During any period of time after the Issue Date that (i) the Notes are rated Investment Grade by both Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under the Indenture, the Issuer and its Restricted Subsidiaries will not be subject to Sections 4.07 (Limitation on Restricted Payments), 4.09 (Limitation on Incurrence of Indebtedness), 4.10 (Limitation on Asset Sales), clause (d) of the first paragraph of Section 5.01 (Merger, Consolidation or Sale of Assets), 4.11 (Limitation on Transactions with Affiliates), 4.08 (Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries) and 4.15 (Additional Subsidiary Guarantors).

(9) Denominations, Transfer, Exchange. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder of a Note, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Neither the Issuer nor the Registrar is required to exchange or register the transfer of any Note or portion of a Note selected for redemption. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

(10) Persons Deemed Owners. Prior to due presentment to the Trustee for registration of the transfer of this Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name this Note is registered as its absolute owner for the purpose of receiving payment of principal of, premium, if any, and interest on this Note and for all other purposes whatsoever, whether or not this Note is overdue, and neither the Trustee, any Agent nor the Issuer shall be affected by notice to the contrary. The registered Holder of a Note shall be treated as its owner for all purposes.

(11) Amendments, Supplement and Waivers. Subject to certain exceptions, the Indenture, the Notes, the Collateral Documents, the First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement and the Guarantees or any amended or supplemental indenture may be amended or supplemented with the written consent of the Holders of at least a majority of the aggregate principal amount of Notes then outstanding (including consents obtained in connection with an exchange offer or tender offer for the Notes), and any existing Default and its consequences or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority of the aggregate principal amount of Notes then outstanding (including consents obtained in connection with an exchange offer or tender offer for the Notes). Notwithstanding the foregoing, without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder of Notes) (a) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver; (b) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than as provided in clause (h) below); (c) reduce the rate of or change the time for payment of interest on any Note; (d) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration); (e) make any Note payable in money other than that stated in the Notes; (f) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or interest on the Notes; (g) waive a redemption payment or mandatory redemption with respect to any Note (other than as provided in clause (h) below); (h) amend, change or modify in any material respect the obligation of the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control after such Change of Control has occurred; (i) release all or substantially all of the Guarantees of the Guarantors other than in accordance with Article 10 of the Indenture; (j) make any change in the foregoing amendment and waiver provisions; (k) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Guarantees; or (l) subordinate the payment of the Notes or Guarantees to any other obligation of the Issuers or the Guarantors. Notwithstanding the foregoing, without the consent of any Holder of a Note, the Indenture, the Notes, the Guarantees, the Collateral Documents or any amended or supplemental indenture may be amended or supplemented: to cure any ambiguity, defect or inconsistency (as determined by the Issuer in good faith); to provide for uncertificated Notes or Guarantees in addition to or in place of certificated Notes or Guarantees; to provide for the assumption of the obligations of the Issuer or any Guarantor to the Holders of the Notes in the case of a merger, amalgamation, arrangement or consolidation pursuant to Article 5 or Article 10 of the Indenture; to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the rights under the Indenture of any Holder of the Notes in any material respect; to provide for the issuance of additional Notes in accordance with the provisions set forth in the Indenture; to evidence and provide for the acceptance of an appointment of a successor Trustee; to comply with the rules of any applicable securities depository; to add Guarantees with respect to the Notes; to release Collateral from the Liens securing the Notes and the Guarantees when permitted or required by the Collateral Documents, the Indenture, the First Lien Intercreditor Agreement or any Junior Lien Intercreditor Agreement; to enter into any intercreditor agreement having substantially similar terms with respect to the holders of the Notes as those set forth in the First Lien Intercreditor Agreement, or any joinder thereto, or to enter into any Junior Lien Intercreditor Agreement in connection with the incurrence of any Future First Lien Obligations or Junior Lien Obligations not otherwise prohibited by the Indenture; or with respect to the Collateral Documents and the First Lien Intercreditor Agreement, as provided in the relevant Collateral Document or First Lien Intercreditor Agreement.

Notwithstanding the foregoing, without the consent of holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding, no amendment or waiver may (i) release all or substantially all of the Collateral from the Liens securing the Notes Obligations created by the Collateral Documents, (ii) change or alter the priority of the Liens securing the Notes Obligations created by the Collateral Documents in any manner adverse to the holders of the Notes, or (iii) make any change in the First Lien Intercreditor Agreement, Junior Lien Intercreditor Agreement or in the provisions of the Indenture or any Collateral Document dealing with the application of proceeds of the Collateral that would materially adversely affect the Holders or alter the priority of the security interests in the Collateral.

(12) Defaults and Remedies. Each of the following constitutes an Event of Default:

(a) default for 30 days in the payment when due of interest or additional interest, if any, on the Notes;

(b) default in payment when due of principal of or premium, if any, on the Notes at maturity, upon repurchase, redemption or otherwise;

(c) failure to comply for 30 days after notice with any obligations under the provisions described under Sections 3.08 (other than a failure to purchase Notes duly tendered to the Issuer for repurchase pursuant to a Change of Control Offer or an Excess Proceeds Offer), 4.10, 4.17 and 5.01 of the Indenture;

(d) subject to Section 6.04 of the Indenture, default under any other provision of the Indenture or the Notes, which default remains uncured for 60 days after notice from the Trustee or the Holders of at least 25% of the aggregate principal amount then outstanding of the Notes;

(e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed (or commitments in respect of Indebtedness for borrowed money (in each case, which, for the avoidance of doubt, does not include Purchase Money Indebtedness, and any related Liens thereto) by the Issuer and any of the Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer and any of the Restricted Subsidiaries), which default is caused by a failure to pay the principal of such Indebtedness at the final stated maturity thereof within the grace period provided in such Indebtedness (a “Payment Default”), and the principal amount of any such Indebtedness (including the principal amount of commitments in respect of such Indebtedness), together with the principal amount of any other such Indebtedness (including the principal amount of commitments in respect of such Indebtedness) under which there has been a Payment Default, aggregates $25.0 million or more;

(f) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed (or commitments in respect of Indebtedness for borrowed money (in each case, which, for the avoidance of doubt, does not include Purchase Money Indebtedness, and any related Liens thereto) by the Issuer and any of the Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries), which default results in the acceleration of such Indebtedness (or termination of related commitments) prior to its express maturity not rescinded or cured within 30 days after such acceleration (or termination of related commitments), and the principal amount of any such Indebtedness (including the principal amount of commitments in respect of such Indebtedness), together with the principal amount of any other such Indebtedness (including the principal amount of commitments in respect of such Indebtedness) under which there has been a Payment Default or the maturity of which has been so accelerated (or commitments terminated) and remains undischarged after such 30 day period, aggregates $25.0 million or more;

(g) failure by the Issuer and any of the Restricted Subsidiaries to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating $25.0 million or more, which judgments are not stayed within 60 days after their entry;

(h) any Guarantee of a Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, as of the last Measurement Period, would constitute a Significant Subsidiary) shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Guarantor that qualifies as a Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, as of the last Measurement Period, would constitute a Significant Subsidiary), or any person acting on behalf of any Guarantor that qualifies as a Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, as of the last Measurement Period, would constitute a Significant Subsidiary), shall deny or disaffirm its obligations under its Guarantee;

(i) the Issuer or any Significant Subsidiary of the Issuer (or a group of Restricted Subsidiaries that, taken together, as of the last Measurement Period, would constitute a Significant Subsidiary) pursuant to or within the meaning of Bankruptcy Law (i) commences a voluntary case or proceeding under Bankruptcy Law; (ii) consents to the entry of an order for relief against it in an involuntary case or proceeding under Bankruptcy Law; (iii) consents to the appointment of a custodian, trustee, receiver, receiver and manager, monitor or interim receiver of it or for all or substantially all of its property; or (iv) makes a general assignment for the benefit of its creditors; and

(j) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against the Issuer or any Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, as of the last Measurement Period, would constitute a Significant Subsidiary) of the Issuer in an involuntary case or proceeding; (ii) appoints a custodian, trustee, receiver, receiver and manager, monitor or interim receiver of the Issuer or any Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, as of the last Measurement Period, would constitute a Significant Subsidiary) of the Issuer or for all or substantially all of the property of the Issuer or any Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, as of the last Measurement Period, would constitute a Significant Subsidiary) of the Issuer; or (iii) orders the liquidation of the Issuer or any Significant Subsidiary of the Issuer, and the order or decree remains unstayed and in effect for 60 consecutive days.

(k) any Collateral Document after delivery thereof shall for any reason cease (or shall be asserted in writing by the Issuer or any Guarantor to cease) to create a valid and perfected first-priority Lien to the extent required by the Collateral Documents (subject to no other Liens other than Permitted Liens) on Collateral that is (i) purported to be covered thereby and (ii) comprises Property which, when taken together with all Property as to which such a Lien has so ceased to be effective, has a fair market value in excess of $25.0 million (other than (x) in accordance with the terms of the Indenture or the terms of the First Lien Intercreditor Agreement or the Collateral Documents or (y) except to the extent that any such cessation of the Liens results from the failure of the administrative agent under the Credit Facilities or the Applicable Authorized Representative, as the case may be, in each case, as bailee for the Collateral Agent pursuant to the terms of the First Lien Intercreditor Agreement, to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents).

If any Event of Default occurs and is continuing, the Trustee, by notice to the Issuer, or the Holders of at least 25% of the aggregate principal amount then outstanding of the Notes, by written notice to the Issuer and the Trustee, may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default specified in paragraph (i) or (j) of Section 6.01 of the Indenture, all outstanding Notes shall become and shall be immediately due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in such Holders’ interest.

However, a Default under Section 6.01(c), Section 6.01(d) or Section 6.01(g) of the Indenture will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding Notes notify the Issuer of the Default and, with respect to Section 6.01(c) or Section 6.01(g) of the Indenture, the Issuer does not cure such Default within the time specified in Section 6.01(c) or Section 6.01(g) of the Indenture after the occurrence of such Default; provided that a notice of Default may not be given with respect to any action taken, and reported publicly or to holders, more than two years prior to such notice of Default.

Any failure to perform under, or breach of, Section 4.03 of the Indenture shall not be a Default or an Event of Default until the 121st day after the Issuer has received the notice referred to in clause (d) of Section 6.01 of the Indenture (at which point, unless cured or waived, such failure to perform or breach shall constitute an Event of Default). Any failure to perform, or breach of any covenant or agreement pursuant to Section 4.03 of the Indenture, shall automatically cease to be outstanding and shall be deemed to be cured at such time as the Issuer furnishes or files the applicable information or report.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived. The Holders of a majority in aggregate principal amount of the then outstanding Notes, by written notice to the Trustee, may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest or premium on, or principal of, the Notes.

Without limiting the generality of the foregoing in Article VI of the Indenture or this paragraph (12), it is understood and agreed that if the Notes are accelerated as a result of an Event of Default (including an acceleration upon the occurrence of an actual or deemed entry of an order for relief with respect to the Issuer or any Guarantor under Bankruptcy Law or upon the occurrence of an Event of Default pursuant to Section 6.01(i) or (j) of the Indenture), the Notes that become due and payable shall include the applicable optional redemption premium as of such date set forth in Section 3.07(a) of the Indenture, which shall become immediately due and payable by the Issuer and the Guarantors and shall constitute part of the Obligations as if the Notes were being optionally redeemed as of such date, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Holder’s lost profits and actual damages as a result thereof. The optional redemption premiums shall also be automatically and immediately due and payable if the Notes are satisfied or released by foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other means. The optional redemption premiums payable pursuant to this Indenture shall be presumed to be the liquidated damages sustained by each Holder as the result of the early repayment or prepayment of the Notes (and not unmatured interest or a penalty) and each of the Issuer and the Guarantors agrees that it is reasonable under the circumstances currently existing. EACH OF THE ISSUER AND THE GUARANTORS EXPRESSLY WAIVE (TO THE FULLEST EXTENT THEY MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE OPTIONAL REDEMPTION PREMIUMS IN CONNECTION WITH ANY SUCH ACCELERATION. Each of the Issuer and the other Guarantors expressly agree (to the fullest extent they may lawfully do so) that: (A) the optional redemption premiums are individually and collectively reasonable and the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the optional redemption premiums shall each be payable notwithstanding the then prevailing market rates at the time payment or redemption is made; (C) there has been a course of conduct between Holders, the Issuer and the Guarantors giving specific consideration in this transaction for such agreement to pay the optional redemption premiums; and (D) the Issuer and the other Guarantors shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Each of the Issuer and the Guarantors expressly acknowledge that its agreement to pay or guarantee the payment of the optional redemption premiums to the Holders as herein described are individually and collectively a material inducement to Holders to make available (or be deemed to make available) the Notes.

The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture.

(13) Trustee Dealings with Issuer. The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledges of the Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights if would have had if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee (if any of the Notes are registered pursuant to the Securities Act), or resign.

(14) No Personal Liability of Directors, Owners, Employees, Incorporators and Stockholders. No director, owner, officer, employee, incorporator or stockholder of the Issuer, the Guarantors or any of their Affiliates, as such, shall have any liability for any obligations of the Issuer, the Guarantors or any of their Affiliates under this Note, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(15) Guarantees. Payment of principal and interest (including interest on overdue principal and overdue interest, if lawful) is unconditionally guaranteed, jointly and severally, by each of the Guarantors.

(16) Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(17) Abbreviations. Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(18) CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders of Notes. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed herein.

The Issuer will furnish to any Holder of a Note upon written request and without charge a copy of the Indenture. Requests may be made to:

[Akumin Inc.

8300 W Sunrise Blvd

Plantation, FL 33322

Facsimile No.: (954) 678-4489

Attention: General Counsel]8

[8]	NTD: Company/company counsel to confirm contact information.

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s Soc. Sec. or tax I.D. no.)

(Print or type assignee’s name, address and Zip code)

and irrevocably appoint        as agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him or her.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have all or any part of this Note purchased by the Issuer pursuant to Section 4.10 (Excess Proceeds Offer) or Section 4.17 (Change of Control) of the Indenture, check the appropriate box:

☐ Section 4.10	☐ Section 4.17

If you want to have only part of the Note purchased by the Issuer pursuant to Section 4.10 or Section 4.17 of the Indenture, state the amount you elect to have purchased:

$

Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)
Signature Guarantee.

[ATTACHMENT FOR GLOBAL NOTES]

SCHEDULE OF EXCHANGES OF INTERESTS IN GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase Principal Amount of this Global Note	Principal Amount of this Global Note following such Decrease (or Increase)	Signature of Authorized Officer of Trustee or Note Custodian

EXHIBIT B

[RESERVED]

B-1

EXHIBIT C

[FORM OF CERTIFICATE OF TRANSFER]

Akumin Inc.

8300 W Sunrise Blvd

Plantation, FL 33322

Facsimile No.: (954) 678-4489

Attention: General Counsel

UMB Bank, National Association

100 William Street, Suite 1850

New York, NY 10038

Attn: Corporate Trust

Re: Senior Secured Notes due 2027

Reference is hereby made to the Indenture, dated as of [•] (the “Indenture”), among Akumin Inc., as Issuer (the “Issuer”), the Guarantors named therein and UMB Bank, National Association, as trustee and notes collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

        (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $     in such Note[s] or interests (the “Transfer”), to        (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.	☐	Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Definitive Note Pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

2.	☐	Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

C-1

3.	☐	Check and complete if Transferee will take delivery of a beneficial interest in a Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

	(a)	☐	such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

	(b)	☐	such Transfer is being effected to the Issuer or a subsidiary thereof.

	(c)	☐	such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation or general advertising within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit E to the Indenture and (2) an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

4.	☐	Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

	(a)	☐	Check if Transfer is Pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

	(b)	☐	Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

C-2

(c)	☐	Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

C-3

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

	(a)	☐	a beneficial interest in the:

		(i)	☐ 144A Global Note (CUSIP [ ]), or

		(ii)	☐ Regulation S Global Note (CUSIP []), or

	(b)	☐	a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

	(c)	☐	a beneficial interest in the:

		(i)	☐ 144A Global Note (CUSIP [ ]), or

		(ii)	☐ Regulation S Global Note (CUSIP []), or

		(iii)	☐ Unrestricted Global Note CUSIP [ ], or

	(d)	☐	a Restricted Definitive Note; or

	(e)	☐	an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

C-4

EXHIBIT D

[FORM OF CERTIFICATE OF EXCHANGE]

Akumin Inc.

8300 W Sunrise Blvd

Plantation, FL 33322

Facsimile No.: (954) 678-4489

Attention: General Counsel

UMB Bank, National Association

100 William Street, Suite 1850

New York, NY 10038

Attn: Corporate Trust

Re: Senior Secured Notes due 2027

(CUSIP [ ])

Reference is hereby made to the Indenture, dated as of [•] (the “Indenture”), among Akumin Inc., as Issuer (the “Issuer”), the Guarantors named therein and UMB Bank, National Association, as trustee and notes collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

          (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $    in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note.

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

D-1

(d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes.

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] _ 144A Global Note, _ Regulation S Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

D-2

EXHIBIT E

[FORM OF CERTIFICATE FROM

ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR]

Akumin Inc.

8300 W Sunrise Blvd

Plantation, FL 33322

Facsimile No.: (954) 678-4489

Attention: General Counsel

UMB Bank, National Association

[      ]

[      ]

Attn: [      ]

Re: Senior Secured Notes due 2027

Reference is hereby made to the Indenture, dated as of [•] (the “Indenture”), among Akumin Inc., as Issuer (the “Issuer”), the Guarantors named therein and UMB Bank, National Association, as trustee and notes collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $    aggregate principal amount of:

(a)	☐ a beneficial interest in a Global Note, or

(b)	☐ a Definitive Note,

we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the United States Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, prior to the expiration of the holding period applicable to sales of the Notes under Rule 144 of the Securities Act, we will do so only (A) to the Issuer or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Issuer a signed letter substantially in the form of this letter and an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 903 or Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act, (F) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel acceptable to the Issuer) or (G) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing the definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (F) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Issuer such certifications, legal opinions and other information as you and the Issuer may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

E-1

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

E-2

Exhibit 10.1I

Final Form

[AKUMIN INC.]1

AND

[UMB BANK, NATIONAL ASSOCIATION,

as Trustee and Collateral Agent]

8.000% Senior Secured Notes due 2028

INDENTURE

Dated as of [DATE]

[1]	Per the plan, the issuer for these notes will the “Reorganized Parent.” Entity name TBD.

-i-

-ii-

-iii-

EXHIBITS

EXHIBIT A	FORM OF NOTE
EXHIBIT B	[RESERVED]
EXHIBIT C	FORM OF CERTIFICATE OF TRANSFER
EXHIBIT D	FORM OF CERTIFICATE OF EXCHANGE
EXHIBIT E	FORM OF CERTIFICATE FROM ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

-iv-

INDENTURE, dated as of [DATE], by and among [Akumin Inc.] (the “Issuer”), a Delaware corporation, the Guarantors (as hereinafter defined) and UMB Bank, National Association, as trustee (in such capacity, the “Trustee”) and notes collateral agent (in such capacity, the “Collateral Agent”).

The Issuer, the Guarantors, the Trustee and the Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as hereinafter defined) of the Issuer’s 8.000% Senior Secured Notes due 2028.

RECITALS

WHEREAS, the Issuer and Guarantors (as hereinafter defined) has duly authorized the execution and delivery hereof to provide for the issuance of the Notes and the Guarantees; and

WHEREAS, all things necessary (i) to make the Notes, when executed by the Issuer and authenticated and delivered hereunder and duly issued by the Issuer and delivered hereunder, the valid and binding obligations of the Issuer, (ii) to make the Guarantees when executed by the Guarantors and delivered hereunder the valid and binding obligations of the Guarantors, and (iii) to make this Indenture a valid and legally binding agreement of the Issuer and Guarantors, all in accordance with their respective terms, have been done.

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually agreed as follows for the equal and ratable benefit of the Holders of the Notes.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“144A Global Note” means a global note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“2027 Senior Notes” means new senior secured notes due 2027 in an aggregate principal amount of $[475] million issued by the Issuer on [the Issue Date] and governed by the 2027 Senior Notes Indenture.

“2027 Senior Notes Collateral Agent” means UMB Bank, National Association, as notes collateral agent under the 2027 Senior Notes Documents.

“2027 Senior Notes Documents” means the indenture governing the 2027 Senior Notes (the “2027 Senior Notes Indenture”), the 2027 Senior Notes (including additional 2027 Senior Notes issued under the indenture governing the 2027 Senior Notes), the guarantees by the guarantors of the 2027 Senior Notes, the collateral documents for the 2027 Senior Notes, the First Lien Intercreditor Agreement, and any Junior Lien Intercreditor Agreement, if applicable.

“2027 Senior Notes Obligations” means all Obligations of the Issuer and the Guarantors under the 2027 Senior Notes Documents.

“2027 Senior Notes Secured Parties” means the 2027 Senior Notes Trustee, UMB Bank, National Association, as the 2027 Senior Notes Collateral Agent, and the holders of the 2027 Senior Notes.

“2027 Senior Notes Trustee” means UMB Bank, National Association, as trustee under the 2027 Senior Notes Documents.

“Acquired Debt” means, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person merges with or into or becomes a Subsidiary of such specified Person or is a Subsidiary of such other Person at the time of such merger or acquisition, or Indebtedness incurred by such Person in connection with the acquisition of assets.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means the Collateral Agent, any Registrar, Paying Agent or co-registrar.

“Applicable Authorized Representative” means (i) prior to the Applicable Authorized Agent Change Date, the Credit Agreement Administrative Agent and (ii) on and following the Applicable Authorized Agent Change Date, the Major Non-Controlling Authorized Representative (as defined in the First Lien Intercreditor Agreement).

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange.

“Asset Acquisition” means (i) an Investment by the Issuer or any Restricted Subsidiary of the Issuer in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Issuer, or shall be merged, consolidated, arranged or amalgamated with or into the Issuer or any Restricted Subsidiary of the Issuer, or (ii) the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of the assets of any Person (other than a Restricted Subsidiary of the Issuer) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Issuer or any Restricted Subsidiary to any Person other than the Issuer or any Restricted Subsidiary (including by means of a merger, amalgamation, arrangement or consolidation or through the issuance or sale of Equity Interests of Restricted Subsidiaries (other than Preferred Equity Interests of Restricted Subsidiaries issued in compliance with Section 4.09 and other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or third parties to the extent required by applicable law) (collectively, for purposes of this definition, a “transfer”)), in one transaction or a series of related transactions, of any assets of the Issuer or any of its Restricted Subsidiaries (other than sales of inventory and other transfers of assets in the ordinary course of business). For purposes of this definition, the term “Asset Sale” shall not include:

(a) transfers of cash or Cash Equivalents, Marketable Securities and Investment Grade Securities;

(b) transfers of assets of the Issuer (including Equity Interests) that are governed by, and made in accordance with, the first paragraph of Section 5.01;

(c) Permitted Investments and Restricted Payments not prohibited under Section 4.07;

(d) the creation of or realization on any Lien not prohibited under this Indenture;

(e) transfers of damaged, worn-out or obsolete equipment or assets that, in the Issuer’s reasonable judgment, are no longer used or useful in the business of the Issuer or its Restricted Subsidiaries;

(f) sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, or abandonment thereof, and licenses, leases or subleases of other assets, of the Issuer or any Restricted Subsidiary to the extent not materially interfering with the business of Issuer and the Restricted Subsidiaries;

(g) the lease, assignment, license, sublease or sublicense of any real or personal property in the ordinary course of business or consistent with industry practice;

(h) any transfer or series of related transfers that, but for this clause, would be Asset Sales, if the aggregate Fair Market Value of the assets transferred in such transaction or series of related transactions does not exceed the greater of $40.0 million and 20.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a pro forma basis), in the aggregate during the term of this Indenture;

(i) any sale of Equity Interests in, or Indebtedness or other assets or securities of, an Unrestricted Subsidiary;

(j) the sale, transfer or other disposition of Hedging Obligations incurred in accordance with this Indenture;

(k) sales of assets received by the Issuer or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(l) the sale of any property in a sale-leaseback transaction within six months of the acquisition of such property;

(m) (i) any loss or destruction of or damage to any property or asset or receipt of insurance proceeds in connection therewith or (ii) any institution of a proceeding for, or actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset or settlement in lieu of the foregoing;

(n) sales, transfers or other dispositions to Professional Services Affiliates in the ordinary course of business and consistent with past practices pursuant to Management Services Agreements;

(o) an issuance of Capital Stock by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors of the Issuer;

(p) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or consistent with past practice or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(q) the lease, assignment, license, sublease or sublicense of any real or personal property in the ordinary course of business or consistent with industry practice;

(r) the sale, discount or other disposition (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of inventory, accounts receivable or notes receivable in the ordinary course of business or consistent with past practice, or the conversion or exchange of accounts receivable for notes receivable;

(s) (i) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased and (ii) dispositions of property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(t) sales, transfers or other dispositions of Investments in joint ventures or similar entities in the ordinary course of business to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties set forth in joint venture arrangements and similar binding arrangements;

(u) the sale of non-voting Preferred Equity Interests in a Restricted Subsidiary to a Strategic Investor in the ordinary course of business and for a bona fide business purpose;

(v) any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind; and

(w) any sale, contribution, transfer, assignment or other disposition of Receivables Assets, or participations therein to a Receivables Subsidiary, in connection with any Receivables Facility.

“Authorized Representative” means, at any time, (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Credit Agreement Administrative Agent, (ii) in the case of the Notes Obligations or the Notes Secured Parties, the Trustee, (iii) in the case of the 2027 Senior Notes Obligations, the 2027 Senior Notes Collateral Agent and (iv) in the case of any Series of Future First Lien Obligations or Future First Lien Secured Parties that become subject to the First Lien Intercreditor Agreement after the Issue Date, the authorized representative named for such Series in the applicable joinder to the First Lien Intercreditor Agreement.

“Bankruptcy Code” means Title 11 U.S.C., as now or hereinafter in effect, or any successor thereto.

“Bankruptcy Law” means the Bankruptcy Code or any similar federal, state, provincial or foreign law for the relief of debtors and any other applicable federal, state or provincial corporate statute relating to the compromise or arrangement of indebtedness.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or, except in the context of the definition of “Change of Control,” a duly authorized committee thereof;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Broker-Dealer” means any broker or dealer registered under the Exchange Act.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York, the state in which the Corporate Trust Office is located or place of payment are authorized or obligated by law or executive order to close.

“Business Successor” means (i) any former Subsidiary of the Issuer and (ii) any Person that, after the Issue Date, has acquired, merged or consolidated with a Subsidiary of the Issuer (that results in such Subsidiary ceasing to be a Subsidiary of the Issuer), or acquired (in one transaction or a series of transactions) all or substantially all of the property and assets or business of a Subsidiary or assets constituting a business unit, line of business or division of a Subsidiary of the Issuer.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at the time any determination thereof is to be made shall be the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Markets Indebtedness” means Indebtedness under or in respect of one or more credit agreements, indentures or debt facilities, in each case with banks, investment banks, insurance companies, mutual funds or other lenders or institutional investors providing for revolving credit loans, term loans, notes or debt securities.

“Capital Stock” means any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock or partnership or membership interests, whether common or preferred.

“Cash Equivalents” means:

(a) United States dollars, Canadian dollars, Euros or any national currency of any participating member state of the European Union or such local currencies held by the Issuer and its Subsidiaries from time to time in the ordinary course of business;

(b) Government Securities having maturities of not more than twelve (12) months from the date of acquisition;

(c) certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of

$500.0 million;

(d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e) commercial paper issued by any issuer bearing at least a “2” rating for any short-term rating provided by Moody’s or S&P and maturing within two hundred seventy (270) days of the date of acquisition;

(f) variable or fixed rate notes issued by any issuer rated at least AA by S&P (or the equivalent thereof) or at least Aa2 by Moody’s (or the equivalent thereof) and maturing within one (1) year of the date of acquisition; and

(g) money market funds or programs (x) offered by any commercial or investment bank having capital and surplus in excess of $500.0 million at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition, (y) offered by any other nationally recognized financial institution (i) at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (f), (ii) are rated AAA and (iii) the fund is at least $4 billion or (z) registered under the Investment Company Act of 1940, as amended, that are administered by reputable financial institutions having capital and surplus of at least $500.0 million and the portfolios of which are limited to investments of the character described in the foregoing subclauses hereof.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code.

“CFC Holdco” means any Domestic Subsidiary with no material assets other than the Capital Stock of one or more Foreign Subsidiaries that are CFCs.

“Change of Control” means:

(1) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), other than Stonepeak, that is or becomes directly or indirectly the “beneficial owner” (as defined in Rules 13d-3 and

13d-5 of the Exchange Act as in effect on the Issue Date) of more than 50% of the total voting power of all classes of Capital Stock of the Issuer then outstanding and entitled to vote in the election of the Board of Directors (“Voting Stock”) of the Issuer; provided, that any transaction in which the Issuer becomes a subsidiary of another person will not constitute a Change of Control unless more than 50% of the total voting power of the Voting Stock of such person is beneficially owned, directly or indirectly, by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date) other than Stonepeak; or

(2) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to a person (as defined in clause (1) above) other than the Issuer or any of its Restricted Subsidiaries or Stonepeak.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a person or group (as defined in clause (1) above) shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement and (ii) a person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Voting Stock entitled to vote for the election of the board of directors of such parent entity having a majority of the aggregate votes on the board of directors (or similar body) of such parent entity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property and assets in which Liens are, or are purported to be, granted pursuant to the Collateral Documents.

“Collateral Agent” means UMB Bank, National Association, in its capacity as notes collateral agent, until a successor replaces UMB Bank, National Association in accordance with the applicable provisions of this Indenture and thereafter means the successor serving as notes collateral agent under this Indenture.

“Collateral Documents” means the Pledge and Security Agreement and any other documents executed and delivered in connection with the attachment or perfection of security interests to secure the Notes Obligations.

“Commission” means the U.S. Securities and Exchange Commission.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period (i) plus, to the extent deducted in computing Consolidated Net Income, and without duplication:

(a) provision for taxes based on income, profits or capital;

(b) Consolidated Interest Expense;

(c) Consolidated Non-Cash Charges of such Person for such period;

(d) any extraordinary, non-recurring or unusual losses or expenses, including, without limitation, (i) salary, benefit and other direct savings resulting from workforce reductions by such Person implemented during such period, (ii) severance or relocation costs or expenses and fees and restructuring costs of such Person during such period, (iii) costs and expenses incurred after the date of this Indenture related to employment of terminated employees incurred by such Person during such period, (iv) costs or charges (other than Consolidated Non-Cash Charges) incurred in connection with any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or incurrence or repayment of Indebtedness permitted under this Indenture, including a refinancing thereof, and including any such costs and charges incurred in connection with the Transactions, and (v) losses realized in connection with any business disposition or any disposition of assets outside the ordinary course of business or the disposition of securities, in each case without regard to any limitations of Item 10(e) of Regulation S-K;

(e) [reserved];

(f) any proceeds from business interruption insurance received by such Person during such period, to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing Consolidated Net Income;

(g) the amount of loss or discount on sale of Receivables Assets and related assets in connection with a Receivables Facility;

(h) the adjustments contained in any due diligence quality of earnings report from time to time prepared with respect to the target of an acquisition or Investment by a nationally recognized accounting firm;

(i) the amount of “run-rate” cost savings, operating expense reductions, operating improvements and cost synergies related to mergers and other business combinations, acquisitions, divestures, restructurings, cost savings initiatives and other similar initiatives consummated prior to or after the Issue Date projected by the Issuer in good faith as a result of actions either taken or are expected to be taken or with respect to which substantial steps have been taken or are expected to be taken (in each case, in the good faith determination of the Issuer) within 24 months after a merger or other business combination, acquisition, divestiture, restructuring, cost savings initiative or other initiative (calculated on a pro forma basis as though such cost savings, operating expense reductions and cost synergies had been realized on the first day of the Measurement Period and as if such cost savings, operating expense reductions and cost synergies were realized during the entirety of the Measurement Period), net of the amount of actual benefits realized during the Measurement Period from such actions; provided, that (x) no cost savings, operating expense reductions and cost synergies shall be added pursuant to this clause (i) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for the Measurement Period; (y) for purposes of this clause (i), “run-rate” means the full recurring benefit for a period that is associated with any action either taken or expected to be taken or with respect to which substantial steps have been taken or are expected to be taken (in each case, in the good faith determination of the Issuer) and (z) the aggregate amount of “run-rate” cost savings, operating expense reductions, operating improvements and cost synergies pursuant to this clause (i), together with any Pro Forma Cost Savings, shall not in the aggregate exceed 25% of Consolidated EBITDA during any Measurement Period (calculated on a pro forma basis after giving effect to such adjustments);

(j) unrealized or realized foreign exchange losses resulting from the impact of foreign currency changes;

(k) any costs or expenses incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan, stock option plan, phantom equity plan, profits interests or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement, and any costs or expenses in connection with the roll-over, acceleration or payout of Capital Stock held by management, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Capital Stock (other than Disqualified Stock) of the Issuer; and

(l) any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period from the impact of acquisition method accounting adjustment and any non-cash write-up, write-down or write-off with respect to re-valuing assets and liabilities in connection with any Investment or any effects of adjustments resulting from the application of purchase accounting, purchase price accounting (including any step-up in inventory and loss of profit on the acquired inventory) (provided that if any such non-cash charge, write-down, expense, loss or item represents an accrual or reserve for potential cash items in any future period, (A) the Issuer may elect not to add back such non-cash charge, expense or loss in the current period and (B) to the extent the Issuer elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA when paid);

(ii) minus, to the extent not excluded from the calculation of Consolidated Net Income, (x) non-cash gain or income of such Person for such period (except to the extent representing an accrual for future cash receipts or a reversal of a reserve that, when established, was not eligible to be a Consolidated Non-Cash Charge), (y) any extraordinary, non- recurring or unusual gains or income and without regard to any limitations of Item 10(e) of Regulation S-K and (z) the amount of gain on sale of Receivables Assets and related assets in connection with a Receivables Facility.

Notwithstanding anything to the contrary herein, Consolidated EBITDA shall not include the Consolidated Net Income of, or any addbacks or adjustments related to, (x) the Minority Interest Allocation of any Non-Wholly Owned Subsidiary, or (y) any Minority Investment other than to the extent of the amount of dividends or distributions paid in cash to the Issuer or a Wholly-Owned Restricted Subsidiary from such Minority Investment (and in such case, a pro rata portion (based on the amount of such dividends or distributions) of addbacks or adjustments may be made under this definition of Consolidated EBITDA).

“Consolidated First Lien Indebtedness Leverage Ratio” means, as of any date of determination, the ratio of (1) the Total First Lien Debt as of such date of determination (on a consolidated basis) (provided that any Indebtedness of a Receivables Subsidiary under a Receivables Facility shall not be included in this clause (1)) minus unrestricted cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries as of such date of determination (on a consolidated basis) (excluding (x) any unrestricted cash and Cash Equivalents from the proceeds of an incurrence of Indebtedness on such date and (y) any cash and Cash Equivalents of a Receivables Subsidiary) to (2) Consolidated EBITDA of the Issuer for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available, with such pro forma and other adjustments to each of Total First Lien Debt and Consolidated EBITDA as are appropriate and consistent with the pro forma and other adjustment provisions set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the most recently ended four full fiscal quarters (the “Measurement Period”) ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which internal financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Measurement Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA.” “Consolidated First Lien Indebtedness Leverage Ratio,” “Consolidated Secured Indebtedness Leverage Ratio,” “Consolidated Leverage Ratio” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(A) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), occurring during the Measurement Period or at any time subsequent to the last day of the Measurement Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Measurement Period; and

(B) (x) any Asset Sales or other dispositions, discontinued operations or Asset Acquisitions or Investments (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Indebtedness or Acquired Debt and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition, Investment or Asset Sale or other disposition during the Measurement Period) and (y) operational changes that the Issuer or any of its Restricted Subsidiaries have both determined to make and have made, in each case, occurring during the Measurement Period or at any time subsequent to the last day of the Measurement Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition, discontinued operations or Asset Acquisition or

Investment (including the incurrence, assumption or liability for any such Indebtedness or Acquired Debt) or operational change had occurred on the first day of the Measurement Period, in each case giving effect to any Pro Forma Cost Savings resulting from any Asset Sale or other disposition, discontinued operations or Asset Acquisition, Investment or operational change.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations will be made in good faith by a responsible financial or accounting officer of the Issuer.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

For purposes of calculating the pro forma Consolidated Fixed Charge Coverage Ratio with respect to the issuance of Preferred Equity Interests, any required dividends or other distributions on account of such Preferred Equity Interests shall be deemed to be Consolidated Fixed Charges of such Person during the applicable Measurement Period.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense for such period; plus

(2) the amount of all dividend payments on any series of Disqualified Stock of such Person or such Person’s Restricted Subsidiaries or Preferred Equity Interest of such Person or such Person’s Restricted Subsidiaries (other than (x) dividends paid in Qualified Capital Stock and (y) dividends paid by a Restricted Subsidiary of such Person to such Person or to a Restricted Subsidiary of such Person) paid, accrued or scheduled to be paid or accrued during such period; minus

(3) the consolidated interest income of such Person and its Restricted Subsidiaries for such period, whether received or accrued, to the extent such income was included in determining Consolidated Net Income.

“Consolidated Interest Expense” means, with respect to any Person for any period, consolidated interest expense of such Person for such period, whether paid or accrued, including amortization of original issue discount, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in mark-to-market valuation of any Hedging obligations or other derivative instruments pursuant to GAAP) and the interest component of Capital Lease Obligations, on a consolidated basis determined in accordance with GAAP, but excluding amortization or write-off of deferred financing fees and expensing of any other financing fees, and the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of outstanding Indebtedness; provided that, for purposes of calculating consolidated interest expense, no effect will be given to the discount and/or premium resulting from accounting for derivatives in accordance with GAAP as a result of the terms of the Indebtedness to which such consolidated interest expense applies; provided, further, that with respect to the calculation of the consolidated interest expense of the Issuer, (A) commissions, discounts, yield, and other fees and charges (including any interest expense) related to any Receivables Facility and (B) the interest expense of Unrestricted Subsidiaries and any Person that is not a Subsidiary shall, in each case, be excluded.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (i) the aggregate principal amount of Indebtedness for borrowed money (which, for the avoidance of doubt, does not include Purchase Money Indebtedness, and any related Liens thereto), Indebtedness evidenced by bonds, notes, debentures or similar instruments or drawn letters of credit and Purchase Money Indebtedness of the Issuer and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis, to the extent required to be recorded on a balance sheet in accordance with GAAP (provided that any Indebtedness of a Receivables Subsidiary under a Receivables Facility shall not be included in this clause (i)) minus unrestricted cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries as of such date of determination (on a consolidated basis) (excluding (x) any unrestricted cash and Cash Equivalents from the proceeds of an incurrence of Indebtedness on such date and (y) any cash and Cash Equivalents of a Receivables Subsidiary), to (ii) the Consolidated EBITDA of the Issuer for the period of the most recent four consecutive fiscal quarters for which internal financial statements prepared on a consolidated basis are available, with such pro forma and other adjustments to each of Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma and other adjustment provisions set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, and without reduction for any dividends on Preferred Equity Interests; provided, however, that:

(a) the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person, in the case of a gain, or to the extent of any contributions or other payments by the referent Person, in the case of a loss;

(b) the Net Income of any Person that is an Unrestricted Subsidiary shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person;

(c) solely for purposes of Section 4.07, the Net Income of any Subsidiary of such Person that is not a Guarantor shall be excluded to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or government regulation to which it is subject; provided that the Consolidated Net Income of such Person will be increased by the amount of dividends or distributions or other payments actually paid in cash (or converted to cash) by any such Subsidiary to such Person in respect of such period, to the extent not already included therein;

(d) the cumulative effect of a change in accounting principles shall be excluded;

(e) any income (loss) (x) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments, (y) from sales or dispositions of assets (other than in the ordinary course of business), or (z) that is extraordinary, non-recurring or unusual (without regard to any limitations of Item 10(e) of Regulation S-K), in each case, shall be excluded;

(f) any unrealized or realized gains or losses in respect of any Hedging Obligations or any ineffectiveness recognized in earnings related to hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions shall be excluded;

(g) any non-cash compensation expense recorded from grants and periodic remeasurements of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded;

(h) any non-cash impairment charge or asset write-off, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(i) any fees, expenses and other charges in connection with the Transactions or any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of Equity Interests, refinancing transaction or amendment or other modification of any debt instrument shall be excluded;

(j) gains and losses resulting solely from fluctuations in foreign currencies shall be excluded;

(k) (i) the Net Income (loss) attributable to any Restricted Subsidiary that constitutes a Non-Wholly Owned Subsidiary shall be included but shall exclude the Minority Interest Allocation attributable to that Restricted Subsidiary and (ii) any Minority Investment attributable to any Restricted Subsidiary shall be included only to the extent of the amounts of dividends or distributions paid in cash to the referent Person;

(l) any gain (or loss) (a) in respect of facilities no longer used or useful in the conduct of the business of the Issuer or its Restricted Subsidiaries, abandoned, closed, disposed or discontinued operations, (b) on disposal, abandonment or discontinuance of disposed, abandoned, closed or discontinued operations, and (c) attributable to asset dispositions, abandonments, sales or other dispositions of any asset (including pursuant to any Sale and Leaseback Transaction) or the designation of an Unrestricted Subsidiary other than in the ordinary course of business shall be excluded.

“Consolidated Non-Cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment, compensation, rent, other non-cash expenses and write-offs and write-downs of assets (including non-cash charges, losses or expenses attributable to the movement in the mark-to-market valuation of Hedging Obligations or in connection with the early extinguishment of Hedging Obligations) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

“Consolidated Secured Indebtedness Leverage Ratio” means, as of any date of determination, the ratio of (1) the aggregate principal amount of Indebtedness for borrowed money, Indebtedness evidenced by bonds, notes, debentures or similar instruments or drawn letters of credit and Purchase Money Indebtedness of the Issuer and its Restricted Subsidiaries outstanding on such date (determined on a consolidated basis), in each case, which are secured by a Lien on the assets or property of the Issuer or any of its Restricted Subsidiaries (provided that any Indebtedness of a Receivables Subsidiary under a Receivables Facility shall not be included in this clause (1)), minus unrestricted cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries as of such date of determination (on a consolidated basis) (excluding (x) any unrestricted cash and Cash Equivalents from the proceeds of an incurrence of Indebtedness on such date and (y) any cash and Cash Equivalents of a Receivables Subsidiary) to (2) Consolidated EBITDA of the Issuer for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available, with such pro forma and other adjustments to Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma and other adjustment provisions set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Contractual Obligation” means , as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corporate Trust Office” means the designated corporate trust office of the Trustee at which at any time its corporate trust business shall be administered, which at the date hereof is located at 100 William Street, Suite 1850, New York, New York 10038, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the designated corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the Holders and the Issuer).

[”Credit Agreement” means that certain credit agreement, dated as of [•], by and among the Issuer, as borrower, certain subsidiaries of the Issuer as guarantors, certain lenders party thereto from time to time, PNC Bank, National Association, as successor to BBVA USA, as administrative agent (and any successor thereto, in each case, the “Credit Agreement Administrative Agent”) and collateral agent (and any successor thereto, in each case, the “Credit Agreement Collateral Agent”), and the other parties party thereto, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), as such agreement or facility may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement exchanging, extending the maturity of, refinancing, renewing, replacing, substituting or otherwise restructuring, whether in the bank or debt capital markets, including securities (or combination thereof), all or any portion of the Indebtedness under such agreement or facility or any successor or replacement agreement or facility or indenture.]

“Credit Agreement Administrative Agent” has the meaning provided in the term “Credit Agreement.”

“Credit Agreement Collateral Agent” has the meaning provided in the term “Credit Agreement.”

“Credit Agreement Documents” means the collective reference to the Credit Agreement, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, and any other documents, certificates, instruments or agreements executed and delivered by or on behalf of the Issuer or any Guarantor for the benefit of the Credit Agreement Collateral Agent or any Credit Agreement Secured Party in connection therewith that specifically identifies itself as a “Credit Document,” a “Loan Document” or similar term, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“Credit Agreement Obligations” means (i) all Obligations under the Credit Agreement and the other Credit Agreement Documents and (ii) all hedging obligations and cash management obligations that are secured by liens on the Collateral pursuant to the Credit Agreement Documents.

“Credit Agreement Secured Parties” means the Credit Agreement Administrative Agent, the Credit Agreement Collateral Agent and the holders from time to time of Credit Agreement Obligations.

“Credit Facilities” means one or more credit agreements, indentures or debt facilities to which the Issuer and/or one or more of the Guarantors is party from time to time (including, without limitation, the Credit Agreement), in each case with banks, investment banks, insurance companies, mutual funds or other lenders or institutional investors providing for revolving credit loans, term loans, debt securities, banker’s acceptances, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case as such agreements or facilities may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement exchanging, extending the maturity of, refinancing, renewing, replacing, substituting or otherwise restructuring, whether in the bank or debt capital markets (or combination thereof) all or any portion of the Indebtedness under such agreement or facility or any successor or replacement agreement or facility.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means DTC and any and all successors thereto appointed as depositary hereunder and having become such pursuant to an applicable provision hereof.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, from a responsible financial or accounting officer of the Issuer, less the amount of Cash Equivalents received in connection with a subsequent sale, redemption, repurchase of, or collection or payment on, such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Equity Interests of the Issuer (other than Disqualified Stock), that is issued for cash (other than to any of the Issuer’s Subsidiaries or an employee stock plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the date of issuance thereof, the cash proceeds of which are excluded from the calculation set forth in Section 4.07(a)(3).

“Discharge” means, with respect to any Collateral and any Series of First Lien Obligations, the date on which such Series of Liens Obligations is no longer secured by such Collateral in accordance with the terms of the documentation governing such Series of First Lien Obligations.

“Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Notes mature; provided, however, that any such Capital Stock may require the issuer of such Capital Stock to make an offer to purchase such Capital Stock upon the occurrence of certain events if the terms of such Capital Stock provide that such an offer may not be satisfied and the purchase of such Capital Stock may not be consummated until the 91st day after the purchase of the Notes as required by Section 4.15.

“Dollar” or “$” means the lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, any state thereof or the District of Columbia.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“Eligible Institution” means a commercial banking institution that has combined capital and surplus of not less than $500.0 million or its equivalent in foreign currency, whose debt is rated by at least two nationally recognized statistical rating organizations in one of each such organization’s four highest generic rating categories at the time as of which any investment or rollover therein is made.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock). For the avoidance of doubt, a debt security that is convertible into, or exchangeable for, any combination of cash and Capital Stock based on the value of such Capital Stock will satisfy the exclusion set forth in the parenthetical to the preceding sentence.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended (and any successor statute) and the rules and regulations promulgated thereunder.

“Excluded Property” means:

(a) vehicles or other assets covered by a certificate of title or ownership;

(b) any interest in real property (whether fee or leasehold or otherwise);

(c) commercial tort claims with a value of less than $5.0 million (with such value determined by the Issuer in good faith);

(d) those assets as to which the Issuer and the Credit Agreement Administrative Agent shall reasonably determine in writing that the costs of obtaining such security interest are excessive in relation to the value of the security to be afforded thereby; provided that the Collateral Agent shall have received written notice of such determination and if such assets have a fair market value (as determined by the Issuer) in excess of $7.5 million, such assets do not secure (or purport to secure) any other First Lien Obligations or any Junior Lien Obligations;

(e) assets if the granting or perfecting of a security interest in such assets in favor of the Collateral Agent would violate any applicable law (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any applicable jurisdiction or other similar applicable law in any jurisdiction) or principles of equity;

(f) any right, title or interest in any instrument, permit, lease, intangible, general intangible (other than Equity Interests), license, contract or agreement to the extent, but only to the extent that a grant of a security interest therein to secure the Notes Obligations would, under the terms of such instrument, permit, lease, intangible, general intangible (other than Equity Interests), license, contract or agreement, result in a breach of the terms of, or constitute a default under, or result in the abandonment, termination, invalidation or unenforceability of, or require the consent of any Person other than the Issuer or any of its Subsidiaries, which has not been obtained under such instrument, permit, lease, intangible, general intangible, license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any applicable jurisdiction or any other applicable law (including, without limitation, Title 11 of the United States Code) or other similar applicable law in any jurisdiction or principles of equity);

(g) any Capital Stock acquired after the Issue Date (other than Capital Stock in a Subsidiary (including Professional Services Affiliates) issued or acquired after such Person became a Subsidiary) in accordance with this Indenture if, and to the extent that, and for so long as, in the case of this clause (g), (i) such Capital Stock constitutes less than 50% of all applicable Capital Stock of such Person, and the Person or Persons holding the remainder of such Capital Stock are not Affiliates of the Issuer to the extent and for so long as a grant of a security interest therein to secure the Notes Obligations would be prohibited by the organizational documents of such Person, (ii) the granting or perfecting of a security interest in such assets in favor of the Collateral Agent would violate applicable law or a contractual obligation binding on such Capital Stock and (iii) with respect to such contractual obligations (other than contractual obligations in connection with limited liability company agreements, stockholders’ agreements and other joint venture agreements), such obligation existed at the time of the acquisition of such Capital Stock and was not created or made binding on such Capital Stock in contemplation of or in connection with the acquisition of such Person;

(h) any Property purchased with the proceeds of Purchase Money Indebtedness incurred pursuant to Section 4.09(6) if the contract or other agreement in which the Indebtedness and/or Liens related thereto is granted (or the documentation providing for such Capital Lease Obligation) prohibits or requires the consent of any person other than the Issuer or any of its Subsidiaries as a condition to the creation of any other security interest on such Property;

(i) any Capital Stock of Unrestricted Subsidiaries;

(j) any Capital Stock of Receivables Subsidiaries;

(k) any assets of any Subsidiary that is not a Domestic Subsidiary or any property that is located outside of the United States to the extent a Lien thereon cannot be perfected by the filing of UCC financing statements or delivery of original promissory notes or stock certificates (solely to the extent otherwise required by the Notes Documents);

(l) the “Excluded Accounts” as such term is defined in the Credit Agreement;

(m) any intent-to use Trademark applications prior to the filing of a “Statement of Use,” “Amendment to Allege Use” or similar filing with regard thereto, to the extent and solely during the period, in which the grant of a security interest therein may impair the validity or enforceability of any Trademark that may issue from such intent to use Trademark application under applicable law; and

(n) “margin stock” (within the meaning of Regulation U issued by the FRB);

provided, however, that Excluded Property shall not include (x) any Capital Stock of any Professional Services Affiliate and any agreements described in clause (i), (ii) or (iii) of the definition of “PC Entity Requirements” or (y) any proceeds, substitutions or replacements of any Excluded Property referred to in clauses (a) through (n) (unless such Proceeds, substitutions or replacements would constitute Excluded Property referred to in clauses (a) through (n)).

In addition, control agreements shall not be required with respect to deposit accounts, securities accounts, or uncertificated securities.

“Excluded Subsidiary” means (a) any Immaterial Subsidiary, (b) any Unrestricted Subsidiary, (c) any Subsidiary of the Issuer designated as an “Excluded Subsidiary” on the Issue Date, (d) any non-wholly owned Subsidiary, (e) any Subsidiary designated as an “Excluded Subsidiary” after the Issue Date by a written notice to the Trustee; provided that, any such designation pursuant to this clause (e) shall constitute an Investment permitted hereunder, (f) any captive insurance subsidiaries or not-for-profit subsidiaries, (g) any Subsidiary that is not a Domestic Subsidiary, (h) any Subsidiary that is prohibited by applicable Law, regulation or by any Contractual Obligation existing on the Issue Date or on the date such Person becomes a Subsidiary (as long as such Contractual Obligation was not entered into in contemplation of such Person becoming a Subsidiary) from becoming a Guarantor or that would require a governmental (including regulatory) or third-party consent, approval, license or authorization that has not been obtained in order to become a Guarantor, (i) any Subsidiary to the extent that the burden or cost (including any adverse tax consequences) of obtaining a guaranty therefrom is excessive in relation to the benefit afforded thereby (as reasonably determined by the Trustee and the Issuer), (j) any Subsidiary that is (x) a CFC Holdco or (y) a Subsidiary of a Foreign Subsidiary that is a CFC; provided that this clause (j) shall not apply to any Subsidiary that is a Guarantor as of the Issue Date and (k) any Receivables Subsidiary.

“Existing Indebtedness” means any Indebtedness (other than the Notes, the Guarantees and the Credit Agreement) of the Issuer and its Subsidiaries in existence on the Issue Date.

“Fair Market Value” means the value (which, for the avoidance of doubt, will take into account any liabilities associated with related assets) that would be paid by a willing buyer to an unaffiliated willing seller in an arm’s-length transaction not involving distress or compulsion of either party, determined in good faith by the Board of Directors of the Issuer (unless otherwise provided in this Indenture).

“First Lien Documents” means (i) the Credit Agreement Documents, (ii) the Notes Documents, (iii) the 2027 Senior Notes Documents and (iv) all Future First Lien Documents.

“First Lien Indebtedness” means any Indebtedness for borrowed money (which, for the avoidance of doubt, does not include Purchase Money Indebtedness, and any related Liens thereto) secured by a Lien on any assets of the Issuer or any Restricted Subsidiary ranking pari passu with the Liens securing the Notes Obligations.

“First Lien Intercreditor Agreement” means the First Lien Intercreditor Agreement, dated as of the Issue Date, among the Issuer, the other Grantors (as defined therein) from time to time party thereto, [PNC, National Association, as successor to BBVA USA, as Credit Agreement Collateral Agent (as defined therein), PNC, National Association, as successor to BBVA USA, as Authorized Representative for the Credit Agreement Secured Parties

(each as defined therein), UMB Bank, National Association, as Notes Collateral Agent (as defined therein), and UMB Bank, National Association, as Authorized Representative for the Notes Secured Parties (each as defined therein)] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“First Lien Obligations” means (i) the Credit Agreement Obligations, (ii) the Notes Obligations, (iii) the 2027 Senior Notes Obligations and (iv) any Series of Future First Lien Obligations.

“First Lien Secured Parties” means (i) the Credit Agreement Secured Parties, (ii) the Notes Secured Parties, (iii) the 2027 Senior Notes Secured Parties and (iv) any Future First Lien Secured Parties.

“Foreign Currency Obligations” means, with respect to any Person, the obligations of such Person pursuant to any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Issuer or any Restricted Subsidiary of the Issuer against fluctuations in currency values.

“Foreign Subsidiary” means any Subsidiary of the Issuer that is not organized or existing under the laws of the United States of America or any state thereof, or the District of Columbia.

“Future First Lien Documents” means, with respect to any Future First Lien Obligations, the notes, indentures, credit agreements, security documents, intercreditor agreements and other operative agreements evidencing or governing such Indebtedness and Liens securing such Indebtedness.

“Future First Lien Indebtedness” means any Indebtedness of the Issuer and/or the Guarantors that is secured by a Lien on the Collateral and ranks equally in right of payment and Lien priority to the Notes as permitted hereunder (other than Credit Agreement Obligations, 2027 Senior Notes Obligations and Notes Obligations); provided that (i) an authorized representative of the holders of such Indebtedness shall be a party to the First Lien Intercreditor Agreement or shall have executed a joinder to the First Lien Intercreditor Agreement and (ii) the Issuer shall designate such Indebtedness as “Additional Pari Passu Obligations” under the First Lien Intercreditor Agreement.

“Future First Lien Obligations” means Obligations in respect of Future First Lien Indebtedness (other than Obligations with respect to additional Notes issued hereunder, which shall constitute Notes Obligations).

“Future First Lien Secured Parties” means holders of any Future First Lien Obligations and any trustee, authorized representative or agent of such Future First Lien Obligations.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time.

“Global Note Legend” means the legend set forth in Section 2.01(b) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto issued in accordance with Section 2.01 or 2.06 hereof.

“Government Securities” means direct obligations of, or obligations guaranteed or insured by, the United States or any agency or instrumentality of the foregoing for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Guarantee” means a guarantee by a Guarantor of the Notes.

“Guarantors” means all of the Issuer’s direct and indirect Wholly-Owned Restricted Subsidiaries (including the Issuer’s Professional Services Affiliates) other than any Excluded Subsidiaries.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements designed to protect such Person against fluctuations in interest rates.

“Holder” means, with respect to any Note, the Person in whose name such Note is registered with the Registrar.

“Immaterial Subsidiary” means any Subsidiary of the Issuer designated as such in writing by the Issuer that had assets representing 2.5% or less of the Issuer’s and its Subsidiaries’ consolidated total assets (as shown on the most recent balance sheet required to be delivered hereunder), and generated less than 2.5% of the Issuer’s and its Subsidiaries’ total revenues for the four quarters ending on, the last day of the most recently ended Measurement Period; provided that, if all Subsidiaries that are individually “Immaterial Subsidiaries” have aggregate total assets that would represent 5.0% or more of the Issuer’s and its Subsidiaries’ consolidated total assets on such last day or generated 5.0% or more of the Issuer and its Subsidiaries’ total revenues for such four fiscal quarters, then such number of Subsidiaries of the Issuer as are necessary shall no longer be deemed Excluded Subsidiaries so that Subsidiaries that are “Immaterial Subsidiaries” have in the aggregate Total Assets that represent less than 5.0% of the Issuer’s and its Subsidiaries’ consolidated total assets and less than 5.0% of the Issuer’s and its Subsidiaries’ total revenues as of such last day or for such four quarters, as the case may be (it being understood that any such determination with respect to revenues and assets shall be made on a pro forma basis).

“Indebtedness” means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money (which, for the avoidance of doubt, does not include Purchase Money Indebtedness, and any related Liens thereto) or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof, but excluding, in any case, any undrawn letters of credit), Purchase Money Indebtedness or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) or representing any Hedging Obligations or Foreign Currency Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than Hedging Obligations or Foreign Currency Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the amount of all obligations of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary of such Person, the liquidation preference with respect to, any Preferred Equity Interests (but excluding, in each case, any accrued dividends) as well as the guarantee of items that would be included within this definition.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means a Person or entity which, in the judgment of the Board of Directors of the Issuer, is independent and otherwise qualified to perform the task for which it is to be engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the $[375,000,000] in aggregate principal amount of 8.000% Senior Secured Notes due 2028 of the Issuer issued under this Indenture on the Issue Date.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Investment Grade” designates a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such ratings by S&P or Moody’s. In the event that the Issuer shall select any other Rating Agency, the equivalent of such ratings by such Rating Agency shall be used.

“Investment Grade Securities” means:

(a) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality of the foregoing (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition;

(b) securities that have a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating by any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act;

(c) Investments in any fund that invests at least 95% of its assets in Investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(d) corresponding instruments in countries other than the United States customarily utilized for high quality Investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP (excluding accounts receivable, deposits and prepaid expenses in the ordinary course of business, endorsements for collection or deposits arising in the ordinary course of business, guarantees and intercompany notes permitted by Section 4.09, and commission, travel and similar advances to officers and employees made in the ordinary course of business). For purposes of Section 4.07, the sale of Equity Interests of a Person that is a Restricted Subsidiary following which such Person ceases to be a Subsidiary shall be deemed to be an Investment by the Issuer in an amount equal to the Fair Market Value of the Equity Interests of such Person held by the Issuer and its Restricted Subsidiaries immediately following such sale.

“Issue Date” means [•] (the date of the first issuance of Notes under this Indenture).

“Issuer” has the meaning provided in the preamble hereto.

“Junior Lien Intercreditor Agreement” shall have the meaning assigned to such term in the definition of “Junior Lien Obligations.”

“Junior Lien Obligations” means any Obligations that are secured by a Lien that is junior in priority to the Liens securing the Notes Obligations and is subject to a customary (as reasonably determined by the Issuer as set forth in an Officers’ Certificate delivered to the Trustee and the Collateral Agent) junior priority intercreditor agreement among the Credit Agreement Administrative Agent, the Credit Agreement Collateral Agent, the Trustee, the Collateral Agent, the authorized agents of any holders of Future First Lien Obligations, and the authorized agent for any holders of Junior Lien Obligations (such intercreditor agreement, a “Junior Lien Intercreditor Agreement”).

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

“Lien” means, with respect to any asset, any mortgage, lien, hypothecation, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded, registered, published or otherwise perfected under applicable law (including any conditional sale or other title retention agreement and any lease in the nature thereof).

“Limited Condition Transaction” means any (a) acquisition or other Investment, including by way of purchase, merger, amalgamation, arrangement or consolidation or similar transaction, by the Issuer or one or more of its Restricted Subsidiaries, with respect to which the Issuer or any such Restricted Subsidiary have entered into an agreement or is otherwise contractually committed to consummate and the consummation of which is not expressly conditioned upon the availability of, or on obtaining, third party financing, and/or (b) the making of any irrevocable Restricted Payment.

“Management Services Agreements” means an agreement, however styled, between (a) the Issuer or a Guarantor, on the one hand, and (b) a PC Entity, on the other hand, pursuant to which the Issuer or a Guarantor provides management services or similar services to such PC Entity. All references to Management Services Agreements shall also include all such related documents necessary to ensure that each relationship with each PC Entity meets the PC Entity Requirements.

“Make Whole Amount” means, with respect to any Note at any redemption date, as determined by the Issuer, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess, if any, of (A) an amount equal to the present value of (1) the redemption price of such Note at August 1, 2024 plus (2) the remaining scheduled interest payments on the Notes to be redeemed (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date) to August 1, 2024 (other than interest accrued to the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of the Notes to be redeemed. The Trustee shall have no obligation to calculate or verify the calculation of the Make Whole Amount.

“Marketable Securities” means (a) Government Securities; (b) any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or time deposit of, an Eligible Institution; (c) commercial paper maturing not more than 365 days after the date of acquisition issued by a corporation (other than an Affiliate of the Issuer) with a rating by at least two nationally recognized statistical rating organizations in one of each such organization’s four highest generic rating categories at the time as of which any investment therein is made, issued or offered by an Eligible Institution; (d) any bankers’ acceptances or money market deposit accounts issued or offered by an Eligible Institution; and (e) any fund investing exclusively in investments of the types described in clauses (a) through (d) above.

“Measurement Period” has the meaning provided in the term “Consolidated Fixed Charge Coverage Ratio.”

“Minority Interest Allocation” means, with respect to any measurement hereunder related to any Non- Wholly Owned Subsidiary, the portion of such amount that is allocable (based on the percentage of Equity Interests held in such Non-Wholly Owned Subsidiary and any non-pro rata distribution on such Equity Interests received) to Persons other than the Issuer or any of its Restricted Subsidiaries.

“Minority Investment” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity which is not a Subsidiary of such Person but of which any shares of securities or other interests are at the time beneficially owned, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Minority Investment” or to “Minority Investments” shall refer to a Minority Investment or Minority Investments of the Issuer.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries, as the case may be, in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (estimated reasonably and in good faith by the Issuer and after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than First Lien Obligations and Junior Lien Obligations) secured by a Lien on the asset or assets that are the subject of such Asset Sale, any reserve for adjustment in respect of the sale price of such asset or assets and any reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such Asset Sale and retained by the Issuer or any of its Subsidiaries after such Asset Sale, including pension and other post-employment benefit liabilities and liabilities related to environmental matters, or against any indemnification obligations associated with such Asset Sale. Net Proceeds shall exclude any non-cash proceeds received from any Asset Sale, but shall include such proceeds when and as converted by the Issuer or any Restricted Subsidiary to cash.

“Non-Controlling Authorized Representative” means any Authorized Representative that is not the Applicable Authorized Representative at such time.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Non-Wholly Owned Subsidiary” means any Person regarding which the Issuer or any Restricted Subsidiary of the Issuer owns less than 100% of the Equity Interests and which Person is consolidated with the Issuer and its Restricted Subsidiaries under GAAP.

“Notes” means the Initial Notes and any other notes issued after the Issue Date in accordance with the fourth paragraph of Section 2.02 hereof treated as a single class of securities.

“Notes Documents” means the Notes (including additional Notes issued under this Indenture), the Guarantees, the Collateral Documents, the First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement, if applicable, and this Indenture.

“Notes Obligations” means all Obligations of the Issuer and the Guarantors under the Notes Documents.

“Notes Secured Parties” means, collectively, the Trustee, the Collateral Agent and the Holders, together with their respective successors and assigns.

“Obligations” means any principal, interest, penalties, fees, expenses (including any interest, fees or expenses that accrue following the commencement of any insolvency or liquidation proceeding, whether allowed or allowable in such proceeding), indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, Controller, Secretary or any Vice President of such Person, or any other officer designated by the Board of Directors.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of such Person or of such Person’s partner or managing member, one of whom must be the principal executive officer, principal financial officer, treasurer or principal accounting officer of such Person or of such Person’s partner or managing member, that meets the requirements of Section 12.05.

“Opinion of Counsel” means an opinion, in form satisfactory to the Trustee or Collateral Agent, as applicable, from legal counsel, who may be an employee of or counsel to the Issuer or any Subsidiary of the Issuer, that meets the requirements of Section 12.05 and may be subject to certain qualifications and assumptions that are consistent with similar opinions delivered to the agent or trustee for other Indebtedness of the Issuer, including as to matters of governing law.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“PC Entity” means any Person (other than a natural Person), including any professional corporation, professional association, limited liability company or limited partnership, providing medical, healthcare or related professional services, to the extent any applicable requirement of law provides that the ownership of such Person shall be limited to appropriately licensed professionals (natural persons or professional corporations or similar entities which are wholly-owned by natural persons) who are duly licensed or otherwise legally authorized to render the specific professional services for which the Person is organized.

“PC Entity Requirements” means (i) an executed management services agreement with the Issuer or a Guarantor, which terms shall include, but not be limited to, customary term and termination provisions, prohibitions on assignment by the PC Entity with no restrictions on assignment by the Issuer or any Guarantor, purchase provisions allowing the Issuer or a Guarantor (or other nominee designated by the Issuer or a Guarantor) to buy all assets of the PC Entity at a nominal price and a requirement that the PC Entity enter into cash management arrangements with the Issuer or a Guarantor providing such Issuer or Guarantor full dominion over such cash in a customary manner, including customary cash sweep agreements of cash to the Issuer or a Guarantor, (ii) customary stock transfer restriction agreements and (iii) customary non-compete and non-solicit agreements with the primary physician employees and physician owners of the PC Entity responsible for providing all or substantially all of such PC Entity’s professional services, including the Issuer, which non-compete and non-solicit agreements shall be in force during the term of each such party’s relationship with the PC Entity and for a customary period following termination of such Person’s relationship with the PC Entity for any reason.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents between the Issuer or any of the Restricted Subsidiaries and another Person; provided that (i) any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 4.10 and (ii) the Issuer or any Restricted Subsidiary receives assets or a combination of assets and cash or Cash Equivalents in an amount equal to or greater than the assets of the Issuer or such Restricted Subsidiary sold or exchanged in such Permitted Asset Swap.

“Permitted Business” means the businesses of the Issuer and its Restricted Subsidiaries conducted (or proposed to be conducted) on the Issue Date and any business reasonably related, ancillary or complimentary thereto and any reasonable extension or evolution of any of the foregoing.

“Permitted Investments” means:

(a) Investments in the Issuer or in a Restricted Subsidiary, including the purchase of any Preferred Equity Interests issued to a Strategic Investor so long as such purchase complies with the first paragraph of Section 4.11;

(b) Investments in Cash Equivalents, Marketable Securities and Investment Grade Securities;

(c) any guarantee of obligations of the Issuer or a Restricted Subsidiary permitted by Section 4.09;

(d) Investments by the Issuer or any of its Subsidiaries in a Person if, as a result of such Investment, (i) such Person becomes a Restricted Subsidiary or (ii) such Person is merged, consolidated or arranged or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

(e) Investments received in settlement of debts and owing to the Issuer or any of its Restricted Subsidiaries, in satisfaction of judgments, in a foreclosure of a Lien or as payment on a claim made in connection with any bankruptcy, liquidation, receivership or other insolvency proceeding;

(f) any Investment existing on, or made pursuant to binding commitments or publicly announced but unconsummated transactions existing on, the Issue Date and any Investment consisting of an extension, modification, renewal, replacement, refunding or refinancing of any Investment existing on, or made pursuant to a binding commitment existing on, the Issue Date; provided that the amount of any such Investment may be increased (i) as required by the terms of such Investment as in existence on the Issue Date or (ii) as otherwise permitted under this Indenture;

(g) Investments in any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Sale that was made pursuant to and in compliance with Section 4.10 or for an asset disposition that does not constitute an Asset Sale;

(h) loans or advances or other similar transactions with customers, distributors, clients, developers, suppliers, promoters, managers, or purchasers or sellers of goods or services, in each case, in the ordinary course of business, regardless of frequency;

(i) other Investments in an amount not to exceed the greater of $70.0 million and 35.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a pro forma basis) (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value) at any one time outstanding for all Investments made after the Issue Date; provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Issuer or a Restricted Subsidiary at the date of the making of such Investment and such person becomes the Issuer or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) or (d) above and shall cease to have been made pursuant to this clause for so long as such Person continues to be a Restricted Subsidiary;

(j) any Investment solely in exchange for, or made with the proceeds of, the issuance of the Issuer’s Qualified Capital Stock;

(k) any Investment in connection with Hedging Obligations and Foreign Currency Obligations otherwise permitted under this Indenture;

(l) any contribution of any Investment in a joint venture or partnership that is not a Restricted Subsidiary to a Person that is not a Restricted Subsidiary in exchange for an Investment in the Person to whom such contribution is made in an equivalent value;

(m) any Investment in any joint venture engaged in a Permitted Business, including without limitation by contribution of assets of any Restricted Subsidiary, not to exceed the greater of $60.0 million and 30.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a pro forma basis) outstanding at any time for Investments made after the Issue Date (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Issuer or a Restricted Subsidiary at the date of the making of such Investment and such person becomes the Issuer or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) or (d) above and shall cease to have been made pursuant to this clause for so long as such person continues to be a Restricted Subsidiary;

(n) any Investment acquired after the Issue Date as a result of the acquisition by the Issuer or any of its Restricted Subsidiaries of another Person, including by way of a merger, amalgamation, arrangement or consolidation with or into the Issuer or any of its Restricted Subsidiaries in a transaction that is not prohibited by this Indenture after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation, arrangement or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(o) any Investment consisting of deposits, prepayments and other credits to suppliers or landlords made in the ordinary course of business;

(p) guaranties made in the ordinary course of business of obligations owed to landlords, suppliers, customers and licensees of the Issuer or any of its Restricted Subsidiaries;

(q) loans and advances to officers, directors and employees for (i) business-related travel expenses, moving and relocation expenses and other similar expenses, in each case incurred in the ordinary course of business and (ii) in an aggregate amount not to exceed $15.0 million at any one time outstanding;

(r) any Investment consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(s) any Investment consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses of intellectual property or leases, in each case, in the ordinary course of business;

(t) any Investment in an Unrestricted Subsidiary having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (t) that are at the time outstanding, not to exceed the greater of $40.0 million and 20.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a pro forma basis) (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Issuer or a Restricted Subsidiary at the date of the making of such Investment and such person becomes the Issuer or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) or (d) above and shall cease to have been made pursuant to this clause for so long as such person continues to be a Restricted Subsidiary;

(u) Investments in receivables owing to the Issuer or any Restricted Subsidiary created or acquired in the ordinary course of business or consistent with past practice;

(v) Investments (including debt obligations and equity interests) (a) received in settlement, compromise or resolution of debts created in the ordinary course of business or consistent with past practice and owing to the Issuer or any Restricted Subsidiary, (b) in exchange for any other Investment or accounts receivable, endorsements for collection or deposit held by the Issuer or any such Restricted Subsidiary, (c) as a result of foreclosure, perfection or enforcement of any Lien, (d) in satisfaction of judgments or (e) pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or litigation, arbitration or other disputes or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(w) Investments in any Receivables Subsidiary or by a Receivables Subsidiary in any other Person made in connection with a Receivables Facility (including the contribution or lending of cash and Cash Equivalents to finance the purchase of Receivables Assets or to otherwise fund required reserves);

(x) other Investments if after giving effect to such Investment, (x) no Default or Event of Default under Section 6.01(a), Section 6.01(b) or Section 6.01(h) has occurred or is continuing and (y) the Consolidated Leverage Ratio of the Issuer on a pro forma basis is equal to or less than 4.50 to 1.00.

In the event a Permitted Investment meets the criteria of more than one of the categories described in clauses (a) through (x) above, the Issuer will be entitled to divide or classify (or later, divide, classify or reclassify in whole or in part in its sole discretion) such Permitted Investment (or portion thereof) in any matter than complies with this definition.

Notwithstanding anything to the contrary in this Indenture, Investments in Unrestricted Subsidiaries may be made under clause (t) above. No other categories described above or in Section 4.07 may be used to make Investments in Unrestricted Subsidiaries.

“Permitted Liens” means:

(a) Liens securing the Notes issued on the Issue Date and Liens securing any Guarantee thereof;

(b) Liens securing (x) Indebtedness under any Credit Facility (and related Hedging Obligations and cash management obligations to the extent such Liens arise under the definitive documentation governing such Indebtedness and the incurrence of such obligations is not otherwise prohibited by this Indenture) permitted by Section 4.09(b)(2) and (y) other Indebtedness permitted under Section 4.09(a) and Section 4.09(b)(4); provided that (i) in the case of any such Indebtedness described in subclause (y), after giving pro forma effect to the incurrence of such Indebtedness, the application of proceeds therefrom, the granting of such Liens and any other related transactions, the Consolidated First Lien Indebtedness Leverage Ratio does not exceed 5.00 to 1.00 as of the last day of the most recent quarter for which internal financial statements are available on the date such Indebtedness is incurred and (ii) any such Indebtedness described in this clause (b) (other than Indebtedness incurred by Restricted Subsidiaries that are not Guarantors pursuant to the second proviso of Section 4.09(a) and Section 4.09(b)(4)) shall be (1) secured solely by Liens on the Collateral on a pari passu basis with the Notes Obligations and (2) subject to the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement (if any);

(c) Liens securing (i) Hedging Obligations and Foreign Currency Obligations permitted to be incurred under Section 4.09 and (ii) cash management obligations not otherwise prohibited by this Indenture;

(d) Liens securing Purchase Money Indebtedness permitted under Section 4.09(b)(6); provided that such Liens do not extend to any assets of the Issuer or its Restricted Subsidiaries other than the assets so acquired, constructed, installed or improved, products and proceeds thereof and insurance proceeds with respect thereto;

(e) Liens on property of a Person existing at the time such Person is merged into, amalgamated, arranged or consolidated with the Issuer or any of its Restricted Subsidiaries; provided that such Liens were not incurred in connection with, or in contemplation of, such merger, amalgamation, arrangement or consolidation and do not apply to any assets other than the assets of the Person acquired in such merger, amalgamation, arrangement or consolidation;

(f) Liens on property of an Unrestricted Subsidiary at the time that it is designated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”; provided that such Liens were not incurred in connection with, or contemplation of, such designation;

(g) Liens on property existing at the time of acquisition thereof by the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of the Issuer or any of its Restricted Subsidiaries other than the property so acquired, constructed, installed or improved, products and proceeds thereof and insurance proceeds with respect thereto;

(h) Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s or other like Liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP is made therefor;

(i) Liens existing on the Issue Date (including Liens on Collateral securing the 2027 Senior Notes outstanding on the Issue Date and other than such Liens existing pursuant to clauses (a) and (b) of this definition);

(j) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP is made therefor;

(k) Liens securing Indebtedness permitted under Section 4.09(b)(10); provided that (i) such Liens shall not extend to assets other than the assets that secure such Indebtedness being refinanced and (ii) such Liens have a Lien priority equal to or junior to (but not senior to) the Liens securing such Indebtedness being refinanced;

(l) Liens (other than Liens created or imposed under ERISA) incurred or deposits made by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return- of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money which, for the avoidance of doubt, does not include Purchase Money Indebtedness, and any related Liens thereto);

(m) easements, rights-of-way, covenants, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes;

(n) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Issuer or its Restricted Subsidiaries;

(o) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and Liens deemed to exist in connection with Investments in repurchase agreements that constitute Cash Equivalents;

(p) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(q) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(r) filings made by factoring companies on accounts receivable sold by the Issuer or a Restricted Subsidiary to such companies in the ordinary course of business;

(s) Liens on Property of any Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Restricted Subsidiary incurred in accordance with Section 4.09;

(t) Liens in favor of the Issuer or any Guarantor;

(u) Liens securing reimbursement obligations with respect to commercial letters of credit which solely encumber goods and/or documents of title and other property relating to such letters of credit and products and proceeds thereof;

(v) extensions, renewals or refundings of any Liens referred to in clause (e), (g) or (i) above; provided that any such extension, renewal or refunding does not extend to any assets or secure any Indebtedness not securing or secured by the Liens being extended, renewed or refinanced and if such Liens are on Collateral such Liens have lien priority equal to or subordinated to the Liens being extended, renewed or refunded and shall be subject to the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, as applicable;

(w) other Liens securing Indebtedness that is permitted by the terms of this Indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed the greater of $70.0 million and 35.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a pro forma basis) in an aggregate amount at any time outstanding; provided that Liens pursuant to this clause (w) shall rank pari passu or junior to the Liens on Collateral securing the Notes Obligations or shall be secured by assets of the Issuer or its Restricted Subsidiaries that are not Collateral;

(x) Liens incurred to secure any treasury management arrangement;

(y) Liens on Equity Interests of Unrestricted Subsidiaries;

(z) Liens on Collateral securing any Junior Lien Obligations with respect to Indebtedness permitted to be incurred under this Indenture; provided that after giving pro forma effect to the incurrence of such Indebtedness, the application of proceeds therefrom, the granting of such Liens and any other related transactions, the Consolidated Secured Indebtedness Leverage Ratio does not exceed 5.50 to 1.00 as of the last day of the most recent quarter for which internal financial statements are available on the date such Indebtedness is incurred;

(aa) Liens in connection with attachments or judgments (including judgment or appeal bonds) that do not result in an Event of Default under Section 6.01(g);

(bb) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Issuer and its consolidated Subsidiaries;

(cc) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Issuer or any Subsidiary;

(dd) Liens on Capital Stock in joint ventures securing obligations of such joint venture, to the extent required by the terms of the organizational documents or material contracts of such joint venture;

(ee) Liens securing insurance premiums financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;

(ff) Liens on Receivables Assets granted pursuant to or arising in connection with a Receivables Facility; and.

provided, that the aggregate amount of Liens securing First Lien Indebtedness incurred after the Issue Date, other than “PIK Interest Additional Notes” issued under the 2027 Senior Notes Indenture, shall not exceed $100.0 million and such Liens and related Indebtedness shall only be incurred by the Issuer and the Guarantors.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, limited liability partnership, unlimited liability company, joint venture, association, joint stock company, trust, bank trust company, land trust, business trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity whether legal or not.

“Pledge and Security Agreement” means the Pledge and Security Agreement, to be dated as of [DATE], by and among the Guarantors, as grantors, and the Collateral Agent, as amended, supplemented and otherwise modified from time to time.

“Preferred Equity Interest” in any Person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.

“Private Placement Legend” means the legend set forth in Section 2.01(c) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions hereof.

“Proceeds” has the meaning assigned to such term in the Pledge and Security Agreement.

“Professional Services Affiliate” means any PC Entity that (i) has entered into a Management Services Agreement with the Issuer or one of the Guarantors and (ii) is Controlled, directly or indirectly, by the Issuer.

“Pro Forma Cost Savings” means, with respect to any Measurement Period, the reduction in net costs and expenses and related adjustments that:

(i) were directly attributable to an acquisition, merger, consolidation or disposition that occurred during the Measurement Period or subsequent to the Measurement Period and on or prior to the date of determination and calculated on a basis that is consistent with Regulation S-X under the Securities Act, or

(ii) were actually implemented by the business that was the subject of any such acquisition, merger, consolidation or disposition or by any related business of the Issuer or any Restricted Subsidiary with which such business is proposed to be or is being or has been integrated within 24 months after the date of the acquisition, merger, consolidation, disposition or operational change and prior to the date of determination that are supportable and quantifiable by the underlying accounting records of any such business, or

(iii) relate to the business that is the subject of any such acquisition, merger, consolidation or disposition of the Issuer or any Restricted Subsidiary with which such business is proposed to be or is being or has been integrated and that are probable in the reasonable judgment of the Issuer based upon specifically identifiable actions to be taken within 24 months of the date of the acquisition, merger, consolidation or disposition, in each case regardless of whether such reductions and related adjustments could then be reflected in pro forma financial statements in accordance with Regulation S-X under the Securities Act or any other regulation or policy related thereto, as if all such reductions and related adjustments had been effected as of the beginning of such period. Pro forma Cost Savings as of any date of determination, together with any addbacks to Consolidated EBITDA included pursuant to clause (i) of the definition thereof, shall not in the aggregate exceed 25% of Consolidated EBITDA during the most recently ended Measurement Period (calculated on a pro forma basis after giving effect to such adjustments).

“Property” means an interest of any kind in any property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Purchase Money Indebtedness” means Indebtedness (including Capital Lease Obligations) incurred (within 365 days of such purchase) to finance or refinance the purchase (including in the case of Capital Lease Obligations the lease), construction, installation or improvement of any assets used or useful in a Permitted Business (whether through the direct purchase of assets or through the purchase of Capital Stock of any Person owning such assets); provided that the amount of Indebtedness thereunder does not exceed 100% of the purchase cost of such assets and costs incurred in such construction, installation or improvement.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Capital Stock” means any Capital Stock of the Issuer that is not Disqualified Stock.

“Rating Agencies” means:

(a) S&P;

(b) Moody’s; or

(c) if S&P or Moody’s or both shall not make a rating of the Notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Issuer, which shall be substituted for S&P or Moody’s or both, as the case may be.

“Receivables Assets” means (a) any accounts receivable of the Issuer or any Restricted Subsidiary and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations, in each case in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non- recourse accounts receivable financing and which are sold, contributed, conveyed, assigned or otherwise transferred or pledged by the Issuer or any of its Restricted Subsidiaries in connection with a Receivables Facility.

“Receivables Facility” means any financing transaction, including any securitization, revolving credit facility, factoring arrangement or other form of financing transaction, as may be amended, modified, supplemented, replaced or refinanced from time to time, pursuant to which (a) the Issuer or any Restricted Subsidiary sells (directly or indirectly), conveys, assigns or otherwise transfers Receivables Assets or grants a security interest therein to a Receivables Subsidiary or other Person, and (b) the obligations of the Issuer or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for Standard Securitization Undertakings) to the Issuer and such Restricted Subsidiary that, in the case of each of clause (a) and (b) meets the following conditions: (i) the Issuer shall have determined in good faith that such Receivables Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Restricted Subsidiaries (taken as a whole) and (ii) all Dispositions of accounts receivable and related assets by the Issuer or any Restricted Subsidiary to the Receivables Subsidiary are made at fair market value (as determined in good faith by the Issuer).

“Receivables Fee” means distributions or payments made directly or by means of discounts with respect to any Receivables Assets or participation interest issued or sold in connection with, and other fees paid to a Person that is not the Issuer or a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Restricted Subsidiary or Unrestricted Subsidiary (or another Person formed for the purposes of engaging in a Receivables Facility with the Issuer, any Restricted Subsidiary or any Unrestricted Subsidiary in which the Issuer, any Restricted Subsidiary or any Unrestricted Subsidiary makes an Investment and to which the Issuer, any Restricted Subsidiary or any Unrestricted Subsidiary sells, assigns conveys or otherwise transfers assets constituting Receivables Assets) formed for the purpose of, and which engages in no activities other than in connection with, the financing of accounts receivable of the Issuer and its Restricted Subsidiaries and Unrestricted Subsidiaries and all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer, any Restricted Subsidiary (other than any Receivables Subsidiary) or any Unrestricted Subsidiary (other than any Receivables Subsidiary) (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer, any Restricted Subsidiary (other than any Receivables Subsidiary) or any Unrestricted Subsidiary (other than any Receivables Subsidiary) in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer any Restricted Subsidiary (other than any Receivables Subsidiary) or any Unrestricted Subsidiary (other than any Receivables Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b) with which none of the Issuer, any Restricted Subsidiary (other than any Receivables Subsidiary) or any Unrestricted Subsidiary (other than any Receivables Subsidiary) has any material contract, agreement, arrangement or understanding other than on terms which the Issuer, such Restricted Subsidiary (other than any Receivables Subsidiary) or such Unrestricted Subsidiary (other than any Receivables Subsidiary) reasonably believes to be no less favorable to the Issuer, such Restricted Subsidiary (other than any Receivables Subsidiary) or such Unrestricted Subsidiary (other than any Receivables Subsidiary) than those that might be obtained at the time from Persons that are not Affiliates of the Issuer, and

(c) to which none of the Issuer, any Restricted Subsidiary (other than any Receivables Subsidiary) or any Unrestricted Subsidiary (other than any Receivables Subsidiary) has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note bearing the Private Placement Legend and deposited with or on behalf of the Depositary and registered in the name of the Depositary or its nominee, issued in an initial denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.2

“Reorganization Transactions” means [•].

“Responsible Officer,” when used with respect to the Trustee or Collateral Agent, means any officer within the Corporate Trust Office (or any successor group of the Trustee or Collateral Agent) or any other officer of the Trustee or Collateral Agent customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the relevant 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” or “Restricted Subsidiaries” means any Subsidiary, other than Unrestricted Subsidiaries. For the avoidance of doubt, a Professional Services Affiliate that has not been designated as an Unrestricted Subsidiary shall be a Restricted Subsidiary of the Issuer.

“Reverse Dutch Election Available Proceeds” means $[60,000,000] in the aggregate to be made available by the Issuer or/or the Restricted Subsidiaries upon receipt of the Stonepeak Direct Investment to fund cash payments pursuant to a reverse Dutch election process.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means S&P Global Ratings, and its subsidiaries, or any successor to the rating agency business thereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement, dated as of the [DATE], by and among the Issuer and the Guarantors, as grantors, and the Collateral Agent, as amended, supplemented and otherwise modified from time to time.

“Series” means (a) with respect to the First Lien Secured Parties, each of the (i) Credit Agreement Secured Parties (in their capacities as such), (ii) Notes Secured Parties (in their capacities as such) and (iii) Future First Lien Secured Parties that become subject to the First Lien Intercreditor Agreement after the Issue Date that are represented by a common representative (in its capacity as such for such Future First Lien Secured Parties) and (b) with respect to any First Lien Obligations, each of the (i) Credit Agreement Obligations, (ii) the 2027 Notes

[2]	To the extent Akumin is no longer a reporting issuer at the time of issuance, form of indenture to be revised for Regulation S category 3 requirements.

Obligations and (iii) the Future First Lien Obligations incurred pursuant to any applicable agreement, which, pursuant to any joinder agreement, are to be represented under the First Lien Intercreditor Agreement by a common representative (in its capacity as such for such Future First Lien Obligations).

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Receivables Facility, including those relating to the servicing of the Receivables Assets.

“Stonepeak” means Stonepeak Magnet Holdings LP and any investment funds advised, managed or controlled by it and, in each case (whether individually or as a group), Affiliates of any of the foregoing.

“Stonepeak Direct Investment” means $130,000,000 of cash equity contributions made by Stonepeak to the Issuer on the Issue Date.

“Strategic Investor” means physicians, hospitals, health systems, other healthcare providers, other healthcare companies and other similar strategic joint venture partners.

“Subordinated Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary that is expressly subordinated in right of payment to the Notes or the Guarantees, as the case may be.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, (a) a Professional Services Affiliate of such Person or (b) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any Person that is a consolidated subsidiary of the Issuer under GAAP and, at the Issuer’s option, designated as a “Subsidiary” in a certificate to the Trustee by a responsible financial or accounting officer of the Issuer. Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Issuer.

“Total First Lien Debt” means, as of any date of determination, the aggregate principal amount of (i) First Lien Indebtedness of the Issuer and the Restricted Subsidiaries, (ii) secured Purchase Money Obligations of the Issuer and the Restricted Subsidiaries and (iii) Indebtedness for borrowed money (which, for the avoidance of doubt, does not include Purchase Money Indebtedness, and any related Liens thereto) or Indebtedness evidenced by bank notes, debentures or similar instruments or drawn letters of credit secured by assets of the Issuer or the Restricted Subsidiaries that are either (x) not Collateral or (y) secured by Collateral on a pari passu basis with the Note Obligations, in each case, outstanding on such date of determination, determined on a consolidated basis.

“Trademark” has the meaning assigned to such term in the Pledge and Security Agreement.

“Transaction Date” has the meaning provided in the term “Consolidated Fixed Charge Coverage Ratio.”

“Transactions” means the Reorganization Transactions and issuance of the Initial Notes on the Issue Date.

“Treasury Rate” means, at the time of computation, the weekly average for each Business Day during the most recent week that has ended at least two Business Days prior to the redemption date of the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (or, if such statistical release is not so published or available or the relevant information no longer available thereon, any publicly available source of similar market data selected by the Issuer in good faith) most nearly equal to the period from the redemption date to August 1, 2024; provided, however, that if the period from the redemption date to August 1, 2024 is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to August 1, 2024 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” means UMB Bank, National Association, in its capacity as trustee, until a successor replaces UMB Bank, National Association in accordance with the applicable provisions hereof and thereafter means the successor serving hereunder.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code (or any similar or equivalent jurisdiction) as in effect in any applicable jurisdiction from time to time.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note substantially in the form of Exhibit A attached hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” or “Unrestricted Subsidiaries” means (A) any Subsidiary designated as an Unrestricted Subsidiary in a resolution of the Issuer’s Board of Directors in accordance with the instructions set forth below; and (B) any Subsidiary of an Unrestricted Subsidiary.

The Issuer’s Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as:

(a) no portion of the Indebtedness or any other obligation (contingent or otherwise) thereof, immediately after such designation, (i) is guaranteed by the Issuer or any of its Restricted Subsidiaries; (ii) is recourse to the Issuer or any of its Restricted Subsidiaries; or (iii) subjects any property or asset of the Issuer or any of its Restricted Subsidiaries to satisfaction thereof;

(b) except as otherwise permitted by this Indenture (including by Section 4.11), neither the Issuer nor any other Restricted Subsidiary has any contract, agreement, arrangement or understanding with such Subsidiary, written or oral, other than on terms no less favorable to the Issuer or such other Restricted Subsidiary than those that might be obtained at the time from Persons who are not the Issuer’s Affiliates;

(c) neither the Issuer nor any other Subsidiary (other than another Unrestricted Subsidiary) has any obligation (i) to subscribe for additional shares of Capital Stock of such Subsidiary or other equity interests therein; or (ii) to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve certain levels of operating results; and

(d) at the time such Subsidiary is designated, it may not own or hold (directly or indirectly) any rights in any Intellectual Property that is material to the operation of the business of the Issuer and its Subsidiaries, taken as a whole.

If at any time after the Issue Date the Issuer designates an additional Subsidiary as an Unrestricted Subsidiary, the Issuer shall be deemed to have made a Restricted Investment in an amount equal to the Fair Market Value (as determined in good faith by the Issuer’s Board of Directors evidenced by a resolution of the Issuer’s Board of Directors and set forth in an Officers’ Certificate delivered to the Trustee) of such Subsidiary. An Unrestricted Subsidiary may be designated as a Restricted Subsidiary or any Unrestricted Subsidiary redesignated as a Restricted Subsidiary if, in each case, at the time of such designation or redesignation after giving pro forma effect thereto, no Default or Event of Default shall have occurred or be continuing.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) under the Securities Act.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” means any Restricted Subsidiary that is not a Non-Wholly Owned Subsidiary.

Section 1.02 Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.11
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Collateral Document Order”	12.07(r)
“Covenant Defeasance”	8.04
“Covenant Suspension Event”	4.16(a)
“Equity Offering”	3.07(b)
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Excess Proceeds Offer”	4.10(d)
“Extension”	3.08
“incur”	4.09(a)
“Legal Defeasance”	8.03
“Offer Amount”	3.10(b)
“Offer Period”	3.10(b)
“Paying Agent”	2.03
“Payment Default”	6.01(e)
“Purchase Date”	3.10(b)
“Refinancing Indebtedness”	4.09(b)
“Registrar”	2.03
“Restricted Payments”	4.07(a)(iv)
“Reversion Date”	4.16(c)
“Suspended Covenants”	4.16(a)
“Suspension Period”	4.16(b)

Section 1.03 Divisions.

For all purposes under this Indenture, the Collateral Documents and the First Lien Intercreditor Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holder of its Equity Interests at such time.

Section 1.04 Rules of Construction.

Unless the context otherwise requires,

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive and “including” means “including without limitation”;

(4) words in the singular include the plural, and in the plural include the singular;

(5) provisions apply to successive events and transactions;

(6) references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the Commission from time to time;

(7) When calculating the availability under any basket or ratio under this Indenture, in each case in connection with a Limited Condition Transaction and other transactions in connection therewith (including any incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Equity Interests and the use of proceeds thereof, the incurrence of any Lien or the making of any Investment or any Restricted Payments), the date of determination of such basket or ratio and of any Default or Event of Default may, at the Issuer’s option, be the date the definitive agreement(s) for such Limited Condition Transaction is entered into. Any such ratio or basket shall be calculated on a pro forma basis after giving effect to such Limited Condition Transaction and other transactions in connection therewith (including any incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Equity Interests and the use of proceeds thereof, the incurrence of any Lien or the making of any Investment or any Restricted Payments) as if they had been consummated at the beginning of the applicable period for purposes of determining the ability to consummate any such Limited Condition Transaction; provided that if the Issuer elects to make such determination as of the date of such definitive agreement(s), then (x) the Issuer shall be deemed to be in compliance with such ratios or baskets solely for purposes of determining whether the Limited Condition Transaction and other transactions in connection therewith (including any incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Equity Interests and the use of proceeds thereof, the incurrence of any Lien or the making of any Investment or any Restricted Payments), is permitted under the applicable covenants, and (y) such ratios or baskets shall not be tested at the time of consummation of such Limited Condition Transaction or related transactions; provided, further, that if the Issuer elects to have such determinations occur at the time of entry into such definitive agreement(s), any such transactions (including any incurrence or issuance of Indebtedness, Disqualified Stock or preferred stock and the use of proceeds thereof, the incurrence of any Lien or the making of any Investment or any Restricted Payments) shall be deemed to have occurred on the date the definitive agreement(s) is entered into and shall be deemed outstanding thereafter for purposes of calculating any ratios or baskets under this Indenture after the date of such definitive agreement(s) and before the consummation of such Limited Condition Transaction, unless such definitive agreement(s) is terminated or such Limited Condition Transaction or incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Equity Interests, Restricted Payment, Investment or incurrence of Liens or such other transaction to which pro forma effect is being given does not occur;

(8) For purposes of calculating any ratio-based basket, with respect to any revolving Indebtedness incurred under such ratio-based basket, the Issuer may elect (which election may not be changed with respect to such Indebtedness), at any time, to either (x) give pro forma effect to the incurrence of the entire committed amount of such Indebtedness, in which case such committed amount may thereafter be borrowed or reborrowed, in whole or in part, from time to time, without further compliance with any ratio-based component of any provision of this Indenture, or (y) give pro forma effect to the incurrence of the actual amount drawn under such revolving Indebtedness, in which case, the ability to incur the amounts committed to under such Indebtedness will be subject to such ratio-based basket (to the extent being incurred pursuant to such ratio) at the time of each such Incurrence. To the extent clause (x) of the immediately preceding sentence is elected, such revolving Indebtedness shall be deemed to be incurred (and the fully committed amount of Indebtedness as outstanding) at all times thereafter for purposes of testing any ratio-based baskets, regardless of whether such Indebtedness is outstanding, until such commitments have been permanently terminated in full; and

(9) Notwithstanding anything herein the contrary, unless the Issuer elects otherwise, if, on any date, the Issuer or any of its Restricted Subsidiaries in connection with any transaction or series of related transactions (A) utilizes a ratio-based basket under a covenant and (B) utilizes a non-ratio-based basket under the same covenant, then the applicable ratio-based basket under such covenant will be calculated on such date with respect to any usage under the applicable ratio-based basket under such covenant without giving effect to the usage under such non-ratio based basket under the same such covenant made in connection with such transaction or series of related transactions.

Section 1.05 Acts of Holders; Record Dates.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders shall be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and the Collateral Agent (if applicable) and, where it is hereby expressly required, to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose hereof and conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 1.05.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such Person the execution thereof. Where such execution is by a signer acting in a capacity other than such Person’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of such Person’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee and the Collateral Agent (if applicable) deems sufficient.

(c) The Issuer may fix any date as the record date for the purpose of determining the Holders entitled to give or take any request, demand, authorization, direction, notice, consent, waiver or other action, or to vote on any action, authorized or permitted to be given or take by Holders. If not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or, in the case of any such vote, prior to such vote, the record date for any such action or vote shall be the 30th day (or, if later, the date of the most recent list of Holders required to be provided pursuant to Section 2.05 hereof) prior to such first solicitation or vote, as the case may be. With regard to any record date, only the Holders on such date (or their duly designated proxies) shall be entitled to give or take, or vote on, the relevant action.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating.

(a) The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto, the terms of which are incorporated in and made a part hereof. The Notes may have notations, legends or endorsements approved as to form by the Issuer, and required by law, stock exchange rule, agreements to which the Issuer is subject or usage. Each Note shall be dated the date of its authentication. The Notes shall be issuable only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b) The Notes shall initially be issued in the form of one or more Global Notes and DTC, its nominees, and their respective successors, shall act as the Depositary with respect thereto. Each Global Note shall (i) be registered in the name of the Depositary for such Global Note or the nominee of such Depositary, (ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions, and (iii) shall bear a legend (the “Global Note Legend”) in substantially the following form:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY OR A SUCCESSOR DEPOSITARY. THIS NOTE IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

(c) Except as permitted by Section 2.06(g) hereof, any Note not registered under the Securities Act shall bear the following legend (the “Private Placement Legend”) on the face thereof:

THE NOTES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”)), OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT (“REGULATION S”), (2) AGREES TO OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER SUCH NOTE PRIOR TO THE EXPIRATION OF THE HOLDING PERIOD THEN IMPOSED BY RULE 144 UNDER THE SECURITIES ACT (OR ANY SUCCESSOR PROVISION) ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A TO A PERSON IT REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) OUTSIDE THE UNITED STATES PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS IN AN OFFSHORE TRANSACTION PURSUANT TO REGULATION S IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 UNDER THE SECURITIES ACT, (E) TO AN INSTITUTION THAT IS AN “ACCREDITED INVESTOR,” AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, THAT IS ACQUIRING THIS SECURITY FOR INVESTMENT PURPOSES AND NOT FOR DISTRIBUTION AND THAT DELIVERS A SIGNED CERTIFICATE (A FORM OF WHICH MAY BE OBTAINED FROM THE ISSUER OR THE TRUSTEE) TO THE TRUSTEE CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THE SECURITY OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S OR THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.

Section 2.02 Form of Execution and Authentication.

An Officer shall sign the Notes for the Issuer by manual, electronic or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature of the Trustee shall be conclusive evidence that the Note has been authenticated under this Indenture. All notes shall be dated the date of their authentication.

The Trustee shall authenticate (i) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $[375.0] million and (ii) subject to compliance with Section 4.09 hereof, one or more series of Notes for original issue after the Issue Date (such Notes to be substantially in the form of Exhibit A) in an unlimited amount, in each case upon written order of the Issuer in the form of an Officers’ Certificate, which Officers’ Certificate shall, in the case of any issuance pursuant to clause (ii) above, certify that such issuance is in compliance with Section 4.09 hereof. In addition, each such Officers’ Certificate shall specify the amount of Notes to be authenticated, the date on which the Notes are to be authenticated, whether the securities are to be Initial Notes or Notes issued under clause (ii) of the preceding sentence and the aggregate principal amount of Notes outstanding on the date of authentication, and shall further specify the amount of such Notes to be issued as Global Notes or Definitive Notes. Such Notes shall initially be in the form of one or more Global Notes, which (i) shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, the Notes to be issued, (ii) shall be registered in the name of the Depositary or its nominee and (iii) shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instruction. All Notes issued under this Indenture shall vote and consent together on all matters as one class and no series of Notes will have the right to vote or consent as a separate class on any matter; provided, however, that no additional Notes will be issued with the same CUSIP or ISIN as the Initial Notes unless the Issuer intends to treat such additional Notes and the Initial Notes as fungible for U.S. federal income tax purposes.

In authenticating Notes other than the Initial Notes, and accepting the additional responsibilities under this Indenture in relation to such Notes, the Trustee shall receive, and, subject to Section 7.01, shall be fully protected in relying upon:

(a) A copy of the resolution or resolutions of the Board of Directors in or pursuant to which the terms and form of the Notes were established, certified by the Secretary or an Assistant Secretary of the Issuer to have been duly adopted by the Board of Directors and to be in full force and effect as of the date of such certificate, and if the terms and form of such Notes are established by an Officers’ Certificate pursuant to general authorization of the Board of Directors, such Officers’ Certificate;

(b) an executed supplemental indenture, if any;

(c) an Officers’ Certificate delivered in accordance with Section 12.04; and

(d) an Opinion of Counsel delivered in accordance with Section 12.04 and which shall state:

(1) that the form of such Notes has been established by a supplemental indenture or by or pursuant to a resolution of the Board of Directors in accordance with Sections 2.01 and 2.02 and in conformity with the provisions of this Indenture;

(2) that the terms of such Notes have been established in accordance with Section 2.01 and in conformity with the other provisions of this Indenture; and

(3) that such Notes, when authenticated and delivered by the Trustee and issued by the Issuer in the manner and subject to any conditions specified in such Opinion of Counsel, will constitute valid and legally binding obligations of the Issuer, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equity principles.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Issuer or any Affiliate of the Issuer.

Section 2.03 Registrar and Paying Agent.

The Issuer shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (including any co-registrar, the “Registrar”) and (ii) an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent, Registrar or co- registrar without prior notice to any Holder of a Note. The Issuer shall notify the Trustee in writing and the Trustee shall notify the Holders of the Notes of the name and address of any Agent not a party to this Indenture. The Issuer may act as Paying Agent, Registrar or co-registrar. The Issuer shall enter into an appropriate agency agreement with any Agent not a party to this Indenture. The agreement shall implement the provisions hereof that relate to such Agent. The Issuer shall notify the Trustee in writing of the name and address of any such Agent. If the Issuer fails to maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such, and shall be entitled to appropriate compensation in accordance with Section 7.07 hereof.

The Issuer initially appoints the Trustee as Registrar and Paying Agent in connection with the Notes.

Section 2.04 Paying Agent To Hold Money in Trust.

The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders of the Notes or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, and interest on the Notes, and shall notify the Trustee in writing of any Default by the Issuer in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by such Paying Agent to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer) shall have no further liability for the money delivered to the Trustee. If the Issuer acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders of the Notes all money held by it as Paying Agent. Upon the occurrence of any event specified in Section 6.01(i) or Section 6.01(j), the Trustee shall automatically become the Paying Agent.

Section 2.05 Lists of Holders of the Notes.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders of the Notes. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders of the Notes, including the aggregate principal amount of the Notes held by each thereof.

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. Global Notes will be exchanged by the Issuer for Definitive Notes, subject to any applicable laws, if (i) the Issuer delivers to the Trustee notice from the Depositary that (A) the Depositary is unwilling or unable to continue to act as Depositary for the Global Notes or (B) the Depositary is no longer a clearing agency registered under the Exchange Act and, in either case, the Issuer fails to appoint a successor

Depositary within 90 days after the date of such notice from the Depositary, (ii) the Issuer in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee or (iii) upon request of the Trustee or Holders of a majority of the aggregate principal amount of outstanding Notes if there shall have occurred and be continuing a Default or Event of Default with respect to the Notes; provided that in no event shall any temporary Note that is a Global Note issued pursuant to Regulation S be exchanged by the Issuer for Definitive Notes prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificate identified by the Issuer and its counsel to be required pursuant to Rule 903 or Rule 904 under the Securities Act. In any such case, the Issuer will notify the Trustee in writing that, upon surrender by the Participants and Indirect Participants of their interests in such Global Note, certificated Notes will be issued to each Person that such Participants, Indirect Participants and the Depositary jointly identify as being the beneficial owner of the related Notes. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06. However, beneficial interests in a Global Note may be transferred and exchanged as provided in paragraph (b) or (c) below.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions hereof and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth in this Indenture to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with the applicable subparagraphs below.

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, no transfer of beneficial interests in a Regulation S Global Note may be made to a U.S. Person or for the account or benefit of a U.S. Person unless permitted by applicable law and made in compliance with subparagraphs (ii) and (iii) below. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this subparagraph (i) unless specifically stated above.

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to subparagraph (i) above, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or, (B) (1) if Definitive Notes are at such time permitted to be issued pursuant to this Indenture, a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to paragraph (h) below.

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of subparagraph (ii) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit C hereto, including the certifications in item (1) thereof; and

(B) if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit C hereto, including the certifications in item (2) thereof.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of subparagraph (ii) above, and the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit D hereto, including the certifications in item (1)(a) thereof, or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the applicable certifications in item (4) thereof;

and, in each such case set forth in subparagraphs (A) and (B), if the Issuer or the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraphs (A) and (B) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an authentication order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraphs (A) and (B) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer and Exchange of Beneficial Interests for Definitive Notes.

(i) Transfer and Exchange of Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit D hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in clauses (B) through (D) above, a certificate to the effect set forth in Exhibit C hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(c) thereof, as applicable; or

(F) if such beneficial interest is being transferred to the Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (3)(b) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to paragraph (h) below, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the certificate a Restricted Definitive Note in the appropriate principal amount. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this paragraph (c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Restricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this subparagraph (i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

Transfer and Exchange of Beneficial Interests in Restricted Global Notes for Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

A.

if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Definitive Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit D hereto, including the certifications in item (1)(b) thereof; or

B.

if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a Definitive Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit C hereto, including the applicable certifications in item (4) thereof, and, in each such case set forth in subparagraphs (A) and (B), if the Issuer or the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraphs (A) or (B) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an authentication order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (A) or (B) above.

Transfer and Exchange of Beneficial Interests in Unrestricted Global Notes for Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in subparagraph (b)(ii) above, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to paragraph (h) below, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the certificate a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this subparagraph (c)(iii) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this subparagraph (c)(iii) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

Transfer and Exchange of Restricted Definitive Notes for Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

A.

if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit D hereto, including the certifications in item (2)(b) thereof;

B.

if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (1) thereof;

C.

if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (2) thereof; or

D.

if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in clauses (B) through (C) above, a certificate to the effect set forth in Exhibit C hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(c) thereof, as applicable, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note.

Transfer and Exchange of Restricted Definitive Notes for Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

A.

if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit D hereto, including the certifications in item (1)(c) thereof; or

B.

if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the applicable certifications in item (4) thereof;

and, in each such case set forth in subparagraphs (A) and (B), if the Issuer or the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this subparagraph (d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

Transfer and Exchange of Unrestricted Definitive Notes for Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from an Unrestricted Definitive Note or a Restricted Definitive Note, as the case may be, to a beneficial interest is effected pursuant to subparagraphs (ii)(A), (ii)(B) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an authentication order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Unrestricted Definitive Notes or Restricted Definitive Notes, as the case may be, so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this paragraph (e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this paragraph (e).

(i) Transfer of Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form of Exhibit C hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit C hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit C hereto, including, if the Issuer or the Registrar so requests, a certification or Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such transfer is in compliance with the Securities Act.

(ii) Transfer and Exchange of Restricted Definitive Notes for Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit D hereto, including the certifications in item (1)(d) thereof; or

(B) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the applicable certifications in item (4) thereof; and, in each such case set forth in subparagraph (A) and (B), if the Issuer or the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained in this Indenture and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Transfer of Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) [Reserved].

(g) Legends. The following legends shall appear on the faces of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions hereof.

(i) Private Placement Legend.

Except as permitted by subparagraph (B) below, each Global Note (other than an Unrestricted Global Note) and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the Private Placement Legend.

Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(iv), (c)(ii), (c)(iii), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii) Global Note Legend. Each Global Note shall bear the Global Note Legend.

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Issuer’s order or at the Registrar’s request.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.02, 2.10, 3.10 and 9.05 hereof).

(iii) The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except for the unredeemed portion of any Note being redeemed in part.

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits hereof, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v) Neither the Issuer nor the Registrar shall be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business on a Business Day 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection or (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(vii) The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(viii) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(ix) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Notes (including any transfers between or among Depositary Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(x) [reserved]

(xi) [reserved]

(xii) Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee, or the Issuer and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon the written order of the Issuer signed by two Officers of the Issuer, shall authenticate a replacement Note if the Trustee’s requirements for replacements of Notes are met. If required by the Trustee or the Issuer, the Holder must supply an indemnity bond sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent or any authenticating agent from any loss which any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge for their expenses in replacing a Note.

Every replacement Note is a joint and several obligation of the Issuer.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section 2.08 as not outstanding.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it shall cease to be outstanding and interest on it shall cease to accrue.

Subject to Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer, a Subsidiary of the Issuer or an Affiliate of the Issuer holds the Note.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, any Subsidiary of the Issuer or any Affiliate of the Issuer shall be considered as though not outstanding, except that for purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Responsible Officer knows to be so owned shall be so considered. Notwithstanding the foregoing, Notes that are to be acquired by the Issuer, any Subsidiary of the Issuer or an Affiliate of the Issuer pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by the Issuer, a Subsidiary of the Issuer or an Affiliate of the Issuer until legal title to such Notes passes to the Issuer, such Subsidiary or such Affiliate, as the case may be.

Section 2.10 Temporary Notes.

Until Definitive Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Issuer and the Trustee consider appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee, upon receipt of the written order of the Issuer signed by two Officers of the Issuer, shall authenticate definitive Notes in exchange for temporary Notes. Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as Definitive Notes.

Section 2.11 Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of all canceled Notes in its customary manner (subject to the record retention requirements of the Exchange Act), unless the Issuer directs canceled Notes to be returned to it. The Issuer may not issue new Notes to replace Notes that it has redeemed or paid or that have been delivered to the Trustee for cancellation. All canceled Notes held by the Trustee shall be disposed of and certification of their disposal delivered to the Issuer upon its request therefor, unless by a written order, signed by two Officers of the Issuer, the Issuer shall direct that canceled Notes be returned to it.

Section 2.12 Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders of the Notes on a subsequent special record date, which date shall be at the earliest practicable date but in all events at least five Business Days prior to the payment date, in each case at the rate provided in the Notes. The Issuer shall, with the consent of the Trustee, fix or cause to be fixed each such special record date and payment date. At least 15 days before the special record date, the Issuer (or the Trustee, in the name of and at the expense of the Issuer) shall send to Holders of the Notes a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13 [Reserved].

Section 2.14 CUSIP Number.

The Issuer in issuing the Notes may use a “CUSIP” number and, if it does so, the Trustee shall use the CUSIP number in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP number printed in the notice or on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall promptly notify the Trustee in writing of any change in the CUSIP number.

ARTICLE 3 REDEMPTION

Section 3.01 Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Trustee, at least 5, but no more than 10, Business Days (unless a shorter period is acceptable to the Trustee) before the notice of redemption is delivered to Holders, an Officers’ Certificate of the Issuer setting forth (i) the redemption date, (ii) the principal amount of Notes to be redeemed and (iii) the redemption price. If the Issuer is required to make the redemption pursuant to Section 3.10 hereof, it shall furnish the Trustee, at least five but not more than ten Business Days before the applicable purchase date, an Officers’ Certificate of the Issuer setting forth (i) the purchase date, (ii) the principal amount of Notes offered to be purchased and (iii) the purchase price.

Section 3.02 Selection of Notes To Be Redeemed.

(a) If less than all of the Notes are to be redeemed at any time in accordance with Section 3.07(b) hereof, the selection of Notes for redemption shall be made on a pro rata basis, except that Global Notes shall be selected, subject to the applicable rules of the Depositary; provided that no Notes with a principal amount of $2,000 or less shall be redeemed in part. If less than all the Notes are to be redeemed at any time in accordance with Section 3.07(a), (c) and (d) hereof, then the Notes shall be selected by lot, except that Global Notes shall be selected subject to the applicable rules of the Depository. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 15 nor more than 60 days prior to the redemption date from the outstanding Notes not previously called for redemption.

(b) The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of them selected shall be in amounts of $2,000 or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. Except as provided in the preceding sentence, provisions hereof that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03 Notice of Redemption.

Subject to the provisions of Section 3.10 hereof, at least 10 days but not more than 60 days before a redemption date, the Issuer shall transmit a notice of redemption to each Holder (with a copy to the Trustee) whose Notes are to be redeemed to such Holder’s registered address.

The notice shall identify the Notes to be redeemed and shall state

(i) the redemption date;

(ii) the redemption price;

(iii) if any Note is being redeemed in part only, the portion of the principal amount of such Note to be redeemed;

(iv) the name and address of the Paying Agent;

(v) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(vi) that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(vii) the paragraph of the Notes and/or section hereof pursuant to which the Notes called for redemption are being redeemed; and

(viii) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Issuer’s written request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense; provided that the Issuer shall have delivered to the Trustee, at least 10 days (unless a shorter period is acceptable to the Trustee) prior to the date the Issuer wishes to have the notice given, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become due and payable on the redemption date at the redemption price.

Section 3.05 Deposit of Redemption Price.

On or prior to 1:00 p.m. Eastern Time on any redemption date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

On and after the redemption date, if the Issuer does not default in the payment of the redemption price, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes.

Section 3.06 [Reserved].

Section 3.07 Optional Redemption.

Except as provided in paragraphs (a) and (b) below and Section 4.15 hereof, the Notes shall not be redeemable at the Issuer’s option prior to August 1, 2024. Thereafter, the Notes shall be subject to redemption at the option of the Issuer, in whole or in part, upon not less than 10 days’ or more than 60 days’ written notice, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon to the applicable redemption date (subject to the rights of Holders of record of the Notes on the relevant record date to receive payments of interest on the related interest payment date), if redeemed during the 12- month period beginning on August 1 of the years indicated below:

Year	Percentage
2024	103.750%
2025	101.875%
2026 and thereafter	100.000%

(a) Notwithstanding the foregoing, at any time and from time to time prior to August 1, 2024, the Issuer may redeem up to 40% of the original aggregate principal amount of the Notes outstanding at a redemption price equal to 107.500% of the principal amount thereof on the repurchase date, together with accrued and unpaid interest to such redemption date (subject to the rights of Holders of record of the Notes on the relevant record date to receive payments of interest on the related interest payment date), with an amount equal to the net cash proceeds of one or more public or private sales of Qualified Capital Stock (each, an “Equity Offering”), other than proceeds from a sale to the Issuer or any of its Subsidiaries or any employee benefit plan in which the Issuer or any of its Subsidiaries participates; provided that (i) at least 60% in aggregate principal amount of the Notes originally issued remains outstanding immediately after the occurrence of such redemption (including additional Notes but excluding Notes held by the Issuer or any of its Restricted Subsidiaries) unless all such Notes are redeemed substantially concurrently and (ii) such redemption occurs no later than the 120th day following such sale of Qualified Capital Stock.

(b) In addition, at any time and from time to time prior to August 1, 2024, the Issuer may redeem all or any portion of the Notes outstanding at a redemption price equal to (i) 100% of the aggregate principal amount of the Notes to be redeemed, together with accrued and unpaid interest to such redemption date (subject to the rights of Holders of record of the Notes on the relevant record date to receive payments of interest on the related interest payment date), plus (ii) the Make Whole Amount.

(c) In connection with any redemption of Notes described in clauses (a) and (b) above, such redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, including any related Equity Offering, issuance of Indebtedness or other transaction. If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, such redemption may not occur and such notice may be rescinded, or the redemption date may be delayed or extended, in the event that any or all such conditions shall not have been satisfied by the redemption date.

(d) Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer, if holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer or Change of Control Offer and the Issuer, or any third party making such tender offer or Change of Control Offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such holders, the Issuer or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other holder (excluding any early tender or incentive fee) in such tender offer or Change of Control Offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the date of such redemption.

(e) Tax Redemption. If (a) the Issuer or any Guarantor becomes or will become obligated to pay Additional Amounts with respect to any Notes or any Guarantee (as described under Section 4.19) as a result of (1) any change in, or amendment to, the laws, treaties (including protocols), regulations or rulings of a Relevant Tax Jurisdiction, which change or amendment is first publicly announced and becomes effective after the Issue Date (or, if the Relevant Tax Jurisdiction did not become a Relevant Tax Jurisdiction until a later date, after such later date) or (2) any change in the official interpretation or application of the laws, treaties (including protocols), regulations or rulings of a Relevant Tax Jurisdiction (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice), which change is first publicly announced and becomes effective after the Issue Date (or, if the Relevant Tax Jurisdiction did not become a Relevant Tax Jurisdiction until a later date, after such later date), and (b) such obligation cannot be avoided by the Issuer’s taking reasonable measures available to the Issuer or any Guarantor (provided that changing the jurisdiction of the Issuer or any Guarantor is not a reasonable measure for this purpose), the Issuer may at its option, having given not less than 30 days’ notice to the holders of such Notes (which notice shall be irrevocable), redeem all, but not a portion of, the Notes at any time a price equal to their principal amount plus interest accrued to, but excluding, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), provided that no such notice of redemption shall be given earlier than 60 days prior to the earliest date on which the Issuer or any Guarantor would be obliged to pay such Additional Amounts were a payment in respect of the Notes then due); and provided further that in the case of a Guarantor, no redemption shall be permitted under this Section 3.07(e) if the Issuer or any other Guarantor can make payments on the Notes without the obligation to pay Additional Amounts. Prior to the publication or, where relevant, mailing of any notice of redemption pursuant to this paragraph, the Issuer shall deliver to the Trustee (i) an officers’ certificate of the Issuer certifying that the requirements described in clauses (a) and (b) of this Section 3.07(e) are satisfied, and (ii) an opinion of an independent counsel of recognized standing to the effect that the Issuer or any Guarantor has or will become obliged to pay such Additional Amounts as a result of a change or amendment described in clause (a) of this Section 3.07(e). The Trustee shall accept, and will be entitled to conclusively rely on, such officers’ certificate and opinion of counsel as sufficient evidence of the existence and satisfaction of the conditions described in clauses (a) and (b) of this Section 3.07(e), and upon such acceptance by the Trustee the Issuer will be entitled to give notice of redemption hereunder and such notice of redemption will be conclusive and binding on the holders of the Notes.

Section 3.08 [Reserved].

Section 3.09 [Reserved].

Section 3.10 Excess Proceeds Offer.

(a) In the event that, pursuant to Section 4.10, the Issuer shall be required to commence an Excess Proceeds Offer, it shall follow the procedures specified below.

(b) The Excess Proceeds Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall purchase the maximum principal amount of Notes and First Lien Obligations that may be purchased with such Excess Proceeds (which maximum principal amount of Notes and First Lien Obligations shall be the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Excess Proceeds Offer.

(c) To the extent the Issuer or a Restricted Subsidiary is required under the terms of any First Lien Obligations, the Issuer shall make an offer to the holders of such First Lien Obligations on a pro rata basis with the holders of the Notes, with such proceeds. If the aggregate principal amount of Notes and other First Lien Obligations surrendered by holders thereof exceeds the amount of such Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis by lot, and, in the case of Global Notes, in accordance with the procedures of the Depositary. To the extent that the principal amount of Notes tendered pursuant to an Excess Proceeds Offer is less than the amount of such Excess Proceeds and such other First Lien Obligations, the Issuer may use any remaining Excess Proceeds in any manner not prohibited by this Indenture.

(d) If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Excess Proceeds Offer.

(e) Upon the commencement of any Excess Proceeds Offer, the Issuer shall send, by first class mail or electronically, a notice to each of the Holders of the Notes, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Excess Proceeds Offer. The notice, which shall govern the terms of the Excess Proceeds Offer, shall state:

(i) that the Excess Proceeds Offer is being made pursuant to this Section 3.10 and the length of time the Excess Proceeds Offer shall remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Excess Proceeds Offer shall cease to accrue interest after the Purchase Date;

(v) that Holders electing to have a Note purchased pursuant to any Excess Proceeds Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Issuer, a Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three Business Days before the Purchase Date;

(vi) that Holders shall be entitled to withdraw their election if the Issuer, Depositary or Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is unconditionally withdrawing his election to have the Note purchased; and

(vii) that, if the aggregate principal amount of Notes surrendered by Holders and other First Lien Obligations tendered by the holders thereof exceeds the Offer Amount, the Trustee shall select the Notes to be purchased on a pro rata basis, by lot, and, in the case of Global Notes, in accordance with the procedures of the Depositary (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in minimum denominations of $2,000, or integral multiples of $1,000 in excess thereof, shall be purchased).

(f) On or before the Purchase Date, the Issuer shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Excess Proceeds Offer, or if less than the Offer Amount has been tendered, all Notes or portion thereof tendered, and deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 3.10. The Issuer, Depositary or Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Note tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee shall authenticate and mail or deliver such new Note, to such Holder equal in principal amount to any unpurchased portion of the Note surrendered. In addition, the Issuer shall take any and all other actions required by the agreements governing any other First Lien Obligations. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Excess Proceeds Offer on the Purchase Date.

(g) The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act (or any successor rules) and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes pursuant to an Excess Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer’s compliance with such laws and regulations shall not in and of itself be deemed to have caused a breach of its obligations under this Indenture.

(h) Other than as specifically provided in this Section 3.10 or Section 4.10, any purchase pursuant to this Section 3.10 shall be made pursuant to the provisions of Sections 3.02 and 3.05 hereof.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

(a) The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer, holds as of 1:00 p.m. Eastern Time on the due date money deposited by or on behalf of the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

(b) The Issuer shall pay interest (including post-petition or post-filing interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; the Issuer shall pay interest (including post-petition interest or post-filing in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02 Maintenance of Office or Agency.

(a) The Issuer shall maintain an office or agency (which may be an office of the Trustee or an Affiliate of the Trustee, Registrar or co-registrar) where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office; provided that the Corporate Trust Office shall not be a place for service of legal process on the Issuer.

(b) The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Issuer hereby designates the Corporate Trust Office as one such office or agency of the Issuer in accordance with Section 2.03 hereof.

Section 4.03 Reports.

(a) So long as the notes are outstanding, the Issuer shall furnish to the holders of the Notes and the Trustee:

(i) (x) all annual and quarterly financial statements substantially in forms that would be required to be contained in a filing with the Securities and Exchange Commission (“SEC”) on Forms 10-K and 10-Q (or successor forms) of the Issuer, if the Issuer were required to file such forms, plus a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (y) with respect to the annual financial statements only, a report on the annual financial statements by the Issuer’s independent registered public accounting firm; and

(ii) within 10 Business Days after the occurrence of an event required to be therein reported, such other information containing substantially the same information that would be required to be contained in filings with the SEC on Form 8-K under Items 1.01, 1.02, 1.03, 2.01 (which, with respect to acquisitions, shall be only with respect to acquisitions that are “significant” pursuant to clauses (1) and (2) of the definition of “Significant Subsidiary” under Rule 1-02 of Regulation S-X), 2.05, 2.06, 4.01, 4.02, 5.01 and 5.02(b) (only with respect to the principal executive officer, president, principal financial officer, principal accounting officer and principal operating officer) and (c) (other than with respect to information otherwise required or contemplated by Item 402 of Regulation S-K promulgated by the SEC) as in effect on the Issue Date if the Issuer were required to file such reports; provided, however, that no such current report will be required to include as an exhibit, or to include a summary of the terms of, any employment or compensatory arrangement agreement, plan or understanding between the Issuer (or any of its Subsidiaries) and any director, manager or executive officer, of the Issuer (or any of its Subsidiaries); provided, however, that (i) in no event shall such information or reports be required to comply with Rule 3-10 of Regulation S- X promulgated by the SEC or contain separate consolidating financial information with respect to, or separate financial statements or information for, the Issuer, the Guarantors, other Subsidiaries the shares of which are pledged to secure the Notes or any Guarantee, any Related Corporation or any other affiliate of the Issuer that would be required under (a) Section 3-09 of Regulation S-X, (b) Section 3-10 of Regulation S-X or (c) Section 3-16 of Regulation S-X, respectively, promulgated by the SEC, (ii) in no event shall such information or reports be required to comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-GAAP financial measures contained therein,

(iii) no such information or reports referenced under clause (2) above shall be required to be furnished if the Issuer determines in its good faith judgment that such event is not material to the holders of the notes or the business, assets, operations or financial position of the Issuer and its Restricted Subsidiaries, taken as a whole, and

(iv) (v) in no event shall information or reports referenced in clause (ii) above be required to include as an exhibit copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a current report on Form 8-K except for (x) agreements evidencing material Indebtedness and (y) historical and pro forma financial statements to the extent reasonably available.

(b) All such annual information and reports shall be furnished within 90 days after the end of the fiscal year to which they relate, and all such quarterly information and reports shall be furnished within 45 days after the end of the fiscal quarter to which they relate and in each case subject to any extension, tolling or other relief that would be available to the Issuer under applicable United States laws and regulations at such time.

(c) Except as provided in Section 4.03(f), the Issuer will make available such information and reports (as well as the details regarding the conference call described below) to any holder of notes and, upon request, to any beneficial owner of the notes, in each case by posting such information and reports on its website, on Intralinks or any comparable password-protected online data system which will require a confidentiality acknowledgment, and will make such information and reports readily available to any holder of notes, any bona fide prospective investor in the notes (which prospective investors shall be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act or non-U.S. persons that certify their status as such to the reasonable satisfaction of the Issuer), any securities analyst (to the extent providing analysis of investment in the notes) or any market maker in the notes who agrees to treat such information and reports as confidential or accesses such information and reports on Intralinks or any comparable password-protected online data system which will require a confidentiality acknowledgment; provided that the Issuer shall post such information and reports thereon and make readily available any password or other login information to any such holder of notes, bona fide prospective investor, securities analyst or market maker.

(d) The Issuer will hold a quarterly conference call for all holders of notes and securities analysts (to the extent providing analysis of investment in the notes) to discuss such financial information (including a customary Q&A session) no later than ten (10) Business Days after distribution of such financial information (which obligation, for the avoidance of doubt, shall be satisfied by the Issuer’s regular earnings calls).

(e) In addition, to the extent not satisfied by the foregoing, the Issuer shall furnish to holders of the notes any prospective investors, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the notes remain outstanding.

(f) Notwithstanding anything else herein, the Issuer will be deemed to have furnished the financial statements and other information referred to in clauses (i) and (ii) of Section 4.03(a) if the Issuer has filed reports on the System for Electronic Document Analysis and Retrieval (“SEDAR”) or any successor system or with the SEC via the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) filing system or any successor system thereto; provided that if the Issuer has filed such reports on SEDAR or EDGAR, in order to comply with clauses (i) and (ii) of Section 4.03(a), the Issuer need only file such reports as would be required of it pursuant to applicable United States laws that apply to the Issuer’s public reporting requirements at such time and nothing more, provided, that the Trustee shall have no responsibility to determine if any documents have been filed.

(g) Delivery of such reports, information and documents pursuant to this Section 4.03 to the Trustee is for informational purposes only and the Trustee’s receipt of such reports, information or documents shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of their covenants under this Indenture or the Notes (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate). Neither the Trustee nor the Notes Collateral Agent shall be obligated to monitor or confirm, on a continuing basis or otherwise, the Issuer’s compliance with the covenants in this Indenture with respect to the furnishing or posting of such reports, information and documents filed with the SEC or EDGAR or on a website or any online data system under this Indenture, or participate in any conference calls.

Section 4.04 Compliance Certificate.

The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year, commencing after the fiscal year ended December 31, 2023, an Officers’ Certificate of the Issuer stating that a review of the activities of the Issuer and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Issuer and Guarantors have kept, observed, performed and fulfilled their obligations under this Indenture and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge each such entity has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions hereof, including, without limitation, a default in the performance or breach of Section 4.07, Section 4.09, Section 4.10 or Section 4.15 hereof (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action each is taking or proposes to take with respect thereto).

Section 4.05 Taxes.

The Issuer shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except as contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06 Stay, Extension and Usury Laws.

The Issuer covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance hereof; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Limitation on Restricted Payments.

(a) Neither the Issuer nor any of its Restricted Subsidiaries may, directly or indirectly:

(i) pay any dividend or make any distribution on account of any Equity Interests of the Issuer other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer (such payment or distributions, “Dividend Restricted Payments”);

(ii) purchase, redeem or otherwise acquire or retire for value any of the Issuer’s Equity Interests (such payment or distributions, “Equity Purchase Restricted Payments”) or any Subordinated Indebtedness, other than (i) Subordinated Indebtedness within one year of the stated maturity date thereof and (ii) any such Equity Interests or Subordinated Indebtedness owned by the Issuer or by any Restricted Subsidiary;

(iii) pay any dividend or make any distribution on account of any Equity Interests of any Restricted Subsidiary, other than:

(A) to the Issuer or any Restricted Subsidiary; or

(B) to all holders of any class or series of Equity Interests of such Restricted Subsidiary on a pro rata basis; or

(iv) make any Restricted Investment

(all such prohibited payments and actions set forth in clauses (i) through (iv) being collectively referred to as “Restricted Payments”), unless at the time of such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) after giving pro forma effect to such Restricted Payment and any related transactions, the Issuer is able to incur at least $1.00 of additional Indebtedness in compliance with Section 4.09(a); and

(3) such Restricted Payment, together with the aggregate of all other Restricted Payments made after the Issue Date, is less than the sum of:

(A) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from [DATE]3 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit); plus

(B) an amount equal to the sum of (x) 100% of the aggregate net cash proceeds and the Fair Market Value of any property or assets received by the Issuer from the issue or sale of Equity Interests (other than Disqualified Stock) of the Issuer (other than Equity Interests sold to any of the Issuer’s Subsidiaries), following the Issue Date and (y) the aggregate amount by which Indebtedness (other than any Indebtedness owed to the Issuer or a Subsidiary) incurred by the Issuer or any Restricted Subsidiary on or subsequent to the Issue Date is reduced on the Issuer’s balance sheet upon the conversion or exchange into Qualified Capital Stock (less the amount of any cash, or the Fair Market Value of assets, distributed by the Issuer or any Restricted Subsidiary upon such conversion or exchange or expended pursuant to clause (b)(11) below); plus

(C) if any Unrestricted Subsidiary is designated by the Issuer as a Restricted Subsidiary, an amount equal to the Fair Market Value of the net Investment by the Issuer or a Restricted Subsidiary in such Subsidiary at the time of such designation; provided, however, that the foregoing amount shall not exceed the amount of Restricted Investments made by the Issuer or

[3]	To be the first date of the fiscal quarter during which the Issue Date occurs.

any Restricted Subsidiary in any such Unrestricted Subsidiary following the Issue Date which reduced the amount available for Restricted Payments pursuant to this clause (3) less amounts received by the Issuer or any Restricted Subsidiary from such Unrestricted Subsidiary that increased the amount available for Restricted Payments pursuant to clause (D) below; plus

(D) 100% of any cash dividends and other cash distributions and the Fair Market Value of property or assets other than cash received by the Issuer and the Issuer’s Restricted Subsidiaries from an Unrestricted Subsidiary since the Issue Date to the extent not included in Consolidated EBITDA and 100% of the net proceeds received by the Issuer or any of its Restricted Subsidiaries from the sale of any Unrestricted Subsidiary; provided, however, that the foregoing amount shall not exceed the amount of Restricted Investments made by the Issuer or any Restricted Subsidiary in any such Unrestricted Subsidiary following the Issue Date which reduced the amount available for Restricted Payments pursuant to this clause (3); plus

(E) to the extent not included in clauses (A) through (D) above, an amount equal to the net reduction in Restricted Investments of the Issuer and its Restricted Subsidiaries following the Issue Date resulting from payments in cash of interest on Indebtedness, dividends or repayment of loans or advances, or other transfers of property, in each case, to the Issuer or to a Restricted Subsidiary or from the net cash proceeds from the sale, conveyance, liquidation or other disposition of any such Restricted Investment; plus

(F) $40.0 million.

provided, that (x) for the avoidance of doubt, the conversion of any Indebtedness into Qualified Capital Stock as part of the Reorganization Transactions shall not increase the amounts available under this clause (3) and (y) the amount of Dividend Restricted Payments and Equity Purchase Restricted Payments made utilizing the amounts available under clause (3)(F), when aggregated with the amount of Dividend Restricted Payments and Equity Purchase Restricted Payments made utilizing the amounts available under Section 4.07(b)(12), shall not exceed $10.0 million.

(b) The foregoing provisions shall not prohibit the following (provided that with respect to clauses (9), (10) and (12) below, no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such Restricted Payment):

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment, dividend, distribution or redemption would have complied with the provisions of this Indenture;

(2) the redemption, repurchase, retirement or other acquisition of (x) any Equity Interests of the Issuer in exchange for, or out of the net proceeds of the issue or sale within 60 days of, Equity Interests (other than Disqualified Stock) of the Issuer (other than Equity Interests issued or sold to any Subsidiary) or (y) Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (a) in exchange for, or out of the proceeds of the issuance and sale within 60 days of, Qualified Capital Stock, (b) in exchange for, or out of the proceeds of the incurrence within 60 days of, Refinancing Indebtedness permitted to be incurred under clause (10) of Section 4.09(b) or other Indebtedness permitted to be incurred under Section 4.09 or (c) with the Net Proceeds from an Asset Sale or upon a Change of Control, in each case, to the extent required by the agreement governing such Subordinated Indebtedness but only if the Issuer shall have previously applied such Net Proceeds to make an Excess Proceeds Offer or made a Change of Control Offer, as the case may be, in accordance with Sections 4.10 and 4.15 and purchased all Notes validly tendered pursuant to the relevant offer prior to redeeming or repurchasing such Subordinated Indebtedness;

(3) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries or shares of Preferred Equity Interests of any Restricted Subsidiary issued in accordance with Section 4.09;

(4) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants or upon the vesting of restricted stock units if such Equity Interests represent the exercise price of such options or warrants or represent withholding taxes due upon such exercise or vesting;

(5) distributions or payments of Receivables Fees in connection with a Receivables Facility;

(6) the repurchase, retirement or other acquisition for value of Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer held by any future, present or former employee, director, officer, advisor or consultant of the Issuer or of any Subsidiary of the Issuer (or any such Person’s estates or heirs) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided that the aggregate amounts paid under this clause (6) do not exceed the greater of (x) $20.0 million and (y) 10.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a pro forma basis) in any calendar year, with unused amounts in any calendar year carried over and available for use in any succeeding calendar year; provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Issuer to any future, present or former employee, director, officer, consultant or advisor of the Issuer or any of its Subsidiaries that occurred after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (iii) of the preceding paragraph; plus

(B) the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries after the Issue Date; less

(C) the amount of any Restricted Payments made in previous calendar years pursuant to clauses (A) and (B) of this clause;

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by subclauses (A) and (B) of this clause (6) in any fiscal year; provided, further, that (i) cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from any future, present or former employee, director, officer, consultant or advisor of the Issuer or Restricted Subsidiaries in connection with a repurchase of Capital Stock of the Issuer and (ii) the repurchase of Capital Stock deemed to occur upon the exercise of options, warrants or similar instruments if such Capital Stock represents all or a portion of the exercise price thereof and payments, in lieu of the issuance of fractional shares of such Capital Stock or withholding to pay other taxes payable in connection therewith, in the case of each of clauses (i) and (ii), will not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provision of this Indenture;

(7) payments or distributions by the Issuer or any of its Restricted Subsidiaries to dissenting stockholders pursuant to applicable law in connection with any merger or acquisition consummated on or after the Issue Date and not prohibited by this Indenture;

(8) purchases, redemptions or acquisitions of fractional shares of Equity Interests arising out of stock dividends, splits or combinations or business combinations;

(9) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; provided, however, that (a) the Consolidated Fixed Charge Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Designated Preferred Stock is issued, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, would have been at least 2.00 to 1.00 and (b) the aggregate amount of dividends declared and paid pursuant to this clause (9) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(10) any Restricted Payment if after giving effect to such Restricted Payment, the Consolidated Leverage Ratio of the Issuer on a pro forma basis is equal to or less than 3.75 to 1.00;

(11) to the extent constituting Restricted Payments, payments to counterparties under Hedging Obligations or other hedge, swap or option agreements entered into in connection with the issuance of convertible debt or upon the exercise thereof; and

(12) other Restricted Payments in an amount not to exceed the greater of (x) $50.0 million and (y) 25.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a pro forma basis) ; provided, that the amount of Dividend Restricted Payments and Equity Purchase Restricted Payments made utilizing the amounts available under this Section 4.07(b)(12), when aggregated with the amount of Dividend Restricted Payments and Equity Purchase Restricted Payments made utilizing the amounts available under Section 4.07(a)(3)(F) above, shall not exceed $10.0 million.

(c) Restricted Payments made pursuant to Section 4.07(a) and clause (1) of Section 4.07(b) and, to the extent made with the proceeds of the issuance of Qualified Capital Stock, Investments made pursuant to clause (j) of the definition of “Permitted Investments,” shall be included as Restricted Payments in any computation made pursuant to clause (3) of Section 4.07(a). Restricted Payments made pursuant to clauses (2) through (10) and (12) of Section 4.07(b) shall not be included as Restricted Payments in any computation made pursuant to clause (3) of Section 4.07(a).

If the Issuer or any Restricted Subsidiary makes a Restricted Investment and the Person in which such Investment was made subsequently becomes a Restricted Subsidiary, to the extent such Investment resulted in a reduction in the amounts calculated under clause (3) of Section 4.07(a) or under any other provision of this Section 4.07, (which was not subsequently reversed), then such amount shall be increased by the amount of such reduction.

For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment (or portion thereof) meets the criteria of more than one of the categories described in the clauses above, or is permitted pursuant to Section 4.07(a), the Issuer shall be entitled to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment (or portion thereof) in any manner that complies with this Section 4.07.

The amount of all Restricted Payments (other than cash) shall be fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Issuer acting in good faith.

If the Issuer or a Restricted Subsidiary makes a Restricted Payment which at the time of the making of such Restricted Payment would in the good faith determination of the Issuer be permitted under the provisions of this Indenture, such Restricted Payment shall be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustments made in good faith to the Issuer’s financial statements affecting Consolidated Net Income or Consolidated EBITDA of the Issuer for any period.

Notwithstanding anything to the contrary in this Indenture, the Issuer or any of its Restricted Subsidiaries shall not transfer any Intellectual Property that is material to the business of the Issuer and its Subsidiaries, taken as a whole, to any Unrestricted Subsidiary by way of sale, Investment, designation of an Unrestricted Subsidiary, disposition or otherwise.

Section 4.08 Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distribution to the Issuer or any of the Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(b) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(c) transfer any of the Issuer’s properties or assets to the Issuer or any of its Restricted Subsidiaries; except for such encumbrances or restrictions existing under or by reason of:

(i) Existing Indebtedness and existing agreements as in effect on the Issue Date;

(ii) applicable law or regulation;

(iii) any instrument governing Acquired Debt and any other agreement or instrument of an acquired Person or any of its Subsidiaries as in effect at the time of acquisition (except to the extent such Indebtedness or other agreement or instrument was incurred in connection with, or in contemplation of, such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired or any of its Subsidiaries;

(iv) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business;

(v) Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced;

(vi) this Indenture, the Notes and the Collateral Documents or the Issuer’s other Indebtedness ranking pari passu with the Notes; provided that except as set forth in clause (vii) below such restrictions are no more restrictive taken as a whole than those imposed by this Indenture, the Notes and the Collateral Documents;

(vii) any Indebtedness; provided that the restrictions therein (i) are not materially more restrictive than the agreements governing such Indebtedness as in effect on the Issue Date or (ii) will not affect the Issuer’s ability to make principal or interest payments on the Notes (as determined by the Issuer in good faith);

(viii) customary non-assignment provisions in contracts, leases, sub-leases and licenses entered into in the ordinary course of business;

(ix) any agreement for the sale or other disposition of a Restricted Subsidiary or any of its assets in compliance with the terms of this Indenture that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

(x) provisions limiting the disposition or distribution of assets or property (including cash) in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment), and customary provisions in joint venture agreements and other similar agreements applicable to the Equity Interests or Indebtedness of such joint venture, which limitation is applicable only to the assets that are the subject of such agreements;

(xi) Liens not prohibited under Section 4.12;

(xii) any agreement for the sale of any Subsidiary or its assets that restricts distributions by that Subsidiary (or sale of such Subsidiary’s Equity Interests) pending its sale; provided that during the entire period in which such encumbrance or restriction is effective, such sale (together with any other sales pending) would be permitted under the terms of this Indenture;

(xiii) secured Indebtedness otherwise permitted to be incurred by this Indenture that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(xiv) Purchase Money Indebtedness that imposes restrictions of the type described in clause (c) above on the property so acquired;

(xv) any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiv) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the Issuer’s good faith judgment, not materially more restrictive as a whole with respect to such encumbrances and restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(xvi) Indebtedness or other agreements, including, without limitation, agreements described in clause (x) of this paragraph, of any non-Guarantor Subsidiary which imposes restrictions solely on such non-Guarantor Subsidiary and its Subsidiaries;

(xvii) any restriction on cash or other deposits or net worth imposed by customers, licensors or lessors or required by insurance, surety or bonding companies, in each case under contracts entered into in the ordinary course of business; or

(xviii) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Issuer, are necessary or advisable to effect such Receivables Facility.

Section 4.09 Limitation on Incurrence of Indebtedness.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) or permit any of its Restricted Subsidiaries to issue any Preferred Equity Interests; provided, however, that, notwithstanding the foregoing, the Issuer and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) and any Guarantor may issue Preferred Equity Interests, if, after giving effect to the incurrence of such Indebtedness or the issuance of such Preferred Equity Interests and the application of the net proceeds thereof on a pro forma basis, the Issuer’s Consolidated Fixed Charge Coverage Ratio would have been at least 2.0 to 1.0; provided that Restricted Subsidiaries of the Issuer that are not Guarantors may not incur Indebtedness or issue any Preferred Equity Interests pursuant to this paragraph if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the aggregate amount of outstanding Indebtedness or Preferred Equity Interests of Restricted Subsidiaries of the Issuer that are not Guarantors at any one time outstanding incurred pursuant to the foregoing proviso and pursuant to Section 4.09(b)(4)(a) below, together with the amount of any Refinancing Indebtedness in respect thereof incurred pursuant to Section 4.09(b)(10) below, exceeds the greater of (x) $50.0 million or (y) 25.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a pro forma basis).

(b) The foregoing limitation shall not apply to any of the following incurrences of Indebtedness:

(1) Indebtedness represented by the Notes and the Guarantees issued on the Issue Date;

(2) Indebtedness of the Issuer or any Guarantor under any Credit Facility, including letters of credit or banker’s acceptances issued or created thereunder, in an aggregate principal amount at any one time outstanding not to exceed the sum of (a) the greater of (i) $210 million and (ii) 100.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a pro forma basis) and (b) an amount of First Lien Indebtedness that would not cause the Consolidated First Lien Indebtedness

Leverage Ratio (calculated after giving pro forma effect to the incurrence of such Indebtedness, the application of proceeds therefrom, the granting of such Liens and any other related transactions) to be greater than 5.00 to 1.00 as of the last day of the most recent quarter for which internal financial statements are available on the date such Indebtedness is incurred, plus the amount of any accrued interest and any premiums payable and reasonable fees, expenses, commissions and costs in connection with the exchange, extension, refinancing, renewal, replacement, substitution or refunding of any Indebtedness incurred pursuant to this clause (2);

(3) (x) unsecured Indebtedness among the Issuer and the Restricted Subsidiaries and (y) Preferred Equity Interests of a Restricted Subsidiary held by the Issuer or a Restricted Subsidiary;

provided that if such Preferred Equity Interests are issued by a Guarantor, such Preferred Equity Interests are held by the Issuer or a Guarantor;

(4) (a) Indebtedness of the Issuer and any Restricted Subsidiary incurred to finance an Asset Acquisition or (b) Acquired Debt of a Person incurred prior to the date upon which such Person was acquired by the Issuer or any Restricted Subsidiary (and not created in contemplation of such acquisition); provided that) after giving effect to the incurrence of such Indebtedness or Acquired Debt on a pro forma basis, the Issuer’s Consolidated Fixed Charge Coverage Ratio either (A) would have been at least 2.0 to 1.0 or (B) would have been greater than immediately prior to such acquisition provided, further, that all Indebtedness incurred, issued or assumed pursuant to subclause (4)(a) and pursuant to the proviso in Section 4.09(a), together with the amount of any Refinancing Indebtedness in respect thereof incurred pursuant to clause (10) below, by Restricted Subsidiaries that are not Guarantors or the Issuer shall not exceed an amount equal to the greater of (x) $50.0 million or (y) 25.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a pro forma basis);

(5) Existing Indebtedness (including the 2027 Senior Notes outstanding on the Issue Date and other than Indebtedness incurred under clause (1) or (2) above);

(6) Indebtedness consisting of Purchase Money Indebtedness in an aggregate amount (when aggregated with the amount of Refinancing Indebtedness outstanding under clause (10) below in respect of Indebtedness incurred pursuant to this clause (6)) not to exceed an aggregate principal amount at any one time outstanding equal to the greater of (x) $60.0 million or (y) 30.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a pro forma basis);

(7) Hedging Obligations of the Issuer or any of the Restricted Subsidiaries covering Indebtedness of the Issuer or such Restricted Subsidiary; provided, however, that such Hedging Obligations are entered into for bona fide hedging activities, including the issuance of convertible debt, and not for speculative purposes;

(8) Foreign Currency Obligations of the Issuer or any of the Restricted Subsidiaries entered into to manage exposure of the Issuer and the Restricted Subsidiaries to fluctuations in currency values and not for speculative purposes;

(9) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of letters of credit, bank guarantees, workers’ compensation claims, self-insurance obligations, bankers’ acceptances, guarantees, performance, surety, statutory, appeal, completion, export or import, indemnities, customs, revenue bonds or similar instruments in the ordinary course of business, including guarantees or obligations with respect thereto (in each case other than for an obligation for money borrowed);

(10) the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, substitute or refund in whole or in part, Indebtedness referred to in clause (a) of this Section 4.09 or in clause (1), (4), (5) or (6) or this clause (10) or in clause (11), (14), (15) or (20) below (“Refinancing Indebtedness”); provided, however, that:

(A) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount and accrued interest of the Indebtedness so exchanged, extended, refinanced, renewed, replaced, substituted or refunded and any premiums payable and reasonable fees, expenses, commissions and costs in connection therewith;

(B) the Refinancing Indebtedness shall have a final maturity equal to or later than, and a Weighted Average Life to Maturity equal to or greater than, the earlier of (i) 91 days after the final maturity date of the Notes and (ii) the final maturity and Weighted Average Life to Maturity, respectively, of the Indebtedness being exchanged, extended, refinanced, renewed, replaced, substituted or refunded;

(C) the Refinancing Indebtedness shall be subordinated in right of payment to the Notes and the Guarantees, if at all, on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being exchanged, extended, refinanced, renewed, replaced, substituted or refunded; and

(D) if the Indebtedness to be exchanged, refinanced, renewed, replaced, substituted or refunded was the obligation of the Issuer or Guarantor, such Refinancing Indebtedness shall not be incurred by any of the Restricted Subsidiaries other than a Guarantor or any Restricted Subsidiary that was an obligor under the Indebtedness so refinanced;

(11) additional Indebtedness of the Issuer and any of its Restricted Subsidiaries in an aggregate principal amount not to exceed at any one time outstanding an amount, taken together with the amount of any Refinancing Indebtedness in respect thereof outstanding pursuant to clause (10) above, equal to the greater of (x) $70.0 million or (y) 35.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a pro forma basis);

(12) the guarantee by the Issuer or any Guarantor of Indebtedness of the Issuer or a Restricted Subsidiary that was permitted to be incurred by another provision of this Section 4.09 and the guarantee by any Restricted Subsidiary that is not a Guarantor of any Indebtedness of any Restricted Subsidiary that is not a Guarantor;

(13) the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock;

(14) the incurrence by the Issuer or its Restricted Subsidiaries of guarantees in respect of obligations of joint ventures and, in the case of any Restricted Subsidiary that is a joint venture, the incurrence of Indebtedness; provided that the aggregate principal amount of Indebtedness incurred pursuant to this clause (14), taken together with the amount of any Refinancing Indebtedness in respect thereof outstanding pursuant to clause (10), shall not exceed at any one time outstanding an amount equal to the greater of (x) $60.0 million and (y) 30.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a pro forma basis);

(15) Indebtedness of Restricted Subsidiaries that are not Guarantors in an aggregate principal amount at any one time outstanding not to exceed, taken together with the amount of any Refinancing Indebtedness in respect thereof outstanding pursuant to clause (10) above, the greater of (x) $50.0 million and (y) 25.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a pro forma basis);

(16) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds;

(17) the incurrence of Indebtedness by the Issuer or any of its Restricted Subsidiaries arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs, deferred purchase price or other adjustments of purchase price or, in each case, similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets, a Person (including any Capital Stock of a Subsidiary) or Investment (other than Guarantees of Indebtedness incurred by any Person acquiring or disposing of such business, assets, Person or Investment for the purpose of financing such acquisition or disposition);

(18) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums in an amount not to exceed the annual premiums in respect thereof or (ii) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business or consistent with past practice;

(19) Indebtedness arising in connection with endorsement of instruments for collection or deposit in the ordinary course of business;

(20) unsecured Indebtedness of the Issuer or any of its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause and then outstanding, will not exceed 100% of the net cash proceeds received by the Issuer from the issuance or sale (other than to a Subsidiary, a Minority Investment, a Professional Services Affiliate or a Strategic Investor) of its Equity Interests or otherwise contributed to the equity (in each case, other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Issuer, in each case, subsequent to the Issue Date (together with the amount of any Refinancing Indebtedness in respect thereof outstanding pursuant to clause (10) above; provided, however, that (i) any such net cash proceeds that are so received or contributed shall not increase the amount available for making Restricted Payments to the extent the Issuer and its Restricted Subsidiaries incur Indebtedness in reliance thereon and (ii) any net cash proceeds that are so received or contributed shall be excluded for purposes of incurring Indebtedness pursuant to this clause to the extent such net cash proceeds or cash have been applied to make Restricted Payments;

(21) Indebtedness the proceeds of which are applied to defease or discharge the Notes pursuant to Article 8;

(22) Preferred Equity Interests of the Issuer or any of its Restricted Subsidiaries issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such Preferred Equity Interests of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Preferred Equity Interests (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of Preferred Equity Interests not permitted by this clause (22);

(23) Indebtedness of the Issuer or any of its Restricted Subsidiaries in respect of (a) workers’ compensation claims, health, disability or other employee benefits, property, casualty or liability insurance, self-insurance obligations, customer guarantees, performance, indemnity, surety, judgment, bid, appeal, advance payment (including progress premiums), customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations, completion guarantees and warranties or relating to liabilities, obligations or guarantees incurred in the ordinary course of business or consistent with past practice; (b) customer deposits and advance payments (including progress premiums) received from customers for goods or services purchased in the ordinary course of business or consistent with past practice; (c) letters of credit, bankers’ acceptances, discounted bills of exchange, discounting or factoring of receivables or payables for credit management purposes, warehouse receipts, guarantees or other similar instruments or obligations issued or entered into, or relating to liabilities or obligations incurred in the ordinary course of business or consistent with past practice;

(24) Indebtedness in respect of unsecured promissory notes issued to a Strategic Investor in connection with repurchases, redemptions or other acquisition of Preferred Equity Interests of a Restricted Subsidiary owned by a Strategic Investor;

(25) non-voting Preferred Equity Interests of a Restricted Subsidiary issued to a Strategic Investor in the ordinary course of business for bona fide business purposes; provided that after giving pro forma effect to the issuance of such Preferred Equity Interests the Consolidated Fixed Charge Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available, is not less than 2.00 to 1.00;

(26) (a) Indebtedness of the Issuer or any Restricted Subsidiary to any Professional Services Affiliate incurred in the ordinary course of business pursuant to or in connection with Management Services Agreement, (b) Guarantees by the Issuer or any Restricted Subsidiary of Indebtedness or any other obligation or liability of a Professional Services Affiliate incurred in the ordinary course of business pursuant to or in connection with Management Services Agreement, (c) Indebtedness of the Issuer or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person or its assets securing Indebtedness of a Professional Services Affiliate incurred in the ordinary course of business pursuant to or in connection with Management Services Agreement, and (d) Indebtedness of the Issuer or any Restricted Subsidiary in respect of letters of credit, banker’s acceptances or other similar instruments or obligations issued for the benefit of, or relating to liabilities or obligations incurred on behalf of, a Professional Services Affiliate, incurred in the ordinary course of business pursuant to or in connection with Management Services Agreement; and

(27) Obligations under or in respect of Receivables Facilities.

(c) For purposes of determining compliance with this Section 4.09, (1) the outstanding principal amount of any item of Indebtedness shall be counted only once, and any obligation arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness incurred in compliance with this Section 4.09 shall be disregarded, and (2) if an item of Indebtedness meets the criteria of more than one of the categories described in clauses (b)(1) through (27) above or is permitted to be incurred pursuant to Section 4.09(a) and also meets the criteria of one or more of the categories described in clauses (1) through (27) of Section 4.09(b), the Issuer shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this Section 4.09 and may from time to time reclassify such item of Indebtedness in any manner in which such item could be incurred at the time of such reclassification; provided that Indebtedness outstanding under the Credit Agreement on the Issue Date (and any Indebtedness secured by a Lien that refinances such Indebtedness) shall be deemed to be outstanding under clause (b)(2) above and may not be reclassified.

(d) Accrual of interest or dividends on Preferred Equity Interests, the accretion of original issue discount and the payment of interest or dividends on Preferred Equity Interests in the form of additional Indebtedness or Preferred Equity Interests of the same class shall not be deemed to be an incurrence of Indebtedness for purposes of determining compliance with this Section 4.09. Any increase in the amount of Indebtedness solely by reason of currency fluctuations shall not be deemed to be an incurrence of Indebtedness for purposes of determining compliance with this Section 4.09. A change in GAAP that results in an obligation existing at the time of such change, not previously classified as Indebtedness, becoming Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of determining compliance with this Section 4.09.

(e) The amount of indebtedness outstanding as of any date shall be (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, (2) the principal amount thereof, in the case of any other Indebtedness, (3) in the case of the guarantee by the specified Person of any Indebtedness of any other Person, the maximum liability to which the specified Person may be subject upon the occurrence of the contingency giving rise to the obligation and (4) in the case of Indebtedness of others guaranteed by means of a Lien on any asset of the specified Person, the lesser of (A) the Fair Market Value of such asset on the date on which Indebtedness is required to be determined pursuant to this Indenture and (B) the amount of the Indebtedness so secured.

(f) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated by the Issuer based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Issuer may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, (1) if incurred in a different currency from the Indebtedness being refinanced, shall be calculated by the Issuer based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing and (2) shall be deemed to be outstanding only when the proceeds thereof are not applied to effect such refinancing (and to pay any fees, expenses, commissions and costs in connection therewith) substantially concurrently.

(g) Notwithstanding anything to the contrary in this Section 4.09, in the case of any Indebtedness incurred to refinance Indebtedness initially incurred in reliance on one or more of clauses (1) through (26) of Section 4.07(b) measured by reference to a percentage of Consolidated EBITDA at the time of incurrence, if such refinancing would cause the percentage of Consolidated EBITDA restriction to be exceeded if calculated based on the percentage of Consolidated EBITDA on the date of such refinancing, such percentage of Consolidated EBITDA restriction shall not be deemed to be exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing.

(h) For the avoidance of doubt, unsecured Indebtedness shall not be treated as subordinated or junior to Secured Indebtedness merely because it is unsecured.

Notwithstanding anything to the contrary in this Indenture, Restricted Subsidiaries that are not Guarantors shall not be permitted to incur any Indebtedness for borrowed money (which, for the avoidance of doubt, does not Purchase Money Indebtedness, and any related Liens thereto) pursuant to this Section 4.09.

Section 4.10 Limitation on Asset Sales.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(1) the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (determined as of the time of contractually agreeing to such Asset Sale) of the assets included in such Asset Sale); and

(2) other than with respect to Permitted Asset Swaps, at least 75% of the total consideration in such Asset Sale consists of cash or Cash Equivalents or Marketable Securities.

For purposes of clause (2), the following shall be deemed to be cash:

(a) the amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of the Issuer or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Issuer or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness,

(b) the amount of any obligations or securities received from such transferee that are within 180 days converted by the Issuer or such Restricted Subsidiary to cash (to the extent of the cash actually so received),

(c) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Issuer and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Sale; and

(d) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c), not to exceed the greater of $20.0 million and 10.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a pro forma basis), with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(b) If the Issuer or any Restricted Subsidiary engages in an Asset Sale, the Issuer or such Restricted Subsidiary shall apply all or any of the Net Proceeds therefrom to:

(1) at the Issuer’s election, either (x) repay First Lien Obligations (and in the case of any such repayment under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility) or (y) repay, redeem or purchase the Notes; provided that if the Issuer or such Restricted Subsidiary repays First Lien Obligations (other than the Notes) pursuant to clause (b)(i)(x) of this Section 4.10, the Issuer shall apply a pro rata amount to (i) equally and ratably reduce the Notes Obligations in accordance with the procedures set forth under Section 3.07 and/or (ii) make an Excess Proceeds Offer; or

(2) (A) invest all or any part of the Net Proceeds thereof in capital expenditures or the purchase of assets to be used by the Issuer or any Restricted Subsidiary in a Permitted Business, (B) acquire Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged primarily in a Permitted Business that shall become a Restricted Subsidiary immediately upon the consummation of such acquisition or (C) a combination of (A) and (B).

(c) Notwithstanding any other provisions of this Section 4.10, (i) to the extent that any of or all the Net Proceeds of any Asset Sale received or deemed to be received by a Foreign Subsidiary (a “Foreign Disposition”) is (x) prohibited or delayed by applicable local law or (y) restricted by applicable organizational documents in each case, from being repatriated to the United States, an amount equal to the portion of such Net Proceeds so affected will not be required to be applied in compliance with this Section 4.10 so long, but only so long, as the applicable local law or organizational documents will not permit repatriation to the United States (the Issuer hereby agreeing to use reasonable efforts (as determined in the Issuer’s reasonable business judgment) to otherwise cause the applicable Foreign Subsidiary to within one year following the date on which the respective payment would otherwise have been required, promptly take all actions reasonably required by the applicable local law or applicable organizational impediments to permit such repatriation), and if within one year following the date on which the respective payment would otherwise have been required, such repatriation of any of such affected Net Proceeds is permitted under the applicable local law or applicable organizational impediment, an amount equal to such Net Proceeds will be promptly (and in any event not later than five Business Days after such repatriation could be made) applied (net of additional Taxes payable or reserved against as a result thereof) (whether or not repatriation actually occurs) in compliance with this Section 4.10 and (ii) to the extent that the Issuer has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Disposition would have an material adverse Tax consequence (which for the avoidance of doubt, includes, but is not limited to, any prepayment out of such Net Proceeds whereby doing so the Issuer, any of its Subsidiaries or any of their respective affiliates and/or equity owners would incur a Tax liability, including a Tax dividend, deemed dividend pursuant to Code Section 956 or a withholding Tax), an amount equal to the Net Proceeds so affected will not be required to be applied in compliance with this Section 4.10. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default.

(d) Any Net Proceeds from any Asset Sale that are not applied or invested (or committed pursuant to a written agreement to be applied) as provided in the preceding paragraph within 365 days after the receipt thereof and, in the case of any amount committed to a reinvestment, which are not actually so applied within 180 days following such 365 day period shall constitute “Excess Proceeds” and shall be applied pursuant to Section 4.10(d) hereof. Pending the final application of any such Net Proceeds, the Issuer or such Restricted Subsidiary may temporarily reduce revolving indebtedness under a Credit Facility, if any, or otherwise invest such Net Proceeds in any manner not prohibited by this Indenture.

(e) When the cumulative amount of Excess Proceeds that have not been applied in accordance with this Section 4.10 exceeds $30.0 million, the Issuer shall make an offer to all Holders of the Notes (an “Excess Proceeds Offer”) to purchase the maximum principal amount of Notes that may be purchased out of such Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the date fixed for the closing of such offer in accordance with the procedures set forth in Section 3.10 hereof. Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds shall be reset at zero.

Section 4.11 Limitation on Transactions with Affiliates.

The Issuer shall not and shall not permit any Restricted Subsidiary to, directly or indirectly, sell, lease, transfer or otherwise dispose of any of the Issuer’s or any Restricted Subsidiary’s properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (including any Unrestricted Subsidiary and Minority Investment) in any one or a series of transactions involving aggregate payments in excess of $20.0 million (or in the case of a Minority Investment, in excess of $10.0 million) (each of the foregoing, an “Affiliate Transaction”), unless:

(a) the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and

(b) in the event such Affiliate Transaction involves an aggregate value in excess of the greater of $30.0 million and 15% of Consolidated EBITDA for the most recently ended measurement period calculated on a pro forma basis), the terms of such transaction have been approved by a majority of the disinterested members of the Board of Directors of the Issuer;

Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in clause (b) above if such Affiliate Transaction is approved by a majority of the disinterested directors of the Issuer, if any.

provided, however, that the following shall, in each case, not be deemed Affiliate Transactions:

(i) the entry into employment agreements and the adoption of compensation or benefit plans for the benefit of, or the payment of compensation to, directors and management of the Issuer and its Subsidiaries (including, without limitation, salaries, fees, bonuses, equity and incentive arrangements and payments);

(ii) indemnification or similar arrangements for officers, directors, employees or agents of the Issuer or any of the Restricted Subsidiaries pursuant to charter, bylaw, statutory or contractual provisions;

(iii) transactions between or among the Issuer and the Restricted Subsidiaries;

(iv) Restricted Payments not prohibited by Section 4.07 and Permitted Investments;

(v) any transactions between the Issuer or any of the Restricted Subsidiaries and any Affiliate of the Issuer the Equity Interests of which Affiliate are owned solely by the Issuer or one of the Restricted Subsidiaries, on the one hand, and by Persons who are not Affiliates of the Issuer or Restricted Subsidiaries, on the other hand;

(vi) the payment of compensation, fees, costs and expenses to, and indemnities (including under insurance policies) and reimbursements, employment and severance arrangements, and employee benefit and pension expenses provided on behalf of, or for the benefit of, future, current or former employees, directors, officers, managers, contractors, consultants, distributors or advisors of the Issuer or any Restricted Subsidiary (whether directly or indirectly);

(vii) any agreements or arrangements in effect on the Issue Date and any modifications, extensions or renewals thereof that are not disadvantageous to the holders of Notes in the Issuer’s reasonable determination in any material respect;

(viii) so long as they comply with clause (a) above, transactions with customers, clients, lessors, landlords, suppliers, contractors or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture;

(ix) transactions with Persons who are Affiliates of the Issuer solely as a result of the Issuer’s or a Restricted Subsidiary’s Investment in such Person;

(x) sales of Equity Interests to Affiliates of the Issuer or its Restricted Subsidiaries not otherwise prohibited by this Indenture and the granting of registration and other customary rights in connection therewith;

(xi) transactions with an Affiliate where the only consideration paid is Equity Interests of the Issuer other than Disqualified Stock;

(xii) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, deliver to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of this covenant;

(xiii) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(xiv) transactions between the Issuer or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Issuer; provided, however, that such director abstains from voting as a director on any matter involving such other Person;

(xv) any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of the disposition of assets or Capital Stock in any Restricted Subsidiary permitted under Section 4.10 or entered into with any Business Successor, in each case, that the Issuer determines in good faith is either fair to the Issuer or otherwise on customary terms for such type of arrangements in connection with similar transactions;

(xvi) transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary (and not entered into in contemplation of such redesignation) as described in the definition of “Unrestricted Subsidiaries” and pledges of Capital Stock of Unrestricted Subsidiaries;

(xvii) (i) any lease entered into between the Issuer or any Restricted Subsidiary, as lessee, and any Affiliate of the Issuer, as lessor and (ii) any operational services arrangement entered into between the Issuer or any Restricted Subsidiary and any Affiliate of the Issuer, in each case, which is approved as being no worse than a transaction on an arm’s length basis by the reasonable determination of the Issuer;

(xviii) intellectual property licenses and research and development agreements in the ordinary course of business or consistent with past practice; and

(xix) any customary transaction with a Receivables Subsidiary effected as part of a Receivables Facility in the ordinary course of business.

Section 4.12 Limitation on Liens.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur or assume any Lien (each, an “Initial Lien”) on any asset now owned or hereafter acquired, or on any income or profits therefrom or assign or convey any right to receive income therefrom, other than (i) Permitted Liens and (ii) with respect to Liens on assets not constituting Collateral, any such Lien securing Indebtedness if the Notes are secured equally and ratably thereby (or, if such Indebtedness secured by Liens on assets not constituting Collateral is subordinated to the Notes, the Notes are secured on a priority basis with respect to such Indebtedness).

(b) Any Lien created for the benefit of the Holders pursuant to clause (ii) of Section 4.12(a) shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

(c) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Section 4.13 Additional Subsidiary Guarantees.

Upon the formation or acquisition of any newly Wholly Owned Restricted Subsidiaries (including, for the avoidance of doubt, the Issuer’s Professional Services Affiliates) by the Issuer or Guarantor that is not an Excluded Subsidiary, then in each case such Restricted Subsidiary shall (i) execute and deliver to the Trustee and Collateral Agent a supplemental indenture in form reasonably satisfactory to the Trustee and the Collateral Agent pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and this Indenture on the terms set forth in this Indenture, (ii) execute and deliver to the Trustee and Collateral Agent joinders or supplements, as applicable, to the Collateral Documents and the First Lien Intercreditor Agreement (and, if applicable, any Junior Lien Intercreditor Agreement), together with any other filings and agreements (subject to customary extension periods) required by the Collateral Documents to create or perfect the security interests of the Collateral Agent for its benefit and for the benefit of the Trustee and the holders of the Notes in the Collateral of such Restricted Subsidiary and (iii) deliver to the Trustee and the Collateral Agent an Officers’ Certificate and an Opinion of Counsel certifying that such supplemental indenture and joinders or supplements to the Collateral Documents and First Lien Intercreditor Agreement (and, if applicable, any Junior Lien Intercreditor Agreement) have been duly authorized, executed and delivered by such Restricted Subsidiary and constitute legal, valid, binding and enforceable obligations of such Restricted Subsidiary. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of this Indenture, the Collateral Documents and the First Lien Intercreditor Agreement (and, if applicable, any Junior Lien Intercreditor Agreement).

Section 4.14 Organizational Existence.

Subject to Article 5 hereof and the proviso to this Section 4.14, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its existence as a corporation and, subject to Section 4.10 hereof, the corporate, limited liability company, partnership or other existence of any Significant Subsidiary, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any Significant Subsidiary and (ii) subject to Section 4.10 hereof, the rights (charter and statutory), licenses and franchises of the Issuer and its Significant Subsidiaries; provided, however, that the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any Significant Subsidiary if the Board of Directors of the Issuer shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.15 Change of Control.

Upon the occurrence of a Change of Control, the Issuer shall make an offer (a “Change of Control Offer”) to each Holder of Notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon to the date of repurchase (subject to the rights of Holders of record of the Notes on the relevant record date to receive payments of interest on the related interest payment date) (in either case, the “Change of Control Payment”). Within 30 days following any Change of Control, the Issuer shall send or otherwise deliver a notice to each Holder electronically in accordance with the procedures of the depository or by first-class mail with a copy to the Trustee stating:

(1) that the Change of Control Offer is being made pursuant to this Section 4.15;

(2) the purchase price and the purchase date, which shall be no earlier than 30 days and not later than 60 days after the date such notice is sent (the “Change of Control Payment Date”);

(3) that any Notes not tendered shall continue to accrue interest in accordance with the terms of this Indenture;

(4) that, unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on the Change of Control Payment Date;

(5) that Holders shall be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a notice sent electronically in accordance with the procedures of the depository or by first-class mail setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is unconditionally withdrawing its election to have such Notes purchased;

(6) that Holders whose Notes are being purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof; and

(7) any other information material to such Holder’s decision to tender Notes.

The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes required in the event of a Change of Control. The Issuer shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to Change of Control Offer made by the Issuer. The Issuer’s obligations in respect of a Change of Control Offer can be modified with the consent of Holders of a majority of the aggregate principal amount of Notes then outstanding at any time prior to the occurrence of a Change of Control. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

Section 4.16 Suspension of Covenants.

(a) During any period of time after the Issue Date that (i) the Notes are rated Investment Grade by both Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer and its Restricted Subsidiaries shall not be subject to the following Sections of this Indenture (the “Suspended Covenants”):

(1)	Section 4.07;

(2)	Section 4.09;

(3)	Section 4.10;

(4)	clause (d) of the first paragraph of Section 5.01;

(5)	Section 4.11;

(6)	Section 4.08; and

(7)	Section 4.13.

(b) At such time as Sections 4.07, 4.08, 4.09, 4.10, 4.11 and clause (d) of the first paragraph of Section 5.01 are suspended (a “Suspension Period”), the Issuer shall no longer be permitted to designate any Restricted Subsidiary as an Unrestricted Subsidiary.

(c) In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade rating or downgrade the rating assigned to the Notes below Investment Grade, then the Issuer and its Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants with respect to future events.

(d) On each Reversion Date, all Indebtedness incurred during the Suspension Period prior to such Reversion Date shall be deemed to be Existing Indebtedness. For purposes of calculating the amount available to be made as Restricted Payments under clause (3) of Section 4.07(a), calculations under such section shall be made as though such section had been in effect during the entire period of time after the Issue Date (including the Suspension Period). Restricted Payments made during the Suspension Period not otherwise permitted pursuant to any of clauses (2) through (12) under Section 4.07(b) shall reduce the amount available to be made as Restricted Payments under clause (3) of such Section 4.07(a); provided that the amount available to be made as Restricted Payments on the Reversion Date shall not be reduced to below zero solely as a result of such Restricted Payments. For purposes of Section 4.10(d), on the Reversion Date, the unutilized amount of Net Proceeds shall be reset to zero. Notwithstanding the foregoing, neither (a) the continued existence, after the Reversion Date, of facts and circumstances or obligations that were incurred or otherwise came into existence during a Suspension Period nor (b) the performance of any such obligations, shall constitute a breach of any covenant set forth herein or cause a Default or Event of Default thereunder; provided that (1) the Issuer and its Restricted Subsidiaries did not incur or otherwise cause such facts and circumstances or obligations to exist in anticipation of a withdrawal or downgrade by the applicable Rating Agency below an Investment Grade rating and (2) the Issuer reasonably believed that such incurrence or actions would not result in such withdrawal or downgrade. On each Reversion Date, the Issuer shall be required to comply with the provisions under Section 4.13 as if such provisions were in effect at all times during the Suspension Period.

The Issuer shall provide an Officers’ Certificate to the Trustee indicating the occurrence of any Covenant Suspension Event, Suspension Period or Reversion Date. The Trustee shall have no obligation to monitor the ratings of the Notes, independently determine or verify if such events have occurred or notify the holders of Notes of any Covenant Suspension Event, Suspension Period or Reversion Date. The Trustee may provide a copy of such Officers’ Certificate to any Holder of Notes upon request.

Section 4.17 After-acquired Collateral.

From and after the Issue Date, if the Issuer or any Guarantor creates any additional security interest upon any Property that would constitute Collateral to secure any First Lien Obligations, the Issuer and each of the Guarantors shall grant a first-priority perfected security interest (subject to Permitted Liens) upon any such Collateral, as security for the Notes Obligations, subject to the limitations and exceptions set forth in the Collateral Documents.

Section 4.18 Further Assurances.

As set forth in the Collateral Documents and this Indenture, the Issuer and the Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents, instruments, financing and continuation statements (or equivalent statements) and amendments thereto and do or cause to be done such further acts as may be necessary or proper or reasonably requested by the Collateral Agent to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral in favor of the Collateral Agent for the benefit of the Notes Secured Parties, and to otherwise effectuate the provisions or purposes of this Indenture and the Collateral Documents.

Section 4.19 Additional Amounts.

All payments in respect of the Notes or any Guarantee by or on behalf of the Issuer, any Guarantor, or any successor thereto (each, a “Payor”) shall be made free and clear of, and without withholding or deduction for, or on account of, any present or future taxes, levies, duties, imposts, assessments or other governmental charges, including any interest, additions to tax and penalties related thereto (collectively, “Taxes”), unless such withholding or deduction is required by applicable law. If any Payor, or any other applicable withholding agent, is required to withhold or deduct any amount in respect of any payment made in respect of the Notes or any Guarantee with respect to any Tax imposed by or on behalf of any jurisdiction in which any Payor is, at any time, organized, resident or doing business for tax purposes, or any jurisdiction from or through which any Payor or any paying agent (on behalf of any Payor) makes any payments on the Notes or any Guarantee, or, in each case, any governmental authority or political subdivision thereof or therein having the power to tax (each, a “Relevant Tax Jurisdiction”), the Payor will, subject to the exceptions and limitations set forth below, pay such additional amounts (“Additional Amounts”) as are necessary so that the net payment received by a beneficial owner of the Notes (including any Additional Amounts), after withholding or deduction for any Taxes of any Relevant Tax Jurisdiction (including in respect of any Additional Amounts) will equal the amount such beneficial owner would have received in respect of such payment had no such withholding or deduction been required. A Payor’s obligation to pay Additional Amounts shall not apply:

(a) to any Taxes that are imposed by reason of the holder (or the beneficial owner for whose benefit such holder holds such Note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(i) being or having been engaged in a trade or business in the Relevant Tax Jurisdiction or having or having had a permanent establishment in the Relevant Tax Jurisdiction; or

(ii) having any other current or former connection with the Relevant Tax Jurisdiction (other than a connection arising solely as a result of the acquisition, ownership or disposition of the Notes or a beneficial interest therein, the receipt of any payment in respect of a Note or any Guarantee or the enforcement of any rights hereunder or thereunder), including being or having been a citizen or resident of the Relevant Tax Jurisdiction;

(b) to any Taxes that are imposed or withheld because the holder or beneficial owner failed to accurately comply with a request from a Payor to meet certification, identification or information or other reporting requirements concerning the nationality, residence or identity of the holder or beneficial owner of the Notes or otherwise establish any available exemption from or reduction in the rate of deduction or withholding of, such Taxes (if such holder or beneficial owner is legally eligible to satisfy such requirements, exemptions or reductions), in each case, if compliance with such action is required as a precondition to exemption from, or reduction in, such Tax by a Relevant Tax Jurisdiction;

(c) to any Taxes that are imposed other than by withholding or deduction by a Payor or other applicable withholding agent in respect of a payment with respect to the Notes or any Guarantee;

(d) to any estate, inheritance, gift, sales, transfer, wealth or similar Taxes;

(e) to any Taxes that are imposed as a result of the presentation of a Note for payment (where presentation is required) more than 30 days after the relevant amount is first made available for payment to the holder (except to the extent that the holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period);

(f) [reserved];

(g) to any Tax imposed pursuant to current Sections 1471 through 1474 of the Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to current Section 1471(b) of the Code (or any amended or successor version described above), or any intergovernmental agreements, treaties, conventions or similar agreements (and any related laws, regulations or administrative guidance) implementing the foregoing;

(h) to any Taxes that are imposed on or with respect to any payment by or on behalf of the Issuer or any Guarantor to the holder if such holder is a fiduciary, partnership, limited liability company or person other than the sole beneficial owner of such payment to the extent that, had the sole beneficial owner of such Note been the holder and had such Taxes been imposed on the sole beneficial owner, no Additional Amounts in respect of such Taxes would have been payable as a result of clauses (a)-(g) or (i) of this Section 4.19; or

(i) to any combination of the above items (the foregoing Taxes described in clauses (a)-(i), “Excluded Taxes”).

At least 30 calendar days prior to each date on which any payment under or with respect to the Notes or any Guarantee is due and payable, if a Payor will be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 35th day prior to the date on which such payment is due and payable, in which case it will be promptly thereafter), the Payor will deliver to the Trustee an officers’ certificate of the Issuer stating that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee (or the applicable paying agent) to pay such Additional Amounts to holders on the payment date.

The applicable Payor, if it is the applicable withholding agent, will make any required withholding or deduction and remit the full amount deducted or withheld to the Relevant Tax Jurisdiction in accordance with applicable law. The Issuer will provide the Trustees (and, upon request, any holders or beneficial owners of the Notes) with official receipts or other documentation evidencing the payment of the Taxes with respect to which Additional Amounts are paid.

The Issuer and the Guarantors will pay and indemnify each holder of Notes for any present or future stamp, court, issue, registration or documentary Taxes or any other excise, property or similar Taxes that are levied by any Relevant Tax Jurisdiction from the execution, delivery, enforcement or registration of the Notes (other than in respect of a transfer of a Note, to someone other than the Issuer or its Affiliates, that occurs after the sale of such Note to an investor pursuant to the offering of the Notes), the Guarantees, this Indenture or any other document or instrument in relation thereof, or the receipt of any payments with respect to the Notes or any Guarantee (limited, solely in the case of Taxes attributable to the receipt of any payments with respect thereto, to any such Taxes levied by a Relevant Tax Jurisdiction that are not excluded under clauses (a), (b) and (d) through (h) or any combination thereof). Whenever in this Indenture there is mentioned in any context: the payment of principal, redemption prices or purchase prices in connection with a redemption or purchase of Notes, interest, or any other amount payable with respect to any of the Notes or any Guarantee, such reference shall be deemed to include payment of Additional Amounts as described under this Section 4.19 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The obligations described under this Section 4.19 will survive any termination, defeasance or discharge of this Indenture, and any transfer by a holder or beneficial owner of its Notes and will apply mutatis mutandis to any successor Person, to any Payor and to any jurisdiction in which such successor is organized or is otherwise resident or doing business for tax purposes or any jurisdiction from or through which payment is made by such successor or its respective agents.

Section 4.20 [Reserved].

Section 4.21 Limitation on Use of Proceeds of Stonepeak Direct Investment.

The Issuer shall not and shall not permit any Restricted Subsidiary to use the proceeds from the Stonepeak Direct Investment other than (i) as Reverse Dutch Election Available Proceeds, (ii) to fund ordinary course working capital, (iii) to engage in additional buybacks of debt of the Issuer or (iv) for acquisitions where the Consolidated Leverage Ratio immediately after giving effect thereto is lower than the Consolidated Leverage Ratio immediately prior to giving effect thereto.

Section 4.22 Post-Closing Covenant

No later than thirty (30) days after the Issue Date, the Issuer shall deliver, or cause to be delivered, to the Notes Collateral Agent endorsements to each of the Issuer’s property and liability insurance policies naming the Notes Collateral Agent as loss payee and additional insured in substantially the same form as issued to the Credit Agreement Collateral Agent under a corresponding provision of the Credit Agreement.

ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Consolidation or Sale of Assets.

The Issuer shall not consolidate, amalgamate, participate in an arrangement with or merge with or into (whether or not the Issuer is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless:

(a) the Issuer is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, arrangement or merger (if other than the Issuer ) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, limited partnership or limited liability company organized or existing under the laws of the United States; provided, however, that if the surviving Person is a limited liability company or limited partnership, such entity shall also form a co-issuer that is a corporation;

(b) the Person formed by or surviving any such consolidation, amalgamation, arrangement or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the Issuer’s obligations under the Notes, this Indenture, the Collateral Documents and the First Lien Intercreditor Agreement (and, if applicable, any Junior Lien Intercreditor Agreement) pursuant to a supplemental indenture and joinders or supplements, as applicable, to the Collateral Documents and the First Lien Intercreditor Agreement (and, if applicable, any Junior Lien Intercreditor Agreement), in each case, in form reasonably acceptable to the Trustee and Collateral Agent;

(c) immediately after such transaction, no Event of Default exists; and

(d) the Issuer or the Person formed by or surviving any such consolidation, amalgamation, arrangement or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (i) will have a Consolidated Fixed Charge Coverage Ratio immediately after the transaction (but prior to any purchase accounting adjustments or accrual of deferred tax liabilities resulting from the transaction) not less than the Issuer’s Consolidated Fixed Charge Coverage Ratio immediately preceding the transaction or (ii) would, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a).

Notwithstanding the foregoing, but subject to Sections 10.03 and 10.04, any Restricted Subsidiary may consolidate, amalgamate with, participate in an arrangement with or merge into or transfer all or part of its properties and assets to the Issuer or another Restricted Subsidiary.

Notwithstanding the foregoing clauses (c) and (d), this Article 5 shall not apply to a merger or amalgamation of the Issuer with a Restricted Subsidiary solely for the purpose of reorganizing the Issuer in another jurisdiction of the United States or any State thereof or the District of Columbia so long as the amount of Indebtedness of the Issuer and the Restricted Subsidiary is not increased thereby.

Section 5.02 Successor Corporation Substituted.

Upon any consolidation, amalgamation, arrangement or merger, or any sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer in accordance with Section 5.01 hereof, the successor Person formed by such consolidation, merger, amalgamation or arrangement into or with which the Issuer is consolidated, amalgamated, arranged or merged, to which such sale, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, amalgamation, arrangement, merger, sale, lease, conveyance or other disposition, the provisions hereof referring to the Issuer shall refer instead to the successor corporation and not to the Issuer), and may exercise every right and power of, the Issuer under this Indenture with the same effect as if such successor Person has been named as the Issuer herein. When a successor Person assumes all the obligations of the Issuer under the Notes and this Indenture pursuant to this Article 5, the applicable predecessor shall be released from the obligations so assumed.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

Each of the following constitutes an “Event of Default”:

(a) default for 30 days in the payment when due of interest or additional interest, if any, on the Notes;

(b) default in payment when due of principal of or premium, if any, on the Notes at maturity, upon repurchase, redemption or otherwise;

(c) failure to comply for 30 days after notice with any obligations under the provisions described under Sections 3.10 (other than a failure to purchase Notes duly tendered to the Issuer for repurchase pursuant to a Change of Control Offer or an Excess Proceeds Offer), 4.10, 4.15 and 5.01;

(d) subject to the second paragraph of Section 6.02, default under any other provision of this Indenture, the Notes or the Collateral Documents, which default remains uncured for 60 days after notice from the Trustee or the Holders of at least 25% of the aggregate principal amount then outstanding of the Notes;

(e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed (or commitments in respect of Indebtedness for borrowed money, in each case, which, for the avoidance of doubt, does not include Purchase Money Indebtedness, and any related Liens thereto) by the Issuer and any of the Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer and any of the Restricted Subsidiaries), which default is caused by a failure to pay the principal of such Indebtedness at the final stated maturity thereof within the grace period provided in such Indebtedness (a “Payment Default”), and the principal amount of any such Indebtedness (including the principal amount of commitments in respect of such Indebtedness), together with the principal amount of any other such Indebtedness (including the principal amount of commitments in respect of such Indebtedness) under which there has been a Payment Default, aggregates $40.0 million or more;

(f) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed (or commitments in respect of Indebtedness for borrowed money, in each case, which, for the avoidance of doubt, does not include Purchase Money Indebtedness, and any related Liens thereto) by the Issuer and any of the Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of the Restricted Subsidiaries), which default results in the acceleration of such Indebtedness (or termination of related commitments) prior to its express maturity not rescinded or cured within 30 days after such acceleration (or termination of related commitments), and the principal amount of any such Indebtedness (including the principal amount of commitments in respect of such Indebtedness), together with the principal amount of any other such Indebtedness (including the principal amount of commitments in respect of such Indebtedness) under which there has been a Payment Default or the maturity of which has been so accelerated (or commitments terminated) and remains undischarged after such 30 day period, aggregates $40.0 million or more;

(g) failure by the Issuer and any of the Restricted Subsidiaries to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating $40.0 million or more, which judgments are not stayed within 60 days after their entry;

(h) any Guarantee of a Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, as of the last Measurement Period, would constitute a Significant Subsidiary) shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Guarantor that qualifies as a Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, as of the last Measurement Period, would constitute a Significant Subsidiary), or any Person acting on behalf of any Guarantor that qualifies as a Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, as of the last Measurement Period, would constitute a Significant Subsidiary), shall deny or disaffirm its obligations under its Guarantee;

(i) the Issuer or any Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, as of the last Measurement Period, would constitute a Significant Subsidiary) of the Issuer pursuant to or within the meaning of Bankruptcy Law (i) commences a voluntary case or proceeding under Bankruptcy Law; (ii) consents to the entry of an order for relief against it in an involuntary case or proceeding under Bankruptcy Law; (iii) consents to the appointment of a custodian, trustee, receiver, receiver and manager, monitor or interim receiver of it or for all or substantially all of its property; or (iv) makes a general assignment for the benefit of its creditors;

(j) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against the Issuer or any Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, as of the last Measurement Period, would constitute a Significant Subsidiary) of the Issuer in an involuntary case or proceeding; (ii) appoints a custodian, trustee, receiver, receiver and manager, monitor or interim receiver of the Issuer or any Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, as of the last Measurement Period, would constitute a Significant Subsidiary) of the Issuer or for all or substantially all of the property of the Issuer or any Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, as of the last Measurement Period, would constitute a Significant Subsidiary) of the Issuer; or (iii) orders the liquidation of the Issuer or any Significant Subsidiary of the Issuer, and the order or decree remains unstayed and in effect for 60 consecutive days; and

(k) any Collateral Document after delivery thereof shall for any reason cease (or shall be asserted in writing by the Issuer or any Guarantor to cease) to create a valid and perfected first-priority Lien to the extent required by the Collateral Documents (subject to no other Liens other than Permitted Liens) on Collateral that is (i) purported to be covered thereby and (ii) comprises Property which, when taken together with all Property as to which such a Lien has so ceased to be effective, has a fair market value in excess of $40.0 million (other than (x) in accordance with the terms of this Indenture or the terms of the First Lien Intercreditor Agreement or the Collateral Documents or (y) except to the extent that any such cessation of the Liens results from the failure of the administrative agent under the Credit Facilities or the Applicable Authorized Representative, as the case may be, in each case, as bailee for the Collateral Agent pursuant to the terms of the First Lien Intercreditor Agreement, to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents).

However, a Default under Section 6.01(c), Section 6.01(d) or Section 6.01(g) will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding Notes notify the Issuer of the Default and, with respect to Section 6.01(c) or Section 6.01(g), the Issuer does not cure such Default within the time specified in Section 6.01(c) or Section 6.01(g) after the occurrence of such Default; provided that a notice of Default may not be given with respect to any action taken, and reported publicly or to holders, more than two years prior to such notice of Default.

Any failure to perform, or breach of, any covenant or agreement pursuant to Section 4.03 shall not be a Default or an Event of Default until the 121st day after the Issuer has received the notice referred to in clause (d) of Section 6.01 (at which point, unless cured or waived, such failure to perform or breach shall constitute an Event of Default). A failure to perform, or breach of any covenant or agreement pursuant to Section 4.03, shall automatically cease to be outstanding and shall be deemed to be cured at such time as the Issuer furnishes or files the applicable information or report.

Section 6.02 Acceleration.

If any Event of Default occurs and is continuing, the Trustee, by notice to the Issuer, or the Holders of at least 25% of the aggregate principal amount then outstanding of the Notes, by written notice to the Issuer and the Trustee, may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default specified in paragraph (i) or (j) of Section 6.01 hereof with respect to the Issuer, all outstanding Notes shall become and shall be immediately due and payable without further action or notice. Holders of the Notes may not enforce this Indenture or the Notes except as provided in this Indenture. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in such Holders’ interest.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes and this Indenture and, subject to the First Lien Intercreditor Agreement, the Collateral Agent may pursue any available remedy under the Collateral Documents.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee, the Collateral Agent or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of Notes then outstanding, by written notice to the Trustee, may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences under this Indenture, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose hereof; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or the Collateral Agent or exercising any trust or power conferred on it. However, either the Trustee or the Collateral Agent may refuse to follow any direction that conflicts with the law or this Indenture that the Trustee or the Collateral Agent, as applicable, determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee or the Collateral Agent in personal liability.

Section 6.06 Limitation on Suits.

A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

(a) the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability, cost, claim, fee or expense;

(d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(e) during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07 Rights of Holders of Notes To Receive Payment.

Notwithstanding any other provision hereof, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder of the Note.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a) or (b) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), the Issuer’s creditors or the Issuer’s property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder of a Note to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders of the Notes, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties which the Holders of the Notes may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder of a Note any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder of a Note thereof, or to authorize the Trustee to vote in respect of the claim of any Holder of a Note in any such proceeding.

Section 6.10 Priorities.

Subject to the First Lien Intercreditor Agreement, if the Trustee or the Collateral Agent collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

First: to the Trustee and the Collateral Agent, their respective agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the Collateral Agent and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any and interest, respectively; and

Third: to the Issuer or to such party as a court of competent jurisdiction shall direct in writing.

The Trustee may fix a record date and payment date for any payment to Holders of Notes.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes pursuant to this Article 6.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent Person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) Except during the continuance of an Event of Default,

(i) the duties of the Trustee shall be determined solely by the express provisions hereof and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements hereof. However, in the case of certificates or opinions specifically required by any provision hereof to be furnished to it, the Trustee shall examine the certificates and opinions to determine whether or not they conform on their face to the requirements hereof but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein.

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.01.

(e) No provision hereof shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request of any Holders of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee against any loss, liability, cost, claim, fee or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely and shall be protected in acting or refraining from acting upon any document (whether in original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document;

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both (in each case, in accordance with Section 12.04). The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care;

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers conferred upon it by this Indenture;

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer;

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security and indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction;

(g) The Trustee shall not be deemed to have notice of any Default or Event of Default unless written notice of any event which is in fact such a default is received by a Responsible Officer of the Trustee at the Corporate Trust Office, and such notice references the Notes and this Indenture;

(h) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder;

(i) The Trustee may request that the Issuer deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture; and

(j) In no event shall the Trustee be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(k) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate (including any Officers’ Certificate), statement, instrument, opinion (including any Opinion of Counsel), notice, request, direction, consent, order, bond, debenture, or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not the Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee (if any of the Notes are registered pursuant to the Securities Act), or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04 Trustee’s Disclaimer.

(a) The Trustee shall not be responsible for and makes no representation as to the validity or adequacy hereof or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision hereof, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

(b) The Trustee shall not be bound to make any investigation into facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer.

Section 7.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to a Responsible Officer of the Trustee in accordance with Section 7.02(g), the Trustee shall mail or otherwise deliver to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06 Limitation on Duty in Respect of Collateral.

Beyond the exercise of reasonable care in the custody thereof, neither the Collateral Agent nor the Trustee shall have any duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or as to preservation of rights against prior parties or any other rights pertaining thereto. Neither the Collateral Agent nor the Trustee shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. Each of the Trustee and the Collateral Agent shall be deemed to have exercised reasonable care with respect to the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Trustee or the Collateral Agent, as applicable, accords its own property and neither the Trustee nor the Collateral Agent shall be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee or the Collateral Agent in accordance with Section 7.02(c) or Section 11.07(b), as applicable.

The Trustee and the Collateral Agent shall not be responsible (i) for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Trustee and the Collateral Agent, (ii) for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, (iii) for the validity of the title of the Issuer to the Collateral, or (iv) for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral, in each case, except with respect to stock certificates, stock powers or other possessory collateral delivered to the Collateral Agent to the extent required under the Collateral Documents. The Trustee and the Collateral Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement (if any) or the Collateral Documents by the Issuer, any Guarantor, or the Credit Agreement Collateral Agent.

Section 7.07 Compensation and Indemnity.

The Issuer shall pay to the Trustee and Collateral Agent from time to time reasonable compensation for its acceptance hereof and services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee and Collateral Agent promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s and Collateral Agent’s agents and counsel.

The Issuer shall indemnify each of the Trustee and Collateral Agent and their respective agents, employees, officers, stockholders and directors for, and hold them harmless against any and all losses, liabilities, claims, damages or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture (including any other Note Document) including enforcement of this Section 7.07, except any such loss, liability, claim, damage or expense as shall be determined to have been caused by the negligence or willful misconduct of the Trustee or the Collateral Agent. Each of the Trustee and Collateral Agent shall notify the Issuer promptly of any claim of which a Responsible Officer has received written notice for which it may seek indemnity. Failure by the Trustee and Collateral Agent to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee and Collateral Agent shall cooperate in the defense. The Trustee and Collateral Agent may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel; provided, however, that the Issuer shall not be required to pay such fees and expenses if the Issuer assumes such defense unless there is a conflict of interest between the Issuer and the Trustee in connection with such defense as determined by Trustee in consultation with counsel. The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Issuer under this Section 7.07 shall survive the satisfaction and discharge hereof or the earlier resignation or removal of the Trustee.

To secure the Issuer’s payment obligations in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge hereof.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(i) or (j) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08 Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

The Trustee may resign in writing at any time upon 30 days written notice and be discharged from the trust hereby created by so notifying the Issuer. The Holders of at least a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer with 30 days prior notice. The Issuer may remove the Trustee if upon 30 days written notice:

(a) the Trustee fails to comply with Section 7.10 hereof;

(b) the Trustee is adjudged a bankrupt or an insolvent person, within the meaning of Bankruptcy Law, or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of Notes of at least 10% in principal amount of the then outstanding Notes may petition at the expense of the Issuer any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee after written request by any Holder of a Note who has been a Holder of a Note for at least six months fails to comply with Section 7.10 hereof, such Holder of a Note may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders of the Notes. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

If a Trustee resigns or is removed all fees and expenses of the Trustee incurred in the administration of the trust or in the performance of the duties hereunder shall be paid to the Trustee.

Section 7.09 Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.10 Eligibility; Disqualification.

There shall at all times be a Trustee hereunder which shall be a corporation organized and doing business under the laws of the United States of America or of any state thereof authorized under such laws to exercise corporate trustee power, shall be subject to supervision or examination by federal or state authority and shall have a combined capital and surplus of at least $50 million as set forth in its most recent published annual report of condition.

Section 7.11 Collateral Documents; Intercreditor Agreements.

By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and the Collateral Agent, as the case may be, to execute and deliver the First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement in respect of permitted Junior Lien Obligations and any other Collateral Documents in which the Trustee or the Collateral Agent, as applicable, is named as a party, including any Collateral Documents executed after the Issue Date. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Collateral Agent are (a) expressly authorized to make the representations attributed to Holders in any such agreements and (b) not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, the First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any other Collateral Documents, the Trustee and the Collateral Agent each shall have all of the rights, immunities, indemnities, privileges and other protections granted to it under this Indenture and the Collateral Documents (in addition to those that may be granted to it under the terms of such other agreement or agreements).

ARTICLE 8

DISCHARGE OF INDENTURE; DEFEASANCE

Section 8.01 Termination of the Issuer’s Obligations.

(a) The Issuer may terminate its Obligations as to all outstanding Notes and the Liens on Collateral securing the Notes shall be released, except those obligations referred to in paragraph (b) of this Section 8.01, when

(1) either:

(a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or, within one year will become due and payable or subject to redemption as set forth in Section 3.07 and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Issuer has paid all other sums payable under this Indenture by the Issuer; and

(3) the Issuer has delivered to the Trustee and the Collateral Agent an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge hereof have been complied with; provided, however, that such counsel may rely, as to matters of fact, on a certificate or certificates of Officers of the Issuer.

(b) Notwithstanding paragraph (a) of this Section 8.01, the Issuer’s obligations in Sections 2.03, 2.04, 2.05, 2.06, 7.07, 7.08, 8.07 and 8.08 hereof, and the rights, powers, trust, duties and immunities of the Trustee and the Collateral Agent, and the Issuer’s obligations in connection therewith, shall survive until the Notes are no longer outstanding pursuant to Section 2.08 hereof. After the Notes are no longer outstanding, the Issuer’s obligations in Sections 7.07, 7.08, 8.07 and 8.08 hereof shall survive such satisfaction and discharge.

Section 8.02 Option To Effect Legal Defeasance or Covenant Defeasance.

The Issuer may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, at any time, with respect to the Notes, elect to have either Section 8.03 or 8.04 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.03 Legal Defeasance and Covenant Discharge.

Upon the Issuer’s exercise under Section 8.02 hereof of the option applicable to this Section 8.03, the Issuer shall be deemed to have been discharged from their obligations with respect to all outstanding Notes, each Guarantor’s obligation shall be discharged with respect to its Guarantee and the Liens on the Collateral securing the outstanding Notes shall be automatically terminated and released on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, such Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.06 hereof and the other Sections hereof referred to in clauses (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following, which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, or on the redemption date, as the case may be; (b) the Issuer’s obligations with respect to such Notes under Sections 2.05, 2.07, 2.08, 2.10, 2.11 and 4.02 hereof; (c) the rights, powers, trust, duties and immunities of the Trustee and the Collateral Agent hereunder, and the Issuer’s obligations in connection therewith; and (d) this Section 8.03. Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.03 notwithstanding the prior exercise of its option under Section 8.04 hereof with respect to the Notes.

Section 8.04 Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.02 hereof of the option applicable to this Section 8.04, the Issuer shall be released from its obligations under the covenants contained in Sections 3.10, 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14 (other than existence of the Issuer (subject to Section 5.01), 4.15, 4.17, 4.18, 4.21, 5.1 (except clauses (a) and (b)) and 10.03 hereof with respect to the outstanding Notes and the Liens on Collateral securing the outstanding Notes shall be automatically terminated and released on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for GAAP). For this purpose, such Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01(c) hereof, but, except as specified above, the remainder hereof and such Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.02 hereof of the option applicable to this Section 8.04, Sections 6.01(c) through 6.01(g) shall not constitute Events of Default.

Section 8.05 Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.03 or Section 8.04 hereof to the outstanding Notes:

(a) the Issuer shall have irrevocably deposited with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable optional redemption date, as the case may be;

(b) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that (A) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in each case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance, and will be subject to U.S. federal income tax in the same amount, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) [reserved];

(e) no Default or Event of Default shall have occurred and be continuing on the date of such deposit;

(f) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, this Indenture or any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

(g) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit made by the Issuer pursuant to its election under Section 8.03 and 8.04 hereof was not made by the Issuer with the intent of preferring the Holders of the Notes over any of its other creditors or with the intent of defeating, hindering, delaying or defrauding any of its other creditors or others; and

(h) the Issuer shall have delivered to the Trustee an Officers’ Certificate and Opinion of Counsel stating that all conditions precedent provided for or relating to the Legal Defeasance under Section 8.03 hereof or the Covenant Defeasance under Section 8.04 hereof (as the case may be) have been complied with as contemplated by this Section 8.05.

Section 8.06 Deposited Money and Government Securities To Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.07 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.06, the “Trustee”) pursuant to Section 8.05 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.05 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or Government Securities held by it as provided in Section 8.05 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.05(a) hereof), are in excess of the amount thereof which would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.07 Repayment to Issuer .

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuer on their request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter, as a general creditor, look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustees thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

Section 8.08 Reinstatement .

If the Trustee or Paying Agent is unable to apply any United States Dollars or Government Securities in accordance with Section 8.03 or 8.04 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.03 or 8.04 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.03 or 8.04 hereof, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes .

Notwithstanding Section 9.02 hereof, the Issuer, the Guarantors and the Trustee and the Collateral Agent (as applicable) may amend or supplement this Indenture, the Notes or the Guarantees or amend or supplement any Collateral Document, the First Lien Intercreditor Agreement or any Junior Lien Intercreditor Agreement or any amended or supplemental indenture or any amendment or supplement to the Notes, the Guarantees, any Collateral Document, the First Lien Intercreditor Agreement or any Junior Lien Intercreditor Agreement without the consent of any Holder of a Note:

(a) to cure any ambiguity, defect or inconsistency (as determined by the Issuer in good faith);

(b) to provide for uncertificated Notes or Guarantees in addition to or in place of certificated Notes or Guarantees (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(c) to provide for the assumption of the obligations of the Issuer or any Guarantor to the Holders of the Notes in the case of a merger, amalgamation, arrangement, consolidation or sale of all or substantially all of the assets of the Issuer or such Guarantor, pursuant to Article 5 or Article 10 hereof;

(d) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the rights under this Indenture of any Holder of the Notes in any material respect;

(e) to provide for the issuance of additional Notes in accordance with the provisions set forth in this Indenture;

(f) to evidence and provide for the acceptance of an appointment of a successor trustee or a successor collateral agent;

(g) to comply with the rules of any applicable securities depository;

(h) to add Guarantees with respect to the Notes;

(i) to add Collateral with respect to the Notes and the Guarantees;

(j) to release Collateral from any Liens securing the Notes and the Guarantees when permitted or required by the Collateral Documents, this Indenture, the First Lien Intercreditor Agreement or any Junior Lien Intercreditor Agreement;

(k) to enter into any intercreditor agreement having substantially similar terms with respect to the holders of Notes as those set forth in the First Lien Intercreditor Agreement, or any joinder thereto or to enter into any Junior Lien Intercreditor Agreement in connection with the incurrence of any Future First Lien Obligations or Junior Lien Obligations not otherwise prohibited by this Indenture; or

(l) with respect to the Collateral Documents and the First Lien Intercreditor Agreement, as provided in the relevant Collateral Document or First Lien Intercreditor Agreement.

Upon the request of the Issuer accompanied by a resolution of the Board of Directors of the Issuer and a resolution of the Board of Directors of each Guarantor and upon receipt by the Trustee and Collateral Agent of the documents described in Sections 7.02, 9.06 and 11.04 hereof, the Trustee and Collateral Agent shall join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and shall make any further appropriate agreements and stipulations which may be therein contained, but neither the Trustee nor the Collateral Agent shall be obligated to enter into such amended or supplemental indenture or any amendment or supplement to the Notes, the Guarantees, any Collateral Document, the First Lien Intercreditor Agreement or any Junior Lien Intercreditor Agreement which affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02 With Consent of Holders of Notes.

The Issuer, the Guarantors and the Trustee and/or Collateral Agent (as applicable) may amend or supplement this Indenture, the Notes, the Guarantees, the Collateral Documents, the First Lien Intercreditor Agreement and any Junior Lien Intercreditor Agreement or any amended or supplemental indenture or any amendment or supplement to the Notes, the Guarantees, any Collateral Document, the First Lien Intercreditor Agreement or any Junior Lien Intercreditor Agreement with the written consent of the Holders of at least a majority of the aggregate principal amount of Notes then outstanding (including consents obtained in connection with an exchange offer or tender offer for the Notes), and any existing Default and its consequences or compliance with any provision of this Indenture, the Notes, any Collateral Document, the First Lien Intercreditor Agreement or any Junior Lien Intercreditor Agreement may be waived with the consent of the Holders of a majority of the aggregate principal amount of Notes then outstanding (including consents obtained in connection with an exchange offer or tender offer for the Notes). Notwithstanding the foregoing, without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non- consenting Holder):

(a) reduce the aggregate principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than as provided in clause (h) below);

(c) reduce the rate of or change the time for payment of interest on any Note;

(d) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(e) make any Note payable in money other than that stated in the Notes;

(f) make any change in the provisions hereof relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or interest on the Notes;

(g) waive a redemption payment or mandatory redemption with respect to any Note (other than as provided in clause (h) below);

(h) amend, change or modify in any material respect the obligation of the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control after such Change of Control has occurred;

(i) release all or substantially all of the Guarantees of the Guarantors other than in accordance with Article 10;

(j) make any change in the foregoing amendment and waiver provisions;

(k) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Guarantees; or

(l) subordinate the payment of the Notes or Guarantees to any other obligation of the Issuers or the Guarantors.

Upon the request of the Issuer accompanied by a resolution of the Board of Directors of the Issuer and a resolution of the Board of Directors of each Guarantor, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Sections 7.02, 9.06 and 11.04 hereof, the Trustee shall join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture or amended or supplemental indenture or any amendment or supplement to the Notes, the Guarantees, any Collateral Document, the First Lien Intercreditor Agreement or any Junior Lien Intercreditor Agreement unless such amended or supplemental indenture or amendment or supplement to the Notes, the Guarantees, any Collateral Document, the First Lien Intercreditor Agreement or any Junior Lien Intercreditor Agreement affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture or such amendment or supplement to the Notes, the Guarantees, any Collateral Document, the First Lien Intercreditor Agreement or any Junior Lien Intercreditor Agreement.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding may waive compliance in a particular instance by the Issuer with any provision of this Indenture or of the Notes.

Notwithstanding the foregoing, without the consent of holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding, no amendment or waiver may (i) release all or substantially all of the Collateral from the Liens securing the Notes Obligations created by the Collateral Documents or (ii) change or alter the priority of the Liens securing the Notes Obligations created by the Collateral Documents in any manner adverse to the holders of the Notes or (iii) make any change in the First Lien Intercreditor Agreement, Junior Lien Intercreditor Agreement or in the provisions of this Indenture or any Collateral Document dealing with the application of proceeds of the Collateral that would materially adversely affect the Holders or alter the priority of the security interests in the Collateral.

Section 9.03 [Reserved].

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder of a Note.

The Issuer may fix a record date for determining which Holders of the Notes must consent to such amendment, supplement or waiver. If the Issuer fixes a record date, the record date shall be fixed at (i) the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders of Notes furnished to the Trustee prior to such solicitation pursuant to Section 2.05 hereof or (ii) such other date as the Issuer shall designate.

Section 9.05 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee, Collateral Agent To Sign Amendments, Etc.

In executing, or accepting the additional trusts created by, any amendment, supplement or waiver permitted by this Article or the modification thereby of the trusts created by this Indenture, each of the Trustee and Collateral Agent, as applicable, shall receive, and shall by fully protected in relying upon, an Opinion of Counsel and an Officers’ Certificate stating that the execution of such amendment, supplement or waiver is authorized or permitted by this Indenture. The Trustee and Collateral Agent may, but shall not be obligated to, enter into any such amendment, supplement or waiver which affects, as the case may be, the Trustee’s or Collateral Agent’s own rights, duties or immunities under this Indenture, the Collateral Documents or the First Lien Intercreditor Agreement or otherwise.

ARTICLE 10

GUARANTEES

Section 10.01 Guarantee.

Subject to this Article 10, each of the Guarantors jointly and severally, hereby unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and the Collateral Agent and their respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the Obligations of the Issuer hereunder or thereunder, that:

(a) the principal of, premium, if any, and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other Obligations of the Issuer to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, each of the Guarantors, jointly and severally, will be obligated to pay the same immediately.

Each of the Guarantors jointly and severally, hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of a Note with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

Each of the Guarantors jointly and severally, hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Guarantee will not be discharged except by complete performance of the Obligations guaranteed hereby. If any Holder or the Trustee is required by any court or otherwise, or any custodian, Trustee, liquidator or other similar official acting in relation to either the Issuer or any Guarantor, to return to the Issuer or any Guarantor any amount paid by either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each of the Guarantors jointly and severally, agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Obligations guaranteed hereby until payment in full of all Obligations guaranteed hereby. Each of the Guarantors jointly and severally, further agrees that, as between such Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such Obligations as provided in Article 6, such Obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of this Guarantee unless subsequently rescinded as set forth therein. Notwithstanding the foregoing, in the event that any Guarantee would constitute or result in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, the liability of the applicable Guarantor under its Guarantee shall be reduced to the maximum amount permissible under such fraudulent conveyance or similar law.

The Guarantors hereby agree as among themselves that each Guarantor that makes a payment or distribution under a Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment hereunder based on the respective net worth of all the Guarantors at the time of such payment determined in accordance with GAAP. The preceding sentence shall in no way affect the rights of the Holders of Notes, the Trustee or the Collateral Agent to the benefits hereof, the Notes, the Guarantees or the Collateral Documents.

Nothing contained in this Section 10.01 or elsewhere in this Indenture, the Notes or the Guarantees shall impair, as between any Guarantor and the Holder of any Note, the obligation of such Guarantor, which is unconditional and absolute, to pay to the Holder thereof the principal of, premium, if any, and interest on such Notes in accordance with their terms and the terms of the Guarantee and this Indenture, nor shall anything herein or therein prevent the Trustee, the Collateral Agent or the Holder of any Note from exercising all remedies otherwise permitted by applicable law or hereunder or thereunder upon the occurrence of an Event of Default.

Section 10.02 Execution and Delivery of Guarantees.

To evidence its Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by any of its Officers (or, with respect to any Guarantor that provides a Guarantee after the Issue Date, as set forth in Section 4.13). The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantees set forth in this Indenture on behalf of the Guarantors.

Section 10.03 Merger, Consolidation or Sale of Assets of Guarantors.

Subject to Section 10.05 hereof, a Guarantor may not, and the Issuer shall not cause or permit any Guarantor to, consolidate, amalgamate, participate in an arrangement with or merge with or into (whether or not such Guarantor is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person other than the Issuer or another Guarantor (in each case other than in accordance with Section 4.10) unless:

(a) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, arrangement or merger (if other than the Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, limited partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(b) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Guarantor) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Guarantor under this Indenture, the Notes, the Collateral Documents and the First Lien Intercreditor Agreement (and, if applicable, any Junior Lien Intercreditor Agreement) pursuant to a supplemental indenture and joinders or supplements, as applicable, to the Collateral Documents and the First Lien Intercreditor Agreement (and, if applicable, any Junior Lien Intercreditor Agreement), in each case, in form reasonably satisfactory to the Trustee and the Collateral Agent; and

(c) immediately after such transaction, no Event of Default exists.

Nothing contained in this Indenture shall prevent any consolidation or merger of a Guarantor with or into the Issuer or another Guarantor that is a Wholly-Owned Restricted Subsidiary of the Issuer or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Issuer or another Guarantor that is a Wholly-Owned Restricted Subsidiary of the Issuer. Except as set forth in Articles 4 and 5 hereof, nothing contained in this Indenture shall prevent any consolidation or merger of a Guarantor with or into the Issuer or another Guarantor that is a Restricted Subsidiary of the Issuer or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Issuer or another Guarantor that is a Restricted Subsidiary of the Issuer.

Section 10.04 Successor Corporation Substituted.

Upon any consolidation, amalgamation, arrangement, merger, sale or conveyance described in paragraphs (a) through (c) of Section 10.03 hereof, and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of any Guarantee previously signed by the Guarantor and the due and punctual performance of all of the covenants and conditions hereof to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Guarantees to be issuable hereunder by such Guarantor and delivered to the Trustee. All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Guarantees had been issued at the date of the execution of such Guarantee by such Guarantor. When a successor Person assumes all the obligations of the Issuer under the Notes and this Indenture pursuant to Article 5 hereof, the applicable predecessor shall be released from the obligations so assumed.

Section 10.05 Releases from Guarantees.

A Guarantor shall be released and relieved of its obligations under its Guarantee upon:

(1) in connection with any direct or indirect sale, conveyance or other disposition of all the Capital Stock of such Guarantor (including any such sale, conveyance or other disposition after which such Guarantor is no longer a Restricted Subsidiary and excluding any sale, conveyance or other disposition of the Capital Stock of a Professional Services Affiliate to another Person if such Professional Services Affiliate remains a Restricted Subsidiary) or of all or substantially all of the assets and property of such Guarantor, if such sale or disposition is made in compliance with Section 4.10;

(2) such Guarantor is liquidated in accordance with the provisions hereof;

(3) the Issuer designates any such Guarantor as an Unrestricted Subsidiary in compliance with the terms of this Indenture;

(4) with respect to any Guarantor, if such Guarantor becomes an Excluded Subsidiary in compliance with the terms of this Indenture (and subject to the immediately succeeding paragraph); or

(5) upon the satisfaction and discharge of this Indenture in accordance with Section 8.01 or upon any Legal Defeasance or Covenant Defeasance.

For the avoidance of doubt, no Guarantee of a Guarantor shall be released as a result of the issuance or sale of Preferred Equity Interests in a Restricted Subsidiary to a Strategic Investor. In addition, in the event any Guarantor becomes an Excluded Subsidiary because it is no longer a Wholly Owned Restricted Subsidiary, such Guarantor shall not be released of its obligations under its Guarantee except pursuant to a transaction with a non-Affiliate for bona fide business purposes and the purpose of which was not to evade the Guarantee requirements.

Upon delivery by the Issuer to the Trustee and the Collateral Agent of an Officers’ Certificate and an Opinion of Counsel to the effect that all the conditions precedent to such sale or other disposition have been complied with or that such Guarantor has been released from its obligations under its Guarantee in accordance with any other provision of this Section 10.05, the Trustee and the Collateral Agent shall execute any documents pursuant to written direction of the Issuer in order to evidence the release of any such Guarantor from its obligations under its Guarantee. Any such Guarantor not released from its obligations under its Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of such Guarantor under this Indenture as provided in this Article 10.

ARTICLE 11

COLLATERAL

Section 11.01 Collateral Documents.

The due and punctual payment of the principal of, premium on, if any, and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest on the Notes and performance of all other Notes Obligations of the Issuer and the Guarantors to the Holders of the Notes or the Trustee and/or Collateral Agent (as applicable), according to the terms of this Indenture, the Notes and the Guarantees, shall be secured as provided in the Collateral Documents, which the Issuer and the Guarantors entered into on the Issue Date and which define the terms of the Liens that secure the Notes Obligations, subject to the terms of the First Lien Intercreditor Agreement.

The Trustee, the Issuer and the Guarantors hereby acknowledge and agree that the Collateral Agent holds the Collateral for the benefit of the Holders, the Trustee and the Collateral Agent and pursuant to the terms of the Collateral Documents and the First Lien Intercreditor Agreement. Each Holder, by accepting a Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the First Lien Intercreditor Agreement, each as may be in effect or may be amended from time to time in accordance with their terms and the terms of this Indenture, and authorizes and directs the Collateral Agent and/or the Trustee, as applicable, to enter into the Collateral Documents and the First Lien Intercreditor Agreement on the Issue Date, and, at any time after the Issue Date, if applicable, any Junior Lien Intercreditor Agreement in respect of permitted Junior Lien Obligations, and any amendments, supplements, and/or joinders to the foregoing to which it is a party, at any time after the Issue Date, if applicable, and to perform its obligations and exercise its rights thereunder in accordance therewith.

The Issuer shall deliver to the Collateral Agent copies of all documents required to be filed pursuant to the Collateral Documents, and shall do or cause to be done all such acts and things as may be necessary, proper, or as may be required by the Collateral Documents, to assure and confirm to the Collateral Agent the security interest in the Collateral contemplated hereby, by the Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. On or following the Issue Date and subject to the First Lien Intercreditor Agreement, the Issuer and the Guarantors shall execute any and all further documents, financing statements (including continuation statements and amendments to financing statements), agreements and instruments, make all filings (including filings of financing statements under the UCC and continuation statements and amendments to such financing statements that may be necessary to continue the effectiveness of such financing statements), and take all further action that may be required under applicable law in order to grant, preserve, maintain, protect and perfect (or continue the perfection of) the validity and priority of the Liens and security interests created or intended to be created by the Collateral Documents in the Collateral, subject to Permitted Liens.

Section 11.02 Release of Collateral.

The Liens on the Collateral owned by any Guarantor shall be automatically released when such Guarantor’s Guarantee is released in accordance with the terms of this Indenture. In addition, the Liens securing the Notes and the Guarantees shall be released automatically:

(i) in whole, upon payment in full of all principal, interest and the other Notes Obligations or upon the satisfaction and discharge of this Indenture in accordance with Section 8.01 or upon any Legal Defeasance or Covenant Defeasance;

(ii) in whole or in part, with the consent of the requisite holders of Notes in accordance with Section 9.02;

(iii) in part, as to any Property constituting Collateral that is disposed of to a Person other than the Issuer or a Guarantor (other than dispositions of the equity interests of Professional Services Affiliates or of property or assets of Professional Services Affiliates to other Professional Services Affiliates or owners of the equity interest of Professional Services Affiliates) in a transaction permitted pursuant to Section 4.10 and not otherwise prohibited by this Indenture, the Collateral Documents or the First Lien Intercreditor Agreement;

(iv) with respect to any Collateral that becomes Excluded Property, upon such Collateral becoming Excluded Property pursuant to a transaction or circumstance not prohibited by the terms of this Indenture;

(v) with respect to Collateral that is Capital Stock, upon the dissolution or liquidation of the issuer of such Capital Stock in a transaction that is not prohibited by the terms of this Indenture; and

(vi) in accordance with the First Lien Intercreditor Agreement.

The Collateral Agent shall, without recourse, representation or warranty, execute documents reasonably requested by the Issuer or the Guarantors to evidence the release of the Collateral as set forth above in accordance with the provisions of this Indenture, at the expense of the Issuer and the Guarantors, upon receipt of an Officers’ Certificate of the Issuer certifying, and an opinion of counsel stating, that such release of Collateral is in accordance with the terms of this Indenture and that all conditions precedent relating to the release of Collateral have been satisfied. The Collateral Agent shall not be liable for any such release undertaken in reliance upon any such Officers’ Certificate, and opinion of counsel, and notwithstanding any term hereof or in any Collateral Document or any other Notes Document to the contrary, the Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction, discharge or termination, unless and until it receives such Officers’ Certificate and opinion of counsel.

For the avoidance of doubt, no Liens on Collateral shall be released as a result of the issuance or sale of Preferred Equity Interests in a Restricted Subsidiary to a Strategic Investor.

Section 11.03 Suits to Protect the Collateral.

Subject to the provisions of Article 7, the Collateral Documents and the First Lien Intercreditor Agreement, the Trustee may or may direct the Collateral Agent, in each case on behalf of the Holders of the Notes, to take all actions it determines necessary or appropriate in order to:

(a) enforce any of the terms of the Collateral Documents; and

(b) collect and receive any and all amounts payable in respect of the Obligations of the Issuer and the Guarantors hereunder.

Subject to the provisions of the Collateral Documents and the First Lien Intercreditor Agreement, the Trustee and the Collateral Agent shall have the power to institute and to maintain such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Collateral Documents or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 11.03 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Collateral Agent.

Section 11.04 Authorization of Receipt of Funds by the Trustee Under the Collateral Documents.

Subject to the provisions of the First Lien Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Upon the full and final payment and performance of all Notes Obligations of the Issuer and the Guarantors under this Indenture and the Notes or upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Indenture in accordance with Section 8.01 hereof, the Trustee will, at the request of the Issuer, deliver a certificate to the Collateral Agent stating that such Notes Obligations have been paid in full, and instruct the Collateral Agent to release the Liens pursuant to this Indenture and the Collateral Documents.

Section 11.05 Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder or under any Collateral Document be bound to ascertain the authority of the Collateral Agent or the Trustee to execute the applicable release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 11 to be sold be under any obligation to ascertain or inquire into the authority of the Issuer or the applicable Guarantor to make any such sale or other transfer.

Section 11.06 Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver, interim receiver or trustee, lawfully appointed, the powers conferred in this Article 11 upon the Issuer or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver, interim receiver or trustee, and an instrument signed by such receiver, interim receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article 11; and if the Trustee or the Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Collateral Agent.

Section 11.07 Collateral Agent.

(a) Each of the Holders by acceptance of the Notes hereby designates and appoints the Collateral Agent as its agent under this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any, and each of the Holders by acceptance of the Notes and the Trustee hereby irrevocably authorizes the Collateral Agent to take such action on their behalf under the provisions of this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any, and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any, and consents and agrees to the terms of the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and each Collateral Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Collateral Agent accepts such appointment and agrees to act as such on the express conditions contained in this Section 11.07. Each Holder agrees that any action taken by the Collateral Agent in accordance with the provisions of this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and the Collateral Documents, and the exercise by the Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any, the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Notes Documents to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder, the Issuer or any Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any, or otherwise exist, against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Collateral Agent may perform any of its duties under this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, by or through receivers, agents, employees or attorneys-in-fact and shall be entitled to advice of counsel of its selection concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by such counsel. The Collateral Agent shall not be responsible for the negligence or misconduct of any receiver, agent, employee or attorney-in-fact that it selects as long as such selection was made in good faith and with due care.

(c) The Collateral Agent shall not (i) be liable for any action taken or omitted to be taken by it under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Collateral Document, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuer or any other Guarantor or Affiliate of any Guarantor, or any Officer thereof, contained in this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement, or the Junior Lien Intercreditor Agreement, if any, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, or for any failure of the Issuer, any Guarantor or any other party to this Indenture, the Collateral

Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, to perform its obligations hereunder or thereunder. The Collateral Agent shall not be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, or to inspect the properties, books, or records of the Issuer, any Guarantor or any of their Affiliates.

(d) The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuer or any Guarantor), independent accountants and other experts and advisors selected by the Collateral Agent. The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, unless it shall first receive such written direction or consent of the Holders of a majority in aggregate principal amount of the Notes and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e) The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any default or Event of Default, unless a Responsible Officer of the Collateral Agent shall have received written notice from the Trustee or the Issuer referring to this Indenture, describing such Event of Default and stating that such notice is a “notice of default.” The Collateral Agent shall take such action with respect to such Event of Default as may be requested in accordance with, and subject to the provisions of, Article 6 by the Trustee or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 11.07 and the terms of the First Lien Intercreditor Agreement and any Junior Lien Intercreditor Agreement).

(f) The Collateral Agent may resign at any time upon 30 days’ advance written notice to the Trustee and the Issuer, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent. If the Collateral Agent resigns under this Indenture, the Issuer shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Collateral Agent (as stated in the notice of resignation), the Collateral Agent may appoint, at the direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, a successor collateral agent, subject to the consent of the Issuer (which consent shall not be unreasonably withheld and which shall not be required during a continuing Event of Default). If no successor collateral agent is appointed and consented to by the Issuer pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After the retiring Collateral Agent’s resignation hereunder, the provisions of this Section 11.07 (and Section 7.07 hereof) shall continue to inure to its benefit and the retiring Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Indenture, the First Lien Intercreditor Agreement or any Junior Lien Intercreditor Agreement.

(g) UMB Bank, National Association shall initially act as Collateral Agent and shall be authorized to appoint co-Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Collateral Documents or the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, neither the Collateral Agent nor any of its respective officers, directors, employees or agents shall be liable to Issuer, any Guarantor or any Notes Secured Party for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

(h) By their acceptance of a Note hereunder, the Collateral Agent is authorized and directed by the Holders to (i) enter into the Collateral Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the First Lien Intercreditor Agreement on the Issue Date, (iii) enter into the Junior Lien Intercreditor Agreement, if any, after the Issue Date, (iv) make the representations of the Holders set forth in the Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, (v) bind the Holders on the terms as set forth in the Collateral Documents, the First Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement, if any, (vi) perform and observe its obligations under the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any; and (vii) release any Collateral in accordance with Section 11.02.

(i) If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article 6, the Trustee shall promptly turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent such proceeds to be applied by the Collateral Agent pursuant to the terms of this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement (if any).

(j) The Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Issuer, the Trustee shall notify the Collateral Agent thereof and promptly shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

(k) The Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by the Issuer, any Guarantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Issuer’s or any Guarantor’s property constituting Collateral intended to be subject to the Lien and security interest of the Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Indenture, any Collateral Document, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Collateral Documents. Neither the Trustee nor the Collateral Agent shall have a duty or obligation to monitor the condition, financial or otherwise, of the Issuer or any Guarantor.

(l) If the Issuer or any Guarantor (i) incurs any obligations in respect of First Lien Obligations or Junior Lien Obligations at any time when no applicable intercreditor agreement is in effect or at any time when Indebtedness constituting First Lien Obligations or Junior Lien Obligations entitled to the benefit of an existing First Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement is concurrently retired, and (ii) delivers to the Collateral Agent an Officer’s Certificate so stating and requesting the Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the First Lien Intercreditor Agreement or, in the case of the Junior Lien Intercreditor Agreement, in customary market form (as reasonably determined by the Issuer as set forth in an Officer’s Certificate delivered to the Trustee and the Collateral Agent)) in favor of a designated agent or representative for the holders of the First Lien Obligations or Junior Lien Obligations so incurred, the Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Issuer, including reasonable legal fees and expenses of the Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(m) No provision of this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, or any Collateral Document shall require the Collateral Agent or the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders unless it shall have received indemnity satisfactory to the Collateral Agent against potential costs and liabilities incurred by the Collateral Agent relating thereto.

Notwithstanding anything to the contrary contained in this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, or the Collateral Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances in an amount and in a form all satisfactory to the Collateral Agent in its sole discretion, protecting the Collateral Agent from all such liability. The Collateral Agent shall at any time be entitled to cease taking any action described in this clause (m) if it no longer reasonably deems any indemnity, security or undertaking from the Issuer or the Holders to be sufficient.

(n) The Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and the Collateral Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Issuer (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Collateral Agent shall not be construed to impose duties to act.

(o) The Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Issuer or any other Guarantor under this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and the Collateral Documents. The Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, or in any certificate, report, statement, or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, or any Collateral Document; the execution, validity, genuineness, effectiveness or enforceability of the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and any Collateral Documents of any other party thereto. The Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and the Collateral Documents, or the satisfaction of any conditions precedent contained in this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and any Collateral Documents. The Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and the Collateral Documents unless expressly set forth hereunder or thereunder or as directed by Holders of a majority in aggregate principal amount of the Notes. The Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any.

(p) The parties hereto and the Holders hereby agree and acknowledge that neither the Collateral Agent shall not assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, the Collateral Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and the Collateral Documents, the Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent in the Collateral and that any such actions taken by the Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral, as those terms are defined in Section 101(20)(E) of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq., as amended.

(q) Upon the receipt by the Collateral Agent of a written request of the Issuer signed by an Officer containing the statements required herein (a “Collateral Document Order”) and the Opinion of Counsel and Officer’s certificate required by this Section, the Collateral Agent shall execute and enter into, and if satisfactory in form to the Collateral Agent, shall execute and enter into, without the further consent of any Holder or the Trustee, any Collateral Document or amendment or supplement thereto to be executed after the Issue Date. Such Collateral Document Order shall (i) state that it is being delivered to the Collateral Agent pursuant to, and is a Collateral Document Order referred to in, this Section 11.07(r), and (ii) instruct the Collateral Agent to execute and enter into such Collateral Document. Any such execution of a Collateral Document shall be at the direction and expense of the Issuer, upon delivery to the Collateral Agent of an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent to the execution and delivery of the Collateral Document have been satisfied and the entry into such Collateral Document(s) is otherwise permitted by the terms of this Indenture. The Holders, by their acceptance of the Notes, hereby authorize and direct the Collateral Agent to execute such Collateral Documents.

(r) Subject to the provisions of the applicable Collateral Documents, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any, each Holder, by acceptance of the Notes, agrees that the Collateral Agent shall execute and deliver the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, and the Collateral Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, except as expressly set forth herein, in the Collateral Documents, in the First Lien Intercreditor Agreement or any Junior Lien Intercreditor Agreement, the Collateral Agent shall have no discretion under this Indenture, the First Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement, if any, or the Collateral Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes.

(s) After the occurrence and continuance of an Event of Default, the Trustee may direct the Collateral Agent in connection with any action required or permitted by this Indenture, the Collateral Documents or the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any.

(t) The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, and to the extent not prohibited under the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 and the other provisions of this Indenture, the First Lien Intercreditor Agreement or any Junior Lien Intercreditor Agreement.

(u) In each case that the Collateral Agent may or is required hereunder or under any Collateral Document, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, to take any action (an “Action”), including, without limitation, to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Collateral Document, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, the Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Collateral

Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. If the Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Collateral Agent shall be entitled to refrain from such Action unless and until the Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Collateral Agent shall not incur liability to any Person by reason of so refraining.

(v) Notwithstanding anything to the contrary in this Indenture, in any Collateral Document, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, in no event shall the Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture, the Collateral Documents, the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any (including, without limitation, the filing or continuation of any UCC financing, financing change or continuation statements or similar documents or instruments), nor shall the Collateral Agent or the Trustee be responsible for, and neither the Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Collateral Documents or the security interests or Liens intended to be created thereby.

(w) Before the Collateral Agent acts or refrains from acting in each case at the request or direction of the Issuer or the Guarantors, or in connection with any Collateral Document, the First Lien Intercreditor Agreement or any Junior Lien Intercreditor Agreement, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of this Section 11.07 and Section 12.04 hereof. The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(x) Notwithstanding anything to the contrary contained herein but subject to the terms of the First Lien Intercreditor Agreement or any Junior Lien Intercreditor Agreement, the Collateral Agent shall act pursuant to the instructions of the Note Secured Parties as provided in this Indenture solely with respect to the Collateral Documents.

(y) If any Collateral Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including this transaction) to, another corporation, the successor corporation without any further act shall be the successor of such Collateral Agent.

ARTICLE 12

MISCELLANEOUS

Section 12.01 [Reserved].

Section 12.02 Notices.

Any notice or communication by the Issuer, any Guarantor, the Trustee or Collateral Agent to the others is duly given if in writing and delivered by hand-delivery, registered first-class mail, next-day air courier or facsimile:

If to the Issuer or any Guarantor, to it care of:

Akumin Inc.

8300 W Sunrise Blvd

Plantation, FL 33322

Facsimile No.: (954) 678-4489

Attention: General Counsel

If to the Trustee or Collateral Agent:

UMB Bank, National Association

100 William Street, Suite 1850

New York, NY 10038

Attn: Corporate Trust

The Issuer, any Guarantor, the Trustee or Collateral Agent, by notice to the other, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders of Notes) shall be deemed to have been duly given: when delivered by hand, if personally delivered; five Business Days after being deposited in the mail, certified or registered, return receipt requested, postage prepaid, if mailed; one Business Day after being timely delivered to a next-day air courier; and when transmission is confirmed, if sent by facsimile.

Any notice or communication to a Holder of a Note shall be mailed by first class mail to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder of a Note or any defect in it shall not affect its sufficiency with respect to other Holders of Notes.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders of Notes, it shall mail a copy to the Trustee and each Agent at the same time.

Any notice or communication delivered or to be delivered to a Holder of Global Notes shall be delivered in accordance with the Applicable Procedures and shall be sufficiently given to it if so delivered within the time prescribed.

Each of the Trustee and Collateral Agent agree to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Trustee and Collateral Agent shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Issuer elects to give the Trustee and Collateral Agent e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee and Collateral Agent in their discretion elects to act upon such instructions, the Trustee’s and Collateral Agent’s understanding of such instructions shall be deemed controlling. Neither the Trustee nor the Collateral Agent shall be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s or Collateral Agent’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Issuer agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee and Collateral Agent, including without limitation the risk of the Trustee or Collateral Agent acting on unauthorized instructions, and the risk or interception and misuse by third parties.

Section 12.03 [Reserved].

Section 12.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Trustee or the Collateral Agent to take any action under this Indenture (other than the application for authentication of the Initial Notes), the Issuer shall furnish to the Trustee:

(a) an Officers’ Certificate in form reasonably satisfactory to the Trustee and the Collateral Agent stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel in form reasonably satisfactory to the Trustee and the Collateral Agent stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 12.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture, if applicable; shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 12.06 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders of Notes. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.07 No Personal Liability of Directors, Owners, Employees, Incorporators and Stockholders.

No director, owner, officer, employee, member, partner, manager, incorporator or stockholder of the Issuer, the Guarantors or any of their Affiliates, as such, shall have any liability for any obligations of the Issuer, the Guarantors or any of their Affiliates under the Notes, the Guarantees, this Indenture, the First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement, if applicable, or any Collateral Document or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.08 Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 12.09 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret another indenture, loan or debt agreement of the Issuer or any of its respective Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.10 Successors.

All agreements of the Issuer and the Guarantors in this Indenture and the Notes and the Guarantees shall bind the successors of the Issuer and the Guarantors, respectively. All agreements of the Trustee and the Collateral Agent in this Indenture shall bind its respective successor.

Section 12.11 Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.12 Counterpart Originals.

This Indenture may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart (including a counterpart executed by electronic signature) of a signature page of this Indenture by telecopy or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Indenture. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Indenture or any document to be signed in connection with this Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means. All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any such communication sent to the Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign, AdobeSign or such other digital signature provider as specified in writing to the Trustee by the authorized representative of the Issuer. The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. The Issuer agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 12.13 Table of Contents, Headings, Etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections hereof have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.14 Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, epidemics or pandemics, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 12.15 Waiver of Jury Trial.

EACH OF THE ISSUER, THE GUARANTORS, THE HOLDERS BY THEIR ACCEPTANCE OF THE NOTES, AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.16 Certain Tax Matters Related to the Trustee.

In order to comply with applicable tax laws, rules and regulations (inclusive of directives, guidelines and interpretations promulgated by competent authorities) in effect from time to time (“Applicable Law”), the Issuer agrees (i) to provide to UMB Bank, National Association sufficient information about holders or other applicable parties and/or transactions (including any modification to the terms of such transactions) so UMB Bank, National Association can determine whether it has tax related obligations under Applicable Law, (ii) that UMB Bank, National Association shall be entitled to make any withholding or deduction from payments under this Indenture to the extent necessary to comply with Applicable Law for which UMB Bank, National Association shall not have any liability, and (iii) to hold harmless UMB Bank, National Association for any losses it may suffer due to the actions it takes to comply with such Applicable Law. The terms of this section shall survive the termination of this Indenture.

Section 12.17 Submission to Jurisdiction.

The Issuer and each Guarantor hereby irrevocably submits to the jurisdiction of any New York State court sitting in the Borough of Manhattan in the City of New York or any federal court sitting in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to this Indenture, the Guarantees and the Notes, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts. The Issuer hereby appoints CT Corporation at 28 Liberty Street, New York, NY 10004, or, if otherwise, its principal place of business in the City of New York from time to time, as its agent for service of process, and agrees that service of any process, summons, notice or document by hand delivery or registered mail upon such agent shall be effective service of process for any suit, action or proceeding brought in any such court.

Section 12.18 Intercreditor Agreements.

Reference is made to the First Lien Intercreditor Agreement and any Junior Lien Intercreditor Agreement (if applicable). Each Holder, by its acceptance of a Note, (a) consents to the priority of Liens and payments provided for in the First Lien Intercreditor Agreement and any Junior Lien Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the First Lien Intercreditor Agreement or any such Junior Lien Intercreditor Agreement and (c) authorizes and instructs the Collateral Agent and the Trustee to enter into the First Lien Intercreditor Agreement and any Junior Lien Intercreditor Agreement as the Collateral Agent and as representative on behalf of such Holder, including without limitation, making the representations of the Holders contained therein, and including any amendments, restatements or supplements thereto providing for, inter alia, substantially the same rights, priorities and obligations referred to in the applicable intercreditor agreement and covering any other matters incidental thereto.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first above written.

[AKUMIN INC.], as Issuer

By:
Name:
Title:

[GUARANTORS TO BE ADDED]

[Signature page to the Indenture]

UMB BANK, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:
Name:
Title:

[Signature page to the Indenture]

EXHIBIT A

[Face of Note]

8.000% Senior Secured Note due 2028

Cert. No. [ ]

CUSIP No. [144A: 01021F AB5/ Reg S: C01056 AC1]

Akumin Inc.

promises to pay to [   ]

or its registered assigns

the principal sum of

Dollars on August 1, 2028

Interest Payment Dates: February 1 and August 1, commencing February 1, 2024.

Record Dates: January 15 and July 15 (whether or not a Business Day).

A-1

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

Dated:

[AKUMIN INC.], as Issuer

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Dated:

This is one of the Notes referred to in the within-mentioned Indenture.

UMB BANK, NATIONAL ASSOCIATION as Trustee

By:
Authorized Signatory

(Back of Note)

Capitalized terms used herein have the meanings assigned to them in the Indenture (as hereinafter defined) unless otherwise indicated.

(1) Interest. The Issuer promises to pay interest on the principal amount of this Note at the rate and in the manner specified below. Interest will accrue at 8.000% per annum and will be payable semi-annually in cash on each February 1 and August 1, commencing February 1, 2024, (the “First Interest Payment Date”) or if any such day is not a Business Day on the next succeeding Business Day (each, an “Interest Payment Date”) to Holders of record of the Notes at the close of business on the immediately preceding January 15 and July 15, whether or not a Business Day. The interest payable on the First Interest Payment Date shall equal an amount equal to the sum of (a) the amount interest calculated in accordance with the immediately preceding sentence and (b) $[ ].4 Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. To the extent lawful, the Issuer shall pay interest on overdue principal at the rate of the then applicable interest rate on the Notes; it shall pay interest on overdue installments of interest (without regard to any applicable grace periods) at the same rate to the extent lawful.

(2) Method of Payment. The Issuer shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the record date next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date. The Issuer will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Notes will be payable both as to principal and interest at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of Notes at their respective addresses set forth in the register of Holders of Notes. Unless otherwise designated by the Issuer, the Issuer’s office or agency will be the office of the Trustee maintained for such purpose.

(3) Paying Agent and Registrar. Initially, the Trustee will act as Paying Agent and Registrar. The Issuer may change any Paying Agent, Registrar or co-registrar without prior notice to any Holder of a Note. The Issuer may act in any such capacity.

(4) Indenture. The Issuer issued the Notes under an Indenture, dated as of [•] (the “Indenture”), among the Issuer, the Guarantors and UMB Bank, National Association, as trustee (in such capacity, the “Trustee”) and as notes collateral agent (in such capacity, the “Collateral Agent”). This is one of an issue of Notes of the Issuer issued, or to be issued, under the Indenture. The Issuer shall be entitled to issue additional Notes pursuant to Section 2.02 of the Indenture. All Notes issued under the Indenture shall be treated as a single class of Notes under the Indenture. The terms of the Indenture shall govern any inconsistencies between the Indenture and the Notes. The Notes are senior secured obligations of the Issuer and the Guarantors, secured by a first-priority security interest in the Collateral.

(5) Optional Redemption.

(a) Except as provided in paragraphs (b) and (c) below and clause (6) below, the Notes will not be redeemable at the Issuer’s option prior to August 1, 2024. Thereafter, the Notes will be subject to redemption at the option of the Issuer, in whole or in part, upon not less than 10 days’ or more than 60 days’ written notice, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon to the applicable redemption date (subject to the rights of Holders of record of the Notes on the relevant record date to receive payments of interest on the related interest payment date), if redeemed during the 12- month period beginning on August 1 of the years indicated below:

[4]

NTD: To be an amount equal to the amount of interest accrued, but unpaid, with respect to the existing 2028 Notes, i.e., the interest that would have accrued from the last interest payment date, or the last adequate protection payment, through the Emergence Date, had the Issuer not filed for chapter 11.

Year	Percentage
2024	103.750%
2025	101.875%
2026 and thereafter	100.000%

(b) Notwithstanding the foregoing, at any time and from time to time prior to August 1, 2024, the Issuer may redeem up to 40% of the original aggregate principal amount of the Notes outstanding at a redemption price equal to 107.500% of the principal amount thereof on the repurchase date, together with accrued and unpaid interest to such redemption date (subject to the rights of Holders of record of the Notes on the relevant record date to receive payments of interest on the related interest payment date), with an amount equal to the net cash proceeds of one or more public or private sales of Qualified Capital Stock (each, an “Equity Offering”), other than proceeds from a sale to the Issuer or any of its Subsidiaries or any employee benefit plan in which the Issuer or any of its Subsidiaries participates; provided that (i) at least 60% in aggregate principal amount of the Notes originally issued remains outstanding immediately after the occurrence of such redemption (including additional Notes but excluding Notes held by the Issuer or any of its Restricted Subsidiaries) unless all such Notes are redeemed substantially concurrently and (ii) such redemption occurs no later than the 120th day following such sale of Qualified Capital Stock.

(c) In addition, at any time and from time to time prior to August 1, 2024, the Issuer may redeem all or any portion of the Notes outstanding at a redemption price equal to (i) 100% of the aggregate principal amount of the Notes to be redeemed, together with accrued and unpaid interest to such redemption date (subject to the rights of Holders of record of the Notes on the relevant record date to receive payments of interest on the related interest payment date), plus (ii) the Make Whole Amount.

“Make Whole Amount” means, with respect to any Note at any redemption date, as determined by the Issuer, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess, if any, of (A) an amount equal to the present value of (1) the redemption price of such Note at August 1, 2024 plus (2) the remaining scheduled interest payments on the Notes to be redeemed (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date) to August 1, 2024 (other than interest accrued to the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of the Notes to be redeemed. The Trustee shall have no obligation to calculate or verify the calculation of the Make Whole Amount.

“Treasury Rate” means, at the time of computation, the weekly average for each business day during the most recent week that has ended at least two business days prior to the redemption date of the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (or, if such statistical release is not so published or available or the relevant information no longer available thereon, any publicly available source of similar market data selected by the Issuer in good faith) most nearly equal to the period from the redemption date to August 1, 2024; provided, however, that if the period from the redemption date to August 1, 2024 is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to August 1, 2024 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

(d) In connection with any redemption of Notes described in clauses (a), (b) and (c) above, such redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, including any related Equity Offering, issuance of Indebtedness or other transaction. If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, such redemption may not occur and such notice may be rescinded, or the redemption date may be delayed or extended, in the event that any or all such conditions shall not have been satisfied by the redemption date.

(e) Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer, if holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer or Change of Control Offer and the Issuer, or any third party making such tender offer or Change of Control Offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such holders, the Issuer or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other holder (excluding any early tender or incentive fee) in such tender offer or Change of Control Offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the date of such redemption.

(f) Tax Redemption. If (a) the Issuer or any Guarantor becomes or will become obligated to pay Additional Amounts with respect to any Notes or any Guarantee (as described in Section 4.19 of the Indenture) as a result of (1) any change in, or amendment to, the laws, treaties (including protocols), regulations or rulings of a Relevant Tax Jurisdiction, which change or amendment is first publicly announced and becomes effective after the Issue Date (or, if the Relevant Tax Jurisdiction did not become a Relevant Tax Jurisdiction until a later date, after such later date) or (2) any change in the official interpretation or application of the laws, treaties (including protocols), regulations or rulings of a Relevant Tax Jurisdiction (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice), which change is first publicly announced and becomes effective after the Issue Date (or, if the Relevant Tax Jurisdiction did not become a Relevant Tax Jurisdiction until a later date, after such later date), and (b) such obligation cannot be avoided by the Issuer’s taking reasonable measures available to the Issuer or any Guarantor (provided that changing the jurisdiction of the Issuer or any Guarantor is not a reasonable measure for this purpose), the Issuer may at its option, having given not less than 30 days’ notice to the holders of such Notes (which notice shall be irrevocable), redeem all, but not a portion of, the Notes at any time a price equal to their principal amount plus interest accrued to, but excluding, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), provided that no such notice of redemption shall be given earlier than 60 days prior to the earliest date on which the Issuer or any Guarantor would be obliged to pay such Additional Amounts were a payment in respect of the Notes then due); and provided further that in the case of a Guarantor, no redemption shall be permitted under this section if the Issuer or any other Guarantor can make payments on the Notes without the obligation to pay Additional Amounts. Prior to the publication or, where relevant, mailing of any notice of redemption pursuant to this paragraph, the Issuer shall deliver to the Trustee (i) an officers’ certificate of the Issuer certifying that the requirements described in clauses (a) and (b) above are satisfied, and (ii) an opinion of an independent counsel of recognized standing to the effect that the Issuer or any Guarantor has or will become obliged to pay such Additional Amounts as a result of a change or amendment described in clause (a) above. The Trustee shall accept, and will be entitled to conclusively rely on, such officer’s certificate and opinion of counsel as sufficient evidence of the existence and satisfaction of the conditions described in clauses (a) and (b) above, and upon such acceptance by the Trustee the Issuer will be entitled to give notice of redemption hereunder and such notice of redemption will be conclusive and binding on the holders of the Notes.

(6) Repurchase at Option of Holder. Upon the occurrence of a Change of Control, the Issuer shall make an offer to each Holder of Notes to repurchase on the Change of Control Payment Date all or any part of such Holder’s Notes (equal to $1,000 or an integral multiple thereof) at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon to the date of repurchase (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Holders of Notes that are subject to an offer to purchase will receive a Change of Control Offer from the Issuer prior to any related Change of Control Payment Date and may elect to have such Notes purchased by completing the form entitled “Option of Holder To Elect Purchase” appearing below.

When the cumulative amount of Excess Proceeds that have not been applied in accordance with Section 4.10 of the Indenture exceeds $30.0 million, the Issuer shall make an offer to all Holders of the Notes (an “Excess Proceeds Offer”) to purchase the maximum principal amount of Notes that may be purchased out of such Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the date fixed for the closing of such offer in accordance with the procedures set forth in the Indenture. To the extent the Issuer or a Restricted Subsidiary is required under the terms of other First Lien Obligations of the Issuer or such Restricted Subsidiary (other than Subordinated Indebtedness), the Issuer shall also make a pro rata offer to the holders of such First Lien Obligations (including the Notes) with such proceeds. If the aggregate principal amount of Notes and other First Lien Obligations surrendered by holders thereof exceeds the amount of such Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis by lot, and, in the case of global notes, in accordance with the procedures of the Depositary. To the extent that the principal amount of Notes tendered pursuant to an Excess Proceeds Offer is less than the amount of such Excess Proceeds, the Issuer may use any remaining Excess Proceeds in any manner not prohibited by the Indenture. Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds shall be reset at zero. Holders of Notes that are subject to an offer to purchase will receive an Excess Proceeds Offer from the Issuer prior to any related Purchase Date and may elect to have such Notes purchased by completing the form entitled “Option of Holder To Elect Purchase” appearing below.

(7) Notice of Redemption. Notice of redemption shall be transmitted at least 10 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address (with a copy to the Trustee). Notes may be redeemed in part but only in amounts of $2,000 or whole multiples of $1,000 that are equal to or in excess of $2,000, unless all of the Notes held by a Holder of Notes are to be redeemed. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption unless the Issuer fails to redeem such Notes or such portions thereof.

(8) Suspension of Covenants. During any period of time after the Issue Date that (i) the Notes are rated Investment Grade by both Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under the Indenture, the Issuer and its Restricted Subsidiaries will not be subject to Sections 4.07 (Limitation on Restricted Payments), 4.09 (Limitation on Incurrence of Indebtedness), 4.10 (Limitation on Asset Sales), clause (d) of the first paragraph of Section 5.01 (Merger, Consolidation or Sale of Assets), 4.11 (Limitation on Transactions with Affiliates), 4.08 (Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries) and 4.13 (Additional Subsidiary Guarantors).

(9) Denominations, Transfer, Exchange. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder of a Note, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Neither the Issuer nor the Registrar is required to exchange or register the transfer of any Note or portion of a Note selected for redemption. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

(10) Persons Deemed Owners. Prior to due presentment to the Trustee for registration of the transfer of this Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name this Note is registered as its absolute owner for the purpose of receiving payment of principal of, premium, if any, and interest on this Note and for all other purposes whatsoever, whether or not this Note is overdue, and neither the Trustee, any Agent nor the Issuer shall be affected by notice to the contrary. The registered Holder of a Note shall be treated as its owner for all purposes.

(11) Amendments, Supplement and Waivers. Subject to certain exceptions, the Indenture, the Notes, the Collateral Documents, the First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement and the Guarantees or any amended or supplemental indenture may be amended or supplemented with the written consent of the Holders of at least a majority of the aggregate principal amount of Notes then outstanding (including consents obtained in connection with an exchange offer or tender offer for the Notes), and any existing Default and its consequences or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority of the aggregate principal amount of Notes then outstanding (including consents obtained in connection with an exchange offer or tender offer for the Notes). Notwithstanding the foregoing, without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder of Notes) (a) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver; (b) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than as provided in clause (h) below); (c) reduce the rate of or change the time for payment of interest on any Note; (d) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration); (e) make any Note payable in money other than that stated in the Notes; (f) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or interest on the Notes; (g) waive a redemption payment or mandatory redemption with respect to any Note (other than as provided in clause (h) below); (h) amend, change or modify in any material respect the obligation of the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control after such Change of Control has occurred; (i) release all or substantially all of the Guarantees of the Guarantors other than in accordance with Article 10 of the Indenture; (j) make any change in the foregoing amendment and waiver provisions; (k) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Guarantees; (l) subordinate the payment of the Notes or Guarantees to any other obligation of the Issuers or the Guarantors or (m) [reserved]. Notwithstanding the foregoing, without the consent of any Holder of a Note, the Indenture, the Notes, the Guarantees, the Collateral Documents or any amended or supplemental indenture may be amended or supplemented: to cure any ambiguity, defect or inconsistency (as determined by the Issuer in good faith); to provide for uncertificated Notes or Guarantees in addition to or in place of certificated Notes or Guarantees; to provide for the assumption of the obligations of the Issuer or any Guarantor to the Holders of the Notes in the case of a merger, amalgamation, arrangement or consolidation pursuant to Article 5 or Article 10 of the Indenture; to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the rights under the Indenture of any Holder of the Notes in any material respect; to provide for the issuance of additional Notes in accordance with the provisions set forth in the Indenture; to evidence and provide for the acceptance of an appointment of a successor Trustee; to comply with the rules of any applicable securities depository; to add Guarantees with respect to the Notes; to release Collateral from the Liens securing the Notes and the Guarantees when permitted or required by the Collateral Documents, the Indenture, the First Lien Intercreditor Agreement or any Junior Lien Intercreditor Agreement; to enter into any intercreditor agreement having substantially similar terms with respect to the holders of the Notes as those set forth in the First Lien Intercreditor Agreement, or any joinder thereto, or to enter into any Junior Lien Intercreditor Agreement in connection with the incurrence of any Future First Lien Obligations or Junior Lien Obligations not otherwise prohibited by the Indenture; or with respect to the Collateral Documents and the First Lien Intercreditor Agreement, as provided in the relevant Collateral Document or First Lien Intercreditor Agreement.

Notwithstanding the foregoing, without the consent of holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding, no amendment or waiver may (i) release all or substantially all of the Collateral from the Liens securing the Notes Obligations created by the Collateral Documents, (ii) change or alter the priority of the Liens securing the Notes Obligations created by the Collateral Documents in any manner adverse to the holders of the Notes, or (iii) make any change in the First Lien Intercreditor Agreement, Junior Lien Intercreditor Agreement or in the provisions of the Indenture or any Collateral Document dealing with the application of proceeds of the Collateral that would materially adversely affect the Holders or alter the priority of the security interests in the Collateral.

(12) Defaults and Remedies. Each of the following constitutes an Event of Default:

(a) default for 30 days in the payment when due of interest or additional interest, if any, on the Notes;

(b) default in payment when due of principal of or premium, if any, on the Notes at maturity, upon repurchase, redemption or otherwise;

(c) failure to comply for 30 days after notice with any obligations under the provisions described under Sections 3.10 (other than a failure to purchase Notes duly tendered to the Issuer for repurchase pursuant to a Change of Control Offer or an Excess Proceeds Offer), 4.10, 4.15 and 5.01 of the Indenture;

(d) subject to Section 6.04 of the Indenture, default under any other provision of the Indenture or the Notes, which default remains uncured for 60 days after notice from the Trustee or the Holders of at least 25% of the aggregate principal amount then outstanding of the Notes;

(e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed (or commitments in respect of Indebtedness for borrowed money in each case, which, for the avoidance of doubt, does not include Purchase Money Indebtedness, and any related Liens thereto) by the Issuer and any of the Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer and any of the Restricted

Subsidiaries), which default is caused by a failure to pay the principal of such Indebtedness at the final stated maturity thereof within the grace period provided in such Indebtedness (a “Payment Default”), and the principal amount of any such Indebtedness (including the principal amount of commitments in respect of such Indebtedness), together with the principal amount of any other such Indebtedness (including the principal amount of commitments in respect of such Indebtedness) under which there has been a Payment Default, aggregates $40.0 million or more;

(f) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed (or commitments in respect of Indebtedness for borrowed money in each case, which, for the avoidance of doubt, does not include Purchase Money Indebtedness, and any related Liens thereto) by the Issuer and any of the Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries), which default results in the acceleration of such Indebtedness (or termination of related commitments) prior to its express maturity not rescinded or cured within 30 days after such acceleration (or termination of related commitments), and the principal amount of any such Indebtedness (including the principal amount of commitments in respect of such Indebtedness), together with the principal amount of any other such Indebtedness (including the principal amount of commitments in respect of such Indebtedness) under which there has been a Payment Default or the maturity of which has been so accelerated (or commitments terminated) and remains undischarged after such 30 day period, aggregates $40.0 million or more;

(g) failure by the Issuer and any of the Restricted Subsidiaries to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating $40.0 million or more, which judgments are not stayed within 60 days after their entry;

(h) any Guarantee of a Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, as of the last Measurement Period, would constitute a Significant Subsidiary) shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Guarantor that qualifies as a Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, as of the last Measurement Period, would constitute a Significant Subsidiary), or any person acting on behalf of any Guarantor that qualifies as a Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, as of the last Measurement Period, would constitute a Significant Subsidiary), shall deny or disaffirm its obligations under its Guarantee;

(i) the Issuer or any Significant Subsidiary of the Issuer (or a group of Restricted Subsidiaries that, taken together, as of the last Measurement Period, would constitute a Significant Subsidiary) pursuant to or within the meaning of Bankruptcy Law (i) commences a voluntary case or proceeding under Bankruptcy Law; (ii) consents to the entry of an order for relief against it in an involuntary case or proceeding under Bankruptcy Law; (iii) consents to the appointment of a custodian, trustee, receiver, receiver and manager, monitor or interim receiver of it or for all or substantially all of its property; or (iv) makes a general assignment for the benefit of its creditors;

(j) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against the Issuer or any Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, as of the last Measurement Period, would constitute a Significant Subsidiary) of the Issuer in an involuntary case or proceeding; (ii) appoints a custodian, trustee, receiver, receiver and manager, monitor or interim receiver of the Issuer or any Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, as of the last Measurement Period, would constitute a Significant Subsidiary) of the Issuer or for all or substantially all of the property of the Issuer or any Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, as of the last Measurement Period, would constitute a Significant Subsidiary) of the Issuer; or (iii) orders the liquidation of the Issuer or any Significant Subsidiary of the Issuer, and the order or decree remains unstayed and in effect for 60 consecutive days;

(k) any Collateral Document after delivery thereof shall for any reason cease (or shall be asserted in writing by the Issuer or any Guarantor to cease) to create a valid and perfected first-priority Lien to the extent required by the Collateral Documents (subject to no other Liens other than Permitted Liens) on Collateral that is (i) purported to be covered thereby and (ii) comprises Property which, when taken together with all Property as to which such a Lien has so ceased to be effective, has a fair market value in excess of $40.0 million (other than (x) in accordance with the terms of the Indenture or the terms of the First Lien Intercreditor Agreement or the Collateral Documents or (y) except to the extent that any such cessation of the Liens results from the failure of the administrative agent under the Credit Facilities or the Applicable Authorized Representative, as the case may be, in each case, as bailee for the Collateral Agent pursuant to the terms of the First Lien Intercreditor Agreement, to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents); and

(l) [reserved].

If any Event of Default occurs and is continuing, the Trustee, by notice to the Issuer, or the Holders of at least 25% of the aggregate principal amount then outstanding of the Notes, by written notice to the Issuer and the Trustee, may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default specified in paragraph (i) or (j) of Section 6.01 of the Indenture, all outstanding Notes shall become and shall be immediately due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in such Holders’ interest.

However, a Default under Section 6.01(c), Section 6.01(d) or Section 6.01(g) of the Indenture will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding Notes notify the Issuer of the Default and, with respect to Section 6.01(c) or Section 6.01(g) of the Indenture, the Issuer does not cure such Default within the time specified in Section 6.01(c) or Section 6.01(g) of the Indenture after the occurrence of such Default; provided that a notice of Default may not be given with respect to any action taken, and reported publicly or to holders, more than two years prior to such notice of Default.

Any failure to perform under, or breach of, Section 4.03 of the Indenture shall not be a Default or an Event of Default until the 121st day after the Issuer has received the notice referred to in clause (d) of Section 6.01 of the Indenture (at which point, unless cured or waived, such failure to perform or breach shall constitute an Event of Default). Any failure to perform, or breach of any covenant or agreement pursuant to Section 4.03 of the Indenture, shall automatically cease to be outstanding and shall be deemed to be cured at such time as the Issuer furnishes or files the applicable information or report.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived. The Holders of a majority in aggregate principal amount of the then outstanding Notes, by written notice to the Trustee, may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest or premium on, or principal of, the Notes.

The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture.

(13) Trustee Dealings with Issuer. The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledges of the Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights if would have had if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee (if any of the Notes are registered pursuant to the Securities Act), or resign.

(14) No Personal Liability of Directors, Owners, Employees, Incorporators and Stockholders. No director, owner, officer, employee, incorporator or stockholder of the Issuer, the Guarantors or any of their Affiliates, as such, shall have any liability for any obligations of the Issuer, the Guarantors or any of their Affiliates under this Note, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(15) Guarantees. Payment of principal and interest (including interest on overdue principal and overdue interest, if lawful) is unconditionally guaranteed, jointly and severally, by each of the Guarantors.

(16) Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(17) Abbreviations. Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(18) CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders of Notes. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed herein.

The Issuer will furnish to any Holder of a Note upon written request and without charge a copy of the Indenture. Requests may be made to:

[Akumin Inc.

8300 W Sunrise Blvd

Plantation, FL 33322

Facsimile No.: (954) 678-4489

Attention: General Counsel]

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s Soc. Sec. or tax I.D. no.)

(Print or type assignee’s name, address and Zip code)

and irrevocably appoint as agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him or her.

Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have all or any part of this Note purchased by the Issuer pursuant to Section 4.10 (Excess Proceeds Offer) or Section 4.15 (Change of Control) of the Indenture, check the appropriate box:

☐ Section 4.10	☐ Section 4.15

If you want to have only part of the Note purchased by the Issuer pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$

Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee.

[ATTACHMENT FOR GLOBAL NOTES]

SCHEDULE OF EXCHANGES OF INTERESTS IN GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase Principal Amount of this Global Note	Principal Amount of this Global Note following such Decrease (or Increase)	Signature of Authorized Officer of Trustee or Note Custodian

[FORM OF CERTIFICATE OF TRANSFER]

Akumin Inc.

8300 W Sunrise Blvd

Plantation, FL 33322

Facsimile No.: (954) 678-4489

Attention: General Counsel

UMB Bank, National Association

100 William Street, Suite 1850

New York, NY 10038

Attn: Corporate Trust

Re: 8.000% Senior Secured Note due 2028

Reference is hereby made to the Indenture, dated as of [•] (the “Indenture”), among [Akumin Inc.], as Issuer (the “Issuer”), the Guarantors named therein and UMB Bank, National Association, as trustee and notes collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

    (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $    in such Note[s] or interests (the “Transfer”), to     (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.	☐	Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Definitive Note Pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

2.	☐	Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

3.	☐	Check and complete if Transferee will take delivery of a beneficial interest in a Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)	☐	such Transfer is being effected to the Issuer or a subsidiary thereof.

(c)	☐	such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation or general advertising within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit E to the Indenture and (2) an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

4.	☐	Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a) ☐ Check if Transfer is Pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

	(a)	☐	a beneficial interest in the:

		(i)	☐ 144A Global Note (CUSIP [_______]), or

		(ii)	☐ Regulation S Global Note (CUSIP [_______]), or

	(b)	☐	a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

	(c)	☐	a beneficial interest in the:

		(i)	☐ 144A Global Note (CUSIP [_______]), or

		(ii)	☐ Regulation S Global Note (CUSIP [_______]), or

		(iii)	☐ Unrestricted Global Note CUSIP [_______], or

	(d)	☐	a Restricted Definitive Note; or

	(e)	☐	an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT D

[FORM OF CERTIFICATE OF EXCHANGE]

[Akumin Inc.]

8300 W Sunrise Blvd

Plantation, FL 33322

Facsimile No.: (954) 678-4489

Attention: General Counsel

UMB Bank, National Association

100 William Street, Suite 1850

New York, NY 10038

Attn: Corporate Trust

Re: 8.000% Senior Secured Note due 2028

(CUSIP [   ])

Reference is hereby made to the Indenture, dated as of August 9, 2021 (the “Indenture”), among [Akumin Inc.], as Issuer (the “Issuer”), the Guarantors named therein and UMB Bank, National Association, as trustee and notes collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

   (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $    in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note.

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

D-1

(d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes.

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] _ 144A Global Note, _ Regulation S Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

D-2

EXHIBIT E

[FORM OF CERTIFICATE FROM

ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR]

[Akumin Inc].

8300 W Sunrise Blvd

Plantation, FL 33322

Facsimile No.: (954) 678-4489

Attention: General Counsel

UMB Bank, National Association

100 William Street, Suite 1850

New York, NY 10038

Attn: Corporate Trust

Re: 7.500% Senior Secured Note due 2028

Reference is hereby made to the Indenture, dated as of August 9, 2021 (the “Indenture”), among [Akumin Inc.], as Issuer (the “Issuer”) and UMB Bank, National Association, as trustee and notes collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $   aggregate principal amount of:

(a) ☐ a beneficial interest in a Global Note, or

(b) ☐ a Definitive Note,

we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the United States Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, prior to the expiration of the holding period applicable to sales of the Notes under Rule 144 of the Securities Act, we will do so only (A) to the Issuer or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as hereinafter defined) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker- dealer) to you and to the Issuer a signed letter substantially in the form of this letter and an Opinion of Counsel in form reasonably acceptable to the Issuer to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 903 or Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act, (F) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel acceptable to the Issuer) or (G) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing the definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (F) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

D-1

3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Issuer such certifications, legal opinions and other information as you and the Issuer may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

D-2

Exhibit 10.1J

Final Form

CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•], 2023 (this “Agreement”), is entered into by and among Akumin Inc., a Delaware corporation (the “Company”), Stonepeak Magnet Holdings LP, a Delaware limited partnership (“Stonepeak”) and Continental Stock Transfer & Trust, a federally chartered trust company, as agent with respect to the Contingent Value Rights (the “CVR Agent”).

WITNESSETH:

WHEREAS, on [October [•], 2023], the Company entered into a Restructuring Support Agreement (the “RSA”) with, among others, Stonepeak, the Consenting 2025 Noteholders and Consenting 2028 Noteholders identified therein;

WHEREAS, on [October [•], 2023] (the “Petition Date”), the Company and certain of its Affiliates commenced voluntary cases under Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, and concurrently filed a joint prepackaged plan of reorganization (the “Prepackaged Plan”);

WHEREAS, pursuant to the Prepackaged Plan, the Company shall grant contingent value rights to the CVR Agent on behalf of holders of the Shares (as defined below) immediately prior to the Effective Date (as defined below) that submit a valid CVR Recipient Certification that meets the CVR Recipient Conditions prior to the CVR Submission Deadline (each as defined in the Prepackaged Plan);

WHEREAS, this Agreement constitutes the CVR Agreement referred to in the RSA and the Prepackaged Plan;

WHEREAS, each contingent value right is a contract right, providing the Holder (as defined below) the right to receive contingent cash payments if and to the extent payable pursuant to the terms of this Agreement at a later date, subject to the terms and conditions set forth herein;

WHEREAS, the Company desires to appoint the CVR Agent as its agent with respect to the Contingent Value Rights pursuant to the terms of this Agreement, and the CVR Agent desires to accept such appointment; and

WHEREAS, the CVR Agent has agreed to provide specified services covered by this Agreement.

NOW, THEREFORE, for and in consideration of the agreements contained herein and the consummation of the Prepackaged Plan, it is mutually covenanted and agreed, for the benefit of all Holders, as follows:

ARTICLE 1

DEFINITIONS

Section 1.1. Definitions.

(a) For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(ii) unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders;

(iii) references to any Person shall include such Person’s successors and permitted assigns;

(iv) references to laws, contracts, agreements or instruments are references to such laws, contracts, agreements and instruments as they may be amended or supplemented from time to time, and references to laws include references to any succeeding law and to the implementing rules or regulations promulgated pursuant to such laws or to such succeeding law;

(v) any reference to a number of days shall be deemed to refer to calendar days unless Business Days are specified;

(vi) whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day;

(vii) when computing any time period in this Agreement, the day marking the commencement of the time period shall be excluded but the day of the deadline or expiry of the time period shall be included;

(viii) the word “or” is disjunctive but not necessarily exclusive, and has the meaning represented by the phrase “and/or”;

(ix) all references to $ or dollars are to U.S. Dollars; and

(x) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by “without limitation”.

(b) The following terms shall have the meanings ascribed to them as follows:

“Accredited Investor” has the meaning set forth in Rule 501(a) of the Securities Act.

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“Affiliate” means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. As used in this definition, the term “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Assignee” has the meaning set forth in Section 4.2.

“Authorized Officer” means each of the chief executive officer, president, chief financial officer, or vice president, the controller, the treasurer and the secretary of the Company.

“Board of Directors” means the board of directors of the Company, or similar governing body of any successor-in-interest.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the State of New York or in the State of Florida.

“Calculation Certificate” has the meaning set forth in Section 2.5(a).

“Capital Stock” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock (or other ownership, equity or profit interests or units in, including any limited or general partnership interest and any limited liability company interest) of such Person.

“Change of Control” means the occurrence of a merger, acquisition, consolidation, sale, transfer or other transaction whereupon Stonepeak and its Affiliates, collectively, fail to own more than 50% of the Capital Stock of the Company.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Confidential Information” has the meaning set forth in Section 2.3(c).

“Confirmation Order” has the meaning set forth in the Prepackaged Plan.

“Contingent Value Rights” means the rights of Holders to receive contingent cash payments pursuant to this Agreement.

“CVR Agent” means the CVR Agent named in the Preamble, until a successor CVR Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “CVR Agent” shall mean such successor CVR Agent.

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“CVR Agent Fees” has the meaning set forth in Section 3.2(f).

“CVR Distribution Expenses” means the reasonable, documented, out-of-pocket costs and expenses of Stonepeak, the Company and any of their respective Subsidiaries solely in connection with the performance of its or their respective obligations under this Agreement or otherwise in connection with any such distribution to be made to the Holders in respect of a CVR Payout Transaction, including, if applicable to the particular CVR Payout Transaction: (a) the costs and expenses (whether or not reasonable) billed by the Independent Accountant and allocated to the Company pursuant to Section 2.6(a) and (b) the CVR Agent Fees billed by and any reimbursed expenses of the CVR Agent in connection with such CVR Payout Transaction.

“CVR Payment Date” has the meaning set forth in Section 2.5(c).

“CVR Payout Transaction” means (i) the consummation of a CVR Trigger Transaction and (ii) following a CVR Trigger Transaction, any subsequent CVR Trigger Transaction or any sale or other disposition of Capital Stock of the Company for value by Stonepeak.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Trigger Transaction” means the consummation of (i) an initial Public Offering; (ii) a sale of all or substantially all of the assets of the Company; (iii) a Change of Control transaction; or (iv) a liquidation, dissolution, or winding up of the Company, whether voluntary, or involuntary, in each case, that results in any payment to Stonepeak on account of its ownership of Shares.

“Effective Date” means the effective date of the Prepackaged Plan.

“Exchange Act” means the Securities Exchange Act of 1934.

“Final Determination” means with respect to (a) U.S. federal income Taxes, a “determination” as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870-AD and (b) Taxes other than U.S. federal income Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations).

“Governmental Entity” means United States or non-United States national, federal, state or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body.

“Holder” means a Person in whose name a Contingent Value Right is registered in the CVR Register.

“Indemnitees” has the meaning set forth in Section 3.2(e).

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“Independent Accountant” means an accounting firm selected by Stonepeak that (i) is a “big four” accounting firm that has attested its independence to Stonepeak and neither Stonepeak or the Company is an existing client or former client of such accounting firm within the previous 12 months from the date of appointment of the accounting firm and (ii) that has the necessary accounting experience to perform its duties and make such determination or approval required by the Independent Accountant as contemplated in this Agreement.

“Independent Director” means any member of the Board of Directors who is not (i) an employee of the Company or its Subsidiaries, (ii) a director, partner, manager, consultant or employee of Stonepeak or its Affiliates (other than the Company or any of its Subsidiaries), or (iii) any other person that has a business relationship with Stonepeak or its Affiliates (other than the Company or any of its Subsidiaries).

“Initial Contingent Value Rights” has the meaning set forth in Section 2.1(c).

“Liabilities” shall mean any and all debts, liabilities and obligations of whatever kind or nature, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, asserted or unasserted, billed or unbilled or determined or determinable.

“Losses” has the meaning set forth in Section 3.2(e).

“Majority of Holders” means, at any time, the Holder(s) of more than 50% of the total number of Contingent Value Rights registered at such time, as set forth in the CVR Register.

“Make Available” means, with respect to the Calculation Certificate required to be delivered pursuant to Section 2.5(b), (i) the Company has mailed or caused the CVR Agent to mail a notice thereof by first-class mail to the Holders at their addresses as they shall appear in the CVR Register and (ii) posted on the Company’s public website, and for any other document, notice or information required to be provided to Holders under this Agreement, the Company has (x) mailed or caused the CVR Agent to mail a notice thereof by first-class mail to the Holders at their addresses as they shall appear in the CVR Register, or (y) posted on the Company’s public website.

“Non-Party Affiliate” has the meaning set forth in Section 7.9.

“Notice of Objection” has the meaning set forth in Section 2.5(b).

“Officer’s Certificate” means a certificate signed by an Authorized Officer, in his or her capacity as such an officer, and delivered to the CVR Agent.

“Pay-Out Threshold” means, at the time of any CVR Payout Transaction, an aggregate amount equal to: (i) the aggregate amount outstanding under the Stonepeak Note (and any accrued interest, fees or other similar amounts) as of immediately prior to the Effective Date, minus (ii) any dividends or other amounts distributed to Stonepeak on account of its ownership of Shares and any amounts received by Stonepeak in connection with the disposition of its Shares, plus (iii) any additional cash, securities, or other property or consideration directly or indirectly contributed to or paid on behalf of the Company by Stonepeak or its Affiliates (and any accrued interest) prior to the consummation of the applicable CVR Payout Transaction, including $[130,000,000] contributed by Stonepeak on the Effective Date and any unpaid fees and expenses incurred by Stonepeak or its Affiliates in connection with the Stonepeak Note or the applicable CVR Payout

5

Transaction (excluding, for the avoidance of doubt, any fees or expenses related to the approval and consummation of the Prepackaged Plan paid by the Company to Sidley Austin LLP or Moelis & Company LLC); provided, that, in each case, the Pay-Out Threshold shall never be less than zero and, for greater certainty, shall not be affected by amounts contributed to or paid on behalf of the Company by any equityholder other than Stonepeak or its Affiliates or distributed or paid to any equityholder other than Stonepeak or its Affiliates by the Company.

“Permitted Transfer” means: (i) the transfer (upon the death of the Holder) by will or intestacy; (ii) a transfer by instrument to an inter vivos or testamentary trust in which the Contingent Value Rights are to be passed to beneficiaries upon the death of the trustee; (iii) transfers to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, (iv) transfers to any beneficiaries of the Holder, including immediate family members or to any custodian or trustee of any trust, partnership, or limited liability company for the direct or indirect benefit of the Holder or the immediate family of the Holder, (v) transfers to any family member of the Holder, or any entity all of the interests of which are held directly or indirectly for the benefit of any one or more family members of the Holder, in connection with the Holder’s estate or tax planning, retirement, or similar arrangements, (vi) transfers by a Holder to another Holder, (vii) transfers made pursuant to a court order of a court of competent jurisdiction in connection with divorce, bankruptcy or liquidation; or (viii) a transfer made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity, in each such case made in compliance with applicable securities laws.

“Permitted Transferee” means a Person who receives a Contingent Value Right pursuant to a Permitted Transfer and otherwise in accordance with this Agreement.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Petition Date” has the meaning set forth in the Recitals.

“Plan Documents” means the RSA, the Prepackaged Plan, this Agreement, and the organizational documents of the Company adopted as of the Effective Date.

“Prepackaged Plan” has the meaning set forth in the Recitals.

“Pro Rata Payment Amount” means an amount, with respect to a Holder, equal to (i) a fraction, the numerator of which equals the total number of Contingent Value Rights held by such Holder on such date, and the denominator of which equals the total aggregate Contingent Value Rights issued and outstanding on such date, multiplied by (ii) the Proceeds payable to the Holders pursuant to Section 2.4.

“Proceeds” means the cash and other consideration actually received by or for the benefit of Stonepeak (whether directly or indirectly by distribution from the Company, depending on the form of CVR Payout Transaction), in each case, in connection with a CVR Payout Transaction; provided, however, that, (a) in no event shall Proceeds include (i) any reasonable consideration paid to Stonepeak or any of its Affiliates for post-closing transition services, (ii) any portion of the

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consideration in a CVR Payout Transaction that is used to pay equity holders of the Company other than Stonepeak, indebtedness (including principal, interest, break fees, management fees and any other fees and expenses), fees and expenses, change of control payments (including transfer and consent fees and severance or other termination payments), bonuses, brokers’ commissions or similar fees, or other Liabilities of any Person, (iii) any debt (including capital leases), operating leases, accounts payable or other Liabilities of the Company assumed, acquired, refinanced or replaced by a counterparty in a CVR Payout Transaction or other applicable transaction or (iv) any CVR Distribution Expenses.

“Public Offering” shall mean any Underwritten Offering by the Company or successor entity of Capital Stock (or the Capital Stock of any of Subsidiary of the Company) pursuant to an effective registration statement filed with the SEC under the Securities Act (or the closing of another transaction that results in any such Capital Stock being publicly traded and widely held by the public); provided, however, that a Public Offering shall not include an offering made pursuant to an employee benefit plan.

“Related Party” has the meaning ascribed to the term “related person” in Item 404(a) of Regulation S-K under the Exchange Act.

“Related Party Transaction” means any transaction in which the Company or any of its Subsidiaries, on one hand, and Stonepeak, an Affiliate of Stonepeak (other than the Company or any of its Subsidiaries) or an employee, director, officer or shareholder of Stonepeak or of an Affiliate of Stonepeak (other than the Company or any of its Subsidiaries), on the other hand, is a party.

“Review Period” has the meaning set forth in Section 2.5(b).

“RSA” has the meaning set forth in the Recitals.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Entity).

“Securities Act” means the Securities Act of 1933.

“Shares” means the shares of common stock, no par value, of the Company or any successor equity interests of the Company or its successor in interest.

“Stonepeak” has the meaning set forth in the Preamble.

“Stonepeak Note” means that certain 11% Unsecured PIK Toggle Series A Note issued by Akumin Corp. to Stonepeak on September 1, 2021.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which the securities or other ownership interests having more than 50% of the ordinary voting power in electing the board of directors or other governing body are, at the time of such determination, owned by such Person or another Subsidiary of such Person.

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“Tax” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, in each case, imposed by a Governmental Entity.

“Transfer” means any sale, assignment, transfer, disposition, mortgage, pledge, participation, donation, gift, bequest, grant, hypothecation, encumbrance or any other similar transaction in any manner, direct or indirect, in whole or in part.

“Underwritten Offering” shall mean a sale of Capital Stock to an underwriter or underwriters for reoffering to the public.

ARTICLE 2

CONTINGENT VALUE RIGHTS

Section 2.1. Issuance of Contingent Value Rights; Appointment of CVR Agent.

(a) The Contingent Value Rights represent the contractual rights of Holders to receive contingent payments if and to the extent payable pursuant to the terms of this Agreement. Each Holder shall be issued Contingent Value Rights pursuant to the Prepackaged Plan and, in connection with the issuance of Contingent Value Rights pursuant to the Prepackaged Plan, each Holder is automatically deemed to have accepted the terms of this Agreement and is automatically deemed to be a party hereto as if, and with the same effect as if, such Holder had delivered a duly executed counterpart signature page to this Agreement without any further action by any party.

(b) The Company hereby appoints the CVR Agent to act as agent for the Company with respect to the Contingent Value Rights in accordance with the express terms and on the conditions set forth in this Agreement, and the CVR Agent hereby accepts such appointment.

(c) The maximum aggregate number of Contingent Value Rights that may be outstanding under this CVR Agreement is limited to [•] (the “Initial Contingent Value Rights”), which is the number of Contingent Value Rights that were issued pursuant to the Prepackaged Plan and in accordance with Section 2.1(a) above and which Contingent Value Rights were outstanding as of the Effective Date. The number of outstanding Contingent Value Rights at any given time may be less than the number of Initial Contingent Value Rights, if reduced in accordance with Section 2.8 upon the abandonment of a Contingent Value Right or in accordance with Section 2.9 upon the repurchase of Contingent Value Rights by the Company. From and after the Effective Date, the Company shall not be permitted to issue any additional Contingent Value Rights under this CVR Agreement.

Section 2.2. Non-transferability. The Contingent Value Rights are non-transferable and shall not be Transferred, other than a Permitted Transfer to a Permitted Transferee in compliance with applicable securities laws and the procedural requirements of this Agreement, including Section 2.3. No Holder may Transfer any economic interest in a Contingent Value Right to any

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other Person. Any final determination regarding whether a proposed transferee is a Permitted Transferee shall be made by the Company, in its discretion, pursuant to Section 2.3(c) below. Any purported Transfer of a Contingent Value Right to anyone other than a Permitted Transferee shall be null and void ab initio.

Section 2.3. No Certificate; Registration; Confidentiality; Registration of Transfer; Change of Address.

(a) The Contingent Value Rights shall be issued in book-entry form only and shall not be evidenced by a certificate or other instrument.

(b) The CVR Agent shall keep a register (the “CVR Register”) for the registration of Contingent Value Rights in a book-entry position for each Holder. The CVR Register shall set forth the name and address of each Holder and the number of Contingent Value Rights held by such Holder. The CVR Register will be updated as necessary by the CVR Agent to reflect the addition or removal of Holders (including pursuant to any Permitted Transfers, abandonment pursuant to Section 2.8 or repurchase pursuant to Section 2.9), upon receipt of such information with respect to any new Holder by the CVR Agent. The parties hereto and their Affiliates or representatives may receive and inspect a copy of the CVR Register, from time to time, upon request made to the CVR Agent.

(c) Any information furnished to a Holder by the Company or the CVR Agent, including the CVR Register and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by the Holder or any of its respective representatives containing or based in whole or in part on any such furnished information (“Confidential Information”) may not be divulged or communicated to any Person, or, other than to evaluate such Holder’s interest in the Contingent Value Rights, used for any purpose, in whole or in part, without the prior written consent of the Company; provided, that, notwithstanding the foregoing, information shall not be Confidential Information and subject to the restrictions set forth herein if such information (i) was, is or becomes generally available to the public other than as a result of the Holder’s or one of its representatives’ breach of this Agreement; (ii) was, is or becomes available to a Holder or its representatives on a non-confidential basis from a source that was not known by the Holder or its representatives to be bound by a confidentiality agreement with respect to such information or otherwise prohibited from furnishing or making available the information to the Holder or such Holder’s representatives by a contractual, legal or fiduciary obligation; or (iii) was, is or becomes independently developed by the Holder or its representatives without using any Confidential Information; provided, further, that (1) Confidential Information may be disclosed if legally compelled (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), or in response to a request from a regulatory or self-regulatory or supervisory authority having or asserting jurisdiction over the applicable Holder; provided, the Holder provides reasonably prompt prior written notice of such required disclosure (to the extent permitted by law) so that the Company may seek (at its sole cost and expense and with the reasonable cooperation of the Holder) a protective order or other appropriate remedy, and the Holder shall only disclose that portion of Confidential Information that is legally required to be disclosed and shall take all reasonable steps to preserve the confidentiality of such disclosed Confidential Information, and (2) each Holder may disclose Confidential Information to its officers, employees, agents, accountants, attorneys, and advisors but such Holder shall be responsible for any breach of the confidentiality provisions set forth in this Agreement by any such officer, employee, agent, accountant, attorney, or advisor as if such Persons were subject thereto.

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(d) Subject to the restrictions on transferability set forth in Section 2.2, every request made to Transfer a Contingent Value Right to a Permitted Transferee must be made in writing to the Company and the CVR Agent and set forth in reasonable detail the circumstances related to the proposed Transfer, and such request must be accompanied by a written instrument or instruments of transfer and any other requested information or documentation in a form reasonably satisfactory to the Company and the CVR Agent, duly and validly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. Upon receipt of such a written Transfer request, the Company shall, subject to its reasonable determination that the Transfer instrument is in proper form and the Transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), instruct the CVR Agent in writing to register the Transfer of the Contingent Value Rights in the CVR Register. All duly Transferred Contingent Value Rights registered in the CVR Register shall be the valid obligations of the Company, evidencing the same rights and entitling the transferee to the same benefits and rights under this Agreement as those held immediately prior to the Transfer by the transferor. No Transfer of a Contingent Value Right shall be valid until registered in the CVR Register, and any Transfer not duly registered in the CVR Register will be void ab initio (unless the Transfer was permissible hereunder and such failure to be duly registered is attributable to the fault of the CVR Agent to be established by clear and convincing evidence). Any Transfer of the Contingent Value Rights shall be without charge to the Holder; provided, that the Company and the CVR Agent may require (i) evidence of payment of a sum sufficient to cover any stamp, documentary, registration, or other Tax or governmental charge that is imposed in connection with such Transfer or the registration of such Transfer (or evidence that such Taxes and charges are not applicable), or (ii) that the transferor establish to the reasonable satisfaction of the CVR Agent that such Taxes have been paid. The CVR Agent shall have no obligation to pay any such Taxes or charges and the CVR Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of such Taxes or charges unless and until the CVR Agent is satisfied that all such Taxes or charges have been paid. Additionally, the fees and costs related to any legal opinion requested under this Section 2.3(d) shall be the responsibility of the Holder. Any attempted Transfer of a Contingent Value Right, in whole or in part, that is not permitted by this Section 2.3(d), including any attempted Transfer that is made to any party other than a Permitted Transferee or otherwise not effected in accordance with the terms set forth herein, will be void and of no effect.

(e) A Holder may make a written request to the CVR Agent to change such Holder’s address of record in the CVR Register. The written request must be duly and validly executed by the Holder. Upon receipt of such written notice, the CVR Agent shall promptly record the change of address in the CVR Register.

Section 2.4. Determination and Payment of Proceeds.

(a) Proceeds in connection with a CVR Payout Transaction, shall be distributed to Stonepeak, on the one hand, and the CVR Agent on behalf of the Holders, on the other hand, as follows (with each Holder entitled to receive from the CVR Agent its Pro Rata Payment Amount of all amounts received by the CVR Agent on behalf of the Holders under this Section 2.4(a)):

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(i) first, Stonepeak shall be entitled to receive 100% of such Proceeds until the Proceeds received by Stonepeak equals the Pay-Out Threshold then in effect;

(ii) second, the Holders shall be entitled to receive, in the aggregate, 85% of the remaining Proceeds and Stonepeak shall be entitled to receive, in the aggregate, 15% of the remaining Proceeds, in each case, until such time as the Holders in the aggregate have received 15% of the aggregate amount distributed under Section 2.4(a)(i) and this Section 2.4(a)(ii);

(iii) third, the Holders shall be entitled to receive, in the aggregate, 15% of the remaining Proceeds and Stonepeak shall be entitled to receive, in the aggregate, 85% of the remaining Proceeds, in each case, until such time as Stonepeak has received aggregate Proceeds of all CVR Payout Transactions equal to 150% of the sum of all amounts contributed or deemed contributed by Stonepeak to the Company under clause (i) and clause (iii) of the definition of the Pay-Out Threshold then in effect; and

(iv) thereafter, the Holders shall be entitled to receive, in the aggregate, 25% of all remaining Proceeds and Stonepeak shall be entitled to receive, in the aggregate 75% of all remaining Proceeds;

provided, that, in each case, with respect to a CVR Payout Transaction (taken together with all prior CVR Payout Transactions), if the aggregate Proceeds from all such CVR Payout Transactions are not in excess of the Pay-Out Threshold, then none of the Proceeds of such CVR Payout Transaction will be paid to the CVR Agent on behalf of the Holders and no Holder will be entitled to any of such Proceeds. An illustrative example of the calculation of the payments set forth herein is set forth in Schedule A. In the event there is a conflict between the calculation of payments in Schedule A and this Section 2.4(a), the terms of this Section 2.4(a) shall control.

(b) Stonepeak or the Company, as applicable, shall use commercially reasonable efforts to distribute Proceeds in the same form of consideration in the same proportion as received by Stonepeak; provided, however, that, if Stonepeak or the Company, as applicable, is unable to distribute such Proceeds in such manner after exercising commercially reasonable efforts (including if distributing any non-cash consideration would violate applicable law or if the transfer of equity consideration is not permitted by the issuer thereof), then Stonepeak or the Company, as applicable, will distribute cash equal to the fair market value (as determined by the Independent Accountant in good faith) of any such non-cash consideration to some or all of the Holders, in accordance with Section 2.4(a), in lieu of distributing such non-cash consideration to the Holders. Stonepeak or the Company, as applicable, shall be permitted to require Holder to provide proof of accreditation prior to the distribution of Capital Stock.

Section 2.5. Payment Procedures.

(a) If a CVR Payout Transaction occurs, then no later than 45 days following such CVR Payout Transaction, Stonepeak or the Company shall deliver to the Independent Accountant a certificate which outlines Stonepeak’s or the Company’s calculation of the Proceeds with respect to such CVR Payout Transaction and the recipients thereof (the “Calculation Certificate”), which such Calculation Certificate and the information contained therein shall be deemed to be Confidential Information.

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(b) During the 30 day period after the Calculation Certificate is delivered to the Independent Accountant in accordance with Section 2.5(a) (the “Review Period”), the Company shall permit, and shall cause its Subsidiaries to permit, the Independent Accountant to have access to the records of the Company or its Subsidiaries as may be reasonably necessary to investigate the basis for the Calculation Certificate. For the avoidance of doubt, only if the Company did not engage an Independent Accountant at the time of a prior Related Party Transaction in accordance with Section 4.1(a), the Independent Accountant may review as part of its investigation under this Section 2.5(b) whether a prior Related Party Transaction that was undertaken by the Company was on arm’s length terms for purposes of performing calculations hereunder. If an Independent Accountant reviewing a prior Related Party Transaction pursuant to this Section 2.5(b) determines that such Related Party Transaction is not on arm’s lengths terms, then the Independent Accountant shall determine if the transaction had or would have the effect of circumventing or reducing payment to the Holders hereunder and, if so, then any payments or amounts paid by the Company or any of its Subsidiaries in excess of arm’s length terms shall reduce the Pay-Out Threshold by the amount that is in excess of arm’s length terms. At the end of the Review Period, the Independent Accountant will certify its approval of the Calculation Certificate, as amended (if applicable) to reflect its good faith judgement of the calculation of the Proceeds with respect to such CVR Payout Transaction and the recipients thereof, and such Calculation Certificate will be deemed final, conclusive and binding (absent intentional fraud or manifest error) on the parties hereto and every Holder for all purposes of this Agreement. Within five Business Days following the end of the Review Period, Stonepeak or the Company shall Make Available such final Calculation Certificate and deliver such final Calculation Certificate to the CVR Agent.

(c) If, following the Review Period or, if applicable, completion of the procedure set forth in Section 2.6(a), there is a Proceeds amount distributable or payable to the CVR Agent on behalf of the Holders, the Company or Stonepeak, as applicable, will deposit with the CVR Agent cash or other applicable consideration in an amount equal to the Proceeds payable. On the date (a “CVR Payment Date”) that is not more than five Business Days after receipt of such Proceeds (or any other Proceeds received by the CVR Agent under Section 2.4(a)), the CVR Agent will then pay to each Holder an amount equal to such Holder’s Pro Rata Payment Amount with respect to such Proceeds by check mailed to the address of each such respective Holder as reflected in the CVR Register, or, if agreed to by the Company with respect to any Holder who has provided the CVR Agent with wire transfer instructions meeting the CVR Agent’s requirements, by wire transfer of immediately available funds to such account.

(d) The Company and the CVR Agent will be entitled to deduct and withhold, or cause to be deducted or withheld, from the Proceeds or any other amount payable to the Holders pursuant to this Agreement, such amount as the Company or the CVR Agent is required to deduct and withhold with respect to the making of any such payment under the Code, or any provision of state, local or non-U.S. Tax law. The Holders will deliver to the Company or the CVR Agent, as applicable, at the time or times reasonably requested by the Company or the CVR Agent, as applicable, such properly completed and executed documentation reasonably requested by the Company or the CVR Agent, as applicable, as will permit the Company or the CVR Agent to

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determine the appropriate amount of withholding. To the extent that amounts so withheld are paid over to or deposited with the relevant Governmental Entity, withheld amounts will be treated for all purposes of this Agreement as having been paid to a Holder in respect of which such deduction and withholding was made.

(e) The CVR Agent shall have no duty or obligation to calculate, verify or confirm the accuracy, validity or sufficiency of any Proceeds, Proceeds any amounts paid hereunder, the Pay-Out Threshold, or any other amount under this Agreement.

(f) Stonepeak, the Company’s and CVR Agent’s obligation to pay any Proceeds shall be conditioned on no court or other Governmental Entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any judgment, injunction or order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits or imposes any penalty upon the payment of any Proceeds and the payments being otherwise lawful.

(g) If Stonepeak or the Company requests in writing to the CVR Agent, any funds comprising the cash deposited with the CVR Agent under Section 2.5(c) that remain undistributed to the Holders 12 months after a CVR Payment Date shall be delivered to Stonepeak by the CVR Agent and any Holders who have not theretofore received payment in respect of such Contingent Value Rights shall thereafter look only to the Company for payment of such amounts, subject to any applicable escheatment laws in effect from time to time. Upon delivery of such funds to the Company, the escheatment obligations of the CVR Agent with respect to such funds shall terminate. Notwithstanding any other provisions of this Agreement, any portion of the funds provided by or on behalf of the Company to the CVR Agent that remains unclaimed 36 months after termination of this Agreement in accordance with Section 7.7 (or such earlier date immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity) shall, to the extent permitted by law, become the property of Stonepeak, free and clear of any claims or interest of any person previously entitled thereto, subject to any applicable escheatment laws in effect from time to time.

(h) All funds received by the CVR Agent under this Agreement that are to be distributed or applied by the CVR Agent in the performance of services hereunder shall be held by the CVR Agent as agent for the Company and deposited in one or more bank accounts to be maintained by the CVR Agent in its name as agent for the Company, and such funds shall be free of any claims by the Company or Stonepeak other than reversionary rights and as set forth in Section 2.5(g), and separate from any potential bankruptcy estate of the Company or Stonepeak. The CVR Agent shall have no responsibility or liability for any diminution of the funds that may result from any deposit made by the CVR Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party, except as a result of the CVR Agent ’s willful misconduct, fraud, bad faith or gross negligence (each as determined by a final, non-appealable judgment of a court of competent jurisdiction). The CVR Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The CVR Agent shall not be obligated to pay such interest, dividends or earnings to Stonepeak, the Company, any Holder or any other Person. Notwithstanding anything to the contrary herein, Stonepeak or the Company (depending on which receives Proceeds in connection with any CVR Payout Transaction) shall be responsible for providing the CVR Agent with sufficient funds to satisfy its payment obligations to the Holders.

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(i) The parties hereto agree to treat the Contingent Value Rights for all U.S. federal and applicable state and local Tax purposes as (a) additional consideration for or in respect of the Shares pursuant to the Prepackaged Plan and (b) a “closed transaction” in which the fair market value of the Contingent Value Rights, as determined by a third party valuation expert, is included in income in the taxable year of the Confirmation Order and, in each case, none of the parties hereto will take any position to the contrary on any Tax return, any other filing with a Governmental Entity related to Taxes or for other Tax purposes except as otherwise required by a Final Determination. The Company or CVR Agent, as applicable, shall report imputed interest on the Contingent Value Rights pursuant to Section 483 of the Code, to the extent required by applicable law.

(j) Notwithstanding anything to the contrary herein, the CVR Agent shall be responsible for information reporting required under applicable law with respect to the Contingent Value Rights, including reporting the fair market value of the Contingent Value Rights upon the Holders’ receipt of such Contingent Value Rights on IRS Form 1099-B or other applicable form to the extent required under applicable law. The Company shall provide the CVR Agent with the fair market value of the Contingent Value Rights.

Section 2.6. Review of the Independent Accountant.

(a) The Company will engage the Independent Accountant in the circumstances and on the terms set forth in this Agreement and will reasonably cooperate with the Independent Accountant, including providing the Independent Accountant reasonable access during normal business hours and on reasonable advance notice to relevant personnel, properties, and books and records of the Company.

(b) The sole and exclusive remedy or recourse for any Holder under this Agreement relating to the Calculation Certificate delivered by Stonepeak or the Company and the determination as to whether a distribution is required to be made under this Agreement shall be to review of the Independent Accountant in accordance with Section 2.5, Section 2.6(a) and Section 4.1 (as applicable).

Section 2.7. No Voting, Dividends or Interest; No Equity or Ownership Interest in the Company; No Fiduciary Duties; No Registration.

(a) The Contingent Value Rights shall not entitle the CVR Agent or the Holders to any voting or dividend rights, and interest shall not accrue on any amounts payable regarding any Contingent Value Rights to any Holder.

(b) The Contingent Value Rights shall not represent any equity, stock or other ownership interest in the Company, any Subsidiary or any Affiliate of the Company or any other Person.

(c) Neither the Company, nor any of its Affiliates, nor any of their respective officers or directors owe fiduciary duties of any kind to the Holders.

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(d) Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of the Contingent Value Rights, any rights or obligations of any kind or nature whatsoever as a stockholder or member of the Company or any of its Affiliates either at law or in equity. The rights of any Holder and the obligations of Stonepeak, the Company and their respective Affiliates and their respective officers, directors and controlling Persons are contract rights limited to those expressly set forth in this Agreement.

(e) Each Holder acknowledges that such Holder is aware that the Contingent Value Rights have not been registered under the Securities Act or under the securities law of any state, and the Company is not obligated hereby to, and has no intent to cause the offer or sale of or the Contingent Value Rights to, be registered under any securities laws.

(f) It is hereby acknowledged and agreed that the Contingent Value Rights and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of Stonepeak’s and the Company’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the Contingent Value Rights. Each Holder acknowledges that it is possible that no payments will occur and that there will not be any Proceeds. It is acknowledged and agreed that this Section 2.7 is an essential and material term of this Agreement.

Section 2.8. Ability to Abandon the Contingent Value Right. The Holder of a Contingent Value Right may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a Contingent Value Right by delivering to the CVR Agent a notice of abandonment relinquishing such Contingent Value Right to the Company without consideration therefor, in which case such Contingent Value Right shall be deemed canceled and no longer outstanding, and the CVR Agent shall amend the CVR Register accordingly and notify the Company in writing.

Section 2.9. Repurchase of Contingent Value Right. If any Holder ceases to be an Accredited Investor prior to November 1 in any calendar year, such Holder shall notify the Company prior to November 1 of such year, and if a Holder ceases to be an Accredited Investor after November 1 of any year, such Holder shall notify the Company within five Business Days of ceasing to be an Accredited Investor. If a Holder notifies the Company that it has ceased to be an Accredited Investor, the Company (or its designee) may repurchase such Holder’s Contingent Value Rights for fair market value (as determined by the Board of Directors in good faith) by a check or wire transfer of immediately available funds to such Holder (the “Purchase Price”), if the Company reasonably determines such repurchase as described herein is necessary in order for the Company to remain as a privately held company whose securities are not required to be registered under the Securities Exchange Act of 1934 or other applicable securities laws. Upon payment of the Purchase Price to such Holder, the Contingent Value Rights of such Holder shall be redeemed and cancelled and no longer outstanding, and the CVR Agent shall amend the CVR Register accordingly. The amount of the Purchase Price for any repurchase of Contingent Value Rights pursuant to this Section 2.9 shall deemed to be Proceeds distributed to the Holders in accordance with Section 2.4.

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ARTICLE 3

THE CVR AGENT

Section 3.1. Certain Duties and Responsibilities. The CVR Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, fraud, bad faith or gross negligence of the CVR Agent (in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction). Anything to the contrary notwithstanding, in no event shall any Person be liable for any special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits) arising out of any act or failure to act hereunder. No provision of this Agreement (other than this Section 3.1) shall require the CVR Agent to expend or risk its own funds on behalf of any other Person, take any action that it reasonably believes would expose or subject it to expense or liability, or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers. The Company’s obligations under this Section 3.1 and Section 3.2 shall survive the resignation or removal of any CVR Agent, the expiration of the Contingent Value Rights and the termination of this Agreement.

Section 3.2. Certain Rights of CVR Agent. The CVR Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied duties, covenants or obligations shall be read into this Agreement against the CVR Agent. In addition:

(a) the CVR Agent may rely on and shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted to taken by it in reliance upon any resolution, certificate, statement, instrument, opinion, report, notice, request, instruction, direction, consent, order or other paper or document believed by it, in the absence of bad faith, to be genuine and to have been signed or presented by the proper party or parties;

(b) the CVR Agent may perform any and all of its duties (i) itself (through its directors, officers, or employees) or (ii) through its agents, representatives, attorneys, custodians or nominees and the CVR Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such agents, representatives, attorneys, custodians or nominees, absent gross negligence, bad faith or willful or intentional misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) of the CVR Agent in the selection and continued employment thereof;

(c) the permissive rights of the CVR Agent to do things enumerated in this Agreement shall not be construed as a duty;

(d) the CVR Agent shall not be required to give any note or surety in respect of the execution of such powers;

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(e) the Company agrees to indemnify, defend, protect, save and keep harmless the CVR Agent and its Affiliates and their respective successors, assigns, directors, officers, managers, employees, agents, attorneys, accountants and experts (collectively, the “Indemnitees”), against any and all loss, liability, obligation, damage, fine, settlement, penalty, action, judgment, suit, cost, disbursement, proceeding, investigation, claim, demand or out-of-pocket expense of any kind or nature whatsoever (including the reasonable and documented, out-of-pocket fees and expenses of legal counsel and the reasonable and documented, out-of-pocket costs and expenses of defending the Indemnitee against any claim of liability arising therefrom) (collectively, “Losses”) that may be imposed on, incurred by, or asserted against any Indemnitee, at any time, and in any way relating to, arising out of or in connection with the execution, delivery or performance of this Agreement, the enforcement of any rights or remedies in connection with this Agreement, and the payment, transfer or other application of funds pursuant to this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee; provided, however, that no Indemnitee shall be entitled to be so indemnified, defended, protected, saved or kept harmless to the extent such Loss was caused by the willful misconduct, fraud, bad faith or gross negligence of such Indemnitee (each as determined by a final, non-appealable judgment of a court of competent jurisdiction);

(f) in addition to the indemnification provided under Section 3.2(e), the Company agrees (i) to pay the fees of the CVR Agent in connection with the CVR Agent’s performance of its obligations hereunder, as set forth on a mutually agreed upon on or prior to the date hereof fee schedule (the “CVR Agent Fees”), and (ii) to reimburse the CVR Agent within 10 days after written demand for all reasonable and documented, out-of-pocket expenses and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder, including all Taxes (other than income, receipt, franchise or similar Taxes) and governmental charges incurred by the CVR Agent in the performance of its obligations under this Agreement;

(g) in the event the CVR Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the CVR Agent hereunder, the CVR Agent shall, as soon as practicable, provide notice to the Company, and the CVR Agent may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Company or other Person or entity for refraining from taking such action, unless the CVR Agent receives written instructions signed on behalf of the Company by an Authorized Officer which eliminate such ambiguity or uncertainty to the reasonable satisfaction of the CVR Agent;

(h) nothing herein shall preclude the CVR Agent from acting in any other capacity for the Company or for any other Person;

(i) the CVR Agent shall not incur any liability for not performing any act, duty, obligation or responsibility by reason of any occurrence beyond the control of the CVR Agent (including any act or provision of any present or future law or regulation or governmental authority, any act of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems or failure of any means of communication, labor difficulties, war, civil disorder or epidemic or pandemic); provided, that the CVR Agent shall (i) use its commercially reasonable efforts to end or mitigate the effects of any such occurrence on its performance and (ii) resume the performance of its obligations as soon as reasonably practicable after the end of such occurrence;

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(j) whenever the CVR Agent shall deem it necessary or desirable that a fact or matter be proved or established prior to taking, suffering or omitting any action hereunder (including the identity of a Holder), the CVR Agent may rely upon an Officer’s Certificate, and such Officer’s Certificate shall be full and complete authorization and protection to the CVR Agent. The CVR Agent shall incur no liability for or in respect of any action taken, suffered or omitted by it absent willful misconduct, fraud, bad faith or gross negligence (each as determined by a final, non-appealable judgment of a court of competent jurisdiction) under the provisions of this Agreement in reliance on such Officer’s Certificate. The CVR Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties and obligations hereunder from an Authorized Officer, and to apply to such officer for advice or instructions in connection with its duties, and it shall not be liable and shall be indemnified for any action taken or suffered to be taken by it in accordance with instructions from such officer. The CVR Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company;

(k) the CVR Agent shall not be subject to, nor be required to comply with, or determine if any person or entity has complied with, the Plan Documents (other than this Agreement) or any other agreement between or among the parties hereto, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement; and

(l) the Company agrees that it shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged or delivered all such further and other acts, instruments and assurances as may reasonably be required by the CVR Agent for the carrying out or performing by the CVR Agent of the provisions of this Agreement.

Section 3.3. Resignation and Removal; Appointment of Successor.

(a) The CVR Agent may resign and be discharged from its duties under this Agreement at any time by giving written notice thereof to the Company specifying a date when such resignation shall take effect, which notice shall be sent at least 30 days prior to the date so specified, and such resignation shall take effect on such specified date.

(b) The Company shall have the right to remove the CVR Agent at any time for any reason or no reason upon at least 30 days’ notice, specifying a date when such removal shall take effect.

(c) If the CVR Agent shall resign, be removed, or become incapable of acting, the Company shall promptly (and in any event within 30 days after giving notice of the CVR Agent’s removal or after it has been notified of the CVR Agent’s resignation) appoint a qualified successor CVR Agent. The predecessor CVR Agent shall deliver any funds held in connection with this Agreement to any such successor CVR Agent at or prior to the effectiveness of the predecessor CVR Agent’s resignation or removal. The successor CVR Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the successor CVR Agent.

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(d) The Company, or at the Company’s request the successor CVR Agent, shall give notice of each resignation and each removal of the CVR Agent and each appointment of such successor CVR Agent by Making Available notice of such event to the Holders. Failure to Make Available any such notice to the Holders, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the CVR Agent or the appointment of a successor CVR Agent, as the case may be.

(e) The CVR Agent shall deliver all of the relevant books and records to the successor CVR Agent.

Section 3.4. Acceptance of Appointment by Successor. Every successor CVR Agent appointed hereunder shall, at or prior to such appointment, execute, acknowledge and deliver to the Company and to the retiring, resigning or removed CVR Agent an instrument accepting such appointment and a counterpart of this Agreement, and the retiring, resigning or removed CVR Agent shall execute and deliver such documentation in connection therewith as the Company may reasonably request, and thereupon such successor CVR Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring CVR Agent.

ARTICLE 4

OTHER COVENANTS

Section 4.1. Certain Transactions.

(a) The Company may engage an Independent Accountant who may review any Related Party Transaction that has occurred prior to the CVR Payout Transaction or may occur in connection with the CVR Payout Transaction to confirm if such Related Party Transaction is or was on arm’s lengths terms. If such Related Party Transaction is not on arm’s lengths terms, the Independent Accountant shall determine if the transaction has or would have the effect of circumventing or reducing payment to the Holders hereunder and, if so, then any payments or amounts paid by the Company or any of its Subsidiaries in excess of arm’s length terms shall reduce the Pay-Out Threshold by the amount that is in excess of arm’s length terms.

(b) At or prior to the Effective Date, the Company shall appoint an Independent Director selected by Stonepeak. If, prior to entering into a proposed Related Party Transaction the Independent Director approves such transaction as on arm’s length terms at the time of entry into the transaction, then such transaction or determination shall not be subject to review or challenge by any Holder. For the avoidance of doubt, in accordance with Section 2.5, the Independent Accountant may later determine that a Related Party Transaction was not arm’s length for purposes of performing calculations under this Agreement, including related to the Pay-Out Threshold.

(c) For the purposes of this Agreement, the Independent Accountant’s determination in accordance with this Section 4.1 shall be final and binding upon the parties hereto except in the case of fraud or manifest error.

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Section 4.2. Assignment. No party may assign its rights, interests and obligations hereunder except in accordance with this Section 4.2. Stonepeak or the Company may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more of its Affiliates or to any Person with whom Stonepeak or the Company is merged or consolidated, any Person to which Stonepeak or the Company shall sell all or substantially all of its assets or any entity resulting from any merger or consolidation to which Stonepeak or the Company shall be a party (each, an “Assignee”); provided, that in connection with any assignment to an Assignee, (i) Stonepeak or the Company, as applicable, shall agree to remain liable for the performance by Stonepeak or the Company, as applicable, of its respective obligations hereunder (to the extent Stonepeak or the Company exists following such assignment) and (ii) any such assignment is not prejudicial to the Holders and not intended to circumvent payment of any Proceeds to the Holders in accordance with this Agreement. In the event an assignment by Stonepeak or the Company to its respective Affiliate pursuant to the preceding sentence occurs, Stonepeak or the Company, as applicable, shall deliver to the CVR Agent an Officer’s Certificate stating that such assignment complies with this Section 4.2. The CVR Agent may assign its rights, interests and obligations hereunder to any Person into which the CVR Agent or any successor CVR Agent may be merged or with which it may be consolidated, or any Person to which the CVR Agent shall sell all or substantially all of its assets, or any Person resulting from any merger or consolidation to which the CVR Agent or any successor CVR Agent shall be a party, or any Person succeeding to the corporate trust, stock transfer or other shareholder services business of the CVR Agent or any successor CVR Agent, shall be the successor to the CVR Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto. Without limiting the generality of the foregoing, the CVR Agent agrees to use reasonable best efforts to provide the Company with written notice of any such event. No Holder shall, in whole or in part, assign any of its rights or obligations under this Agreement except in accordance with a Permitted Transfer in accordance with Section 2.3(b)-(c). Any purported assignment that is not permitted by this Section 4.2 shall be null and void and of no effect.

Section 4.3. No Obligation to Pursue or Consummate CVR Payout Transaction. Notwithstanding anything in this Agreement to the contrary, none of the Company, Stonepeak or any of their respective Subsidiaries or Affiliates shall be in any way obligated or required to pursue, discuss, negotiate or consummate any CVR Payout Transaction or any transaction or series of transactions that is intended to or would be likely to lead to a CVR Payout Transaction.

ARTICLE 5

AMENDMENTS

Section 5.1. Amendments Without Consent of Holders.

(a) Without the consent of any Holders, Stonepeak, the Company and the CVR Agent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person as a party to this Agreement and the assumption of any such successor of the rights and obligations of the applicable party herein if such succession and assumption is in accordance with the terms of this Agreement;

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(ii) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company and the CVR Agent shall consider to be for the protection of the Holders; provided, that in each case, such provisions shall not adversely affect the interests of the Holders in any material respect;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that in each case, such provisions shall not adversely affect the interests of the Holders in any material respect;

(iv) as Stonepeak, the Company and CVR Agent deem appropriate or necessary in their sole discretion; provided, that such amendment does not adversely affect the interests of the Holders in any respect; or

(v) as necessary to ensure that the Contingent Value Rights are not subject to registration under the Securities Act or result in Stonepeak, the Company or the Contingent Value Rights being required to register or be registered under the Exchange Act or any other applicable law.

(b) Promptly after the execution by Stonepeak, the Company and the CVR Agent of any amendment pursuant to the provisions of this Section 5.1, the Company shall prepare and Make Available a notice thereof to the Holders setting forth in general terms the substance of such amendment; provided, that any failure so to notify the Holders shall not affect the validity of such amendment (it being understood that any failure so to notify the Holders shall not excuse the CVR Agent from its obligations under Section 5.3).

Section 5.2. Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Majority of Holders, Stonepeak, the Company and the CVR Agent may enter into one or more amendments hereto to add, eliminate or change any provisions of this Agreement, if such addition, elimination or change is adverse to the interests of the Holders in any respect. It shall not be necessary for any written consent of the Majority of Holders under this Section 5.2(a) to approve the particular form of any proposed amendment, but shall be sufficient if such written consent approves the substance thereof.

(b) Promptly after the execution by Stonepeak, the Company and the CVR Agent of any amendment pursuant to the provisions of this Section 5.2, the Company shall Make Available a notice thereof to the Holders, setting forth in general terms the substance of such amendment; provided, that any failure so to notify the Holders shall not affect the validity of such amendment (it being understood that any failure so to notify the Holders shall not excuse the CVR Agent from its obligations under Section 5.3).

Section 5.3. Execution of Amendments. Prior to executing any amendment permitted by this Article 5, the CVR Agent shall be entitled to receive, and shall be fully protected in and shall incur no liability for relying upon, an Officer’s Certificate stating that the execution of such amendment is authorized or permitted by this Agreement. The CVR Agent shall execute any

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amendment authorized pursuant to this Article 5 if the amendment does not materially and adversely affect the CVR Agent’s own rights or duties under this Agreement or otherwise. Otherwise, the CVR Agent may, but need not, execute such amendment. No amendment to this Agreement shall be effective unless executed by the CVR Agent. The CVR Agent agrees that time is of the essence in connection with any amendment to this Agreement that it is directed to execute by the Company in accordance with this Section 5.3.

Section 5.4. Effect of Amendments. Upon the execution of any amendment under this Article 5, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

ARTICLE 6

CONSOLIDATION, MERGER, SALE, CONVEYANCE OR CONVERSION

Section 6.1. No Prohibitions on the Company.

(a) Without limitation of Section 2.4, nothing in this Agreement shall prohibit or prevent Stonepeak, the Company or any of their respective Subsidiaries from consolidating with or merging into any other Person or conveying, transferring or leasing its properties and assets, in whole or in part, to any Person or from converting from a corporation to another business entity, including a limited liability company, organized in another jurisdiction.

(b) Without limitation of Section 2.4, nothing in this Agreement shall prohibit or prevent Stonepeak or the Company or any of its Subsidiaries from selling any of its rights, in whole or in part, to the Company or any or all of the assets of the Company, as applicable.

ARTICLE 7

OTHER PROVISIONS OF GENERAL APPLICATION

Section 7.1. Notices to the CVR Agent, the Company and the Holders.

(a) Unless otherwise indicated, any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by mail, postage prepaid, by electronic mail or overnight courier:

(i)	If to the Company:

Akumin Inc.

8300 W Sunrise Blvd.

Plantation, FL 33322

Attention: Chief Executive Officer

Email: [•]

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with a copy (which shall not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attention: Ryan Scofield and George J. Vlahakos

Email: rscofield@sidley.com; gvlahakos@sidley.com

(ii)	If to Stonepeak:

Stonepeak Magnet Holdings LP

55 Hudson Yards

550 West 34th Street, 48th Floor

New York, NY 10001

Attention: Legal & Compliance

Email: legalandcompliance@stonepeakpartners.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attention: Ryan Scofield and George J. Vlahakos

Email: rscofield@sidley.com; gvlahakos@sidley.com

(iii)	If to the CVR Agent:

Continental Stock Transfer & Trust

State Street 30th Floor

New York, NY 10004-1561

Attention: Steven Vacante

Email: svacante@continentalstock.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three Business Days after deposit in the mail, upon confirmation of successful receipt if sent by electronic mail (or if confirmation of successful receipt is not confirmed, the Business Day following delivery); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier; provided, however, that for any information or notices that the Company is required to Make Available pursuant to this Agreement, such information or notices shall be validly delivered to the applicable recipients thereof if delivered in accordance with the term “Make Available” pursuant to this Agreement.

(b) Where this Agreement provides for notice to Holders, such notice shall be sufficiently given if in writing and Made Available, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to deliver such notice, a defect in the mailing address listed in the CVR Register, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

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Section 7.2. Effect of Headings; Construction. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a section, such reference shall be to a section of this Agreement unless otherwise indicated.

Section 7.3. Benefits of Agreement; Holders are Third Party Beneficiaries. Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto and their permitted successors and assigns. Notwithstanding the foregoing, each of the Holders shall be an intended third party beneficiary of this Agreement and each Non-Party Affiliate shall be an intended third party beneficiary to Section 7.9. The Holders will have no rights hereunder or with respect to the matters contemplated hereby except as are expressly set forth in this Agreement. Except for the rights of and exercisable by the CVR Agent set forth herein, the Majority of Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights.

Section 7.4. Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the exclusive personal jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York (and any appellate courts therefrom) in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.1 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

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(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.4.

Section 7.5. Severability Clause. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) the Company and the CVR Agent shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law to such end that the transactions contemplated by this Agreement are fulfilled to the extent possible, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction; provided, however that if any such excluded provision shall materially and adversely affect the rights, immunities, liabilities, duties or obligations of the CVR Agent, the CVR Agent shall be entitled to resign immediately upon written notice to the Company.

Section 7.6. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 7.7. Termination. This Agreement shall terminate and be of no further force or effect, and the parties hereto shall have no liability hereunder, (a) if the CVR Payout Transaction is a sale of all or substantially all of the assets or Capital Stock of the Company, automatically, following the completion of the payments required to occur on the CVR Payment Date pursuant to Section 2.5(c) or (b) if Stonepeak no longer beneficially owns any Shares or interest in the Company, automatically, following the completion of the payments, if any, required to occur on the CVR Payment Date pursuant to Section 2.5(c); provided, that Article 1, the last sentence of Section 2.5(b), Section 2.6, Section 2.7, Article 3, Article 6 and this Article 7 shall survive the termination of this Agreement, in each case, to the extent applicable.

Section 7.8. Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof, and this Agreement supersedes any and all other oral or written agreements hereto made with respect to the Contingent Value Rights.

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As it relates to the CVR Agent, this Agreement represents the entire understanding of the CVR Agent with reference to the Contingent Value Rights, and this Agreement supersedes any and all other oral or written agreements hereto made with respect to the Contingent Value Rights. With regard to the Company and the Holders, if and to the extent that any provision of this Agreement is inconsistent or conflicts with the Plan Documents, this Agreement shall govern and be controlling (except as may be otherwise required by applicable law), and this Agreement may be amended, modified, supplemented or altered only in accordance with the terms of Article 5. No party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein.

Section 7.9. No Recourse Against Nonparty Affiliates. This Agreement may only be enforced against, and any claim based upon, arising out of, or related to this Agreement or the negotiation, execution or performance of this Agreement may only be brought against, the Persons expressly party hereto, and then only with respect to the specific obligations set forth herein with respect to such Persons. For further clarity, no past, present or future director, officer, employee, incorporator, manager, member, partner, equityholder, Affiliate, agent, attorney or other representative (in each case, in their capacities as such) of any Person party hereto or of any Affiliate of any Person party hereto, or any of their successors or permitted assigns (each, a “Non-Party Affiliate”), shall have any liability for any obligations or liabilities of any party to this Agreement or for any claim based on, in respect of or by reason of the transactions contemplated hereby. Without limiting the foregoing, to the extent permitted by law, (a) each Person party hereto hereby waives and releases all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of any Person party hereto or otherwise impose liability of any Person party hereto on any other Person, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise and (b) each Person party hereto disclaims any reliance upon any other Person not party hereto with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

[Remainder of Page Intentionally Left Blank]

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Final Form

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

AKUMIN INC.

By:
Name: [•]
Title: [•]

STONEPEAK MAGNET HOLDINGS LP

BY: STONEPEAK ASSOCIATES IV LLC, ITS GENERAL PARTNER

By:
Name: [•]
Title: [•]

CONTINENTAL STOCK TRANSFER & TRUST

By:
Name: [•]
Title: [•]

[Signature Page]

Schedule “A”

ILLUSTRATIVE EXAMPLES

Capitalized terms used but not defined in this Schedule A have the meanings given such terms in the Contingent Value Rights Agreement (the “CVR Agreement”) to which this Schedule A is appended. References to Sections in this Schedule A refer to the corresponding sections of the CVR Agreement.

EXAMPLE 1

Sale proceeds from CVR Payout Transaction (assumes no other prior CVR Payout Transaction and no other previous distributions from the Company to Stonepeak): $2B

Total debt and liabilities: $1B

Proceeds (assumes no other stockholders besides Stonepeak): $1B

Pay-Out Threshold: $750M

Payout Implications:

First, Pay-Out Threshold paid to Stonepeak (i.e., $750,000,000)

Second, remaining Proceeds of $250,000,000 to be shared as follows under Section 2.4(a):

First, CVR Holders receive $136,607,143 (representing 85% of remaining Proceeds until payment to CVR Holders reaches 15% of the sum of (x) Pay-Out Threshold and (y) aggregate amount received by CVR Holders and Stonepeak under this prong (i)) and Stonepeak receives $24,107,143 (representing 15% of remaining Proceeds until payment to CVR Holders reaches 15% of the sum of (x) Pay-Out Threshold and (y) aggregate amount received by CVR Holders and Stonepeak under this prong (i)). Proceeds of $89,285,714 remain to be distributed.

Second, CVR Holders receive $13,392,857 (representing 15% of remaining $89,285,714 of Proceeds) and Stonepeak receives $75,892,857 (representing 85% of remaining $89,285,714 of Proceeds) because the aggregate of $24,107,143 (as paid in the immediately preceding step to Stonepeak) plus $750,000,000 (Pay-Out Threshold previously paid to Stonepeak) plus $75,892,857 (paid to Stonepeak under (ii) hereof) is less than 150% of the Pay-Out Threshold. After all the foregoing disbursements, the total amount of the Proceeds will have been paid.

Schedule A-1

EXAMPLE 2

Sale proceeds from CVR Trigger Transaction (assumes no other prior CVR Payout Transaction and no other previous distributions from the Company to Stonepeak): $2.5B

Total debt and liabilities: $1B

Total Proceeds (assumes no other stockholders besides Stonepeak): $1.5B

Pay-Out Threshold: $750M

Payout Implications:

First, Pay-Out Threshold paid to Stonepeak (i.e., $750,000,000)

Second, remaining Proceeds of $750,000,000 to be shared as follows under Section 2.4(a):

(i)

First, CVR Holders receive $136,607,143 (representing 85% of remaining Proceeds until payment to CVR Holders reaches 15% of the sum of (x) Pay-Out Threshold and (y) aggregate amount received by CVR Holders and Stonepeak under this prong (i)) and Stonepeak receives $24,107,143 (representing 15% of remaining Proceeds until payment to CVR Holders reaches 15% of the sum of (x) Pay-Out Threshold and (y) aggregate amount received by CVR Holders and Stonepeak under this prong (i). Proceeds of $589,285,714 remain to be distributed.

Second, CVR Holders receive $61,922,269 (representing 15% of the remaining Proceeds until such time as Stonepeak receives an additional $350,892,857 which, together with the Pay-Out Threshold previously paid and the $24,107,143 paid in the immediately preceding step, represents aggregate payments to Stonepeak of 150% of the Pay-Out Threshold). Proceeds of $176,470,588 remain to be distributed.

CVR Holders would receive $44,117,647 (25% of all remaining Proceeds) and Stonepeak would receive $132,352,941 (75% of remaining Proceeds). After all of the foregoing disbursements, the total amount of the Proceeds will have been paid.

Schedule A-2

Exhibit 10.1K

Final

AKUMIN INC.

NON-BINDING TERM SHEET

This non-binding summary of terms is for discussion purposes only. No party has any legal obligation or commitment of any kind with respect to the transactions contemplated hereby unless and until the execution and delivery of definitive documentation by the parties thereto. Reference is made to the Revolving Credit Agreement, dated as of November 2, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “RCF Credit Agreement”) among Akumin Inc., a Delaware corporation (formerly an Ontario corporation, the “Company”), the guarantors identified therein, the lenders party thereto and PNC Bank, National Association (as successor to BBVA USA), as Administrative Agent and Collateral Agent. Defined terms used herein and not defined have the meanings provided in the RCF Credit Agreement.

RCF Extension and Consent

Required Threshold for Extension and Consent:	100% of the Lenders and L/C Issuers under the RCF Credit Agreement (the “Consenting RCF Lenders”).

Conditions:	The Extension and Consent is conditioned on (i) entry into that certain restructuring support agreement (“RSA”) by the Company Parties, the Consenting 2025 Noteholders, the Consenting 2028 Noteholders, the other parties party thereto and the Consenting Investor (each of such terms as defined therein), (ii) the consummation of the restructuring transactions described in the RSA on the terms contemplated by the RSA, the repayment of any Revolving Loans outstanding on the date that is the earlier of (x) 5 business days after the Company gets interim approval for its “debtor in possession” financing and (y) the date the first advance is made under the “debtor in possession” financing; (iii) the Company not requesting a Credit Extension during the pendency of its chapter 11 case; and (iv) the Company paying the Consenting RCF Lenders a consent fee as set forth below.

Akumin Inc. (the “Company”) may, with the consent of Stonepeak and the Required Lenders, waive any condition to the RCF Extension and Consent.

Existing Revolving Termination Date:	November 2, 2025 (with a springing maturity inside the 2025 Senior Secured Notes)

Extended Revolving Termination Date:	November 2, 2027 (with a similar springing maturity inside the new 2027 senior secured notes and a reduction of the springing maturity threshold from $50 million to $30 million)

Interest:	No change

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Consent Fee:	50bps on Revolving Commitments

Commitment Amount:	No change

Guarantees:	No change

Security:	No change

Covenants:

No changes except that the RCF Credit Agreement will be amended to:

(a)   make clear that the conversion or exchange of the Stonepeak Notes into Qualified Capital Stock does not increase Restricted Payment capacity;

(b)   add a sublimit on using clause (a) of the Cumulative Credit and Section 8.06(e)(A) of the RCF Credit Agreement for dividends and equity repurchases of $10 million;

(c)   provide that the basket in Section 8.02(x) of the RCF Credit Agreement is the only investment capacity that can be used for investments in Unrestricted Subsidiaries;

(d)   add the follow proviso to the definition of “Unrestricted Subsidiary” in the RCF Credit Agreement: “at the time any Subsidiary is designated as an Unrestricted Subsidiary, such newly designated Unrestricted Subsidiary may not own or hold (directly or indirectly) any rights in any intellectual property that is material to the operation of the business of the Borrower and its Subsidiaries, taken as a whole (“Material IP”);”

(e)   add restrictions on the ability of the Company or any Restricted Subsidiary to transfer Material IP to an Unrestricted Subsidiary;

(f)   limit pari passu secured debt capacity for borrowed money (which, for the avoidance of doubt, does not include Purchase Money Indebtedness, and any related Liens thereto) under Sections 8.01 and 8.03 of the RCF Credit Agreement incurred after the closing date to $100 million (plus any PIK Interest Additional Notes under and as defined in the New 2027 Notes Indenture (as defined in the RSA), which for the avoidance of doubt may only be incurred by the Company and the Guarantors;

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(g)   prohibit non-Guarantor Restricted Subsidiaries from incurring any indebtedness for borrowed money (which, for the avoidance of doubt, does not include Purchase Money Indebtedness, and any related Liens thereto, in each case, that are otherwise permitted by the terms of the RCF Credit Agreement); and

(h)   add “Chewy” protection prohibiting release of guarantees solely due to a Restricted Subsidiary ceasing to be wholly-owned domestic subsidiaries.

Financial Reporting	No change.

Amendments

(a)   Delete Section 11.01(b)(v) of the RCF Credit Agreement in its entirety;

(b)   Delete the “and” at the end of Section 11.01(e) of the RCF Credit Agreement and replace the period at the end of Section 11.01(f) of the RCF Credit Agreement with a “; and”;

(c)   Add a new Section 11.01(g) that reads in its entirety as follows: “without the consent of Lenders having more than 66.6666% of the sum of the Aggregate Revolving Commitments or, if the Revolving Commitments shall have expired or been terminated, Lenders holding more than 66.6666% of the aggregate principal amount of the Revolving Obligations (including, in each case, the aggregate principal amount of each Lender’s risk participation and funded participation in L/C Obligations and Swingline Loans), no such amendment, waiver or consent shall (x) subordinate any of the Revolving Obligations in right of payment to any other obligations or Indebtedness, or (y) change or alter the priority of the Liens securing the Revolving Obligations in any manner adverse to the Lenders, in each case except as expressly permitted in Section 10.10(c) of this Agreement”; and

(d)   Amend and restate Section 10.10(c) of the RCF Credit Agreement in its entirety as follows; “to subordinate any Lien on any property granted to or held by the Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted hereunder in respect of Purchase Money Indebtedness or Indebtedness in respect of Sale and Leaseback Transactions, capital leases and Synthetic Leases”.

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Mutual Releases	At Closing, the Company and its subsidiaries, Stonepeak, and all Consenting RCF Lenders (and each of the foregoing’s affiliates and representatives) will enter into broad mutual releases for all events and circumstances that have existed prior to the date of Closing, which for the avoidance of doubt shall mirror the mutual releases contained in the chapter 11 plan attached to the RSA.

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Final Form

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

In re: AKUMIN INC., et al.,[1] Debtors.	Chapter 11 Case No. 23-_____ (___) (Joint Administration Requested)

INTERIM ORDER (A) AUTHORIZING THE DEBTORS TO

OBTAIN POSTPETITION FINANCING, (B) AUTHORIZING THE DEBTORS TO

USE CASH COLLATERAL, (C) GRANTING ADEQUATE PROTECTION TO THE

PREPETITION SECURED PARTIES, (D) MODIFYING THE AUTOMATIC STAY,

(E) SCHEDULING A FINAL HEARING, AND (F) GRANTING RELATED RELIEF

(Related to Docket No. ___)

Upon the motion (“Motion”)2 of Akumin Inc. (“Akumin”), and its debtor affiliates, as debtors and debtors in possession (collectively, the “Debtors”), in the above-captioned chapter 11 cases (the “Chapter 11 Cases”), pursuant to sections 105, 361, 362, 363, 364(c)(1), 364(c)(2), 364(c)(3), 364(e), 503, and 507 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), Rules 2002, 4001, 6004, and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and Rules 2002-1, 4001-1(b), 4002-1 and 9013-1 of the Local Bankruptcy Rules of the United States Bankruptcy Court for the Southern District of Texas (the “Local Bankruptcy Rules”) and the Procedures for Complex Chapter 11 Bankruptcy Cases (the “Complex Case Procedures”) promulgated by the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Court”), seeking entry of an interim order (this “Interim Order”), among other things:

[1]

A complete list of each of the Debtors in these Chapter 11 Cases may be obtained on the website of the Debtors’ proposed claims and noticing agent at https://dm.epiq11.com/Akumin. The Debtors’ service address is 8300 W. Sunrise Boulevard, Plantation, Florida 33322.

[2]	Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Motion and the DIP Documents, as appropriate.

a.

authorizing Akumin Inc. (the “DIP Borrower”) to obtain a junior secured postpetition financing on terms and conditions consistent with the terms and conditions set forth in the Summary of Proposed Terms and Conditions for DIP Financing and use of Cash Collateral (as defined below) (the “DIP Term Sheet”), attached to this Interim Order at Exhibit A, and for certain subsidiaries of the DIP Borrower, including each of the Debtors other than the DIP Borrower, (collectively, the “DIP Guarantors” and together with DIP Borrower, the “DIP Loan Parties”) to unconditionally guaranty, on a joint and several basis, the DIP Borrower’s obligations in connection with such postpetition financing, consisting of a delayed draw term loan facility (the “DIP Facility”) in an aggregate principal amount not to exceed $75 million (the “DIP Facility Commitment”, and the loans made under the DIP Facility (including through the payment of in-kind interest), the “DIP Facility Loans”), subject to the terms and conditions set forth in the DIP Term Sheet, the DIP Documents (as defined below) and this Interim Order, pursuant to which the DIP Borrower is authorized, on an interim basis, to borrow from Stonepeak Magnet Holdings LP or one or more of its affiliates (the “DIP Lender”) an amount up to the DIP Facility Commitment upon entry of this Interim Order and satisfaction of the conditions precedent to such draw under the DIP Documents (and in accordance with the Initial Approved Budget);

b.

authorization for the DIP Loan Parties to, upon the request of the DIP Lender, execute and enter into any DIP Documents, including a Debtor-in-Possession Credit Agreement, if any among the DIP Loan Parties and the DIP Lender (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof, the “DIP Credit Agreement” and, together with this Interim Order, the DIP Term Sheet, all notices, guarantees, security agreements, ancillary documents and agreements, the “DIP Documents”) on terms and conditions consistent with the DIP Term Sheet and this Interim Order, and to perform all such other and further acts as may be required in connection with the DIP Documents;

c.	authorizing the DIP Borrower to incur, and the DIP Guarantors to jointly and severally guarantee, all DIP Obligations, in accordance with this Interim Order and the DIP Documents;

d.

granting to the DIP Lender, to secure the DIP Obligations, automatically perfected security interests in and liens on all of the DIP Collateral (as defined below), with the priorities set forth herein;

e.

authorizing the Debtors to grant adequate protection to the Prepetition Secured Parties (as defined below) on the terms set forth in the DIP Term Sheet and this Interim Order on account of (i) any Diminution in Value (as defined below) of Prepetition Secured Parties’ interests in the Prepetition Collateral, including Cash Collateral, as a consequence of the Debtors’ use, sale, or lease of the Prepetition Collateral, including any Cash Collateral, (ii) the Prepetition Secured Parties’ agreement to the Carve Out, (iii) the imposition of the automatic stay, (iv) the Debtors’ incurrence of debt under the DIP Documents and (v) any other basis consistent with section 361 of the Bankruptcy Code to the Prepetition Secured Parties;

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f.

authorizing the Debtors, subject to and pursuant to the terms and conditions of this Interim Order and the DIP Documents, to continue to use Cash Collateral and all Prepetition Collateral (as defined below);

g.	authorizing the Debtors to grant security interests, liens, and superpriority administrative expense claims as provided in the Interim Order, the DIP Term Sheet, and the DIP Documents;

h.	authorizing and directing the Debtors to pay the principal, interest, expenses, and other amounts payable under the DIP Documents as such become due and payable;

i.

subject to certain challenge rights of certain parties in interest (subject to the limitations specified herein), approving certain Stipulations (as defined below) by the Debtors with respect to (a) the Prepetition Loan Documents (as defined below), and (b) the claims, liens and security interests arising thereunder and therefrom;

j.

upon entry of an order approving the Motion on a final basis (the “Final Order”), waiving the Debtors’ right to assert with respect to the DIP Collateral, the Prepetition Collateral, the Cash Collateral or Adequate Protection Collateral (as defined below) (i) any “equities of the case” exception pursuant to section 552(b) of the Bankruptcy Code, (ii) the Debtors’ and their estates’ right to surcharge pursuant to section 506(c) of the Bankruptcy Code, and (iii) the equitable doctrine of “marshaling” or any similar doctrine;

k.

vacating and modifying the automatic stay imposed by section 362 of the Bankruptcy Code to the extent necessary to implement and effectuate the terms and provisions of the DIP Documents and the Interim Order;

l.	waiving any applicable stay (including under Bankruptcy Rule 6004) and providing for immediate effectiveness of the Interim Order;

m.

scheduling a final hearing (the “Final Hearing”) within thirty (30) days of the Petition Date (as defined below) to consider the relief requested in the Motion on a final basis and approving the form of notice with respect to the Final Hearing; and

n.	granting related relief.

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The Court, having considered the Motion, the DIP Documents, the exhibits attached thereto, the Declaration of Riadh Zine in Support of the Debtors’ Chapter 11 Petitions and First Day Pleadings [Docket No. • ] (the “First Day Declaration”), the Declaration of Jim Bienias in Support of the Debtors’ Motion for Entry of an Order (A) Authorizing the Debtors to Obtain Postpetition Financing, (B) Authorizing the Debtors to Use Cash Collateral, (C) Granting Adequate Protection to the Prepetition Secured Parties, (D) Modifying the Automatic Stay, and (E) Scheduling a Final Hearing, and (F) Granting Related Relief (the “Bienias DIP Declaration”), the Declaration of [LEERINK] in Support of the Debtors’ Motion for Entry of an Order (A) Authorizing the Debtors to Obtain Postpetition Financing, (B) Authorizing the Debtors to Use Cash Collateral, (C) Granting Adequate Protection to the Prepetition Secured Parties, (D) Modifying the Automatic Stay, and (E) Scheduling a Final Hearing, and (F) Granting Related Relief (the “[LEERINK] DIP Declaration”, together with the Bienias DIP Declaration, the “DIP Declarations”), the evidence submitted and arguments proffered or adduced at the interim hearing held before this Court on October [•], 2023 (the “Interim Hearing”), and upon the record of the Chapter 11 Cases; and due and proper notice of the Interim Hearing having been given in accordance with Bankruptcy Rules 4001 and 9014 and all applicable Local Bankruptcy Rules; and it appearing that no other or further notice need be provided; and all objections, if any, to the relief requested in the Motion having been withdrawn, resolved, or overruled by the Court; the Court having determined that the legal and factual bases set forth in the Motion and at the Interim Hearing established just cause for the relief granted herein; and it appearing to the Court that granting the interim relief requested in the Motion is necessary to avoid immediate and irreparable harm to the Debtors and their estates pending the Final Hearing, and otherwise is fair and reasonable and in the best interests of the Debtors, their estates, their creditors, and all other parties in interest, represents a sound exercise of the Debtors’ business judgment, is necessary for the continued operation of the Debtors’ businesses and is necessary to preserve and maximize the value of the Debtors and their estates; and the Debtors having provided notice of the Motion as set forth in the Motion; and after due deliberation and consideration, and for good and sufficient cause appearing therefor:

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THE COURT HEREBY MAKES THE FOLLOWING FINDINGS OF FACT AND CONCLUSIONS OF LAW:3

A. Disposition. The relief requested in the Motion is granted on an interim basis in accordance with the terms of this Interim Order. Any objections to the Motion with respect to the entry of this Interim Order that have not been withdrawn, waived or settled, and all reservations of rights included therein, are hereby denied and overruled on the merits. This Interim Order shall become effective immediately upon its entry.

B. Jurisdiction and Venue. This Court has jurisdiction over these Chapter 11 Cases, the Motion, and the parties and property affected hereby pursuant to 28 U.S.C. § 1334. This Court’s consideration of the Motion constitutes a core proceeding pursuant to 28 U.S.C. § 157(b). Venue for these Chapter 11 Cases and the proceedings on the Motion is proper in this district pursuant to 28 U.S.C. §§ 1408 and 1409.

C. Notice. Proper, timely, adequate and sufficient notice of the Motion has been provided in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Complex Case Procedures and the Bankruptcy Local Rules, and no other or further notice of the Motion or the entry of this Interim Order shall be required. The interim relief granted herein is necessary to avoid immediate and irreparable harm to the Debtors and their estates pending the Final Hearing.

[3]

The findings and conclusions set forth herein constitute the Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. To the extent that any of the following findings of fact constitute conclusions of law, they are adopted as such.

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D. Corporate Authority. Each of the DIP Loan Parties has all requisite power and authority to execute and deliver the DIP Documents to which it is a party and to perform its obligations thereunder.

E. Debtors’ Stipulations. Without prejudice to the rights of any other parties in interest, and subject to the limitations thereon contained in paragraph 20 of this Interim Order, the Debtors, on their own behalf and on behalf of their estates, represent, admit, stipulate and agree as follows (collectively, the admissions, stipulations, and acknowledgments and agreements set forth in this paragraph E, the “Stipulations”):

1. Prepetition 2025 Notes Documents. Pursuant to that certain Indenture, dated as of November 2, 2020, as supplemented by that certain First Supplemental Indenture, dated as of February 11, 2021, that certain Second Supplemental Indenture, dated as of July 30, 2021, and that certain Third Supplemental Indenture, dated as of September 1, 2021 (as may be further amended, restated, supplemented, or otherwise modified from time to time, the “Prepetition 2025 Indenture”), by and among Akumin Inc., as issuer (the “Prepetition 2025 Notes Issuer”), certain of the Debtors, as guarantors (together with the Prepetition 2025 Notes Issuer, the “Prepetition 2025 Notes Obligors”), the holders party thereto (the “Prepetition 2025 Noteholders”), and UMB Bank, National Association, in its capacity as trustee and collateral agent (in such capacity, the “Prepetition 2025 Notes Trustee” and together with the Prepetition 2025 Noteholders, the “Prepetition 2025 Notes Secured Parties”) and the related prepetition security agreements, collateral agreements, pledge agreements, and guarantees (collectively, with the Prepetition 2025 Indenture and Prepetition 2025 Notes (as defined below), the “Prepetition 2025 Notes Documents,”), the Prepetition 2025 Notes Issuer issued those certain 7.00% senior secured notes due 2025 (the “Prepetition 2025 Notes”) in the initial aggregate principal amount of $400 million,

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with an additional aggregate principal amount of $75 million issued through a private offering on February 11, 2021. The Prepetition 2025 Notes Documents are valid, binding and enforceable by the Prepetition 2025 Notes Secured Parties against each of the relevant Debtors.

2. Prepetition 2025 Notes Obligations. As of the date of these Chapter 11 Cases were filed (the “Petition Date”), each of the Prepetition 2025 Notes Obligors was unconditionally indebted and liable, on a joint and several basis and without any objection, defense, counterclaim, recoupment, challenge, or offset of any kind, to the Prepetition 2025 Notes Secured Parties pursuant to the Prepetition 2025 Notes Documents, in the aggregate principal amount of $475 million plus, in each case, all accrued or thereafter accruing and unpaid interest thereon and any additional amounts, charges, fees, premiums and expenses (including any attorneys’, accountants’, appraisers’ and financial advisors’ fees, in each case, solely to the extent they are chargeable or reimbursable under the Prepetition 2025 Notes Documents), charges, indemnities and other obligations incurred in connection therewith as provided in the Prepetition 2025 Indenture (collectively, the “Prepetition 2025 Notes Obligations”), which Prepetition 2025 Notes Obligations are legal, valid, and binding obligations of each Prepetition 2025 Notes Obligor and no portion of which is subject to avoidance, disallowance, counterclaim, defense, reduction, recharacterization, subordination, or any other challenge of any kind, pursuant to the Bankruptcy Code or applicable non-bankruptcy law. No payments or transfer made to or for the benefit of the Prepetition 2025 Notes Secured Parties by or on behalf of any of the Debtors prior to the Petition Date under or in connection with the Prepetition 2025 Notes Documents are subject to avoidance, disallowance, counterclaim, defense, reduction, recharacterization, subordination, or any other challenge of any kind, pursuant to the Bankruptcy Code or applicable non-bankruptcy law.

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3. Prepetition 2025 Notes First Priority Liens. Pursuant to the Prepetition 2025 Notes Documents, the Prepetition 2025 Notes Obligations are secured by a valid, binding, perfected and enforceable first priority lien and security interest in (the “Prepetition 2025 Notes First Priority Liens”) all of the collateral identified in the Prepetition 2025 Notes Documents (which includes substantially all of the assets of the Debtors), in all cases whether then owned or existing or thereafter acquired (collectively, the “Prepetition 2025 Notes Collateral”), which liens rank pari passu with the Prepetition 2028 Notes First Priority Liens and Prepetition RCF First Priority Liens (each as defined below) and are subject only to certain liens senior to the Prepetition Secured Liens (as defined below) by operation of law or as permitted by the Prepetition 2025 Notes Documents (solely to the extent any such permitted liens were valid, properly perfected, non-avoidable, and senior in priority to the Prepetition 2025 Notes, the Prepetition 2028 Notes and the Prepetition RCF as of the Petition Date or were in existence immediately prior to the Petition Date that were perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code) (such liens, “Permitted Prior Liens”). The Prepetition 2025 Notes First Priority Liens are (i) valid, binding, perfected and enforceable first priority liens and security interests in the Prepetition 2025 Notes Collateral, (ii) are not subject, pursuant the Bankruptcy Code or other applicable law, to avoidance, recharacterization, recovery, subordination, attack, offset, counterclaim, defense or “claim” (as defined in the Bankruptcy Code of any kind, (iii) as of the Petition Date are subject and/or subordinated only to certain Permitted Prior Liens and (iv) constitute the legal, valid and binding obligation of the Prepetition 2025 Notes Obligors, enforceable in accordance with the terms of the application Prepetition 2025 Notes Documents.

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4. Prepetition 2028 Notes Documents. Pursuant to that certain Indenture, dated as of August 9, 2021, as supplemented by that certain First Supplemental Indenture, dated as of September 1, 2021 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Prepetition 2028 Indenture”), by and among Akumin Escrow, Inc., as issuer (the “Prepetition 2028 Notes Issuer”) (whose obligations were assumed by Akumin, Inc. on closing of the acquisition of Alliance Healthcare Service on September 1, 2021), certain of the Debtors, as guarantors (together with the Prepetition 2028 Notes Issuer, the “Prepetition 2028 Notes Obligors”), the holders party thereto (the “Prepetition 2028 Noteholders”), and UMB Bank, National Association, in its capacity as trustee and collateral agent (in such capacity, the “Prepetition 2028 Notes Trustee” and together with the Prepetition 2028 Noteholders, the “Prepetition 2028 Notes Secured Parties”) and the related prepetition security agreements, collateral agreements, pledge agreements, and guarantees (collectively, with the Prepetition 2028 Indenture and Prepetition 2028 Notes, the “Prepetition 2028 Note Documents”), the Prepetition 2028 Notes Issuer issued those certain 7.50% senior secured notes due 2028 in the initial aggregate principal amount of $375 million (the “Prepetition 2028 Notes”). The Prepetition 2028 Notes Documents are valid, binding and enforceable by the Prepetition 2028 Notes Secured Parties against each of the relevant Debtors.

5. Prepetition 2028 Notes Obligations. As of the Petition Date, each of the Prepetition 2028 Notes Obligors was unconditionally indebted and liable, on a joint and several basis and without any objection, defense, counterclaim, recoupment, challenge, or offset of any kind, to the Prepetition 2028 Notes Secured Parties pursuant to the Prepetition 2028 Note Documents, in the aggregate principal amount of $375 million plus, in each case, all accrued or thereafter accruing and unpaid interest thereon and any additional amounts, charges, fees, premiums and expenses (including any attorneys’, accountants’, appraisers’ and financial advisors’ fees, in each case, solely to the extent they are chargeable or reimbursable under the

9

Prepetition 2028 Note Documents), charges, indemnities and other obligations incurred in connection therewith as provided in the Prepetition 2028 Indenture (collectively, the “Prepetition 2028 Notes Obligations”), which Prepetition 2028 Notes Obligations are legal, valid, and binding obligations of each Prepetition 2028 Notes Obligor and no portion of which is subject to avoidance, disallowance, counterclaim, defense, reduction, recharacterization, subordination, or any other challenge of any kind, pursuant to the Bankruptcy Code or applicable non-bankruptcy law. No payments or transfer made to or for the benefit of the Prepetition 2028 Notes Secured Parties by or on behalf of any of the Debtors prior to the Petition Date under or in connection with the Prepetition 2028 Notes Documents are subject to avoidance, disallowance, counterclaim, defense, reduction, recharacterization, subordination, or any other challenge of any kind, pursuant to the Bankruptcy Code or applicable non-bankruptcy law.

6. Prepetition 2028 Notes First Priority Liens. Pursuant to the Prepetition 2028 Notes Documents, the Prepetition 2028 Notes Obligations are secured by a valid, binding, perfected and enforceable first priority lien and security interest in (the “Prepetition 2028 Notes First Priority Liens”) all of the collateral identified in the Prepetition 2028 Note Documents (including substantially all of the assets of the Debtors), in all cases whether then owned or existing or thereafter acquired (collectively, the “Prepetition 2028 Notes Collateral”), which liens rank pari passu with the liens and security interests granted in connection with the Prepetition 2025 Notes First Priority Liens and the Prepetition RCF First Priority Liens, and are subject only to the Permitted Prior Liens (if any). The Prepetition 2028 Notes First Priority Liens are (i) valid, binding, perfected and enforceable first priority liens and security interests in the Prepetition 2028 Notes Collateral, (ii) are not subject, pursuant the Bankruptcy Code or other applicable law, to avoidance, recharacterization, recovery, subordination, attack, offset, counterclaim, defense or

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“claim” (as defined in the Bankruptcy Code of any kind, (iii) as of the Petition Date are subject and/or subordinated only to certain Permitted Prior Liens and (iv) constitute the legal, valid and binding obligation of the Prepetition 2028 Notes Obligors, enforceable in accordance with the terms of the application Prepetition 2028 Notes Documents.

7. Prepetition RCF Documents. Pursuant to that certain Revolving Credit Agreement, dated as of November 2, 2020 (as may be amended, supplemented, or otherwise modified from time to time) (the “Revolving Credit Agreement”) by and among Akumin Inc., as borrower (the “Prepetition RCF Borrower”), the guarantors party thereto (together with the Prepetition RCF Borrower, the “Prepetition RCF Obligors”), the lenders party thereto from time to time (the “Prepetition RCF Lenders”), and PNC Bank, National Association, as successor to BBVA USA, in its capacity as Administrative Agent and Collateral Agent (the “Prepetition RCF Agent” and collectively with the Prepetition 2025 Notes Trustee and Prepetition 2028 Notes Trustee, the “Prepetition Agents”)4 and the related prepetition collateral and loan documents related thereto (the “Prepetition RCF Documents” and, together with the Prepetition 2025 Notes Documents and the Prepetition 2028 Note Documents, the “Prepetition Debt Documents”), the Prepetition RCF Lenders provided the Prepetition RCF Obligors with a $55 million revolving credit facility (the “Prepetition RCF”).

8. Prepetition RCF Obligations. As of the Petition Date, each of the Prepetition RCF Obligors was unconditionally indebted and liable, on a joint and several basis and without any objection, defense, counterclaim, recoupment, challenge, or offset of any kind, to the

[4]

The Prepetition Agents, together with the Prepetition RCF Lenders, the Prepetition 2025 Noteholders and the Prepetition 2028 Noteholders, the “Prepetition Secured Parties.” All claims of the Prepetition Secured Parties under the Prepetition Debt Documents on account of the Prepetition Secured Obligations are referred to as the “Prepetition Secured Claims.”

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Prepetition RCF Agent and the Prepetition RCF Lenders pursuant to the Prepetition RCF Documents, in the aggregate principal amount of approximately $55 million plus, in each case, all accrued or thereafter accruing and unpaid interest thereon and any additional amounts, charges, fees and expenses (including any attorneys’, accountants’, appraisers’ and financial advisors’ fees, in each case, solely to the extent they are chargeable or reimbursable under the Prepetition RCF Documents), charges, indemnities and other obligations incurred in connection therewith as provided in the Prepetition RCF Documents (collectively, the “Prepetition RCF Obligations” and, together with the Prepetition 2025 Notes Obligations and the Prepetition 2028 Notes Obligations, the “Prepetition Secured Obligations”), which Prepetition RCF Obligations are legal, valid, and binding obligations of each relevant Debtor and no portion of which are subject to avoidance, disallowance, reduction, recharacterization, subordination, or other challenge pursuant to the Bankruptcy Code or applicable non-bankruptcy law. No payments or transfer made to or for the benefit of the Prepetition RCF Agent and the Prepetition RCF Lenders by or on behalf of any of the Debtors prior to the Petition Date under or in connection with the Prepetition RCF Documents are subject to avoidance, disallowance, counterclaim, defense, reduction, recharacterization, subordination, or any other challenge of any kind, pursuant to the Bankruptcy Code or applicable non-bankruptcy law.

9. Prepetition RCF First Priority Liens. Pursuant to the Prepetition RCF Documents, each of the Prepetition RCF Obligors (other than the Prepetition RCF Borrower) unconditionally guaranteed, on a joint and several basis, the due and punctual payment of all the Prepetition RCF Obligations. Pursuant to the Prepetition RCF Documents, the Prepetition RCF Obligors granted to the Prepetition RCF Agent, for the benefit of itself and the Prepetition RCF Lenders, a first priority security interest in and continuing lien on (the “Prepetition RCF First

12

Priority Liens” and, together with the Prepetition 2025 Notes First Priority Liens and the Prepetition 2028 Notes First Priority Liens, the “Prepetition Secured Liens”) all of the collateral identified in the Prepetition RCF Documents (including substantially all of the assets of the Debtors), in all cases whether then owned or existing or thereafter acquired (collectively, the “Prepetition RCF Collateral” and, together with the Prepetition 2025 Notes Collateral and the Prepetition 2028 Notes Collateral, the “Prepetition Collateral”), which rank pari passu with the Prepetition 2025 Notes First Priority Liens and the Prepetition 2028 Notes First Priority Liens, and are subject only to the Permitted Prior Liens (if any). The Prepetition RCF First Priority Liens are (i) valid, binding, perfected and enforceable first priority liens and security interests in the Prepetition RCF Collateral, (ii) are not subject, pursuant the Bankruptcy Code or other applicable law, to avoidance, recharacterization, recovery, subordination, attack, offset, counterclaim, defense or “claim” (as defined in the Bankruptcy Code) of any kind, (iii) as of the Petition Date are subject and/or subordinated only to certain Permitted Prior Liens and (iv) constitute the legal, valid and binding obligation of the Prepetition RCF Obligors, enforceable in accordance with the terms of the application Prepetition RCF Documents.

10. Prepetition Series A Note Documents. Akumin Operating Corp., a wholly owned subsidiary of Akumin, issued an unsecured payment-in-kind toggle series A note, dated September 1, 2021 (the “Prepetition Series A Note”, and together with the related prepetition guarantees and waivers, the “Prepetition Series A Note Documents”) to Stonepeak Magnet Holdings LP (“Stonepeak”) in an initial principal amount of $[469,791,590.16] million. Until September 1, 2024, provided certain conditions are met, Akumin Operating Corp. will be permitted to draw up to an additional $335.57 million from Stonepeak. Akumin Operating Corp. had the right under the Prepetition Series A Note, and it elected, to pay interest in-kind until

13

September 1, 2023 at a rate of 13% per annum, as opposed to cash interest at 11% per annum. Pursuant to agreement, dated October 16, 2023, between Akumin and Stonepeak, the payment of cash interest under the Prepetition Series A Note for the interest period ended September 29, 2023 was deferred.

11. Prepetition Series A Note Obligations. As of the Petition Date, each of the relevant Debtors was indebted and liable, without any objection, defense, counterclaim, recoupment, challenge, or offset of any kind, to Stonepeak pursuant to the Prepetition Series A Note, in the aggregate principal amount of $[469,791,590.16] plus, in each case, all accrued and unpaid interest thereon as of the Petition Date and any additional amounts, charges, fees and expenses (including any attorneys’, accountants’, appraisers’ and financial advisors’ fees, in each case, solely to the extent they are chargeable or reimbursable under the Prepetition Series A Note), charges, indemnities and other obligations incurred in connection therewith as provided in the Prepetition Series A Note and payable pursuant to applicable law (collectively, the “Series A Note Obligations”), which Prepetition Series A Note Obligations are legal, valid, and binding unsecured obligations of each relevant Debtor and no portion of which is subject to avoidance, disallowance, reduction, recharacterization, subordination, or other challenge pursuant to the Bankruptcy Code or applicable non-bankruptcy law.

12. No Control. By virtue of any of the actions taken with respect to, in connection with, related to or arising from the Prepetition Secured Obligations or this Interim Order, none of the Prepetition Secured Parties or Stonepeak, in its capacity as lender under the Prepetition Series A Note, control the Debtors or their properties or operations, have authority to determine the manner in which any Debtor’s operations are conducted or are control persons or insiders of the Debtors.

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13. No Defenses. No offsets, recoupments, challenges, objections, defenses, claims or counterclaims of any kind or nature to any of the Prepetition Secured Obligations or Prepetition Secured Liens exist and no portion of the Prepetition Secured Liens or Prepetition Secured Obligations is subject to any challenge or defense, including avoidance, disallowance, disgorgement, recharacterization or subordination (equitable or otherwise) pursuant to the Bankruptcy Code or applicable non-bankruptcy law. No claims, objections, challenges, causes of action, or choses in action, including claims and causes of action under sections 502(d), 544, 545, 547, 548, and 550 of the Bankruptcy Code or any other avoidance actions under the Bankruptcy Code whether pursuant to federal law or applicable state law or applicable state law equivalents or actions for recovery or disgorgement, against any of the Prepetition Secured Parties or any of their respective affiliates, agents, attorneys, advisors, professionals, officers, directors, and employees arising out of, based upon or related to the Prepetition Debt Documents; and the Debtors waive, discharge, and release any right to challenge any of the Prepetition Secured Obligations or any of the Prepetition Secured Liens.

14. Cash Collateral. Any and all of the Debtors’ cash, including cash and other amounts on deposit or maintained in any account or accounts by the Debtors, and any amounts generated by the collection of accounts receivable or other disposition of the Prepetition Collateral existing as of the Petition Date or from time to time, and the proceeds of the foregoing, is the Prepetition Secured Parties’ cash collateral within the meaning of Bankruptcy Code section 363(a) (the “Cash Collateral”). For the avoidance of doubt, neither the DIP Facility Loans nor any cash funded on account of the DIP Facility Loans (the “DIP Loan Proceeds”) shall constitute Cash Collateral of the Prepetition Secured Lenders.

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15. Entitlement to Adequate Protection. The Prepetition Secured Parties are entitled, pursuant to sections 361, 362(c)(2), 363(e), 364(c)(3) and 507 of the Bankruptcy Code, to adequate protection of their respective interests in the Prepetition Collateral, including Cash Collateral, to the extent of any diminution in value of their interest in such Prepetition Collateral occurring from and after the Petition Date, resulting from the sale, lease or use of such Prepetition Collateral, the imposition of the automatic stay pursuant to section 362 of the Bankruptcy Code, the Carve Out, and any other reason for which adequate protection may be granted under the Bankruptcy Code (such diminution, a “Diminution in Value”).

F. Findings Regarding DIP Facility and Use of Cash Collateral.

1. Good Cause. Good and sufficient cause has been shown for the entry of this Interim Order and for the Debtors to obtain postpetition financing pursuant to the terms hereof and the DIP Documents, to use the Cash Collateral and to authorize the provision of adequate protection for the Prepetition Secured Parties.

2. Need for Postpetition Financing and Use of Cash Collateral. As set forth in the DIP Declarations and the First Day Declaration, the Debtors have an immediate and critical need to enter into the DIP Facility and use Cash Collateral in order to, among other things, (i) permit the orderly continuation and operation of their businesses, (ii) maintain business relationships with customers, vendors and suppliers, (iii) make payroll, (iv) make capital expenditures, (v) pay the expenses of the Chapter 11 Cases, (vi) satisfy working capital and operational needs of the Debtors, (v) repay, in full, the Prepetition RCF Obligations using the DIP Loan Proceeds, (vi) pay the Adequate Protection Fees and Expenses and the Adequate Protection Payments and (vii) for general corporate purposes, in each case, in accordance with and subject to the terms and conditions of this Interim Order and the DIP Documents, including the Approved Budget (subject

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to Permitted Variances, as defined in the DIP Term Sheet). The Debtors require immediate access to sufficient working capital and liquidity through the incurrence of loans and other financial accommodations under the DIP Facility and the use of the Prepetition Secured Parties’ Cash Collateral in order to preserve, maintain and maximize the going concern value of the Debtors and to facilitate an orderly and successful reorganization of the Debtors. Without access to the DIP Facility and the authorized use of Cash Collateral upon the terms set forth herein, the Debtors and their estates will be immediately and irreparably harmed.

3. No Credit Available on More Favorable Terms. As set forth in the DIP Declarations and the First Day Declaration, the Debtors, based on current circumstances, are unable to obtain financing or other financial accommodations on more favorable terms from sources other than the DIP Lender. The Debtors are unable to obtain adequate unsecured credit allowable as an administrative expense under section 503(b)(1) of the Bankruptcy Code. The Debtors are also unable to obtain adequate secured credit allowable under sections 364(c)(1), 364(c)(2) and 364(c)(3) of the Bankruptcy Code without (a) granting to the DIP Lender the rights, benefits, remedies and protections set forth herein and in the DIP Documents, including the DIP Liens in all DIP Collateral and the DIP Superpriority Claims, and (b) granting to the Prepetition Secured Parties the rights, benefits remedies and protections set forth herein and in the DIP Documents, upon the terms set forth herein and therein.

4. Use of Proceeds of DIP Facility and Cash Collateral. As a condition to the DIP Lender providing the DIP Facility and the Prepetition Secured Parties consenting to the use of Prepetition Collateral (including Cash Collateral), each of the DIP Lender and the Prepetition Secured Parties as applicable require, and the Debtors have agreed, that all DIP Loan Proceeds and/or Cash Collateral shall be used and/or applied solely for the purposes expressly permitted in,

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and in a manner consistent with, the Approved Budget (subject to Permitted Variances) including (i) post-petition general corporate and working capital purposes of the Debtors; (ii) the DIP Professional Fees and Expenses (as defined below); (iii) the allowed administrative costs and expenses of the Chapter 11 Cases, including professional fees and expenses; (iv) payment of prepetition claims authorized by the Court and expressly contemplated by the Restructuring Support Agreement or consented to by the DIP Lender; (v) payment of the Prepetition RCF Obligations, in full, pursuant to the Restructuring Support Agreement; (vi) payment of the Adequate Protection Fees and Expenses and the Adequate Protection Payments; (vii) Adequate Protection Claims (as defined below); and (viii) any forecasted cash outlays included in any Approved Budget, in each case, subject to the terms and conditions of this Interim Order and the DIP Documents

5. Approved Budget. The Debtors have prepared and delivered to the DIP Lender, the Ad Hoc Group (as defined below), and the Consenting RCF Lenders (as defined in the Restructuring Support Agreement) the initial itemized cash flow forecast, which has been approved by the DIP Lender (the “Initial Approved Budget”), attached hereto as Schedule 1, reflecting, on a line item, cumulative and aggregate basis, a thirteen-week (13-week) detailed rolling cash projection. The Initial Approved Budget is an integral part of this Interim Order, and the DIP Lender and the Prepetition Secured Parties are relying, in part, upon the Debtors’ agreement to comply with the Approved Budget (subject to Permitted Variances) in determining to consent to the use of Cash Collateral, enter into the DIP Facility, and to allow the Debtors’ use of proceeds of the DIP Facility in accordance with the terms of this Interim Order and the DIP Documents.

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6. Consent by the Prepetition Secured Parties. The Prepetition Secured Parties have consented (or are deemed to have consented) to the Debtors’ use of Prepetition Collateral (including Cash Collateral) and to the Debtors’ entry into the DIP Facility, with the consent of the Prepetition RCF Agent and the Prepetition RCF Lenders expressly conditioned on repayment in full of the Prepetition RCF Obligations pursuant to the Initial Approved Budget as set forth in the Restructuring Support Agreement. The Prepetition Secured Parties shall have no liability for consenting to (or not opposing) the Debtors’ entry into the DIP Facility and the use of Prepetition Collateral, including Cash Collateral, pursuant to the terms of this Interim Order.

7. Good Faith. The terms of the DIP Facility and the DIP Documents, the terms of adequate protection granted to the Prepetition Secured Parties hereunder, and the terms upon which the Debtors may continue to use Prepetition Collateral, including Cash Collateral, pursuant to the terms of this Interim Order and the DIP Documents, were negotiated in good faith and at arm’s length among the DIP Loan Parties, the DIP Lender, the Prepetition Secured Parties and their respective representatives, and all of the DIP Loan Parties’ obligations and indebtedness arising under, in respect of, or in connection with, the DIP Facility, the DIP Documents and this Interim Order, including, without limitation, all loans, advances, extensions of credit and other financial accommodations made to and guarantees issued by the DIP Loan Parties pursuant to the DIP Documents, shall each be deemed to have been extended by the DIP Lender and each of their respective affiliates, in good faith, as that term is used in section 364(e) of the Bankruptcy Code, and in express reliance upon the protections offered by sections 364(e) of the Bankruptcy Code, and each of the claims, liens and security interests, rights, remedies, benefits and protections granted to the DIP Lender and the Prepetition Secured Parties (and their successors and assigns) pursuant to this Interim Order and the DIP Documents (including, without limitation, the DIP

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Liens, the DIP Superpriority Claims, the DIP Obligations, the Adequate Protection Liens, the Adequate Protection Claims, and the other Adequate Protection Obligations) shall be entitled to the full protection of section 364(e) of the Bankruptcy Code in the event that this Interim Order or any provision hereof is vacated, reversed, or modified, on appeal or otherwise. The Prepetition Secured Parties have acted in good faith, and each of the claims, liens and security interests, rights, remedies, benefits and protections granted to the Prepetition Secured Parties (and their successors and assigns) pursuant to this Interim Order and the DIP Documents (including, without limitation, all Adequate Protection Liens, Adequate Protection Claims, and other Adequate Protection Obligations) shall be entitled to the full protection of section 363(m) of the Bankruptcy Code in the event that this Interim Order or any provision hereof is vacated, reversed, or modified, on appeal or otherwise.

8. Proper Exercise of Business Judgment. Based on the Motion, the First Day Declaration, the DIP Declarations, the record presented to the Court at the Interim Hearing and these Chapter 11 Cases, the terms of the DIP Facility and the DIP Documents, the terms of adequate protection granted to the Prepetition Secured Parties as set forth in this Interim Order, and the terms upon which the Debtors may continue to use Prepetition Collateral (including Cash Collateral) pursuant to the terms of this Interim Order and the DIP Documents (i) were negotiated in good faith and at arm’s length among the DIP Loan Parties, the DIP Lender and the Prepetition Secured Parties, (ii) are fair, reasonable, and the best available to the Debtors under the circumstances, (iii) reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties, and (iv) are supported by reasonably equivalent value and fair consideration.

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9. Notice. Proper, timely, sufficient and appropriate notice of the Motion and the hearing on the Interim Order has been provided in accordance with the Bankruptcy Code, the Bankruptcy Rules and the Local Bankruptcy Rules, and no other or further notice of the Motion, or the hearing for the entry of this Interim Order shall be required.

10. Immediate Entry; Relief Essential. The Debtors have requested, and the Court hereby finds that sufficient cause exists for, the immediate entry of this Interim Order pursuant to Bankruptcy Rules 4001(b)(2) and 4001(c)(2) and the Local Bankruptcy Rules. Unless the relief set forth in this Interim Order is granted, the Debtors’ estates will be immediately and irreparably harmed. Consummation of the DIP Facility and the use of Prepetition Collateral (including Cash Collateral) upon the terms set forth in this Interim Order and the DIP Documents are necessary to preserve and maximize the value of the Debtors, are in the best interests of the Debtors and their estates, and are consistent with the Debtors’ exercise of their fiduciary duties.

NOW THEREFORE, based upon the foregoing findings and conclusions, the Motion, the First Day Declaration, the DIP Declarations, the evidence adduced at the Interim Hearing and the record before the Court, and after due consideration, and good and sufficient cause appearing therefor,

IT IS HEREBY ORDERED THAT:

1. Motion Granted. The Motion is hereby granted on an interim basis, and the DIP Facility and the use of Cash Collateral is hereby authorized and approved, in each case, upon the terms and conditions set forth in this Interim Order and the DIP Documents. Any objections to any of the relief set forth in this Interim Order that have not been withdrawn, waived, or settled, and all reservations of rights or other statements inconsistent with this Interim Order, are hereby denied and overruled. This Interim Order shall become effective and enforceable immediately upon its entry.

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2. Authorization of DIP Facility and DIP Documents.

a. Authorization of DIP Documents. The DIP Loan Parties are hereby authorized to (i) (x) enter into and perform all of their obligations, (y) if requested by the DIP Lender, execute and deliver, and (z) pay all fees, costs, expenses, indemnities and other amounts contemplated, under this Interim Order, the Approved Budget, the DIP Term Sheet and any applicable DIP Document, and (ii) perform all acts, to make, execute, deliver, enter into and perform under any and all other agreements, instruments, certificates, and other documents (including, without limitation, the execution and/or recordation of any collateral, pledge and security documents, mortgages, deeds of trust, control agreements, financing statements or other documents), and to perform all such other and further acts, that may be necessary, required or desirable for the DIP Loan Parties to perform their obligations under the DIP Facility, the DIP Documents and this Interim Order and to implement the transactions contemplated thereunder and hereunder.

b. Authorization to Borrow. The DIP Borrower is hereby authorized to borrow, and the DIP Guarantors are hereby authorized to jointly and severally guarantee the payment in full in cash of such borrowing with respect to, the principal amount of $[75 million] million (plus applicable paid-in-kind interest, fees (including professional fees and expenses), costs, expenses, charges and other amounts payable under this Interim Order and any applicable DIP Documents in connection with such borrowing), under the DIP Facility, subject to the terms and conditions (including any conditions precedent to such borrowing) set forth in this Interim Order, the DIP Term Sheet and any applicable DIP Documents. The DIP Loan Proceeds shall be placed into a

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segregated account held by the Debtors, it being understood that the DIP Loan Proceeds shall be used by the Debtors to, among other things, (i) repay the Prepetition RCF, (ii) make the Adequate Protection Payments due in the week ending November 3, 2023 and (iii) pay operating costs and expenses or other general corporate purposes of the Debtors prior to the Debtors using any Cash Collateral. The Debtors are hereby authorized to use the proceeds of the DIP Facility and all Cash Collateral solely in the manner and for the purposes expressly permitted in the Approved Budget (subject to Permitted Variances), this Interim Order, the DIP Term Sheet and any applicable DIP Documents. The Debtors are authorized to use the proceeds of the DIP Facility and Cash Collateral solely for the purposes set forth on, and in accordance with, the Initial Approved Budget and any other Approved Budget (as defined herein), including repaying in full the Prepetition RCF Obligations within seven (7) business days of the date hereof as set forth in the Restructuring Support Agreement.

c. DIP Interest and Expenses. The DIP Loan Parties are authorized and directed to pay any and all (i) interest (in kind) payable under the DIP Documents, (ii) amounts due (or that may become due) to the “Indemnified Party” (as defined below) in respect of the indemnification obligations under the DIP Documents, and (iii) any other amounts payable in connection with the DIP Facility, including DIP Professional Fees and Expenses (as defined below).

d. Indemnification. The Debtors shall agree to indemnify and hold harmless the DIP Lender (solely in its capacity as DIP Lender) and each of its respective affiliates and each of their respective officers, directors, employees, agents, advisors, attorneys and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and documented fees and out-of-pocket

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expenses of counsel), that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), arising out of or in connection with or by reason of the DIP Facility, or any of transactions contemplated hereby, except to the extent arising from an Indemnified Party’s actual fraud, gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any of the Debtors, any of their respective directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

e. Modification of DIP Documents. The DIP Loan Parties are hereby authorized to execute, deliver and perform under one or more amendments, waivers, consents, or other modifications to and under the DIP Documents, in each case, in accordance with the provisions of the DIP Term Sheet governing amendments thereto, each without further application to or order of the Court; provided, however, that any amendment, waiver, consents or other modification to the DIP Term Sheet shall require, at a minimum, the prior written consent of the DIP Lender and the Required Consenting Noteholders (as defined in the Restructuring Support Agreement)5 and the reasonable consent of the Threshold Consenting RCF Lenders (as defined in the Restructuring Support Agreement); provided, further, however, that any amendment that (a) shortens the maturity of the extensions of credit thereunder, (b) increases the aggregate commitments thereunder, or (c) increases the cash rate of interest payable with respect thereto shall require further Court approval.

[5]

In the event that the Restructuring Support Agreement is no longer in effect, “Required Consenting Noteholders” shall mean the holders of (a) 50.01% of the Prepetition 2025 Notes held by the members of the Ad Hoc Group and (ii) 50.01% of the Prepetition 2028 Notes held by the members of the Ad Hoc Group.

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3. DIP Obligations.

a. Upon entry of this Interim Order, the DIP Term Sheet and any applicable DIP Documents shall constitute valid, binding, enforceable, and non-avoidable obligations of each of the DIP Loan Parties, and shall be fully enforceable against each of the DIP Loan Parties, their estates, and any successors thereto, including, without limitation, any estate representative or trustee appointed in any of these Chapter 11 Cases or in any case under Chapter 7 of the Bankruptcy Code upon the conversion of any of the Chapter 11 Cases, or in any other proceedings superseding or relating to any of the foregoing, and/or upon the dismissal of any of the Chapter 11 Cases or any such successor cases (collectively, the “Successor Cases”), in each case, in accordance with the terms of the DIP Documents and this Interim Order.

b. Upon entry of this Interim Order, the DIP Term Sheet and any applicable DIP Documents, the DIP Loan Parties shall be jointly and severally liable for all DIP Obligations, including, without limitation, all loans, advances, indebtedness, obligations, extensions of credit, financial accommodations, principal, interest, payments, or similar amounts, fees, costs, expenses, charges, indemnification and reimbursement obligations (whether contingent or absolute), and all other amounts, whether or not such obligations arose before or after the Petition Date, whenever the same shall become due and payable, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, to the DIP Lender under the DIP Documents or this Interim Order.

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c. All obligations incurred, payments made, and transfers or grants of liens and security interests set forth in this Interim Order, the DIP Term Sheet and the DIP Documents by the DIP Loan Parties are granted to or for the benefit of the DIP Loan Parties for fair consideration and reasonably equivalent value and are granted contemporaneously with the making of the loans and commitments and other financial accommodations secured thereby. No obligation, payment, transfer, or grant of liens or security interests under this Interim Order, the DIP Term Sheet or the DIP Documents to the DIP Lender shall be limited, stayed, restrained, voidable, avoidable, or recoverable under the Bankruptcy Code or under any applicable law, or subject to any challenge, objection, defense or claim, including, without limitation, avoidance (whether under Chapter 5 of the Bankruptcy Code or under applicable law (including any applicable state law Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law)), reduction, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual or otherwise), reclassification, disgorgement, disallowance, impairment, marshalling, surcharge, recovery or other cause of action of any kind or nature whatsoever, whether arising under the Bankruptcy Code, applicable non-bankruptcy law or otherwise (subject, solely in the case of the DIP Professional Fees and Expenses (as defined below), only to the procedures set forth in paragraph [10] of this Interim Order).

4. No Obligation to Extend Credit. The DIP Lender shall have no obligation to make any loan or advance available under the DIP Documents unless all of the conditions precedent to the making of such loan or advance by the DIP Lender have been satisfied in full (or waived by the DIP Lender in its sole discretion) in accordance with the terms of this Interim Order, the DIP Term Sheet and any applicable DIP Documents. Notwithstanding anything contained in this Interim Order, the DIP Term Sheet or the DIP Documents to the contrary, in no event shall the aggregate principal amount of the DIP Facility Loans advanced under the DIP Facility pursuant to the DIP Documents (other than, for the avoidance of doubt, the amount of any interest paid-in-kind with respect thereto), at any time exceed the DIP Facility Commitment.

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5. DIP Liens and DIP Superpriority Claims.

a. As security for the prompt and complete payment and performance of all DIP Obligations when due (whether upon stated maturity, prepayment, acceleration, declaration or otherwise), effective and perfected as of the entry of this Interim Order, and without the necessity of the execution, recordation or filing by any of the DIP Loan Parties or the DIP Lender of any pledge, collateral or security documents, mortgages, deeds of trust, financing statements, notations of certificates of title, or any similar document or instrument, or the taking of any other action (including, without limitation, entering into any control agreements or taking any other action to take possession or control of any DIP Collateral), the DIP Lender, for the benefit of itself or any of its assigns, is hereby granted valid, binding, enforceable, non-avoidable, and automatically and properly perfected liens and security interests (collectively, the “DIP Liens”) in all DIP Collateral, in each case, subject and subordinate to the Carve Out, and subject to the relative priorities set forth herein. Notwithstanding anything to the contrary herein, the DIP Liens and DIP Obligations shall be junior in priority and subordinate to (x) the Prepetition Secured Liens and Prepetition Secured Obligations, (y) the Permitted Prior Liens, and (z) the Adequate Protection Liens and Adequate Protection Claims.

b. The term “DIP Collateral” means all assets and properties of each of the DIP Loan Parties and their estates, of any kind or nature whatsoever, wherever located, whether tangible or intangible, real, personal or mixed, whether now owned or consigned by or to, or leased from or to, or hereafter acquired by, or arising in favor of, each of the DIP Loan Parties (including under any trade names, styles or derivations thereof), whether prior to or after the Petition Date,

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including, without limitation, (i) all Prepetition Collateral, (ii) to the extent not Prepetition Collateral, all money, cash and cash equivalents, deposit accounts, securities accounts, commodities accounts or other accounts, accounts receivable, rights to payment, contracts and contract rights, minerals and mineral rights, instruments, documents and chattel paper, securities (whether or not marketable), goods, furniture, machinery, plants, equipment (including documents of title), vehicles, inventory (wherever located), real property and leasehold interests, fixtures, franchise rights, patents, tradenames, trademarks, copyrights, licenses and other intellectual property, general intangibles, tax or other refunds, or insurance proceeds, the issued and outstanding capital stock of each Debtor, other equity or ownership interests, including equity interests in subsidiaries and non-wholly-owned subsidiaries, limited liability company interests, partnership interests, financial assets, investment property, supporting obligations, letters of credit and letter of credit rights, commercial tort claims and other claims and causes of action, books and records, and all rents, products, offspring, profits, and proceeds of each of the foregoing and all accessions to, substitutions and replacements for each of the foregoing, including any and all proceeds of any insurance (including any business interruption and property insurance), indemnity, warranty or guaranty payable to any Debtor from time to time with respect to any of the foregoing, and (iii) subject to entry of the Final Order, all proceeds of or property recovered (whether by judgment, settlement, or otherwise) from all claims and causes of action arising under Chapter 5 of the Bankruptcy Code or any applicable state law Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law (collectively, the “Avoidance Action Proceeds”).

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c. Subject to the Carve-Out (as defined below), the DIP Collateral shall be subject to the following priorities:

i.

DIP Superpriority Claims. Pursuant to section 364(c)(1) of the Bankruptcy Code, the DIP Lender shall be entitled to superpriority claim status (the “DIP Superpriority Claims”) with priority over all administrative expense claims and unsecured claims existing as of the Petition Date or arising thereafter under the Bankruptcy Code, but shall be junior and subordinate to and subject to prior payment in full, in cash, of (x) the Carve-Out and (y) the Prepetition Secured Claims and Adequate Protection Claims of the Prepetition Secured Parties;

ii.

First Priority Liens on Unencumbered Property. Pursuant to section 364(c)(2) of the Bankruptcy Code, the DIP Lender shall have valid, enforceable, non-avoidable, fully and automatically perfected first priority liens on all of the Debtors’ rights in property of the Debtors’ estates as of the Petition Date that, as of the Petition Date, were unencumbered (and do not become perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code) (including, following entry of the Final Order, Avoidance Action Proceeds) (which liens shall be subject to the Carve-Out and shall be junior and subordinate to the Adequate Protection Liens); and

iii.

Junior Liens on Encumbered Property. Pursuant to section 364(c)(3) of the Bankruptcy Code, the DIP Lender shall have valid, enforceable, non-avoidable, fully and automatically perfected security interests in and liens on all of the Debtors’ rights in property of the Debtors’ estates as of the Petition Date that, as of the Petition Date, were subject to valid, perfected and non-avoidable liens and unavoidable liens in existence immediately prior to the Petition Date, which security interests and liens shall be junior and subordinate only to (w) the Carve-Out, (x) the Permitted Prior Liens, (y) the Prepetition Secured Liens, and (z) the Adequate Protection Liens.

d. Any provision of any lease, loan document, easement, use agreement, proffer, covenant, license, contract, organizational document or other agreement that requires the consent or approval of one or more landlords, licensors or other parties, or requires the payment of any fees or obligations to any governmental entity, non-governmental entity or any other person or entity, in order for any Debtor to pledge, grant, mortgage, sell, assign, or otherwise transfer any interest therein (including any fee or leasehold interest), any proceeds thereof or other DIP Collateral, shall be deemed inconsistent with the provisions of the Bankruptcy Code and shall have no force or effect with respect to the granting of the DIP Liens or Adequate Protection Liens in any such interest therein or other DIP Collateral, or in the proceeds of any assignment and/or sale thereof by any Debtor in favor of the DIP Lender and the Prepetition Secured Parties, as applicable, in accordance with the DIP Documents and this Interim Order.

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6. Use of DIP Collateral and Cash Collateral.

a. The Debtors are hereby authorized to use the DIP Loan Proceeds and all Cash Collateral solely to the extent expressly permitted under the Approved Budget (subject to Permitted Variances) and subject to the terms and conditions set forth in this Interim Order, the DIP Term Sheet and any applicable DIP Documents.

b. All determinations with respect to the use of Cash Collateral shall be made by the Prepetition Secured Parties in accordance with any applicable provisions of that certain First Lien Intercreditor Agreement, dated as of November 2, 2020, by and among Akumin, such subsidiaries of Akumin, as party thereto, and the Prepetition Agents, it being understood that upon repayment in full of the Prepetition RCF, and notwithstanding anything herein to the contrary, all such determinations with respect to the use of Cash Collateral shall be made by the Required Consenting Noteholders.

c. Without the prior written consent of the DIP Lender, the Required Consenting Noteholders, and the reasonable consent of the Threshold Consenting RCF Lenders, the DIP Loan Parties shall not sell, transfer, lease, encumber, or otherwise dispose of any portion of the DIP Collateral (or enter into any binding agreement to do so), except as may be expressly permitted by this Interim Order, the Initial Approved Budget, the DIP Term Sheet and any applicable DIP Documents. All collection and DIP Loan Proceeds, whether from ordinary course collections, asset sales, debt or equity issuances, insurance recoveries, condemnation, or otherwise, will be deposited and applied as required by this Interim Order, the DIP Term Sheet and any applicable DIP Documents. The Debtors shall not transfer any cash, assets, properties or other

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DIP Collateral to any DIP Loan Party or other affiliate of the Debtors that is not a Debtor in these Chapter 11 Cases without the prior written consent of the DIP Lender, the Required Consenting Noteholders, and the reasonable consent of Threshold Consenting RCF Lenders, each in their discretion.

d. Except as may be provided in the DIP Term Sheet or the DIP Documents, the Debtors are authorized and directed, upon the closing of a sale of any of the DIP Collateral that also constitutes Prepetition Collateral (the “Shared Collateral”) (other than sales in the ordinary course of business), to immediately pay all proceeds of any such sale to the Prepetition Secured Parties to satisfy the Prepetition Secured Obligations, Prepetition Secured Claims, Adequate Protection Obligations, and the Adequate Protection Claims until indefeasibly Paid in Full,6 as applicable, and then, thereafter, to the DIP Lender to satisfy the DIP Obligations in accordance with this Interim Order, the DIP Term Sheet, and the DIP Documents until Paid in Full; and any order approving the sale of such DIP Collateral shall provide that the sale is conditioned upon the payment of such Prepetition Secured Obligations, Prepetition Secured Claims, Adequate Protection Claims, other Adequate Protection Obligations, (except to the extent otherwise agreed in writing by the DIP Lender, the Required Consenting Noteholders, and the Required Consenting RCF Lenders (as defined in the Restructuring Support Agreement) solely with respect to the Adequate Protection Obligations, as applicable).

[6]

For purposes hereof, the term “Paid in Full” or “Payment in Full” means, with respect to the DIP Obligations or the Prepetition Secured Obligations (as the case may be), the irrevocable and indefeasible payment in full in cash of all DIP Obligations or Prepetition Secured Obligations (as the case may be), other than contingent indemnification and expense reimbursement obligations for which no claim or demand has been asserted, and all commitments thereunder shall have irrevocably, permanently and finally expired or shall have been terminated, cancelled and discharged.

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e. Except as may be provided in the DIP Term Sheet or the DIP Documents, the Debtors are authorized and directed, upon the closing of a sale of any of the DIP Collateral that does not constitute Prepetition Collateral (other than sales in the ordinary course of business), to immediately pay all proceeds of any such sale to (x) the Prepetition Secured Parties to satisfy the Adequate Protection Obligations and the Adequate Protection Claims, if any, until indefeasibly Paid in Full, and (y) then, thereafter, to the DIP Lender to satisfy the DIP Obligations in accordance with this Interim Order, the DIP Term Sheet, and the DIP Documents until Paid in Full; and any order approving the sale of such DIP Collateral shall provide that the sale is conditioned upon the payment of such Adequate Protection Claims, other Adequate Protection Obligations, and the DIP Claims (except to the extent otherwise agreed in writing by the DIP Lender and the Required Consenting Noteholders, as applicable).

7. Turnover Provision with respect to Collateral. With respect to any DIP Collateral and any proceeds thereof (other than the DIP Loan Proceeds), until the Prepetition Secured Obligations are indefeasibly Paid in Full, or the Prepetition Secured Parties have otherwise agreed in writing, the DIP Lender may not accept or receive any such DIP Collateral and any proceeds thereof, in satisfaction, in whole or in part, of the DIP Obligations, as the case may be. Any such DIP Collateral or the proceeds thereof so received by the DIP Lender shall be segregated and deemed to be held in trust for the benefit of the Prepetition Secured Parties and/or holders of Permitted Prior Liens and promptly turned over to the applicable Prepetition Secured Lenders and/or holders of Permitted Prior Liens, as applicable, to be applied in accordance with the this Interim Order, the Prepetition Debt Documents and/or as otherwise required by law, in the same form as received, with any necessary endorsements. Upon the turnover of such DIP Collateral or any proceeds thereof as contemplated by the immediately preceding sentence, the DIP Obligations purported to be satisfied by the payment of such DIP Collateral or the proceeds thereof shall be immediately reinstated in full as though such payment had never occurred. Notwithstanding

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anything contained in this Interim Order, the DIP Term Sheet or the DIP Documents to the contrary, the Debtors, may seek Court authority to incur replacement junior postpetition financing, provided that (i) without the consent of the Required Consenting Noteholders and the reasonable consent of the Threshold Consenting RCF Lenders, the terms and conditions shall be no worse to the Prepetition Secured Parties than those of the DIP Facility (it being understood that for the purposes of the foregoing, any such junior postpetition financing that does not convert to equity on the effective of the Prepackaged Plan on the same terms and conditions as the DIP Facility shall be deemed worse to the Prepetition Secured Parties) and (ii) the proceeds of such replacement junior postpetition financing shall be sufficient to satisfy all the DIP Obligations and shall be applied to the satisfaction of all DIP Obligations until all DIP Obligations are Paid in Full pursuant to the DIP Term Sheet.

8. Approved Budget. The DIP Loan Parties shall update the Initial Approved Budget as necessary but shall not update the Initial Approved Budget less frequently than once every two weeks (each, a “Proposed Budget”). Upon the DIP Loan Parties’ receipt of the DIP Lender’s approval (in its sole and exclusive discretion) of a Proposed Budget, such budget shall become an “Approved Budget” and shall replace the then-operative Approved Budget for all purposes. The Initial Approved Budget shall be the Approved Budget until such time as a new Proposed Budget is approved, following which such Proposed Budget shall constitute the Approved Budget until a subsequent Proposed Budget is approved. The Debtors shall operate in accordance with the Approved Budget and all disbursements shall be consistent with the provisions of the Approved Budget (subject to the Permitted Variances). The Debtors may submit additional Proposed Budgets to the DIP Lender, but until the DIP Lender approves such Proposed Budget, it shall not become an Approved Budget and the Debtors shall continue to comply with the then-operative

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Approved Budget. The DIP Lender’s failure to respond to any submitted Proposed Budget shall not be deemed to be the DIP Lender’s approval of the same. Copies of all Proposed Budgets shall be provided to the Ad Hoc Group and the Consenting RCF Lenders contemporaneously with such Proposed Budget being provided to the DIP Lender. Copies of any Approved Budget shall be provided to the Ad Hoc Group and the Consenting RCF Lenders upon such budget becoming an Approved Budget. The Required Consenting Noteholders and the Threshold Consenting RCF Lenders reserve the right to seek relief from the Court in the event the Required Consenting Noteholders and the Threshold Consenting RCF Lenders determine in their reasonable discretion that they have objections to the use of Cash Collateral in any Proposed Budget and, in the event of any such objection, upon the DIP Lender’s approval, a Proposed Budget shall be an Approved Budget until the Court issues an order otherwise with respect to such objection.

9. Adequate Protection.

a. Subject only to the Carve Out and the terms of this Interim Order, pursuant to sections 361, 362, 363(e), and 364 of the Bankruptcy Code and in consideration of the Stipulations and consents set forth herein, as adequate protection of their liens and interests in the Prepetition Collateral (including Cash Collateral), for any aggregate Diminution in Value resulting from the Carve Out, the sale, lease, or use of the Prepetition Collateral (including Cash Collateral), the imposition of the automatic stay pursuant to section 362 of the Bankruptcy Code, and any other reason for which adequate protection may be granted under the Bankruptcy Code, the Prepetition Secured Parties are hereby granted the following (collectively, the “Adequate Protection Obligations”):

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i.

Adequate Protection Liens. The Prepetition Secured Parties are hereby granted, as security for and solely to the extent of any Diminution in Value, additional and replacement valid, binding, enforceable, non-avoidable, effective and automatically perfected liens on, and security interest in (the “Adequate Protection Liens”) the Prepetition Collateral (including Cash Collateral) and the DIP Collateral (collectively, the “Adequate Protection Collateral”), without the necessity of the execution, recordation or other filing of any security agreements, control agreements, pledge agreements, financing statements, mortgages, or other similar documents. The Adequate Protection Liens shall be subject and junior only to the Permitted Prior Liens (if any) and the Carve Out and shall be senior in all respects to the DIP Liens.

ii.

Adequate Protection Superpriority Claims. The Prepetition Secured Parties are hereby granted, to the extent provided by sections 503(b) and 507(b) of the Bankruptcy Code, superpriority administrative expense claims (the “Adequate Protection Claims”) against each of the Debtors to the extent of any Diminution in Value, which shall be payable by each of the Debtors on a joint and several basis and shall have recourse to all DIP Collateral. The Adequate Protection Claims shall be (a) subject and subordinate only to the Carve Out, and (b) senior to any and all other administrative expense claims and all other claims against each of the Debtors and their estates, now existing or hereafter arising, of any kind or nature whatsoever, including without limitation, administrative expense claims of the kinds specified in or ordered pursuant to sections 105, 326, 328, 330, 331, 365, 503(a), 506(c) (subject to entry of a Final Order), 507(a), 507(b), 546(c), 726, 1113 and 1114 of the Bankruptcy Code, and any DIP Superpriority Claims.

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iii.

Reasonable Fees, Costs and Expenses. As further adequate protection, the Debtors are authorized and directed to pay the reasonable and documented prepetition and postpetition fees and expenses of the Prepetition Secured Parties incurred in connection with any and all aspects of the Chapter 11 Cases, including (i) professional fees and expenses of the ad hoc group comprised of beneficial holders of Prepetition 2025 Notes and Prepetition 2028 Notes represented by Akin Gump Strauss Hauer & Feld LLP (the “Ad Hoc Group”), local counsel to the Ad Hoc Group (if any) and such other attorneys, accountants, other professionals, advisors and consultants for the Ad Hoc Group, if any, as may be mutually agreed to by the Ad Hoc Group, Stonepeak and the Debtors, (collectively, the “Ad Hoc Group Advisors”), (ii) professional fees and expenses of King & Spalding LLP, local counsel to the Consenting RCF Lenders, and such other attorneys, accountants, other professionals, advisors and consultants for the Consenting RCF Lenders, if any, as may be mutually agreed to by the Consenting RCF Lenders, Stonepeak, and the Debtors (collectively, the “Consenting RCF Lender Advisors”); in each case in accordance with the terms of any engagement letters for such professionals and the Debtors (collectively, the “Adequate Protection Fees and Expenses”),

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iv.

Adequate Protection Cash Payments. As further Adequate Protection, the Debtors are authorized and directed to make cash payments to the holders of Prepetition 2025 Noteholders, Prepetition 2028 Noteholders, and the Prepetition RCF Lenders in an amount equal to interest at the non-default rate as and when due under the Prepetition 2025 Notes Documents and the Prepetition 2028 Notes Documents (the “Adequate Protection Payments”).

v.

Reporting Requirements. As further Adequate Protection, the Prepetition Secured Parties shall be entitled to delivery of all reports and notices deliverable to the DIP Lender pursuant to the DIP Term Sheet, the DIP Documents, and this Interim Order.

b. Right to Seek Additional Adequate Protection. This Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, the rights of the Prepetition Secured Parties to request additional forms of adequate protection at any time or any party in interest’s right to object thereto.

c. Adequate Protection Reservation of Rights of Prepetition Secured Parties. Notwithstanding any other provision hereof, the grant of adequate protection to the Prepetition Secured Parties pursuant to this Interim Order shall not be deemed an admission that the interests of such Prepetition Secured Parties are indeed adequately protected, and is without prejudice to the right of the Prepetition Secured Parties to seek additional relief with respect to the use of Prepetition Collateral (including Cash Collateral), or to seek modification of the grant of adequate protection provided hereby so as to provide different or additional adequate protection, and without prejudice to the right of the Debtors or any other party in interest to contest any such modification. Nothing herein shall be deemed to waive, modify or otherwise impair the respective rights of the Prepetition Secured Parties under the Prepetition Debt Documents or under applicable law, and the Prepetition Secured Parties expressly reserve all of their respective rights and remedies whether

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now existing or hereafter arising under the Prepetition Debt Documents and applicable law. Without limiting the foregoing, and subject only to the Carve Out, nothing contained in this Interim Order shall impair or modify the application of section 507(b) of the Bankruptcy Code in the event that the adequate protection provided hereunder is insufficient to compensate the Prepetition Secured Parties for any Diminution in Value during the Chapter 11 Cases.

10.	Fees and Expenses; Payments.

a. The payment of all Adequate Protection Fees and Expenses and any DIP Professional Fees and Expenses hereunder shall not be subject to further application to or approval of the Court, and shall not be subject to allowance or review by the Court or subject to the fee guidelines of the Office of the United States Trustee (the “U.S. Trustee”), and no attorney or advisor to the DIP Lender or the Prepetition Secured Parties shall be required to file an application seeking compensation for services or reimbursement of expenses with the Court; provided, however, that any time such professionals seek payment of fees and expenses from the Debtors from and after the Petition Date but prior to the effective date of any chapter 11 plan, each such professional shall provide summary copies of its invoices (which shall not be required to contain time entries and which may be redacted or modified to the extent necessary to delete any information subject to the attorney-client privilege, any information constituting attorney work product, or any other confidential information, and the provision of their invoices shall not constitute any waiver of the attorney-client privilege or of any benefits of the attorney work product doctrine) to lead restructuring counsel to the Debtors, the U.S. Trustee, and any Committee, if any (collectively, the “Review Parties”). Any objections raised by any Review Party with respect to such invoices must be in writing and state with particularity the grounds therefor and must be submitted to the affected professional within ten (10) calendar days after delivery of

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such invoices to the Review Parties (such ten (10) day calendar period, the “Review Period”). If no written objection is received prior to the expiration of the Review Period from the Review Parties, the Debtors shall pay such invoices within two (2) Business Days following the expiration of the Review Period. If an objection is received within the Review Period from the Review Parties, the Debtors shall promptly pay the undisputed amount of the invoice, and the disputed portion of such invoice shall not be paid until such dispute is resolved by agreement between the affected professional and the objecting party or by order of this Court. Any hearing to consider such an objection to the payment of any fees, costs or expenses set forth in a professional fee invoice hereunder shall be limited to the reasonableness of the fees, costs and expenses that are the subject of such objection.

b. Notwithstanding anything contained in this paragraph to the contrary, unless otherwise agreed to by the DIP Loan Parties and the relevant professional, (i) following the entry of this Interim Order, the DIP Loan Parties shall be authorized to pay in full in cash the reasonable and documented fees and expenses of the professionals for the DIP Lender arising on or before the Petition Date, (ii) upon the Closing Date (as defined in the DIP Term Sheet), the DIP Loan Parties shall be authorized to pay in full in cash the reasonable and documented fees and expenses of the professionals for the DIP Lender arising from the Petition Date through and including the Closing Date, in each case, without the need for any professional engaged by or on behalf of the DIP Lender to first deliver a copy of their invoices to any of the Review Parties (other than the DIP Loan Parties), and (iii) following the Closing Date, the DIP Loan Parties shall be authorized to pay in full in cash the reasonable and documented fees and expenses of the professionals for the DIP Lender incurred after the Closing Date (collectively, the “DIP Professional Fees and Expenses”).

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c. Notwithstanding anything contained in this paragraph 10 to the contrary, to the extent any chapter 11 plan filed in these Chapter 11 Cases and confirmed by an order of this Court provides for different procedures for the submission of invoices and payment of professional fees of any professional persons that the Debtors are authorized to pay pursuant to this Interim Order, then the procedures set forth in such confirmed chapter 11 plan shall control, provided that no such professional person shall be subject to more onerous procedures for compensation than are set forth herein.

d. Notwithstanding anything contained in this Interim Order to the contrary, any and all payments, fees, costs, expenses and other amounts paid at any time by any of the DIP Loan Parties to the DIP Lender or the Prepetition Secured Parties, as applicable, pursuant to the requirements of this Interim Order or the DIP Documents, whether prior to, on or after the Petition Date, shall be non-refundable and irrevocable, are hereby approved (and to the extent paid prior to entry of the Interim Order, ratified in full), and shall not be subject to any challenge, objection, defense, claim or cause of action of any kind or nature whatsoever, including, without limitation, avoidance (whether under Chapter 5 of the Bankruptcy Code or under applicable law (including any applicable state law Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law)), reduction, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual, or otherwise), reclassification, disgorgement, disallowance, impairment, marshaling, surcharge or recovery or any other cause of action, whether arising under the Bankruptcy Code, applicable non-bankruptcy law or otherwise, by any person or entity.

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11. Reservation of Rights. Except as otherwise expressly provided herein or in the DIP Documents, the entry of this Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly: (a) the rights of the DIP Lender or the Prepetition Secured Parties to seek any other or supplemental relief in respect of the DIP Loan Parties, (b) the rights of the DIP Lender or the Prepetition Secured Parties under the DIP Documents or the Prepetition Debt Documents, the Bankruptcy Code or applicable non-bankruptcy law, including, without limitation, the right to request modification of the automatic stay of section 362 of the Bankruptcy Code, or (c) any other rights, claims, or privileges (whether legal, equitable or otherwise) of the DIP Lender or the Prepetition Secured Parties.

12. Modification of Automatic Stay. The automatic stay imposed by section 362(a) of the Bankruptcy Code is hereby vacated and modified, without application to or further order of this Court, to permit: (a) the DIP Loan Parties to grant the DIP Liens and the DIP Superpriority Claims, and to perform such acts as the DIP Lender may request to assure the perfection and priority of the DIP Liens, (b) the DIP Loan Parties to incur all liabilities and obligations to the DIP Lender as contemplated under this Interim Order and the DIP Documents, (c) the Debtors to grant the Adequate Protection Liens and Adequate Protection Claims and other Adequate Protection Obligations, and to perform such acts as the Prepetition Secured Parties may request to assure the perfection and priority of the Adequate Protection Claims, (d) the DIP Loan Parties to incur all liabilities and obligations to the Prepetition Secured Parties, including all Adequate Protection Claims and other Adequate Protection Obligations, as contemplated under this Interim Order and the DIP Documents, (e) the DIP Loan Parties to pay all amounts required hereunder and under the DIP Documents, (f) the DIP Lender and the Prepetition Secured Parties to retain and apply payments made in accordance with the terms of this Interim Order and the DIP Documents, (g) subject in all respects to paragraph 16 of this Interim Order, the DIP Lender and the Prepetition Secured Parties to exercise, upon the occurrence of any Termination Event (as defined below), all

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rights and remedies provided for in this Interim Order, the DIP Documents, or applicable law, (h) the DIP Loan Parties to perform under this Interim Order and the DIP Documents, and to take any and all other actions that may be necessary, required or desirable for the performance by the DIP Loan Parties under this Interim Order and the DIP Documents and the implementation of the transactions contemplated hereunder and thereunder, and (i) the implementation of all of the terms, rights, benefits, privileges, remedies, and provisions of this Interim Order and the DIP Documents.

13. Perfection of DIP Liens and Adequate Protection Liens.

a. This Interim Order shall be sufficient and conclusive evidence of the attachment, validity, perfection, and priority of all liens and security interests granted hereunder and under the DIP Documents, including, without limitation, the DIP Liens and the Adequate Protection Liens, without the necessity of the execution, recordation or filing of any pledge, collateral or security agreements, mortgages, deeds of trust, lockbox or control agreements, financing statements, notations of certificates of title for titled goods, or any other document or instrument, or the taking of any other action (including, without limitation, entering into any deposit account control agreement or other act to take possession or control of any DIP Collateral), to attach, validate, perfect or prioritize such liens and security interests, or to entitle the DIP Lender and the Prepetition Secured Parties to the priorities granted herein (other than, to the extent applicable, any such filings required under applicable non-U.S. law to attach, validate, perfect or prioritize such liens).

b. Without in any way limiting the automatically effective perfection of the liens and security interests granted under this Interim Order and the DIP Documents, the DIP Lender and the Prepetition Secured Parties, respectively, are hereby authorized, but not required, as they in their sole discretion may determine for any reason, to execute, file and record (and to

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execute in the name of the DIP Loan Parties, as their true and lawful attorneys, with full power of submission, to the maximum extent permitted under applicable law) financing statements, trademark filings, copyright filings, mortgages, notices of lien or similar instruments in any jurisdiction, or take possession or control over cash or securities, or to amend or modify security documents, or to subordinate existing liens and any other similar action or action in connection therewith or take any other action in order to validate, perfect, preserve and enforce the liens and security interests granted to them hereunder or under the DIP Documents or to otherwise evidence such liens and security interests in all DIP Collateral (each, a “Perfection Action”); provided, however, that, whether or not the DIP Lender or the Prepetition Secured Parties determine, in their sole discretion, to take any Perfection Action with respect to any liens or security interests granted hereunder, such liens and security interests shall nonetheless be deemed valid, perfected, allowed, enforceable, non-avoidable as of the entry of this Interim Order. The DIP Loan Parties, without any further consent of any party, are authorized and directed to take, execute, deliver and file such instruments (in each case, without representation or warranty of any kind) to enable the DIP Lender and/or the Prepetition Secured Parties to further validate, perfect, preserve and enforce the DIP Liens and the Adequate Protection Claims. All such documents will be deemed to have been recorded and filed as of the Petition Date.

c. A certified copy of this Interim Order may, as the DIP Lender or Prepetition Secured Parties, as applicable, may determine in their discretion, be filed with or recorded in filing or recording offices in addition to or in lieu of any financing statements, trademark filings, copyright filings, mortgages, notices of lien or similar instruments, and all filing offices are hereby authorized and directed to accept such certified copy of this Interim Order for filing and/or recording, as applicable. The automatic stay of section 362(a) of the Bankruptcy Code shall be modified to the extent necessary to permit the DIP Lender or the Prepetition Secured Parties to take all actions, as applicable, referenced in this paragraph.

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14. Maintenance of DIP Collateral. Until such time as all DIP Obligations are Paid in Full (or as otherwise agreed in writing by the DIP Lender), the DIP Loan Parties shall continue to maintain all property, operational, and other insurance as required and as specified in the DIP Documents. Upon the entry of this Interim Order, the DIP Lender, for the benefit of itself or any of its assigns, shall automatically be deemed to be named as additional insured and lender loss payee under each insurance policy maintained by the DIP Loan Parties (including all property damage and business interruption insurance policies of the DIP Loan Parties, whether expired, currently in place, or to be put in place in the future), and shall act in that capacity and distribute any proceeds recovered or received in respect of any such insurance policies in accordance with the terms of this Interim Order and the DIP Documents.

15. Reporting. Without limiting the requirements contained herein or in the DIP Documents, the DIP Loan Parties and their representatives shall (a) provide the DIP Lender, the Ad Hoc Group and the Prepetition RCF Lenders with (i) all reports, documents, and information required to be delivered under the DIP Documents (including, but not limited to, Variance Reports (as defined in the DIP Term Sheet)), pleadings or motion to be filed on behalf of any Debtor in these Chapter 11 Cases at least three (3) days prior to such filing (or, if not practicable, as soon as reasonably practicable)), and (ii) reasonable access, upon reasonable notice and during regular business hours, to the DIP Loan Parties’ books and records, assets and properties, for purposes of monitoring the DIP Loan Parties’ businesses and operations and the value of the DIP Collateral and the Prepetition Collateral, and (b) cooperate and consult with, and provide information reasonably requested by the DIP Lender, the Ad Hoc Group, and the Prepetition RCF Lenders (and

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their respective advisors) concerning the Debtors’ businesses, financial condition, properties, business operations and assets, and the Debtors hereby authorize their representatives to cooperate and consult with, and promptly provide to the such parties (in each case, together with their respective advisors) such information. All such reporting shall be in form and with sufficient detail as is acceptable to the DIP Lender in its sole discretion.

16. Termination Event; Exercise of Remedies.

a. Termination Event. The occurrence of any of the following shall constitute a “Termination Event” under this Interim Order (each a “Termination Event”): (i) the occurrence of sixty (60) calendar days after the Petition Date (the “Outside Date”); provided, that the Outside Date will be automatically extended by up to an additional sixty (60) calendar days if the regulatory approvals necessary to consummate the Prepackaged Plan have not yet been obtained by the Debtors and all other conditions to the occurrence of the effective date of the Prepackaged Plan have been satisfied or waived other than those conditions that by their nature are to be satisfied on the effective date of the Prepackaged Plan; provided, further Outside Date may be further extended pursuant to and in accordance with the terms of the Restructuring Support Agreement; (ii) the first business day on which the Interim Order expires by its terms or is terminated, unless the Final Order has been entered and become effective prior thereto; (iii) the Debtors’ failure to comply in any material respect with the provisions of this Interim Order, (iv) the conversion of any of these Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code; (v) the dismissal of any of these Chapter 11 Cases; (vi) termination of the Restructuring Support Agreement by any of (x) the Debtors, (y) the Required Consenting Noteholders, and (z) the DIP Lender; (vii) with respect to the Prepetition 2025 Noteholders and Prepetition 2028 Noteholders, except as otherwise agreed by the Consenting Noteholder in writing, (x) the Bankruptcy Court enters an order in favor of any

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Committee, any ad hoc committee, or any other party in interest granting standing to pursue any claims against the Prepetition 2025 Notes Secured Parties or the Prepetition 2028 Notes Secured Parties, (y) an objection to any of the claims of any such party is sustained, or (z) any lien held by any such party is avoided, subordinated, or disallowed; and (viii) the occurrence of any other Event of Default (as defined in the DIP Term Sheet) unless waived in writing (including by email) by the DIP Lender.

b. Remedies Upon a Termination Event. The Debtors shall immediately provide notice to the DIP Lenders and the Prepetition Secured Parties of the occurrence of a Termination Event.

i.

Upon the occurrence and during the continuance of any Termination Event (other than the Termination Events listed in clause (vii) of 16(a) hereof), and without further application to or order from the Court, the automatic stay provisions of Section 362 of the Bankruptcy Code shall be vacated and modified to the extent necessary to permit the DIP Lender to take any of the following actions, at the same or different times (each, a “Termination Event Action”): issue a written notice (the “Termination Notice”) [7] (which may be via email) to the Debtors and their counsel, the U.S. Trustee, and lead restructuring counsel for the official statutory committee of unsecured creditors in the chapter 11 cases pursuant to section 1102 of the Bankruptcy Code (to the extent appointed in these chapter 11 cases, the “Committee”), if any, the Ad Hoc Group and the Prepetition RCF Lenders (the “DIP

[7]	For the avoidance of doubt, the Carve Out Notice (as defined below) and the Termination Notice may be included in the same notice.

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Remedies Notice Parties”) (i) declaring the occurrence of a Termination Event; (ii) declaring all DIP Obligations to be immediately due and payable, without presentment, demand or protest or other notice of any kind, all of which are expressly waived by the DIP Loan Parties, and (iii) declaring the suspension or termination of the DIP Facility as to any further liability or obligation of the DIP Lender thereunder, but without affecting the DIP Liens or DIP Obligations.

ii.

In the event (i) the occurrence of a Termination Event set forth in clauses (i)-(vii) of paragraph 16(a) hereof or (ii) the DIP Lender takes a Termination Event Action on account of the occurrence of the Termination Event set forth in clause (viii) of paragraph 16(a) hereof, then (x) the Debtors’ ability to use Cash Collateral hereunder shall terminate immediately (provided that until the end of a Remedies Notice Period (as defined below), the Debtors may use the DIP Loan Proceeds and Cash Collateral solely to fund (A) operations in accordance with the Approved Budget and (B) the Carve-Out Reserves) and (y) upon five business days’ advance written notice (which may be via email) (the “Prepetition Remedies Notice” and such five business day period, the “Prepetition Remedies Notice Period”) by any of the Prepetition Secured Parties to (1) the Debtors and their counsel, (2) counsel to the DIP Lender, (3) the U.S. Trustee and (4) lead restructuring counsel to the Committee (if any) (the “Prepetition Remedies Enforcement Notice”), the automatic stay provisions of Bankruptcy Code section 362 shall be vacated and modified to the extent necessary to permit the

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Prepetition Secured Parties to exercise any rights and remedies available under applicable law to satisfy the Prepetition Secured Obligations and the Adequate Protection Obligations. The only permissible basis for the Debtors, any Committee or any other party in interest to contest, challenge or object to a Prepetition Remedies Enforcement Notice shall be solely with respect to the validity of the Termination Event(s) giving rise to the Prepetition Remedies Notice and/or the adherence of the Prepetition Secured Parties to the procedures set forth in this paragraph. For the avoidance of doubt, upon the repayment in full in cash of the Prepetition RCF Obligations, all actions pursuant to this paragraph shall be determined by the Required Consenting Noteholders.

iii.

Notwithstanding anything to the contrary herein, other than the DIP Lender taking a Termination Event Action or unless otherwise consented to in writing by the Required Consenting Noteholders, until the Prepetition Secured Obligations and Adequate Protection Obligations are Paid in Full, the DIP Lender will not exercise or seek to exercise any rights and remedies with respect to any Shared Collateral or commence or prosecute enforcement of any rights and remedies with respect to any Shared Collateral, including the filing of a Stay Relief Motion (as defined below) (an “Enforcement Action”) without providing counsel to the Ad Hoc Group thirty (30) days advance written notice (which may be via email) (the “Standstill Notice” and such thirty (30) day period, the “Standstill Period”) of the DIP Lender’s intent to pursue a an Enforcement Action;

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provided, that in no event shall the DIP Lender take any Enforcement Action after expiration of the Standstill Period if, notwithstanding the expiration of the Standstill Period any of the Prepetition Secured Parties shall have commenced prior to the expiration of the Standstill Period and are diligently pursuing in good faith any Enforcement Action. Upon expiration of the Standstill Period and provided that five (5) business days’ advance written notice has been given to the DIP Remedies Notice Parties (which may be via email and given prior to the expiration of the Standstill Period), the DIP Lender shall be permitted to file a motion with the Court using a CM/ECF emergency code seeking emergency relief from the automatic stay (a “Stay Relief Motion”) to exercise the DIP Lender’s rights and remedies in respect of the Shared Collateral, for which motion the Debtors consent to emergency consideration, including no less than three (3) business days’ notice.

iv.

With respect to any DIP Collateral that is not Shared Collateral, upon the occurrence and during the continuance of any Termination Event (other than the Termination Events listed in clause (vii) of paragraph 16(a) hereof) and five (5) business days’ advance written notice (which may be via email) by the DIP Lender to the Remedies Notice Parties, the DIP Lender shall be permitted to file a Stay Relief Motion to exercise the DIP Lender’s rights and remedies in respect of the DIP Collateral that is not Shared Collateral, for which motion the Debtors consent to emergency consideration, including no less than three (3) business days’ notice.

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v.

At any hearing on any Stay Relief Motion, the Bankruptcy Court may fashion an appropriate remedy, which may include the exercise of any and all rights available to the DIP Lender, as applicable, under the DIP Term Sheet and the DIP Documents and the Interim DIP Order, subject in all respects to paragraph 7 hereof and the lien and claim priorities set forth herein. At such hearing, the Prepetition Secured Parties and the DIP Lender may assert any and all objections to, and arguments regarding, such Stay Relief Motion, including whether there has been a Diminution in Value of the Prepetition Secured Parties’ interests in the Prepetition Collateral and the amount of any resulting Adequate Protection Claim.

vi.

Notwithstanding the foregoing, solely with respect to DIP Collateral that constitutes DIP Loan Proceeds (if any), upon the occurrence and during the continuation of a Termination Event (other than the Termination Events listed in clause (vii) of paragraph 16(a) hereof) and upon five (5) business days’ advance written notice (which may be via email) by the DIP Lender to the DIP Remedies Notice Parties (the “DIP Remedies Enforcement Notice”), the automatic stay provisions of Bankruptcy Code section 362 shall be vacated and modified to the extent necessary to permit the DIP Lender to exercise any rights and remedies to satisfy the DIP Obligations from the DIP Loan Proceeds. The only permissible basis for the Debtors, any Committee or any other party in interest to contest, challenge or object to a DIP Remedies Enforcement Notice shall be solely with respect to (x) the validity of the Termination Event(s) giving rise to the DIP Remedies Enforcement Notice, and (y) the adherence of the DIP Lender to the procedures set forth in this paragraph.

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c. Cooperation. The DIP Loan Parties shall cooperate with the DIP Lender and the applicable Prepetition Secured Parties, and the DIP Lender and the applicable Prepetition Secured Parties shall cooperate with each other, in their efforts to enforce their respective liens and security interests in the DIP Collateral or the Prepetition Collateral, as applicable, and (other than the right to contest whether a Termination Event has occurred and is continuing) the DIP Loan Parties shall not take or direct any entity to take any action designed or intended to hinder or restrict in any respect such party from enforcing its rights or remedies in the DIP Collateral or the Prepetition Collateral, as applicable, in a manner inconsistent with the terms of this Interim Order.

17. No Waiver by Failure to Seek Relief. The rights and remedies of the DIP Lender and the Prepetition Secured Parties specified herein are cumulative and not exclusive of any rights or remedies that the DIP Lender or the Prepetition Secured Parties may have under this Interim Order, the DIP Documents, the Prepetition Debt Documents, applicable law or otherwise. The failure or delay on the part of any of the DIP Lender or the Prepetition Secured Parties to seek relief or otherwise exercise their rights and remedies under this Interim Order, the DIP Documents, the Prepetition Debt Documents or applicable law, as the case may be, shall not constitute a waiver of any of their respective rights hereunder, thereunder or otherwise. Except as expressly set forth herein, none of the rights or remedies of the DIP Lender or the Prepetition Secured Parties under this Interim Order, the DIP Documents and the Prepetition Debt Documents shall be deemed to have been amended, modified, suspended, or waived unless such amendment, modification, suspension, or waiver is express, in writing and signed by the requisite parties under the DIP Documents and the requisite parties under the Prepetition Debt Documents, as applicable. No consents required hereunder by any of the DIP Lender or the Prepetition Secured Parties shall be implied by any inaction or acquiescence by any of the DIP Lender or the Prepetition Secured Parties (as applicable).

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18. Carve Out.

a. Priority of Carve Out. Each of the DIP Liens, the DIP Superpriority Claims, the Prepetition Secured Liens, and the Adequate Protection Claims, shall be subject and subordinate to payment of the Carve Out. The Carve Out shall be senior to all claims and liens over all assets of the Debtors, including any DIP Collateral and Prepetition Collateral, as set forth in this Interim Order. For the avoidance of doubt, after the occurrence of the DIP Termination Notice and the date upon which the DIP Obligations are Paid in Full, the Carve Out shall remain in effect as to the Prepetition Obligations and the Adequate Protection Claims, and the Debtors shall be permitted and required to continue to fund amounts in relation to the Carve Out in accordance with the terms of this Interim Order.

b. Carve Out. As used in this Interim Order, the term “Carve Out” means the sum of (i) all unpaid fees required to be paid to the Clerk of the Court and to the U.S. Trustee under 28 U.S.C. § 1930(a) plus interest at the statutory rate pursuant to 31 U.S.C. § 3717, (ii) all unpaid reasonable fees and expenses up to $50,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the Carve-Out Notice (as defined below)), (iii) to the extent allowed at any time, whether by interim order, final order, or other order, all accrued but unpaid fees and expenses (excluding any restructuring, sale, success, or other transaction fee of any investment bankers or financial advisors) (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code and any Committee (the “Estate Professionals”) at any time on or before the date of delivery by the

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DIP Lender or the Prepetition Secured Parties, as applicable, of a Carve Out Notice (as defined below), whether allowed by the Court prior to or after delivery of a Carve Out Notice up to the amounts for the Estate Professionals included in the Approved Budget through the date of the Carve-Out Notice (the amounts set forth in the foregoing clauses (i), (ii) and (iii), the “Pre-Carve Out Notice Amount”); provided that the Pre-Carve Out Notice Amount shall only include up to $25,000 for the Investigation Expenses (as defined below) and (iv) Allowed Professional Fees of the Estate Professionals incurred after the date of delivery by the DIP Lender or the Prepetition Secured Parties, as applicable, of the Carve Out Notice, to the extent allowed at any time, whether by interim order, final order, or other court order, in an aggregate amount not to exceed $500,000 (the amount set forth in this clause (iv) being the “Post-Carve Out Notice Cap”). For purposes of this Interim Order, the “Carve Out Notice” shall mean a written notice (which may be via electronic mail) delivered by the DIP Lender or the Prepetition Secured Parties, as applicable, to the Debtors and their counsel, the U.S. Trustee, counsel to the Ad Hoc Group (as applicable), counsel to the DIP Lender (as applicable), and counsel to the any Committee stating that the Post Carve-Out Notice Cap has been invoked. Such Carve Out Notice may be delivered following the occurrence and during the continuation of a Termination Event.

c. Post-Carve Out Notice. On the date on which a Carve Out Notice is delivered in accordance with this paragraph 18 of this Interim Order, (the “Carve Out Trigger Date”), the Debtors shall utilize all cash on hand (including the DIP Loan Proceeds) to fund a reserve in an amount equal to the Carve-Out, which shall be earmarked and held in trust to pay unpaid fees and expenses incurred by Estate Professionals, to the extent allowed by the Court at any time, prior to any and all other claims in the Chapter 11 Cases (the “Carve-Out Reserve”). All funds in the Carve-Out Reserve shall be used first to pay the obligations set forth in clauses (i)-

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(iv) in the above definition of “Carve-Out” until paid in full, and second, to pay the Prepetition Secured Parties, and third, to pay the DIP Lender until paid in full. Notwithstanding anything to the contrary in this Interim Order or the DIP Documents, the failure of the Carve-Out Reserve to satisfy in full the fees of Estate Professionals shall not affect the priority of the Carve-Out.

d. Payment of Carve Out on or After the Carve Out Trigger Date. Any payment or reimbursement made on or after the occurrence of the Carve Out Trigger Date in respect of any Allowed Professional Fees incurred after the occurrence of the Carve Out Trigger Date shall permanently reduce the Carve Out Amount on a dollar-for-dollar basis.

e. No Direct Obligation to Pay Allowed Professional Fees. None of the DIP Lender nor the Prepetition Secured Parties shall be responsible for the payment or reimbursement of any fees or disbursements of any Professional Person incurred in connection with these Chapter 11 Cases or any Successor Cases under any chapter of the Bankruptcy Code, regardless of whether such fees or expenses have been allowed by the Court. Nothing in this Interim Order or otherwise shall be construed to obligate the DIP Lender or the Prepetition Secured Parties, in any way, to pay compensation to, or to reimburse expenses of, any Estate Professionals or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement.

19. Effect of the Debtors’ Stipulations on Third Parties.

a. The Stipulations, admission, agreements and releases contained in this Interim Order shall be binding upon the Debtors, their estates and any successor thereto in all circumstances and for all purposes immediately upon entry of this Interim Order.

b. The Stipulations in this Interim Order shall also be binding upon all parties-in-interest, including, without limitation, any Committee appointed or formed in these Chapter 11 Cases, and any other person or entity seeking to act on behalf of the Debtors’ estates, including

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any chapter 7 or chapter 11 trustee or examiner appointed or elected for any of the Debtors in these Chapter 11 Cases or any Successor Cases, and each of their respective successors and assigns, in all circumstances and for all purposes, unless (i) any Committee or such other party-in-interest, having obtained requisite standing, timely and properly commences and serves an adversary proceeding or contested matter (subject to the limitations contained herein) (each, a “Challenge Proceeding”) by no later than the Challenge Deadline (as defined below), (A) objecting to or alleging any basis to impair, restrict, deny or otherwise challenge the right of any of the Prepetition Secured Parties to credit bid, in whole or in part, the Prepetition Secured Liens or the Prepetition Secured Obligations under section 363(k) of the Bankruptcy Code or otherwise, (B) objecting to or challenging the amount, validity, perfection, enforceability, priority, scope or extent of the Prepetition Secured Liens, Prepetition Secured Obligations, the Prepetition Collateral or the Prepetition Debt Documents, or otherwise objecting to or challenging any of the admissions, stipulations, findings or releases included in the Stipulations, including, without limitation, asserting or prosecuting any claim or cause of action of any kind or nature whatsoever, including without limitation, any claim or cause of action seeking reduction, setoff, offset, recoupment, avoidance (whether under Chapter 5 of the Bankruptcy Code or under applicable law (including any applicable state law Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law)), recharacterization, subordination (whether equitable, contractual or otherwise), reclassification, disgorgement, disallowance, impairment, marshalling, surcharge or recovery, whether under the Bankruptcy Code, applicable non-bankruptcy law or otherwise, with respect to the Prepetition Secured Obligations, the Prepetition Secured Liens, the Prepetition Collateral or the Prepetition Debt Documents, (C) asserting or prosecuting any so-called “lender liability” claims, avoidance actions or any other claim, counter claim, cause of

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action, objection, contest or defense, of any kind or nature whatsoever, whether arising under the Bankruptcy Code, applicable law or otherwise, against any of the Prepetition Secured Parties or their Representatives (sub-clauses (A)-(C), collectively, the “Challenges”, and each, a “Challenge”), and (ii) an order is entered by a court of competent jurisdiction and becomes final and non-appealable in favor of the plaintiff sustaining any Challenge in such duly filed adversary proceeding.

c. If no such Challenge Proceeding is timely and properly filed by the Challenge Deadline, or if the Court does not rule in favor of plaintiff in any such timely and properly filed Challenge Proceeding, then, without application to or further order of the Court, (i) each of the admissions, stipulations, findings and releases contained in the Stipulations shall be binding on all parties-in-interest, including, without limitation, any Official Committee, any statutory or non-statutory committees appointed or formed in these Chapter 11 Cases, or any other party-in-interest (including, without limitation, any chapter 7 trustee or chapter 11 trustee or examiner appointed or elected for any of the Debtors in these Chapter 11 Cases or any Successor Cases), (ii) the Prepetition Secured Obligations shall constitute allowed claims against each of the Debtors in these Chapter 11 Cases and any Successor Cases, and the Prepetition Secured Liens shall forever be deemed to be legal, valid, binding, continuing, perfected and enforceable, as of the Petition Date, against each of the Debtors in these Chapter 11 Cases and any Successor Cases, (iii) the Prepetition Secured Obligations and the Prepetition Secured Liens shall not be subject to any other or further contest, cause of action, attack, objection, challenge, defense, claim, counterclaim, reduction, setoff, offset, recoupment, avoidance (whether under Chapter 5 of the Bankruptcy Code or under applicable law (including any applicable state law Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law)),

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recharacterization, subordination (whether equitable, contractual or otherwise), reclassification, disgorgement, disallowance, impairment, marshalling, surcharge or recovery or any other Challenge, of any kind or nature whatsoever, whether under the Bankruptcy Code, applicable non-bankruptcy law or otherwise, by any person or entity, and (iv) any and all claims, counter claims, cross claims, causes of action, or other Challenges, of any kind or nature whatsoever, whether under the Bankruptcy Code, applicable non-bankruptcy law or otherwise, against any of the Prepetition Secured Parties or any of their Representatives (in their capacities as such) shall be deemed forever waived, released and barred.

d. If any such Challenge Proceeding is timely filed by a party with requisite standing prior to the Challenge Deadline, the Stipulations shall nonetheless remain binding and preclusive on any Committee, any non-statutory committees appointed or formed in these Chapter 11 Cases, or any other party-in-interest (including, without limitation, any chapter 7 trustee or chapter 11 trustee or examiner appointed or elected for any of the Debtors in these Chapter 11 Cases or any Successor Cases), except to the extent that any of the admissions, stipulations, findings or releases contained in the Stipulations were expressly challenged in such Challenge Proceeding (and solely as to the plaintiff party with requisite standing that timely filed such Challenge Proceeding and not, for the avoidance of doubt, any other party-in-interest); provided that, if and to the extent any Challenges to a particular stipulation or admission are withdrawn, denied, or overruled, such stipulation also shall be binding on the Debtors’ estates and all parties in interest.

e. For purposes of this Interim Order, the “Challenge Deadline” means the date that is (i) in the case of any Committee, the earlier of (a) 60 days from the entry of the Interim Order or (b) the date upon which the confirmation order is entered, with such 60-day period subject

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to extension by agreement of the Committee and the DIP Lender, the Required Consenting Prepetition Noteholders, and/or the Prepetition RCF Lenders and other third parties, as the case may be, or by order of the Court; provided that if the confirmation order is not entered within 60 days from the Petition Date, the Committee shall have 60 days from formation; (ii) in the case that a chapter 7 or chapter 11 trustee is appointed or elected within 60 days after the Petition Date (including following a conversion of these Chapter 11 Cases to cases under chapter 7), then in the case of such chapter 7 or chapter 11 trustee, is the earlier of (a) 60 days from the Petition Date or 30 days from the appointment of such chapter 7 or chapter 11 trustee, or (b) the date upon which the confirmation order is entered; (iii) in the case of any other party in interest (including a chapter 7 or chapter 11 trustee appointed or elected more than 60 days after the Petition Date), is the earlier of (a) 60 days of the Petition Date, or (b) the date upon which the confirmation order is entered (the time period established by clauses (i), (ii) and (iii) of this paragraph 19(e), the “Challenge Period).

f. Nothing in this Interim Order vests or confers on any person or entity, including any Committee or any statutory or non-statutory committee appointed or formed in these Chapter 11 Cases, or any other party-in-interest standing or authority to pursue any Challenge belonging to the Debtors or their estates, and all rights to object to any request for such standing are expressly reserved.

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20. Limitations on Use of DIP Collateral, Cash Collateral, Carve Out or Other Funds. Notwithstanding anything contained in this Interim Order or any other order of the Court to the contrary, no DIP Collateral, Prepetition Collateral, DIP Facility Loans, Cash Collateral, proceeds of any of the foregoing, or any portion of the Carve Out may be used (including to pay professional fees) by any of the DIP Loan Parties, any Committee or non-statutory committees appointed or formed in these Chapter 11 Cases or any Successor Cases, or any other party-in-interest (including without limitation any chapter 7 trustee or chapter 11 trustee or examiner appointed or elected for any of the Debtors in these Chapter 11 Cases or any Successor Cases), directly or indirectly, to:

a.

investigate (including by way of examinations or discovery proceedings, whether formal or informal), prepare, initiate, commence, support or prosecute (or finance the preparation, initiation, commencement, support or prosecution of) any claim, counterclaim, cross-claim, cause of action, suit, arbitration, application, motion, contested matter, objection, defense, adversary proceeding, litigation or other proceeding of any kind or nature (whether for monetary, injunctive, affirmative relief or otherwise) (i) against any of the DIP Lender or the Prepetition Secured Parties or their respective Representatives (each in their capacities as such), (ii) objecting to, challenging, contesting, or raising any defense to, the amount, validity, enforceability, perfection, priority, extent or scope of the claims, liens and security interests granted under this Interim Order, the DIP Documents or the Prepetition Debt Documents, (iii) asserting avoidance (whether under Chapter 5 of the Bankruptcy Code or under applicable law (including any applicable state law Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law)), any so-called “lender liability” claims, or any other any claim or cause of action seeking reduction, setoff, offset, recoupment, recharacterization, subordination (whether equitable, contractual or otherwise), reclassification, disgorgement, disallowance, impairment, marshalling, surcharging or recovery, in each case, with respect to the DIP Liens, the DIP Obligations, the DIP Documents, the DIP Collateral, the Adequate Protection Claims, the Prepetition Secured Liens, the Prepetition Secured Obligations, the Prepetition Debt Documents or the Prepetition Collateral, (vi) any claim or cause of action of any kind or nature whatsoever, whether arising under the Bankruptcy Code or applicable non- bankruptcy law, against any of the DIP Lender or the Prepetition Secured Parties or their respective Representatives;

b.

object to or seek to impair, modify or interfere with any of the rights, remedies, priorities, privileges, protections or benefits granted to the DIP Lender or the Prepetition Secured Parties under this Interim Order, the DIP Documents or the Prepetition Debt Documents (other than to contest whether a DIP Termination Event has occurred or to contest any Stay Relief Motion); provided that, for the avoidance of doubt, this provision shall not apply to an objection filed in the Court to the relief sought at the Final Hearing;

c.

object to or seek to prevent, hinder, interfere with or otherwise delay any of the DIP Lender’s or Prepetition Secured Parties’ assertion, enforcement, exercise of remedies or realization upon any DIP Collateral or Prepetition Collateral (as applicable) in accordance with this Interim Order, the DIP Documents or the Prepetition Debt Documents (as applicable) (other than to contest whether a Termination Event has occurred or to contest any Stay Relief Motion);

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d.

seek or request authorization from the Court to obtain postpetition financing (whether equity or debt) or other financial accommodations pursuant to sections 364(c) or (d) of the Bankruptcy Code or otherwise, unless such financing is sufficient to cause the Payment in Full of all Prepetition Secured Obligations, the Adequate Protection Obligations, Adequate Protection Payments, and DIP Obligations contemporaneously with the consummation of such financing (or as otherwise agreed in writing by the Required Consenting Noteholders and the DIP Lender);

e.

seek or request authorization from the Court to obtain superpriority claims or liens or security interests (other than liens or security interests expressly permitted under this Interim Order or the DIP Documents) in any portion of the DIP Collateral or Prepetition Collateral that are senior to or pari passu with the DIP Liens, the DIP Superpriority Claims, the Adequate Protection Liens, the Adequate Protection Claims, the Prepetition Secured Liens, or the Prepetition Secured Obligations unless all DIP Obligations, Adequate Protection Obligations, and Prepetition Secured Obligations have been Paid in Full (or as otherwise agreed in writing by the Required Consenting Noteholders and the DIP Lender);

f.

use, or request authorization to use, Cash Collateral or sell or otherwise dispose of DIP Collateral or Prepetition Collateral (without the prior written consent of the DIP Lender and the Required Consenting Noteholders) other than as expressly permitted in this Interim Order and in the DIP Documents; or

g.

pay or seek to pay any amount on account of any claims arising prior to the Petition Date unless such payments are agreed to in writing by the DIP Lender and the Required Consenting Noteholders (or are otherwise expressly included in the Approved Budget and do not violate any of the terms of the DIP Documents);

provided, however, that no more than an aggregate amount of $25,000 of the DIP Collateral, DIP Facility Loans, Prepetition Collateral, Cash Collateral, proceeds of any of the foregoing, any portion of the Carve Out or any other funds may be used by any Committee during the Challenge Period to investigate (but not to prosecute, litigate, commence or support any Challenge, or prepare any complaint or motion in respect of any Challenge, including by way of discovery), the Stipulations (the “Investigation Expenses”).

21. Limitation on Charging Expenses. Upon entry of the Final Order, except to the extent of the Carve Out, no costs or expenses of administration of these Chapter 11 Cases or any Successor Cases (or any future proceedings that may result therefrom) at any time, including, without limitation, any costs and expenses incurred in connection with the preservation, protection,

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or enhancement of realization by the DIP Lender or the Prepetition Secured Parties of the DIP Collateral or Prepetition Collateral, as applicable, shall be charged against or recovered from the DIP Collateral or Prepetition Collateral, as applicable, whether pursuant to section 506(c) of the Bankruptcy Code or other similar legal or equitable doctrine or otherwise, without the prior written consent of the DIP Lender, the Required Consenting Prepetition Noteholders, and/or the reasonable consent of the Prepetition RCF Lenders, as applicable, and no such consent shall be implied, directly or indirectly, from any other action, inaction, or acquiescence, by the DIP Lender, the Required Consenting Prepetition Noteholders, and/or the Prepetition RCF Lenders, as applicable. The Debtors shall irrevocably waive and shall be prohibited from asserting any claim described in this paragraph, under section 506(c) of the Bankruptcy Code or otherwise, for any costs and expenses incurred in connection with the preservation, protection or enhancement of, or realization by the DIP Lender, the Prepetition Noteholders, and/or the Prepetition RCF Lenders, as applicable, upon the DIP Collateral or Prepetition Collateral as applicable.

22. No Marshaling; Section 552(b) Waiver. Upon entry of the Final Order, the DIP Lender and/or Prepetition Secured Parties, as applicable may exercise all remedies available under this (i) DIP Term Sheet, (ii) DIP Loan Documents, (iii) Prepetition 2025 Notes, (iv) Prepetition 2028 Notes, and (v) Prepetition RCF, as applicable, without any requirement first to look to exercise any of its or their rights against any particular collateral or party or to exhaust any remedies available to it or the against any particular collateral or party or to resort to any other source or means of obtaining payment of any of such obligations or to elect any other remedy, but subject in all respects to the terms of this Interim Order (including, but not limited to paragraphs 7 and 16 hereof and the lien and claim priorities set forth herein). Subject to entry of the Final Order, in no event shall any of the DIP Lender or the Prepetition Secured Parties, as applicable be

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subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to the DIP Collateral, the DIP Obligations, the Adequate Protection Collateral, the Adequate Protection Obligations, the Prepetition Collateral, or the Prepetition Secured Obligations, and all proceeds of DIP Collateral and/or Prepetition Collateral, shall be received and applied in accordance with the terms of this Interim Order (including, but not limited to, paragraphs 7 and 16 hereof and the lien and claim priorities set forth herein) and the Prepetition Debt Documents, as applicable. Subject only to and effective upon entry of the Final Order, in no event shall the “equities of the case” exception in section 552(b) of the Bankruptcy Code apply to the secured claims of the Prepetition Secured Parties.

23. Furthermore, subject to entry of the Final Order, the Debtors and their estates shall be deemed to have irrevocably waived and have agreed not to assert any claim or right under sections 552 or 726 of the Bankruptcy Code to avoid the imposition of the liens of the DIP Lender and/or the Prepetition Secured Parties on any property acquired by any of the Debtors or any of their estates or to seek to surcharge any costs or expenses incurred in connection with the preservation, protection or enhancement of, or realization by, the DIP Lender and/or the Prepetition Secured Parties upon the DIP Collateral and/or the Prepetition Collateral.

24. Right to Credit Bid. The DIP Lender and the Prepetition Secured Parties shall have the unqualified right to credit bid for all or any portion of the DIP Collateral or the Prepetition Collateral, as applicable, up to the full amount of any DIP Obligations, Prepetition Secured Obligations, and Adequate Protection Obligations, as applicable and subject in all respects to the lien and claim priorities set forth herein, in the sale of any of the DIP Loan Parties’ assets, whether in a sale under or pursuant to section 363 of the Bankruptcy Code, a Chapter 11 plan subject to confirmation under section 1129(b)(2)(A) of the Bankruptcy Code, a sale or disposition by a

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chapter 7 trustee for any of the Debtors under section 725 of the Bankruptcy Code, or otherwise. The DIP Lender and the Prepetition Secured Parties shall have the absolute right to assign, transfer, sell, or otherwise dispose of their respective rights to credit bid (subject to this Interim Order) to any acquisition vehicle formed in connection with such bid or other designee.

25. Binding Effect; Successors and Assigns. Immediately upon entry of this Interim Order, subject to paragraph 19 of this Interim Order, the DIP Documents and this Interim Order, including all findings and conclusions of law herein, shall be binding upon all parties-in-interest in these Chapter 11 Cases and any Successor Cases, including without limitation, the DIP Lender, the Prepetition Secured Parties, any Committee or any other statutory or non-statutory committee appointed or formed in these Chapter 11 Cases and any Successor Cases, and their respective successors and assigns (including any chapter 11 trustee or chapter 7 trustee or examiner appointed or elected in these Chapter 11 Cases or any Successor Cases, an examiner appointed pursuant to section 1104 of the Bankruptcy Code, or any other fiduciary appointed as a legal representative of any of the Debtors or with respect to the property of the estate of any of the Debtors), and shall inure to the benefit of each of the Debtors, the DIP Lender, the Prepetition Secured Parties and their respective successors and assigns; provided, however, that, for the avoidance of doubt, the DIP Lender and the Prepetition Secured Parties shall have no obligation to make any loan, permit the use of DIP Collateral or Prepetition Collateral (including Cash Collateral) or extend any financing to any chapter 11 trustee or chapter 7 trustee or similar responsible person appointed for the estate of any Debtor in these Chapter 11 Cases or any Successor Cases.

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26. No Modification of Interim Order.

a. The DIP Loan Parties irrevocably waive the right to seek, and shall not seek or consent to, directly or indirectly: (i) without the prior written consent of the DIP Lender (unless and until the DIP Obligations have been Paid in Full), (A) any modification, stay, vacatur or amendment to this Interim Order, (B) the allowance of any claim against any Debtor in these Chapter 11 Cases or any Successor Cases equal or senior to the DIP Superpriority Claims (other than the Carve Out, the Prepetition Secured Claims, and the Adequate Protection Claims), (C) the grant of any lien or security interest on any DIP Collateral with priority equal to or superior to the DIP Liens (other than the Carve Out , the Prepetition Secured Liens, and the Adequate Protection Liens), except as expressly permitted hereunder or under the DIP Documents, or (D) the entry of any order authorizing the use of DIP Collateral that is inconsistent with this Interim Order, or (ii) without the prior written consent of the Required Consenting Noteholders and the reasonable consent of the Prepetition RCF Agent, (A) any modification, stay, vacatur or amendment to this Interim Order, (B) the allowance of any claim against any Debtor in these Chapter 11 Cases or any Successor Cases equal or senior to the Prepetition Secured Claims or the Adequate Protection Claims (other than the Carve Out), (C) the grant of any lien or security interest on any Prepetition Collateral with priority equal to or superior to the Prepetition Secured Liens or the Adequate Protection Liens, or (D) the entry of any order authorizing the use of Prepetition Collateral (including Cash Collateral) that is inconsistent with this Interim Order.

b. If the Debtors, any trustee, any examiner with expanded powers, or any responsible officer subsequently appointed in these Chapter 11 Cases or any Successor Cases shall obtain credit or incur debt pursuant to sections 364(b), 364(c), or 364(d) of the Bankruptcy Code in violation of the DIP Documents or this Interim Order at any time prior to the Payment In Full of (i) all DIP Obligations and the termination of the DIP Lender’s obligation to extend credit under the DIP Facility, and (ii) all Prepetition Secured Obligations and Adequate Protection Obligations, including, in each case, subsequent to the confirmation of any plan with respect to any or all of the

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Debtors (if applicable), then all the cash proceeds derived from such credit or debt shall immediately be turned over to the applicable Prepetition Secured Parties prior to the Payment in Full of the Prepetition Secured Obligations and Adequate Protection Obligations, and thereafter to the DIP Lender, to be applied in accordance with this Interim Order and the DIP Documents.

27. Preservation of Rights Granted Under Interim Order.

a. Senior to Other Liens and Claims. Other than the Carve Out and the Permitted Prior Liens, or as otherwise set forth in this Interim Order, no claim (including any intercompany claim) or lien having a priority superior to or pari passu with the Prepetition Secured Liens, the Adequate Protection Liens or the DIP Liens, as applicable, shall be permitted while any of the Prepetition Secured Obligations, Adequate Protection Obligations or DIP Obligations remain outstanding, and, except as otherwise expressly provided in this Interim Order, (i) the Prepetition Secured Claims, the Adequate Protection Claims and the DIP Superpriority Claims shall not be subject or junior to any intercompany or affiliate claims of the Debtors; and (ii) the Prepetition Secured Liens, the Adequate Protection Liens and the DIP Liens shall not be: (A) subject or junior to any lien or security interest that is avoided and preserved for the benefit of the Debtors’ estates under section 551 of the Bankruptcy Code; (B) other than as provided in this Interim Order, the DIP Term Sheet and the DIP Documents, subordinated to or made pari passu with any other lien or security interest, whether under section 364(d) of the Bankruptcy Code or otherwise; (C) subordinated to or made pari passu with any liens arising after the Petition Date, including any liens or security interests granted in favor of any federal, state, municipal, or other governmental unit (including any regulatory body), commission, board or court for any liability of the Debtors; or (D) subject or junior to any intercompany or affiliate liens or security interests of the Debtors.

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b. Dismissal/Conversion. Notwithstanding any order that may be entered dismissing any of the Chapter 11 Cases under section 1112 of the Bankruptcy Code or converting any of these Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code: (A) all of the claims, liens and security interests, rights, priorities, privileges, remedies, benefits and protections granted to the DIP Lender and the Prepetition Secured Parties hereunder and under the DIP Documents (including, without limitation, the DIP Obligations and the Adequate Protection Obligations), shall continue in full force and effect and shall maintain their priorities as provided in this Interim Order until Paid in Full, pursuant to the priorities set forth in this Interim Order and the DIP Documents, and all such claims, liens and security interests, rights, priorities, privileges, remedies, benefits and protections shall, notwithstanding such dismissal or conversion, remain unaffected and shall remain binding on all parties in interest (and any such order shall, in accordance with sections 105 and 349 of the Bankruptcy Code, so provide), and (B) this Court shall retain jurisdiction, notwithstanding such dismissal or conversion, for the purposes of enforcing all such claims, liens and security interests, rights, priorities, privileges, remedies, benefits and protections granted to the DIP Lender and the Prepetition Secured Parties hereunder and under the DIP Documents.

c. Reversal/Modification. Based on the findings set forth in this Interim Order and the record presented during the Interim Hearing and these Chapter 11 Cases, and in accordance with section 364(e) of the Bankruptcy Code, in the event that any or all of the provisions of this Interim Order or the DIP Documents are hereafter reversed, modified, vacated or stayed by a subsequent judgment or order of this Court or any other court, any such reversal, stay, modification or vacatur shall not affect (i) the validity or enforceability of advances previously made hereunder or under the DIP Documents by the DIP Lender to the Debtors, (ii) the validity or enforceability

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of any obligation, indebtedness or liability incurred under this Interim Order or the DIP Documents (including, without limitation, the DIP Obligations and the Adequate Protection Claims) by the DIP Loan Parties to the DIP Lender and the Prepetition Secured Parties, (iii) the validity, enforceability, or perfection of any of the claims, liens, security interests, rights, privileges or benefits granted hereunder or under the DIP Documents to the DIP Lender and the Prepetition Secured Parties, or (iv) the payment of any fees, costs, expenses or other amounts to the DIP Lender and the Prepetition Secured Parties under this Interim Order and the DIP Documents, in each case, prior to the actual receipt of written notice by the DIP Lender and the Prepetition Secured Parties of the effective date of such reversal, stay, modification, or vacatur. Notwithstanding any such reversal, stay, modification or vacatur, the claims, liens, security interests, rights, privileges, remedies and benefits set forth in the Interim Order shall be governed in all respects by the original provisions of this Interim Order and the DIP Documents.

d. Survival. Except as expressly provided in this Interim Order, until all of the DIP Obligations and the Adequate Protection Claims have been Paid in Full in accordance with the priorities set forth herein (unless the DIP Lender has otherwise agreed in writing in respect of the DIP Obligations and/or the requisite Prepetition Secured Parties have otherwise agreed in writing in respect of the Adequate Protection Claims), all claims, liens and security interests, rights, priorities, privileges, remedies, benefits, and protections granted to the DIP Lender and the Prepetition Secured Parties under this Interim Order and the DIP Documents shall survive and shall not be modified, impaired, or discharged by: (i) the entry of an order confirming any chapter 11 plan in any of these Chapter 11 Cases (and, pursuant to section 1141(d)(4) of the Bankruptcy Code, the Debtors hereby waive any discharge as to any remaining DIP Obligations or Adequate Protection Claims), (ii) the entry of an order converting any or all of these Chapter 11

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Cases to a case (or cases) under chapter 7 of the Bankruptcy Code, dismissing any or all of these Chapter 11 Cases or terminating the joint administration of these Chapter 11 Cases or by any other act or omission, or (iii) the entry of an order approving the sale or disposition of any DIP Collateral (except to the extent expressly permitted in the DIP Documents).

28. Master Proof of Claim. The DIP Lender and the Prepetition Secured Parties shall not be required to file proofs of claim in any of these Chapter 11 Cases or any of the Successor Cases in order to assert claims for payment of the DIP Obligations, the Adequate Protection Claims or the Prepetition Secured Obligations. The Stipulations, acknowledgments and provisions of this Interim Order, together with the evidence accompanying the Motion and presented at the Interim Hearing, are deemed sufficient and constitute timely filed proofs of claim in respect of such claims arising under the DIP Documents, the Prepetition Documents, and this Interim Order against each of the applicable Debtors.

29. Limitations of Liability.

a. Nothing in this Interim Order, the DIP Documents or any documents related thereto shall in any way be construed or interpreted to impose or allow the imposition upon any of the DIP Lender or any of the Prepetition Secured Parties of any liability for any claim arising from, in connection with or related to the prepetition or postpetition activities of the DIP Loan Parties or their respective affiliates (as defined in section 101(2) of the Bankruptcy Code) in the operation of their businesses, their restructuring efforts or the administration of these Chapter 11 Cases

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33. Releases.

a. Releases by DIP Loan Parties. Effective as of entry of the Final Order, each of the DIP Loan Parties and their estates, on their own behalf and on behalf of their predecessors, successors and assigns, hereby stipulate and agree that they absolutely, unconditionally and irrevocably release and forever discharge and acquit the DIP Lender, the Prepetition Secured Parties, the Indemnified Parties (as defined in the DIP Term Sheet), and each of their respective former, current, or future officers, employees, directors, agents, representatives, owners, members, partners, financial advisors, legal advisors, shareholders, managers, consultants, accountants, attorneys, affiliates, predecessors and predecessors in interest, each solely in their capacities as such (in each case, in their capacities as such) (collectively, “Representatives”) from any and all obligations and liabilities to the DIP Loan Parties (and their successors and assigns) and from any and all claims, counterclaims, cross-claims, demands, defenses, objections, challenges, offsets or setoff, debts, accounts, contracts, liabilities, remedies, suits, controversies, actions, causes of action, losses, damages, indemnities, reimbursement obligations, attorneys’ fees, costs, expenses or judgments, of every kind or nature whatsoever, whether matured or unmatured, known or unknown, asserted or unasserted, suspected or unsuspected, foreseen or unforeseen, accrued or unaccrued, liquidated or unliquidated, fixed or contingent, pending or threatened, arising in law or equity, upon contract or tort, under the Bankruptcy Code, any state or federal common law, statute, rule, regulation or otherwise, including, without limitation, any claim or cause of action seeking (i) any so-called lender liability, (ii) any and all claims arising under the Bankruptcy Code, whether under Chapter 5 of the Bankruptcy Code or under applicable law (including any applicable state law Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law)), or otherwise, (iii) reduction, recoupment, recharacterization, subordination (whether equitable, contractual or otherwise), reclassification, disgorgement, disallowance, impairment, marshalling, surcharge or recovery, in each case, that may be asserted by any of the DIP Loan Parties, their respective estates, predecessors, successors and assigns, in each case,

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against the DIP Lender, the Prepetition Secured Parties or their respective Representatives for or by reason of any act, omission, matter, cause or thing whatsoever arising at any time prior to the date of this Interim Order, in connection with, arising under or related to this Interim Order, the DIP Facility, the DIP Liens, the DIP Obligations, the DIP Collateral, the Prepetition Collateral, the Prepetition Secured Liens, the Prepetition Secured Obligations, Prepetition Debt Documents, the transactions contemplated thereunder or hereunder, or the negotiation thereof or hereof, including, without limitation, any claim or cause action with respect to the validity, enforceability, priority, scope, extent or perfection of the DIP Liens, the DIP Obligations, the DIP Documents, the Prepetition Secured Liens, the Prepetition Secured Obligations, or the Prepetition Debt Documents; provided that the releases set forth in this section shall not release any claims against the DIP Lender, the Prepetition Secured Parties and their respective Representatives from liabilities that a court of competent jurisdiction determines results from the bad faith, fraud, gross negligence or willful misconduct of such releases. In addition, notwithstanding anything to the contrary set forth herein, upon the repayment of all DIP Obligations owed to the DIP Lender by the Debtors and termination of the rights and obligations arising under the DIP Documents (which payment and termination shall be on terms and conditions acceptable to the DIP Lender), the DIP Lender shall be released from any and all obligations, liabilities, actions, duties, responsibilities and causes of action arising or occurring, on or prior to the date of such; provided, however, subject to the occurrence of the Closing Date, nothing contained in the foregoing shall release the DIP Lender from its obligations under the DIP Facility from and after the date hereof.

b. Releases by 2025 Notes Secured Parties and 2028 Notes Secured Parties. Effective upon entry of this Interim Order, each of the 2025 Note Secured Parties and 2028 Note Secured Parties, on their own behalf and on behalf of their predecessors, successors and assigns,

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hereby stipulate and agree that they absolutely and unconditionally release and forever and irrevocably discharge and acquit the DIP Lender and each of its respective Representatives from any and all obligations and liabilities to the 2025 Notes Secured Parties or the 2028 Notes Secured Parties (and their affiliates, successors, and assigns), as applicable, and from any and all claims, counterclaims, demands, debts, accounts, contracts, disputes, liabilities, liens, allegations, suits, controversies, proceedings, actions and causes of action arising prior to the Petition Date of any kind, nature or description, whether known or unknown, foreseen or unforeseen, matured or unmatured, direct or indirect, or liquidated or unliquidated, arising in law or equity or upon contract or tort or under any state or federal law or regulation or otherwise, arising out of or related to (as applicable) this Interim Order, the DIP Facility, the DIP Liens, the DIP Obligations, the DIP Collateral, the transactions contemplated thereunder or hereunder, or the negotiation thereof or hereof, including, without limitation, any claim or cause action with respect to the validity, enforceability, priority, scope, extent or perfection of the DIP Liens, the DIP Obligations or the DIP Documents, in each case that the 2025 Note Secured Parties or 2028 Notes Secured Parties at any time had, now have or may have, or that their successors or assigns hereafter can or may have against any of the DIP Lender, its assigns and each of their respective Representatives for or by reason of any act, omission, matter, cause or thing whatsoever arising at any time on or prior to the date of this Interim Order; provided that the releases set forth in this section shall not release any claims against the DIP Lender and its respective Representatives from liabilities that a court of competent jurisdiction determines results from the bad faith, fraud, gross negligence or willful misconduct of such releases; provided further, that nothing contained in the foregoing shall release the DIP Lender, its assigns or any of their Representatives from their respective obligations under the DIP Facility or this Interim Order from and after the date hereof or release the DIP Lender, its assigns or any of their Representatives from claims or causes of action arising from any breach of the DIP Facility or this Interim Order.

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c. Releases by the Prepetition RCF Agent and the Prepetition RCF Lenders. Effective upon entry of the Final Order, each of the Prepetition RCF Lenders and the Prepetition RCF Agent, on their own behalf and on behalf of their predecessors, successors and assigns, hereby stipulate and agree that they absolutely and unconditionally release and forever and irrevocably discharge and acquit the DIP Lender, its assigns and each of their respective Representatives from any and all obligations and liabilities to the Prepetition RCF Agent and the Prepetition RCF Lenders (and their affiliates, successors, and assigns) and from any and all claims, counterclaims, demands, debts, accounts, contracts, disputes, liabilities, liens, allegations, suits, controversies, proceedings, actions and causes of action arising prior to the Petition Date of any kind, nature or description, whether known or unknown, foreseen or unforeseen, matured or unmatured, direct or indirect, or liquidated or unliquidated, arising in law or equity or upon contract or tort or under any state or federal law or regulation or otherwise, arising out of or related to (as applicable) this Interim Order, the DIP Facility, the DIP Liens, the DIP Obligations, the DIP Collateral, the transactions contemplated thereunder or hereunder, or the negotiation thereof or hereof, including, without limitation, any claim or cause action with respect to the validity, enforceability, priority, scope, extent or perfection of the DIP Liens, the DIP Obligations or the DIP Documents, in each case that the Prepetition RCF Lenders and the Prepetition RCF Agent at any time had, now have or may have, or that their successors or assigns hereafter can or may have against any of the DIP Lender, its assigns and each of their respective Representatives for or by reason of any act, omission, matter, cause or thing whatsoever arising at any time on or prior to the date of this Interim Order; provided that the releases set forth in this section shall not release any claims against

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the DIP Lender and its respective Representatives from liabilities that a court of competent jurisdiction determines results from the bad faith, fraud, gross negligence or willful misconduct of such releases; provided further, that nothing contained in the foregoing shall release the DIP Lender, its assigns or any of their Representatives from their respective obligations under the DIP Facility or this Interim Order from and after the date hereof or release the DIP Lender, its assigns or any of their Representatives from claims or causes of action arising from any breach of the DIP Facility or this Interim Order.

34. Payments Free and Clear. Any and all payments or proceeds required to be remitted to on or on behalf of the DIP Lender or the Prepetition Secured Parties pursuant to this Interim Order, the Final Order (if and when entered) or any subsequent order of this Court shall be irrevocable, and shall be received free and clear of any claim, charge, assessment or other liability, including without limitation, any claim or charge arising out of or based on, directly or indirectly, section 506(c) of the Bankruptcy Code (whether asserted or assessed by, through or on behalf of the DIP Loan Parties), section 552(b) of the Bankruptcy Code or otherwise.

35. Joint and Several Liability. Nothing in this Interim Order shall be construed to constitute or authorize a substantive consolidation of any of the DIP Loan Parties’ estates, it being understood, however, that the DIP Loan Parties shall be jointly and severally liable for all obligations (including all DIP Obligations and all Adequate Protection Obligations) under this Interim Order and the DIP Documents.

36. Third Party Beneficiary. Except as expressly set forth herein, no rights are created hereunder for the benefit of any third party, any creditor, equity holder, or any direct, indirect or incidental beneficiary.

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37. Interim Order Controls. In the event of any conflict or inconsistency between or among the terms or provisions of this Interim Order and any of the DIP Documents, unless such term or provision in this Interim Order is phrased in terms of “defined in” or “as set forth in” the DIP Term Sheet or DIP Documents, or in the event of any conflict or inconsistency between the terms of this Interim Order and any other order of the Court, the terms and provisions of this Interim Order shall govern and control. Notwithstanding anything contained in any other order entered by this Court to the contrary, any payment made pursuant to, or authorization contained in, any other order entered by this Court shall be consistent with and subject to the requirements set forth in this Interim Order and the DIP Documents, including, without limitation, the Approved Budget (subject to Permitted Variances).

38. Effectiveness. This Interim Order shall constitute findings of fact and conclusions of law in accordance with Bankruptcy Rule 7052 and shall take effect and be fully enforceable nunc pro tunc to the Petition Date immediately upon entry hereof. Notwithstanding Bankruptcy Rules 4001(a)(3), 6004(h), 6006(d), 7062, or 9014, any Local Bankruptcy Rule, or Rule 62(a) of the Federal Rules of Civil Procedure, this Interim Order shall be immediately effective and enforceable upon its entry and there shall be no stay of execution or effectiveness of this Interim Order.

39. Bankruptcy Rules. The requirements of Bankruptcy Rules 4001, 6003, and 6004, in each case to the extent applicable, are satisfied by the contents of the Motion.

40. Headings. Section headings used herein are for convenience only and are not to affect the construction of or to be taken into consideration in interpreting this Interim Order. When used in this Interim Order, the word “including” shall not imply limitation.

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41. Necessary Action. The DIP Loan Parties, the DIP Lender and the Prepetition Secured Parties are authorized to take any and all such actions as are necessary, required or appropriate to implement and effectuate the terms of this Interim Order, the DIP Documents and the transactions contemplated hereunder and thereunder.

42. Retention of Jurisdiction. The Court retains jurisdiction to hear, determine and enforce the terms of any and all matters arising from or related to the DIP Facility, the DIP Documents and this Interim Order, and the Court’s jurisdiction shall survive confirmation and consummation of any Chapter 11 plan for any of the Debtors notwithstanding the terms or provisions of any such Chapter 11 plan or any order confirming any such Chapter 11 plan.

43. Final Hearing. The Final Hearing shall be held on [•], 2023, at [•] (prevailing Central Time), and any objections to the final relief sought in the Motion shall be filed with the Court no later than [•], 2023 at 4:00 p.m. (prevailing Central Time).

44. Objections. Any party in interest objecting to the relief sought at the Final Hearing shall file and serve written objections, which objections shall be served upon (i) the Office of the United States Trustee for the Southern District of Texas; (ii) the holders of the 30 largest unsecured claims against the Debtors on a consolidated basis; (iii) Akin Gump Strauss Hauer & Feld LLP (“Akin”) (Attn: Michael S. Stamer and Jason Rubin), counsel to the Ad Hoc Group; (iv) King & Spalding LLP, 1180 Peachtree Street, NE, Suite 1600, Atlanta, Georgia 30309 (Attn: Thad Wilson and Britney Baker), counsel to the Prepetition RCF Agent; (v) Sidley Austin LLP, 787 Seventh Avenue, New York, New York City 10019 (Attn: Anthony Grossi), counsel to the DIP Lender; (vi) the Internal Revenue Service; (vii) the United States Attorney’s Office for the Southern District of Texas; (viii) any other party entitled to notice pursuant to Local Rule 9013-1(d); and (ix) any other party that has filed a request for notices with this Court.

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45. The Debtors shall promptly serve copies of this Interim Order (which shall constitute adequate notice of the Final Hearing, including, without limitation, notice that the Debtors will seek approval at the Final Hearing of a waiver of rights under sections 506(c) and 552(b) of the Bankruptcy Code) to the parties having been given notice of the Interim Hearing, to any party that has filed a request for notices with this Court.

Houston, Texas Dated: ____________, 2023

UNITED STATES BANKRUPTCY JUDGE

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Exhibit [A]

DIP Budget

Week Ending: Week Num:	10/27/23 Week 1	11/3/23 Week 2	11/10/23 Week 3	11/17/23 Week 4	11/24/23 Week 5	12/1/23 Week 6	12/8/23 Week 7	12/15/23 Week 8	12/22/23 Week 9	12/29/23 Week 10	1/5/24 Week 11	1/12/24 Week 12	1/19/24 Week 13	13-Week Total
USD $000’s	Fcst.	Fcst.	Fcst.	Fcst.	Fcst.	Fcst.	Fcst.	Fcst.	Fcst.	Fcst.	Fcst.	Fcst.	Fcst.	Fcst.
Receipts:
Receipts	$10,834	$10,224	$10,728	$8,826	$5,916	$5,665	$6,587	$8,660	$10,416	$9,009	$10,216	$10,355	$10,246	$117,682
JV Distributions/ Reimbursements	3,551	1,544	456	4,024	448	4,647	471	1,608	2,731	3,977	471	1,608	2,731	28,267

Total Operating Receipts	14,385	11,768	11,184	12,850	6,364	10,312	7,058	10,268	13,147	12,986	10,687	11,963	12,977	145,949
Operating Disbursements:
Payroll	(9,134)	(1,050)	(8,658)	(1,197)	(8,694)	(1,197)	(8,694)	(1,197)	(8,694)	(1,197)	(8,711)	(1,197)	(8,711)	(68,333)
Operating Expenses	(3,742)	(6,865)	(4,160)	(3,738)	(4,181)	(5,193)	(3,170)	(3,448)	(4,464)	(5,092)	(3,537)	(3,753)	(4,620)	(55,962)
Equipment Leases/Maintenance	(875)	(900)	(1,251)	(34)	(875)	(1,650)	(1,802)	—	(534)	(375)	(700)	(1,377)	(534)	(10,908)
Facility Leases	(2,105)	(930)	(212)	(510)	(1,392)	(1,630)	—	(722)	(107)	(2,008)	—	(722)	(107)	(10,444)
Taxes	—	(285)	—	—	—	(633)	—	—	—	—	(399)	—	—	(1,317)
MedPort Payments	(1,189)	—	(1,500)	—	—	—	(1,500)	—	—	—	(1,500)	—	—	(5,689)
Ordinary Course Professionals	—	—	—	—	—	—	—	—	(500)	—	—	—	—	(500)

Total Operating Disbursements	(17,045)	(10,030)	(15,780)	(5,480)	(15,142)	(10,303)	(15,165)	(5,368)	(14,300)	(8,672)	(14,847)	(7,049)	(13,972)	(153,153)

Operating Cash Flow	(2,660)	1,738	(4,596)	7,371	(8,777)	8	(8,108)	4,900	(1,152)	4,313	(4,159)	4,914	(995)	(7,204)
Non-Operating Activities
Debt Interest Payment / Fees	—	(16,625)	—	—	—	—	—	—	—	—	—	—	—	(16,625)
Capex	(3,125)	—	(1,151)	—	—	—	(1,070)	—	—	—	—	—	—	(5,346)
Restructuring Professionals	—	(30)	(100)	—	—	(30)	(100)	—	—	—	(130)	—	—	(390)
Utilities Adequate Assurance	—	(650)	—	—	—	—	—	—	—	—	—	—	—	(650)

Total Restructuring Costs	(3,125)	(17,305)	(1,251)	—	—	(30)	(1,170)	—	—	—	(130)	—	—	(23,011)

Net Cash Flow	$(5,785)	$(15,567)	$(5,847)	$7,371	$(8,777)	$(22)	$(9,278)	$4,900	$(1,152)	$4,313	$(4,289)	$4,914	$(995)	$(30,214)

Unrestricted Cash:
Beginning Book Balance	23,835	17,611	22,044	16,197	23,567	14,790	14,768	5,491	10,391	9,238	13,552	9,262	14,176	23,835
Net Cash Flow	(5,785)	(15,567)	(5,847)	7,371	(8,777)	(22)	(9,278)	4,900	(1,152)	4,313	(4,289)	4,914	(995)	(30,214)
RCF Draw / (Paydown)	(55,440)	—	—	—	—	—	—	—	—	—	—	—	—	(55,440)
DIP Term Loan Draw / (Paydown)	55,000	20,000	—	—	—	—	—	—	—	—	—	—	—	75,000

Ending Book Balance	17,611	22,044	16,197	23,567	14,790	14,768	5,491	10,391	9,238	13,552	9,262	14,176	13,181	13,181
DIP Beginning Balance	—	55,000	75,000	75,000	75,000	75,000	75,000	75,000	75,000	75,000	75,000	75,000	75,000	—
DIP Term Loan Draw / (Paydown)	55,000	20,000	—	—	—	—	—	—	—	—	—	—	—	75,000

DIP Ending Balance	55,000	75,000	75,000	75,000	75,000	75,000	75,000	75,000	75,000	75,000	75,000	75,000	75,000	75,000
DIP Availability	20,000	—	—	—	—	—	—	—	—	—	—	—	—	—

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